FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-260277-06

PROSPECTUS

$895,099,000 (Approximate)

Benchmark 2024-V8 Mortgage Trust

(Central Index Key Number 0002024274)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

Bank of Montreal

(Central Index Key Number 0000927971)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

Sponsors and Mortgage Loan Sellers

Benchmark 2024-V8 Mortgage Trust
Commercial Mortgage Pass-Through Certificates, Series 2024-V8

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2024-V8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2024-V8 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2024-V8 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in August 2024. The rated final distribution date for each class of offered certificates is the distribution date in July 2057.

Class	Initial Certificate Balance(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$15,468,000	5.514%	Fixed(3)	April 2029
Class A-2	$122,050,000	5.707%	Fixed(3)	May 2029
Class A-3	$569,471,000	6.189%	WAC Cap(3)	June 2029
Class A-M	$97,211,000	6.859%	WAC-0.3197%(3)	July 2029
Class B	$53,025,000	7.178%	WAC(3)	July 2029
Class C	$37,874,000	7.178%	WAC(3)	July 2029

(Footnotes on table begin on page 3)

You should carefully consider the summary of risk factors and the risk factors beginning on page 55 and page 57, respectively, of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp., Barclays Capital Inc., AmeriVet Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp. Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 18.7% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 54.6% of each class of offered certificates, Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 16.1% of each class of offered certificates, BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 7.1% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 3.4% of each class of offered certificates, AmeriVet Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about July 18, 2024. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 102.59% of the aggregate certificate balance of the offered certificates, plus accrued interest from July 1, 2024, before deducting expenses payable by the depositor.

Deutsche Bank Securities	Goldman Sachs & Co. LLC	Barclays	BMO Capital Markets	Citigroup
Co-Lead Managers and Joint Bookrunners
AmeriVet Securities Co-Manager	Drexel Hamilton Co-Manager

July 2, 2024

(THIS PAGE INTENTIONALLY LEFT BLANK)

SUMMARY OF CERTIFICATES

Class	Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(6)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Weighted Average Life (Yrs.)(7)	Principal Window (months)(7)
Offered Certificates
Class A-1	$15,468,000	30.000%	5.514%	Fixed(3)	April 2029	2.48	1 – 57
Class A-2	$122,050,000	30.000%	5.707%	Fixed(3)	May 2029	4.82	57 – 58
Class A-3	$569,471,000	30.000%	6.189%	WAC Cap(3)	June 2029	4.89	58 – 59
Class A-M	$97,211,000	20.375%	6.859%	WAC-0.3197%(3)	July 2029	4.98	59 – 60
Class B	$53,025,000	15.125%	7.178%	WAC(3)	July 2029	4.99	60 – 60
Class C	$37,874,000	11.375%	7.178%	WAC(3)	July 2029	4.99	60 – 60
Non-Offered Certificates(8)
Class X-A	$804,200,000(4)	N/A	0.995%	Variable(5)	July 2029	N/A	N/A
Class X-D	$22,725,000(4)	N/A	3.178%	Variable(5)	July 2029	N/A	N/A
Class D	$22,725,000	9.125%	4.000%	Fixed(3)	July 2029	4.99	60 – 60
Class X-RR	$92,161,421(4)	N/A	1.928%	Variable(5)	July 2029	N/A	N/A
Class E-RR	$11,362,000	8.000%	5.250%	Fixed(3)	July 2029	4.99	60 – 60
Class F-RR	$21,462,000	5.875%	5.250%	Fixed(3)	July 2029	4.99	60 – 60
Class G-RR	$15,150,000	4.375%	5.250%	Fixed(3)	July 2029	4.99	60 – 60
Class J-RR	$44,187,421	0.000%	5.250%	WAC Cap(3)	July 2029	4.99	60 – 60
Class R(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a variance of plus or minus 5%.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rates for the Class A-1, Class A-2, Class D, Class E-RR, Class F-RR and Class G-RR certificates for each distribution date, in each case, will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-M certificates for each distribution date will be a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs (the “WAC rate”) rate minus (ii) 0.3197%, but in any case, not less than 0.000%. The pass-through rates for the Class A-3 and Class J-RR certificates for each distribution date, in each case, will be a per annum rate equal to the lesser of (i) the initial pass-through rate for such class set forth in the table above and (ii) the WAC rate. The pass-through rates for the Class B and Class C certificates for each distribution date, in each case, will be a per annum rate equal to the WAC rate. See “Description of the Certificates—Distributions—Pass-Through Rates”. The Class A-1, Class A-2, Class A-2, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates are collectively referred to as the “principal balance certificates”.
(4)	The Class X-A, Class X-D and Class X-RR certificates (collectively, the “Class X certificates” and, together with the principal balance certificates and the Class R certificates, the “certificates”) will not have certificate balances. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3 and Class A-M certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. The notional amount of the Class X-RR certificates will be equal to the aggregate certificate balance of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates.
(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2 and Class A-3 certificates, are represented in the aggregate.
(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates of the mortgage loans.
(8)	The classes of certificates set forth under “Non-Offered Certificates” in the table above are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.
(9)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	13
SUMMARY OF TERMS	23
SUMMARY OF RISK FACTORS	55
Special Risks	55
Risks Relating to the Mortgage Loans	55
Risks Relating to Conflicts of Interest	56
Other Risks Relating to the Certificates	56
RISK FACTORS	57
Special Risks	57
Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	57
Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties	58
Risks Relating to the Mortgage Loans	59
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	59
Risks of Commercial and Multifamily Lending Generally	60
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	61
Retail Properties Have Special Risks	65
Multifamily Properties Have Special Risks	69
Office Properties Have Special Risks	72
Mixed Use Properties Have Special Risks	73
Hospitality Properties Have Special Risks	73
Industrial Properties Have Special Risks	76
Self Storage Properties Have Special Risks	77
Mortgaged Properties Leased to Startup Companies Have Special Risks	78

Risks Relating to Enforceability of Cross-Collateralization	78
Parking Properties Have Special Risks	78
Condominium Ownership May Limit Use and Improvements	79
Senior Housing Properties May Present Special Risks	80
Historic Tax Credit Structure	81
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	81
Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates	82
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	83
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	83
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	84
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	85
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	86
Risks Related to Zoning Non-Compliance and Use Restrictions	88
Risks Relating to Inspections of Properties	89
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	90
Insurance May Not Be Available or Adequate	90
Terrorism Insurance May Not Be Available for All Mortgaged Properties	92
Risks Associated with Blanket Insurance Policies or Self-Insurance	94
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	94
Limited Information Causes Uncertainty	94

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	95
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	95
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	96
Static Pool Data Would Not Be Indicative of the Performance of this Pool	97
Appraisals May Not Reflect Current or Future Market Value of Each Property	98
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	99
The Borrower’s Form of Entity May Cause Special Risks	99
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	102
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	102
Other Financings or Ability to Incur Other Indebtedness Entails Risk	103
Tenancies-in-Common May Hinder Recovery	104
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	105
Risks Associated with One Action Rules	105
State Law Limitations on Assignments of Leases and Rents May Entail Risks	105
Various Other Laws Could Affect the Exercise of Lender’s Rights	106
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	106
Risks Related to Ground Leases and Other Leasehold Interests	108
Leased Fee Properties Have Special Risks	109
Energy Efficiency and Greenhouse Gas Emission Standards Set By

New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City	110
Increases in Real Estate Taxes May Reduce Available Funds	110
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	110
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	110
Risks Related to Conflicts of Interest	111
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	111
The Servicing of the Servicing Shift Whole Loans and the 640 5th Avenue Whole Loan Will Shift to Other Servicers	112
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	113
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	115
Potential Conflicts of Interest of the Operating Advisor	116
Potential Conflicts of Interest of the Asset Representations Reviewer	117
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	118
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	120
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	121
Other Potential Conflicts of Interest May Affect Your Investment	121
Other Risks Relating to the Certificates	122
The Certificates Are Limited Obligations	122
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	122

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	122
Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates	125
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	125
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	128
Risks Relating to Modifications of the Mortgage Loans	133
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	134
Risks Relating to Interest on Advances and Special Servicing Compensation	135
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	135
The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	135
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	137
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	137
General Risk Factors	139
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	139

The Certificates May Not Be a Suitable Investment for You	139
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	139
Other Events May Affect the Value and Liquidity of Your Investment	140
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	140
The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	144
DESCRIPTION OF THE MORTGAGE POOL	145
General	145
Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans	146
Certain Calculations and Definitions	147
Definitions	148
Mortgage Pool Characteristics	155
Overview	155
Property Types	156
Specialty Use Concentrations.	163
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	164
Geographic Concentrations	165
Mortgaged Properties With Limited Prior Operating History	166
Tenancies-in-Common or Diversified Ownership	166
Condominium and Other Shared Interests	166
Fee & Leasehold Estates; Ground Leases	168
Environmental Considerations	171
Redevelopment, Renovation and Expansion	176
Assessment of Property Value and Condition	177
Litigation and Other Considerations	177
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	180
Loan Purpose	180
Default History, Bankruptcy Issues and Other Proceedings	181

Tenant Issues	182
Tenant Concentrations	182
Lease Expirations and Terminations	183
Purchase Options and Rights of First Refusal	189
Affiliated Leases	191
Insurance Considerations	192
Use Restrictions	193
Appraised Value	194
Non-Recourse Carveout Limitations	195
Real Estate and Other Tax Considerations	197
Delinquency Information	199
Certain Terms of the Mortgage Loans	199
Amortization of Principal	199
Due Dates; Mortgage Rates; Calculations of Interest	199
ARD Loans	200
Single Purpose Entity Covenants	200
Prepayment Protections and Certain Involuntary Prepayments	200
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	203
Defeasance; Collateral Substitution	204
Partial Releases	205
Substitutions	208
Additions	208
Escrows	209
Mortgaged Property Accounts	209
Delaware Statutory Trusts	210
Exceptions to Underwriting Guidelines	210
Additional Indebtedness	211
General	211
Whole Loans	211
Mezzanine Indebtedness	211
Preferred Equity	214
Other Secured Indebtedness	215
Other Unsecured Indebtedness	215
The Whole Loans	216
General	216
The Serviced Pari Passu Whole Loans	221
The Non-Serviced Pari Passu Whole Loans	224
Additional Information	226
TRANSACTION PARTIES	227
The Sponsors and Mortgage Loan Sellers	227
German American Capital Corporation	227
Citi Real Estate Funding Inc.	235
Goldman Sachs Mortgage Company	244
Bank of Montreal	253
Barclays Capital Real Estate Inc.	261
Compensation of the Sponsors	267

The Depositor	268
The Issuing Entity	268
The Trustee and Certificate Administrator	269
The Master Servicer	271
The Special Servicer	275
The Operating Advisor and Asset Representations Reviewer	279
CREDIT RISK RETENTION	280
Qualifying CRE Loans	281
HRR Certificates	281
General	281
Retaining Third-Party Purchaser	282
Material Terms of the HRR Certificates	283
Hedging, Transfer and Financing Restrictions	283
Operating Advisor	284
Representations and Warranties	284
DESCRIPTION OF THE CERTIFICATES	287
General	287
Distributions	288
Method, Timing and Amount	288
Available Funds	289
Priority of Distributions	290
Pass-Through Rates	293
Interest Distribution Amount	295
Principal Distribution Amount	295
Certain Calculations with Respect to Individual Mortgage Loans	297
Application Priority of Mortgage Loan Collections or Whole Loan Collections	298
Allocation of Yield Maintenance Charges and Prepayment Premiums	300
Assumed Final Distribution Date; Rated Final Distribution Date	302
Prepayment Interest Shortfalls	302
Subordination; Allocation of Realized Losses	304
Reports to Certificateholders; Certain Available Information	306
Certificate Administrator Reports	306
Information Available Electronically	311
Voting Rights	315
Delivery, Form, Transfer and Denomination	316
Denomination	316
Book-Entry Registration	316
Definitive Certificates	319
Certificateholder Communication	319
Access to Certificateholders’ Names and Addresses	319
Requests to Communicate	319
List of Certificateholders	320

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	321
General	321
Dispute Resolution Provisions	331
Asset Review Obligations	332
POOLING AND SERVICING AGREEMENT	332
General	332
Assignment of the Mortgage Loans	333
Servicing Standard	333
Subservicing	335
Advances	335
P&I Advances	335
Servicing Advances	337
Nonrecoverable Advances	337
Recovery of Advances	338
Accounts	340
Withdrawals from the Collection Account	342
Servicing and Other Compensation and Payment of Expenses	344
General	344
Master Servicing Compensation	349
Special Servicing Compensation	351
Disclosable Special Servicer Fees	355
Certificate Administrator and Trustee Compensation	356
Operating Advisor Compensation	356
Asset Representations Reviewer Compensation	357
CREFC® Intellectual Property Royalty License Fee	358
Appraisal Reduction Amounts	358
Maintenance of Insurance	364
Modifications, Waivers and Amendments	367
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	369
Inspections	371
Collection of Operating Information	372
Special Servicing Transfer Event	372
Asset Status Report	374
Realization Upon Mortgage Loans	377
Sale of Defaulted Loans and REO Properties	379
The Directing Holder	382
General	382
Major Decisions	384
Asset Status Report	387
Replacement of the Special Servicer	387
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	387
Servicing Override	389

Rights of Holders of Companion Loans	389
Limitation on Liability of Directing Holder	390
The Operating Advisor	391
General	391
Duties of the Operating Advisor at All Times	392
Annual Report	393
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	394
Recommendation of the Replacement of the Special Servicer	395
Eligibility of Operating Advisor	395
Other Obligations of Operating Advisor	396
Delegation of Operating Advisor’s Duties	397
Termination of the Operating Advisor With Cause	397
Rights Upon Operating Advisor Termination Event	398
Waiver of Operating Advisor Termination Event	398
Termination of the Operating Advisor Without Cause	398
Resignation of the Operating Advisor	399
Operating Advisor Compensation	399
The Asset Representations Reviewer	399
Asset Review	399
Eligibility of Asset Representations Reviewer	404
Other Obligations of Asset Representations Reviewer	405
Delegation of Asset Representations Reviewer’s Duties	405
Assignment of Asset Representations Reviewer’s Rights and Obligations	405
Asset Representations Reviewer Termination Events	406
Rights Upon Asset Representations Reviewer Termination Event	407
Termination of the Asset Representations Reviewer Without Cause	407
Resignation of Asset Representations Reviewer	407
Asset Representations Reviewer Compensation	408
Replacement of the Special Servicer Without Cause	408

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	410
Termination of the Master Servicer and the Special Servicer for Cause	411
Servicer Termination Events	411
Rights Upon Servicer Termination Event	413
Waiver of Servicer Termination Event	415
Resignation of the Master Servicer and Special Servicer	415
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	416
Limitation on Liability; Indemnification	416
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	419
Dispute Resolution Provisions	419
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	419
Repurchase Request Delivered by a Party to the PSA	420
Resolution of a Repurchase Request	420
Mediation and Arbitration Provisions	423
Servicing of the Non-Serviced Mortgage Loans	424
General	424
Servicing of the Servicing Shift Mortgage Loans	427
Rating Agency Confirmations	427
Evidence as to Compliance	429
Limitation on Rights of Certificateholders to Institute a Proceeding	430
Termination; Retirement of Certificates	431
Amendment	432
Resignation and Removal of the Trustee and the Certificate Administrator	434
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	435
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	435
New York	436
New Jersey	436
California	436
General	437
Types of Mortgage Instruments	437

Leases and Rents	437
Personalty	438
Foreclosure	438
General	438
Foreclosure Procedures Vary from State to State	438
Judicial Foreclosure	438
Equitable and Other Limitations on Enforceability of Certain Provisions	439
Nonjudicial Foreclosure/Power of Sale	439
Public Sale	439
Rights of Redemption	440
Anti-Deficiency Legislation	441
Leasehold Considerations	441
Cooperative Shares	442
Bankruptcy Laws	442
Environmental Considerations	448
General	448
Superlien Laws	448
CERCLA	448
Certain Other Federal and State Laws	449
Additional Considerations	450
Due-on-Sale and Due-on-Encumbrance Provisions	450
Subordinate Financing	450
Default Interest and Limitations on Prepayments	450
Applicability of Usury Laws	451
Americans with Disabilities Act	451
Servicemembers Civil Relief Act	451
Anti-Money Laundering, Economic Sanctions and Bribery	452
Potential Forfeiture of Assets	452
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	452
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	454
USE OF PROCEEDS	454
YIELD AND MATURITY CONSIDERATIONS	455
Yield Considerations	455
General	455
Rate and Timing of Principal Payments	455
Losses and Shortfalls	456
Certain Relevant Factors Affecting Loan Payments and Defaults	457
Delay in Payment of Distributions	457
Yield on the Certificates with Notional Amounts	458
Weighted Average Life	458

Pre-Tax Yield to Maturity Tables	461
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	463
General	463
Qualification as a REMIC	464
Status of Offered Certificates	466
Taxation of Regular Interests	466
General	466
Original Issue Discount	466
Acquisition Premium	468
Market Discount	469
Premium	469
Election To Treat All Interest Under the Constant Yield Method	470
Treatment of Losses	470
Yield Maintenance Charges and Prepayment Provisions	471
Sale or Exchange of Regular Interests	471
Taxes That May Be Imposed on a REMIC	472
Prohibited Transactions	472
Net Income from Foreclosure Property	472
REMIC Partnership Representative	473
Taxation of Certain Foreign Investors	473
FATCA	474
Backup Withholding	474
Information Reporting	474
3.8% Medicare Tax on “Net Investment Income”	475
Reporting Requirements	475
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	475
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	476
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	478
WHERE YOU CAN FIND MORE INFORMATION	478
FINANCIAL INFORMATION	479
CERTAIN ERISA CONSIDERATIONS	479
General	479
Plan Asset Regulations	480
Administrative Exemption	480
Insurance Company General Accounts	482
LEGAL INVESTMENT	483
LEGAL MATTERS	484
RATINGS	484
INDEX OF DEFINED TERMS	486

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION, CITI REAL ESTATE FUNDING INC., BANK OF MONTREAL AND BARCLAYS CAPITAL REAL ESTATE INC. MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-4	EXCEPTIONS TO BMO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-5	EXCEPTIONS TO BCREI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE ACCESSED ELECTRONICALLY AT HTTP://WWW.SEC.GOV.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN ANY REGULATORY REQUIREMENTS APPLICABLE TO THE MARKETING, HOLDING AND SELLING OF, AND ISSUING QUOTATIONS WITH RESPECT TO, THE OFFERED CERTIFICATES OR CMBS GENERALLY. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE”.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	“Summary of Certificates”, which sets forth important statistical information relating to the certificates;
●	“Summary of Terms”, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and
●	“Summary of Risk Factors” and “Risk Factors”, which describe risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.
●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.
●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION.

MIFID II PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION.

UK PRODUCT GOVERNANCE

ANY PERSON OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES (A “DISTRIBUTOR”) THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKE ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12B OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

EEA AND UK SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(a)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA. FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED); AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(b)   IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THE PURPOSES OF THIS PROVISION:

(i)    THE EXPRESSION “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (AS AMENDED, THE “EUWA”) AND AS AMENDED; OR

(B)  A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, THE “FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA (SUCH RULES AND REGULATIONS AS AMENDED) TO IMPLEMENT DIRECTIVE (EU) 2016/97, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF

ARTICLE 2(1) OF REGULATION (EU) NO 600/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA AND AS AMENDED; AND

(ii)    THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

(c)   IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(d)   IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS OR ANY OTHER PARTY TO THE TRANSACTION INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TO TAKE ANY OTHER ACTION IN RESPECT OF SUCH SECURITIZATION, IN A MANNER PRESCRIBED OR CONTEMPLATED BY (A) REGULATION (EU) 2017/2402 (AS AMENDED, THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (INCLUDING BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019) (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PERSON WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—GENERAL RISK FACTORS—LEGAL AND REGULATORY PROVISIONS AFFECTING INVESTORS COULD ADVERSELY AFFECT THE LIQUIDITY OF THE CERTIFICATES”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC.

ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS.

W A R N I N G

IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND

CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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SUMMARY OF TERMS

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 1 Columbus Circle, New York, New York 10019, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.
Issuing Entity	Benchmark 2024-V8 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors of this transaction are:
●	German American Capital Corporation, a Maryland corporation;
●	Citi Real Estate Funding Inc., a New York corporation;
●	Goldman Sachs Mortgage Company, a New York limited partnership;
●	Bank of Montreal, a Canadian chartered bank; and
●	Barclays Capital Real Estate Inc., a Delaware corporation.
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired (or, on or prior to the closing date, will acquire) and will transfer to the depositor the mortgage loans set forth in the following chart:
Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance(2)
German American Capital Corporation	7	$ 149,700,000	14.8%
Citi Real Estate Funding Inc.	19	551,935,000	54.6
Goldman Sachs Mortgage Company	3	93,360,000	9.2
Bank of Montreal	3	44,000,000	4.4
Barclays Capital Real Estate Inc.	1	8,100,000	0.8
Goldman Sachs Mortgage Company / Bank of Montreal(3)	1	97,100,000	9.6
German American Capital Corporation / Barclays Capital Real Estate Inc.(4)	1	65,790,421	6.5
Total	35	$1,009,985,421	100%

(1)	Each mortgage loan was originated by its respective mortgage loan seller or its affiliate, except those certain mortgage loans that were originated by an unaffiliated third-party and purchased by the respective mortgage loan seller on or prior to the closing date or are part of larger whole loan structures that were co-originated by the applicable mortgage loan seller or its affiliate with one or more other lenders. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.
(3)	The 640 5th Avenue mortgage loan (9.6%) is a mortgage loan as to which separate notes are being sold by Goldman Sachs Mortgage Company and Bank of Montreal. The 640 5th Avenue mortgage loan was co-originated by Goldman Sachs Bank USA, Bank of Montreal and Morgan Stanley Bank, N.A. The 640 5th Avenue mortgage loan is evidenced by three (3) promissory notes: (i) note A-5, with an outstanding principal balance of $69,600,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller; (ii) note A-9, with an outstanding principal balance of $17,500,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller; and (iii) note A-10, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.
(4)	The Sugarloaf Mills mortgage loan (6.5%) is comprised of separate notes that are being sold by German American Capital Corporation and Barclays Capital Real Estate Inc. The Sugarloaf Mills mortgage loan is evidenced by four promissory notes: (i) note A-1-1 and note A-1-2, with an aggregate outstanding principal balance of $39,474,253 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (ii) note A-2-1 and note A-2-2, with an aggregate outstanding principal balance of $26,316,168 as of the cut-off date, as to which Barclays Capital Real Estate Inc. is acting as mortgage loan seller.
See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.
Master Servicer	Wells Fargo Bank, National Association, a national banking association, is expected to act as the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086-23A, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.
Prior to the related servicing shift securitization date, any servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after a related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Special Servicer	LNR Partners, LLC, a Florida limited liability company, is expected to act as special servicer with respect to the serviced mortgage loans (other than any applicable excluded special servicer loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) is continuing and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to “major decisions” and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of LNR Partners, LLC is located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305)-695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.
If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause”.
LNR Partners, LLC is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund VI, L.P. or its affiliate, which is expected to purchase each of the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates and, on the closing date, is expected to appoint itself or its affiliate to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, any applicable excluded loans and any servicing shift mortgage loan) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Holder”.
LNR Partners, LLC, or its affiliate, assisted Eightfold Real Estate Capital Fund VI, L.P. or its affiliate with due diligence relating to the mortgage loans to be included in the mortgage pool.
Prior to the related servicing shift securitization date, any servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after a related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Trustee	Computershare Trust Company, National Association, a national banking association will be the trustee. The corporate trust office of Computershare Trust Company, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations). Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.
The initial mortgagee of record with respect to any servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after a related servicing shift securitization date, the mortgagee of record with respect to any related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Computershare Trust Company, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations), and for certificate transfer services, Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108. See “Transaction Parties—The

Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.
The custodian with respect to any servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After any related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.
Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.
Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.
See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.
Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any servicing shift mortgage loans or applicable excluded loan) and any related serviced companion loans, as further described in this prospectus. The directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans will be the trust directing holder. The “trust directing holder” will generally be the controlling class certificateholder (or its representative) selected by a majority of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.
With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.
The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.
Eightfold Real Estate Capital Fund VI, L.P. or its affiliate is expected to purchase each of the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates and, on the closing date, is expected to appoint itself or its affiliate as the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any excluded loans and any servicing shift mortgage loan) and any related serviced companion loans.
With respect to any servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the directing holder (or equivalent party) under the related servicing shift pooling and servicing agreement and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan, which are substantially similar to, but not necessarily identical to, those of the trust directing holder related to this securitization transaction. The trust directing holder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting any servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing holder (or equivalent party), operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in July 2024 (or, in the case of any mortgage loan that has its first due date after July 2024, the date that would have been its due date in July 2024 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.
Closing Date	On or about July 18, 2024.
Distribution Date	The 4th business day following each determination date. The first distribution date will be in August 2024.
Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.
Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.
Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date;

Rated Final Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below, which have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:
Class A-1	April 2029
Class A-2	May 2029
Class A-3	June 2029
Class A-M	July 2029
Class B	July 2029
Class C	July 2029
The rated final distribution date for each class of offered certificates will be the distribution date in July 2057.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of Benchmark 2024-V8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2024-V8 set forth below (referred to as the “offered certificates”):
●	Class A-1
●	Class A-2
●	Class A-3
●	Class A-M
●	Class B
●	Class C
The certificates will consist of (i) the offered certificates and (ii) each class of non-offered certificates, which consists of the Class X-A, Class X-D, Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates (collectively referred to as the “non-offered certificates”). The offered certificates and the non-offered certificates are collectively referred to as the “certificates”. The Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates are collectively referred to as the “HRR certificates”.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:
Initial Certificate Balance
Class A-1	$ 15,468,000
Class A-2	$ 122,050,000
Class A-3	$ 569,471,000
Class A-M	$97,211,000
Class B	$53,025,000
Class C	$37,874,000

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:
Class A-1	5.514%(1)
Class A-2	5.707%(1)
Class A-3	6.189%(1)
Class A-M	6.859%(1)
Class B	7.178%(1)
Class C	7.178%(1)

(1)	The pass-through rates for the Class A-1 and Class A-2 certificates for each distribution date, in each case, will be a fixed per annum rate equal to the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class A-M certificates for each distribution date will be a per annum rate equal to (i) the WAC rate minus (ii) 0.3197%, but in any case, not less than 0.000%. The pass-through rate for the Class A-3 certificates for each distribution date will be a per annum rate equal to the lesser of (i) the initial pass-through rate for such class set forth in the table above and (ii) the WAC rate. The pass-through rates for the Class B and Class C certificates for each distribution date, in each case, will be a per annum rate equal to the WAC rate.
See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.
For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.
For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and the special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related

REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.
The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.
The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event is continuing (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.
The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.00% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.
A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan (and any related serviced companion loan) repurchased by a mortgage loan seller or other applicable party or that is subject to a loss of value payment or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.00% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.
Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.
Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.
The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.00903%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.
The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (including non-serviced mortgage loans but excluding any companion loans) at a per annum rate equal to 0.00180%.
The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing

Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.
Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.
With respect to each non-serviced mortgage loan set forth in the following table, the related master servicer under the related pooling and servicing agreement governing the servicing of that mortgage loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the related special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicing Fee and Sub-Servicing Fee Rate(2)(3)	Special Servicing Fee Rate(2)(4)
640 5th Avenue(5)	0.00250%	0.25%
488 Madison	0.00250%	0.25%
Saks Beverly Hills	0.00125%	0.25%
Prime Storage – Blue Portfolio	0.00125%	0.25%
Sunroad Centrum	0.00125%	0.25%
GNL Industrial Portfolio	0.00125%	0.25%

(1)	Does not reflect the Showcase I mortgage loan or the Lotus 315 & Essence 144 mortgage loan, each a servicing shift mortgage loan. With respect to any servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The fees related to the whole loans listed in the above chart relate to securitization transactions that have either closed or are expected to close on or prior to the closing date, and, in certain instances are based on publicly available information.
(3)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.
(4)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.
(5)	The 640 5th Avenue whole loan is expected to initially be serviced under the pooling and servicing agreement governing the BBCMS 2024-5C27 securitization. From and after the securitization of the related controlling pari passu companion loan, such the whole loan will be serviced under the pooling and servicing agreement governing such securitization and the related special servicing fee rate will be as specified in such pooling and servicing agreement.

Distributions

A. Amount and Order of Distributions	On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:
First, to the Class A-1, Class A-2, Class A-3, Class X-A and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;
Second, to the Class A-1, Class A-2 and Class A-3 certificates, in reduction of the certificate balances of those classes, in the following priority:
First, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;
Second, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero; and

Third, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero.
However, if the certificate balances of each class of principal balance certificates, other than the Class A-1, Class A-2 and Class A-3 certificates, have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on their respective certificate balances;
Third, to the Class A-1, Class A-2 and Class A-3 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;
Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;
Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;
Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;
Seventh, to the non-offered certificates (other than the Class X-A, Class X-D and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and
Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.
B. Interest and Principal Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.
A description of the amount of principal required to be distributed to each class of certificates on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.
For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class X-A and Class X-D certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class X-A and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated to the specified classes of those certificates in ascending order (beginning with certain certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class X-A and Class X-D certificates are interest-only certificates and are not offered by this prospectus.
**	Other than the Class X-A, Class X-D and Class R certificates.
Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior principal balance certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of certificates (other than the Class X-A, Class X-D or Class X-RR certificates) will reduce the certificate balance of that class of certificates.
The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3 and Class A-M certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates. The notional amount of the Class X-RR certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.
E. Shortfalls in Available Funds	The following types of shortfalls will reduce the available funds and will correspondingly reduce the amount allocated to the certificates. The reduction in amounts available for distribution to the certificates will reduce distributions to the classes of certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the certificates in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the certificates entitled to interest are required to be further allocated among the classes of certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.
With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.
The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.
Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.
None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.
See “Pooling and Servicing Agreement—Advances”.
B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;
●	maintain the priority of the lien on the related mortgaged property; and/or
●	enforce the related mortgage loan documents.
The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.
If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.
See “Pooling and Servicing Agreement—Advances”.
With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest, compounded annually, on the above described advances at the “Prime Rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan, until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.
With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 35 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrower(s) in 81 commercial and/or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.
The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,009,985,421.
In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the thirty-five (35) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan and (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”). Each of the pari passu companion loans and the subordinate companion loans (if any) are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
640 5th Avenue	$97,100,000	9.6%	$202,900,000	NAP	41.7%	2.04x	18.7%	41.7%	2.04x	18.7%
Showcase I	$69,500,000	6.9%	$100,000,000	NAP	67.8%	1.30x	8.5%	67.8%	1.30x	8.5%
Bedrock Mixed-Use Portfolio	$55,000,000	5.4%	$20,000,000	NAP	54.3%	1.58x	11.3%	54.3%	1.58x	11.3%
University Pointe	$50,000,000	5.0%	$35,850,000	NAP	54.5%	1.73x	11.9%	54.5%	1.73x	11.9%
488 Madison	$40,000,000	4.0%	$60,000,000	NAP	45.5%	1.94x	15.6%	45.5%	1.94x	15.6%
Pleasanton Corporate Commons	$37,100,000	3.7%	$28,700,000	NAP	59.6%	1.49x	12.9%	59.6%	1.49x	12.9%
Lotus 315 & Essence 144	$36,100,000	3.6%	$50,000,000	NAP	69.6%	1.23x	8.1%	69.6%	1.23x	8.1%
Saks Beverly Hills	$28,635,000	2.8%	$61,365,000	NAP	45.0%	1.71x	13.4%	45.0%	1.71x	13.4%
Prime Storage – Blue Portfolio	$20,000,000	2.0%	$38,000,000	NAP	63.6%	1.44x	9.1%	63.6%	1.44x	9.1%
Sunroad Centrum	$12,460,000	1.2%	$70,000,000	NAP	67.6%	1.37x	11.3%	67.6%	1.37x	11.3%
GNL Industrial Portfolio	$10,650,000	1.1%	$226,350,000	NAP	53.8%	2.12x	12.6%	53.8%	2.12x	12.6%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan, but excluding any related subordinate companion loans and any related mezzanine debt.
(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan (including any related subordinate companion loans), but excluding any related mezzanine debt.
Each of the Bedrock Mixed-Use Portfolio, University Pointe and Pleasanton Corporate Commons whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans” and any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.
Each of the Showcase I and Lotus 315 & Essence 144 whole loans (each, a “servicing shift whole loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling pari passu companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement or trust and servicing agreement, as applicable, entered into in connection with such securitization (each, a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, such servicing shift whole loan will be a “serviced whole loan”. On and after a related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.
Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement, as applicable, identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling/Trust and Servicing Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Initial Directing Party(3)	Operating Advisor	Asset Representations Reviewer
640 5th Avenue(4)	BBCMS 2024-5C27(4)	9.6%	Wells Fargo Bank, National Association	LNR Partners, LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Morgan Stanley Bank, N.A.(4)	BellOak, LLC	BellOak, LLC
488 Madison	BANK5 2024-5YR7	4.0%	Wells Fargo Bank, National Association	KeyBank National Association	Computershare Trust Company, National Association	Computershare Trust Company, National Association	CMBS 4 Sub 1, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Saks Beverly Hills	BANK5 2024-5YR7	2.8%	Wells Fargo Bank, National Association	KeyBank National Association	Computershare Trust Company, National Association	Computershare Trust Company, National Association	CMBS 4 Sub 1, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Prime Storage – Blue Portfolio	Benchmark 2024-V7	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	K-Star Asset Management LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	KKR CMBS IIII Aggregator Category 2 L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Sunroad Centrum	Benchmark 2024-V7	1.2%	Midland Loan Services, a Division of PNC Bank, National Association	K-Star Asset Management LLC	Computershare Trust Company, National Association	Computershare Trust Company, National Association	KKR CMBS IIII Aggregator Category 2 L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
GNL Industrial Portfolio	BMO 2024-5C4	1.1%	Midland Loan Services, a Division of PNC Bank, National Association	Argentic Services Company LP	Computershare Trust Company, National Association	Computershare Trust Company, National Association	Argentic Securities Income USA 2 LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	Does not reflect the Showcase I whole loan or the Lotus 315 & Essence 144 whole loan, each of which will be a servicing shift whole loan. The initial controlling noteholder and initial directing party of the Showcase I whole loan will be JPMorgan Chase Bank, National Association, as the holder of the related controlling companion loan. The initial controlling noteholder and initial directing party of the Lotus 315 & Essence 144 whole loan will be Citi Real Estate Funding Inc., as the holder of the related controlling companion loan. With respect to any servicing shift whole loan, on and after the related servicing shift securitization date, such servicing shift whole loan will also be a non-serviced whole loan and the related mortgage loan will be a non-serviced mortgage loan.
(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has included, or is expected to include, the related controlling note for such whole loan.
(3)	The entity listed as the “Initial Directing Party” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.
(4)	The 640 5th Avenue mortgage loan is expected to initially be serviced under the pooling and servicing agreement governing the BBCMS 2024-5C27 securitization. From and after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement governing such securitization, such securitization will be the related controlling noteholder and the directing party will be the directing certificateholder (or equivalent) specified in such pooling and servicing agreement.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics
The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:
Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$1,009,985,421
Number of mortgage loans	35
Number of mortgaged properties	81
Range of Cut-off Date Balances	$2,400,000 to $97,100,000
Average Cut-off Date Balance	$28,856,726
Range of Mortgage Rates	4.8200% to 8.5300%
Weighted average Mortgage Rate	6.96578%
Range of original terms to maturity	60 months to 60 months
Weighted average original term to maturity	60 months
Range of remaining terms to maturity	57 months to 60 months
Weighted average remaining term to maturity	59 months
Range of original amortization term(2)	240 months to 240 months
Weighted average original amortization term(2)	240 months
Range of remaining amortization terms(2)	238 months to 238 months
Weighted average remaining amortization term(2)	238 months
Range of LTV Ratios as of the Cut-off Date(3)(4)	30.6% to 70.0%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)	52.7%
Range of LTV Ratios as of the maturity date/ARD(3)(4)	27.1% to 70.0%
Weighted average LTV Ratio as of the maturity date/ARD(3)(4)	52.1%
Range of UW NCF DSCR(4)(5)	1.21x to 2.73x
Weighted average UW NCF DSCR(4)(5)	1.69x
Range of UW NOI Debt Yield(4)	7.9% to 30.2%
Weighted average UW NOI Debt Yield(4)	13.6%
Percentage of Initial Pool Balance consisting of:
Interest Only	83.9%
Amortizing Balloon	16.1%

(1)	Subject to a variance of plus or minus 5%.
(2)	Does not include mortgage loans that pay interest-only until their maturity dates and the 640 5th Avenue mortgage loan (9.6%), which is on a planned amortization schedule.
(3)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, each of the cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio has been calculated using the “as-is” appraised value (which in certain cases may reflect a portfolio premium valuation). However, with respect to four mortgaged properties (9.5%) that secure (in whole or in part) three mortgage loans (11.0%), the related cut-off date loan-to-value ratio and the maturity date/ARD loan-to-value ratio was calculated based upon a valuation other than an “as is” value for each related mortgaged property. The mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”
(4)	In the case of eleven (11) mortgage loans (45.2%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s). See the table titled “Whole Loan Summary” under “Description of the Mortgage Pool—The Whole Loans” for information about the debt service coverage ratios, loan-to-value ratios and debt yields including the subordinate companion loans.
(5)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
All of the mortgage loans accrue interest on an actual/360 basis.
For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.
Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Two (2) of the Mortgage Loans (12.9%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property
See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings—Default History, Bankruptcy and Other Proceedings”.

Loans Underwritten Based on

Projections of Future Income	Seven (7) mortgaged properties, securing, in whole or in part, seven (7) mortgage loans (12.6%), were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.
The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with the underwriting standards of German American Capital Corporation or DBR Investments Co. Limited, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes,” except as otherwise described in such section with respect to the Eleven13 Apartments (2.1%) mortgage loan under “—Exceptions”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines.” The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”. The Mortgage Loans to be contributed by Goldman Sachs Mortgage Company were originated in accordance with Goldman Sachs Mortgage Company’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. The mortgage loans to be contributed by Bank of Montreal were originated in accordance with Bank of Montreal’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”. The mortgage loans to be contributed by Barclays Capital Real Estate Inc. were originated in accordance with Barclays Capital Real Estate Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance

and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.
You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

EU Securitization Regulation

and UK Securitization Regulation	None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or to take any other action in respect of such securitization, in a manner prescribed or contemplated by the EU Securitization Regulation or the UK Securitization Regulation (each as defined below). In particular, no such person will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any requirements of such regulations. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, Thomson Reuters Corporation, CRED iQ and KBRA Analytics, LLC;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro.
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D and Class E-RR certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).
See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage Loans;

Loss of Value Payment	Under certain circumstances, the related mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc.) may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of the trust or any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to each of the 640 5th Avenue and Sugarloaf Mills mortgage loans, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.
Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender and, with respect to a whole loan with a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.
Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and, together, the “Trust REMICs”) for federal income tax purposes.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates using the accrual method of accounting.
●	It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.
Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.
If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.
The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).
See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

SUMMARY OF RISK FACTORS

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans (other than the Durst CVS Columbus mortgage loan) are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., retail, multifamily, office, mixed use, hospitality, industrial and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

RISK FACTORS

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

A global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic was declared a public health emergency of international concern by the World Health Organization, and the former president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States made emergency declarations and attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses.

The COVID-19 pandemic and the responses thereto led to severe disruptions in the global supply chain, the financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. We cannot assure you whether or when all people and nations will resume full economic activity.

Furthermore, we cannot assure you as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider the impact that one or more future surges in COVID-19 cases could have on economic conditions. We cannot assure you that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

With respect to the mortgage pool, it is unclear how many borrowers were adversely affected by the COVID-19 pandemic. To the extent borrowers were adversely affected, such borrowers may have less ability to weather future downturns in business occasioned by future surges in COVID-19 cases which may render them unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such requests). You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the applicable special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates. Further, certain borrowers may have lease provisions that allow them to abate rent or terminate their leases if their business is affected by COVID-19 or another epidemic or pandemic.

Investors should understand that the underwriting of mortgage loans may be based in part on pre-COVID-19 pandemic performance. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the applicable master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

In addition, the loss models used by the rating agencies to rate the certificates may not fully reflect the effects of the COVID-19 pandemic. We cannot assure you that any future decline in economic conditions precipitated by future surges in COVID-19 or other pandemics cases and future measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

Some borrowers may seek forbearance arrangements at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties. See Annex A-3 for additional information at the mortgaged properties securing the 15 largest mortgage loans. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

The effects of the COVID-19 pandemic, including those as a result of any future surges in COVID-19 cases, may continue to heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Cyberattacks or Other Security Breaches Could Have a Material Adverse Effect on the Business of the Transaction Parties

In the normal course of business, the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties may collect, process and retain confidential or sensitive information regarding their customers (including mortgage loan borrowers and applicants). The sharing, use, disclosure and protection of this information is governed by the privacy and data security policies of such parties. Moreover, there are federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data. Although the transaction parties may devote significant resources and management focus to ensuring the integrity of their systems through information security and business continuity programs, their facilities and systems, and those of their third-party service providers, may be subject to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. The access by unauthorized persons to, or the improper disclosure by the sponsors, the master servicer, the special servicer, the borrowers or any other transaction party of, confidential information regarding their customers or their own proprietary information, software, methodologies and business secrets could result in business disruptions, legal or regulatory proceedings, reputational damage, or other adverse consequences, any of which could materially adversely affect their financial condition or results of operations (including the servicing of the mortgage loans). Cybersecurity risks for organizations like the sponsors, the master servicer, the special servicer, the borrowers and the other transaction parties have increased recently in part because of new technologies, the use of the internet and telecommunications technologies (including mobile and other connected devices) to conduct financial and other business transactions, the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others, and the evolving nature of these threats. For example, hackers recently have engaged in attacks against organizations that are designed to disrupt key business services. We cannot assure you that the sponsors, the master servicer, the special servicer, the borrowers or the other transaction parties will not suffer any such losses in the future.

Cyberattacks or other breaches, whether affecting the sponsors, the master servicer, the special servicer, the borrowers or other transaction parties, could result in heightened consumer concern and regulatory focus and increased costs, which could have a material adverse effect on the sponsors’, the master servicer’s, the special servicer’s, a borrower’s or another transaction party’s businesses. If the business of the sponsors or any of their affiliates is materially adversely affected by such events, the sponsors may not be able to fulfill their remedy obligations with respect to a mortgage loan.

In addition, due to the transition to remote working environments as a result of the outbreak of the COVID-19 pandemic, there is an elevated risk of such events occurring.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan (other than the Durst CVS Columbus mortgage loan). If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property. The Durst CVS Columbus mortgage loan (0.3%) debt is fully recourse to the related borrower, and the related guarantor guarantees the borrower’s recourse obligations (including the debt). See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations”.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial, multifamily or manufactured housing loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;
●	perceptions regarding the safety, convenience and attractiveness of the properties;
●	the characteristics and desirability of the area where the property is located;
●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;
●	the proximity and attractiveness of competing properties;
●	the adequacy of the property’s management and maintenance;
●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;
●	an increase in the capital expenditures needed to maintain the properties or make improvements;
●	a decline in the businesses operated by tenants or in their financial condition;
●	an increase in vacancy rates; and
●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;
●	local real estate conditions, such as an oversupply of competing properties;
●	demographic factors;
●	consumer confidence;
●	consumer tastes and preferences;
●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;
●	location of certain mortgaged properties in less densely populated or less affluent areas; and
●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);
●	the quality and creditworthiness of tenants;
●	tenant defaults;
●	in the case of rental properties, the rate at which new rentals occur; and
●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Certain of the mortgage loans are secured by properties that have been the site of criminal activities. Perceptions by prospective tenants and/or customers of the safety and reputation of the mortgaged property may influence the cash flow produced by these mortgaged properties or revenue generated by the related tenants. In addition, litigation may be brought against a borrower in connection with any criminal activities that occur at the related mortgaged property.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. Factors unrelated to a tenant’s operations at a particular mortgaged property may also result in the tenant’s failure to make payments under its lease (including, for example, economic sanctions imposed on the tenant’s parent company or other financial distress experienced by affiliates of the tenant). If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities or any individuals that own interests in such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates or owners. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including treatment of the mortgage loan as an unsecured obligation, a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;
●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;
●	if the related borrower fails to provide a designated number of parking spaces;
●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;
●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;
●	if a tenant’s use is not permitted by zoning or applicable law;
●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;
●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;
●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;
●	if significant or specified tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;
●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;
●	in the case of government sponsored tenants, any time or for lack of appropriations;
●	if an authorized retailer is no longer authorized by a parent or unaffiliated corporate entity; or
●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Government Tenants Have Special Risks. With respect to tenants that constitute United States government agencies or entities, generally if the related mortgaged property is transferred, the leases require the United States and the transferee to enter into novation agreements; however, if the United States determines that recognizing the transferee as landlord is not in its interest, it may continue to hold the transferor liable for performance of obligations under the lease. The United States’ obligation to pay rent to the transferee would be suspended until government transfer procedures are completed, and the United States has determined that recognizing the transferee is in its interest. The foregoing provisions may delay or impede the ability of the lender to realize on the related mortgaged properties following a default. In addition, the borrowers may be subject to certain requirements regarding management of the mortgaged property and the borrowers required by certain United States agencies.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. Anchor tenants frequently have the right to go dark (i.e. cease operating), in their spaces and shadow anchor tenants frequently do not have operating covenants, and therefore are not required to continue operating in proximity to the related mortgaged property. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);
●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and
●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect the related borrower(s)’ ability to make payments on the applicable mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;
●	the ability of management to provide adequate maintenance and insurance;
●	the types of services or amenities that the property provides;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
●	the generally short terms of residential leases and the need for continued reletting;
●	rent concessions and month-to-month leases, which may impact cash flow at the property;
●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, the proximity of the property to the college or university compared to that of competing properties, whether or not parent guarantees are required, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;
●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;
●	restrictions on the age of tenants who may reside at the property;
●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;
●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment;
●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies; and
●	certain multifamily and student housing properties may be master leased in whole or part to a company or educational institution in order to provide housing for employees or students of such company or educational institution. In such event, the non-renewal of the master lease may result in a large number of units at the mortgaged property becoming vacant simultaneously.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, in New York State, the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In addition, certain mortgaged properties in New York City may have tenants that benefit from the New York City Family Homelessness and Eviction Supplement (“CityFHEPS”), a rental assistance program administered by the New York City Department of Social Services. To qualify for CityFHEPS, a tenant’s income must be at or below 200% of the federal poverty level. Tenants under the CityFHEPS program must qualify for individual vouchers under the program. Eligible families can participate in the CityFHEPS program for up to five years, and they must reapply annually. If families still need help after the initial five-year period, they can apply for an extension. The tenants participating in the CityFHEPS program pay no more than 30% of their income as rent with the subsidy payments covering the remaining portion of the rent, but many families will have their entire rent covered by CityFHEPS and a cash assistance shelter allowance. Families may lose eligibility for the CityFHEPS program for various reasons, including, among other reasons, the household no longer has a child under 18 years of age (or under 19 years of age who is a full time student), changes in the income of household members, or changes in a cash assistance case of household members. The CityFHEPS program is subject to the availability of funding. Rents paid by the CityFHEPS may be above market. The related mortgaged property may lose significant income if tenants are unable to continue to qualify for such program, or the borrower is unable to continue leasing units to tenants who qualify for such program or if the program is changed or terminated.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and
●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;
●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;
●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and
●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);
●	the adaptability of the building to changes in the technological needs of the tenants;
●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);
●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and
●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect the related borrower(s)’ ability to make payments on the applicable mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, and/or “—Parking Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);
●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;
●	ability to convert to alternative uses which may not be readily made;
●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;
●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and
●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;
●	the public perception of the franchise or hotel chain service mark; and
●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;
●	the property becoming functionally obsolete;
●	building design and adaptability;
●	unavailability of labor sources;
●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;
●	changes in proximity of supply sources;
●	the expenses of converting a previously adapted space to general use; and
●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;
●	lack of proximity to apartment complexes or commercial users;
●	apartment tenants moving to single family homes;
●	decline in services rendered, including security;
●	dependence on business activity ancillary to renting units;
●	security concerns;
●	age of improvements; or
●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and we cannot assure you that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease and may default on its lease.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. We cannot assure you that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or “fee above a plane” structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship where one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and “fee above a plane” parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or “fee above a plane” structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Senior Housing Properties May Present Special Risks

The independent living facility market sector is highly competitive. Independent living and other congregate senior living facility properties face competition from numerous local, regional, and national providers of independent living and other congregate senior living. The formation of accountable care organizations, managed care networks and integrated delivery systems may also adversely affect the related mortgaged properties if there are incentives within the systems that lead to the greater utilization of other facilities or providers within the networks or systems or to the greater utilization of community based home care providers, instead of independent living properties. Additionally, some competing providers may be better capitalized than the manager of the related mortgaged properties, may offer services not offered by the related mortgaged properties, or may be owned by non-profit organizations or government agencies supported by endowments, charitable contributions, tax exemptions, tax revenues and other sources of income or revenue not available to the property manager or borrowers. The successful operation of the related mortgaged properties will also generally depend upon the number of competing facilities in the local market, as well as on other factors. These factors include, but are not limited to, competing facilities’ rental rates, location, the characteristics of the neighborhood where they are located, the type of services and amenities offered, the nature and condition of the competing facility, its age, appearance, overall maintenance, construction, quality, design, safety, convenience, reputation and management, resident and family preferences, relationship with other health care providers and other health care networks, quality and cost of care and quality of staff. Costs of renovating, refurbishing or expanding an independent living or congregate senior living facility in order to remain competitive can be substantial. If the related mortgaged properties fail to attract residents and to compete effectively with other health care providers, their revenues and profitability would decline.

A particular market with historically low vacancies could experience substantial new construction and a resultant oversupply of independent living or other congregate senior living units within a relatively short period of time. Because units in an independent living or other congregate senior living facility are typically leased on a short term basis, the tenants residing at a particular facility may easily move to alternative facilities with more desirable amenities or locations or lower fees. If the development of new independent living or other senior living facilities surpasses the demand for such facilities in particular markets, the markets may become saturated, which could have a material adverse effect on the related mortgaged properties in such areas.

Historic Tax Credit Structure

As described in “Description of the Mortgage Pool – Mortgage Pool Characteristics—Property Types—Hospitality Properties”, the Hilton Garden Inn & Canopy – Chicago Central Loop mortgage loan (6.4%) has a historic tax credit structure. Such structure creates various risks. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties” for a discussion of such risks.

As part of the historic tax credit structure, the collateral for the Hilton Garden Inn & Canopy – Chicago Central Loop mortgage loan includes a managing membership interest in the entity that owns the related Mortgaged Property. When foreclosing on a real estate mortgage a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property. The managing membership interest is not anticipated to qualify as foreclosure property for REMIC purposes, which could delay or prevent the REMIC from acquiring the beneficial interest in the managing membership interest or otherwise realizing any proceeds from its disposition.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure;
●	operating the property and providing building services;

●	managing operating expenses; and
●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Cash Management Operations Entail Certain Risks That Could Adversely Affect Distributions on Your Certificates

On March 10, 2023, the California Department of Financial Protection and Innovation appointed the Federal Deposit Insurance Corporation (the “FDIC”) as receiver for Silicon Valley Bank (“SVB”). To protect insured depositors, the FDIC ultimately transferred all the deposits and substantially all of the assets of SVB to Silicon Valley Bridge Bank, N.A., a full-service bridge bank that will be operated by the FDIC as it stabilizes the institution and implements an orderly resolution. On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the FDIC as receiver. To protect depositors, the FDIC transferred all the deposits and substantially all of the assets of Signature Bank to Signature Bridge Bank, N.A. (“Bridge Bank”), a full-service bank that will be operated by the FDIC as it markets the institution to potential bidders. On March 20, 2023, the FDIC announced that it had entered into a purchase and assumption agreement for substantially all deposits and certain loan portfolios of Bridge Bank by Flagstar Bank, National Association (“Flagstar”). Other banks have also come under pressure as a result of the failure of SVB and Signature Bank and we cannot assure you whether or not the FDIC will take similar or different actions with respect to other banking institutions. In many cases, Flagstar does not meet the requirements for an eligible institution to act as a lockbox bank under the applicable mortgage loan documents. Recently, a number of rating agencies have downgraded certain regional banks and other financial institutions and have put others on watch for possible downgrade. Such downgrades may trigger the obligation to transfer accounts held at certain institutions if any such downgrades cause them not to meet the requirements of the loan documents. Failure to meet those requirements could result in a default by the related borrower until the lockbox account is transferred to an institution meeting the necessary financial and ratings requirements. We cannot assure you that the operation of any lockbox accounts at Bridge Bank or Flagstar, or the transfer of those lockbox accounts (or other accounts held at other institutions) to other qualified institutions, if required, will not have an adverse impact on the operational cash flows from the related mortgaged properties or the related borrowers’ ability to meet their respective obligations under the mortgage loan documents during that time.

In addition, certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes. Furthermore, there is no guarantee that a springing lockbox will be able to be implemented in the future as may be required by the loan documents.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. Such developments include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example:

●	New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

We cannot assure you that any retrofitting of the mortgaged properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, multifamily, office, mixed use, hospitality and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, New Jersey, California, Georgia, Utah, Nevada, Illinois, Michigan, Texas and Florida. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and
●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions.

Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or
●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Goldman Sachs Mortgage Company”, “—Bank of Montreal”, “—Barclays Capital Real Estate Inc.”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);
●	the reputation, safety, convenience and attractiveness of the property to users;
●	management’s ability to control membership growth and attrition;
●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and
●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, dry cleaners, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property. Re-tenanting certain specialty use tenants, such as gas stations and dry cleaners, may also involve substantial costs related to environmental remediation.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 40 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;
●	revolution;
●	terrorism;
●	nuclear, biological or chemical materials;
●	governmental actions;
●	floods and other water related causes;
●	earth movement, including earthquakes, landslides and mudflows;
●	wet or dry rot;
●	vermin; and
●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;
●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;
●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;
●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and
●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

We Cannot Assure You That Required Insurance Will Be Maintained. We cannot assure you that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, we cannot assure you that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2024. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 16 on Annex D-1 and warranty number 16 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was reauthorized on December 20, 2019 through

December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer will be equal to 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain a “sunset clause” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

We cannot assure you that the conflicts arising where a borrower sponsor is affiliated with a tenant at the Mortgaged Property will not adversely impact the value of your Mortgage Loans.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines” and “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American

Capital Corporation—Review of GACC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”, “—Bank of Montreal—Review of the BMO Mortgage Loans” and “—Barclays Capital Real Estate Inc.—Review of Barclays Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

The interest rate on certain of the mortgage loans may have been reduced significantly as a result of an upfront fee paid to the applicable originator by each of the related borrowers. As a result, the interest rate on those mortgage loans may not reflect the current “market rate” that the related originator would have otherwise charged the related borrower based solely on the credit and collateral characteristics of the related mortgaged property and structural features of the applicable mortgage loan. See the corresponding description of the underwriting standards for each applicable mortgage loan seller under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” in this prospectus. With respect to each of the top 15 Mortgage Loans, the existence of such upfront fees is disclosed in Annex A-3.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

See also “Risk Factors—Special Risks—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Such capital expenditures are not required and have not been reserved for under the mortgage loan documents, and we cannot assure you that they will be made. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value or other than “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

In addition, investors should be aware that the appraisals for the mortgaged properties may have been obtained prior to the COVID-19 pandemic, or may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and other than “as-is” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Goldman Sachs Mortgage Company”, “—Bank of Montreal” and “—Barclays Capital Real Estate Inc.” We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most legal entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. A payment guaranty for a portion of the indebtedness under the mortgage loan that is greater than 10% presents a risk for consolidation of the assets of a borrower and the guarantor. In addition, certain borrowers’ organizational documents or the terms of certain mortgage loans may permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

See representation and warranty number 31 on Annex D-1 and representation and warranty number 31 on Annex E-1 and any identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. It is also possible that, under certain extraordinary circumstances, economic or other sanctions may be imposed upon such entities. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute of the foregoing issues, even if ultimately settled or resolved, may materially impair distributions to certificateholders. For example, property income may not be available to make debt service payments if borrowers must use property income to pay judgments, legal fees or litigation costs. Similarly, borrowers’ and borrower sponsors’ operations at the related mortgaged properties may be restricted, including the use of property income or borrower sponsor contributions to pay debt service or otherwise support mortgaged property operations.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, representation and warranty number 31 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;
●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. If a tenant-in-common borrower has waived its right to partition, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);
●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, representation and warranty number 34 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Energy Efficiency and Greenhouse Gas Emission Standards Set By New York City’s Local Law 97 May Adversely Affect Future Net Operating Income at Mortgaged Real Properties Located in New York City

With respect to any of the underlying mortgage loans secured by mortgaged real properties located in New York City, the related borrowers may face fines or retrofitting costs related to compliance with New York City Local Law 97 of 2019 (“Local Law 97”). Local Law 97 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. We cannot assure you that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties are covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors and an originator, DBR Investments Co. Limited, an originator, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. The originators may also earn origination fees in connection with the origination of the mortgage loans to be included in the mortgage pool. In certain cases, additional upfront fees may be earned in connection with a reduction of the mortgage rate of the related mortgage loan, in light of the other credit characteristics of such mortgage loan. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans and the 640 5th Avenue Whole Loan Will Shift to Other Servicers

The servicing of the Showcase I whole loan and the Lotus 315 & Essence 144 whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the related servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of any such securitization nor the identities of any such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or related servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the trust directing holder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the trust directing holder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The servicing of the 640 5th Avenue whole loan is expected to be governed by the BBCMS 2024-5C27 pooling and servicing agreement only temporarily, until the securitization of the related controlling pari passu companion loan. At that time, the servicing and administration of the 640 5th Avenue whole loan will shift to the applicable master servicer and the applicable special servicer under the pooling and servicing agreement that governs the securitization of the related controlling pari passu companion loan and will be governed exclusively by such pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such master servicer or special servicer has been determined. In addition, the provisions of the pooling and servicing agreement that governs the securitization of such controlling pari passu companion loan have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that governs the securitization of the 640 5th Avenue whole loan controlling pari passu companion loan, nor will they have any assurance as to the particular terms of such pooling and servicing agreement(s) except to the extent of compliance with any requirements set forth in the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the 640 5th Avenue whole loan, or any other non-serviced whole loan, other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement is expected to have rights substantially similar to, but not necessarily identical to, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of (i) the depositor, (ii) German American Capital Corporation, a sponsor and an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GACC” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (iii) DBR Investments Co. Limited, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of (i) Goldman Sachs Bank USA, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (ii) Goldman Sachs Mortgage Company, a sponsor. BMO Capital Markets Corp., one of the underwriters, is an affiliate of Bank of Montreal, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage

Pool—The Whole Loans—General”. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Capital Real Estate Inc., a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “BCREI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. In addition, affiliates of the underwriters are holders of companion loans as described in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, we cannot assure you that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital Fund VI, L.P. or its affiliate is expected to (i) appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans and (ii) purchase the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund VI, L.P. or its affiliate with its due diligence on the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset

Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, collateral property owners and their vendors or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund VI, L.P. or its affiliate will be appointed as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any applicable excluded loan and any servicing shift mortgage loan). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded special servicer loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder (other than with respect to any non-serviced mortgage loan, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB mortgage loan, any servicing shift mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan or any servicing shift mortgage loan) or on behalf of the subordinate companion loan holders (in the case of any serviced AB whole loan, for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan may direct the special servicer under such pooling and servicing agreement or trust and servicing agreement, as applicable, relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

The table titled “Non-Serviced Whole Loans” under “Summary of Terms—The Mortgage Pool” provides the identity of the initial directing holder (or equivalent entity) for each non-serviced whole loan, the expected securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

The special servicer, in connection with obtaining the consent of, or upon non-binding consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling pari passu companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling pari passu companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder (or equivalent entity) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (by certificate balance) (any such mortgage loan referred to in this prospectus as an “excluded loan” as to such party), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, we cannot assure you that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. Each of these relationships may create a conflict of interest.

Eightfold Real Estate Capital Fund VI, L.P. or its affiliate is expected to (i) appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loan, any applicable excluded loan and any servicing shift mortgage loan) and any related serviced companion loans and (ii) purchase the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund VI, L.P. or its affiliate with its due diligence on the mortgage loans prior to the closing date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), which is referred to in this prospectus as the “Retaining Third-Party Purchaser“ (see “Pooling and Servicing Agreement—The Directing Holder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the Retaining Third-Party Purchaser or that the final pool as influenced by the Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, the Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the Retaining Third-Party Purchaser but that does not benefit other investors. In addition, the Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the Retaining Third-Party Purchaser’s acceptance of a mortgage loan. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchaser will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

It is anticipated that Eightfold Real Estate Capital Fund VI, L.P. or its affiliate will be the Retaining Third-Party Purchaser and will appoint itself or its affiliate as the initial trust directing holder and, therefore, the initial directing holder with respect to each serviced mortgage loan (other than any applicable excluded loan, any serviced AB whole loan and any servicing shift mortgage loan) and any related serviced companion loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders”, “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any excluded special servicer loan) and any related serviced companion loans and it or an affiliate assisted Eightfold Real Estate Capital Fund VI, L.P. or its affiliate with its due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon the Retaining Third-Party Purchaser’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

The special servicer (or a successor special servicer) may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a companion loan holder, a holder of a companion loan security or other certificateholders (or an affiliate or a third party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the appointment (or continuance) of the special servicer under the pooling and servicing agreement and the co-lender agreements and limitations on the right of such person to replace the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space or renting of hotel rooms, as applicable, in the mortgaged properties over the leasing or renting of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

If a mortgage loan is in default or undergoing special servicing, such relationships could disrupt the management of the related mortgaged property, which may adversely affect cash flow.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the offered certificates and other CMBS generally. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and
●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity in distributions to certificateholders that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—"Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Subordination of the Subordinate Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinate Certificates

As described in this prospectus, the rights of the holders of each class of subordinate certificates to receive payments of principal and interest otherwise payable on such class of subordinate certificates will be subordinated to the rights of the holders of more senior certificates having an earlier alphabetical or alphanumeric class designation.

If you acquire Class A-M, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will be subordinated to those of the holders of the senior certificates. The Class A-M certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of credit for commercial real estate;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-D and Class X-RR certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-3, Class A-M
Class X-D	Class D
Class X-RR	Class E-RR, Class F-RR, Class G-RR, Class J-RR

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X certificates. Investors in the Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F-RR certificates, then the Class E-RR certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2 and Class A-3 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class D certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of any of the Class E-RR, Class F-RR, Class G-RR or Class J-RR certificates will result in a corresponding reduction in the notional amount of the Class X-RR certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Holder and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) is continuing, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

These actions and decisions with respect to which the directing holder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling pari passu companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction for so long as no control termination event is continuing and by the special servicer if a control termination event is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement or trust and servicing agreement, as applicable, may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)              may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)           may act solely in its own interests or the interests of the holders of the controlling class (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)        does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)         may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)            will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if (i) the aggregate certificate balances of the HRR Certificates (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial aggregate certificate balances of the HRR Certificates or (ii) a control termination event has occurred and is continuing (or a control termination event would occur and be continuing if not for the last proviso in the definition of control termination event), (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan or a servicing shift mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of any subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, the operating advisor (if any) appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause for so long as no control termination event is continuing as described in this prospectus.

After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of the principal balance certificates) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-D, Class X-RR and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of principal balance certificates representing a majority of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates whose holders voted on the matter; provided that holders of principal balance certificates that so voted on the matter (i) hold principal balance certificates representing at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other.

Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling pari passu companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Control Rights with respect to Servicing Shift Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) other than during the continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;
●	may act solely in its own interests, without regard to your interests;
●	do not have any duties to any other person, including the holders of any class of certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, Barclays Capital Holdings Inc. will agree in the related mortgage loan purchase agreement to repurchase or replace defective BCREI Mortgage Loans to the same extent as Barclays Capital Real Estate Inc. in connection with any repurchase by Barclays Capital Real Estate Inc. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of Barclays Capital Real Estate Inc. to the same extent as Barclays Capital Real Estate Inc.) may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to any mortgage loan being sold to the depositor by two or more mortgage loan sellers, each applicable mortgage loan seller will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to the related promissory note(s) sold by such mortgage loan seller to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. In addition to the foregoing, it is also possible that under certain circumstances, only one (but not all) of the related mortgage loan sellers will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and solely with respect to the master servicer and the special servicer, subject to a floor rate of 2.0%) as published in The Wall Street Journal, compounded annually. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or that the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.
If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Originators, the Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of an originator, a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), an originator and the parent of Goldman Sachs Mortgage Company, it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank. The deposits of GS Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6).

The transfer of the mortgage loans by the sponsors to the depositor in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by German American Capital Corporation, Citi Real Estate Funding Inc., Barclays Capital Real Estate Inc. or Goldman Sachs Mortgage Company are not transfers by a bank, and in any event, even if the FDIC Safe Harbor were applicable to this transfer, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Bank of Montreal is a Schedule I bank under the Bank Act (Canada) and subject to Canadian bankruptcy and insolvency laws. The Superintendent of Financial Institutions and other Canadian regulatory authorities have broad powers under the Bank Act (Canada) and other applicable Canadian federal legislation to take control of Bank of Montreal or its assets to protect the rights and interests of the depositors and creditors of Bank of Montreal, including making an application for a winding-up of Bank of Montreal or a restructuring of its assets under applicable Canadian federal legislation. There is considerable uncertainty about the scope of the powers afforded to these Canadian regulatory authorities and how they may choose to exercise such powers. Actions taken by such authorities may affect the ability of Bank of Montreal to satisfy its ongoing obligations under the related mortgage loan purchase agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of Bank of Montreal under the transaction documents or in other modifications to such documents without Bank of Montreal’s or your consent, which could in turn affect the ability of the issuing entity to meet its obligations in respect of the offered certificates.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be allowed to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

When foreclosing on a real estate mortgage, a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions of the Internal

Revenue Code of 1986, as amended (the “Code”). Foreclosure property includes only the real property (ordinarily the land and the structures) securing the real estate mortgage and personal property incident to such real property.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount. One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

State and Local Taxes Could Adversely Impact Your Investment. In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Certificates. Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if such mortgage loan is in default, the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply. The IRS has issued guidance easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the servicer reasonably believes that there is a “significant risk of default” with respect to the underlying mortgage loan upon maturity of the loan or at an earlier date, and that by making such modification the risk of default is substantially reduced.  Accordingly, if the master servicer or the special servicer determined that a Mortgage Loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the Pooling and Servicing Agreement, any such modification may impact the timing of payments and ultimate recovery on the underlying mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that modify the tax restrictions imposed on a servicer’s ability to modify the terms of the underlying mortgage loans held by a REMIC relating to changes in the collateral, credit enhancement and recourse features. The IRS has also issued Revenue Procedure 2010-30, describing circumstances in which it will not challenge the treatment of mortgage loans as “qualified mortgages” on the grounds that the underlying mortgage loan is not “principally secured by real property,” that is, has a real property loan-to-value ratio greater than 125% following a release of liens on some or all of the real property securing such underlying mortgage loan. The general rule is that a mortgage loan must continue to be “principally secured by real property” following any such lien release, unless the lien release is pursuant to a defeasance permitted under the original loan documents and occurs more than two years after the startup day of the REMIC, all in accordance with the REMIC provisions of the Code. Revenue Procedure 2010-30 also allows lien releases in certain “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction” even if the underlying mortgage loan after the transaction might not otherwise be treated as principally secured by a lien on real property. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the servicers’ actions in negotiating the terms of a workout or in allowing minor lien releases in circumstances in which, after giving effect to the release, the underlying mortgage loan would not have a real property loan-to-value ratio of 125% or less (calculated as described above). This could impact the timing of payments and ultimate recovery on a Mortgage Loan, and likewise on one or more classes of certificates.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have from time to time experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union (the “EU”), United States, UK, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations and private banks, and the Russian central bank, which aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware, and in some cases are required to be aware, of the investor due diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”), and in the UK (the “UK Due Diligence Requirements”) under Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the EUWA, and as amended (including by the Securitization (Amendment) (EU Exit) Regulations 2019) (the “UK Securitization Regulation”), in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.
●	The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being: (a) subject to certain conditions and exceptions, institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341, and certain investment managers and authorized entities appointed by such institutions; (b) credit institutions (as defined in Regulation (EU) No 575/2013 (as amended, the “EU CRR”)); (c) alternative investment fund managers as defined in Directive 2011/61/EU who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the EU CRR); (e) insurance and reinsurance undertakings as defined in Directive 2009/138/EC; and (f) management companies of UCITS funds (or internally managed UCITS) (and, in addition, the EU CRR makes provision as to the application of the EU Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the EU CRR). Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage AIFs (as defined in such Regulations) in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA and as amended (the “UK CRR”); and (f) FCA investment firms as defined in the UK CRR (and, in addition, the UK CRR makes provision as to the application of the UK Due Diligence Requirements to consolidated affiliates, wherever established or located, of entities that are subject to the UK CRR). Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”.
●	EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors”; the EU Securitization Regulation and the UK Securitization Regulation are each a “Securitization Regulation”; the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”; and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:
●	in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five percent. in the securitization, determined in accordance with Article 6 of the applicable Securitization

Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);

●	in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity (“SSPE”) has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder (and prospective investors should be aware that, in its report to the European Parliament and Council on the functioning of the EU Securitization Regulation on October 10, 2022, the European Commission stated that it is of the view that an EU Institutional Investor assuming an exposure to any securitization (including where the SSPE and any originator and sponsor are outside of the EU, as is the case in the transaction contemplated herein) is required to verify compliance in full by the relevant originator, sponsor or SSPE with Article 7 of the EU Securitization Regulation);
●	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:
●	if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation (the “UK Transparency Requirements”) in accordance with the frequency and modalities provided for thereunder; and
●	if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under the UK Transparency Requirements if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and
●	in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the applicable Due Diligence Requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management of its investment and as otherwise required by the applicable Securitization Regulation.
●	Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various sanctions including, in the case of those Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the

Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

●	Prospective investors should make themselves aware of the Due Diligence Requirements described above (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.
●	None of the originators, the sponsors, the depositor, the underwriters or any other person or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates in a manner that would satisfy either of the Risk Retention Requirements or to take any other action that may be required by Institutional Investors for the purposes of their compliance with any of the Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with the applicable Due Diligence Requirements. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring or facilitating compliance by any person with any of the Due Diligence Requirements. Consequently, the certificates may not be a suitable investment for Institutional Investors. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact any such non-compliance may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, capital regulations issued by the U.S. banking regulators in July 2013 implement the increased capital requirements established under the Basel Accord and are being phased in over time. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.
●	Section 619 of the Dodd-Frank Act (such statutory provision together with the implementing regulations, the “Volcker Rule”) generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.
●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the Retaining Third-Party Purchaser will at times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the Retaining Third-Party Purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates.

The Master Servicer, any Sub-Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

DESCRIPTION OF THE MORTGAGE POOL

General

The assets of the issuing entity will consist of a pool of thirty-five (35) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,009,985,421 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in July 2024 (or, in the case of any Mortgage Loan that has its first due date after July 2024, the date that would have been its due date in July 2024 under the terms of that Mortgage Loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Eleven (11) of the Mortgage Loans (45.2%) are each part of a larger whole loan (a “Whole Loan”), which is comprised of (i) the related Mortgage Loan and (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”). Each of the Pari Passu Companion Loans (along with any Subordinate Companion Loans) are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated, co-originated or acquired (or, on or prior to the Closing Date, will be acquired) by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans		Approx. % of Initial Pool Balance(2)
German American Capital Corporation (“GACC”)	7	$149,700,000		14.8%
Citi Real Estate Funding Inc. (“CREFI”)	19	551,935,000		54.6
Goldman Sachs Mortgage Company (“GSMC”)	3	93,360,000		9.2
Bank of Montreal (“BMO”)	3	44,000,000		4.4
Barclays Capital Real Estate Inc. (“BCREI”)	1	8,100,000		0.8
GSMC / BMO(3)	1	97,100,000		9.6
GACC / BCREI(4)	1	65,790,421		6.5
Total	35	$1,009,985,42	1	100.0%

(1)	Each Mortgage Loan was originated by its respective Mortgage Loan Seller or its affiliate, except those certain Mortgage Loans that were originated by an unaffiliated third-party and purchased by the respective mortgage loan seller on or prior to the closing date or are part of larger whole loan structures that were co-originated by the applicable Mortgage Loan Seller or its affiliate with one or more other lenders. See “—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” below.
(2)	The sum of the numerical data in this column does not equal the indicated total due to rounding.
(3)	The 640 5th Avenue Mortgage Loan (9.6%) is part of a whole loan as to which separate notes are being sold by GSMC and BMO. The 640 5th Avenue Whole Loan was co-originated by Goldman Sachs Bank USA, BMO and Morgan Stanley Bank, N.A. The 640 5th Avenue Mortgage Loan is evidenced by three (3) promissory notes: (i) note A-5, with an outstanding principal balance of $69,600,000 as of the Cut-off Date, as to which GSMC is acting as Mortgage Loan Seller; (ii) note A-9, with an outstanding principal balance of $17,500,000 as of the Cut-off Date, as to which BMO is acting as Mortgage Loan Seller; and (iii) note A-10, with an outstanding principal balance of $10,000,000 as of the Cut-off Date, as to which BMO is acting as Mortgage Loan Seller.
(4)	The Sugarloaf Mills Mortgage Loan (6.5%) is comprised of separate notes that are being sold by GACC and BCREI. The Sugarloaf Mills Mortgage Loan is evidenced by four promissory notes: (i) note A-1-1 and note A-1-2, with an aggregate outstanding principal balance of $39,474,253 as of the Cut-off Date, as to which GACC is acting as Mortgage Loan Seller; and (ii) note A-2-1 and note A-2-2, with an aggregate outstanding principal balance of $26,316,168 as of the Cut-off Date, as to which BCREI is acting as Mortgage Loan Seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial and multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related Mortgage Loan Seller (or an affiliate) and another entity or were originated by an unaffiliated third-party and subsequently acquired (or, on or prior to the Closing Date, will be acquired) by the related Mortgage Loan Seller:

●	The 640 5th Avenue Mortgage Loan (9.6%), for which GSMC and BMO are the Mortgage Loan Sellers, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, BMO and Morgan Stanley Bank, N.A.
●	The Showcase I Mortgage Loan (6.9%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI and JPMorgan Chase Bank, National Association.
●	The Sugarloaf Mills Mortgage Loan (6.5%), for which GACC and BCREI are the Mortgage Loan Sellers, was co-originated by GACC and BCREI.
●	The 488 Madison Mortgage Loan (4.0%), for which GACC is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by GACC and Morgan Stanley Bank, N.A.
●	The Pleasanton Corporate Commons Mortgage Loan (3.7%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI and Bank of America, N.A.
●	The Saks Beverly Hills Mortgage Loan (2.8%), for which CREFI is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by CREFI and JPMorgan Chase Bank, National Association.
●	The GNL Industrial Portfolio Mortgage Loan (1.1%), for which BMO is the Mortgage Loan Seller, is part of a Whole Loan that was co-originated by BMO, BCREI, Societe Generale Financial Corporation and KeyBank National Association.
●	The 3533 Barnes Avenue Mortgage Loan (0.2%), for which GACC is the Mortgage Loan Seller, was originated by Ice Lender Holdings LLC, an unaffiliated third-party, and subsequently acquired by GACC prior to the date hereof.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on July 18, 2024 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date and (iii) with respect to each of the Mortgage Loans identified in the table below (each such Mortgage Loan, a “Joint Mortgage Loan”), each applicable mortgage loan seller will sell the indicated number of promissory notes that together comprise the applicable Joint Mortgage Loan.

Joint Mortgage Loan (Total Number of Promissory Notes Comprising Applicable Mortgage Loan)	Applicable Mortgage Loan Sellers and Number of Promissory Notes Sold
640 5th Avenue (3)	GSMC (1); BMO (2)
Sugarloaf Mills (4)	GACC (2); BCREI (2)

The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

A Mortgage Loan’s Mortgage Rate may be less than the interest rate initially proposed to the related borrower at the loan application stage. Such interest rate may have been reduced in connection with the payment of an upfront fee from the borrower to the related originator, in light of the other credit characteristics of the Mortgage Loan. See Annex A-1 for certain information regarding each Mortgage Loan that was considered in connection with its origination, as well as the descriptions of the underwriting standards for each mortgage loan seller under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, “—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions.”

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter and (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. Other than as described under “—Appraised Value”, the Appraised Value reflected in this prospectus for each Mortgaged Property reflects the “as-is” value. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has generally taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value”, the Cut-off Date LTV Ratio or the Maturity Date LTV Ratio or ARD for such Mortgage Loans has been calculated based on an

Appraised Value of a related Mortgaged Property other than the “as-is” Appraised Value. We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.
●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective Cut-off Date LTV Ratio was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, the respective LTV Ratio at Maturity or ARD was calculated based on an Appraised Value of such Mortgaged Property other than the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same borrower sponsor or with sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox or a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, self storage, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	The 536 East 183rd Street Mortgage Loan (0.8%) was underwritten assuming a 421-a exemption, which the borrower is in the process of applying for, would be granted. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. Based on estimated unabated taxes, Underwritten NCF Debt Yield for such Mortgage Loan would be 9.8%.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	The 536 East 183rd Street Mortgage Loan (0.8%) was underwritten assuming a 421-a exemption, which the borrower is in the process of applying for, would be granted. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. Based on estimated unabated taxes, Underwritten Net Cash Flow DSCR for such Mortgage Loan would be 1.42x.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	The 536 East 183rd Street Mortgage Loan (0.8%) was underwritten assuming a 421-a exemption, which the borrower is in the process of applying for, would be granted. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. Based on estimated unabated taxes, Underwritten Net Operating Income DSCR for such Mortgage Loan would be 1.44x.

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, we cannot assure you, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).
●	The 536 East 183rd Street Mortgage Loan (0.8%) was underwritten assuming a 421-a exemption, which the borrower is in the process of applying for, would be granted. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. Based on estimated unabated taxes, Underwritten NCF Debt Yield for such Mortgage Loan would be 9.9%.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units”, “Rooms” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self storage property, the number of storage units and (d) in the case of a Mortgaged Property operated as a student housing property, the number of beds leased to students.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include ten (10) Mortgage Loans (32.1%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Retail	10	$266,506,944	26.4%
Super Regional Mall	2	135,790,421	13.4
Anchored	3	82,581,523	8.2
Single Tenant	3	34,280,570	3.4
Unanchored	2	13,854,430	1.4
Multifamily	16	$241,622,915	23.9%
Mid Rise	8	79,337,983	7.9
Student Housing	2	71,500,000	7.1
Garden	4	69,350,000	6.9
High Rise	2	21,434,932	2.1
Office	9	$148,678,665	14.7%
CBD	7	130,366,565	12.9
Suburban	2	18,312,100	1.8
Mixed Use	4	$141,732,063	14.0%
Office/Retail	2	98,654,235	9.8
Office/Lab	1	37,100,000	3.7
Retail/Office	1	5,977,828	0.6
Hospitality	3	$100,000,000	9.9%
Full Service	1	65,000,000	6.4
Select Service	1	18,575,000	1.8
Extended Stay	1	16,425,000	1.6
Industrial	34	$91,444,834	9.1%
Flex	11	42,750,000	4.2
Warehouse	4	24,021,045	2.4
Manufacturing	5	16,573,304	1.6
Warehouse/Distribution	10	6,336,275	0.6
Manufacturing/Flex	1	520,309	0.1
Manufacturing/Warehouse	1	470,698	0.05
Distribution/Flex	1	388,417	0.04
Manufacturing/Distribution	1	384,787	0.04
Self Storage	5	$20,000,000	2.0%
Total	81	$1,009,985,421	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Retail Properties

With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	In the case of the City Creek Center Mortgage Loan (6.9%), the related Mortgaged Property has a Macy’s store as a tenant, anchor or shadow anchor. On February 27, 2024, Macy’s, Inc. (“Macy’s”) announced the closure of approximately 150 locations through 2026. However, Macy’s did not identify the locations that would be closed. The closure of a Macy’s store at a Mortgaged Property may, and in certain instances is likely to, trigger co-tenancy provisions of the applicable lease(s). We cannot assure you that Macy’s will remain open for business at the above Mortgaged Properties or that the closing of any Macy’s store will not impact other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.
●	With respect to the Showcase I Mortgage Loan (6.9%), the Mortgaged Property is part of a five property development owned by the related borrower sponsors, one of which properties is under construction. The remaining properties are located in close proximity to the Mortgaged Property and may compete with the Mortgaged Property.
●	With respect to the Sugarloaf Mills Mortgage Loan (6.5%), the related borrower sponsor or its affiliates own another retail property within the related trade area known as the Mall of Georgia, which is located within approximately eight miles of the Mortgaged Property and was identified by the related appraisal as competitive with the Mortgaged Property.
●	With respect to the Silvernail Plaza Mortgage Loan (0.8%), the related borrower sponsor or its affiliates currently owns an adjacent retail property that may compete with the Mortgaged Property.
●	With respect to the 371 Broadway & 1776 2nd Avenue Portfolio Mortgage Loan (0.4%), the Mortgaged Properties collectively consist of two condominium units equating to three retail spaces. The 371 Broadway Mortgaged Property has 3,662 square feet of floor area amongst three levels, and represents 4.7866% of the interest in the common elements of the condominium. The ground level is 2,497 square feet, and there is additional basement space of 569 square feet, and mezzanine space on the second floor of 596 square feet. The 1776 2nd Avenue Mortgaged Property has 3,200 square feet of ground level space and will be split into two street-front retail units. The retail condominium space currently represents 2.3567% of the interest in the common elements of the condominium. See “Condominium and Other Shared Interests”, “—Redevelopment, Renovation and Expansion” and “—Litigation and Other Considerations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart:

●	With respect to the University Pointe Mortgage Loan (5.0%), the Mortgaged Property is an 877-bed, 250-unit, student housing property. One hundred apartment units (containing 380 beds) at the Mortgaged Property (43.3% of beds and 41.3% of underwritten rent) are leased to Nova Southeastern University (“NSU”) through July 31, 2027. The NSU lease permits the units at the Mortgaged Property to be terminated as follows: up to ten units may be terminated in any year of the term, upon three months’ notice and payment of 30 days’ rent per bed in the terminated unit plus a termination fee of $500 per unit, and any additional units may be terminated in such year upon 18 months’ notice. In addition, 16 apartment units (containing 64 beds) at the Mortgaged Property, (7.3% of beds and 7.0% of underwritten base rent) are master leased to Carnival

Cruise Line (“Carnival”) through July 31, 2027. The Carnival lease permits Carnival to terminate its lease as to the following numbers of units, on the following terms: (i) prior to August 1, 2025, up to five units may be terminated upon payment of four months’ rent, and six or more units may be terminated only upon full payment of the lease, (ii) on and after August 1, 2025, up to five units may be terminated upon nine months’ notice with no termination fee, and six or more units may be terminated upon nine months’ notice with a termination fee equal to one-half month of rent, and (iii) after January 1, 2026, up to 12 units may be terminated upon nine months’ notice with a termination fee equal to one-half month of rent, and any additional units may be terminated upon 12 months’ notice with a termination fee equal to one and one-half months of rent.

●	With respect to the University Pointe Mortgage Loan (5.0%), the Mortgage Loan documents do not restrict the borrower from entering into leases for less than one year. As of the underwritten rent roll, approximately 20 leases are for less than one year.
●	With respect to the Soldier Hill Commons Mortgaged Property (4.6%), 14 of the 140 units at the Mortgaged Property are designated as affordable housing units. The affordable units are leased pursuant to the State of New Jersey’s Council on Affordable Housing program, and are required to be leased to moderate-income tenants with earnings at or below 80% of the area median income or to low-income tenants with earnings below 50% of the area median household income. The tenants of the affordable units are chosen and vetted by a quasi-governmental agency, the Paramus Affordable Housing Corp.
●	With respect to the 1042 President Street Mortgage Loan (2.1%), the borrower has applied for (i) the Privately Financed Affordable Senior Housing (“PFASH”) program and (ii) a 35-year 421-a (16) tax abatement program through the Affordable Independent Residences for Seniors program, which provides affordable independent residences for seniors. In connection with the PFASH program, the borrower is required to, among other things, set aside 11 units for seniors who are 62 years of age or older and comply with the legal rents set by NYC Department of Housing Preservation and Development under 80% of the area median income in exchange for certain increased zoning allowances (the “PFASH Zoning Benefits”). In connection with the 421-a (16) tax abatement, the borrower is required to, among to other things, reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income, subject to certain rental restrictions. Of the 55 units at the Mortgaged Property, 18 units (representing 32.7%) have been set aside for the 421-a (16) tax exemption requirement and the remaining 37 are market units. Pursuant to the Mortgage Loan agreement, the borrower is required to obtain and implement the 421-a (16) tax benefits by July 1, 2025 and obtain the issuance of a PFASH completion notice by July 31, 2024. See “—Real Estate and Other Tax Considerations”.
●	With respect to the 1042 President Street Mortgage Loan (2.1%), the borrower sponsor owns other multifamily properties in the Brooklyn borough that may compete with the Mortgaged Property.
●	With respect to the Eleven13 Apartments Mortgage Loan (2.1%), the Mortgaged Property consists of 125, 2-bed/1 bath units of which 23 of the units are rented out on a per bed basis. The remaining five units are townhomes, consisting of two 3-bed units and three 2-bed units.
●	With respect to the Lauretta Landing Mortgage Loan (1.1%), the related Mortgaged Property is subject to an affordable housing agreement (the “Affordable Housing Agreement”) entered into with and enforceable by the City of San Diego Housing Commission (the “Commission”) pursuant to which, in exchange for a bonus density of 10 multifamily units (representing 50% of the total units permitted under the related zoning code as of right), the Mortgaged Property is subject to certain affordable housing restrictions that require, among other things, 3 designated residential units (out of 30 total residential units) to be occupied by a family earning at or below 50% of the applicable area median income (the “Affordable Housing Restrictions”). As security for the borrower’s performance of its obligations under the Affordable Housing Agreement, the

Mortgaged Property is also subject to a deed of trust (the “Commission Deed of Trust”) in favor of the Commission. Notwithstanding the foregoing, at origination the Commission executed a subordination agreement unconditionally subordinating the Commission Deed of Trust to the lien of the Mortgage Loan, provided that the Mortgaged Property remains subject to the Affordable Housing Agreement and any transferee taking title to the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure will automatically be deemed an assignee of the Affordable Housing Agreement and subject to the Affordable Housing Restrictions.

●	With respect to the Lauretta Landing Mortgage Loan (1.1%), approximately 11 out of 30 of the related multifamily units at the Mortgaged Property are occupied by students pursuant to 12-month leases with parental guarantees. See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks.”
●	With respect to the Lauretta Landing Mortgage Loan (1.1%), the related borrower sponsor or its affiliates owns other multifamily properties in the related market that may compete with the Mortgaged Property.
●	With respect to the Madison on Mercer Mortgage Loan (0.8%), 17 of the 133 units are leased to tenants whose rent is subsidized by Section 8 Vouchers.
●	With respect to the 536 East 183rd Street Mortgage Loan (0.8%), the Mortgaged Property operates under the CityFHEPS Program under Title 68, Chapter 10 of the Rules of the City of New York (“CityFHEPS”). See “Risk Factors—Risks Related to the Mortgage Loans—Multifamily Properties Have Special Risks”. In connection with the borrower’s participation in CityFHEPS, the borrower implements a voluntary homeless preference for all 38 units at the Mortgaged Property and receives augmented rental assistance payments for such units from the City of New York. The rents paid by the CityFHEPS are above market. We cannot assure you that tenants at the Mortgaged Property will be able to continue to qualify for such program, that the related borrower will be able to continue leasing units at such Mortgaged Property to tenants who qualify for such program or that the CityFHEPS program will continue. The borrower is required to comply with CityFHEPS throughout the term of the Mortgage Loan.
●	With respect to the 3533 Barnes Mortgage Loan (0.2%), all of the 10 units at the Mortgaged Property are currently leased to tenants who are eligible for and receive rental assistance from HASA, a government rental assistance program. The related borrower sponsor has no ongoing obligations related to the HASA program and has the right to lease these units to tenants unaffiliated with the HASA program at market rents. The Mortgaged Property is not subject to any rent regulations or housing restrictions requiring by law that the units be leased to low-income tenants and/or to tenants eligible for rental assistance through the HASA program.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks” , “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart:

●	With respect to the Pleasanton Corporate Commons Mortgage Loan (3.7%), the related borrower sponsor also owns two adjacent buildings that are part of the broader Pleasanton Corporate Commons office park, but are not part of the collateral: 6200 Stoneridge Mall Road and 6220 Stoneridge Mall Road. The related loan agreement contains anti-poaching provisions that prohibit the borrower and its agents and affiliates from directly or indirectly soliciting the Mortgaged Property’s sole tenant to relocate from the Mortgaged Property to the non-collateral adjacent buildings.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart:

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), an affiliate of the borrower has an ownership interest in other retail properties in the same metropolitan area as the Mortgaged Property, which may be competitive with the Mortgaged Property securing the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, “—Office Properties Have Special Risks”, and/or “—Parking Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.
Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Hilton Garden Inn & Canopy – Chicago Central Loop	$65,000,000	6.4%	09/30/2041 / 11/30/2041(1)	06/06/2029	N/A	No
Farmingdale Hotel Portfolio – Courtyard Marriott(2)	$18,575,000	1.8%	05/31/2027	07/06/2029	$2,470,000	(3)
Farmingdale Hotel Portfolio – TownePlace Suites(2)	$16,425,000	1.6%	01/29/2034	07/06/2029	$1,390,000	No

(1)	The Hilton Garden Inn & Canopy – Chicago Central Loop Mortgaged Property is a dual-branded hotel, and is subject to two franchise agreements, each between the Opco Borrower (as defined below) and Hilton Franchise Holding LLC, one relating to the Hilton Garden Inn portion of the related Mortgaged Property which expires September 30, 2041, and one related to the Canopy portion of the related Mortgaged Property, which expires November 30, 2041.
(2)	The franchisors under the franchise agreements are the Farmingdale Operating Lessees (as defined under “—Fee & Leasehold Estates—Ground Leases”), which are not parties to the Mortgage Loan. See “Fee & Leasehold Estates—Ground Leases” below.
(3)	Pursuant to an amendment to the franchise agreement for the Farmingdale Hotel Portfolio – Courtyard Marriott Mortgaged Property, if the borrower successfully completes a PIP specified in such agreement by March 28, 2025 to the satisfaction of the franchisor, the franchisee will have the right to extend the term of the franchise agreement to May 31, 2045, provided that the franchisee satisfies certain conditions set forth in such amendment. We cannot assure you that the PIP will be completed or conditions to an extension will be satisfied.
●	Hospitality properties may be particularly affected by seasonality.
●	The Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%) requires seasonality reserves to be funded on an ongoing basis during a cash management trigger period, to the extent of available excess cash flow (subject to a cap of $1,200,000). We cannot assure that these reserves will be sufficient to offset any seasonal fluctuations in revenue.

●	The Farmingdale Hotel Portfolio Mortgage Loan (3.5%) requires seasonality reserves to be funded on an ongoing basis from a monthly deposit by the borrower during specified months, in an amount determined pursuant to a formula specified in the related loan documents. We cannot assure that these reserves will be sufficient to offset any seasonal fluctuations in revenue.
●	With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), there are two co-borrowers, one of which owns the Mortgaged Property (“Propco Borrower”) and leases it to the second co-borrower (“Opco Borrower”), which operates the Mortgaged Property pursuant to an operating lease. The Propco Borrower is 99% owned by Twain HTC Fund XXXII LLC (the “HTC Investor”), which is an investor in certain historic rehabilitation tax credits (“HTCs”) to which the Propco Borrower is entitled as a result of expenditures incurred in connection with the certified rehabilitation of the Mortgaged Property. The HTCs are not collateral for the Mortgage Loan. Pursuant to the operating agreement of the Propco Borrower, the HTC Investor is entitled to certain distributions subject to available cash flow, including an annual return equal to (i) prior to the end of the recapture period, 1.5% of its paid-in capital contributions to the Propco Borrower and (ii) after the end of the recapture period, 2.0% of its paid-in capital contributions to the Propco Borrower. The sole member of the Opco Borrower (the “Pledgor”) also holds a 1% managing member interest in the Propco Borrower, and has pledged such interest to the mortgage lender. Pursuant to the operating agreement of the Propco Borrower, the HTC Investor has a put option (the “Put Option”) to cause the Propco Borrower to redeem (with funds provided by the Pledgor) all of the HTC Investor’s interests in the Propco Borrower during the a six month period commencing on December 31, 2026 and expiring on June 30, 2027. The purchase price for such interest (the “Put Price”) will be the lesser of (i) the fair market value of the HTC Investor’s interest in the Propco Borrower as of the date of redemption and (ii) any unpaid amounts due to the HTC Investor (including, but not limited to, any unpaid annual return and tax distributions) plus 4% of the total amount of capital contributions made by the HTC Investor. The Put Price is estimated to be approximately $1,976,905 (inclusive of accrued and unpaid annual return to the HTC Investor, assuming that no payments on account of the annual return are paid to the HTC Investor prior to the exercise of the Put Option). In addition, the HTC Investor has certain rights to replace the Pledgor, subject to the terms and conditions set forth in an agreement among the lender, the Propco Borrower, the Opco Borrower and the HTC Investor. We cannot assure you that the HTC Investor will exercise the put option and cease to have an interest in the Mortgaged Property, or that the put price will be as estimated.

In addition, the borrowers, the lender and the HTC Investor entered into a Foreclosure Rights Agreement which provides that if the lender forecloses on, or otherwise acquires, the Mortgaged Property before December 31, 2026, then the transferee that takes possession of the Mortgaged Property after the foreclosure event (the “Post-Foreclosure Owner”) and the Propco Borrower are required to enter into a master lease until December 31, 2026 to preserve the historic tax credit structure, with rental payments not to exceed the current fair market value, as agreed upon by the Propco Borrower and the Post-Foreclosure Owner, and otherwise consistent with the underlying cash flow and rents under any leases or subleases (provided that if the Propco Borrower and the Post-Foreclosure Owner cannot determine an agreement upon fair market value, such fair market value is required to be determined by a third party appraisal). As part of the master lease structure, the non-recourse carve-out guarantor or other guarantor(s) acceptable to the Post-Foreclosure Owner are required to guarantee payment to the Post-Foreclosure Owner of all rents, sub-rents and all other income received by any guarantor, any affiliate of any guarantor or Propco Borrower as master tenant with respect to the Mortgaged Property. In addition, the Foreclosure Rights Agreement provides that prior to December 31, 2026, the Propco Borrower and the Post Foreclosure Owner may not take any action that could cause a recapture of the historic tax credits with respect to the Mortgaged Property, which includes a restriction on either Propco Borrower or Post-Foreclosure Owner transferring the Mortgaged Property or Pledgor’s 1% ownership interest in Propco Borrower to certain tax-exempt entities which could cause a recapture of historic tax credits prior to December 31, 2026. We cannot assure you that such arrangements will not impede a foreclosure of the Mortgaged Property.

●	With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), certain members of the staff are unionized and such Mortgaged Property is subject to two collective bargaining agreements between the property manager (on behalf of the Opco Borrower) and each of (i) UNITE HERE, Local 1 (the “Unite Here Union”) and (ii) Local No. 399 of the International Union of Operating Engineers of Chicago, Illinois and Vicinity (the “Operating Engineers’ Union”). See “Risk Factors—Risks Relating to the Mortgage Loans—Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies.” In addition, certain employees working at the Mortgaged Property are union employees who participate in multiemployer pension plans. Under the collective bargaining agreement with the Operating Engineers Union contributions to such a plan are required and under the collective bargaining agreement with the Unite Here Union contributions to such a plan are required commencing in 2027. In the event that the property manager were to withdraw from such pension plan with respect to the employees working at the Mortgaged Property premises, the related borrowers could be subject to substantial withdrawal liability under ERISA, including without limitation for any unfunded or underfunded pension liability. Members of the borrowers’ controlled group could also be liable for such pension obligations.
●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self Storage Properties

With respect to the self storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant	3	20.3%
Theater	2	13.4%
Bowling Alley and/or Entertainment	1	6.5%
Bank	1	4.3%
Medical Office, Research or Diagnostic Laboratories	1	3.7%
Auto Center or Gas Station	1	1.2%

With respect to the Showcase I Mortgage Loan (6.9%), the largest tenant, FlyOver, is a flight simulation experience with flight motion and a wraparound screen. Such tenant leases space at both the Mortgaged Property and an adjacent non-collateral property, and a party wall has been taken down between such properties to accommodate such tenant’s space. The borrower has covenanted to, if the FlyOver lease is no longer in place, perform all work to disjoin the Mortgaged Property from the adjoining premises, and has represented that it does not anticipate that such work will cost in excess of $500,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Unit/Room(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W Cut-off Date NOI Debt Yield(1)	Property Type
640 5th Avenue	$97,100,000	9.6%	$954	2.04x	41.7%	18.7%	Mixed Use
City Creek Center	$70,000,000	6.9%	$215	1.79x	51.7%	14.3%	Retail
Showcase I	$69,500,000	6.9%	$937	1.30x	67.8%	8.5%	Retail
Sugarloaf Mills	$65,790,421	6.5%	$56	2.73x	30.6%	30.2%	Retail
Hilton Garden Inn & Canopy – Chicago Central Loop	$65,000,000	6.4%	$185,714	1.68x	40.5%	14.6%	Hospitality
Bedrock Mixed-Use Portfolio	$55,000,000	5.4%	$88	1.58x	54.3%	11.3%	Various
University Pointe	$50,000,000	5.0%	$97,891	1.73x	54.5%	11.9%	Multifamily
Soldier Hill Commons	$46,500,000	4.6%	$332,143	1.24x	62.7%	8.6%	Multifamily
The Light Building	$43,500,000	4.3%	$295	1.83x	56.1%	13.6%	Office
488 Madison	$40,000,000	4.0%	$208	1.94x	45.5%	15.6%	Office
Top 10 Total/Wtd. Avg.	$602,390,421	59.6%		1.81x	49.7%	15.2%

(1)	With respect to the 640 5th Avenue, Showcase I, Bedrock Mixed-Use Portfolio, University Pointe and 488 Madison Mortgage Loans, Loan per Sq. Ft./Unit/Room, UW NCF DSCR, Cut-off Date LTV Ratio and U/W Cut-off Date NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.7% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include eight Mortgage Loans (21.4%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Bedrock Mixed-Use Portfolio	$55,000,000	5.4%
Lotus 315 & Essence 144	36,100,000	3.6
Farmingdale Hotel Portfolio	35,000,000	3.5
Rechler Industrial Portfolio - B	31,915,000	3.2
Rechler Industrial Portfolio - A	22,835,000	2.3
Prime Storage - Blue Portfolio	20,000,000	2.0
GNL Industrial Portfolio	10,650,000	1.1
371 Broadway & 1776 2nd Avenue Portfolio	4,400,000	0.4
Total	$215,900,000	21.4%

In addition, in some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Two (2) groups of Mortgage Loans (18.9%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
City Creek Center	$70,000,000	6.9%
Sugarloaf Mills	65,790,421	6.5
Total for Group 1:	$135,790,421	13.4%
Group 2:
Rechler Industrial Portfolio – B	$31,915,000	3.2%
Rechler Industrial Portfolio – A	22,835,000	2.3
Total for Group 2:	$54,750,000	5.4%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	25	$298,650,000	29.6%
New Jersey	9	$109,950,000	10.9%
California	6	$107,830,608	10.7%
Georgia	2	$73,890,421	7.3%
Utah	1	$70,000,000	6.9%
Nevada	1	$69,500,000	6.9%
Illinois	2	$65,909,936	6.5%
Michigan	13	$59,899,375	5.9%
Texas	3	$55,984,787	5.5%
Florida	3	$50,539,064	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout nine other states, with no more than 2.1% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or the regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Twelve (12) Mortgaged Properties (17.9%) are located in Florida, Georgia, South Carolina and Texas, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.
●	Eight (8) Mortgaged Properties (17.6%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties and, based on those reports, no Mortgaged Property has a seismic expected loss greater than 16%.
●	Six (6) Mortgaged Properties (10.7%) are located in California and are more susceptible to wildfires.

Mortgaged Properties With Limited Prior Operating History

Seven (7) Mortgaged Properties securing seven (7) Mortgage Loans (12.6%) have a limited operating history (i.e., less than 12 most recent months of recent historical financials), as follows:

●	Each of the Soldier Hill Commons (4.6%), Saks Beverly Hills (2.8%) ,1042 President Street (2.1%), Tesla – Lake Elmo (1.2%), 536 East 183rd Street (0.8%), 302 Graham Avenue (0.8%) and 3533 Barnes (0.2%) Mortgage Loans is secured, in whole or in part, by one or more Mortgaged Properties that were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, such Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Each of the Pleasanton Corporate Commons (3.7%) and Lauretta Landing (1.1%) Mortgage Loans has two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition.

With respect to the Tesla – Lake Elmo Mortgage Loan (1.2%), the Mortgage Loan is structured as a Delaware statutory trust, which permits up to 499 beneficial owners. See “—Delaware Statutory Trusts” below.

With respect to the Silvernail Plaza Mortgage Loan (0.8%), approximately 160 individuals have direct or indirect ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”, “—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the Bedrock Mixed-Use Portfolio (5.4%), 488 Madison (4.0%), 371 Broadway & 1776 2nd Avenue Portfolio (0.4%) Mortgage Loans is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%), as to the Lofts of Merchant Row Mortgaged Property (0.5%), the Mortgaged Property constitutes two units in a six-unit condominium, which is managed by a third party administrator. The administrator was the original developer of the

Mortgaged Property. The administrator may be replaced only for negligence or willful misconduct, as determined by unanimous vote of all the unit owners. Accordingly, the borrower does not control the condominium.

With respect to the 488 Madison Avenue Mortgage Loan (4.0%), while the Mortgaged Property is subject to a condominium regime, the Mortgaged Property will not operate as such for so long as the related borrower owns all the units in the condominium (i.e., no condominium board, no common area charges, no insurance requirements, no condemnation/casualty provisions). This will be the case through the maturity date of the Mortgage Loan, as the Mortgage Loan documents prohibit the Borrower from selling the collateral.

With respect to the 371 Broadway & 1776 2nd Avenue Portfolio Mortgage Loan (0.4%), while the condominium board at the 371 Broadway Mortgaged Property (0.3%) provided a condominium estoppel certificate at origination containing standard estoppel confirmations relating to the condominium documents, the borrower owns a 4.7866% fractured condominium interest in the related Mortgaged Property. In particular, without limitation:

(i)	In the event of a casualty, the condominium is not required pursuant to the condominium documents to restore the premises unless 75% of the interest holders do not vote to restore. The borrower controls a 4.7866% interest in the condominium and therefore cannot cause a restoration to occur if the other members of the condominium were to opt not to restore. If 75% of the interest holders do not vote to restore following a condemnation, restoration is not required pursuant to the condominium documents.
(ii)	The condominium documents do not require that insurance proceeds be held by an appropriately rated trustee regardless of the size of the insurance proceeds. The condominium documents require that the proceeds be held by an insurance trustee if the proceeds exceed $100,000 and by the condominium board if less than $100,000. There are no rating requirements for the insurance trustee, which may be any trust company or savings and loan association having an office in New York City.
(iii)	The borrower (and lender) does not have the ability to prevent amendments of the condominium documents as the threshold for such actions is 67%. The condominium documents prohibit amendments to the condominium documents that adversely affect the lien of any mortgage holder without the mortgage holder’s consent.
(iv)	The borrower (and Lender) cannot prevent termination of the condominium following a casualty or condemnation as authorization for such termination requires an affirmative vote of 80% of unit interests and the vote of not less than 67% of the unit holders subject to eligible mortgages.
(v)	The condominium documents are inconsistent regarding a possible right of first refusal in favor of the condominium board in connection with a sale of the commercial unit. The condominium documents provide that a foreclosure or deed-in-lieu would not trigger this right. The condominium documents permit the commercial unit owner to sell or lease the commercial unit without the condominium board having a right of first refusal, but reference such right of first refusal in other sections of the condominium documents.
(vi)	The Borrower has previously disputed the amount of common charges allocated to its unit, but is current as to all common charges.

With respect to the 371 Broadway & 1776 2nd Avenue Portfolio Mortgage Loan (0.4%), the condominium board at the 1776 2nd Avenue Mortgaged Property (0.2%) confirmed the current assessments on the commercial unit and any outstanding amounts, but did not provide a condominium estoppel certificate at origination. After division of the existing commercial unit (as more fully described below in “—Litigation and Other Considerations”), the borrower will own a 1.7238% fractured condominium interest in the related Mortgaged Property In particular, without limitation:

(i)	In the event of a casualty, the condominium is not required pursuant to the condominium documents to restore the premises unless 75% of the interest holders do not vote to restore. The borrower cannot cause a restoration to occur if the other members of the condominium were to opt not to restore. If 75% of the residential interest holders and 75% of the commercial interest holders or 75% of all interest holders do not vote to restore following a condemnation, restoration is not required pursuant to the condominium documents.
(ii)	The condominium documents do not require that insurance proceeds be held by an appropriately rated trustee regardless of the size of the insurance proceeds. The condominium documents require that the proceeds be held by the condominium board if the proceeds are $1,000,000 or less and an insurance trustee if in excess of $1,000,000. There are no rating requirements for the insurance trustee, it can be any trust company or savings and loan association having an office in New York City and a capital surplus and undivided profits of $500,000,000 or more.
(iii)	The borrower (and the lender) does not have the ability to prevent amendments of the condominium documents as the threshold for such actions is 66.67%. An amendment to the common elements and uses sections of the condominium documents requires the vote of 80% of unit holders, the “commercial mortgage representative” and the “residential mortgage representative,” however, the condominium board does not currently acknowledge the lender as the commercial mortgage representative. Amendments to the bylaws sections related to insurance, mortgages and imposition of common charges are only effective against a “Permitted Mortgagee” if their consent is obtained. “Permitted Mortgagee” is not defined in the condominium documents and we cannot confirm the lender has these rights.
(iv)	The condominium may be terminated, including but not limited to after a casualty or condemnation, if authorized by the affirmative vote of 80% of unit interests and the vote of the commercial mortgage representative and residential mortgage representative. The condominium board does not currently acknowledge the lender as the commercial mortgage representative.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	76	$779,250,421	77.2%
Fee/Leasehold	2	167,100,000	16.5
Leasehold	3	63,635,000	6.3
Total	81	$1,009,985,421	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts, which amounts, if not specified in the related Mortgage Loan documents, are based on the appraised values, as set forth in Annex A-1.
(2)	With respect to certain Mortgaged Properties, the encumbered interest is characterized as a “Fee” if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, except as described below, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee interest in the chart above), each of the ground leases

(i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options), and (ii) except as noted in the exceptions to representation and warranty number 34 in Annex D-1 or representation and warranty number 34 in Annex E-1, indicated on Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 640 5th Avenue Mortgage Loan (9.6%), the 640 5th Avenue Mortgaged Property consists of two abutting and interconnected buildings facing Fifth Avenue (such building facing Fifth Avenue, the “Fifth Avenue Building”) and West 52nd Street (such building facing West 52nd Street, the “West 52nd Street Building”) in New York City. The borrower’s predecessor-in-interest of the 640 5th Avenue Mortgaged Property and the fee owner of a neighboring property known as 650 Fifth Avenue (such fee owner, the “Air Rights Tenant”, and such neighboring property, the “Non-Collateral Property”) entered into a series of ground leases described below in order to satisfy the “single ownership” requirement of the applicable zoning code in effect in 1970 in connection with the transfer of unused development rights at the West 52nd Street Building to the Air Rights Tenant.

First, the Air Rights Tenant ground leased the Non-Collateral Property to the borrower’s predecessor-in-interest pursuant to a 99-year ground lease. The Air Rights Tenant, as landlord, is required to, among other things, pay real estate taxes, carry insurance, maintain and repair the Non-Collateral Property and comply with the laws for the Non-Collateral Property. The borrower, as tenant of the Non-Collateral Property, is obligated to pay $1.00 per annum in rent and has no material obligations with respect to the Non-Collateral Property. This ground lease may be terminated in connection with a condemnation.

Second, the borrower’s predecessor-in-interest ground leased the entirety of the Non-Collateral Property, the Fifth Avenue Building and the West 52nd Street Building to the Air Rights Tenant pursuant to a ground lease with a term of 99 years and 8 months, less 1 day. As of July 1, 2024, the Air Rights Tenant is required to pay $1,166,319 in rent per annum, payable monthly in installments of $97,193.25. Annual rent will reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building, as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant are in continuing negotiations regarding the amount of the Appraised Rental; provided, however, that such amount may not be lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher that the rental rate for the prior period), the Air Rights Tenant will pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through July 31, 2047, at which time, the rental rate will again be the greater of the rental for the prior period or 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building. This ground lease requires the borrower, as landlord, to among other things, pay taxes, carry insurance, maintain and repair the Fifth Avenue Building and the West 52nd Street Building. This ground lease may be terminated in connection with a condemnation or if the Air Rights Tenant fails to pay its rent described above.

Third, the Air Rights Tenant subleased the Fifth Avenue Building and the West 52nd Street Building to the borrower’s predecessor-in-interest while retaining the then-unused development rights generated by the West 52nd Street Building above a horizontal plane starting at the top of the improvements then-located on the West 52nd Street Building. The exact amount of the development rights retained by the Air Rights Tenant is not stated in the related ground lease. This third ground lease is for a term of 99 years and 8 months, less 2 days, with rent payable by tenant in the amount of $1.00 per annum. The borrower, as subtenant at the Fifth Avenue Building and the West 52nd Street Building, is required to, among other things, pay all taxes and carry insurance for the demised premises and may make alterations to the demised premises without consent; provided that the borrower does not construct any improvement on the West 52nd Street Building that uses more floor area than the floor area used by the then-existing improvements. There is no affirmative maintenance or repair obligations, but the sublease does provide an indemnity in favor of the Air Rights Tenant, as sublandlord, if the borrower fails to maintain the demised premises and comply with the laws for the demised premises. This sublease cannot be terminated except in connection with a condemnation.

With respect to the City Creek Center Mortgage Loan (6.9%), the Mortgage Loan is secured by the borrower’s (x) subleasehold interest in a portion of the Mortgaged Property (the “Subleasehold Premises”) and (y) leasehold interest in the remaining portion of the Mortgaged Property pursuant to a ground lease between the borrower, as ground lessee, and Property Reserve, Inc., a Utah nonprofit corporation and the real estate investment arm of The Church of Jesus Christ of Latter-Day Saints, as ground lessor (the borrower also holds the fee interest in four restaurant tenant spaces, provided that the fee title will revert to the ground lessor upon the expiration of the ground lease). The borrower is not a party to the prime leases governing the Subleasehold Premises and the ultimate fee owners of the Subleasehold Premises have not provided a non-disturbance agreement with respect to the Subleasehold Premises to the borrower. Under the ground lease, the ground lessor is required to indemnify the borrower for any loss caused by a modification or termination of the prime leases without the borrower’s consent. Under the Mortgage Loan documents, in the event the borrower has a claim against the ground lessor in connection with such indemnification that it is unable to resolve in 180 days, the borrower is required to prosecute to completion any action in connection with such indemnification. The borrower is required to immediately deposit any recovery in connection therewith with the lender to either be held in a reserve account as additional collateral for the Mortgage Loan or used to prepay the Mortgage Loan at par, at the borrower’s election.

With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the New York State Department of Transportation (“New York DOT”) (i) ground leased certain real property (including the Courtyard Marriott Mortgaged Property) to 110 Hotels, LLC and (ii) ground leased certain real property (including the TownePlace Suites Mortgaged Property) to 110 Hotels II, LLC, pursuant to amended ground leases dated April 7th, 2006 (the “Farmingdale Hotel Portfolio Master Ground Leases”). Each of 110 Hotels, LLC and 110 Hotels II, LLC (together, the “Farmingdale Direct Ground Lessees”), which are affiliates of the related borrowers, sub-ground leased its respective ground leasehold interest to one of the two borrowers, The Farmingdale Hotel Portfolio Mortgage Loan encumbers the borrowers’ sub-ground leasehold interest in (i) the Courtyard Marriott Mortgaged Property, as governed by a ground sublease between 110 Hotels, LLC and Runway Hotel, LLC (the “Courtyard Marriott Ground Lease”), and (ii) the TownePlace Suites Mortgaged Property, as governed by a ground sublease between 110 Hotels II, LLC and Runway Hotel II, LLC (the “TownePlace Suites Ground Lease”). In addition, the Farmingdale Direct Ground Lessees executed a joinder to the mortgage for the Farmingdale Hotel Portfolio Mortgage Loan encumbering their ground leasehold interests under the Farmingdale Hotel Master Ground Leases. The Farmingdale Hotel Portfolio Master Ground Leases both have terms expiring September 12, 2045, followed by two, 10-year renewal options, and the terms of the Courtyard Marriott Ground Lease and TownePlace Suites Ground Lease each expire the day before the expiration of the related Farmingdale Hotel Portfolio Master Ground Lease, as the same may be extended. Annual base rent under each Farmingdale Hotel Portfolio Master Ground Lease is the higher of (i) 4.00% of total revenue through September 2025, and 4.5% of total revenue at all times thereafter, in each case provided that more than $4.25 million in gross revenue is earned during the applicable year and (ii) $125,000 (which $125,000 amount is subject to a consumer price index adjustment every seven years). The rent under each of the Courtyard Marriott Ground Lease and TownePlace Suites Ground Lease mirrors the rent under the related Farmingdale Hotel Portfolio Master Ground Lease.

The Farmingdale Hotel Portfolio Master Ground Leases provide that the consent of the fee owner, the New York DOT, which consent will not be unreasonably withheld and will be deemed given if the fee owner does not respond to a request for consent within 30 days of receipt of the same, is required for any transfer of the ground leasehold interest. Pursuant to Subordination, Non-Disturbance and Attornment Agreements entered into by the New York DOT, the New York DOT has agreed that an acquisition of the ground leasehold interest under the related Farmingdale Hotel Master Ground lease by the lender pursuant to a foreclosure or deed-in-lieu of foreclosure is permitted, but any transfer of such ground leasehold interest to a third party requires the consent of the New York DOT as described above. Accordingly, if the issuing entity were to take title to the Mortgaged Properties, it would not be able to sell the Mortgaged Properties without obtaining the reasonable consent of the New York DOT. Such provision could materially adversely affect the ability of the issuing entity to obtain repayment of the Mortgage Loan following an event of default.

In addition, with respect to the Farmingdale Hotel Mortgage Loan (3.5%), each of the borrowers has subleased its respective sub-ground leasehold interest to an operating lessee entity which is owned by such borrower (collectively, the “Farmingdale Operating Lessees”) pursuant to an operating lease (collectively, the “Farmingdale Operating Leases”). Each Farmingdale Operating Lease has a term which ends December 31, 2029, subject to four automatic renewal terms of one year each, unless the Farmingdale Operating Lessee provides notice of non-renewal. Each Farmingdale Operating Lease provides for base rent (which consists of a fixed amount of $1,000 per hotel key, plus the PILOT payment for the current year, plus annual debt service), and percentage rent (i) based on a percentage of gross revenues which varies depending on occupancy rates and (ii) based on a percentage of gross revenues which varies depending on the amount of gross revenues. The related mortgage does not encumber the leasehold interests of the Farmingdale Operating Lessees, and the lender does not have a perfected interest in the hotel revenues. The Farmingdale Operating Lessees are required to be operated by the borrowers as special purpose entities; however it is possible that they could incur liabilities that might encumber their interests in the hotels at the Mortgaged Properties. For so long as the Farmingdale Operating Leases are in effect, the borrowers are only entitled to receive rents under the Farmingdale Operating Leases, and not the revenues from the hotels located on the Mortgaged Properties. The Mortgage Loan was underwritten based on the hotel revenues. Pursuant to an assignment and subordination of lease signed by the borrowers and the Farmingdale Operating Lessees, the Farmingdale Operating Leases were assigned to the lender, and the lender was granted the right to terminate the Farmingdale Operating Leases upon an event of default under the Mortgage Loan or a default (beyond any applicable grace or cure period provided in the Farmingdale Operating Leases) under the Farmingdale Operating Leases. We cannot assure you that the foregoing structure will not adversely affect the ability of the lender to realize upon the related Mortgaged Properties, particularly in the event of a bankruptcy of the borrowers, the Farmingdale Operating Lessees or the Farmingdale Direct Ground Lessees.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan. The environmental report prepared for The Light Building Mortgaged Property (4.3%) is approximately 13 months old as of the Cut-off Date, and no other environmental report is more than 12 months old as of the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”) to identify any recognized environmental conditions (each a “REC”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate the RECs identified during the Phase I investigations. A Phase II investigation generally consists of sampling and/or testing of the soil and groundwater at the property.

With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%), controlled recognized environmental conditions (each, a "CREC") were identified at the following Mortgaged Properties:

●	With respect to the Trio on Fort Street Mortgaged Property (1.4%), the related ESA noted that a previous BEA report in 2020 relating to one section of the Mortgaged Property identified elevated concentrations of volatile organic compounds, polychlorinated biphenyls and various metals in soils and elevated concentrations of cis-1,2,-Dichloroethene, trichloroethylene, arsenic and/or selenium were identified in groundwater samples, in each case above applicable cleanup criteria. Based on identified exceedances of cleanup criteria, such portion of the Mortgaged Property meets the definition of a “facility”, and a Documentation of Due Care Compliance (“DDCC”) was required. A DDCC covering such section of the Mortgaged Property and another section which together comprise the eastern city block of the Mortgaged Property identified potential exposure pathways from indoor air inhalations, ambient air volatile soil inhalation and direct contact. The DDCC provided for written notices to be provided to easement holders of record, utility franchise holders of record, and owners or operators of all public utilities that serve such portion of the Mortgaged Property, and for response activities including maintaining existing surface cover (building slabs, asphalt surface and seeded topsoil), annual inspections of the surface cover, and repairs of damaged or deteriorated surface cover. A third section of the Mortgaged Property had a BEA performed in 2020, which found concentrations of fluoranthene, naphthalene and phenanthrene, arsenic, and various metals above applicable cleanup criteria in various soil samples. Based on such identified exceedances, such portion of the Mortgaged Property meets the definition of a “facility” and required a DDCC. The DDCC identified potential exposure pathways via indoor air inhalation and direct contact, and a mercury concentration (16 ug/m3) was detected in a sub-slab gas sample collected in the building above the applicable screening level (15 ug/m3), requiring additional assessment in such area of the building. The DDCC provided for surface cover to be maintained on such third portion of the Mortgaged Property and written notices to be provided to easement holders of record, utility franchise holders of record, and owners or operators of all public utilities that serve such portion of the Mortgaged Property. The ESA concluded that the foregoing instances of contamination in various portions of the Mortgaged Property, and the related restrictions, constituted CRECs.
●	With respect to the 1274 Library Street Mortgaged Property (0.6%), the related ESA stated that the Mortgaged Property was occupied by a fur manufacturing company from 1932 until 1983, and that operations associated with that company included fur cleaning, which would have historically involved the usage of hazardous substances and/or petroleum products. A BEA, including five soil borings and collection of eight soil samples, was conducted in 2014, and identified a concentration of PCE at 290 ug/kg at one soil boring, in excess of the applicable cleanup criteria. The MIEGLE sent a letter dated January 7, 2015, which acknowledged the receipt of the BEA. A DDCC was also prepared in 2014. According to information in the DDCC, no compounds were identified necessitating response activities to control exposure; however, it was noted that if changes to property use, zoning, operations or layout occur, or previously unidentified contamination is discovered, re-evaluation of potential pathways will be required, and that if the property owner or occupant intends to move soil or groundwater, proper characterization is to be completed to prevent movement of impacted soils to unimpacted areas. Based on the “facility” status of the Mortgaged Property and the restrictions that have been instituted, the ESA concluded that the previously documented contamination constituted a CREC.
●	With respect to The Globe Building Mortgaged Property (0.4%), the related ESA stated that the Mortgaged Property was previously used for various manufacturing and machine shops from at least 1921 until at least 1950, engravers from at least 1947 until at least 1962, and a lithographer from at least 1961 until at least 1983. A BEA, including three soil borings and one gas sample point, was subsequently completed, and identified elevated levels of lead and chromium, in excess of the applicable cleanup criteria. As a result the Mortgaged Property is considered a “facility.” The MIEGLE sent a letter dated August 5, 2014, which acknowledged the receipt of the BEA. A DC was provided in connection with the BEA. The ESA concluded that the documented contamination and designation of the Mortgaged Property as a “facility” constituted a CREC.

With respect to the Soldier Hill Commons Mortgage Loan (4.6%), the ESA identifies as a REC for the Mortgaged Property metals impacts above applicable standards to site soils as a result of placement of fill material onsite during the 1950s and 1960s. These impacts were first identified in 2002 during investigations conducted as part of a planned acquisition and the residential development of the Mortgaged Property. An additional remedial investigation conducted in 2003 found that the impacted fill material covered approximately 17.7 acres of the Mortgaged Property. Further investigation completed in 2007, 2009, and 2015, identified impacts to the soils at the Mortgaged Property by polycyclic aromatic hydrocarbons above applicable standards. In May 2020, a Remedial Action Workplan (“RAW”) was prepared by the licensed site remediation professional overseeing the investigation and remediation of the identified impacts at the Mortgaged Property. To address the impacts, the RAW proposed implementation of engineering controls in the form of a multi-component cap consisting of concrete building slabs, asphalt-paved parking areas and driveways, and landscaped areas covered with clean fill. The RAW also proposed filing a deed notice and implementing a Remedial Action Permit (“RAP”) for soil that will require biennial certifications, including annual inspection of the cap, and reporting to the New Jersey Department of Environmental Protection (“NJDEP”). Remedial activities at the Mortgaged Property have since been completed in accordance with the RAW. A Remedial Action Report (“RAR”) and soil RAP have been prepared, submitted to the NJDEP, and are awaiting NJDEP approval. Until such time that the NJDEP has approved the RAR and soil RAP, the ESA consultant will consider this matter as a REC; however, upon NJDEP approval, recording of the deed notice, and implementation of the soil RAP, the consultant has stated that this matter will then be considered a controlled REC. The ESA consultant recommended completing any remaining response actions in accordance with the RAW until such time that regulatory closure for the Mortgaged Property is achieved. The soil RAP application estimated a cost of $30,000 for the maintenance and monitoring of the engineering controls over at least a 30 year time frame. The estimated monitoring cost during the loan term is estimated to be approximately $5,000. The Mortgage Loan documents require that the borrower comply with all obligations and requirements set forth in (i) the deed notice and (ii) the soil RAP ultimately issued for the Mortgaged Property, including, without limitation, any monitoring, maintenance and biennial certification requirements therein. The borrower must also deliver evidence to the lender of the borrower’s compliance with the same.

With respect to The Light Building Mortgage Loan (4.3%), the ESA identifies as a REC for the Mortgaged Property impacts to site soils and groundwater attributed to historical onsite printing operations. In 2017, the Mortgaged Property entered into the Texas Commission on Environmental Quality (“TCEQ”) Voluntary Cleanup Program (“VCP”). As part of the VCP, the Mortgaged Property is seeking a Municipal Setting Designation (“MSD”) that would prohibit the use of groundwater as potable water. Accordingly, in 2018, a request was submitted to the City of San Antonio for municipal concurrence in obtaining an MSD. As part of the MSD process, the City of San Antonio requested that a new groundwater monitoring well be installed, which well was installed in January 2020 just north of the Mortgaged Property near the onsite groundwater plume. In September 2023, an MSD application was submitted to the TCEQ for certification, and is currently pending review and approval. Once certified by the TCEQ, the MSD will eliminate the need for further response actions to address the groundwater impacts, and a request will be made for the issuance of a final certificate of completion for the Mortgaged Property. Based upon TCEQ response times and the potential for TCEQ to request additional information on the MSD application, the ESA consultant has estimated 180 days to achieve closure for the Mortgaged Property. The ESA consultant estimated the cost to complete closure to be up to $30,000, which includes an estimated $15,000 to respond to any comments/requests that may come from TCEQ’s review of the MSD application and approximately $15,000 for groundwater monitor well plugging and abandonment that will be conducted as the last step in the closure process. At origination of the Mortgage Loan, the borrower deposited $45,000 into an environmental reserve, which amount is equal to 150% of the remaining costs to complete the VCP closure.

With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%):

●	The ESA identified CREC at the FCA USA – Detroit, MI Mortgaged Property (0.3%) in connection with the (i) former operations and occupants at the Mortgaged Property, which included numerous commercial and industrial businesses that likely included the use, storage and disposal of hazardous and petroleum products, and (ii) environmental documentation available for the Mortgaged Property. In addition, numerous commercial and industrial businesses that likely included the use, storage and disposal of hazardous and petroleum products have operated on a portion of the Mortgaged Property from at least the 1920s to the 1990s. Considering the duration of these operations, undocumented releases likely occurred that potentially resulted in subsurface contamination according to the ESA. Furthermore, prior RECs have been identified for the prior uses and impacts that remain at the Mortgaged Property by prior owners. Accordingly, the Mortgaged Property has been redeveloped in consideration of these impacts with the implementation of a Baseline Environmental Assessment (“BEA") and Due Care (“DC”). The borrower is not the responsible party for the contaminants identified and the BEA provides liability relief for these impacts while allowing the Mortgaged Property to be redeveloped and economically used. The DC outlines requirements to be adhered to for the Mortgaged Property. The BEA and DC for the Mortgaged Property have been implemented by the borrower under Michigan Department of Environmental, Great Lakes and Energy (“MIEGLE”) requirements. The environmental consultant recommends that the borrower continue to adhere to the BEA and DC and the Mortgage Loan documents require that the borrower continue to adhere to the DC.

●	The ESA identified CRECs at the Kuka – Sterling Heights, MI Mortgaged Property (0.05%) in connection with the (i) former operations of the Mortgaged Property as an automobile equipment facility and (ii) environmental documentation available for the Mortgaged Property. The Mortgaged Property was also used for the stockpiling of impacted soils from adjacent industrial properties from the 1970s to 2000s. According to a prior ESA and Phase II investigation, concentrations of arsenic in soil were detected at levels above regulatory and health-based thresholds. A BEA and DC were prepared for the Mortgaged Property by Nova Group in 2014/2015. According to the ESA, the borrower was not responsible for the introduction to the Mortgaged Property of the contaminants identified. The BEA in place provides liability relief for these impacts while allowing the Mortgaged Property to be redeveloped and economically used. The DC outlines requirements to be adhered to for the Mortgaged Property. The BEA and DC for the Mortgaged Property have been implemented by the borrower under MIEGLE requirements. The environmental consultant recommends and the Mortgage Loan documents require that the borrower continue to adhere to the DC.
●	The ESA identified CRECs at the CSTK – St. Louis, MO Mortgaged Property (0.03%) in connection with the prior use of the Mortgaged Property as a railroad facility. Due to the prior use of the Mortgaged Property and based on results of prior subsurface investigations revealing contaminants of concern above risk-based target levels, the Mortgaged Property was enrolled in the Missouri Department of Natural Resources (“MDNR”) cleanup program. Based on these exceedances, an Environmental Covenant (“EC”) was prepared and recorded with the City of St. Louis in June 2018 that restricts use of the Mortgaged Property to non-residential use only. In addition, engineering controls have been established for soil, which is managed under a soil management plan that was prepared in 2017. As part of the required engineering controls, asphalt and concrete as well as a soil cap and rip-rap over the drainage basin on the western portion of the Mortgaged Property must be regularly inspected to ensure the pathways remain incomplete. Additionally, notification is required prior to any construction work that impacts soils below grade with additional requirements for management and disposal if excavated or disturbed. Based on review of the previous assessments and EC, the MDNR issued a certificate of completion for the Mortgaged Property with an EC on August 2, 2018. The environmental consultant recommends and the Mortgage Loan documents require compliance with the terms of the soil management plan and the activity and use limitations detailed in the EC.
●	The ESA identified a CREC at the AM Castle – Wichita, KS Mortgaged Property (0.03%) in connection with the Mortgaged Property’s location in the Gilbert and Mosley project area, which is an area of ongoing groundwater remediation for multiple industrial facilities. The City of Wichita has reestablished financial lending in the Gilbert and Mosley areas through a legal agreement with local lending institutions. The agreement states that the institutions will not refuse to lend on the security of real properties located within the Gilbert and Mosley site which are owned or operated by persons or entities who have obtained a Certificate and Release for Environmental Conditions. Certificate and Releases are granted by the City of Wichita to property owners who have demonstrated through documentation or investigation that they have not contributed to the contamination in the Gilbert and Mosley site. The environmental consultant recommends that the borrower submit an application for a Certificate and Release for Environmental Conditions (a “Wichita Certificate and Release”). The Mortgage Loan documents require the borrower to communicate with the applicable tenant a request, pursuant to such tenant’s lease, that such tenant submit an application for a Wichita Certificate and Release.

With respect to the Silvernail Plaza Mortgage Loan (0.8%), the related ESA identified a CREC at the Mortgaged Property in connection with residual soil and groundwater impacts, including chlorinated solvents, resulting from the prior operation of a dry cleaner at the Mortgaged Property. According to the ESA, subsequent vapor exposure sampling did not reveal any chlorinated solvents above regulatory action levels for commercial space. On February 18, 2008, following related investigation and remediation, the Wisconsin Department of Natural Resources issued regulatory closure for the Mortgaged Property after determining that any chlorinated solvent contamination appeared to have been investigated and remediated to the extent practicable under site conditions.

With respect to the 302 Graham Avenue Mortgage Loan (0.8%), the ESA identifies as a controlled REC for the Mortgaged Property residual impacts to site soils and groundwater associated with contamination that had migrated from adjacent and upgradient properties historically used for industrial purposes. As a part of the redevelopment of the Mortgaged Property, the Mortgaged Property was enrolled in the New York City Voluntary Cleanup Program and several investigations were conducted at the site in 2019. Various remedial actions were performed onsite in 2020, including soil excavations, and engineering controls were implemented to address potential exposures to residual impacts, including the construction of a composite cover system and the installation of a vapor barrier system for the entirety of the building footprint. Additionally, a Site Management Plan (SMP) was established for the Mortgaged Property that addresses the management of the engineering controls and implements institutional controls for the Mortgaged Property that prohibit: (1) vegetable gardening and farming, (2) the use of groundwater without treatment, (3) disturbance of residual soil material unless conducted in accordance with the SMP, and (4) any level of land usage higher than its approved restricted residential use without prior notification to and approval by the governing authority. The Mortgaged Property must also remain registered with an E-Designation by the New York City Department of Buildings. Based on the remediations conducted and the SMP, the New York City Office of Environmental Remediation issued Completion of Remediation Activities status to the Mortgaged Property in May 2023. Given the completion status of the Mortgaged Property under the Voluntary Cleanup Program, the related ESA consultant did not recommend any further action other than the implementation and management of the engineering and institutional controls in compliance with the SMP established for the Mortgaged Property.

With respect to the Durst CVS Columbus Mortgage Loan (0.3%), the ESA identifies as a controlled REC for the Mortgaged Property residual impacts along a gas line on the northern portion of the site associated with the historic presence of underground storage tanks (“USTs”) operated by a former car care center and by a filling station. These USTs were removed from the Mortgaged Property in the mid-1980s and early 1990s. Later investigations at the Mortgaged Property in 1998 and 1999 identified soil and groundwater impacts above applicable action levels caused by releases from these historic USTs. Various remedial activities were conducted onsite. Confirmatory sampling conducted after remediation and during an additional investigation in 2000 did not identify any remaining impacts above applicable action levels with the exception of a limited area of impact along an existing gas line near the north edge of the Mortgaged Property where additional excavation had not been practical. The Mortgaged Property received No Further Action status from the governing authority on December 18, 2003, which allowed the limited area of impact to remain along the gas line. The related ESA consultant concluded that no further action was necessary in relation to this matter as long as the Mortgaged Property continued with commercial use.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Showcase I Mortgage Loan (6.9%), the second largest tenant, M&M World, which leases 17.2% of the net rentable area at the related Mortgaged Property, has the right to draw on a $12,000,000 landlord contribution to renovate its space in connection with a lease renewal commencing in September 2025. M&M World is not obligated to renovate its space.
●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the Courtyard Marriott Mortgaged Property (1.8%) is currently undergoing a PIP. The work in connection with the PIP is anticipated to cost approximately $2,467,364, which amount was fully reserved at origination of the Mortgage Loan. The work involves renovations to the guestrooms, exteriors, common areas, lobby/restaurant areas, exterior signage, fitness center and meeting area. The work is generally expected to commence in the fall of 2024 and be completed by end of March 2025. Pursuant to an amendment to the related franchise agreement, if the PIP is completed by March 28, 2025 to the satisfaction of the franchisor, the related Farmingdale Operating Lessee will have the right to extend the term of the franchise agreement to May 31, 2045, provided it satisfies certain conditions set forth in such amendment. We cannot assure you that the expected renovations will be completed as expected or at all or that the franchise agreement will be extended.
●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), The TownePlace Suites Mortgaged Property (1.6%) is currently undergoing a Temporary Renovation Investment Program (“TRIP”) in connection with a one-year extension of the related franchise agreement with Marriott through January 2034. The work in connection with the TRIP is anticipated to cost approximately $1,389,643, which amount was fully reserved at origination of the Mortgage Loan. The work involves a partial renovation to the Mortgaged Property, including renovation of guestrooms, common areas, lobby/breakfast/fitness areas and exterior signage. The work is generally expected to commence in the fall of 2024 and be completed by end of March 2025. We cannot assure you that the expected renovations will be completed as expected or at all.
●	With respect to the 371 Broadway and 1776 2nd Avenue Portfolio Mortgage Loan (0.4%), the sole tenant, Hanwha Foundation of Culture, has executed a lease to occupy 3,662 square feet at the Mortgaged Property but is not yet in occupancy. The sole tenant took possession of its leased premises on November 17, 2023 and the space is currently in the process of being built out. The leased premises currently operates under a temporary certificate of occupancy (“TCO”) that expires on June 23, 2024. As the TCO covers the entirety of the building, the responsibility for renewing the TCO and ultimately getting a permanent certificate of occupancy (“PCO”) is with the related condominium board. Any failure of the leased premises to have a TCO or a PCO that results in the sole tenant’s inability to operate will entitle the tenant to 100% rent abatement. The rent commencement date is July 17, 2024. We cannot assure you that the tenant will take occupancy or commence paying rent as expected or at all.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”. In addition, we cannot assure you that the redevelopments, renovations and/or expansions described above will be completed as expected or at all.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. The engineering reports prepared for The Light Building Mortgaged Property (4.3%) is approximately 13 months old as of the Cut-off Date, and no other engineering report is more than 12 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

In addition, in connection with the origination of each Mortgage Loan included in the issuing entity, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. In addition, certain Mortgaged Properties may be legal non-conforming uses that may be restricted after certain events, such as casualties, at the Mortgaged Properties. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”, “—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines” and “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 24 on Annex D-1, representation and warranty number 24 on Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable, for additional information.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%),the borrower sponsor, Daniel Gilbert, as well as Rocket Companies Inc. and Rock Holdings Inc., each of which is controlled by Daniel Gilbert, are named defendants in a consolidated federal class action lawsuit originally filed in the Eastern District of Michigan in 2021 and amended and refiled in February 2024. The consolidated lawsuit alleges violations by the defendants of securities laws relating to alleged misstatements made during earnings calls, and also alleges insider trading by Daniel Gilbert and Rock Holdings, Inc. in connection with the sale of 20,200,000 shares of Rocket Class A Common Stock in March 2021 for alleged proceeds of approximately $500 million. The plaintiffs are seeking, among other things, the following: (i) the defendants to pay damages sustained by the plaintiffs; (ii) awarding the plaintiffs prejudgment and post-judgment interest, as well as their attorneys’ fees, expert fees, and other costs; and (iii) compensatory damages for all damages sustained as a result of the defendants’ wrongdoing in an amount to be proven at trial. We cannot assure you that the litigation will not have a material adverse effect on the borrower sponsor, the non-recourse carveout guarantor or the borrower.

With respect to the Soldier Hill Commons Mortgage Loan (4.6%), the borrower sponsor and carve-out guarantor is Paula O’Neill. Mrs. O’Neill’s husband, Finbar O’Neill, was formerly a principal at an affiliated construction management firm, Onekey, LLC. On July 29, 2022, the United States Attorney’s Office (the “USAO”) brought a Class-B misdemeanor charge against Onekey, LLC and Mr. O’Neill for willfully violating an OSHA regulation. The charges stemmed from an accident that occurred in Poughkeepsie, New York in August 2017 resulting in the death of a construction worker. On February 2, 2023, Onekey, LLC was sentenced to three years of probation and ordered to pay a $218,417 fine. Mr. O’Neill was sentenced to three months at a minimum-security FCI satellite camp and one year of supervised release. Onekey, LLC served as the general contractor which developed the Mortgaged Property, which work was completed in 2023.

With respect to the Rechler Industrial Portfolio – B Mortgage Loan (3.2%) and the Rechler Industrial Portfolio – A Mortgage Loan (2.3%), the related borrower sponsors, Gregg Rechler and Mitchell Rechler, were among thirteen named defendants in an action filed in 2023 related to the final phase of the Greybarn Amityville Development, a residential development not collateral for the Mortgage Loan. The plaintiffs generally argue that the development of the final phase of the project was intentionally delayed, preventing the plaintiffs from payouts due and payable to them upon completion of the project. The court concluded that the plaintiffs’ causes of action were contradicted by the terms of the related operating agreement and dismissed the entire complaint on or about February 9, 2024. The plaintiffs filed a notice of appeal on March 29, 2024 and a motion to reargue on April 3, 2024. The borrower sponsors contend that they should not have been included in the action, as they are not parties to the operating agreement which forms the basis of the litigation. The plaintiffs did not advance any additional arguments in their motion to reargue.

With respect to the Prime Storage - Blue Portfolio Mortgage Loan (2.0%), the property manager, Prime Group Holdings LLC, was charged by the Securities and Exchange Commission (the “SEC”) on September 5, 2023, with failing to adequately disclose to investors in Prime Storage Fund II, LP (which indirectly owns a substantial majority of, and with its affiliated funds indirectly owns the entirety of, the borrowers) real estate brokerage fees that were paid to a real estate brokerage firm wholly owned by Robert Moser, one of the non-recourse carveout guarantors of each such Mortgage Loan and also the 100% owner of both the property manager and the general partner of Prime Storage Fund II, LP and its affiliated funds. The SEC’s order found that the property manager violated Section 17(a)(2) of the Securities Act of 1933. Without admitting or denying the SEC’s findings, the property manager agreed to cease and desist from violating the charged provision and to pay a $6.5 million civil penalty and more than $14 million in disgorgement and prejudgment interest. We cannot assure you that investors in Prime Storage Fund II, LP will not initiate litigation or other legal action in connection with the foregoing.

With respect to the 419 Lafayette Street Mortgage Loan (2.0%), one of the related borrower sponsors, Albert Malekan, is currently involved in a familial dispute with his brother, Michael Malekan, who holds a partial ownership interest (approximately 10%) in the ownership entities involved in certain deals within Albert Malekan’s portfolio (but not including the Mortgaged Property). Albert Malekan is the controlling party of such entities, and the plaintiff is seeking to have a receiver appointed to take over control, operation, and management of such entities, and by extension, the properties. The plaintiff has filed various complaints against Albert Malekan in an effort to have such receiver appointed, alleging, among other things, that Albert Malekan has mismanaged the entities and assets at issue. Albert Malekan has denied any wrongdoing and has filed a counterclaim against the plaintiff. Additionally, there is ongoing litigation between a former tenant at the Mortgaged Property, Fusion Media, as plaintiff, and the borrower’s predecessor-in-interest and affiliate, AKJO-26 Management, as defendant. The plaintiff has sued the defendant for a return of its security deposit in an approximate amount of $432,000 plus statutory interest of 9% for alleged breaches of its lease at the Mortgaged Property. The plaintiff is no longer a tenant at the Mortgaged Property, and its leasehold interest no longer affects the Mortgaged Property. Settlement negotiations are ongoing, and the borrower is neither a party to the lease nor to the litigation. The loan documents contain a loss carveout for any losses suffered in connection with the litigation.

With respect to the 3575 Cahuenga Mortgage Loan (1.8%), the borrower sponsor and non-recourse carveout guarantor, David Y. Lee, was alleged to have violated Regulation O promulgated by the Federal Reserve while acting as a member of the board of Premier Business Bank. The allegation was that Dr. Lee indirectly benefitted from a $2,100,000 real estate loan, secured by a medical office building, made by the bank to an entity controlled by Dr. Lee’s mother-in-law (which entity was wholly owned by his mother-in-law and her daughters, including Dr. Lee’s wife). Prior to the issuance of the loan, Dr. Lee disclosed to the Premier Business Bank board that his wife had an interest in the property and the entity as her separate property and the proceeds of the loan were to be used as represented by the borrowing parties. The alleged violation occurred when certain of the loan proceeds distributed to Dr. Lee’s wife were deposited into a joint account belonging to Dr. Lee and his wife, rather than an account held separately by his wife only. The FDIC has prohibited Dr. Lee from further participation in the banking industry and issued a civil money penalty in the amount of $75,000.

With respect to the Tesla – Lake Elmo Mortgage Loan (1.2%), the related borrower sponsor and certain affiliates thereof are defendants in a pending action brought by a former lender who provided the borrower sponsor and such affiliates a revolving line of credit to finance the equity portion of certain acquisitions during 2020-2021. The former lender is alleging that the borrower sponsor and such affiliates violated their obligations under a loan agreement and related exclusivity and right of first offer agreement which provided the former lender the right to purchase an acquisition that the borrower sponsor and its affiliates pursued during the 2020-2021 period before the acquisition was sold to someone else. The former lender is seeking $32,000,000 in damages from unearned potential profits based on the profits achieved during the time that the revolving line of credit was in use. The lawsuit remains pending and we cannot assure you as to the eventual outcome of such lawsuit. Additionally, the related borrower sponsor and an affiliate thereof are defendants in a contract dispute brought by a company that delivered materials for the construction of a medical office building leased by the joint venture partner of the borrower sponsor affiliate (the “JV Partner”). Due to delays caused by a third-party landlord with whom the JV Partner signed the lease, the materials were never installed, and the lease has since terminated. The company is seeking payment for the material from the defendants in an amount equal to $3,870,000. The landlord of the medical office building is also suing the JV Partner for damages of the full amount of the lease, which included payments between $33,000 to $43,000 per month. The borrower sponsor is not listed as a defendant in such suit. The JV Partner has brought counterclaims against the landlord for breach of contract.

With respect to the 302 Graham Avenue Mortgage Loan (0.8%), one of the borrower sponsors and the non-recourse carveout guarantor, Joel Schwartz, is subject to an outstanding foreclosure action related to a bridge to permanent financing with a prior lender at an unrelated property known as 360 Johnson Ave, Brooklyn, NY. The loan is in maturity default.

With respect to the 371 Broadway & 1776 2nd Avenue Portfolio (0.4%), the related borrower sponsor is in current litigation with the condominium board at the 371 Broadway Mortgaged Property, alleging the board failed and refused to allow the installation of a flue in accordance with the Flue Provisions on the Offering Plan of the condominium unit, which caused the borrower sponsor to be unable to rent to a tenant for restaurant use. The parties are currently in settlement discussions.

With respect to the 371 Broadway & 1776 2nd Avenue Portfolio (0.4%), the related borrower sponsor was previously in a dispute with the condominium board at the 1776 2nd Avenue Mortgaged Property, in which the borrower sponsor alleged the board was overcharging the borrower sponsor based on its percentage of condominium interest. The matter was settled in May 2023 and pursuant to the terms of the related settlement agreement, the borrower’s condominium interest will be reduced from 2.3567% to 1.7238%, which is equal to the 3,200 square feet of retail space after the reduction. In addition to adjusting the unit size and the unit’s percentage of the interest in the common elements, the borrower sponsor agreed to pay the board the outstanding common charge and assessment arrears, while the board compensated the owner with $115,000 as well as 26.855% of the unit’s property taxes for the 2022/2023 tax year ($34,134.28), for a total of $149,134. Moving forward, the board will continue to the pay the owner the equivalent of 26.855% of the unit’s property tax expense until the unit transferred to the board is separately assessed.

The settlement agreement notes that one of borrower’s predecessors-in-interest entered into a license agreement dated May 31, 1994 by which it agreed to allow the board (i) to use a delineated portion of the original commercial unit for the board’s purposes and (ii) after the fulfillment of certain conditions precedent by the board, such space would be conveyed to the board. Subsequently, there were disputes between the parties regarding (a) the details of the space to be conveyed to the board, including the reallocation of common interests and the sharing of expenses and (b) the common charges payable with respect to the original entire commercial unit. Both disputes were resolved in the settlement agreement as follows: (1) the commercial unit will be divided into two units – with the board’s unit carrying a 0.6329% common interest and the remainder of the original commercial unit (the subject collateral) carrying a 1.7238% common interest and (2) a monetary settlement was agreed with regard to the common charges owed by the original entire commercial unit (as described above). Post-closing of the Mortgage Loan, the commercial unit will be divided into two commercial units and the other unit will be conveyed to the board of managers. A division deed will be recorded and an amendment to the condominium documents reflecting the split unit will be recorded. The split unit was not attributed value at origination and the borrower is required, among other standard release requirements, to deliver an updated title policy and amendments to the Mortgage Loan documents reflecting the division. Ultimately, these changes will not impact how control works based on the reallocated common interest.

With respect to the 371 Broadway & 1776 2nd Avenue Portfolio Mortgage Loan (0.4%), in May 2023, 200 Murray Hill Parkway LLC, a guarantor affiliate, filed a breach of contract suit against its tenant at an unrelated property to recover damages resulting from the tenant’s failure to restore the demised premises to the condition in which they were originally delivered. Specifically, the tenant demolished a wooden mezzanine at the property. The tenant filed a third-party complaint adding, among others, the guarantor to the suit in his capacity as an original landlord under the lease at issue. The claims against the guarantor and the other former landlord defendant (a trustee of an affiliated trust) are for breach of contract, unfair dealing, promissory estoppel, equitable estoppel, and equitable fraud. The tenant alleges the guarantor was the original landlord under the lease and signed two lease amendments that resulted in the tenant having no responsibility to restore the mezzanine (or repay to the landlord the cost of the restoration). The tenant seeks damages of $354,555 (the amount of its retained security deposit).

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

●	Thirty (30) of the Mortgage Loans (92.1%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.
●	Four (4) of the Mortgage Loans (7.6%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

●	One (1) of the Mortgage Loans (0.3%) was, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

With respect to certain of the Mortgage Loans, (a) related borrowers, borrower sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure, short sale, loan restructuring, forbearance agreement, or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring or provided acquisition financing for the related borrower's purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), the related borrower sponsor and certain of its affiliates have sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure
●	With respect to the City Creek Center Mortgage Loan (6.9%) and the Sugarloaf Mills Mortgage Loan (6.5%), the related borrower sponsor(s) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.
●	With respect to the 488 Madison Mortgage Loan (4.0%), the borrower sponsor is the sponsor of several commercial mortgage loans that are currently or were previously in default, including three securitized mortgage loans that were in foreclosure proceedings as of the origination date of the Mortgage Loan, one mortgage loan which was subject to a discounted payoff in November 2023, and a mortgage loan that is subject to a workout agreement.
●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the borrower sponsors were sponsors on a $21 million commercial mortgage backed securities loan which experienced a maturity default and was transferred to special servicing, and subject to a workout in which the loan was ultimately repaid approximately two and one half years after its maturity date.
●	With respect to the Prime Storage - Blue Portfolio Mortgage Loan (2.0%), one of the borrower sponsors and nonrecourse carveout guarantors for each such Mortgage Loan, Robert J. Moser, was named as a defendant in two foreclosure actions. The first was an action filed March 4, 2013 involving a portfolio of 12 recreational vehicle parks that secured a $75,500,000 CMBS loan originated in September 2006. An entity in which Robert Moser was a partner served as a limited partner of the ownership entity, and Robert Moser served as a carveout guarantor for the loan. A judgment of foreclosure was entered on January 27, 2014. The second was an action filed February 27, 2013 involving a portfolio of 7 recreational vehicle parks that secured a $38,000,000 CMBS loan originated in August 2007. Robert Moser was a limited partner of the ownership entity, and served as a carveout guarantor and limited guarantor for the loan. A judgment of foreclosure was entered on January 27, 2014.

Two (2) of the Mortgage Loans (12.9%) (i) were refinancings in whole or in part of prior loans (or refinancings of bridge loans that in turn refinanced prior loans) that were secured by, or mezzanine loans that were secured by interests in the owner of the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming an REO property, as described below:

●	With respect to the Sugarloaf Mills Mortgage Loan (6.5%), the Mortgaged Property was previously known as Discover Mills, and securitized in the JPMCC 2006-LDP9 transaction. In March 2022, the prior loan was modified and split between an A note which was contributed to JPMCC 2006-LDP9, and a B note. Pursuant to the terms of the modified loan, the borrower was required to pay interest on the A and B notes current with any excess cash flows until the reserve balance reached its $4.5 million cap, with any remaining excess cash flows applied to principal payments to the A and B notes on a pro rata basis. As of the Mortgage Loan origination date, the existing debt balance of the modified loan was approximately $65.3 million and was paid in full by the Mortgage Loan.
●	With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), the Mortgaged Property secured a prior commercial mortgage loan in the principal amount of $100,500,000. Such prior loan was in maturity default prior to the origination of the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan, and was repaid from the proceeds of the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan in a discounted payoff, which resulted in an approximately $4,000,000 discount to its outstanding principal balance.

With respect to certain of the Mortgage Loans, related borrowers, borrower sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a tenant, guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Thirty-two (32) of the Mortgaged Properties (11.9%) are leased to a single tenant.
●	Six (6) of the Mortgaged Properties (3.9%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.
●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity date of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Pleasanton Corporate Commons(1)	3.7%	9/30/2029	5/6/2029
Rechler Industrial Portfolio – B – 104 Parkway Drive South	0.3%	5/31/2028	6/6/2029
Rechler Industrial Portfolio – B – 85 Adams Avenue	0.3%	4/30/2029	6/6/2029
Rechler Industrial Portfolio – B – 225 Oser Avenue	0.2%	12/31/2025	6/6/2029
Rechler Industrial Portfolio – A – 135 Fell Court	0.3%	3/31/2027	6/6/2029
GNL Industrial Portfolio – Follett School - McHenry, IL	0.1%	12/31/2029	4/6/2029
GNL Industrial Portfolio – Hannibal - Houston, TX	0.04%	9/30/2029	4/6/2029
GNL Industrial Portfolio – Cott Beverage Inc - Sikeston, MO	0.03%	1/31/2027	4/6/2029
GNL Industrial Portfolio – CSTK - St. Louis, MO	0.03%	3/25/2030	4/6/2029
GNL Industrial Portfolio – AM Castle - Wichita, KS	0.03%	10/31/2029	4/6/2029
Durst CVS Columbus	0.3%	1/31/2028	7/6/2029

(1)	The single tenant at the Pleasanton Corporate Commons Mortgaged Property leases two separate buildings. The lease for the building at 6230 Stoneridge Mall Road (50.8% of net rentable area and 50.4% of underwritten base rent) expires September 30, 2029 and the lease for the building at 6210 Stoneridge Mall Road (49.2% of net rentable area and 49.6% of underwritten base rent) expires June 30, 2033.

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.
Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
Bedrock Mixed-Use Portfolio – 620 and 630 Woodward Avenue	0.4%	65.1%	6/30/2027	6/6/2029
Rechler Industrial Portfolio – B – 90 Plant Avenue	0.6%	55.2%	11/30/2028	6/6/2029
Silvernail Plaza	0.8%	54.3%	12/31/2027	6/6/2029
371 Broadway & 1776 2nd Avenue Portfolio – 1776 2nd Avenue	0.2%	51.6%	9/30/2029	5/6/2029
●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity date of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may be in financial distress, may have filed for bankruptcy or may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which could have a negative effect on the operations of certain tenants at the Mortgaged Properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores.

We cannot assure you that any other tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant, effective prior to (or within one year of) the maturity date of the related Mortgage Loan, to unilaterally terminate its lease (with respect to all or a portion of its leased property). For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), the third largest tenant, The Klein Group LLC, has a two-time right to terminate its lease, effective either December 31, 2027 or December 31, 2029, subject to, among other things, providing notice to the borrower no later than one year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default has occurred and is continuing under the lease and the payment of a termination fee. Additionally, the fifth largest tenant, Buchanan Ingersoll & Rooney, has a one-time right to terminate its lease, effective

January 2, 2026, subject to providing notice to the borrower no later than November 8, 2024 and the payment of a termination fee.

●	With respect to The Light Building Mortgage Loan (4.3%), the largest tenant at the Mortgaged Property, 90th Shadows Edge – Chenega, representing approximately 19.2% of the net rentable area, has the ongoing right to terminate such tenant’s lease effective as of February 28, 2025 and February 28, 2026 upon one month’s prior written notice to the related borrower. The second largest tenant, Hearst Corporation, representing approximately 15.4% of the net rentable area, has the one-time right to terminate its lease effective as of May 31, 2028, upon at least 60 days’ prior written notice to the related borrower. The fifth largest tenant, Namauu Corp dba LevelUp, representing approximately 12.8% of the net rentable area, has the right to terminate its lease upon the first, second and third anniversary of such tenant’s lease commencement date upon 30 days’ prior written notice to the related borrower and payment of a termination fee. Such tenant’s lease commenced on May 22, 2023.
●	With respect to the 488 Madison Mortgage Loan (4.0%), the lease for the largest tenant, the Archdiocese of New York, has not yet commenced. If the lease commencement date has not occurred prior to the date which is 2.5 years following the date the final plans and specifications for the tenant improvement work are approved by both the landlord and tenant, subject to certain permitted delays (the “Outside Delivery Date”), the tenant will have the right within 30 days after the Outside Delivery Date, to cancel the lease by giving notice of cancellation to the landlord. If the tenant does not timely exercise the foregoing termination right, the Outside Delivery Date will be extended by a period of 90 days, and if the lease commencement date has not occurred prior to the Outside Delivery Date (as so extended), then the tenant will have the right within 30 days after the Outside Delivery Date (as so extended), as its sole and exclusive remedy therefor, to cancel the lease by giving notice of cancellation to the landlord. The process described in the immediately preceding sentence will repeat, as applicable, until the lease commencement date has occurred, or the lease is terminated. See “—Other” below.
●	With respect to the Rechler Industrial Portfolio – B Mortgage Loan, the sole tenant at the 85 Adams Avenue Mortgaged Property, Peerless Electronics, has a one-time right to terminate its lease, effective February 28, 2026, upon twelve months’ prior written notice to the landlord and payment, at least 30 days prior to the termination date, of a termination fee.
●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%):
●	In the case of the Grupo Antolin – Shelby Township, MI Mortgaged Property (0.1%), Grupo Antolin, the sole tenant has a one-time right to terminate its lease, effective as of the last day of the 138th month of the lease term, April 2029, by providing the related borrower written notice of such termination no later than the 126th month of the lease term, April 2028; and
●	In the case of the ZF Active Safety – Findlay, OH (0.05%) Mortgaged Property, ZF Active Safety, the sole tenant has the right to terminate its lease, effective as of the last day of the 120th month of the lease term, September 2028, subject to providing no less than twelve months’ prior written notice to the related borrower and the payment of a termination fee.
●	In the case of the AM Castle – Wichita, KS Mortgaged Property (0.03%), A.M. Castle & Co, the sole tenant has the right to terminate its lease, effective as of the last day of the 120th month of the lease term, October 2024, subject to providing no less than 180 days’ prior written notice to the related borrower and payment of a termination fee.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if such tenant fails to meet certain sales targets, or if another tenant at the Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied.

In addition, certain of the tenant leases may permit a tenant to go dark at any time or, may otherwise not require certain of the tenants to continuously operate its space during the term of its lease. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the 488 Madison Mortgage Loan (4.0%), the largest tenant at the Mortgaged Property, the Archdiocese Of New York, may close the retail portion of its premises at any time for a period of up to 365 consecutive days (or longer with an additional per day payment to the landlord).

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. For example, set forth below are certain charitable institution tenants that individually represent more than 5% of the base rent at the related Mortgaged Property and have these types of risks. In addition, one or more leases at certain Mortgaged Properties representing less than 5% of the base rent could also have these types of risks.

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Tenant(s)	% of Net Rentable Area	% of U/W Base Rent
371 Broadway & 1776 2nd Avenue Portfolio — 371 Broadway	0.3%	Hanwha Foundation of Culture(1)	100%	100%

(1)	See “—Redevelopment, Renovation and Expansion” above.

Certain of the Mortgaged Properties may be leased in whole or in part by government sponsored tenants. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations or upon the loss of access to certain government programs or upon other events related to government status. For example, among the 5 largest tenants by net rentable square footage at the Mortgaged Properties securing the largest 15 Mortgage Loans by aggregate Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property:

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Sunroad Centrum	1.2%	General Services Administration	43.8%
Sunroad Centrum	1.2%	Employment Development Department (EDD)	10.0%

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to (i) tenants that are one of the 5 largest tenants by net rentable area at a Mortgaged Property securing one of the largest 15 Mortgage Loans by aggregate Cut-off Date Balance or (ii) tenants individually or in the aggregate representing more than 25% of the net rentable area at any Mortgaged Property:

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), the third largest tenant at the Mortgaged Property, The Klein Group, LLC, is entitled to approximately $1,648,112 in free rent in connection to their recent lease extension. At origination, the borrower reserved $1,648,112 in a free rent reserve.

●	With respect to the City Creek Center Mortgage Loan (6.9%), the lease for the second largest tenant by underwritten rent, Tiffany & Co., representing approximately 4.7% of the total underwritten rent at the Mortgaged Property, expired on January 31, 2023. Although Tiffany & Co. remains in occupancy and paying rent, it has not yet executed a proposed renewal agreement that would extend the term of its lease through January 31, 2033. The lender assumed in its underwriting that Tiffany & Co. will execute the proposed renewal agreement. We cannot assure you that Tiffany & Co. will execute such renewal agreement as expected or at all.
●	With respect to the Showcase I Mortgage Loan (6.9%), the second largest tenant, M&M World, which leases 17.2% of the net rentable area at the related Mortgaged Property and represents 29.3% of underwritten base rent, executed a renewal lease commencing in September 2025 at a base rent 75.6% in excess of the current in-place rent. The Mortgage Loan was underwritten based on the rent under the renewal lease. The renewal rent is scheduled to take effect on the earlier to occur of (i) the delivery of renovated M&M World space to M&M World and (ii) September 1, 2025 (the earlier to occur of clause (i) or (ii) above is hereinafter referred to as the “M&M Renewal Rent Commencement Date”). In addition, M&M World is entitled to a partial rent abatement of $166,666.67 per month (representing approximately 50% of the renewal rent) for the first 12 months after the M&M Renewal Rent Commencement Date and a rent abatement of $6,240.25 per day (representing approximately 99% of the current in-place rent) for 180 days commencing on the date that M&M World vacates its entire premises and removes trade fixtures and movable personal property in connection with renovating its premises in accordance with the M&M World lease (such date, if any, the “Vacate Date”). In addition, M&M World is entitled to additional rent credits if delivery of its renovated premises is delayed. At origination, $2,152,888 was reserved with the lender in a gap and free rent reserve, representing the difference between current rent and rent under the renewal lease. The 12 month rent abatement, and the six month rent abatement described above in connection with renovations was not separately reserved for. From September 2025 through August 2026, an amount equal to $84,503.50 per month is required to be released into the lockbox from the gap and free rent reserve, provided no event of default is continuing, under the Showcase I Whole Loan. The remaining balance of $1,138,846 is equal to the rent abatement due in connection with a renovation, and is releasable to the lockbox, provided no event of default is continuing under the Showcase I Whole Loan, in six monthly installments upon delivery to the lender of evidence that the Vacate Date has occurred. At such time as the borrower has provided the lender with reasonably acceptable evidence that (i) (i) no free rent periods remain (including, without limitation, (x) actual free rent periods and/or gap periods and/or (y) rights or potential rights to apply or convert tenant improvements, allowances or any other amounts to free rent and/or gap rent) pursuant to the M&M World lease and (ii) neither borrower nor M&M World is in monetary or material nonmonetary default pursuant to the M&M World lease, all funds in the Unfunded M&M Free Rent Obligations Reserve will be deposited into the lockbox account (and if no Cash Sweep Period is continuing, disbursed to the borrower).
●	In addition, with respect to the Showcase I Mortgage Loan (6.9%), M&M World was provided with a $12,000,000 landlord contribution which it may draw at any time prior to July 8, 2027 if it elects to renovate its space. At origination $12,000,000 was reserved with the lender for such landlord contribution. In the event that M&M World does not elect to renovate its space by July 8, 2027, it will be entitled to a $2,000,000 free rent credit in lieu of the $12,000,000 available for renovations. In the event the borrower has provided evidence to the lender that (i) neither the borrower nor M&M World has approved construction plans for the renovation work detailed in the M&M World lease documents as of July 8, 2027, (ii) there are no further obligations remaining under the M&M World lease with respect to such renovation work, and (iii) neither the borrower nor M&M World are in monetary or material non-monetary default under the M&M World lease, then, provided no event of default has occurred and is continuing under the Showcase I Whole Loan documents, (1) an amount equal to $2,000,000 will automatically be transferred from the $12,000,000 landlord contribution reserve to another reserve (which $2,000,000 is required to be disbursed to the lockbox account in respect of the related free rent in accordance with a schedule to be provided by the borrower and reasonably approved by the lender) and (2) any funds on deposit in the landlord contribution reserve in excess of $2,000,000 will automatically be transferred into the lockbox account.

●	With respect to the Sugarloaf Mills Mortgage Loan (6.5%), the second largest tenant at the Mortgaged Property, Medieval Times, subleases its space (representing approximately 7.4% of the net rentable area at the Mortgaged Property) from Mills Enterprises, Inc, an affiliate of the related borrower sponsor. The term of the related sublease expires on July 31, 2026 ,subject to three, 10-year renewal options (with the term of the prime lease running concurrent with the renewal options provided for in the sublease). The lender underwrote the rent due under the prime lease (which is higher than the rent due under the sublease).
●	With respect to the 488 Madison Mortgage Loan (4.0%), the lease for the largest tenant, the Archdiocese of New York, has not yet commenced, and the tenant is not yet in occupancy. The lease provides for substantial tenant improvement work and building modification work. The lease commencement date occurs when the space is delivered with the tenant improvement work and building modification work substantially completed, which date will be no earlier than March 1, 2025. Delivery of the space is currently expected in March 2025; however, we cannot assure you that the space will be delivered by such time or at all. The rent commencement date occurs six months after the lease commencement (accordingly there is gap rent until the space is delivered and free rent for six months thereafter). The borrower reserved $20,353,872 with the lender for outstanding amounts for tenant improvements and allowances and $2,127,815 for leasing commissions. In addition, the borrower provided a letter of credit in the amount of $8,462,091 for the tenant’s gap and free rent. If the lease commencement date has not occurred prior to the date which is 13 months following the date the final plans and specifications for the tenant improvement work are approved by both landlord and tenant, subject to certain permitted delays (the “First Outside Date”), then the free rent period will be increased by (x) one day for each day after the First Outside Date that the lease commencement date has not occurred for the first 60 days of delay, (y) 1.5 days for each day after the First Outside Date that the lease commencement date has not occurred for the next 60 days of delay, and (z) two days for each day after the First Outside Date that the lease commencement date has not occurred thereafter. In addition, the Archdiocese of New York was granted free rent for the first three months of each of the second through fifth lease years, which has not been reserved for. The Archdiocese of New York has the right to terminate its lease if the lease commencement date does not occur by a specified date as described above under “—Lease Expirations and Terminations”. We cannot assure you that the Archdiocese of New York will take occupancy, or that the lease commencement or rent commencement will occur, as expected or at all, or that the tenant will not terminate its lease.
●	In addition, with respect to the 488 Madison Mortgage Loan (4.0%), the third largest tenant, Shawmut, Group, Inc. has a free rent period for the months of September and October 2024, which has not been reserved for.
●	With respect to the Rechler Industrial Portfolio B Mortgage Loan (3.2%), the 611 Old Willets Path Mortgaged Property (0.2%) is 0.0% leased.
●	With respect to the 419 Lafayette Street Mortgage Loan (2.0%), the sixth-floor tenant, M13 Holdings Company LLC, representing approximately 12.4% of the net rentable area, has taken possession of its space pursuant to a lease that commenced on March 1, 2024, but is in a rent abatement period and is scheduled to begin paying rent on July 1, 2024. Thereafter, provided the tenant is not in default under the lease beyond applicable notice and cure periods, the tenant will be in a rent abatement period and will not be required to pay rent during the 25th, 37th, or 49th calendar month of the lease term. The borrower deposited approximately $69,184 into a free rent reserve account at closing of the Mortgage Loan to offset lost revenue by reason of such abatements for the months of August 2024 and March 2026. Thereafter, the borrower has the option to fund the free rent reserve account in a yearly sum or via monthly deposits in amounts set forth in the related loan agreement to offset lost revenue by reason of such abatements in March 2027 and March 2028.

●	With respect to the Sunroad Centrum Mortgage Loan (1.2%), the largest tenant at the Mortgaged Property, General Services Administration, representing approximately 43.8% of the net rentable square footage, is expected to take occupancy of its space in July 2024. We cannot assure you that such tenant will take occupancy as expected or at all.
●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%), the sole tenant at the Follet School – McHenry, IL Mortgaged Property, Follett School Solutions, is entitled to $553,119 in free rent in connection to their recent lease extension. At origination, the borrower reserved $553,119 in a free rent reserve. We cannot assure you that the tenant will begin paying rent as expected or at all.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

Other tenants at the Mortgaged Properties may sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, among the 5 largest tenants (based on net rentable area) at the 15 largest Mortgage Loans or in cases where 10% or more of the aggregate net rentable area at a Mortgaged Property is sublet:

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), the second largest tenant at the Mortgaged Property, Fidelity Real Estate Company, has subleased 19,841 square feet to Advisor Group in Suite 401, which commenced on October 1, 2020, is scheduled to expire on October 31, 2026, and provides for approximately $907,726 in annual rent to Fidelity Real Estate Company.
●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the Mortgaged Properties are leased by the borrowers to the affiliated Farmingdale Operating Lessees as described under “—Fee & Leasehold Estates; Ground Leases”.
●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%), the sole tenant at the CF Sauer - 2447 Eunice Avenue Mortgaged Property, Sauer Brands, subleases the entire space at the CF Sauer - 2447 Eunice Avenue Mortgaged Property to Food Transport of FL, Inc. Underwriting for the Mortgage Loan was based on the lease between Sauer Brands and the related borrower.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the City Creek Center Mortgage Loan (6.9%), the Soldier Hill Commons Mortgage Loan (4.6%), the Farmingdale Hotel Portfolio (3.5%), the Saks Beverly Hills Mortgage Loan (2.8%), the GNL Industrial Portfolio Mortgage Loan (1.1%), the 371 Broadway & 1776 2nd Avenue Portfolio Mortgage Loan (0.4%) and the Durst CVS Columbus Mortgage Loan (0.3%), certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the City Creek Center Mortgage Loan (6.9%), the related ground lessor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the

Mortgaged Property. The right of first refusal does not apply to a transfer of the Mortgaged Property to the lender in connection with a foreclosure or otherwise, but does apply to any subsequent transfer by the lender.

●	With respect to the City Creek Center Mortgage Loan (6.9%), the related ground lessor has two options to purchase the Mortgaged Property exercisable (x) in the event the occupancy rate at the Mortgaged Property falls below 50% for 6 months and (y) on the 12th anniversary of the retail center’s opening date and every 5 years thereafter, with the next option available for exercise on March 22, 2029 (which is prior to the maturity date of the related Mortgage Loan on May 1, 2029). The purchase price under each of the options is equal to the sum of (x) 95% of the fair market value of the Mortgaged Property, assuming all extension options are exercised, plus (y) the Landlord’s Rental Stream Value of the percentage rent, which purchase price may not exceed 100% of the fair market value. The Mortgage Loan documents provide recourse to the guarantor for any losses to the lender arising out of or in connection with any failure of the purchase price paid by the ground lessor in connection with the exercise of the ground lessor’s purchase option to repay the Mortgage Loan in its entirety (the “Ground Lease Purchase Price Shortfall”). The “Landlord’s Rental Stream Value” means the product of (a) the average annual percentage rent, if any, the ground lessee paid the ground lessor in the three full calendar years immediately before the ground lessor exercised its purchase option, times (b) a fraction whose numerator is 100% and whose denominator is the cap rate. See “—Fee & Leasehold Estates; Ground Leases.”
●	With respect to the Soldier Hill Commons Mortgage Loan (4.6%), pursuant to two deeds granting conservation restrictions to the NJDEP (the “NJDEP Conservation Deeds”), if the owner of the Mortgaged Property becomes delinquent in payment of real estate taxes or other assessments such that a lien against the land is created, the NJDEP, at its option, has, after written notice to the owner, the right to purchase the Mortgaged Property or take such other actions as may be necessary to protect the NJDEP’s interest in the restricted area. The purchase price for any exercise of such purchase option by the NJDEP is not specified in the NJDEP Conservation Deeds. Any such purchase would prime the lien of the related Mortgage on the Mortgaged Property such that the Mortgage Loan would no longer be secured by the Mortgaged Property.

The Mortgage Loan agreement for the Soldier Hill Commons Mortgage Loan provides that the occurrence of a Property Document Event is an event of default under the Mortgage Loan. A “Property Document Event” includes any event which would directly or indirectly cause a termination right, right of first refusal, first offer or any other similar right to occur under any Property Document (and the Property Documents include the two NJDEP Conservation Deeds). The Mortgage Loan agreement further provides that a Property Document Event is a “Prohibited Transfer.” The Mortgage Loan agreement provides for loss recourse to the borrower for a Property Document Event and full recourse to the borrower for a violation of any covenant in the Mortgage Loan agreement related to transfer restrictions, and the non-recourse carveout guaranty guarantees such recourse obligations of the borrower. We cannot assure you that if the NJDEP exercised its purchase option right, the non-recourse carveout guarantor would have the resources to, or would, perform its obligations under the related non-recourse carveout guaranty, or that any such exercise would not have a material adverse effect on the Certificates.

●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the franchisor of the hotels at the Mortgaged Properties, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event that such Mortgaged Property or an interest in the borrower is proposed to be transferred to a Competitor. As more fully defined in the related franchise agreements, “Competitor” means a person or entity that has an interest in a hotel brand, trade name, trademark, system or chain (a "Brand") that is comprised of at least (i) 20 full-service or (ii) 50 limited-service hotels. For the purposes of defining "Competitor", "full-service" hotels are those hotels that typically offer at least three meals per day and have an average of 3,000 square feet or more of meeting space per hotel in the hotel Brand, and "limited-service" hotels are all hotels that are not "full-service" hotels.

●	With respect to the Saks Beverly Hills Mortgage Loan (2.8%), in the event that the related borrower decides to sell its interest in the Mortgaged Property, the borrower must give the sole tenant, Saks Fifth Avenue, notice of its intention at or about the time the borrower places its interest in the Mortgaged Property on the market. In the event that the borrower decides to accept bids for the sale of its interest in the Mortgaged Property in a formal bidding process, the borrower is required to invite Saks Fifth Avenue to bid in such process; however, the borrower has no obligation to accept any offer made by Saks Fifth Avenue and may, in its sole and absolute discretion, reject any offer made by Saks Fifth Avenue to purchase the borrower’s interest in the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 6 in Annex D-1, representation and warranty number 6 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3, Annex D-4, Annex D-5 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances, under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 5.0% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Sugarloaf Mills Mortgage Loan (6.5%), an affiliate of the related borrower sponsor, Mills Enterprises, Inc., master leases approximately 7.4% of the net rentable area at the Mortgaged Property and subleases it to Medieval Times as described under “Tenant Issues—Other.”
●	With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%), which is secured by both commercial and multifamily properties, approximately 22.2% of commercial rent is from affiliates of the borrower. In particular, Bedrock Management Services, LLC, an affiliate of the borrower, which is also the property manager of the related Mortgaged Properties, represents 65.1% of the net rentable area and 90.8% of the underwritten base rent at the 620 and 630 Woodward Avenue Mortgaged Property, and 3.0% of the net rentable area and 13.3% of underwritten rent at the Mortgaged Properties overall and Detroit Venture Partners, an affiliate of the borrower, represents 34.1% of the net rentable area and 39.7% of the underwritten base rent at the Madison Building Mortgaged Property, and 2.4% of the net rentable area and 5.7% of the underwritten base rent for the Mortgaged Properties overall. In addition, an affiliate of the borrower has an ownership interest in other office, retail, multifamily and mixed-use properties, in the same metropolitan area as the Mortgaged Property, which may be competitive with the Mortgaged Properties securing the related Mortgage Loan.
●	With respect to The Light Building Mortgage Loan (4.3%), the fourth largest tenant, GrayStreet Secure Solutions, LLC (“SCIF – GSS”), representing approximately 13.5% of the net rentable area, is an affiliate of the borrower and borrower sponsor. SCIF – GSS has the right to offer a sensitive compartmented information facility (“SCIF”). Three tenants at the Mortgaged Property have government contracts that require access to a SCIF, which access is provided through licenses with SCIF – GSS.

●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the Mortgaged Properties are leased by the borrowers to the affiliated Farmingdale Operating Lessees as described under “—Fee & Leasehold Estates; Ground Leases”.
●	With respect to the Exchange Plaza Mortgage Loan (1.2%), the largest tenant, Lamson Institute, representing approximately 39.9% of the net rentable square area, is owned by, and the lease is guaranteed by, Mikhail Education Corporation, an affiliate of an indirect partial owner of the borrower.
●	With respect to the Sunroad Centrum Mortgage Loan (1.2%), the fifth largest tenant, Sunroad Asset Management, leasing approximately 9.1% of the net rentable area at the Mortgaged Property, is an affiliate of the related borrower sponsor.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable area of the related Mortgaged Property.

We cannot assure you that any borrower affiliated tenants did not receive more favorable leasing terms than a tenant who is not a borrower affiliate.

Certain of the Mortgaged Properties may be leased in whole or in part by relevant transaction parties or their affiliates.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eight (8) of the Mortgaged Properties (17.6%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of Utah, California and Montana.

With respect to sixty-five (65) of the Mortgaged Properties, which secure in whole or in part twenty-one (21) Mortgage Loans (69.4%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%) and the Durst CVS Columbus Mortgage Loan (0.3%), the Mortgage Loan documents permit the borrowers to rely on the insurance provided by a sole tenant at a Mortgaged Property provided that certain conditions set forth in the related Mortgage Loan documents are satisfied.

●	With respect to the Durst CVS Columbus Mortgage Loan (0.3%), the Mortgage Loan documents permit the borrower to rely on terrorism coverage provided by SBD Insurance Company or any other captive insurance company wholly owned and controlled by an affiliate of the borrower, provided that certain conditions are satisfied, including but not limited to (i) that such policy has a deductible of no greater than $1,000,000 plus that as calculated pursuant to TRIPRA, and (ii) covered losses which are not reinsured by the federal government under TRIPRA other than the permitted deductible and those caused by an NBCR Event (nuclear, biological, chemical or radiological event) must be reinsured by a cut through endorsement acceptable to the lender by insurance companies which satisfy the requirements of the loan agreement.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and see representation and warranty number 16 on Annex D-1 and representation and warranty number 16 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. For example:

●	With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), the Mortgaged Property is a historic landmark located in the West Loop – LaSalle Street Historic District of Chicago. Any work on the building structure would require approval of the landmark commission of the City of Chicago.
●	With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%), each of the following Mortgaged Properties is located in a historic district or has historic landmark status, and requires approval of the Detroit Historic District Commission or other regulatory body for exterior changes to the building or site improvements; Madison Building, 620 and 630 Woodward Ave, The Globe Building, Lofts of Merchants Row, 28 Grand Apartments, The Ferguson Apartments, Fourteen56 Apartments and 1500 Woodward Avenue.
●	With respect to the 488 Madison Mortgage Loan (4.0%), the Mortgaged Property’s façade is landmarked, and the approval of the New York City Landmarks Preservation Commission is required for alteration or reconstruction.
●	With respect to the 419 Lafayette Street Mortgage Loan (2.0%), the Mortgaged Property is designated as a landmark and is located in a historic landmark district subject to rules administered by the New York City Landmark Preservation Commission. Alterations and conversions of the Mortgaged Property from its current use may be limited as a result of the landmark status, and we cannot assure you that such restrictions will not impact revenue from the Mortgaged Property.

In addition, certain Mortgaged Properties are subject to use restrictions relating to environmental considerations. See “—Environmental Considerations”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

With respect to the 419 Lafayette Street Mortgage Loan (2.0%), the Mortgaged Property does not have a valid certificate of occupancy for the building. The prior certificate of occupancy expired on September 4, 2018. The borrower has covenanted under the Mortgage Loan documents (i) to cause an updated temporary certificate of occupancy (“Updated TCO”) to be issued as promptly as possible, but in no event later than 12 months after the origination date; provided that the borrower will be afforded such additional time as the lender deems reasonably necessary to obtain the Updated TCO if the borrower satisfies certain conditions and (ii) once the Updated TCO is obtained, to maintain the Updated TCO and cause it to be continuously renewed at all times until a permanent certificate of occupancy is issued.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

With respect to the Prime Storage - Blue Portfolio Mortgage Loan (2.0%), according to the zoning reports prepared in connection with the origination of such Mortgage Loan, (A) the Prime Storage - Union City Mortgaged Property (0.7%) is non-conforming as to use, and (B) the Prime Storage - Jersey City Mortgaged Property (0.5%) is non-conforming as to use.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty numbers 24 and 25 on Annex D-1 and representation and warranty numbers 24 and 25 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Appraised Value

The appraised values presented in this prospectus and used in the calculation of financial metrics presented in this prospectus are based on appraisals obtained on the dates specified on Annex A-1, and do not reflect any changes in economic circumstances after the respective dates of the appraisals. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

In certain cases, in addition to an “as-is” value, the appraisal states a value other than the “as-is” value for a Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. However, other than as set forth below, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects the “as-is” value.

●	With respect to the 1042 President Street Mortgage Loan (2.1%), the appraisal is subject to the following extraordinary assumptions: (i) each of the Affordable Independent Residences for Seniors program application and the 421-a (16) tax abatement program will be approved for the Mortgaged Property; and (ii) the borrower will continue to lease units at the Mortgaged Property within the qualifying area median income thresholds, complete the necessary paperwork, and maintain the appropriate area median income thresholds.

With respect to the Mortgaged Properties that secure the Mortgage Loan listed in the following table, the related Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using an Appraised Value other than the “as-is” Appraised Value:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
488 Madison(1)	4.0%	45.5%	45.5%	$220,000,000	55.6%	55.6%	$180,000,000
Lotus 315 & Essence 144(2)	3.6%	69.6%	69.6%	$123,700,000	70.5%	70.5%	$122,200,000
Farmingdale Hotel Portfolio(3)	3.5%	53.0%	53.0%	$66,000,000	61.4%	61.4%	$57,000,000

(1)	The appraisal concluded to a “As Is Assuming ADNY Reserves” value for the 488 Madison Mortgaged Property of $220,000,000 as of April 1, 2024, which assumes that the contractual obligations from the Archdiocese of New York lease (free rent, tenant improvements, leasing costs, and other capital expenditures) would be funded by a cash reserve held in escrow and that such reserved funds would be available for any potential purchase. At origination, the borrower reserved $20,353,872 and $2,127,815 for outstanding amounts for the Archdiocese of New York tenant improvements and allowances, and tenant leasing commissions, respectively. Additionally, the borrower provided a letter of credit in the amount of $8,462,091 for the tenant Archdiocese of New York’s free rent funds and gap rent funds. In addition, the appraisal employs the extraordinary assumptions that the 488 Madison Mortgaged Property will be subdivided into condominiums and that the Archdiocese of New York unit’s real estate tax exemption will be granted, and that beginning March 1, 2025, the Archdiocese of New York tax lot will be abated. See “Real Estate and Other Tax Considerations”.
(2)	The Appraised Value (Other Than “As-Is”) represents the aggregate appraised value of the Lotus 315 property and the Essence 144 property. The appraised value for the Lotus 315 property represents the “prospective market value upon stabilization” of $73,200,000 as of October 1, 2024 which includes value attributable to the renovated commercial units at the Lotus 315 property. The appraised value for the Essence 144 property represents the “as is” value of $50,500,000 as of April 23, 2024.
(3)	The Appraised Value (Other Than “As-Is”) represents the aggregate “as stabilized” values of the Farmingdale Hotel Portfolio Properties.

With respect to the 536 East 183rd Street Mortgage Loan (0.8%), the borrower is in the process of applying for a 35-year 421-a tax exemption from the NYC Department of Housing Preservation & Development, which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations.” The appraised value includes the net present value of such 421-a exemption, which amount was estimated to be approximately $7,112,658. If such net present value were to be subtracted from the appraised value, the appraised value would be $9,537,342 which would result in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 83.9%. We cannot assure you that a 421-a exemption will be approved, or of what the appraised value or actual value of the 536 East 183rd Street Mortgaged Property would be if the exemption were not approved.

In addition, the “as-is” Appraised Value may be based on certain assumptions or “extraordinary assumptions”, including that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy, the payment of tenant improvement or leasing commissions allowances, free or abated rent periods, increased tenant occupancies, or that certain renovations or property improvement plans have been completed.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Goldman Sachs Mortgage Company”, “—Bank of Montreal” and “—Barclays Capital Real Estate Inc.” See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2 for additional information.

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), the non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the 640 5th Avenue Whole Loan, plus lender’s enforcement costs under the guaranty (including, reasonable attorneys’ fees).
●	With respect to the City Creek Center Mortgage Loan (6.9%), excluding liability for losses in connection with a Ground Lease Purchase Price Shortfall as described under “—Tenant Issues—Purchase Options and Rights of First Refusal,” for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and fees and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.
●	With respect to the Sugarloaf Mills Mortgage Loan (6.5%), for so long as one or more of SPG LP or Simon Inc. or an affiliate of SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the Mortgage Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.
●	With respect to the 1042 President Street Mortgage Loan (2.1%), full recourse ceases for any period during which the Mortgaged Property benefits from the 421-A tax benefits and/or the PFASH Zoning Benefit, pursuant to evidence reasonably satisfactory to the lender in accordance with the Mortgage Loan agreement.
●	With respect to the Durst CVS Columbus Mortgage Loan (0.3%), the mortgage loan debt is fully recourse to the borrower, and the related guarantor guarantees the borrower’s recourse obligations (including the debt). We cannot assure you that the guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of the borrower with those of the guarantor. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.
●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.
●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).
●	With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental insurance policy prior to any claim being made under such environmental indemnity.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantors.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the 640 5th Avenue Mortgage Loan (9.6%), the Mortgaged Property is subject to an Industrial and Commercial Tax Abatement (the “ICAP Tax Abatement”) that commenced on July 1, 2019 and is scheduled to end on July 1, 2029, which is set to be phased out beginning in July 2024. The ICAP Tax Abatement originally provided a 100% tax abatement of the 640 5th Avenue Mortgaged Property’s assessment value, which abatement amount will be reduced to 80.0% of such assessment value in July 2024, 60.0% in July 2025, 40.0% in July 2026, 20.0% in July 2027 and 20.0% in July 2028 until termination. The total benefit from the ICAP Tax Abatement for the 2024/2025 tax year is $2,459,639.
●	With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), the Mortgaged Property has received a Class L property tax abatement, which reduces the assessment ratio of the improvements (but not the related land) for a period of 12 years, beginning with the 2022 tax year (payable in 2023). The standard assessment ratio is 25%; pursuant to the Class L property tax abatement the assessment ratio is reduced to 10% for the first 10 years of the abatement, 15% in year 11 and 20% in year 12. The appraisal estimated the net present value of the abatement to be approximately $5,400,000. The Mortgage Loan was underwritten based on the estimated five year abated tax average, or $969,846. The estimated unabated taxes payable in 2024 according to the appraisal would be $1,397,104.
●	With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%), the 28 Grand Apartments Mortgaged Property benefits from a Neighborhood Enterprise Zone tax abatement. The lender underwrote 2024 abated taxes of $167,593. According to the appraisal, 2024 unabated taxes would be $576,446. The appraisal estimated the net present value of the tax abatement to be $3,321,225. The tax abatement expires in 2032 and decreases pursuant to a specified formula during the last three years of the abatement.
●	With respect to the Soldier Hill Commons Mortgage Loan (4.6%), the Mortgaged Property is subject to a 30-year payment in lieu of taxes (“PILOT”) Program through the City of Paramus, New Jersey (the “City”) which commenced in December 2023, under which the borrower does not pay real estate taxes and instead makes payments to the City. The annual charge will be an amount equal to 10% of the annual gross revenue of the Mortgaged Property from years 1 through 6 of the program, 11% of annual gross revenue from years 7 through 11 of the program, 12% of annual gross revenue from years 12 through 16 of the program, and 13% of the annual gross revenue from years 17 through 30 of the program. In addition to the annual charge, a 2% administrative fee based on the annual charge is payable to the City. The City has agreed that, in the event the lender or its nominee succeeds to the Soldier Hill Commons Property (whether through foreclosure, power of sale, deed in lieu of foreclosure or otherwise), so long as lender or its nominee qualifies as an “Urban Renewal Entity” under the New Jersey Long Term Tax Exemption Law of 1992, as amended, such successor entity will be recognized as the successor-in-interest to the borrower’s rights under the PILOT agreement.
●	With respect to the 488 Madison Mortgage Loan (4.0%), the Mortgaged Property is subject to a condominium regime, pursuant to which it has been divided into three condominium units, of which the Archdiocese of New York’s leased space encompasses the entirety of one of the condominium units. Such structure is intended to allow the Archdiocese of New York to create a leasehold condominium in order to apply for a real estate tax exemption for its portion of the Mortgaged Property’s real estate tax liability. The tenant is responsible for obtaining tax-exempt status and if the Archdiocese of New York fails to abate its property tax obligation, it will be responsible for paying its pro-rata-share of property taxes (29.528%). The Mortgage Loan was underwritten assuming the tax abatement has been obtained. Without the tax exemption, underwritten NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield would be 1.97x, 1.67x, 13.7% and 11.7%, respectively.

●	With respect to the Lotus 315 & Essence 144 Mortgage Loan (3.6%), the Lotus 315 Mortgaged Property benefits from a 30-year PILOT program pursuant to a PILOT agreement between the related borrower, the City of East Orange and the State of New Jersey, which commenced in January 1, 2022 and is expected to phase out completely in 2051. Under the PILOT program, real estate taxes are paid directly to the City, and there are no affordability restrictions. The lender underwrote real estate taxes at $602,938 ($3,350/unit), based on the abated taxes with respect to the Lotus 315 Mortgaged Property. The Essence 144 Mortgaged Property benefits from a 30-year PILOT program pursuant to a PILOT agreement between the related borrower, the City of East Orange, New Jersey and the State of New Jersey, which is expected to phase out completely in 2046. The lender underwrote real estate taxes at $403,472 ($2,586/unit), based on the abated taxes with respect to the Essence 144 Mortgaged Property.
●	With respect to the Farmingdale Hotel Portfolio Mortgage Loan (3.5%), the related Mortgaged Properties benefit from PILOT agreements, which are co-terminous with the related master ground leases for the Mortgaged Properties, which expire September 12, 2045, with two, 10-year renewal options. The lender underwrote real estate taxes for the Courtyard Marriott Mortgaged Property at $260,550 ($1,989/room) and for the TownePlace Suites Mortgaged Property at $203,960 ($1,728/room), based on the 5-year average PILOT payment for the related Mortgaged Property.
●	With respect to the 1042 President Street Mortgage Loan (2.1%), the borrower has applied for a 35-year 421-a (16) tax abatement program through the Affordable Independent Residences for Seniors program, which provides affordable independent residences for seniors. In connection with the 421-a (16) tax abatement, the borrower is required to, among to other things, reserve at least 30% of the units at the Mortgaged Property for tenants earning no more than 130% of the area median income, subject to certain rental restrictions. The 421-a tax abatement is expected to provide (i) a 100% tax exemption for the first 25 years and (ii) a 33% tax exemption for years 26 through 35 with full taxes commencing at the end of the 35th applicable tax year. The 421-a tax abatement is pending, and the abatement period has not yet started. The full unabated estimated taxes for the 2024/2025 tax year are approximately $403,635 compared to the underwritten abated taxes of approximately $33,544. At origination, the borrower was required to deposit $200,808 into an upfront real estate tax reserve, representing six months of unabated reassessed taxes as of 2024/2025.
●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%), the CSTK – St. Louis, MO Mortgaged Property is subject to tax increment financing (“TIF”) in which the City of St. Louis issued bonds and reimbursed the prior owner for costs expended to develop the related Mortgaged Property before the related borrower acquired it in 2020. The city services those bond payments through tax increment and PILOT payments collected from the borrower. The TIF structure does not create any additional or ongoing obligations on the part of the related borrower or the related Mortgaged Property (other than the PILOT payments). The related borrower is required to make PILOT payments when they become due, and the PILOT program terminates on January 30, 2037.
●	With respect to the 536 East 183rd Street Mortgage Loan (0.8%), the borrower applied for a final certification of eligibility for tax exemption pursuant to the New York 421a Affordable Housing NY Program on February 28, 2024. Thirty-percent (30%) of the residential units at the Mortgaged Property must be designated for affordable housing and leased to tenants making 130% of the area median income or less. If such tax exemption is granted, the Mortgaged Property will be 100% exempt for the first 25 years of the 35-year tax abatement period, and the tax exemption will be equal to the percentage of affordable units in the Mortgaged Property for the remaining 10 years of the tax abatement period until full phased out. Taxes were underwritten to the abated tax amount equal to $14,255 ($375/unit). In connection with the 421a application for the Mortgaged Property, the borrower deposited at origination of the Mortgage Loan $440,732 into a 421a reserve account held by the lender, which amount represents the equivalent of one year of tax payments as of the loan closing date. The borrower is obligated to fund such reserve in an amount equal to all anticipated taxes for the following twelve months until such date as borrower delivers to lender evidence that the 421a documents have been approved and the tax benefits have been implemented for the Mortgaged Property. Until such time as lender receives evidence of approval and implementation of 421 benefits, the borrower will have full recourse liability for a portion of the related Mortgage Loan debt in an amount equal to the lesser of (i) $7,100,000 or (ii) the entire outstanding amount of the debt. Debt service coverage ratios and debt yields set forth in this prospectus have been calculated assuming the 421-a tax abatement is approved and that the Mortgaged Property would continue to receive above-market CityFHEPs rents. Based on estimated unabated taxes, in the event that the 421-a tax exemption was not received, UW NOI DSCR would be 1.44x, UW NCF DSCR would be 1.42x, UW NOI Debt Yield would be 9.9% and U/W NCF Debt Yield would be 9.8%.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds” and see representation and warranty number 17 on Annex D-1 and representation and warranty number 17 on Annex E-1 and the identified exceptions to those representations and warranties, if any, on Annex D-2, Annex D-3, Annex D-4, Annex D-5 and Annex E-2, respectively, for additional information.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty-three (33) Mortgage Loans (83.9%) are interest-only until the related maturity date.

Two (2) Mortgage Loans (16.1%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the related maturity date and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	0	5	$342,390,421	33.9%
5	0	1	28,635,000	2.8
6(1)	0	29	638,960,000	63.3
Total		35	$1,009,985,421	100.0%

(1)	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%), the monthly debt service payments are due on the 6th day of the month, and the borrowers have a five-day grace period one time per calendar year for monthly debt service payments so long as the borrowers’ failure to pay debt service on the due date was not in the borrowers’ reasonable control. The grace period does not require notice from the lender and does not apply to the balloon payment.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

An “ARD Loan” provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). As of the Closing Date, there are no ARD Loans included in the Trust.

Single Purpose Entity Covenants

Certain borrowers are not required to have an independent director. See “—The Borrower’s Form of Entity May Cause Special Risks”.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then-current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessment of Property Value and Condition”.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments

With respect to two (2) Mortgage Loans (2.9%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower to (i) substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount, as applicable, during a prepayment period beginning in the months between 12 and 13 months, as applicable, following the origination date of the respective Mortgage Loan, and prior to the open prepayment period. With respect to two of the YM/Defeasance Loans (2.9%), the related borrower is permitted to prepay the related Mortgage Loan with the payment of either (a) the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount for a period of 12 to 16 payments prior to the defeasance period described above in clause (i) or (b) the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount during the defeasance period described above in clause (i), with such yield maintenance charge or prepayment premium waived during the open prepayment period.

Seven (7) Mortgage Loans (20.4%) permit the related borrower, after a lockout period of 0 to 24 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% or 2% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

The Mortgage Loans described above that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
Showcase I	$69,500,000	6.9%	24
University Pointe	$50,000,000	5.0%	NAP
Rechler Industrial Portfolio - B	$31,915,000	3.2%	NAP
Rechler Industrial Portfolio - A	$22,835,000	2.3%	NAP
Eleven13 Apartments	$21,500,000	2.1%	12
3575 Cahuenga	$18,300,000	1.8%	12
GNL Industrial Portfolio	$10,650,000	1.1%	11
Madison on Mercer	$8,100,000	0.8%	24
3533 Barnes	$2,400,000	0.2%	23

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	2	5.3%
4	6	10.2
5	5	16.7
6	3	5.5
7	19	62.3
Total	35	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.
●	Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of twenty-six (26) Mortgage Loans (76.7%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

As described under “—Prepayment Protections and Certain Involuntary Prepayments—Voluntary Prepayments” above, two (2) of the Mortgage Loans (2.9%) are YM/Defeasance Loans.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%), on or after the second anniversary of the Closing Date, the borrower may obtain the release of any of the related Mortgaged Properties in connection with a bona fide arm’s length third-party sale of such Mortgaged Property, provided that the borrower defeases a portion of the Mortgage Loan equal to 120% of the allocated loan amount of the Mortgaged Property being released, and the following conditions, among others, are satisfied; (i) the debt service coverage ratio following the sale and defeasance is no less than the greater of the debt service coverage ratio immediately preceding the sale and 1.43x, (ii) the loan-to-value ratio following the sale and defeasance is no more than the lesser of the loan-to-value ratio immediately preceding the sale and 54.3%, and (iii) compliance with customary REMIC related conditions.
●	With respect to The Light Building Mortgage Loan (4.3%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after two years from the Closing Date, the borrower has the one time right to either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of a portion of the Mortgaged Property located at 305-309 North Alamo Street, San Antonio, Texas 78205 and 318 and 320 Broadway Street, San Antonio, Texas 78205 (the “Individual Property (Parking)”), in each case, provided that, among other conditions, (i) the defeasance or partial prepayment, as applicable, is of an amount equal to the greater of (a) 125% of the allocated loan amount for Individual Property (Parking), and (b) 100% of the net sales proceeds applicable to such Individual Property (Parking), (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a Rating Agency Confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining portion of the Mortgaged Property is equal to or greater than the greater of (a) 1.83x, and (b) the debt service coverage ratio of all of the Mortgaged Property immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining portion of the Mortgaged Property is no greater than the lesser of (a) 56.1% and (b) the loan-to-value ratio for all of the Mortgaged Property immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining portion of the Mortgaged Property is equal to or greater than the greater of (a) 12.7%, and (b) the debt yield for all of the Mortgaged Property immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

●	With respect to the Lotus 315 & Essence 144 Mortgage Loan (3.6%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized and prior to the maturity date, the borrower may obtain the release of either individual Mortgaged Property (such Mortgaged Property, the “Lotus 315 & Essence 144 Released Property”), provided that, among other conditions, (i) the Lotus 315 & Essence 144 Released Property is conveyed to a person other than the related borrower; (ii) the borrower delivers a REMIC opinion, (iii) as of 30 days prior to the consummation of the partial release, after giving effect to the Partial Release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.25x, and (b) the debt service coverage ratio for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; (iv) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 70% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; and (v) the related borrower partially prepays or defeases the Mortgage Loan in an amount equal to the greater of (a) 120% of the allocated loan amount with respect to such Lotus 315 & Essence 144 Released Property and (b) the net sales proceeds applicable to such Lotus 315 & Essence 144 Released Property.
●	With respect to the Rechler Industrial Portfolio – B Mortgage Loan (3.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time prior to the maturity date, the borrower may obtain the release of any one or more Mortgaged Properties (each such Mortgaged Property, the “Rechler Industrial Portfolio – B Released Property”) and release the borrower’s and guarantor’s obligations under the related Mortgage Loan documents with respect to such Rechler Industrial Portfolio – B Released Property, provided that, among other conditions, (i) the partial release is permitted under REMIC requirements; (ii) the Rechler Industrial Portfolio – B Released Property is conveyed to a person other than the related borrower; (iii) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.25x, and (b) the combined debt service coverage ratio for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; (iv) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the combined debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 8.93%, and (b) the combined debt yield for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; (v) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the combined loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 50.5% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; and (vi) the related borrower partially prepays the Mortgage Loan in an amount equal to 110% of the allocated loan amount with respect to such Released Property.
●	With respect to the Rechler Industrial Portfolio – A Mortgage Loan (2.3%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time prior to the maturity date, the borrower may obtain the release of any one or more Mortgaged Properties (each such Mortgaged Property, the “Rechler Industrial Portfolio – A Released Property”) and release the borrower’s and guarantor’s obligations under the related Mortgage Loan documents with respect to such Rechler Industrial Portfolio – A Released Property, provided that, among other conditions, (i) the partial release is permitted under REMIC requirements; (ii) the Rechler Industrial Portfolio – A Released Property is conveyed to a person other than the related borrower; (iii) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.25x, and (b) the combined debt service coverage ratio for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; (iv) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the combined debt yield with respect to the remaining Mortgaged Properties is no less than the greater of (a) 9.00%, and (b) the combined debt yield for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; (v) as of 30 days prior to the consummation of the partial release, after giving effect to the partial release, the combined loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 50.5% and (b) the loan-to-value ratio for all of the Mortgaged Properties as of 30 days prior to the consummation of the partial release, as applicable; and (vi) the related borrower partially prepays the Mortgage Loan in an amount equal to 110% of the allocated loan amount with respect to such Rechler Industrial Portfolio – A Released Property.

●	With respect to the Prime Storage - Blue Portfolio Mortgage Loan (2.0%), provided that no event of default is continuing under the Mortgage Loan documents (I) at any time (a) after the earlier of (x) April 22, 2027 and (y) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and (b) before the payment date in December 2028, the borrowers may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, and (II) at any time on or after the payment date in December 2028 and prior to the maturity date of the Mortgage Loan, the borrowers may partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is of an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property and (b) lender’s allocation of 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrowers deliver a REMIC opinion and (iii) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Prime Storage – Blue Portfolio Mortgaged Properties is equal to or greater than the greater of (a) 1.44x and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable; provided that in the event such condition is not satisfied, the borrowers must, in addition to the amounts payable pursuant to clause (i) above, (1) on and after the payment date in December 2028, prepay the Mortgage Loan in an amount which would satisfy such condition, together with, without limitation, any interest shortfall applicable thereto, and (2) prior to the payment date in December 2028, the borrowers must have deposited with the lender cash or an acceptable letter of credit in an amount that, if applied to the reduction of the Mortgage Loan, would result in a debt service coverage ratio equal to or greater than 1.15x for two consecutive calendar quarters.
●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%), on any payment date following (a) April 5, 2025 (with payment of a yield maintenance premium) or (b) the earlier of two years following the last note to be securitized or April 5, 2027 (with a partial defeasance), the borrowers may obtain the release of any of the GNL Industrial Portfolio Mortgaged Properties with 15 days’ notice if the following conditions (among others) are met: (i) no event of default has occurred and is continuing; (ii) the borrowers pay all costs and provide customary documentation as described in the GNL Industrial Portfolio Whole Loan documents; (iii) as of the date of consummation of the partial release, (a) the debt service coverage ratio with respect to the remaining GNL Industrial Portfolio Mortgaged Properties (as determined in accordance with the terms of the GNL Industrial Portfolio Whole Loan agreement) will be no less than 2.12x (i.e., the debt service coverage ratio as of the origination date) or (b) if the released GNL Industrial Portfolio Mortgaged Property is an individual property, that as of the proposed partial release date for such property, and as reasonably determined by the lender, (i) is vacant and/or (ii) at which the tenant is not paying rent in violation of the applicable lease (such property, a “Distressed Property”), then such debt service coverage ratio with respect to the remaining individual GNL

Industrial Portfolio Mortgaged Properties will be no less than 1.80x; (iv) as of the date of consummation of the partial release, (a) the debt yield with respect to the remaining individual GNL Industrial Portfolio Mortgaged Properties (as determined in accordance with the terms of the GNL Industrial Portfolio Whole Loan agreement) will be no less than 12.63% (i.e., the debt yield as of the origination date) or (b) if the released property is a Distressed Property, then such debt yield with respect to the remaining individual GNL Industrial Portfolio Mortgaged Properties will be no less than 10.75%; (v) payment of the release amount equal to (a) 130% of the allocated loan amount for such individual GNL Industrial Portfolio Mortgaged Property if such individual property is a Distressed Property and (b) 115% of the allocated loan amount for such individual GNL Industrial Portfolio Mortgaged Property for all other individual properties (including any applicable yield maintenance premium); and (vi) satisfaction of customary REMIC requirements. If the related borrower effectuates a partial release of the CF Sauer - 9 Old Mill Road Mortgaged Property while the CF Sauer - 728 N Main St. Mortgaged Property remains subject to the lien of the security instrument, then as a condition to the partial release of the CF Sauer - 9 Old Mill Road Mortgaged Property, such borrower is required to enter into and record a reciprocal easement agreement that grants ingress and egress rights and easements for parking and access that provide the CF Sauer - 728 N Main St. Mortgaged Property with ingress, egress, parking and access comparable to that existing as of the origination date.

Furthermore, certain loans may permit the release or substitution of specified parcels of real estate, improvements and/or development rights that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Substitutions

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Additions

●	With respect to the GNL Industrial Portfolio Mortgage Loan (1.1%), Grupo Antolin, the sole tenant at the Grupo Antolin – Shelby Township, MI Mortgaged Property (0.1%), may request in writing at any time during its lease term that the borrower construct an addition to the building (the “Grupo Antolin Construction”). The lender will permit the commencement of the Grupo Antolin Construction provided that, among other things, (i) no event of default under the Mortgage Loan agreement has occurred or is continuing, (ii) the borrower does not incur any indebtedness in connection with the Grupo Antolin Construction, (iii) the borrower pays the lender’s reasonable out-of-pocket costs and expenses incurred in connection with the Grupo Antolin Construction, and (iv) the customary REMIC requirements are satisfied. Pursuant to the lease, if there are seven or more years remaining on the lease term (including any exercised extension options) following the completion of the Grupo Antolin Construction, such construction will be at the borrower’s cost. In such case, the borrower will be required to deliver a letter of credit to the lender in amount equal to 110% of the construction budget pursuant to the Mortgage Loan agreement. The failure to deliver such letter of credit triggers recourse to the borrower and non-recourse carveout guarantor, capped at the amount of the allocated loan amount for the Grupo Antolin – Shelby Township, MI Mortgaged Property. However, we cannot assure you that the borrower and the non-recourse carveout guarantor will satisfy such recourse obligation if called upon to do so. Additionally, there is a losses carveout for any losses the lender incurs due to any exercise by the tenant of its construction right under its lease from the date the lender acquires the Grupo Antolin – Shelby Township, MI Mortgaged Property upon a foreclosure or action in lieu thereof until the lender sells or otherwise transfers title to the Grupo Antolin – Shelby Township, MI Mortgaged Property to an unaffiliated third party. In the event that there are not seven or more years remaining in the lease term and the parties do not agree to extend the lease term, the tenant may elect to construct the addition at tenant’s sole expense using plans and specifications and contractors approved by the borrower and lender, such approval not to be unreasonably withheld, conditioned or delayed.

Escrows

Thirty-one (31) Mortgage Loans (82.1%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Fourteen (14) Mortgage Loans (82.1%), secured by properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Twenty-nine (29) Mortgage Loans (72.9%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifteen (15) Mortgage Loans (39.7%) provide for upfront reserves for immediate repairs.

Sixteen (16) Mortgage Loans (36.1%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Two (2) Mortgage Loans (9.9%) provide for upfront reserves for seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard(1)	16	60.1%
Springing(1)	17	36.9
Soft	2	3.1
Total	35	100.0%

(1)	The Bedrock Mixed-Use Portfolio Mortgage Loan (5.4%) is structured with a hard lockbox (commercial properties); and a springing lockbox (multifamily properties) as well as springing cash management.

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 for a description of lockbox and cash management accounts.

Delaware Statutory Trusts

With respect to the Tesla – Lake Elmo Mortgage Loan (1.2%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is affiliated with the signatory trustee or manager for the related borrower. The master lease has been subordinated to the related Mortgage Loan documents.

The Mortgage Loan documents provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender, but do not provide for a mortgage on the master lease. However, under applicable state law, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender would not have a perfected security interest in the leases and rents of the underlying tenants. The rents under the master lease are less than the rents payable by the underlying tenants. The Mortgage Loan was underwritten based on the rents payable by the underlying tenants. The foregoing structure may delay or impede enforcement of the Mortgage Loan, particularly in the event of the bankruptcy of the borrower or master tenant.

With respect to the Tesla – Lake Elmo Mortgage Loan (1.2%), the related borrower is a Delaware statutory trust. Under the related Mortgage Loan documents, the related lender possesses the right to convert the structure of the related borrower from a Delaware statutory trust to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower (other than in the event of a replacement with the related lender’s express consent), (ii) any event causing the dissolution of the related borrower, (iii) an event of default under the related Mortgage Loan documents (or if the related lender determines that an event of default is imminent), (iv) the related borrower’s failure to deliver to the related lender a commitment to refinance the related Mortgage Loan 90 days prior to the related maturity date or (v) the related borrower being unable to make a material decision or take a material action by virtue of its status as a Delaware statutory trust. The Tesla – Lake Elmo Mortgaged Property is subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Tesla – Lake Elmo Mortgage Loan. Furthermore, the master tenant executed the security instrument, the assignment of leases and rents and the cash management agreement in favor of the lender. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

Exceptions to Underwriting Guidelines

Except with respect to the Eleven13 Apartments Mortgage Loan (2.1%), the Mortgage Loans to be contributed by GACC were originated in accordance with GACC’s and DBRI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by CREFI were originated in accordance with CREFI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by GSMC were originated in accordance with GSMC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

The Mortgage Loans to be contributed by BMO were originated in accordance with BMO’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”.

The Mortgage Loans to be contributed by BCREI were originated in accordance with BCREI’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)	Cut-off Date Total Debt Underwritten NCF DSCR(1)
640 5th Avenue	$97,100,000	$100,000,000	$202,900,000	N/A	$400,000,000	41.7%	55.6%	2.04x	1.31x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.
(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

In each case, the mezzanine indebtedness identified above is coterminous with the related Mortgage Loan.

The mezzanine loans related to the Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-Off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Rechler Industrial Portfolio - B………	$31,915,000	NAP	NAP	(1)	(1)	(1)	Yes
Rechler Industrial Portfolio - A………	$22,835,000	NAP	NAP	(1)	(1)	(1)	Yes

(1)	With respect to each of the Rechler Industrial Portfolio B Mortgage Loan and Rechler Industrial Portfolio A Mortgage Loan, future mezzanine financing secured by a pledge of the direct ownership interests in the borrower may be obtained subject to certain conditions, including, among others, (i) at the time of origination of such permitted mezzanine debt (x) the combined loan-to-value ratio of the total indebtedness may not exceed the loan-to-value ratio of such Mortgage Loan as of its date of origination, (y) the combined debt service coverage ratio of the Mortgage Loan and any permitted mezzanine debt must be at least equal to the debt service coverage ratio of such Mortgage Loan as of its date of origination and (z) the combined debt yield of the Mortgage Loan and any permitted mezzanine debt must be at least equal to the debt yield of such Mortgage Loan as of its date of origination.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure and repurchase rights. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), GDC Jackson LLC (the “Preferred Equity Holder”) is the holder of a preferred equity investment (the “Preferred Equity Investment”) in Phoenix RD Fund II LLC (“RD Fund”), which owns 100% of the common equity interests in the sole member of the Pledgor (which in turn is the sole member of Opco Borrower and is the 1% managing member of the Propco Borrower). The Preferred Equity Holder has priority over all other members of RD Fund with respect to net cash flow distributions and net proceeds from capital events, including, without limitation, payment of a priority return (13.5% non-default rate and 22% default rate) to the Preferred Equity Holder and other amounts owed to the Preferred Equity Holder, such as unreturned capital contributions and extension fees. Under RD Fund’s operating agreement, RD Fund has the right at any time to redeem all of the Preferred Equity Holder’s preferred interest. As of the origination date of the Mortgage Loan, the Preferred Equity Holder represented to the lender that the purchase price that would be payable to the Preferred Equity Holder if the Preferred Equity Holder was redeemed in full under RD Fund’s operating agreement is $17,768,795.99, comprised of (x) the outstanding unreturned capital contribution made by the Preferred Equity Holder of $9,000,000, (y) the Preferred Equity Holder’s unpaid preferred return of $7,868,795.99 and (z) unpaid extension fees owed to the Preferred Equity Holder in the amount of $900,000. Pursuant to RD Fund’s operating agreement, the Preferred Equity Holder has the right to force a sale of the Mortgaged Property at the end of the recapture period of the HTCs and approve certain major decisions of RD Fund. The lender and the Preferred Equity Holder entered into a Subordination and Standstill Agreement pursuant to which the Preferred Equity Holder agreed that all of its rights as holder of the Preferred Equity Investment (including its rights to the preferred return and redemption of its investment) are subject and subordinate in all respects to the rights of the holder of the Mortgage Loan under the Mortgage Loan documents and that the Preferred Equity Holder will not exercise any remedies as holder of the Preferred Equity Investment prior to the standstill termination date (the date that is ninety-one days (or later date after all bankruptcy preference periods have elapsed) after payment in full of the Mortgage Loan). In addition, pursuant to the Subordination and Standstill Agreement, the Preferred Equity Holder agreed that it is not entitled to receive any payment or distribution whatsoever (including payment of any extension fees) during the continuance of a cash trap period or event of default under the Mortgage Loan and that it will not force a sale of the Mortgaged Property while the Mortgage Loan is outstanding. A 22.2% interest in the Preferred Equity Holder is owned by an EB-5 fund.

With respect to the Tesla – Lake Elmo Mortgage Loan (1.2%), one of the indirect owners of the borrower, Red Pine EV, LLC (the “Preferred Equity Investor”), holds a preferred equity interest in KB Lake Elmo Holdings, LLC (“KB Lake Elmo Holdings”), the beneficial owner of the borrower, in connection with a $10,600,000 capital contribution in such borrower (the “Preferred Equity Investment”). The Preferred Equity Investor holds 100% of the class A interests in KB Lake Elmo Holdings while KB Exchange Properties, LLC (the “Manager”), holds 100% of the class B interests and serves as the manager of KB Lake Elmo Holdings under the operating agreement (the “KB Operating Agreement”). The Preferred Equity Investor is entitled to a preferred rate of return on its Preferred Equity Investment equal to the SOFR rate plus 12% (25% upon the occurrence of a trigger event). Upon the occurrence of a trigger event under the KB Operating Agreement or any time after the date that is nine months following the origination date, the Preferred Equity Investor can force a sale of the Mortgaged Property; provided that such sale would not violate the terms and conditions of the Mortgage Loan documents (i.e. no forced sale may occur during the lockout period and any sale would need to indefeasibly pay off the loan in full). Additionally, the Preferred Equity Investor will initially be repaid from proceeds from the sale of any Delaware statutory trust interests in the borrower and then from excess cash flow after the payment of debt service payments, any reserves or escrows or other amounts payable to the lender, operating expenses of the Mortgaged Property and certain amounts set aside by the Manager pursuant to the KB Operating Agreement. A failure to repay the Preferred Equity Investor will not result in a change of control of the related borrower.

Preferred equity structures would permit one or more special limited partners or members to receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak and/or result in potential changes in the management of the related Mortgaged Property in the event the preferred return is not satisfied.

Other Secured Indebtedness

With respect to the City Creek Center Mortgage Loan (6.9%), the Mortgage Loan documents permit the borrower to enter into a property-assessed clean energy (“PACE”) loan in an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and receipt of a Rating Agency Confirmation from each Rating Agency.

With respect to the Sugarloaf Mills Mortgage Loan (6.5%), the Mortgage Loan documents permit the borrower to enter into a PACE loan in an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and receipt of a Rating Agency Confirmation from each Rating Agency.

Certain Mortgage Loans may also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), the Opco Borrower is the borrower under “key money” loans (i) from the franchisor, relating to the franchise agreement for the Hilton Garden Inn portion of the Mortgaged Property in the original principal amount of $500,000 (of which $450,000 remained unamortized as of the origination date), (ii) from the franchisor, relating to the franchise agreement for the Canopy portion of the Mortgaged Property in the original principal amount of $1,500,000 (of which $1,350,000 remained unamortized as of the origination date) and (iii) from the property manager in the original principal amount of $2,000,000 (of which $1,466,666.66 remained unamortized as of the origination date). With respect to the key money loans from the franchisor, one 20th of the principal on the notes will be forgiven without payment on each anniversary of the opening date of the related hotel at the Mortgaged Property. With respect to the key money loan from the property manager, such key money loan amortizes over a ten year period ending November 18, 2031. Until November 18, 2031, upon the occurrence of a termination of the management agreement, the borrower is required to pay the manager an amount equal to (a) $2,000,000, multiplied by (b) a fraction, the numerator of which is the number of months from the date of such event until November 18, 2031, and the denominator of which is 120. If a termination of the management agreement has not occurred by the 10th anniversary of the commencement date, the borrower’s obligation to repay the key money loan will cease and the note will be cancelled. If the termination of the franchise or management agreement or transfer occurs and the transferee does not assume the obligation under the related key money note, then the outstanding, unamortized principal balance will be immediately due and payable, and in the event of the issuing entity taking title to the Mortgaged Property, the issuing entity may become liable for such amount.

With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), the Opco Borrower owes the property manager certain past due management fees, reimbursable expenses and other amounts due to it in the aggregate amount of $1,145,641.33, which it has agreed to pay to the property manager (i) in six monthly installment payments each in the amount of $100,000 on or before the final day of each month, with the first installment payment due on or before June 30, 2024 and the sixth installment payment due on or before November 30, 2024 and (ii) to pay the remaining $545,641.33 owed to the property manager on or before December 31, 2024. Pursuant to the Mortgage Loan documents, the borrowers are required to deposit into an HMA (Hotel Management Agreement) reserve, on a monthly basis, from the first monthly payment date through and including the monthly payment date in December 2024, an amount equal to approximately $190,940 for the purpose of creating a reserve to pay the property manager such past due amounts. We cannot assure you that the borrower will have sufficient funds to reserve such amounts.

With respect to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan (6.4%), in connection with the HTC structure of the Mortgage Loan, an equity investment in the Propco Borrower was made pursuant to an unsecured intercompany loan from the Opco Borrower to the Propco Borrower in the amount of $34,250,000 (the “Intercompany Loan”). Pursuant to a Subordination and Standstill Agreement, the Opco Borrower agreed that its rights as holder of the Intercompany Loan are subject and subordinate in all respects to the Mortgage Loan and the Mortgage Loan documents and that Opco Borrower will not exercise any remedies as holder of the Intercompany Loan prior to the standstill termination date (the date that is ninety-one days (or later date after all bankruptcy preference periods have elapsed) after payment in full of the Mortgage Loan). In addition, pursuant to the Subordination and Standstill Agreement, the Opco Borrower agreed that it is not entitled to receive any payment during the continuance of a cash trap period or event of default under the Mortgage Loan. In addition, Opco Borrower has pledged the Intercompany Loan to the mortgage lender.

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “640 5th Avenue”, “Showcase I”, “Bedrock Mixed-Use Portfolio”, “University Pointe”, “488 Madison”, “Pleasanton Corporate Commons”, “Lotus 315 & Essence 144”, “Saks Beverly Hills”, “Prime Storage – Blue Portfolio”, “Sunroad Centrum” and “GNL Industrial Portfolio”, collectively securing 45.2% of the Initial Pool Balance, is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Servicing Status	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
640 5th Avenue	Non-Serviced(2)	A-1	$40,000,000	$40,000,000	MSBNA	Yes(2)
		A-2	37,500,000	37,500,000	MSBNA	No
		A-3	30,000,000	30,000,000	MSBNA	No
		A-4	20,000,000	20,000,000	MSBNA	No
		A-5	69,600,000	69,600,000	Benchmark 2024-V8	No
		A-6	40,000,000	40,000,000	GSBI	No
		A-7	10,400,000	10,400,000	GSBI	No
		A-8	25,000,000	25,000,000	BBCMS 2024-5C27	No(2)
		A-9	17,500,000	17,500,000	Benchmark 2024-V8	No
		A-10	10,000,000	10,000,000	Benchmark 2024-V8	No
		Total	$300,000,000	$300,000,000
Showcase I	Servicing Shift(3)	A-1	$70,000,000	$70,000,000	JPMCB	Yes(3)
		A-2	20,000,000	20,000,000	JPMCB	No
		A-3	10,000,000	10,000,000	JPMCB	No
		A-4	40,000,000	40,000,000	Benchmark 2024-V8	No
		A-5	29,500,000	29,500,000	Benchmark 2024-V8	No
		Total	$169,500,000	$169,500,000
Bedrock Mixed-Use Portfolio	Serviced	A-1	$55,000,000	$55,000,000	Benchmark 2024-V8	Yes
		A-2	20,000,000	20,000,000	BBCMS 2024-5C27	No
		Total	$75,000,000	$75,000,000
University Pointe	Serviced	A-1	$50,000,000	$50,000,000	Benchmark 2024-V8	Yes
		A-2	35,850,000	35,850,000	BBCMS 2024-5C27	No
		Total	$85,850,000	$85,850,000
488 Madison	Non-Serviced	A-1	$60,000,000	$60,000,000	BANK5 2024-5YR7	Yes
		A-2	40,000,000	40,000,000	Benchmark 2024-V8	No
		Total	$100,000,000	$100,000,000
Pleasanton Corporate Commons	Serviced	A-1	$25,000,000	$25,000,000	Benchmark 2024-V8	Yes
		A-2	12,100,000	12,100,000	Benchmark 2024-V8	No
		A-3	20,000,000	20,000,000	BANK5 2024-5YR7	No
		A-4	8,700,000	8,700,000	BANK5 2024-5YR7	No
		Total	$65,800,000	$65,800,000
Lotus 315 & Essence 144	Servicing Shift(4)	A-1	$50,000,000	$50,000,000	CREFI	Yes(4)
		A-2	36,100,000	36,100,000	Benchmark 2024-V8	No
		Total	$86,100,000	$86,100,000
Saks Beverly Hills	Non-Serviced	A-1	$61,365,000	$61,365,000	BANK5 2024-5YR7	Yes
		A-2	28,635,000	28,635,000	Benchmark 2024-V8	No
		Total	$90,000,000	$90,000,000
Prime Storage – Blue Portfolio	Non-Serviced	A-1	$38,000,000	$38,000,000	Benchmark 2024-V7	Yes
		A-2	20,000,000	20,000,000	Benchmark 2024-V8	No
		Total	$58,000,000	$58,000,000
Sunroad Centrum	Non-Serviced	A-1	$70,000,000	$70,000,000	Benchmark 2024-V7	Yes
		A-2	12,460,000	12,460,000	Benchmark 2024-V8	No
		Total	$82,460,000	$82,460,000
GNL Industrial Portfolio	Non-Serviced	A-1	$70,000,000	$70,000,000	BMO 2024-5C4	Yes
		A-2	15,000,000	15,000,000	BBCMS 2024-5C27	No
		A-3	11,000,000	11,000,000	Benchmark 2024-V7	No
		A-4	8,000,000	8,000,000	Benchmark 2024-V8	No
		A-5	2,650,000	2,650,000	Benchmark 2024-V8	No
		A-6	16,500,000	16,500,000	Benchmark 2024-V7	No
		A-7	12,500,000	12,500,000	Benchmark 2024-V7	No
		A-8	8,000,000	8,000,000	BBCMS 2024-5C27	No
		A-9	6,400,000	6,400,000	BBCMS 2024-5C27	No
		A-10	4,000,000	4,000,000	BBCMS 2024-5C27	No
		A-11	15,000,000	15,000,000	BBCMS 2024-5C27	No
		A-12	10,550,000	10,550,000	SGFC	No
		A-13	10,000,000	10,000,000	SGFC	No
		A-14	20,000,000	20,000,000	BBCMS 2024-5C27	No
		A-15	12,000,000	12,000,000	KeyBank	No
		A-16	10,000,000	10,000,000	BBCMS 2024-5C27	No
		A-17	5,400,000	5,400,000	KeyBank	No
		Total	$237,000,000	$237,000,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).
(2)	The 640 5th Avenue Whole Loan is expected to initially be serviced under the BBCMS 2024-5C27 PSA. From and after the securitization of the related Controlling Companion Loan, the 640 5th Avenue Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.
(3)	Prior to the related servicing shift securitization date, the Showcase I Whole Loan will be serviced under the pooling and servicing agreement for this transaction. From and after the securitization of the related Controlling Companion Loan, the Showcase I Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.
(4)	Prior to the related servicing shift securitization date, the Lotus 315 & Essence 144 Whole Loan will be serviced under the pooling and servicing agreement for this transaction. From and after the securitization of the related Controlling Companion Loan, the Lotus 315 & Essence 144 Whole Loan will be serviced under the related pooling and servicing agreement for such future securitization.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. There are no AB Whole Loans related to the issuing entity.

“BANK5 2024-5YR7 PSA” means the pooling and servicing agreement governing the servicing of the 488 Madison Whole Loan and the Saks Beverly Hills Whole Loan.

“BBCMS 2024-5C27 PSA” means the pooling and servicing agreement expected to govern the servicing of the 640 5th Avenue Whole Loan until the securitization of the related Controlling Companion Loan.

“Benchmark 2024-V7 PSA” means the pooling and servicing agreement governing the servicing of the Prime Storage – Blue Portfolio Whole Loan and the Sunroad Centrum Whole Loan.

“BMO 2024-5C4 PSA” means the pooling and servicing agreement governing the servicing of the GNL Portfolio Whole Loan.

“Control Appraisal Period” means, with respect to any Serviced AB Whole Loan, a “control appraisal period” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to each Servicing Shift Whole Loan and the 640 5th Avenue Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced AB Whole Loan” means each of the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with a Subordinate Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above. There are no Non-Serviced AB Whole Loans related to the issuing entity.

“Non-Serviced Certificate Administrator” means with respect to (i) any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the Servicing Shift Securitization Date, the

Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes And Non-Control Notes” above.

“Non-Serviced Custodian” means with respect to (i) any Non-Serviced Whole Loan, the custodian relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the custodian under the Servicing Shift PSA.

“Non-Serviced Directing Holder” means with respect to (i) any Non-Serviced Whole Loan, the directing holder (or equivalent) under the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the directing holder (or equivalent) under the Servicing Shift PSA.

“Non-Serviced Master Servicer” means with respect to (i) any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the master servicer under the Servicing Shift PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after a Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Non-Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the related Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Servicing Status” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) on and after the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” with one or more Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Non-Serviced PSA” means with respect to (i) any Non-Serviced Whole Loan, the pooling and servicing agreement or trust and servicing agreement relating to the transaction identified under the column entitled “Note Holder” in the table entitled “Non-Serviced Whole Loans” under “Summary of Terms—Whole Loans” above and (ii) the Servicing Shift Whole Loans on and after the Servicing Shift Securitization Date, the Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means with respect to (i) any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA.

“Non-Serviced Trustee” means with respect to (i) any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA and (ii) any Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the trustee under the Servicing Shift PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans, the Non-Serviced AB Whole Loans and, after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loans.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan. There are no Serviced AB Mortgage Loan related to the issuing entity.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Serviced Pari Passu Companion Loans. There are no Serviced AB Whole Loans related to the issuing entity.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans and Serviced Subordinate Companion Loans (if any).

“Serviced Mortgage Loan” means each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Servicing Shift” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Companion Loan” means each of (i) the Companion Loans identified as “Serviced” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Companion Loans identified as “Servicing Shift” under the column entitled “Servicing Status” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Pari Passu Mortgage Loan” means each Mortgage Loan related to a Serviced Pari Passu Whole Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above and (ii) prior to the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan. There are no Serviced Subordinate Companion Loans related to the issuing entity.

“Serviced Whole Loan” means each of (i) the Whole Loans identified as “Serviced” under the column entitled under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above, and (ii) prior to the Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Servicing Status” in the table entitled “Whole Loan Control Notes and Non-Control Notes” above.

“Servicing Shift Mortgage Loan” means each of the Mortgage Loans identified as “Servicing Shift” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement or trust and servicing agreement governing the servicing of each Servicing Shift Whole Loan following the related Servicing Shift Securitization Date.

“Servicing Shift Securitization Date” means, with respect to each Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means each of the Whole Loans identified as “Servicing Shift” under the column titled “Servicing Status” in the table titled “Whole Loan Control Notes and Non-Control Notes” above.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement. There are no Subordinate Companion Loans related to the issuing entity.

“Whole Loan” means, collectively, each of the Non-Serviced Whole Loans, the Serviced Whole Loans and the Servicing Shift Whole Loans, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)	Whole Loan LTV Ratio(2)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
640 5th Avenue	$97,100,000	9.6%	$202,900,000	NAP	41.7%	2.04x	18.7%	41.7%	2.04x	18.7%
Showcase I	$69,500,000	6.9%	$100,000,000	NAP	67.8%	1.30x	8.5%	67.8%	1.30x	8.5%
Bedrock Mixed-Use Portfolio	$55,000,000	5.4%	$20,000,000	NAP	54.3%	1.58x	11.3%	54.3%	1.58x	11.3%
University Pointe	$50,000,000	5.0%	$35,850,000	NAP	54.5%	1.73x	11.9%	54.5%	1.73x	11.9%
488 Madison	$40,000,000	4.0%	$60,000,000	NAP	45.5%	1.94x	15.6%	45.5%	1.94x	15.6%
Pleasanton Corporate Commons	$37,100,000	3.7%	$28,700,000	NAP	59.6%	1.49x	12.9%	59.6%	1.49x	12.9%
Lotus 315 & Essence 144	$36,100,000	3.6%	$50,000,000	NAP	69.6%	1.23x	8.1%	69.6%	1.23x	8.1%
Saks Beverly Hills	$28,635,000	2.8%	$61,365,000	NAP	45.0%	1.71x	13.4%	45.0%	1.71x	13.4%
Prime Storage – Blue Portfolio	$20,000,000	2.0%	$38,000,000	NAP	63.6%	1.44x	9.1%	63.6%	1.44x	9.1%
Sunroad Centrum	$12,460,000	1.2%	$70,000,000	NAP	67.6%	1.37x	11.3%	67.6%	1.37x	11.3%
GNL Industrial Portfolio	$10,650,000	1.1%	$226,350,000	NAP	53.8%	2.12x	12.6%	53.8%	2.12x	12.6%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan, but excluding any related Subordinate Companion Loans and any related mezzanine debt.
(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan (including any related Subordinate Companion Loans), but excluding any related mezzanine debt.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Any Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to any Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than any Servicing Shift Whole Loan), the related Control Note will be included in the issuing entity, and the Directing Holder will have certain consent rights (other than during the continuance of a Control Termination Event) and consultation rights (during the continuance of a Control Termination Event, but so long as no Consultation Termination Event is continuing) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to the Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the related Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing holder (or equivalent holder) with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and non-binding consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to any Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during the continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use commercially reasonable efforts to consult) each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Serviced Pari Passu Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loans, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).
●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).
●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing holder (or equivalent entity) with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, other than during continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Non-Serviced Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced

Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annexes A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

TRANSACTION PARTIES

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation, Citi Real Estate Funding Inc., Goldman Sachs Mortgage Company, Bank of Montreal and Barclays Capital Real Estate Inc. are sponsors of, and mortgage loan sellers in, this securitization transaction (in such capacity, the “Sponsors” or “Mortgage Loan Sellers”, as applicable).

For a description of certain affiliations, relationships and related transactions between the sponsors and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor, a mortgage loan seller and an originator in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, or GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans, except with respect to the Mortgage Loans set forth under “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for which GACC is identified as a Mortgage Loan Seller.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) Deutsche Bank Securities Inc., an underwriter and (iii) the depositor. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17,

2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. . . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program. GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2024 is approximately $109.550 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or its affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by the applicable DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and GACC are each an originator and are affiliated with each other, Deutsche Bank Securities Inc., one of the underwriters and the depositor. DBRI and GACC are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, a DB Originator may in some instances have reduced the term interest rate that such DB Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such DB Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related Mortgage Loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, a DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the applicable DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

●	The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above, except that the Cut-Off Date LTV Ratio for the Eleven13 Apartments Mortgage Loan, which is an interest only Mortgage Loan, is 70.0%. DB Originators typically require a Cut-off Date LTV Ratio of not more than 65.0% for interest only loans. GACC’s decision to include the Eleven13 Apartments Mortgage Loan in the pool was based on the following factors, among others: (i) the related borrower sponsor invested approximately $2.07 million ($9,567 per bed) in capital expenditures since acquiring the Mortgaged Property, with approximately $1.18 million in various renovations to the units, $487,000 in repairs and $403,000 in renovations to the community amenities at the Mortgaged Property, (ii) since 2021 when the Mortgaged Property was acquired, the Mortgaged Property has maintained a 96.0% or greater occupancy rate, and (iii) the Mortgaged Property is located 0.8 miles from Colorado State University and 0.3 miles from the east side of the campus, which includes the intramural fields and a majority of the athletic facilities on campus.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 12, 2024. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2021 to and including March 31, 2024, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may acquire or own in the future certain additional classes of certificates issued by the issuing entity. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI originated or co-originated all of the CREFI Mortgage Loans.

CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a

Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. CREFI securitized approximately $4.4 billion, $7.3 billion, $11.4 billion, $7.8 billion, $15.9 billion, $11.1 billion and $6.7 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2017, 2018, 2019, 2020, 2021, 2022 and 2023, respectively.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the Cut-off Date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the Cut-off Date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related Mortgaged Properties;
●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;
●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II environmental site assessment was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the Cut-off Date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are any zoning issues at the mortgaged properties;
●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that

CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as mortgage loan seller, with respect to the CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the CREFI Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions to CREFI’s Disclosed Underwriting Guidelines” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—

Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing

Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to CREFI’s Disclosed Underwriting Guidelines

One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Certain characteristics of the CREFI Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2024. CREFI’s Central Index Key is 0001701238. With respect to the period from and including April 1, 2021 to and including March 31, 2024, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI will purchase the Class R certificates. However, CREFI and/or its affiliates may acquire in the future certain additional certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Unaffiliated Third-Party Originated Mortgage Loans” for additional information.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2023, GSMC originated or acquired approximately 3,325 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $165.7 billion. As of December 31, 2023, GSMC had acted as a sponsor and mortgage loan seller on approximately 438 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion, $6.823 billion, $14.906 billion, $7.173 billion and $5.857 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates or, in certain circumstances, are consultants engaged by or on behalf of GSMC (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;
●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC

Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” on Annex A-3. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2023	$4.2 billion	$3.8 billion
2022	$770 million	$1.8 billion
2021	$4.2 billion	$2.6 billion
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2023	$2.1 billion	$2.1 billion
2022	$4.8 billion	$5.4 billion
2021	$9.5 billion	$12.4 billion
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1) Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2—Exceptions to GSMC Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future. In addition, a Goldman Originator may in some instances have reduced the term interest rate that such Goldman Originator would otherwise charge on a mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related mortgage loan satisfied such Goldman Originator’s minimum debt service coverage ratio underwriting requirements for such mortgage loan.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.
●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.
●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act. GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2024. GSMC’s Central Index Key is 0001541502. With respect to the period from and including April 1, 2021 to and including March 31, 2024, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0		0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0		0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0		0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38.0	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0		0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0		0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated, co-originated or acquired all of the Mortgage Loans or portions thereof that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the origination or acquisition of such BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been registered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation and, accordingly, is regulated by the Chicago Federal Reserve under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 320 South Canal Street, 8th Floor, Chicago, Illinois 60606.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Capital Markets Corp., one of the underwriters and a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 500 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Bank, N.A. (“BBNA”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BBNA has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BBNA acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BBNA and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2023 is approximately $8.813 billion.

In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination or acquisition of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination or acquisition, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the BMO Mortgage Loans, except as otherwise indicated below.

With respect to the 640 5th Avenue Mortgage Loan, which was co-originated by Goldman Sachs Bank USA, Morgan Stanley Bank, N.A. and BMO, portions of which are being sold by GSMC and BMO, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. BMO engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-4 to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex D-4 to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries.

Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Origination Procedures and Underwriting Guidelines.

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. Furthermore, with respect to the BMO Mortgage Loans that were acquired by BMO, BMO reviewed such BMO Mortgage Loans to ensure that each such BMO Mortgage Loan complied with the underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports”, “—Appraisal”, “—Environmental Report” and “—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of BMO’s deal team or one of its agents or designees performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market. In the case of a mortgage loan acquired by BMO from a third party originator, a member of BMO’s deal team or one of its agents or designees will either perform an inspection of the property or review a third party inspection report.

BMO’s deal team or one of its agents or designees also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent. After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

In addition, BMO may in some instances have reduced the term interest rate that BMO would otherwise charge on a BMO mortgage loan based on the credit and collateral characteristics of the related mortgaged property and structural features of the BMO mortgage loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related BMO mortgage loan satisfied BMO’s minimum debt service coverage ratio underwriting requirements for such BMO mortgage loan.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property. Appraisal. BMO obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting guidelines.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 12, 2024. BMO’s Central Index Key is 0000927971. As of March 31, 2024, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the issuing entity or any other economic interest in this securitization as of the Closing Date. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Bank of Montreal” has been provided by BMO.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.
●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on April 30, 2024, Barclays or its affiliates were the loan sellers in approximately 216 commercial mortgage-backed securitization transactions. Approximately $57.8 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 and through April 30, 2024:

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2024	$1,767,961,667
2023	$2,492,806,501
2022	$5,480,581,529
2021	$7,252,313,300
2020	$3,115,245,750
2019	$4,983,162,802
2018	$3,937,789,900
2017	$4,971,606,254
2016	$3,031,242,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

*Through April 30, 2024

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the Mortgage Loans (or portions thereof) for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

With respect to the Sugarloaf Mills Mortgage Loan (6.5%), which was co-originated by German American Capital Corporation and Barclays Capital Real Estate Inc., portions of which are being sold by German American Capital Corporation and Barclays Capital Real Estate Inc., the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. Barclays and Barclays Capital Inc. engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;
●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Additionally, Barclays reviews the underwriting guidelines of the applicable originator for any Barclays Mortgage Loans that were acquired by Barclays to ensure that each acquired Barclays Mortgage Loan was underwritten pursuant to the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are generally required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

In addition, Barclays may in some instances have reduced the term interest rate that Barclays would otherwise charge on a Barclays Mortgage Loan based on the credit and collateral characteristics of the related Mortgaged Property and structural features of the Barclays Mortgage Loan by collecting an upfront fee from the related borrower on the origination date. The decrease in the interest rate would have correspondingly increased the debt service coverage ratio, and, in certain cases, may have increased the debt service coverage ratio sufficiently such that the related Barclays Mortgage Loan satisfied Barclays’ minimum debt service coverage ratio underwriting requirements for such Barclays Mortgage Loan.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes—Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.
●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (vi) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.
●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.
●	Other Factors—Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Midland Loan Services, a Division of PNC Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Processes” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with,

Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. In some cases, due to the impact of COVID-19, some tenants may have received rent relief/forbearances or may not have paid their rent when due. On a case-by-case basis, the lender may be adjusting underwritten rent to reflect these situations. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on May 14, 2024 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. As of March 31, 2024, it has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

Neither Barclays nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Barclays or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

Compensation of the Sponsors

In connection with the offering and sale of the certificates contemplated by this prospectus, the sponsors (including affiliates of the sponsors) will be compensated for the sale of their respective percentage interest in the Mortgage Loans in an amount equal to the excess, if any, of:

(a)   the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Wells Fargo Bank, National Association for the servicing of the Mortgage Loans, over

(b)   the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

The depositor is Deutsche Mortgage & Asset Receiving Corporation. The depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the depositor are located at 1 Columbus Circle, New York, New York 10019. The telephone number is (212) 250-2500. The depositor’s capitalization is nominal. All of the shares of capital stock of the depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 10 year-period ending December 31, 2023, the depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $134.143 billion.

The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2024-V8 Mortgage Trust (the “Trust” ), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the asset representations reviewer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Computershare Trust Company, National Association (“Computershare Trust Company”) will act as trustee, certificate administrator and custodian under the PSA.

Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.1 billion (USD) in assets as of December 31, 2023. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 1505 Energy Park Drive, St. Paul, Minnesota 55108.

On November 1, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (together with Wells Fargo Bank, collectively “Wells Fargo”) sold substantially all of its Corporate Trust Services (“CTS”) business to Computershare Limited, Computershare Trust Company, and Computershare Delaware Trust Company (collectively, “Computershare”). Virtually all CTS employees of Wells Fargo, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On and after November 1, 2021, Wells Fargo has been transferring its roles, duties, rights, and liabilities under the relevant transaction agreements to Computershare. For any transaction where the roles of Wells Fargo have not yet transferred to Computershare, Computershare as of November 1, 2021, performs all or virtually all of the obligations of Wells Fargo as its agent as of such date.

Trustee

Computershare Trust Company will act as trustee pursuant to the PSA. Computershare Trust Company has provided corporate trust related services since 2000 through its predecessors and affiliates. Computershare Trust Company provides trustee services for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities, and collateralized debt obligations. As of December 31, 2023, Computershare Trust Company was acting in some cases as the named trustee or indenture trustee, and in most cases as agent for the named trustee or indenture trustee, on approximately 500 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $274 billion (USD).

In its capacity as trustee on commercial mortgage securitizations, Computershare Trust Company is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, neither Computershare Trust Company, nor the CTS business it acquired from Wells Fargo Bank, has been required to make an advance on a commercial mortgage-backed securities transaction.

Certificate Administrator

Under the terms of the PSA, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the Trust REMICs and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2023, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1,237 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $706 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any cash credited to the accounts that the certificate administrator is required to maintain pursuant to the PSA will be held by one or more institutions in a manner satisfying the requirements of the PSA, including any applicable eligibility criteria for account banks set forth in the PSA.

Custodian

Computershare Trust Company will act as the custodian of the mortgage loan files pursuant to the PSA. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2023, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 427,700 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by one or more sponsors or their affiliates and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Computershare Trust Company disclosed transaction-level material noncompliance related to its CMBS bond administration function on its 2023 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB for each such transaction (each, a “Subject 2023 Computershare CMBS Annual Statement of Compliance”).

For one CMBS transaction, the related Subject 2023 Computershare CMBS Annual Statement of Compliance disclosed that certain classes were underpaid and other classes overpaid for two consecutive months. The payment error was caused by an administrative error relating to the reimbursement of non-recoverable advances. Computershare Trust Company corrected the error in the next month.

For one CMBS transaction, the related Subject 2023 Computershare CMBS Annual Statement of Compliance disclosed an administrative error processing the servicer’s report where funds received in connection with a principal adjustment on a liquidated loan were not distributed to holders resulting in an underpayment to one class. Computershare Trust Company revised the distribution to correct the payment error three months after the payment error occurred.

For each of the two CMBS transactions, the related Subject 2023 Computershare CMBS Annual Statement of Compliance states that Computershare Trust Company has reinforced its policies or implemented necessary changes to its procedures and controls in an effort to prevent a reoccurrence of the errors.

Neither Computershare Trust Company nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Computershare Trust Company or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this Prospectus.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Computershare Trust Company, National Association.

The PSA provides that no provision of such agreement will be construed to relieve the trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided that if no Servicer Termination Event has occurred and is continuing, the trustee will be required to perform, and will be liable for, only those duties specifically required under the PSA. Upon receipt of any of the various certificates, reports or other instruments required to be furnished to it pursuant to the PSA, the trustee will be required to examine those documents and to determine whether they conform to the requirements of that agreement. Within 30 days after the occurrence of any Servicer Termination Event of which the responsible officer of the trustee has actual knowledge, the trustee is required to promptly transmit by mail to the Depositor, the Certificate Administrator (who then is required to notify all Certificateholders) and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website) notice of such occurrence, unless such Servicer Termination Event has been cured.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of its obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the master servicer under the BANK5 2024-5YR7 PSA, pursuant to which each of the 488 Madison Whole Loan and the Saks Beverly Hills Whole Loan is serviced and (ii) expected to be the master servicer under the BBCMS 2024-5C27 PSA, pursuant to which the 640 5th Avenue Whole Loan is expected to be serviced until the securitization of the related Control Note. The principal west coast commercial mortgage master servicing offices of Wells

Fargo are located at MAC A0293-080, 2001 Clayton Road, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1086-23A, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated

Commercial and Multifamily Mortgage Loans	As of 12/31/2021	As of 12/31/2022	As of 12/31/2023	As of 3/31/2024
By Approximate Number:	29,704	27,480	25,184	24,899
By Approximate Aggregate Unpaid Principal Balance (in billions):	$619.35	$599.96	$569.60	$565.60

Within this portfolio, as of March 31, 2024, are approximately 19,395 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $448.6 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of March 31, 2024, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2021	$461,645,275,707	$1,395,817,923	0.30%
Calendar Year 2022	$447,783,265,998	$1,178,103,154	0.26%
Calendar Year 2023	$417,536,836,151	$951,214,812	0.23%
YTD Q1 2024	$415,523,559,241	$941,475,830	0.23%
*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar DBRS as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar DBRS
Primary Servicer	CPS1	Strong	MOR CS1
Master Servicer	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. In light of COVID-19 and related social distancing, shelter-in-place and similar guidance and requirements, Wells Fargo instituted a requirement that its personnel, including those in the commercial mortgage servicing group, but subject to certain exceptions, work remotely, beginning on March 16, 2020 or as soon as possible thereafter, and continuing until March 14, 2022. Personnel returned to their offices on March 14 on a hybrid flexible model that allows for some remote work. This remote-working capability is part of Wells Fargo’s business continuity plan. Based on management’s review of its remote-working capability and resources and its daily review of actual results since instituting the remote-working requirement, Wells Fargo does not expect the remote-working to adversely affect its servicing operations in any material respect.

Wells Fargo may perform any of its obligations under the Pooling and Servicing Agreement through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;
●	audit services;
●	tracking and reporting of flood zone changes;
●	abstracting of leasing consent requirements contained in loan documents;
●	legal representation;
●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;
●	performance of property inspections;
●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;
●	insurance tracking and compliance;
●	onboarding-new loan setup;
●	lien release-filing & tracking;
●	credit investigation & background checks; and
●	defeasance calculations

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and Serviced Companion Loans as to which it is Master Servicer. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and Serviced Companion Loans as to which it is the Master Servicer will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans and Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans and Serviced Companion Loans as to which it is acting as the Master Servicer or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to (1) purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or (2) be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.

Pursuant to certain interim servicing arrangements between GACC, CREFI, GSMC and BCREI and/or certain of their affiliates, respectively, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain mortgage loans, which may include, prior to their inclusion in the issuing entity, certain of the GACC, CREFI, GSMC and BCREI Mortgage Loans.

Neither Wells Fargo nor any of its affiliates intends to retain any Certificates issued by the issuing entity or any other economic interest in this securitization. However, Wells Fargo or its affiliates may, from time to time after the initial sale of Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates at any time.

The foregoing information under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo. Wells Fargo does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of Wells Fargo as master servicer), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by Wells Fargo) or any related documents.

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600. LNR Partners is expected to serve as the special servicer under the BBCMS 2024-5C27 PSA, which is expected to govern the servicing of the 640 5th Avenue Whole Loan until the securitization of the applicable Control Note.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and
●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 26 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 177 as of March 31, 2024. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion;
●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion;
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion;
●	182 domestic commercial mortgage backed securitization pools as of December 31, 2022 with a then current face value in excess of $112.3 billion;
●	178 domestic commercial mortgage backed securitization pools as of December 31, 2023 with a then current face value in excess of $101.9 billion; and

●	177 domestic commercial mortgage backed securitization pools as of March 31, 2024 with a then current face value in excess of $99 billion.

As of March 31, 2024, LNR Partners has resolved approximately $88.24 billion of U.S. commercial and multifamily loans over the past 26 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans during 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans during 2021, approximately $3.3 billion of U.S. commercial and multifamily loans during 2022, approximately $1.4 billion of U.S. commercial and multifamily loans during 2023, and approximately $0.6 billion of U.S. commercial and multifamily mortgage loans through March 31, 2024.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of March 31, 2024, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,109 assets across the United States with a then current face value of approximately $99 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P (strong), Fitch (CSS1) and DBRS/Morningstar (CS1).

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except for (i) LNR Partners acting as special servicer for this securitization transaction (with respect to all Serviced Mortgage Loans and Serviced Companion Loans), (ii) LNR Partners or its affiliate assisting Eightfold Real Estate Capital Fund VI, L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool and (iii) LNR Partners is expected to serve as the special servicer under the BBCMS 2024-5C27 PSA, which is expected to govern the servicing of the 640 5th Avenue Whole Loan until the securitization of the applicable Control Note, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates intend to acquire any certificates issued by the issuing entity on the Closing Date or any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled to special servicing fees and certain other fees and compensation as provided in the pooling and servicing agreement). However, LNR Partners or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The foregoing information regarding LNR Partners under the heading “—The Special Servicer” has been provided by LNR Partners.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer may be terminated, with respect to the Mortgage Loans serviced under the PSA (a) with or without cause by the Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”, upon satisfaction of certain conditions specified in the PSA. The special servicer may resign under the PSA as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the special servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2024, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions or other similar transactions with an approximate aggregate cut-off principal balance of $379.0 billion issued in 432 transactions.

As of March 31, 2024, Park Bridge Lender Services is acting as asset representations reviewer for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $162.0 billion issued in 182 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

CREDIT RISK RETENTION

This securitization transaction is required to comply with the Credit Risk Retention Rules. German American Capital Corporation has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	Eightfold Real Estate Capital Fund VI, L.P., a Delaware limited partnership (the “Retaining Third-Party Purchaser”), is expected to purchase for cash the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), with an aggregate initial Certificate Balance of $92,161,421, representing approximately 5.131% of the aggregate fair value of all Classes of the certificates (other than the Class R certificates). The HRR Certificates will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules).

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Third-Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Third-Party Purchaser or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Sponsors have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

HRR Certificates

General

The approximate fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser is set forth below:

Class of HRR Certificates	Initial Certificate Balance or Notional Amount	Fair Value of the HRR Certificates (in $ and %)(1)	Purchase Price(2)
Class X-RR	$92,161,421	$5,018,945 / 0.492%	5.445820%
Class E-RR	$11,362,000	$5,827,389 / 0.572%	51.288410%
Class F-RR	$21,462,000	$11,007,519 / 1.080%	51.288410%
Class G-RR	$15,150,000	$7,770,194 / 0.762%	51.288410%
Class J-RR	$44,187,421	$22,663,026 / 2.224%	51.288410%

(1)	The fair value (expressed as a dollar amount) and fair value (expressed as a percentage of the aggregate fair value of all of the certificates (other than the Class R certificates)) of the HRR Certificates.
(2)	Expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable of each class of the HRR Certificates, excluding accrued interest

The fair value of the HRR Certificates is equal to approximately $52,287,073, representing approximately 5.131% of the aggregate fair value of all the certificates (other than the Class R certificates). The aggregate fair value of all certificates (other than the Class R certificates) is approximately $1,019,114,250. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for all certificates (other than the Class R certificates) issued by the Trust.

Class of Certificates	Fair Value
Class A-1	$15,467,740
Class A-2	$123,266,948
Class A-3	$586,552,453
Class X-A	$27,131,858
Class X-D	$2,812,682
Class A-M	$100,127,068
Class B	$54,548,668
Class C	$38,327,098
Class D	$18,592,661
Class X-RR	$5,018,945
Class E-RR	$5,827,389
Class F-RR	$11,007,519
Class G-RR	$7,770,194
Class J-RR	$22,663,026

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $50,955,712, representing 5% of the aggregate fair value, as of the Closing Date, of all classes of certificates (other than the Class R certificates).

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchaser based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “U.S. Risk Retention Special Notices” tab.

Retaining Third-Party Purchaser

Eightfold Real Estate Capital Fund VI, L.P. (“Eightfold Fund VI”), a Delaware limited partnership, will act as the Retaining Third-Party Purchaser. Eightfold Fund VI (or an MOA thereof) will purchase and hold the HRR Certificates.

Eightfold Fund VI was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund VI’s sixth purchase of CMBS B-Piece Securities. Eightfold Fund VI is advised by Eightfold Real Estate Capital, L.P.

(“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 65 CMBS securitizations. The members of Eightfold’s management team have on average over 33 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for eleven investment funds with more than $2.1 billion in original committed capital as of December 31, 2023. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

Solely for its own purposes and benefit, the Retaining Third-Party Purchaser has completed an independent review of the credit risk of each mortgage loan consisting of a review of the sponsors’ underwriting standards, the collateral and expected cash flows. Such review was based on the mortgage loan files and information regarding the mortgage loans provided by or on behalf of the sponsors. The Retaining Third-Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such mortgage loan or of the originator of such mortgage loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third-Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of certificates. In addition, the Retaining Third-Party Purchaser does not have any duties to the holders of any Class of certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third-Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third-Party Purchaser for having so acted.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchaser will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchaser not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date (or such earlier or later date such transfer is permitted in accordance with the Credit Risk Retention Rules, as then in effect), to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchaser and its affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate

Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld, delayed or conditioned), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided that such restrictions relating to the Retaining Third-Party Purchaser will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in §244.7(b)(8)(i) of the Credit Risk Retention Rules (collectively, the “HRR Transfer Restriction End Date”).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of GACC, CREFI, BMO and BCREI will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively, and GSMC will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-4 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the BCREI Mortgage Loans in this transaction, BCREI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-5 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BCREI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BCREI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BCREI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BCREI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the GSMC Mortgage Loans in this transaction, GSMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GSMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GSMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GSMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GSMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

DESCRIPTION OF THE CERTIFICATES

General

The Benchmark 2024-V8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2024-V8 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-3, Class X-A, Class X-D, Class A-M, Class B, Class C, Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR, Class J-RR and Class R certificates.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-3, Class B and Class C
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR
“Class X Certificates”	Class X-A, Class X-D and Class X-RR
“Residual Certificates”	Class R
“Senior Certificates”	Senior Principal Balance Certificates and the Class X Certificates (other than the Class X-RR certificates)
“Senior Principal Balance Certificates”	Class A-1, Class A-2 and Class A-3
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR
“Subordinate Principal Balance Certificates”	Subordinate Certificates (other than the Class X-RR certificates)
“Regular Certificates”	Senior Certificates and the Subordinate Certificates

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans and received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” (or portions thereof, as applicable) in the Lower-Tier REMIC.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$15,468,000
A-2	$122,050,000
A-3	$569,471,000
A-M	$97,211,000
B	$53,025,000
C	$37,874,000
Non-Offered Certificates
X-A	$804,200,000
X-D	$22,725,000
D	$22,725,000
X-RR	$92,161,421
E-RR	$11,362,000
F-RR	$21,462,000
G-RR	$15,150,000
J-RR	$44,187,421
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $804,200,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $22,725,000. The Notional Amount of the Class X-RR certificates will equal the aggregate of the Certificate Balances of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates. The initial Notional Amount of the Class X-RR certificates will be approximately $92,161,421.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in August 2024.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Computershare Trust Company, National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Computershare Trust Company, National Association is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and/or related Intercreditor Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in or credited to any portion of the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding interest relating to periods prior to, but due after, the Cut-off Date;
●	all unscheduled payments of principal (including prepayments (together with any related payments of interest allocable to the period following the Due Date for the related Mortgage Loan during the related Collection Period)), unscheduled interest, liquidation proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;
●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
●	all yield maintenance charges and prepayment premiums;
●	all amounts deposited in or transferred to the Collection Account in error; and
●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount transferred on or before the applicable Determination Date from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)   P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)   the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class X-A and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2 and Class A-3 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.       to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

2.       then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

3.       then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-2 certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

Third, to the Class A-1, Class A-2 and Class A-3 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class X-RR and Class E-RR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Seventeenth, to the Class E-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class J-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class J-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to each class of Senior Principal Balance Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each Class of Subordinate Principal Balance Certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance

Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a fixed per annum rate equal to 5.514%.

The Pass-Through Rate for the Class A-2 certificates will be a fixed per annum rate equal to 5.707%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to the lesser of (i) 6.189% and (ii) the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related Interest Accrual Period, minus (ii) 0.3197%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate for the Class D certificates will be a fixed per annum rate equal to 4.000%.

The Pass-Through Rate for the Class E-RR certificates will be a fixed per annum rate equal to 5.250%.

The Pass-Through Rate for the Class F-RR certificates will be a fixed per annum rate equal to 5.250%.

The Pass-Through Rate for the Class G-RR certificates will be a fixed per annum rate equal to 5.250%.

The Pass-Through Rate for the Class J-RR certificates will be a per annum rate equal to the lesser of (i) 5.250% and (ii) the WAC Rate that corresponds to the related Interest Accrual Period.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 0.995% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 3.178% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The applicable Class X-D Strip Rate with respect to each component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-RR certificates for the initial Distribution Date will equal approximately 1.928% per annum. The Pass-Through Rate applicable to the Class X-RR certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-RR Strip Rate”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-RR certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, respectively. The applicable Class X-RR Strip Rate with respect to each such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect for the related Interest Accrual Period, less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer or the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates (and for the purposes of calculating the Base Interest Fraction), the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of such Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts from that month, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and, if applicable, January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of certificates (other than the Class R certificates) will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of certificates (other than the Class R certificates) will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of certificates (other than the Class R certificates) will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)   the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)  Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of principal of the related Mortgage Loan for which no Advance was previously made; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate) (if any), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the related Servicing Fee Rate (other than in the case of any Non-Serviced Mortgage Loan, at the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the Certificateholders other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a)(x) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates) or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with the related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior waterfall under this “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each class of the Principal Balance Certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the aggregate amount of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in clause (a) of the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)   first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(b)   second, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A Certificates described in (a) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for:

(A)       any of the Class A-1 through Class D certificates with a Pass-Through Rate equal to either the WAC Rate or the WAC Rate less a specified rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Net Mortgage Rate on such Mortgage Loan during the related interest accrual period, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one; and

(B)       any of the Class A-1 through Class D certificates with a Pass-Through Rate equal to a fixed per annum rate, will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan (net of the Administrative Cost Rate) during the related interest accrual period multiplied by 365/360 exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, then the respective Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the amount set forth in clause (b)(i) above, but less than the Pass-Through Rate described in clause (a)(i) above, then the respective Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans”.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	April 2029
Class A-2	May 2029
Class A-3	June 2029
Class A-M	July 2029
Class B	July 2029
Class C	July 2029

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in July 2057. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, applicable servicing fees on any Serviced Companion Loan) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess” ) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)           the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)        the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.000625% for each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer, (B) all Prepayment Interest Excess received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment” ) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as no Control Termination Event is continuing (other than with respect to any applicable Excluded Loan), the Directing Holder, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such

Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan, pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the applicable master servicer under the related other pooling and servicing agreement.

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among each class of certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for such Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for such Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to each class of Senior Principal Balance Certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Principal Balance Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Senior Principal Balance Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Senior Principal Balance Certificates, the percentage interest in the issuing entity evidenced by the Senior Principal Balance Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Senior Principal Balance Certificates by the Subordinate Principal Balance Certificates.

Following retirement of the Senior Principal Balance Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C,

Class D, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class J-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator will be required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J-RR certificates;

second, to the Class G-RR certificates;

third, to the Class F-RR certificates;

fourth, to the Class E-RR certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Principal Balance Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Principal Balance Certificates, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loan permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports” ) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;
(2)	a Commercial Real Estate Finance Council (“CREFC®” ) delinquent loan status report;
(3)	a CREFC® historical loan modification and corrected loan report;
(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;
(6)	a CREFC® operating statement analysis report;
(7)	a CREFC® comparative financial status report;
(8)	a CREFC® net operating income adjustment worksheet;
(9)	a CREFC® real estate owned status report;
(10)	a CREFC® servicer watch list;
(11)	a CREFC® loan level reserve and letter of credit report;
(12)	a CREFC® property file;
(13)	a CREFC® financial file;
(14)	a CREFC® loan setup file; and
(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;
●	a CREFC® financial file;
●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);
●	a CREFC® loan periodic update file; and
●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) business days following each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2024, a CREFC® operating statement analysis report (i) for Mortgage Loans secured by a single Mortgaged Property, prepared with respect to such Mortgaged

Property and (ii) for Mortgage Loans secured by more than one Mortgaged Property, in the aggregate but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List.

●	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2024, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO” ), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder” ), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or (solely in the case of the Trust Directing Holder) the holder of the majority of the Controlling Class (by Certificate Balance) is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder, a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder, a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5” ), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Recursion Co., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC, Thomson Reuters Corporation, CRED iQ and KBRA Analytics, LLC, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:
●	this prospectus;
●	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;
●	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
●	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and
●	any Operating Advisor Annual Reports;
●	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the special servicer;
●	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

●	any documents provided to the certificate administrator by the master servicer, the special servicer or the depositor directing the certificate administrator to post to the “additional documents” tab;
●	the following documents, which will be made available under a tab or heading designated “special notices”:
●	notice of any release based on an environmental release under the PSA;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the certificates;
●	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;
●	any notice of resignation or termination of the master servicer or special servicer;
●	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;
●	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;
●	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;
●	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the issuing entity;
●	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any Proposed Course of Action Notice;
●	any assessment of compliance delivered to the certificate administrator;
●	any accountants’ attestation reports delivered to the certificate administrator;
●	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;
●	the “Investor Q&A Forum”;
●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and
●	the “U.S. Risk Retention Special Notices” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence of a Control Termination Event or the notice of the occurrence of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-D and Class X-RR certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System, in Europe (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Until the HRR Transfer Restriction End Date, the HRR Certificates may only be issued as Definitive Certificates and held by the custodian on behalf of the related investor pursuant to the PSA. Any request for release of an HRR Certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor” ) should deliver a written request (a “Communication Request” ) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Computershare Trust Company, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – Benchmark 2024-V8
with a copy to:
trustadministrationgroup@computershare.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2024-V8 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document reasonably acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor. Each of the Joint Mortgage Loans are being sold by two or more mortgage loan sellers. For purposes of the respective MLPAs pursuant to which the applicable mortgage loan sellers are selling Mortgage Loans and the related discussion below, each Joint Mortgage Loan will constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by the applicable mortgage loan seller.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)                      (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)                    (A) the original of the Mortgage or a certified copy thereof from the applicable recording office (or a copy thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) and, (B) if applicable, the originals or certified copies thereof from the applicable recording office (or copies thereof from the applicable recording office if (to the knowledge of the applicable mortgage loan seller or its third-party vendor, as certified by such party to the custodian in writing) it is not the practice of such office to provide certified copies, provided that the custodian may conclusively rely on any such certification by such mortgage loan seller or third-party vendor and will not be required to investigate whether any recording office cannot provide a certified copy) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)                an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)                 (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)                    (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC financing statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)                 the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)              the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)           (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related assignment of leases, rents and profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)                the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of environmental reports;

(x)                  copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)                if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)            if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)         if any related lockbox agreement or cash collateral account agreement is separate from the Mortgage or loan agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lockbox accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lockbox accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)          originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)             the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)          the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)       with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)      with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)         the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)           the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)          with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

Notwithstanding anything to the contrary contained herein, with respect to each of the Joint Mortgage Loans, the obligation of each of the applicable mortgage loan sellers to deliver mortgage note(s) as part of the related Mortgage File will be limited to delivery of only the mortgage notes held by such party. In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)                    the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)                  the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)             assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)             any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)                an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)               the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)            all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)          the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)            any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)                an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)            any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)         any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)      any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)       any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)         any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)       any lockbox or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    any related mezzanine intercreditor agreement;

(xviii)   all related environmental reports;

(xix)     all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)    a copy of the applicable mortgage loan seller’s asset summary;

(j)    copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   copies of any zoning reports;

(l)    copies of financial statements of the related mortgagor;

(m)  copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   copies of all UCC searches;

(o)   copies of all litigation searches;

(p)   copies of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   copies of the organizational documents of the related mortgagor and any guarantor;

(t)    copies of the escrow statements;

(u)   a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC, CREFI, BMO and BCREI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively. Those representations and warranties of GSMC are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be delivered by the related mortgage loan seller and included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the trustee or any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan (or, in the case of each of the Joint Mortgage Loans, the applicable portion thereof) or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of each of the Joint Mortgage Loans, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will not be obligated to repurchase the Mortgage Loan (or, in the case of each of the Joint Mortgage Loans, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause either Trust REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon either Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller (or in the case of BCREI, Barclays Capital Holdings Inc.) and the special servicer (for so long as no Control Termination Event is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or any Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller (or, in the case of BCREI, Barclays Capital Holdings Inc.) to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller (or, in the case of BCREI, Barclays Capital Holdings Inc.) may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller (or, in the case of BCREI, Barclays Capital Holdings Inc.) will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to a Joint Mortgage Loan, each of the related mortgage loan sellers will be responsible for any remedies solely in respect of the note(s) sold by the related mortgage loan seller as if each note evidencing such Joint Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI), any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote Election or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan. With respect to each of the Joint Mortgage Loans, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note(s) will be equal to its respective percentage interest in such Mortgage Loan as of the Closing Date multiplied by the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)   have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)   have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)   have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)   accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)   have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)    have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)   comply (except in a manner that would not be adverse to the interests of the Certificateholders) as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)   have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)    have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)    constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)   not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)    have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)   have been approved (i), for so long as no Control Termination Event is continuing, by the Directing Holder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)   prohibit defeasance within two years of the Closing Date;

(p)   not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)   have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)    be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI) will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to a Joint Mortgage Loan, each related mortgage loan seller will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of the applicable mortgage loan sellers will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the related Intercreditor Agreement, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Loan Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Loan Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

POOLING AND SERVICING AGREEMENT

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loans only while the PSA governs the servicing of the related Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, a Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of the related Servicing Shift PSA may be different than the terms of the PSA, although the related Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will review, evaluate and/or provide or withhold consent or process Major Decisions for all Mortgage Loans (other than with respect to the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (for so long as no Consultation Termination Event is continuing) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)   the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)   the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Serviced Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender, taking into account the subordinate nature of any Subordinate Companion Loan), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)  any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)  the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)  the obligation, if any, of the master servicer to make advances;

(D)  the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)  the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)  any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)  any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan so long as no Control Termination Event is continuing, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)   all Periodic Payments (other than any balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)   in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to any other Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to any other Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment (in excess of the Assumed Scheduled Payment), default interest, late payment charges, yield maintenance charges or prepayment premiums on any Mortgage Loan. In addition, neither the master servicer nor the trustee will be required to make any P&I Advance for any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

For the avoidance of doubt, the master servicer or the trustee, as the case may be, will make P&I Advances on the basis of the original terms of any Mortgage Loan, including Mortgage Loans subject to forbearance agreements or other temporary deferrals or payment accommodations, unless (a) the terms of the Mortgage Loan have been permanently modified to reduce or forgive a monetary obligation or (b) such P&I Advance has been determined to be a Nonrecoverable Advance.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party to the PSA will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest at the Reimbursement Rate on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (for so long as no Consultation Termination Event is continuing) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance, and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its non-recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances that are P&I Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii)

use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, other than during the continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate, compounded annually (the “Reimbursement Rate”), accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” (and solely with respect to the master servicer and special servicer, subject to a floor rate of 2.0%) will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified and available funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account or ledger account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account” , each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I

Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation between the Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the amount of the applicable insufficiency. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Custodial Account, the Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA. Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which (a) banking institutions in New York, Texas, Kansas, Pennsylvania, Florida, California, North Carolina or any of the jurisdictions in which any of the respective primary servicing or corporate offices of the master servicer or any special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account, any other account required to be established under the PSA or other trust administration accounts are located, or (b) the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)                    to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)                 to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)              to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)               to pay itself any Net Prepayment Interest Excess;

(v)                  to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)              to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)            to reimburse the trustee, the special servicer and the master servicer, as applicable, for any Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)         to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)             to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)                to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)            to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)          to recoup any amounts deposited in or transferred to the Collection Account in error;

(xiii)      to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)        to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)           to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)       to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)     to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan,

then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds on accounts maintained by the master servicer.	From time to time	The related fees.

Type/Recipient	Amount	Frequency	Source of Payment
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan, subject to a floor as described under “—Special Servicing Compensation”.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent, release and earnout fees, defeasance fees, review fees, processing fees, loan service transaction fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.

Type/Recipient	Amount	Frequency	Source of Payment
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Additional Special Servicing Compensation/special servicer	100% of any amounts collected for checks returned for insufficient funds on the REO Account.	From time to time	The related fees.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.

Type/Recipient	Amount	Frequency	Source of Payment
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan or Serviced Companion Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account, subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate, compounded annually.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account from the Mortgage Loan but not any Serviced Companion Loan, subject to certain limitations.
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum equal to 0.00125% (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan, Serviced Companion Loan and any REO Loan or REO Property, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) (a) 100% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans and that do not involve a Major Decision or otherwise require the consent or deemed consent of the special servicer, (b) 50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loan (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer), (c) 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), (d) 100% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Major Decision or otherwise require the consent or deemed consent of the special servicer, (e) 50% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer), (f) 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, (g) 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required), (h) 0% of any such fee with respect to Specially Serviced Loans, and (i) 100% of loan service transaction fees on any Mortgage Loan that is a non-Specially Serviced Loan; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan on accounts maintained by the master servicer); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loan (and the related Serviced Companion Loans, if applicable) that is a non-Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination. For the avoidance of doubt, the special servicer may, in connection with a workout or other modification of a Mortgage Loan and without the consent of the master servicer, waive any or all related penalty charges, regardless of who is entitled to receive such payments as compensation; provided that any collections in respect of such penalty charges allocated to additional servicing compensation will be shared pro rata by the master servicer and special servicer based on the respective portions of such penalty charges to which each would otherwise have been entitled.

In connection with the Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan will be the higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan or REO Loan.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain appropriate fees in connection with such workout (which fees must (i) be reasonable in the context of the commercial mortgage industry, (ii) correspond to the actual work, if any, performed by the special servicer in connection with such refinancing or pay-off, and (iii) be consistent with fees customarily charged by the special servicer for similar work); provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or other applicable party or that is subject to a Loss of Value Payment or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or any of their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),
●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,
●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,
●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,
●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,
●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and
●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 120 days following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain appropriate fees in connection with such liquidation (which fees must (i) be reasonable in the context of the commercial mortgage industry, (ii) correspond to the actual work, if any, performed by the special servicer in connection with such refinancing or pay-off, and (iii) be consistent with fees customarily charged by the special servicer for similar work)).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees, including release fees) related to Specially Serviced Loans whether or not such fees become due while the applicable Mortgage Loan is a Specially Serviced Loan or a Corrected Loan,
●	50% of any Modification Fees and consent fees (or similar fees, including release fees) related to any consents, modifications, waivers, extensions, releases or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer),
●	100% of any assumption fees, processing fees or loan service transaction fees (or similar fees) on Specially Serviced Loans,
●	50% of assumption fees or processing fees (or similar fees) with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Major Decision or otherwise require the consent or deemed consent of the special servicer (whether or not processed by the special servicer),
●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction and 100% of such fees for Specially Serviced Loans,
●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),
●	any interest or other income earned on deposits in the REO Accounts and 100% of charges for checks returned for insufficient funds on the REO Account, and
●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees, release fees, loan service transaction fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D and Class E-RR certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, property condition report fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion

Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00903% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and REO Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to 0.00180% with respect to each such Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans but excluding any Companion Loans).

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower pays) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or the special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $21,150 multiplied by the number of Subject Loans, plus (ii) $2,125 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,800 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,550 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review. Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer following its completion of the applicable Asset Review, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any other Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)               the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)            the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)        (x) the 30th day following the date on which the related borrower has filed a bankruptcy petition, (y) the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or (z) the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)          the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)            a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Companion Loan), including any reduction in the Periodic Payment; (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Principal Balance Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(i)               the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;
●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and
●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)            the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;
●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and
●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event is continuing), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, for so long as no Consultation Termination Event is continuing, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, for so long as no Consultation Termination Event is continuing, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class X-RR and Class E-RR certificates, pro rata based on their respective interest entitlements, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination as to any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and whether a Control Termination Event is continuing, any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, the Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and whether a Control Termination Event is continuing, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or whether a Control Termination Event is continuing, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator and the special servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal the special servicer will send the appraisal to the master servicer and the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class. The rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)               the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or

Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)           if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)          the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)        except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below);

(v)            to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)        any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable with the consent of, if no Control Termination Event is continuing, the Directing Holder, and after consultation with the operating advisor in accordance with the PSA, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer will be required to promptly notify the special servicer, or the special servicer will be required to promptly notify the master servicer, as applicable, in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the non-recoverability determination and Servicing Advance procedures described above under “—Advances”)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meeting the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would be non-recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders (and in the case of a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan), the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and unless a Control Termination Event is continuing, with the consent of the Directing Holder (or, if a Control Termination Event is continuing, but no Consultation Termination Event is continuing, after consulting with the Directing Holder) (but other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)       such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)       such insurance is not available at any rate;

provided that the Directing Holder will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, the master servicer or the special servicer, as applicable, will not be required to do so.

In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (which will be a trust fund expense) in determining whether any insurance is available at commercially reasonable rates.

During the period that the master servicer or the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Holder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA as described under “—The Directing Holder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans (excluding any non-Serviced Mortgage Loan) and actions that do not involve Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Holder and, after consultation with the operating advisor to the extent described under “—The Operating Advisor”, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Major Decisions The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

Upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan processed by such servicer and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Mortgage Loan or Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement. Neither the master servicer nor the special servicer may enter into any modification, waiver, amendment, work-out, consent or approval with respect to any Mortgage Loan or Whole Loan, restructure any Mortgage Loan or Whole Loan, or restructure any borrower equity (in each case, including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise) in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to the master servicer or special servicer in a higher priority than that which is provided in the allocation and payment priorities described under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement (if any).

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent or non-binding consultation of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, upon consultation with the Directing Holder) and, during the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from the Rating Agencies (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) with respect to such waiver of rights that is a Major Decision, for so long as no Control Termination Event is continuing and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, has consulted with the Directing Holder) and, for so long as an Operating Advisor Consultation Event is continuing, upon consultation with the operating advisor and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from the Rating Agencies (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such

Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2025) and (B) less than $2,000,000 at least once every 24 months (commencing in 2025), in each case, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with the calendar year ending on December 31, 2024 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)               either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or before the related maturity date or extended maturity date, a statement to that effect, and delivers, on or before the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment, letter of intent, otherwise binding application for refinancing or signed purchase agreement;

(ii)           any Periodic Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)         the master servicer or the special servicer (and, in each case, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (which consent may not be unreasonably withheld, delayed or conditioned (including, without limitation, conditioned upon the payment of any compensation, fee or any other remuneration to the Directing Holder, any affiliate thereof or any third party)) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Holder;

(iv)          the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)             the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)          the related borrower (a) admits in writing its inability to pay its debts generally as they become due, or (b) files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)       a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in each case, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (which consent may not be unreasonably withheld, delayed or conditioned (including, without limitation, conditioned upon the payment of any compensation, fee or any other remuneration to the Directing Holder, any affiliate thereof or any third party), and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)     the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) and any related REO Property at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-

collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided that, in each case, at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event is continuing, and (ii) not with respect to any applicable Excluded Loan);
●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;
●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);
●	the master servicer; and
●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;
●	the most current rent roll and income or operating statement available for the related Mortgaged Property;
●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;
●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;
●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;
●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;
●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;
●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and
●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders (as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)), the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised

Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders (taken as a collective whole) (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)); provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process.

While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). The special servicer will be obligated (on a non-binding basis) to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event is continuing, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). If the special servicer determines to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to promptly deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Holder.

During the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, the Directing Holder (except with respect to any applicable Excluded Loan) will be entitled to consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor, will consult with the special servicer (on a non-binding basis) (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to any draft Asset Status Report and no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event is continuing) may exercise the rights of the Trust Directing Holder described in this “—Asset Status Report” section, and neither the Trust Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender (and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for the purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event is continuing in accordance with the PSA, with respect to any Non-Serviced Mortgage Loan other than an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any (in the case of a balloon payment, taking into account any extensions of such delinquency period up to 120 days in the same manner as provided in the proviso to clause (i) of the definition of “Specially Serviced Loan”), in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage Loan Documents and without regard to any acceleration of payments under the related Mortgage Loan or Serviced Companion Loan or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loans together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing

Holder will be entitled to exercise such consent right for so long as no Control Termination Event is continuing, and if a Control Termination Event is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to any Servicing Shift Mortgage Loan, if the related Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the related Servicing Shift Securitization Date, the related special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder) as to all Major Decisions, and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause, and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), during the continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and during the continuance of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Trust Directing Holder” will be, with respect to each Serviced Mortgage Loan (other than any Serviced AB Whole Loan and any Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(i)              absent that selection, or

(ii)           until a Trust Directing Holder is so selected, or

(iii)         upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Trust Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Trust Directing Holder; provided, however, that in the case of this clause (iii), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Trust Directing Holder until appointed in accordance with the terms of the PSA.

The initial Trust Directing Holder is expected to be Eightfold Real Estate Capital Fund VI, L.P. or its affiliate.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Trust Directing Holder has not changed until such parties receive written notice of a replacement of the Trust Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Trust Directing Holder.

The “Directing Holder” will be:

(i)               with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan and any Serviced AB Mortgage Loan), the Trust Directing Holder;

(ii)            with respect to any Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related (and, if applicable, designated) Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder; and

(iii)         with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder prior to the related Servicing Shift Securitization Date.

The “Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing certificateholder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, the “Loan-Specific Directing Holder” with respect to the related Servicing Shift Whole Loan will initially be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further, that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR or Class J-RR certificates.

The Controlling Class as of the Closing Date will be the Class J-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Trust Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Trust Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Trust Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Trust Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Trust Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Trust Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the Trust Directing Holder, and (ii) the requesting party has not been notified of the identity of the Trust Directing Holder or reasonably believes that the identity of the Trust Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Trust Directing Holder or the list of Certificateholders (or Certificate Owner(s), if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event is continuing, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Major Decisions, in each case as to which the Directing Holder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written recommendation and analysis together with such other information reasonably requested by the Directing Holder, from the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, in the sole discretion of the special servicer or the master servicer, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

With respect to each Serviced Mortgage Loan and Serviced Whole Loan:

(a)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)   (i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)   any determination of an Acceptable Insurance Default;

(d)   any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)   any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)    releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves),

including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)   any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents;

(n)   determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes; and

(o)   approving waivers regarding the receipt of financial statements (other than immaterial timing waivers);

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender and, with respect to a Serviced Subordinate Companion Loan, taking into account the subordinate nature of such Serviced Subordinate Companion Loan) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the operating advisor, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” unless the master servicer and the special servicer mutually agree that the master servicer will process such request, and (b) the master servicer will process all requests for any matter that is not a Major Decision with respect to any non-Specially Serviced Mortgage Loans (other than a Non-Serviced Mortgage Loan) without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide (solely with respect to each Specially Serviced Loan) each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event, is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

For so long as no Control Termination Event is continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. For so long as no Consultation Termination Event is continuing, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

With respect to a Serviced Subordinate Companion Loan, the special servicer will prepare an Asset Status Report for the related Serviced AB Whole Loan within 60 days after it becomes a Specially Serviced Loan in accordance with the terms of the PSA and any applicable provisions of the related Co-Lender Agreement and, prior to the occurrence and continuance of a Control Appraisal Period, the Trust Directing Holder will have no approval rights over any such Asset Status Report.

Replacement of the Special Servicer

For so long as no Control Termination Event is continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event is continuing, but for so long as no Consultation Termination Event is continuing, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 Business Days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (for so long as no Control Termination Event is continuing) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. During the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an applicable Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event is continuing, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than any Serviced AB Whole Loan or any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loan or Servicing Shift Whole Loan), when one or more of the following is true: (i) when the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) being reduced to less than 25% of the initial Certificate Balance of that class, or (ii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and provided, further, that no Control Termination Event may occur with respect to the Loan-Specific Holder related to a Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur and be continuing (a) with respect to any Mortgage Loan (other than with respect to any Serviced AB Whole Loan and any Servicing Shift Whole Loan) or Serviced Whole Loan, when one or more of the following is true: (i) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class, or (ii) such Mortgage Loan or Whole Loan is an applicable Excluded Loan; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and provided, further, that no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to a Servicing Shift Whole Loan; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

If the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, for so long as no Control Termination Event in the PSA is continuing (or any matter requiring consultation with the Directing Holder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan(s)), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loan(s)), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities, or materially reduce the rights, of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing holder (or equivalent entity) under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan). The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing

Shift Mortgage Loans, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loans, as applicable, and, for so long as no Control Termination Event is continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so for long as no Control Termination Event is continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or a Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to any Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period, with respect to the related Serviced Subordinate Companion Loan, the Trust Directing Holder will not be entitled to exercise any consent or consultation rights, and those consent and consultation rights of the Directing Holder will be held by such Serviced Subordinate Companion Loan Holder, as the Directing Holder, in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period, with respect to the related Serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity.

See “Description of the Mortgage Pool—The Whole Loans”.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that each Loan-Specific Directing Holder and the holders of the Non-Serviced Companion Loan(s) or a Companion Loan that is part of a Servicing Shift Whole Loan or their respective designees (e.g. the related directing holder (or equivalent party) under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Holder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to any Serviced AB Whole Loan, for so long as no Control Appraisal Period is continuing, the Trust Directing Holder will not be entitled to exercise the above described rights. For so long as no Control Appraisal Period is continuing, those rights will be held by the Loan-Specific Directing Holder in accordance with the PSA and the related Co-Lender Agreement. Prior to a Control Appraisal Period, the consent of the Loan-Specific Directing Holder is required to be obtained by the special servicer for any Major Decision. However, during a Control Appraisal Period with respect to any serviced AB Whole Loan, the Trust Directing Holder will have the same rights (including the rights described above) with respect to any Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)   does not have any liability or duties to the holders of any class of certificates other than (in the case of the Trust Directing Holder) the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever to any Certificateholder (other than to a Controlling Class Certificateholder in the case of the Trust Directing Holder), the issuing entity, any Companion Loan Holder, any party to the PSA or any other person (including a borrower under a Mortgage Loan) for having so acted as set forth in (a) – (d) above, and no Certificateholder (other than a Controlling Class Certificateholder in the case of the Trust Directing Holder) or Companion Loan Holder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended or a broker or dealer with the meaning of the Securities Exchange Act of 1934, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. Meanwhile, the operating advisors or equivalent parties (if any) under the applicable Non-

Serviced PSA have certain obligations and consultation rights with respect to the related Non-Serviced Whole Loan. Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any annual report.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of the Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)   reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)   reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)   promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount, (ii) Collateral Deficiency Amount or (iii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)   preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)   after the calculation has been finalized but prior to the utilization by the special servicer, the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)   if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)   if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer, the special servicer or the operating advisor, as applicable, and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of the master servicer’s or special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any borrower sponsor or guarantor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the special servicer, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any

Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information. Furthermore, each Operating Advisor Annual Report will be required to comply with the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of the Credit Risk Retention Rules.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

(1)   to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

(2)   to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur upon the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the second to last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)               that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)            that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)         that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, the Retaining Third-Party Purchaser, the Directing Holder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)          that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)             that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)          that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as or which appears on its face to be “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege (and which the special servicer has labeled or otherwise communicated as being subject to privilege) and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information or information which on its face appears to be Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing), disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard or the special servicer’s obligations under the PSA (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event is continuing, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on the advice of legal counsel) is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either the trustee (i) may, or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event is continuing), any Companion Loan Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 161 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 33 of such 161 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2019 and March 31, 2024 was approximately 74.5%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 14.6%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 17.2% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 5.6%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three largest Mortgage Loans in the Mortgage Pool represent approximately 23.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Trust Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)                  a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

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(ii)               a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)            a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)            a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)               a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)            a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)         any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (vi) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in its good faith and sole discretion to be relevant to the Asset Review (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan; provided, however, that the asset representations reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials if, and only to the extent, the asset representations reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Trust Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller (or Barclays Capital Holdings Inc., with respect to the repurchase and substitution obligations of BCREI to the same extent as BCREI), which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Trust Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc. (“DBRS Morningstar”), Fitch, KBRA, Moody’s Investors Service, Inc. (“Moody’s”) or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS Morningstar, KBRA or S&P has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, the Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Trust Directing Holder or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Trust Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loan, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the

PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)                  any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)               any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)            any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)             a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)                the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)             the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, for so long as no Control Termination Event is continuing, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Trust Directing Holder will be paid by the Controlling Class Certificateholders, and in the case of any Loan-Specific Directing Holder, by such Loan-Specific Directing Holder.
Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Loan-Specific Directing Holder will be permitted to replace the special servicer with respect to any Servicing Shift Whole Loan.

If at any time a Control Termination Event is continuing, the holders of the Principal Balance Certificates may generally replace the special servicer without cause, as described in this paragraph. Upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer (other than with respect to a Non-Serviced Whole Loan and any Servicing Shift Whole Loan) with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all Voting Rights in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer other than with respect to a Non-Serviced Whole Loan and any Servicing Shift Whole Loan) under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances, except in the case of the termination of the asset representations reviewer, of the certificates) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) the aggregate payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates as of such date of determination, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates as of such date of determination.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party other than during the continuance of a Control Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, the Trust Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Control Termination Event is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The

special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to any Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Principal Balance Certificates representing a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all

Principal Balance Certificates whose holders voted on the matter; provided that holders of Principal Balance Certificates that so voted on the matter (i) hold Principal Balance Certificates representing at least 20% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other.

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Trust Directing Holder) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer and the Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I

Advance, unless the master servicer determines that such P&I Advance would be non-recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any Certificateholders or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided that, if such breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(g)   the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(h)   KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(i)    so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights in the case of the master servicer, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, and (3) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to, terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to rights in respect of indemnification and to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing at least (i) 25% of the aggregate Voting Rights in the case of the master servicer, and (ii) 25% of the aggregate Voting Rights in the case of the special servicer (or, for so long as no Control Termination Event is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f), (g) or (h) of the definition of “Servicer Termination Event”, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its Exchange Act reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates (and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event), except (a) a Servicer Termination Event under clause (i) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event is continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, the Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, the Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Trust Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA. In the event a Repurchase Request is Resolved in a manner contemplated by clause (v) of the definition thereof, in the event the Enforcing Servicer determines in its reasonable judgment that such a contractually binding agreement to be entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller could reasonably be expected to result in losses or other shortfalls on or in respect of the related Mortgage Loan directly attributable to the contractually binding agreement, then the Enforcing Servicer will be required to, prior to the occurrence of a Control Termination Event, obtain the consent of the Directing Holder before entering into such contractually binding agreement; provided, however, no such consent will be required (i) if the related Mortgage Loan is an Excluded Mortgage Loan with regard to the Directing Holder, or (ii) if no such determination is made by the Enforcing Servicer.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Trust Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event is continuing) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other

Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Trust Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Trust Directing Holder for so long as no Consultation Termination Event is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Trust Directing Holder, provided that a Consultation Termination Event is not continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of the Trust Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan is expected to be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA is expected to be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.
●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2024-V8 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to or less than the corresponding fees payable under the PSA, except that caps, floors and offsets may differ or not apply.
●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.
●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.
●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicer under the PSA.
●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.
●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.
●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Major Decisions under the PSA.
●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.
●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.
●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.
●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.
●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2024-V8 mortgage pool, if necessary).
●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).
●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.
●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.
●	With respect to each Non-Serviced Mortgage Loan as to which the related lead securitization that includes the controlling Pari Passu Companion Loan does involve the issuance of “eligible vertical interests” (as defined in the Credit Risk Retention Rules), the related Non-Serviced PSA may provide for “risk retention consultation parties” with certain consultation rights.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are or will be available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Servicing Shift Mortgage Loans

The servicing of any Servicing Shift Whole Loan is expected to be governed by the PSA only temporarily, until the related Servicing Shift Securitization Date. From and after the related Servicing Shift Securitization Date, such related Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the Servicing Shift PSA. Although each related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that the related Servicing Shift PSAs will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of the related Servicing Shift PSAs are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or the special servicer will be required to provide electronic written notice to the 17g 5 Information Provider, who will promptly post such notice to the 17g 5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (“S&P”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA, the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, the Directing Holder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1% of the Initial Pool Balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loan as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-M, Class B, Class C, Class D and Class E-RR certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Tax Person;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating

Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as no Control Termination Event is continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)    to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)   to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, and (vi) (A) in the case of the certificate administrator, an institution whose long-term senior unsecured debt rating or issuer credit rating is at least “BBB-” by KBRA (or an investment grade rating by any other NRSRO, which may include S&P or Fitch) and (B) in the case of the trustee, an institution whose long-term senior unsecured debt or an issuer credit rating is at least (x) “BBB” by S&P, (y) “A” by Fitch (or short-term rating of “F1” by Fitch) (provided, however, that the trustee may maintain a rating of at least “BBB-” by Fitch as long as either (1) the master servicer has a rating on its long-term senior unsecured debt of at least “A” by Fitch or has a short-term rating of at least “F1” by Fitch, or (2) the trustee maintains an agreement with a national banking association with a rating of at least “A” on its long-term senior unsecured debt or issuer credit rating by Fitch or a short-term rating of “F1” by Fitch which agreement provides for such national banking association to make advances if the trustee, in its capacity as backup advancing party, is unwilling or unable to do so; provided, further, that the trustee will notify Fitch within thirty (30) days in the event there is a downgrade of such banking association’s Fitch rating, the agreement is terminated, or any other changes that may limit the agreement) and (z) if rated by KBRA, “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include S&P or Fitch) or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, for so long as no Control Termination Event is continuing, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York

Twenty-five (25) Mortgaged Properties (29.6%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

New Jersey

Nine (9) Mortgaged Properties (10.9%) are located in New Jersey. New Jersey uses mortgages to secure commercial real estate loans. Foreclosure requires a judicial action in the chancery division of the state court; the state has no power of sale. The state court has a central filing office called the “Office of Foreclosure” located in Trenton, which administers the foreclosure action unless it becomes contested. A contested foreclosure action is sent for adjudication to the chancery judge in the county where the real property is located. Once a lender starts a foreclosure and obtains a judgment, the court sets the terms and conditions of the sale in the judgment, including the location of the sale and the amount due the lender. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 30 days after entry of judgment. During that time, the lender must advertise the sale at least once a week. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending on the local sheriff’s procedures.) For ten days after the sale, the borrower can still redeem the property by paying all amounts due. For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against the borrower or guarantor, the lender must commence a separate action in state court, law division. That court will usually wait until the foreclosure has been completed to calculate the defendant’s liability or may enter judgment giving the borrower or guarantor a fair market value credit based on evidence presented as to the value of the real property in foreclosure. In certain circumstances, the lender may have a receiver appointed.

California

Six (6) Mortgaged Properties (10.7%) are located in California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a signiﬁcant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must ﬁle UCC ﬁnancing statements in order to perfect its security interest in that personal property, and must ﬁle continuation statements, generally every ﬁve years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the speciﬁc terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary ﬁnancial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reﬂecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufﬁcient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneﬁciary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a speciﬁed period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deﬁciency judgment against the borrower following foreclosure or sale under a deed of trust.

A deﬁciency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without ﬁrst exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed ﬁrst against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deﬁciency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deﬁciency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most signiﬁcant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied ﬁrst to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deﬁciency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deﬁciency judgment proceedings) are automatically stayed upon the ﬁling of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be signiﬁcant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court prior to the filing of the debtor’s petition (provided that no sale of the property had yet occurred). This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is ﬁled will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order ﬁnding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may ﬁnd that the lender has no security interest in either pre-petition or post-petition revenues if the court ﬁnds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modiﬁed at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the ﬁling of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the ﬁling of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts speciﬁc to a particular transaction.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include nondebtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction, a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured by among other things, senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009) filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a speciﬁed time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s deﬁnition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by deﬁning the activities in which a lender can engage and still have the beneﬁt of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to inﬂuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the beneﬁt of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certiﬁcateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of “due-on-sale” clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate ﬁnancing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a speciﬁed period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be speciﬁc limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) ﬁrst mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a speciﬁed penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the ﬁnancial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible ﬁnancial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the ﬁnancial condition of the owner or landlord, a foreclosing lender who is ﬁnancially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notiﬁcation by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certiﬁcates, and would not be covered by advances or, any other form of credit support provided in connection with the certiﬁcates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”), the Anti-Money Laundering Act of 2020, including the Corporate Transparency Act, and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance. It is currently unclear as to the long-term implications of the Anti-Money Laundering Act of 2020 or the Corporate Transparency Act.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, we cannot assure you that such a defense will be successful.

CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING
TRANSACTION PARTIES

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “GACC” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and DBRI, an originator and the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled

“Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “CREFI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

GSMC and its affiliates are playing several roles in this transaction. Goldman Sachs & Co. LLC, an underwriter, is an affiliate of (i) GS Bank, an originator and the holder of the companion loans for which the noteholder is identified as “GS Bank” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” and (ii) GSMC, a mortgage loan seller and a sponsor.

BMO and its affiliates are playing several roles in this transaction. BMO Capital Markets Corp., an underwriter, is an affiliate of BMO, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “BMO” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

BCREI and its affiliates are playing several roles in this transaction. Barclays Capital Inc., an underwriter, is an affiliate of BCREI, a mortgage loan seller, a sponsor, an originator and the holder of the companion loans for which the noteholder is identified as “BCREI” in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”.

Computershare Trust Company, National Association acts as interim custodian with respect to all the GACC Mortgage Loans.

Computershare Trust Company, National Association acts as interim custodian with respect to sixteen (16) of the CREFI Mortgage Loans (46.2%).

Computershare Trust Company, National Association acts as interim custodian with respect to all the GSMC Mortgage Loans.

Computershare Trust Company, National Association acts as interim custodian with respect to all the BMO Mortgage Loans.

Computershare Trust Company, National Association acts as interim custodian with respect to all the BCREI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC, a sponsor and a mortgage loan seller, and/or one of its affiliates, on the one hand, and Wells Fargo, on the other hand, Wells Fargo acts as interim servicer with respect to certain GACC Mortgage Loans prior to their inclusion in the issuing entity.

Wells Fargo is also (i) the master servicer under the BANK5 2024-5YR7 PSA, pursuant to which each of the 488 Madison Whole Loan and the Saks Beverly Hills Whole Loan is serviced and (ii) expected to be the master servicer under the BBCMS 2024-5C27 PSA, pursuant to which the 640 5th Avenue Whole Loan is expected to be serviced until the securitization of the related Control Note.

Computershare Trust Company, National Association, the trustee, certificate administrator and custodian, is also (i) the expected trustee, certificate administrator and custodian under the BBCMS 2024-5C27 PSA with respect to which the 640 5th Avenue Whole Loan is expected to be serviced until the securitization of the related Control Note, (ii) the trustee, certificate administrator and custodian under the BANK5 2024-5YR7 PSA, with respect to which the 488 Madison Whole Loan and Saks Beverly Hills Whole Loan are serviced, (iii) the trustee, certificate administrator and custodian under the Benchmark 2024-V7 PSA with respect to which the Prime Storage – Blue Portfolio Whole Loan and the Sunroad

Centrum Whole Loan are serviced and (iv) the trustee, certificate administrator and custodian under the BMO 2024-5C4 PSA with respect to which the GNL Industrial Portfolio Whole loan is serviced.

LNR Partners, LLC, or an affiliate, assisted Eightfold Real Estate Capital Fund VI, L.P. or its affiliate with due diligence regarding the Mortgage Loans. LNR Partners, LLC is expected to serve as the special servicer under the BBCMS 2024-5C27 PSA, which is expected to govern the servicing of the 640 5th Avenue Whole Loan until the securitization of the applicable Control Note.

Eightfold Real Estate Capital Fund VI, L.P. or its affiliate is expected to be appointed as the initial Trust Directing Holder and, therefore, the initial Directing Holder with respect to each Serviced Mortgage Loan (other than any applicable Excluded Loan, any Serviced AB Whole Loan and any Servicing Shift Mortgage Loan) and is expected to purchase the Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates.

Park Bridge Lender Services LLC, the operating advisor and the asset representations reviewer, is also (i) the operating advisor and asset representations reviewer under the BANK5 2024-5YR7 PSA, pursuant to which each of the 488 Madison Whole Loan and the Saks Beverly Hills Whole Loan are serviced; and (ii) the operating advisor and asset representations reviewer under the Benchmark 2024-V7 PSA, pursuant to which each of the Prime Storage – Blue Portfolio Whole Loan and the Sunroad Centrum Whole Loan are serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

USE OF PROCEEDS

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

YIELD AND MATURITY CONSIDERATIONS

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional

Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$804,200,000	Class A-1, Class A-2, Class A-3, Class A-M
Class X-D	$22,725,000	Class D
Class X-RR	$92,161,421	Class E-RR, Class F-RR, Class G-RR, Class J-RR

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate

Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, “due-on-sale” clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class(es)
Class X-A	$804,200,000	Class A-1, Class A-2, Class A-3, Class A-M
Class X-D	$22,725,000	Class D
Class X-RR	$92,161,421	Class E-RR, Class F-RR, Class G-RR, Class J-RR

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	Scheduled Periodic Payments, including payments due at maturity, of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in August 2024;
●	the Mortgage Rate in effect for each Mortgage and AB Whole Loan as of the Cut-off Date will remain in effect to the related maturity date and will be adjusted as required pursuant to the definition of Mortgage Rate;
●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;
●	any principal prepayments on the Mortgage Loan and AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (and as applicable, without regard to any limitations in such Mortgage Loans and Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan (pursuant to the related Intercreditor Agreement);
●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;
●	the Closing Date occurs on July 18, 2024;
●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;
●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;
●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;
●	no additional trust fund expenses are incurred;
●	no property releases (or related re-amortizations) occur;
●	the optional termination is not exercised; and
●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the

Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2025	80%	80%	80%	80%	80%
July 2026	60%	60%	60%	60%	60%
July 2027	39%	39%	39%	39%	39%
July 2028	17%	17%	17%	17%	17%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.48	2.46	2.46	2.45	2.45

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.82	4.65	4.51	4.44	4.32

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.89	4.88	4.85	4.77	4.45

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.98	4.95	4.92	4.91	4.58

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.99	4.99	4.99	4.92	4.58

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.99	4.99	4.99	4.99	4.60

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from July 1, 2024 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.500000%	5.7067%	5.7078%	5.7079%	5.7081%	5.7082%
99.750000%	5.5937%	5.5939%	5.5939%	5.5939%	5.5939%
100.000000%	5.4812%	5.4803%	5.4803%	5.4802%	5.4801%
100.250000%	5.3691%	5.3673%	5.3671%	5.3669%	5.3667%
100.500000%	5.2575%	5.2546%	5.2544%	5.2541%	5.2537%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	5.6002%	5.5945%	5.5898%	5.5872%	5.5826%
100.750000%	5.5399%	5.5323%	5.5259%	5.5224%	5.5162%
101.000000%	5.4798%	5.4703%	5.4622%	5.4578%	5.4501%
101.250000%	5.4198%	5.4085%	5.3987%	5.3935%	5.3841%
101.500000%	5.3601%	5.3468%	5.3354%	5.3293%	5.3184%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	5.6125%	5.6111%	5.6074%	5.5986%	5.5563%
102.750000%	5.5536%	5.5522%	5.5481%	5.5384%	5.4924%
103.000000%	5.4950%	5.4934%	5.4889%	5.4785%	5.4287%
103.250000%	5.4364%	5.4347%	5.4299%	5.4188%	5.3652%
103.500000%	5.3781%	5.3763%	5.3712%	5.3592%	5.3019%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	6.1556%	6.1538%	6.1515%	6.1504%	6.1049%
102.750000%	6.0968%	6.0947%	6.0920%	6.0909%	6.0417%
103.000000%	6.0383%	6.0358%	6.0328%	6.0315%	5.9787%
103.250000%	5.9798%	5.9771%	5.9737%	5.9724%	5.9159%
103.500000%	5.9216%	5.9186%	5.9148%	5.9133%	5.8532%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.250000%	6.5356%	6.5354%	6.5351%	6.5314%	6.4887%
102.500000%	6.4762%	6.4760%	6.4758%	6.4713%	6.4248%
102.750000%	6.4170%	6.4168%	6.4166%	6.4114%	6.3611%
103.000000%	6.3580%	6.3578%	6.3575%	6.3517%	6.2976%
103.250000%	6.2991%	6.2989%	6.2987%	6.2921%	6.2343%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.750000%	6.8956%	6.8954%	6.8952%	6.8949%	6.8829%
101.000000%	6.8352%	6.8350%	6.8347%	6.8344%	6.8182%
101.250000%	6.7749%	6.7747%	6.7745%	6.7741%	6.7537%
101.500000%	6.7148%	6.7146%	6.7144%	6.7140%	6.6894%
101.750000%	6.6549%	6.6547%	6.6544%	6.6541%	6.6252%

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation can apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the

“REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class X-A, Class X-D, Class A-M, Class B, Class C, Class D, Class X-RR, Class E-RR, Class F-RR, Class G-RR and Class J-RR certificates (collectively, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the Startup Day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each class of Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will evidence the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, sixteen (16) of the Mortgaged Properties (23.9%) are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, the Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. We cannot assure you that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interest Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to the Class X Certificates. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The

Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. If made, such selection will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. If made, such election will apply to all premium debt instruments (other than those paying tax-exempt interest) held by the Holder of the Regular Interest on the first day of the taxable year to which the election applies and to all taxable, premium debt instruments acquired thereafter. The election cannot be revoked without IRS consent. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-M, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest

Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be allocated to the holders of certain of the certificates in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the applicable certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, as applicable, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Code Section 6223) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R certificates, rather than the Trust REMICs, liable for any taxes arising from audit adjustments to the related Trust REMICs’ taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10-percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a “controlled foreign corporation” described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS

Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). A “Non-U.S. Tax Person” is a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including payments of U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is (i) a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number, or (ii) other than a holder of a Class R certificate is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is calculated in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the residual interest holders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

CERTAIN STATE AND LOCAL TAX CONSIDERATIONS

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.
Class A-1	$2,897,217	$8,452,925
Class A-2	$22,860,446	$66,697,663
Class A-3	$106,664,164	$311,203,479
Class A-M	$18,208,004	$53,123,691
Class B	$9,931,792	$28,977,006
Class C	$7,093,950	$20,697,315

Class	Goldman Sachs & Co. LLC	BMO Capital Markets Corp.
Class A-1	$2,495,744	$1,095,028
Class A-2	$19,692,629	$8,640,298
Class A-3	$91,883,499	$40,314,618
Class A-M	$15,684,884	$6,881,868
Class B	$8,555,523	$3,753,804
Class C	$6,110,927	$2,681,218

Class	Barclays Capital Inc.	AmeriVet Securities, Inc.
Class A-1	$527,086	$0
Class A-2	$4,158,964	$0
Class A-3	$19,405,240	$0
Class A-M	$3,312,553	$0
Class B	$1,806,875	$0
Class C	$1,290,591	$0

Class	Drexel Hamilton, LLC
Class A-1	$0
Class A-2	$0
Class A-3	$0
Class A-M	$0
Class B	$0
Class C	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 102.59% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from July 1, 2024, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at approximately $4.9 million, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. The ability of the underwriters to make a market in the Offered Certificates may be impacted by changes in any regulatory requirements applicable to the marketing, holding and selling of, and issuing quotations with respect to, the Offered Certificates or CMBS generally. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 1 business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, one of the sponsors and two of the originators. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors and one of the originators. BMO Capital Markets Corp., one of the underwriters, is an affiliate of one of the sponsors and one of the originators. Barclays Capital Inc., one of the underwriters, is an affiliate of one of the sponsors and one of the originators.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp. and Barclays Capital Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI, (iii) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GSMC, (iv) the payment by the depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by BMO and (v) the payment by the depositor to BCREI, an affiliate of Barclays Capital Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by BCREI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp. and Barclays Capital Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of the final prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into the final prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1 Columbus Circle, New York, New York 10019, Attention: President, or by telephone at (212) 250-2500.

WHERE YOU CAN FIND MORE INFORMATION

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-260277) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement

includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

FINANCIAL INFORMATION

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975 or a penalty imposed under Section 502(i) of ERISA, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to acquire an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or gives, investment advice within the meaning of Section 3(21) of ERISA with respect to those assets; or (c) is an employer maintaining or contributing to the Plan.

Before acquiring any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that acquisition under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the acquisition, holding and disposition of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the acquisition, holding and disposition of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating acquiring an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating acquiring an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each acquiror of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the issuing entity, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”) to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

LEGAL INVESTMENT

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

LEGAL MATTERS

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

RATINGS

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in July 2057. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment or other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

INDEX OF DEFINED TERMS

17g-5 Information Provider	315
1986 Act	466
1996 Act	449
401(c) Regulations	482
AB Modified Loan	362
AB Whole Loan	218
Acceptable Insurance Default	366
Accrued AB Loan Interest	299
Acting General Counsel’s Letter	136
actual/360 basis	32
Actual/360 Basis	200
Actual/360 Loans	340
ADA	451
Administrative Cost Rate	295
ADR	148
Advances	337
Affiliate	13
Affirmative Asset Review Vote	401
Affordable Housing Agreement	158
Affordable Housing Restrictions	158
Aggregate Principal Distribution Amount	295
Air Rights Tenant	169
Allocated Loan Amount	148
Annual Debt Service	148
Anticipated Repayment Date	200
Appraisal Reduction Amount	359
Appraisal Reduction Event	358
Appraised Rental	169
Appraised Value	148
Appraised-Out Class	363
Approved Exchange	19
ARD Loan	200
ASR Consultation Process	376
Assessment of Compliance	429
Asset Representations Reviewer Asset Review Fee	357
Asset Representations Reviewer Fee Cap	357
Asset Representations Reviewer Termination Event	406
Asset Review	402
Asset Review Notice	401
Asset Review Quorum	401
Asset Review Report	403
Asset Review Report Summary	403
Asset Review Standard	403
Asset Review Trigger	400
Asset Review Vote Election	401
Asset Status Report	374
Assumed Final Distribution Date	302
Assumed Scheduled Payment	296

Attestation Report	430
Available Funds	289
Balloon Balance	149
Balloon LTV	149
Bank Act	253
BANK5 2024-5YR7 PSA	218
Barclays	261
Barclays Data Tape	263
Barclays Holdings	261
Barclays Mortgage Loans	262
Barclays Review Team	262
Barclays’ Qualification Criteria	264
Base Interest Fraction	301
BBCMS 2024-5C27 PSA	218
BBNA	254
BCREI	145
BEA	174
Beds	155
Benchmark 2024-V7 PSA	218
benefit plan investors	480
BMO	145, 253
BMO 2024-5C4 PSA	218
BMO Data File	255
BMO Financial	254
BMO Mortgage Loans	253
BMO Securitization Database	255
Borrower Party	309
Borrower Party Affiliate	309
Brand	190
Breach Notice	327
Bridge Bank	82
Business Day	341
Carnival	158
CERCLA	448
Certificate Administrator/Trustee Fee	356
Certificate Administrator/Trustee Fee Rate	356
Certificate Balance	288
Certificate Owners	317
Certificateholder	310
Certificateholder Quorum	408
Certificateholder Repurchase Request	419
certificates	3, 31
Certifying Certificateholder	319
CGMRC	236
City	197
CityFHEPS	70, 159
Class X certificates	3
Class X Certificates	287
Class X-A Strip Rates	293
Class X-D Strip Rate	294

Class X-RR Strip Rate	294
Clearstream	316
Clearstream Participants	318
Closing Date	147
CMBS	139
CMBS B-Piece Securities	282
Code	463
Collateral Deficiency Amount	362
Collection Account	340
Collection Period	290
Commission	158
Commission Deed of Trust	159
Communication Request	320
Companion Loan	145
Companion Loan Holder	216
Compensating Interest Payment	303
Competitor	190
Computershare	269
Computershare Limited	269
Computershare Trust Company	269
Constant Prepayment Rate	458
Consultation Termination Event	389
Control Appraisal Period	218
Control Eligible Certificates	383
Control Note	218
Control Termination Event	388
Controlling Class	383
Controlling Class Certificateholder	383
Controlling Companion Loan	218
Controlling Holder	218
Controlling Note	218
Corrected Loan	374
Courtyard Marriott Ground Lease	170
COVID-19	57
CPR	458
CREC	171
Credit Risk Retention Rules	280
CREFC®	306
CREFC® Intellectual Property Royalty License Fee	358
CREFC® Intellectual Property Royalty License Fee Rate	358
CREFC® Reports	306
CREFI	145, 235
CREFI Data File	237
CREFI Mortgage Loans	235
CREFI Securitization Database	237
Crossed Mortgage Loan	3
Crossover Date	292
CTS	269
Cumulative Appraisal Reduction Amount	362
Cure/Contest Period	403
Current LTV	149
Cut-off Date	145
Cut-off Date Balance	149
Cut-off Date LTV Ratio	149

Cut-off Date UW NCF Debt Yield	152
DB Originators	230
DBRI	227
DBRS Morningstar	404
DC	174
DDCC	172
Defaulted Loan	380
Defeasance	11
Defeasance Deposit	204
Defeasance Loans	204
Defeasance Lock-Out Period	204
Defeasance Option	204
Definitive Certificate	316
Delegated Directive	14
Delinquent Loan	401
Depositaries	316
Determination Date	288
Deutsche Bank	227
Diligence File	324
Directing Holder	383
Directing Holder Asset Status Report Review Process	376
Disclosable Special Servicer Fees	355
Discount Rate	201
Dispute Resolution Consultation	422
Dispute Resolution Cut-off Date	421
Distressed Property	207
Distribution Accounts	340
Distribution Date	288
Distributor	14
DISTRIBUTOR	15
DMARC	228
Dodd-Frank Act	143
DOJ	227
DOL	480
DTC	316
DTC Participants	316
DTC Rules	317
Due Date	199, 290
Due Diligence Questionnaire	237, 255
Due Diligence Requirements	141
EC	174
EDGAR	479
EEA	14
EEA RETAIL INVESTOR	14, 16
Eightfold	283
Eightfold Fund VI	282
Eligible Asset Representations Reviewer	404
Eligible Operating Advisor	395
Enforcing Party	420
Enforcing Servicer	419
Environmental Condition	13
ESA	171, 232, 13
Escrow/Reserve Mitigating Circumstances	234, 266

EU	140
EU CRR	141
EU Due Diligence Requirements	141
EU Institutional Investor	141
EU PRIIPS REGULATION	14
EU PROSPECTUS REGULATION	14
EU Securitization Regulation	141
EU SECURITIZATION REGULATION	17
Euroclear	316
Euroclear Operator	318
Euroclear Participants	318
EUWA	14, 16
Excess Prepayment Interest Shortfall	304
Exchange Act	227, 235
Excluded Controlling Class Holder	308
Excluded Controlling Class Loan	309
Excluded Information	309
Excluded Loan	309
Excluded Plan	481
Excluded Special Servicer	409
Excluded Special Servicer Mortgage Loan	409
Exemption	480
Exemption Rating Agency	480
Farmingdale Direct Ground Lessees	170
Farmingdale Hotel Portfolio Master Ground Leases	170
Farmingdale Operating Leases	171
Farmingdale Operating Lessees	171
FATCA	474
FDIA	135
FDIC	82, 135
FDIC Safe Harbor	136
FETL	19
Fiduciary	482
FIEL	20
Fifth Avenue Building	169
Final Asset Status Report	377
Final Dispute Resolution Election Notice	422
FINANCIAL PROMOTION ORDER	15
FIRREA	137, 231
First Outside Date	188
Flagstar	82
FPO PERSONS	15
FSCMA	20
FSMA	16
GACC	145, 227
GACC Data Tape	229
GACC Deal Team	229
GACC Mortgage Loans	228
Gain-on-Sale Reserve Account	341
Garn Act	450
Goldman Originator	246
grace period	200
Ground Lease	11
Ground Lease Purchase Price Shortfall	190

Grupo Antolin Construction	208
GS Bank	135, 244, 245
GSMC	145, 244
GSMC Data Tape	245
GSMC Deal Team	245
GSMC Mortgage Loans	244
Hard Lockbox	149
HRR certificates	31
HRR Certificates	120, 280
HRR Transfer Restriction End Date	284
HSTP Act	70
HTC Investor	161
HTCs	161
ICAP Tax Abatement	197
Impermissible Asset Representations Reviewer Affiliate	416
Impermissible Operating Advisor Affiliate	416
Impermissible Risk Retention Affiliate	416
Impermissible TPP Affiliate	416
Indirect Participants	316
Individual Property (Parking)	205
Initial Delivery Date	374
Initial Pool Balance	145
Initial Rate	200
Initial Requesting Certificateholder	419
In-Place Cash Management	149
Institutional Investor	19
Institutional Investors	141
Insurance and Condemnation Proceeds	340
Insurance Rating Requirements	5
Insurance Ratings Requirements	5
Intercompany Loan	216
Intercreditor Agreement	216
Interest Accrual Amount	295
Interest Accrual Period	295
Interest Distribution Amount	295
Interest Payment Differential	201
Interest Reserve Account	340
Interest Shortfall	295
Interested Person	381
intermediary	474
Investment Company Act	1
Investor Certification	309
Investor Q&A Forum	314
Investor Registry	314
IO Group YM Distribution Amount	300
Japanese Retention Requirement	20
JFSA	20
Joint Mortgage Loan	147
JRR Rule	20
JV Partner	179
KB Lake Elmo Holdings	214
KB Operating Agreement	214
KBRA	428
Landlord’s Rental Stream Value	190

Largest Tenant	149
Lease Expiration	149
Liquidation Fee	352
Liquidation Proceeds	352
LNR Partners	275
Loan Per Net Rentable Area	149
Loan-Specific Directing Holder	383
Loan-to-Value Ratio	149
Loan-to-Value Ratio at Maturity or ARD	149
Loss of Value Payment	328
Lotus 315 & Essence 144 Released Property	206
Lower-Tier Regular Interests	464
Lower-Tier REMIC	53, 464
Lower-Tier REMIC Distribution Account	340
LTV Ratio	149
LTV Ratio at Maturity or ARD	149
M&M Renewal Rent Commencement Date	187
Macy’s	157
MAI	329, 14
Major Decision	384
Major Decision Reporting Package	384
Manager	214
market discount	469
MAS	19
Master Servicer	271
Master Servicer Proposed Course of Action Notice	420
Master Servicer Remittance Date	335
Master Servicing Fee	349
Master Servicing Fee Rate	349
Material Defect	327
Maturity Date LTV Ratio	149
MDNR	174
MIEGLE	174
MIFID II	14, 16
MLPA	321
MOA	280
Modeling Assumptions	458
Modification Fees	354
Modified Mortgage Loan	359
Moody’s	404
Mortgage	146
Mortgage File	321
Mortgage Loan Seller	1
Mortgage Loan Sellers	227
Mortgage Loans	145
Mortgage Note	146
Mortgage Pool	145
Mortgage Rate	295
Mortgaged Property	146
Mortgagee	15
Most Recent NOI	150
MSA	150
MSD	173

Net Default Interest	349
Net Mortgage Rate	294
Net Operating Income	150
Net Prepayment Interest Excess	303
New York DOT	170
NFIP	92
NI 33-105	21
NJDEP	173
NJDEP Conservation Deeds	190
NOI	150
Non-Collateral Property	169
Non-Control Note	218
Non-Controlling Holder	218, 223
non-offered certificates	31
non-qualified intermediary	474
Nonrecoverable Advance	337
Non-Reduced Certificates	409
Non-Serviced AB Whole Loan	218
Non-Serviced Certificate Administrator	218
Non-Serviced Companion Loan	218
Non-Serviced Custodian	219
Non-Serviced Directing Holder	219
Non-Serviced Master Servicer	219
Non-Serviced Mortgage Loan	219
Non-Serviced Pari Passu Companion Loan	219
Non-Serviced Pari Passu Whole Loan	219
Non-Serviced PSA	219
Non-Serviced Securitization Trust	219
Non-Serviced Special Servicer	219
Non-Serviced Trustee	219
Non-Serviced Whole Loan	44, 219
Non-U.S. Tax Person	474
Notional Amount	288
NRA	150
NRSRO	308, 413, 483
NRSRO Certification	310
NSU	157
Occupancy	150
Occupancy Date	150
OFFER	16, 17
offered certificates	31
Offered Certificates	287
Offsetting Modification Fees	355
OID Regulations	466
OLA	136
Opco Borrower	161
Operating Advisor Annual Report	393
Operating Advisor Consultation Event	395
Operating Advisor Consulting Fee	356
Operating Advisor Expenses	357
Operating Advisor Fee	356
Operating Advisor Fee Rate	356
Operating Advisor Standard	393
Operating Advisor Termination Event	397
Operating Engineers’ Union	162

Original Balance	150
Outside Delivery Date	185
P&I	272
P&I Advance	336
PACE	215
PAR	232
Pari Passu Companion Loan	145
Park Bridge Financial	279
Park Bridge Lender Services	279
Participants	316
Parties in Interest	479
Pass-Through Rate	293
Patriot Act	452
PCO	176, 194
PCR	243, 251, 260
Periodic Payments	289
Permitted Encumbrances	3
Permitted Investments	289
Permitted Mortgagee	168
Permitted Special Servicer/Affiliate Fees	355
PFASH	158
PFASH Zoning Benefits	158
PILOT	197
PIPs	86, 176
Plans	479
Pledgor	161
PML	252, 6
Post-Foreclosure Owner	161
PPA	272
PRC	18
Preferred Equity Holder	214
Preferred Equity Investment	214
Preferred Equity Investor	214
Preliminary Dispute Resolution Election Notice	421
Prepayment Assumption	468
Prepayment Interest Excess	302
Prepayment Interest Shortfall	302
Prepayment Provision	151
Prime Rate	339
principal balance certificates	3
Principal Balance Certificates	287
Principal Distribution Amount	296
Principal Shortfall	296
Privileged Information	396
Privileged Information Exception	396
Privileged Person	308
Prohibited Prepayment	303
Promotion of Collective Investment Schemes Exemptions Order	15
Propco Borrower	161
Proposed Course of Action	421
Proposed Course of Action Notice	421
PSA	287
PSA Party Repurchase Request	420
PTCE	482

Purchase Price	328
Purchaser	1
Put Option	161
Put Price	161
qualified intermediary	474
Qualified Replacement Special Servicer	409
Qualified Substitute Mortgage Loan	329
Qualifying CRE Loan Percentage	281
RAC No-Response Scenario	427
RAP	173
RAR	173
Rated Final Distribution Date	302
Rating Agencies	428
Rating Agency Confirmation	428
RAW	173
RD Fund	214
REA	67
Realized Loss	305
REC	171
Rechler Industrial Portfolio – A Released Property	206
Rechler Industrial Portfolio – B Released Property	206
Record Date	289
Registration Statement	478
Regular Certificates	287
Regular Interest Holder	466
Regular Interests	464
Regulation AB	430
Reimbursement Rate	339
Reinvestment Yield	201
Related Group	151
Related Proceeds	338
Release Date	204
Relevant Persons	15
Relief Act	451
REMIC	464
REMIC Regulations	464
REO Account	341
REO Loan	297
REO Property	373
Repurchase Request	420
Requesting Certificateholder	422
Requesting Holders	363
Requesting Investor	320
Requesting Party	427
Required Risk Retention Percentage	281
Requirements	452
Residual Certificates	287
Resolution Failure	420
Resolved	420
Restricted Group	481
Restricted Mezzanine Holder	309
Restricted Party	396
Retaining Sponsor	280
Retaining Third-Party Purchaser	120, 280

Review Materials	401
Revised Rate	200
RevPAR	151
Risk Retention Affiliate	396
Risk Retention Affiliated	396
Risk Retention Requirements	142
Rooms	155
Rule 17g-5	310
S&P	428
Scheduled Principal Distribution Amount	296
SCIF	191
SCIF – GSS	191
SEC	178, 227, 235
Securities Act	430
Securitization Accounts	341
Securitization Regulation	141
SEL	252, 6
Senior Certificates	287
Senior Principal Balance Certificates	287
Serviced AB Mortgage Loan	220
Serviced AB Whole Loan	220
Serviced Companion Loan	220
Serviced Mortgage Loan	220
Serviced Pari Passu Companion Loan	220
Serviced Pari Passu Mortgage Loan	220
Serviced Pari Passu Whole Loan	220
Serviced Subordinate Companion Loan	220
Serviced Whole Loan	44, 220
Serviced Whole Loan Custodial Account	340
Servicer Termination Event	411, 413
Servicing Advances	337
Servicing Compensation	349
Servicing Fee	349
Servicing Fee Rate	349
Servicing Shift Mortgage Loan	220
Servicing Shift Pooling and Servicing Agreement	44
Servicing Shift PSA	220
Servicing Shift Securitization Date	44, 220
Servicing Shift Whole Loan	44, 221
Servicing Standard	334
Servicing Transfer Event	373
SF	151
SFA	19
SFO	18
Similar Law	479
Simon Inc.	196
Single-Purpose Entity	10
Small Loan Appraisal Estimate	360
SMMEA	483
Soft Lockbox	151
Soft Springing Hard Lockbox	151
Sole Certificateholder	355
Special Servicing Fee	351
Special Servicing Fee Rate	351
Specially Serviced Loans	372

SPG LP	196
Sponsors	227
Springing Cash Management	151
Springing Lockbox	151
Sq. Ft.	151
Square Feet	151
SSPE	142
Standard Qualifications	2
Startup Day	464
Stated Principal Balance	297
static pool data	97
STWD	275
Subject Loans	357
Subleasehold Premises	170
Subordinate Certificates	287
Subordinate Companion Loan	221
Subsequent Asset Status Report	374
Sub-Servicing Agreement	335
Sub-Servicing Entity	413
SVB	82
Syndicate Insurance Ratings Requirements	5
T-12	151
TCEQ	173
TCO	176, 194
Term to Maturity	151
Terms and Conditions	318
Terrorism Cap Amount	10
Tests	402
TIF	198
Title Exception	2
Title Policy	3
Title V	451
TownePlace Suites Ground Lease	170
Trailing 12 NOI	150
Transfer	10
Treasury Regulations	7
TRG	196
TRIA	9
TRIP	176
TRIPRA	93
trust directing holder	27
Trust Directing Holder	382
Trust REMICs	53
TTM	151
U.S. Obligations	201
U.S. Tax Person	474
UCC	437, 3
UK	14, 16
UK CRR	141
UK Due Diligence Requirements	141
UK Institutional Investor	141
UK MIFIR Product Governance Rules	15
UK PRIIPs Regulation	15
UK Prospectus Regulation	14
UK Retail Investor	14

UK RETAIL INVESTOR	16
UK Securitization Regulation	141
UK SECURITIZATION REGULATION	17
UK Transparency Requirements	142
Underwriter Entities	113
Underwriting Agreement	476
Underwritten EGI	151, 154
Underwritten Expenses	151
Underwritten NCF	152
Underwritten NCF Debt Yield	152
Underwritten NCF DSCR	152
Underwritten Net Cash Flow	152
Underwritten Net Cash Flow DSCR	152
Underwritten Net Operating Income	152
Underwritten Net Operating Income DSCR	154
Underwritten NOI	152
Underwritten NOI Debt Yield	154
Underwritten NOI DSCR	154
Underwritten Revenues	154
Unite Here Union	162
Units	155
Unscheduled Principal Distribution Amount	296
Unsolicited Information	402
UPB	272
Updated Appraisal	361
Updated TCO	194
Upper-Tier REMIC	53, 464

Upper-Tier REMIC Distribution Account	340
USAO	178
USTs	175
UW EGI	151, 154
UW Expenses	151
UW NCF	152
UW NCF Debt Yield	152
UW NCF DSCR	152
UW NOI	152
UW NOI Debt Yield	154
UW NOI DSCR	154
Vacate Date	187
VCP	173
Volcker Rule	143
Voting Rights	315
WAC rate	3
WAC Rate	294
Weighted Average Mortgage Rate	155
Wells Fargo	271
Wells Fargo Bank	269
West 52nd Street Building	169
Whole Loan	145, 221
Wichita Certificate and Release	175
Withheld Amounts	341
Workout Fee	351
Workout-Delayed Reimbursement Amount	339
Zoning Regulations	8

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
								9
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	9.6%	100.0%	GSBI, MSBNA, BMO	GSMC, BMO	NAP	NAP	640 5th Avenue
2	Loan	18, 25, 28, 38	1	City Creek Center	6.9%	100.0%	GSBI	GSMC	Group 1	NAP	50 South Main Street
3	Loan	9, 10, 18	1	Showcase I	6.9%	100.0%	JPMCB, CREFI	CREFI	NAP	NAP	3785 South Las Vegas Boulevard
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	6.5%	100.0%	GACC, BCREI	GACC, Barclays	Group 1	NAP	5900 Sugarloaf Parkway
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	6.4%	100.0%	CREFI	CREFI	NAP	NAP	226 West Jackson Boulevard
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	5.4%		GACC	GACC	NAP	NAP	Various
6.01	Property		1	Trio on Fort Street	1.4%	26.0%					158 Rademacher Street, 201 Waterman Street & 6401 and 6451 West Fort Street
6.02	Property		1	28 Grand Apartments	0.7%	12.1%					28 West Grand River Avenue
6.03	Property		1	Madison Building	0.6%	10.9%					1555 Broadway Street
6.04	Property		1	1274 Library Street	0.6%	10.9%					1274 Library Street
6.05	Property		1	The Ferguson Apartments	0.6%	10.8%					1426-1454 Woodward Avenue
6.06	Property		1	Lofts of Merchant Row	0.5%	9.1%					1247, 1261, and 1275 Woodward Avenue
6.07	Property		1	620 and 630 Woodward Avenue	0.4%	7.7%					620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building	0.4%	7.6%					407 East Fort Street
6.09	Property		1	1500 Woodward Avenue	0.2%	2.8%					1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments	0.1%	2.1%					1456 Woodward Avenue
7	Loan	10, 12, 18	1	University Pointe	5.0%	100.0%	CREFI	CREFI	NAP	NAP	6350 Griffin Road
8	Loan	18, 37, 38	1	Soldier Hill Commons	4.6%	100.0%	CREFI	CREFI	NAP	NAP	1-5 Soldier Hill Road
9	Loan	18, 23, 29, 36	1	The Light Building	4.3%	100.0%	CREFI	CREFI	NAP	NAP	420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street
10	Loan	9, 10, 19, 20	1	488 Madison	4.0%	100.0%	MSBNA, GACC	GACC	NAP	NAP	488 Madison Avenue
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	3.7%	100.0%	CREFI, BANA	CREFI	NAP	NAP	6210 and 6230 Stoneridge Mall Road
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	3.6%		CREFI	CREFI	NAP	NAP	Various
12.01	Property		1	Lotus 315	2.1%	59.1%					315 South Harrison Street
12.02	Property		1	Essence 144	1.5%	40.9%					144 South Harrison Street
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	3.5%		CREFI	CREFI	NAP	NAP	Various
13.01	Property		1	Courtyard Marriott	1.8%	53.1%					2 Marriott Plaza
13.02	Property		1	TownePlace Suites	1.6%	46.9%					1 Marriott Plaza
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	3.2%		CREFI	CREFI	Group 2	NAP	Various
14.01	Property		1	2001 Orville Drive North	0.9%	28.6%					2001 Orville Drive North
14.02	Property		1	90 Plant Avenue	0.6%	18.0%					90 Plant Avenue
14.03	Property		1	740 Old Willets Path	0.4%	12.6%					740 Old Willets Path
14.04	Property		1	180 Orville Drive	0.3%	10.8%					180 Orville Drive
14.05	Property		1	104 Parkway Drive South	0.3%	10.4%					104 Parkway Drive South
14.06	Property		1	85 Adams Avenue	0.3%	9.5%					85 Adams Avenue
14.07	Property		1	225 Oser Avenue	0.2%	5.2%					225 Oser Avenue
14.08	Property		1	611 Old Willets Path	0.2%	4.9%					611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	2.8%	100.0%	JPMCB, CREFI	CREFI	NAP	NAP	9570 Wilshire Boulevard
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	2.3%		CREFI	CREFI	Group 2	NAP	Various
16.01	Property		1	1101 Lakeland Avenue	0.9%	37.7%					1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue	0.5%	21.9%					20 Oser Avenue
16.03	Property		1	185 Oser Avenue	0.4%	15.6%					185 Oser Avenue
16.04	Property		1	73 Oser Avenue	0.3%	12.6%					73 Oser Avenue
16.05	Property		1	135 Fell Court	0.3%	12.1%					135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	2.1%	100.0%	BMO	BMO	NAP	NAP	1042 President Street
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	2.1%	100.0%	GACC	GACC	NAP	NAP	1113 West Plum Street
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	2.0%		CREFI	CREFI	NAP	NAP	Various
19.01	Property		1	Prime Storage - Union City	0.7%	34.0%					3322, 3330 and 3334 Hudson Avenue and 122 Peter Street
19.02	Property		1	Prime Storage - Jersey City	0.5%	22.8%					190 Baldwin Avenue
19.03	Property		1	Prime Storage - Newark	0.4%	22.6%					200 Mount Pleasant Avenue
19.04	Property		1	Prime Storage - Hoboken	0.3%	13.3%					315 Coles Street
19.05	Property		1	Prime Storage - Garfield	0.1%	7.4%					170 River Drive
20	Loan	18, 29	1	419 Lafayette Street	2.0%	100.0%	CREFI	CREFI	NAP	NAP	419 Lafayette Street
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	1.8%	100.0%	DBRI	GACC	NAP	NAP	3575 Cahuenga Boulevard West
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	1.2%	100.0%	GSBI	GSMC	NAP	NAP	8620 Spectrum Center Boulevard
23	Loan		1	Exchange Plaza	1.2%	100.0%	CREFI	CREFI	NAP	NAP	5819 Northwest Loop 410
24	Loan	27, 37	1	Tesla - Lake Elmo	1.2%	100.0%	BMO	BMO	NAP	NAP	9800 Hudson Boulevard North
25	Loan	18	1	Lauretta Landing	1.1%	100.0%	GSBI	GSMC	NAP	NAP	5526 Lauretta Street
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	1.1%		BMO, SGFC, BCREI, KeyBank	BMO	NAP	NAP	Various
26.01	Property		1	FCA USA - Detroit, MI	0.3%	29.7%					6836 Georgia Street
26.02	Property		1	Grupo Antolin - Shelby Township, MI	0.1%	11.7%					52888 Shelby Parkway
26.03	Property		1	Follett School - McHenry, IL	0.1%	8.5%					1340 Ridgeview Drive
26.04	Property		1	Shaw Aero - Naples, FL	0.1%	4.9%					3580 Shaw Boulevard
26.05	Property		1	Kuka - Sterling Heights, MI	0.0%	4.5%					7408 Metro Parkway
26.06	Property		1	ZF Active Safety - Findlay, OH	0.0%	4.4%					1750 Production Drive
26.07	Property		1	CF Sauer - 184 Suburban	0.0%	4.1%					184 Suburban Road
26.08	Property		1	CF Sauer - 728 N Main St.	0.0%	4.1%					728 North Main Street
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	0.0%	3.6%					130 Enterprise Drive
26.10	Property		1	Hannibal - Houston, TX	0.0%	3.6%					6501 Bingle Road
26.11	Property		1	FedEx IV - Lexington, KY	0.0%	3.3%					2024 Buck Lane
26.12	Property		1	VersaFlex - Kansas City, KS	0.0%	3.1%					686 Adams Street and 33 Shawnee Avenue
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	0.0%	2.7%					301 Larcel Drive
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	0.0%	2.6%					1850 Clark Road
26.15	Property		1	CSTK - St. Louis, MO	0.0%	2.5%					420 East Carrie Avenue
26.16	Property		1	CF Sauer - 39 S Park Dr.	0.0%	2.5%					39 South Park Drive
26.17	Property		1	AM Castle - Wichita, KS	0.0%	2.4%					3050 South Hydraulic Avenue
26.18	Property		1	CF Sauer - 9 Old Mill Road	0.0%	1.3%					9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	0.0%	0.2%					2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road	0.0%	0.1%					513 West Butler Road
27	Loan	18	1	Madison on Mercer	0.8%	100.0%	DBRI	GACC	NAP	NAP	3601 Mercer University Drive
28	Loan	33	1	Silvernail Plaza	0.8%	100.0%	BCREI	Barclays	NAP	NAP	2160 Silvernail Road
29	Loan	37, 38	1	536 East 183rd Street	0.8%	100.0%	CREFI	CREFI	NAP	NAP	536 East 183rd Street
30	Loan	37	1	302 Graham Avenue	0.8%	100.0%	CREFI	CREFI	NAP	NAP	302 Graham Avenue
A-1-1

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
								9
31	Loan		1	Woodbury Gardens	0.7%	100.0%	CREFI	CREFI	NAP	NAP	205 Charlotte Court
32	Loan		1	49 South Clinton Street	0.7%	100.0%	CREFI	CREFI	NAP	NAP	49 South Clinton Street
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	0.4%		GACC	GACC	NAP	NAP	Various
33.01	Property		1	371 Broadway	0.3%	60.1%					371 Broadway
33.02	Property		1	1776 2nd Avenue	0.2%	39.9%					1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	0.3%	100.0%	CREFI	CREFI	NAP	NAP	6659 East Main Street
35	Loan	9	1	3533 Barnes	0.2%	100.0%	Ice Lender Holdings LLC	GACC	NAP	NAP	3533 Barnes Avenue

A-1-2

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units
													12
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	New York	New York	NY	10022	Mixed Use	Office/Retail	1949	2003	314,533
2	Loan	18, 25, 28, 38	1	City Creek Center	Salt Lake City	Salt Lake	UT	84101	Retail	Super Regional Mall	2012	NAP	325,790
3	Loan	9, 10, 18	1	Showcase I	Las Vegas	Clark	NV	89109	Retail	Anchored	1997	2003	180,848
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	Lawrenceville	Gwinnett	GA	30043	Retail	Super Regional Mall	2001	2006	1,178,576
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	Chicago	Cook	IL	60606	Hospitality	Full Service	1904	2021	350
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	Detroit	Wayne	MI	Various	Various	Various	Various	Various	853,067
6.01	Property		1	Trio on Fort Street	Detroit	Wayne	MI	48209	Industrial	Manufacturing	2001	2018	563,782
6.02	Property		1	28 Grand Apartments	Detroit	Wayne	MI	48226	Multifamily	High Rise	2016	NAP	133
6.03	Property		1	Madison Building	Detroit	Wayne	MI	48226	Office	CBD	1917	2006	58,869
6.04	Property		1	1274 Library Street	Detroit	Wayne	MI	48226	Mixed Use	Retail/Office	1917	1975	40,666
6.05	Property		1	The Ferguson Apartments	Detroit	Wayne	MI	48226	Multifamily	Mid Rise	1897	2015	55
6.06	Property		1	Lofts of Merchant Row	Detroit	Wayne	MI	48226	Retail	Anchored	1891	2017	50,983
6.07	Property		1	620 and 630 Woodward Avenue	Detroit	Wayne	MI	48226	Office	CBD	1880	2013	39,602
6.08	Property		1	The Globe Building	Detroit	Wayne	MI	48226	Office	CBD	1888	2020	47,310
6.09	Property		1	1500 Woodward Avenue	Detroit	Wayne	MI	48226	Mixed Use	Office/Retail	1891	2020	21,703
6.10	Property		1	Fourteen56 Apartments	Detroit	Wayne	MI	48226	Multifamily	Mid Rise	1924	2024	6
7	Loan	10, 12, 18	1	University Pointe	Davie	Broward	FL	33314	Multifamily	Student Housing	2019	NAP	877
8	Loan	18, 37, 38	1	Soldier Hill Commons	Paramus	Bergen	NJ	07652	Multifamily	Garden	2023	NAP	140
9	Loan	18, 23, 29, 36	1	The Light Building	San Antonio	Bexar	TX	78205	Office	CBD	1931	2022	147,549
10	Loan	9, 10, 19, 20	1	488 Madison	New York	New York	NY	10022	Office	CBD	1950	2012-2023	481,245
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	Pleasanton	Alameda	CA	94588	Mixed Use	Office/Lab	2001	2023	295,306
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	East Orange	Essex	NJ	07018	Multifamily	Various	Various	NAP	336
12.01	Property		1	Lotus 315	East Orange	Essex	NJ	07018	Multifamily	Mid Rise	2019	NAP	180
12.02	Property		1	Essence 144	East Orange	Essex	NJ	07018	Multifamily	High Rise	2017	NAP	156
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	Farmingdale	Nassau	NY	11735	Hospitality	Various	Various	Various	249
13.01	Property		1	Courtyard Marriott	Farmingdale	Nassau	NY	11735	Hospitality	Select Service	2007	2014-2015	131
13.02	Property		1	TownePlace Suites	Farmingdale	Nassau	NY	11735	Hospitality	Extended Stay	2008	2014	118
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	Various	Suffolk	NY	Various	Industrial	Various	Various	NAP	292,823
14.01	Property		1	2001 Orville Drive North	Ronkonkoma	Suffolk	NY	11779	Industrial	Warehouse	2003	NAP	72,000
14.02	Property		1	90 Plant Avenue	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1972	NAP	74,950
14.03	Property		1	740 Old Willets Path	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1980	2014	30,174
14.04	Property		1	180 Orville Drive	Bohemia	Suffolk	NY	11716	Industrial	Flex	1982	NAP	38,003
14.05	Property		1	104 Parkway Drive South	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1985	NAP	27,736
14.06	Property		1	85 Adams Avenue	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1973	NAP	20,000
14.07	Property		1	225 Oser Avenue	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1979	NAP	9,960
14.08	Property		1	611 Old Willets Path	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1963	NAP	20,000
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	Beverly Hills	Los Angeles	CA	90212	Retail	Single Tenant	1993	2023	114,978
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Various	Suffolk	NY	Various	Industrial	Various	Various	Various	216,318
16.01	Property		1	1101 Lakeland Avenue	Bohemia	Suffolk	NY	11716	Industrial	Flex	1920	1983	94,168
16.02	Property		1	20 Oser Avenue	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1963	NAP	42,065
16.03	Property		1	185 Oser Avenue	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1963	NAP	29,900
16.04	Property		1	73 Oser Avenue	Hauppauge	Suffolk	NY	11788	Industrial	Warehouse	1974	NAP	20,000
16.05	Property		1	135 Fell Court	Hauppauge	Suffolk	NY	11788	Industrial	Flex	1965	NAP	30,185
17	Loan	33, 37, 38	1	1042 President Street	Brooklyn	Kings	NY	11225	Multifamily	Mid Rise	2023	NAP	55
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	Fort Collins	Larimer	CO	80521	Multifamily	Student Housing	1966	2023	216
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	Various	Various	NJ	Various	Self Storage	Self Storage	Various	Various	247,112
19.01	Property		1	Prime Storage - Union City	Union City	Hudson	NJ	07087	Self Storage	Self Storage	1992	NAP	69,217
19.02	Property		1	Prime Storage - Jersey City	Jersey City	Hudson	NJ	07306	Self Storage	Self Storage	1992	NAP	44,841
19.03	Property		1	Prime Storage - Newark	Newark	Essex	NJ	07104	Self Storage	Self Storage	1925	2014	62,563
19.04	Property		1	Prime Storage - Hoboken	Jersey City	Hudson	NJ	07310	Self Storage	Self Storage	1990	NAP	34,064
19.05	Property		1	Prime Storage - Garfield	Garfield	Bergen	NJ	07026	Self Storage	Self Storage	1900	2019	36,427
20	Loan	18, 29	1	419 Lafayette Street	New York	New York	NY	10003	Office	CBD	1894	2006, 2021	75,600
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	Los Angeles	Los Angeles	CA	90068	Office	Suburban	1983	2016, 2018	158,886
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	San Diego	San Diego	CA	92123	Office	CBD	2008	NAP	274,758
23	Loan		1	Exchange Plaza	San Antonio	Bexar	TX	78238	Retail	Unanchored	1986	2021	143,454
24	Loan	27, 37	1	Tesla - Lake Elmo	Lake Elmo	Washington	MN	55042	Industrial	Warehouse	2024	NAP	50,000
25	Loan	18	1	Lauretta Landing	San Diego	San Diego	CA	92110	Multifamily	Mid Rise	2021	NAP	30
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	3,908,306
26.01	Property		1	FCA USA - Detroit, MI	Detroit	Wayne	MI	48211	Industrial	Warehouse/Distribution	2015	2017, 2020	997,022
26.02	Property		1	Grupo Antolin - Shelby Township, MI	Shelby Township	Macomb	MI	48316	Industrial	Manufacturing	2017	NAP	359,807
26.03	Property		1	Follett School - McHenry, IL	McHenry	McHenry	IL	60050	Industrial	Warehouse/Distribution	1996	2002	486,868
26.04	Property		1	Shaw Aero - Naples, FL	Naples	Collier	FL	34117	Industrial	Manufacturing/Flex	1999	NAP	130,581
26.05	Property		1	Kuka - Sterling Heights, MI	Sterling Heights	Macomb	MI	48312	Industrial	Warehouse/Distribution	2006	NAP	200,000
26.06	Property		1	ZF Active Safety - Findlay, OH	Findlay	Hancock	OH	45840	Industrial	Manufacturing/Warehouse	2018	NAP	216,300
26.07	Property		1	CF Sauer - 184 Suburban	San Luis Obispo	San Luis Obispo	CA	93401	Industrial	Manufacturing	1998	NAP	106,066
26.08	Property		1	CF Sauer - 728 N Main St.	Mauldin	Greenville	SC	29662	Industrial	Warehouse/Distribution	1970	NAP	247,000
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	Pittsburgh	Allegheny	PA	15275	Industrial	Distribution/Flex	2015	2024	85,646
26.10	Property		1	Hannibal - Houston, TX	Houston	Harris	TX	77092	Industrial	Manufacturing/Distribution	1978	2016	109,000
26.11	Property		1	FedEx IV - Lexington, KY	Lexington	Fayette	KY	40511	Industrial	Warehouse/Distribution	2006	2012	138,487
26.12	Property		1	VersaFlex - Kansas City, KS	Kansas City	Wyandotte	KS	66105	Industrial	Manufacturing	1977	1990	113,000
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	Sikeston	New Madrid	MO	63801	Industrial	Warehouse/Distribution	2016	NAP	170,000
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	Havre de Grace	Harford	MD	21078	Industrial	Warehouse/Distribution	2002	NAP	120,000
26.15	Property		1	CSTK - St. Louis, MO	St. Louis	City of St. Louis	MO	63147	Industrial	Warehouse	2015	NAP	56,029
26.16	Property		1	CF Sauer - 39 S Park Dr.	Mauldin	Greenville	SC	29607	Industrial	Warehouse/Distribution	1982	NAP	152,000
26.17	Property		1	AM Castle - Wichita, KS	Wichita	Sedgwick	KS	67216	Industrial	Manufacturing	1976	NAP	127,600
26.18	Property		1	CF Sauer - 9 Old Mill Road	Mauldin	Greenville	SC	29607	Industrial	Warehouse/Distribution	1960	2004	80,000
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	Orlando	Orange	FL	32808	Industrial	Warehouse/Distribution	1971	NAP	6,900
26.20	Property		1	CF Sauer - 513 West Butler Road	Mauldin	Greenville	SC	29662	Office	Suburban	2000	2004	6,000
27	Loan	18	1	Madison on Mercer	Macon	Bibb	GA	31204	Multifamily	Garden	1979	2021, 2023	133
28	Loan	33	1	Silvernail Plaza	Pewaukee	Waukesha	WI	53072	Retail	Anchored	1984	NAP	116,135
29	Loan	37, 38	1	536 East 183rd Street	Bronx	Bronx	NY	10458	Multifamily	Mid Rise	2023	NAP	38
30	Loan	37	1	302 Graham Avenue	Brooklyn	Kings	NY	11211	Multifamily	Mid Rise	2023	NAP	10
A-1-3

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units
													12
31	Loan		1	Woodbury Gardens	Central Valley	Orange	NY	10917	Multifamily	Garden	1973	NAP	87
32	Loan		1	49 South Clinton Street	East Orange	Essex	NJ	07018	Multifamily	Garden	1927	2016	53
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	New York	New York	NY	Various	Retail	Various	Various	Various	6,862
33.01	Property		1	371 Broadway	New York	New York	NY	10013	Retail	Single Tenant	1920	2007	3,662
33.02	Property		1	1776 2nd Avenue	New York	New York	NY	10128	Retail	Unanchored	1987	NAP	3,200
34	Loan		1	Durst CVS Columbus	Reynoldsburg	Franklin	OH	43068	Retail	Single Tenant	1999	NAP	10,125
35	Loan	9	1	3533 Barnes	Bronx	Bronx	NY	10467	Multifamily	Mid Rise	1915	2024	10

A-1-4

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type
						12	11	11			1, 14		2, 15	15	2, 15	15
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	SF	953.79	97,100,000	97,100,000	88,603,750	6.1293333%	0.01508%	6.1142533%	640,441.56	NAP	7,685,298.72	NAP	Amortizing Balloon
2	Loan	18, 25, 28, 38	1	City Creek Center	SF	214.86	70,000,000	70,000,000	70,000,000	7.63000%	0.01383%	7.61617%	NAP	451,265.05	NAP	5,415,180.60	Interest Only
3	Loan	9, 10, 18	1	Showcase I	SF	937.25	69,500,000	69,500,000	69,500,000	6.36000%	0.01508%	6.34492%	NAP	373,465.97	NAP	4,481,591.64	Interest Only
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	SF	55.82	66,000,000	65,790,421	58,230,829	8.01700%	0.01383%	8.00317%	552,748.93	NAP	6,632,987.16	NAP	Amortizing Balloon
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	Rooms	185,714.29	65,000,000	65,000,000	65,000,000	7.60000%	0.01383%	7.58617%	NAP	417,384.26	NAP	5,008,611.12	Interest Only
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	SF	87.92	55,000,000	55,000,000	55,000,000	6.38500%	0.01383%	6.37117%	NAP	296,710.36	NAP	3,560,524.32	Interest Only
6.01	Property		1	Trio on Fort Street	SF		14,306,934	14,306,934	14,306,934
6.02	Property		1	28 Grand Apartments	Units		6,655,315	6,655,315	6,655,315
6.03	Property		1	Madison Building	SF		6,017,680	6,017,680	6,017,680
6.04	Property		1	1274 Library Street	SF		5,977,828	5,977,828	5,977,828
6.05	Property		1	The Ferguson Apartments	Units		5,937,976	5,937,976	5,937,976
6.06	Property		1	Lofts of Merchant Row	SF		4,981,523	4,981,523	4,981,523
6.07	Property		1	620 and 630 Woodward Avenue	SF		4,212,376	4,212,376	4,212,376
6.08	Property		1	The Globe Building	SF		4,176,509	4,176,509	4,176,509
6.09	Property		1	1500 Woodward Avenue	SF		1,554,235	1,554,235	1,554,235
6.10	Property		1	Fourteen56 Apartments	Units		1,179,625	1,179,625	1,179,625
7	Loan	10, 12, 18	1	University Pointe	Beds	97,890.54	50,000,000	50,000,000	50,000,000	6.70000%	0.01383%	6.68617%	NAP	283,043.98	NAP	3,396,527.76	Interest Only
8	Loan	18, 37, 38	1	Soldier Hill Commons	Units	332,142.86	46,500,000	46,500,000	46,500,000	6.78000%	0.01383%	6.76617%	NAP	266,373.96	NAP	3,196,487.52	Interest Only
9	Loan	18, 23, 29, 36	1	The Light Building	SF	294.82	43,500,000	43,500,000	43,500,000	6.86000%	0.02383%	6.83617%	NAP	252,128.82	NAP	3,025,545.84	Interest Only
10	Loan	9, 10, 19, 20	1	488 Madison	SF	207.79	40,000,000	40,000,000	40,000,000	6.88200%	0.01508%	6.86692%	NAP	232,586.11	NAP	2,791,033.32	Interest Only
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	SF	222.82	37,100,000	37,100,000	37,100,000	7.78000%	0.01383%	7.76617%	NAP	243,872.38	NAP	2,926,468.56	Interest Only
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	Units	256,250.00	36,100,000	36,100,000	36,100,000	6.42000%	0.01508%	6.40492%	NAP	195,817.43	NAP	2,349,809.16	Interest Only
12.01	Property		1	Lotus 315	Units		21,320,383	21,320,383	21,320,383
12.02	Property		1	Essence 144	Units		14,779,617	14,779,617	14,779,617
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	Rooms	140,562.25	35,000,000	35,000,000	35,000,000	8.34000%	0.01383%	8.32617%	NAP	246,628.47	NAP	2,959,541.64	Interest Only
13.01	Property		1	Courtyard Marriott	Rooms		18,575,000	18,575,000	18,575,000
13.02	Property		1	TownePlace Suites	Rooms		16,425,000	16,425,000	16,425,000
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	SF	108.99	31,915,000	31,915,000	31,915,000	7.07000%	0.06258%	7.00742%	NAP	190,644.10	NAP	2,287,729.20	Interest Only
14.01	Property		1	2001 Orville Drive North	SF		9,130,000	9,130,000	9,130,000
14.02	Property		1	90 Plant Avenue	SF		5,745,000	5,745,000	5,745,000
14.03	Property		1	740 Old Willets Path	SF		4,020,000	4,020,000	4,020,000
14.04	Property		1	180 Orville Drive	SF		3,440,000	3,440,000	3,440,000
14.05	Property		1	104 Parkway Drive South	SF		3,330,000	3,330,000	3,330,000
14.06	Property		1	85 Adams Avenue	SF		3,040,000	3,040,000	3,040,000
14.07	Property		1	225 Oser Avenue	SF		1,660,000	1,660,000	1,660,000
14.08	Property		1	611 Old Willets Path	SF		1,550,000	1,550,000	1,550,000
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	SF	782.76	28,635,000	28,635,000	28,635,000	7.66300%	0.01383%	7.64917%	NAP	185,398.04	NAP	2,224,776.48	Interest Only
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	SF	105.56	22,835,000	22,835,000	22,835,000	7.07000%	0.06258%	7.00742%	NAP	136,404.77	NAP	1,636,857.24	Interest Only
16.01	Property		1	1101 Lakeland Avenue	SF		8,620,000	8,620,000	8,620,000
16.02	Property		1	20 Oser Avenue	SF		5,010,000	5,010,000	5,010,000
16.03	Property		1	185 Oser Avenue	SF		3,570,000	3,570,000	3,570,000
16.04	Property		1	73 Oser Avenue	SF		2,870,000	2,870,000	2,870,000
16.05	Property		1	135 Fell Court	SF		2,765,000	2,765,000	2,765,000
17	Loan	33, 37, 38	1	1042 President Street	Units	392,727.27	21,600,000	21,600,000	21,600,000	6.56800%	0.01383%	6.55417%	NAP	119,866.00	NAP	1,438,392.00	Interest Only
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	Beds	99,537.04	21,500,000	21,500,000	21,500,000	6.08500%	0.04383%	6.04117%	NAP	110,537.12	NAP	1,326,445.44	Interest Only
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	SF	234.71	20,000,000	20,000,000	20,000,000	6.21000%	0.01383%	6.19617%	NAP	104,937.50	NAP	1,259,250.00	Interest Only
19.01	Property		1	Prime Storage - Union City	SF		6,793,103	6,793,103	6,793,103
19.02	Property		1	Prime Storage - Jersey City	SF		4,551,724	4,551,724	4,551,724
19.03	Property		1	Prime Storage - Newark	SF		4,517,241	4,517,241	4,517,241
19.04	Property		1	Prime Storage - Hoboken	SF		2,655,172	2,655,172	2,655,172
19.05	Property		1	Prime Storage - Garfield	SF		1,482,759	1,482,759	1,482,759
20	Loan	18, 29	1	419 Lafayette Street	SF	264.55	20,000,000	20,000,000	20,000,000	7.02000%	0.01383%	7.00617%	NAP	118,625.00	NAP	1,423,500.00	Interest Only
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	SF	115.18	18,300,000	18,300,000	18,300,000	7.33800%	0.01383%	7.32417%	NAP	113,458.73	NAP	1,361,504.76	Interest Only
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	SF	300.12	12,460,000	12,460,000	12,460,000	7.91200%	0.01383%	7.89817%	NAP	83,293.95	NAP	999,527.40	Interest Only
23	Loan		1	Exchange Plaza	SF	84.35	12,100,000	12,100,000	12,100,000	8.53000%	0.01383%	8.51617%	NAP	87,205.43	NAP	1,046,465.16	Interest Only
24	Loan	27, 37	1	Tesla - Lake Elmo	SF	235.00	11,750,000	11,750,000	11,750,000	4.82000%	0.01383%	4.80617%	NAP	47,851.33	NAP	574,215.96	Interest Only
25	Loan	18	1	Lauretta Landing	Units	363,333.33	10,900,000	10,900,000	10,900,000	6.36000%	0.06258%	6.29742%	NAP	58,572.36	NAP	702,868.32	Interest Only
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	SF	60.64	10,650,000	10,650,000	10,650,000	5.74400%	0.01383%	5.73017%	NAP	51,686.03	NAP	620,232.36	Interest Only
26.01	Property		1	FCA USA - Detroit, MI	SF		3,167,835	3,167,835	3,167,835
26.02	Property		1	Grupo Antolin - Shelby Township, MI	SF		1,248,742	1,248,742	1,248,742
26.03	Property		1	Follett School - McHenry, IL	SF		909,936	909,936	909,936
26.04	Property		1	Shaw Aero - Naples, FL	SF		520,309	520,309	520,309
26.05	Property		1	Kuka - Sterling Heights, MI	SF		482,798	482,798	482,798
26.06	Property		1	ZF Active Safety - Findlay, OH	SF		470,698	470,698	470,698
26.07	Property		1	CF Sauer - 184 Suburban	SF		435,608	435,608	435,608
26.08	Property		1	CF Sauer - 728 N Main St.	SF		433,188	433,188	433,188
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	SF		388,417	388,417	388,417
26.10	Property		1	Hannibal - Houston, TX	SF		384,787	384,787	384,787
26.11	Property		1	FedEx IV - Lexington, KY	SF		355,746	355,746	355,746
26.12	Property		1	VersaFlex - Kansas City, KS	SF		325,496	325,496	325,496
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	SF		287,985	287,985	287,985
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	SF		273,465	273,465	273,465
26.15	Property		1	CSTK - St. Louis, MO	SF		271,045	271,045	271,045
26.16	Property		1	CF Sauer - 39 S Park Dr.	SF		266,205	266,205	266,205
26.17	Property		1	AM Castle - Wichita, KS	SF		256,524	256,524	256,524
26.18	Property		1	CF Sauer - 9 Old Mill Road	SF		140,362	140,362	140,362
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	SF		18,755	18,755	18,755
26.20	Property		1	CF Sauer - 513 West Butler Road	SF		12,100	12,100	12,100
27	Loan	18	1	Madison on Mercer	Units	60,902.26	8,100,000	8,100,000	8,100,000	6.92700%	0.01383%	6.91317%	NAP	47,406.66	NAP	568,879.92	Interest Only
28	Loan	33	1	Silvernail Plaza	SF	69.75	8,100,000	8,100,000	8,100,000	6.10000%	0.01383%	6.08617%	NAP	41,746.88	NAP	500,962.56	Interest Only
29	Loan	37, 38	1	536 East 183rd Street	Units	210,526.32	8,000,000	8,000,000	8,000,000	6.82000%	0.01383%	6.80617%	NAP	46,098.15	NAP	553,177.80	Interest Only
30	Loan	37	1	302 Graham Avenue	Units	800,000.00	8,000,000	8,000,000	8,000,000	6.44000%	0.01383%	6.42617%	NAP	43,529.63	NAP	522,355.56	Interest Only
A-1-5

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type
						12	11	11			1, 14		2, 15	15	2, 15	15
31	Loan		1	Woodbury Gardens	Units	85,057.47	7,400,000	7,400,000	7,400,000	7.16000%	0.01383%	7.14617%	NAP	44,766.57	NAP	537,198.84	Interest Only
32	Loan		1	49 South Clinton Street	Units	138,679.25	7,350,000	7,350,000	7,350,000	6.81000%	0.01383%	6.79617%	NAP	42,290.57	NAP	507,486.84	Interest Only
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	SF	641.21	4,400,000	4,400,000	4,400,000	7.17700%	0.01383%	7.16317%	NAP	26,681.16	NAP	320,173.92	Interest Only
33.01	Property		1	371 Broadway	SF		2,645,570	2,645,570	2,645,570
33.02	Property		1	1776 2nd Avenue	SF		1,754,430	1,754,430	1,754,430
34	Loan		1	Durst CVS Columbus	SF	296.30	3,000,000	3,000,000	3,000,000	7.74000%	0.01383%	7.72617%	NAP	19,618.75	NAP	235,425.00	Interest Only
35	Loan	9	1	3533 Barnes	Units	240,000.00	2,400,000	2,400,000	2,400,000	7.80000%	0.01383%	7.78617%	NAP	15,816.67	NAP	189,800.04	Interest Only

A-1-6

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	No	Actual/360	0	0	60	60	NAP	NAP	6/10/2024	0
2	Loan	18, 25, 28, 38	1	City Creek Center	No	Actual/360	60	58	60	58	0	0	4/24/2024	2
3	Loan	9, 10, 18	1	Showcase I	No	Actual/360	60	60	60	60	0	0	6/7/2024	0
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	No	Actual/360	0	0	60	58	240	238	4/24/2024	2
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	No	Actual/360	60	59	60	59	0	0	6/6/2024	1
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	No	Actual/360	60	59	60	59	0	0	6/5/2024	1
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	No	Actual/360	60	59	60	59	0	0	5/16/2024	1
8	Loan	18, 37, 38	1	Soldier Hill Commons	No	Actual/360	60	59	60	59	0	0	5/24/2024	1
9	Loan	18, 23, 29, 36	1	The Light Building	No	Actual/360	60	59	60	59	0	0	5/24/2024	1
10	Loan	9, 10, 19, 20	1	488 Madison	No	Actual/360	60	59	60	59	0	0	5/14/2024	1
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	No	Actual/360	60	58	60	58	0	0	5/6/2024	2
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	No	Actual/360	60	59	60	59	0	0	6/3/2024	1
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	No	Actual/360	60	60	60	60	0	0	6/11/2024	0
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	No	Actual/360	60	59	60	59	0	0	5/23/2024	1
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	No	Actual/360	60	59	60	59	0	0	5/13/2024	1
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	No	Actual/360	60	59	60	59	0	0	5/23/2024	1
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	No	Actual/360	60	60	60	60	0	0	6/11/2024	0
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	No	Actual/360	60	58	60	58	0	0	4/24/2024	2
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	No	Actual/360	60	58	60	58	0	0	4/22/2024	2
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	No	Actual/360	60	60	60	60	0	0	6/11/2024	0
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	No	Actual/360	60	60	60	60	0	0	6/7/2024	0
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	No	Actual/360	60	58	60	58	0	0	4/25/2024	2
23	Loan		1	Exchange Plaza	No	Actual/360	60	60	60	60	0	0	6/10/2024	0
24	Loan	27, 37	1	Tesla - Lake Elmo	No	Actual/360	60	60	60	60	0	0	6/14/2024	0
25	Loan	18	1	Lauretta Landing	No	Actual/360	60	59	60	59	0	0	6/6/2024	1
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	No	Actual/360	60	57	60	57	0	0	4/5/2024	3
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	No	Actual/360	60	59	60	59	0	0	5/30/2024	1
28	Loan	33	1	Silvernail Plaza	No	Actual/360	60	59	60	59	0	0	6/7/2024	1
29	Loan	37, 38	1	536 East 183rd Street	No	Actual/360	60	59	60	59	0	0	5/20/2024	1
30	Loan	37	1	302 Graham Avenue	No	Actual/360	60	59	60	59	0	0	6/5/2024	1

A-1-7

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)

31	Loan		1	Woodbury Gardens	No	Actual/360	60	60	60	60	0	0	6/10/2024	0
32	Loan		1	49 South Clinton Street	No	Actual/360	60	60	60	60	0	0	6/7/2024	0
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	No	Actual/360	60	58	60	58	0	0	4/26/2024	2
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	No	Actual/360	60	60	60	60	0	0	6/10/2024	0
35	Loan	9	1	3533 Barnes	No	Actual/360	60	59	60	59	0	0	5/22/2024	1

A-1-8

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
										19	19	3, 21, 22, 23, 24, 25
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	1	8/1/2024	8/1/2024	7/1/2029	NAP	0	0	L(24),D(29),O(7)
2	Loan	18, 25, 28, 38	1	City Creek Center	1	6/1/2024	NAP	5/1/2029	NAP	0	0	L(26),D(27),O(7)
3	Loan	9, 10, 18	1	Showcase I	1	8/1/2024	NAP	7/1/2029	NAP	0	0	L(24),YM1(29),O(7)
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	1	6/1/2024	6/1/2024	5/1/2029	NAP	0	0	L(26),D(27),O(7)
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	6	7/6/2024	NAP	6/6/2029	NAP	5	0	L(25),D(28),O(7)
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(30),O(5)
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	6	7/6/2024	NAP	6/6/2029	NAP	0	0	YM1(53),O(7)
8	Loan	18, 37, 38	1	Soldier Hill Commons	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(32),O(3)
9	Loan	18, 23, 29, 36	1	The Light Building	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(30),O(5)
10	Loan	9, 10, 19, 20	1	488 Madison	1	7/1/2024	NAP	6/1/2029	NAP	5	0	L(25),D(30),O(5)
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	6	6/6/2024	NAP	5/6/2029	NAP	0	0	L(26),D(30),O(4)
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(28),O(7)
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(29),O(7)
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	6	7/6/2024	NAP	6/6/2029	NAP	5	0	YM1(53),O(7)
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	5	7/5/2024	NAP	6/5/2029	NAP	0	0	L(25),D(29),O(6)
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	6	7/6/2024	NAP	6/6/2029	NAP	5	0	YM1(53),O(7)
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(32),O(4)
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	6	6/6/2024	NAP	5/6/2029	NAP	0	0	L(12),YM1(44),O(4)
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	6	6/6/2024	NAP	5/6/2029	NAP	0	0	L(26),D(28),O(6)
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(29),O(7)
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	6	8/6/2024	NAP	7/6/2029	NAP	5	0	L(12),YM1(12),DorYM1(31),O(5)
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	6	6/6/2024	NAP	5/6/2029	NAP	5 (Once per trailing 12-month period)	0	L(26),D(27),O(7)
23	Loan		1	Exchange Plaza	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(32),O(4)
24	Loan	27, 37	1	Tesla - Lake Elmo	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(31),O(5)
25	Loan	18	1	Lauretta Landing	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(28),O(7)
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	6	5/6/2024	NAP	4/6/2029	NAP	0	0	L(11),YM1(16),DorYM1(26),O(7)
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(24),YM1(32),O(4)
28	Loan	33	1	Silvernail Plaza	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(28),O(7)
29	Loan	37, 38	1	536 East 183rd Street	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(28),O(7)
30	Loan	37	1	302 Graham Avenue	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(25),D(28),O(7)

A-1-9

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision
										19	19	3, 21, 22, 23, 24, 25
31	Loan		1	Woodbury Gardens	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(33),O(3)
32	Loan		1	49 South Clinton Street	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(30),O(6)
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	6	6/6/2024	NAP	5/6/2029	NAP	0	0	L(26),D(27),O(7)
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	6	8/6/2024	NAP	7/6/2029	NAP	0	0	L(24),D(29),O(7)
35	Loan	9	1	3533 Barnes	6	7/6/2024	NAP	6/6/2029	NAP	0	0	L(23),YM2(33),O(4)

A-1-10

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)
							18
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	72,036,886	18,237,231	53,799,655	12/31/2023	T-12	67,571,078	19,799,244	47,771,835	12/31/2022	T-12	66,651,606
2	Loan	18, 25, 28, 38	1	City Creek Center	23,635,158	14,814,820	8,820,338	12/31/2023	T-12	24,917,085	14,344,033	10,573,053	12/31/2022	T-12	24,706,715
3	Loan	9, 10, 18	1	Showcase I	16,088,013	3,194,013	12,894,000	4/30/2024	T-12	15,515,891	3,125,777	12,390,114	12/31/2023	T-12	13,686,743
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	27,625,518	7,793,953	19,831,565	12/31/2023	T-12	27,714,413	7,757,379	19,957,034	12/31/2022	T-12	25,431,292
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	25,942,628	16,562,574	9,380,054	5/31/2024	T-12	25,245,961	15,948,715	9,297,246	12/31/2023	T-12	19,859,116
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	15,783,565	7,592,263	8,191,302	12/31/2023	T-12	13,577,352	7,634,728	5,942,624	12/31/2022	T-12	10,172,405
6.01	Property		1	Trio on Fort Street	4,573,009	2,072,213	2,500,796	12/31/2023	T-12	3,138,078	2,305,169	832,909	12/31/2022	T-12	1,272,872
6.02	Property		1	28 Grand Apartments	1,770,156	1,073,049	697,107	12/31/2023	T-12	1,627,619	964,252	663,367	12/31/2022	T-12	1,112,458
6.03	Property		1	Madison Building	1,799,213	854,207	945,006	12/31/2023	T-12	1,614,058	799,503	814,555	12/31/2022	T-12	1,586,695
6.04	Property		1	1274 Library Street	1,580,526	593,038	987,488	12/31/2023	T-12	1,563,865	609,510	954,355	12/31/2022	T-12	795,825
6.05	Property		1	The Ferguson Apartments	1,195,919	674,345	521,574	12/31/2023	T-12	1,215,839	823,949	391,890	12/31/2022	T-12	1,028,655
6.06	Property		1	Lofts of Merchant Row	1,111,350	390,000	721,350	12/31/2023	T-12	1,112,193	425,274	686,919	12/31/2022	T-12	1,082,597
6.07	Property		1	620 and 630 Woodward Avenue	1,418,573	645,625	772,948	12/31/2023	T-12	1,381,428	527,953	853,475	12/31/2022	T-12	1,453,975
6.08	Property		1	The Globe Building	1,257,684	777,963	479,721	12/31/2023	T-12	991,730	683,759	307,971	12/31/2022	T-12	907,399
6.09	Property		1	1500 Woodward Avenue	772,074	326,056	446,018	12/31/2023	T-12	517,210	298,055	219,155	12/31/2022	T-12	595,837
6.10	Property		1	Fourteen56 Apartments	305,061	185,767	119,294	12/31/2023	T-12	415,332	197,304	218,028	12/31/2022	T-12	336,092
7	Loan	10, 12, 18	1	University Pointe	13,505,544	5,313,490	8,192,053	3/31/2024	T-12	13,360,391	5,233,248	8,127,143	12/31/2023	T-12	NAV
8	Loan	18, 37, 38	1	Soldier Hill Commons	3,747,495	467,501	3,279,994	4/30/2024	T-3 Ann	NAV	NAV	NAV	NAV	NAV	NAV
9	Loan	18, 23, 29, 36	1	The Light Building	6,942,858	2,247,194	4,695,664	3/31/2024	T-12	6,257,385	2,225,129	4,032,256	12/31/2023	T-12	NAV
10	Loan	9, 10, 19, 20	1	488 Madison	19,483,978	13,079,611	6,404,367	3/31/2024	T-12	19,409,060	13,257,252	6,151,808	12/31/2023	T-12	23,626,906
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	13,669,626	6,255,061	7,414,565	3/31/2024	T-12	13,049,651	6,096,756	6,952,895	12/31/2023	T-12	10,570,084
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	8,249,395	2,378,747	5,870,649	4/30/2024	T-12	8,049,905	2,390,337	5,659,568	12/31/2023	T-12	7,953,274
12.01	Property		1	Lotus 315	4,517,625	1,291,194	3,226,432	4/30/2024	T-12	4,382,823	1,264,647	3,118,176	12/31/2023	T-12	4,442,177
12.02	Property		1	Essence 144	3,731,770	1,087,553	2,644,217	4/30/2024	T-12	3,667,082	1,125,690	2,541,392	12/31/2023	T-12	3,511,097
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	14,251,874	8,935,580	5,316,295	3/31/2024	T-12	13,944,363	9,037,087	4,907,276	12/31/2023	T-12	13,123,167
13.01	Property		1	Courtyard Marriott	8,172,393	5,528,028	2,644,365	3/31/2024	T-12	8,051,099	5,404,771	2,646,328	12/31/2023	T-12	7,579,072
13.02	Property		1	TownePlace Suites	6,079,481	3,407,551	2,671,930	3/31/2024	T-12	5,893,263	3,632,315	2,260,948	12/31/2023	T-12	5,544,095
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	3,980,045	1,064,390	2,915,655	3/31/2024	T-12	3,913,608	1,072,116	2,841,493	12/31/2023	T-12	3,781,776
14.01	Property		1	2001 Orville Drive North	929,173	178,322	750,851	3/31/2024	T-12	926,174	188,587	737,587	12/31/2023	T-12	1,017,549
14.02	Property		1	90 Plant Avenue	756,457	208,184	548,273	3/31/2024	T-12	744,581	208,081	536,499	12/31/2023	T-12	694,359
14.03	Property		1	740 Old Willets Path	626,553	225,370	401,182	3/31/2024	T-12	619,861	224,598	395,263	12/31/2023	T-12	579,772
14.04	Property		1	180 Orville Drive	493,332	137,431	355,901	3/31/2024	T-12	487,512	142,432	345,080	12/31/2023	T-12	436,286
14.05	Property		1	104 Parkway Drive South	358,311	113,440	244,870	3/31/2024	T-12	325,447	104,483	220,964	12/31/2023	T-12	276,975
14.06	Property		1	85 Adams Avenue	357,307	66,307	291,000	3/31/2024	T-12	356,260	66,898	289,362	12/31/2023	T-12	339,343
14.07	Property		1	225 Oser Avenue	203,045	50,404	152,641	3/31/2024	T-12	200,049	51,727	148,322	12/31/2023	T-12	194,407
14.08	Property		1	611 Old Willets Path	255,867	84,931	170,936	3/31/2024	T-12	253,725	85,309	168,416	12/31/2023	T-12	243,084
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	2,526,637	738,729	1,787,908	3/31/2024	T-12	2,560,472	738,402	1,822,070	12/31/2023	T-12	2,465,247
16.01	Property		1	1101 Lakeland Avenue	1,192,705	321,146	871,559	3/31/2024	T-12	1,183,072	321,593	861,479	12/31/2023	T-12	1,074,313
16.02	Property		1	20 Oser Avenue	614,479	153,386	461,093	3/31/2024	T-12	597,171	153,954	443,218	12/31/2023	T-12	533,724
16.03	Property		1	185 Oser Avenue	187,742	103,464	84,278	3/31/2024	T-12	232,084	108,463	123,621	12/31/2023	T-12	325,560
16.04	Property		1	73 Oser Avenue	169,765	53,580	116,186	3/31/2024	T-12	189,380	49,163	140,216	12/31/2023	T-12	183,077
16.05	Property		1	135 Fell Court	361,946	107,153	254,793	3/31/2024	T-12	358,765	105,229	253,536	12/31/2023	T-12	348,573
17	Loan	33, 37, 38	1	1042 President Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	2,269,403	752,456	1,516,947	2/29/2024	T-12	2,223,838	721,090	1,502,748	12/31/2023	T-12	2,071,447
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	7,796,656	3,197,633	4,599,023	1/31/2024	T-12	7,785,895	3,204,085	4,581,810	12/31/2023	T-12	7,583,372
19.01	Property		1	Prime Storage - Union City	2,357,687	771,290	1,586,397	1/31/2024	T-12	2,353,184	773,374	1,579,811	12/31/2023	T-12	2,201,878
19.02	Property		1	Prime Storage - Jersey City	1,750,533	642,921	1,107,612	1/31/2024	T-12	1,750,302	642,547	1,107,755	12/31/2023	T-12	1,696,875
19.03	Property		1	Prime Storage - Newark	1,673,721	684,803	988,918	1/31/2024	T-12	1,672,818	688,895	983,923	12/31/2023	T-12	1,685,224
19.04	Property		1	Prime Storage - Hoboken	1,200,220	614,452	585,768	1/31/2024	T-12	1,196,368	611,092	585,276	12/31/2023	T-12	1,230,369
19.05	Property		1	Prime Storage - Garfield	814,494	484,166	330,328	1/31/2024	T-12	813,223	488,178	325,046	12/31/2023	T-12	769,027
20	Loan	18, 29	1	419 Lafayette Street	3,609,829	1,217,525	2,392,304	2/29/2024	T-12	3,513,946	1,203,217	2,310,729	12/31/2023	T-12	3,513,041
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	3,387,437	1,875,666	1,511,771	12/31/2023	T-12	3,734,715	1,721,535	2,013,180	12/31/2022	T-12	3,770,984
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	6,899,325	3,035,453	3,863,872	2/29/2024	T-12	6,737,537	2,959,182	3,778,355	12/31/2023	T-12	4,217,575
23	Loan		1	Exchange Plaza	2,477,306	844,111	1,633,195	2/29/2024	T-12	2,469,924	830,959	1,638,965	12/31/2023	T-12	2,506,091
24	Loan	27, 37	1	Tesla - Lake Elmo	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	18	1	Lauretta Landing	1,072,531	355,030	717,501	3/31/2024	T-12	1,040,541	368,496	672,044	12/31/2023	T-12	NAV
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	30,083,673	1,937,654	28,146,019	12/31/2023	T-12	29,989,517	2,405,590	27,583,927	12/31/2022	T-12	27,940,480
26.01	Property		1	FCA USA - Detroit, MI	9,124,678	980,812	8,143,866	12/31/2023	T-12	8,520,112	650,834	7,869,278	12/31/2022	T-12	7,504,173
26.02	Property		1	Grupo Antolin - Shelby Township, MI	3,723,073	62,226	3,660,847	12/31/2023	T-12	3,635,451	46,387	3,589,064	12/31/2022	T-12	3,572,514
26.03	Property		1	Follett School - McHenry, IL	2,078,309	15,385	2,062,924	12/31/2023	T-12	2,282,237	242,928	2,039,309	12/31/2022	T-12	2,175,499
26.04	Property		1	Shaw Aero - Naples, FL	1,339,488	263,265	1,076,223	12/31/2023	T-12	1,258,092	199,160	1,058,932	12/31/2022	T-12	1,185,273
26.05	Property		1	Kuka - Sterling Heights, MI	1,189,724	19,724	1,170,000	12/31/2023	T-12	1,167,198	17,198	1,150,000	12/31/2022	T-12	1,145,854
26.06	Property		1	ZF Active Safety - Findlay, OH	1,700,662	52,029	1,648,633	12/31/2023	T-12	2,181,541	566,121	1,615,420	12/31/2022	T-12	1,613,103
26.07	Property		1	CF Sauer - 184 Suburban	1,140,189	5,229	1,134,961	12/31/2023	T-12	1,116,127	3,421	1,112,707	12/31/2022	T-12	1,095,495
26.08	Property		1	CF Sauer - 728 N Main St.	1,196,256	12,180	1,184,076	12/31/2023	T-12	1,168,826	7,967	1,160,859	12/31/2022	T-12	1,148,824
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	1,054,508	24,302	1,030,206	12/31/2023	T-12	1,041,968	21,962	1,020,006	12/31/2022	T-12	1,030,165
26.10	Property		1	Hannibal - Houston, TX	1,437,384	291,247	1,146,137	12/31/2023	T-12	1,440,392	316,728	1,123,664	12/31/2022	T-12	1,418,165
26.11	Property		1	FedEx IV - Lexington, KY	853,366	12,834	840,532	12/31/2023	T-12	990,505	148,531	841,974	12/31/2022	T-12	960,054
26.12	Property		1	VersaFlex - Kansas City, KS	720,000	5,328	714,672	12/31/2023	T-12	723,486	3,486	720,000	12/31/2022	T-12	721,756
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	920,672	79,649	841,024	12/31/2023	T-12	909,392	80,797	828,595	12/31/2022	T-12	894,780
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	661,814	6,949	654,865	12/31/2023	T-12	646,522	4,435	642,087	12/31/2022	T-12	640,692
26.15	Property		1	CSTK - St. Louis, MO	995,619	94,628	900,991	12/31/2023	T-12	990,341	87,739	902,602	12/31/2022	T-12	917,357
26.16	Property		1	CF Sauer - 39 S Park Dr.	736,155	7,492	728,662	12/31/2023	T-12	719,276	4,901	714,375	12/31/2022	T-12	706,968
26.17	Property		1	AM Castle - Wichita, KS	750,794	0	750,794	12/31/2023	T-12	747,440	0	747,440	12/31/2022	T-12	767,495
26.18	Property		1	CF Sauer - 9 Old Mill Road	387,452	3,946	383,506	12/31/2023	T-12	378,568	2,581	375,987	12/31/2022	T-12	372,089
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	44,567	230	44,338	12/31/2023	T-12	43,653	222	43,432	12/31/2022	T-12	42,580
26.20	Property		1	CF Sauer - 513 West Butler Road	28,962	199	28,763	12/31/2023	T-12	28,391	192	28,199	12/31/2022	T-12	27,646
27	Loan	18	1	Madison on Mercer	1,256,159	571,843	684,316	3/31/2024	T-12	1,105,080	594,205	510,875	12/31/2023	T-12	847,451
28	Loan	33	1	Silvernail Plaza	1,646,564	546,446	1,100,118	2/29/2024	T-12	1,598,979	563,101	1,035,878	12/31/2023	T-12	1,630,969
29	Loan	37, 38	1	536 East 183rd Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
30	Loan	37	1	302 Graham Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-11

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)
							18
31	Loan		1	Woodbury Gardens	1,588,538	808,165	780,373	3/31/2024	T-12	1,571,145	820,308	750,837	12/31/2023	T-12	1,496,200
32	Loan		1	49 South Clinton Street	997,267	334,722	662,545	4/30/2024	T-12	988,773	335,751	653,022	12/31/2023	T-12	875,704
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	299,920	172,624	127,295	12/31/2023	T-12	525,227	155,813	369,414	12/31/2022	T-12	374,649
33.01	Property		1	371 Broadway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.02	Property		1	1776 2nd Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan		1	Durst CVS Columbus	348,387	10,698	337,689	12/31/2023	T-12	390,921	11,548	379,373	12/31/2022	T-12	390,921
35	Loan	9	1	3533 Barnes	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

A-1-12

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)
												18
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	17,827,438	48,824,168	12/31/2021	T-12	100.0%	77,479,026	21,293,412	56,185,614	78,633
2	Loan	18, 25, 28, 38	1	City Creek Center	13,736,865	10,969,850	12/31/2021	T-12	90.7%	26,404,045	16,379,020	10,025,026	34,220
3	Loan	9, 10, 18	1	Showcase I	2,886,618	10,800,125	12/31/2022	T-12	91.7%	17,910,209	3,501,507	14,408,703	27,127
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	6,961,279	18,470,013	12/31/2021	T-12	95.0%	28,206,867	8,356,366	19,850,501	589,288
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	12,474,323	7,384,793	12/31/2022	T-12	77.3%	26,192,628	16,717,196	9,475,432	1,047,705
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	6,877,759	3,294,646	12/31/2021	T-12	88.6%	15,673,030	7,217,360	8,455,670	200,496
6.01	Property		1	Trio on Fort Street	2,394,154	(1,121,282)	12/31/2021	T-12	89.0%	4,599,560	1,553,021	3,046,539	84,567
6.02	Property		1	28 Grand Apartments	748,819	363,639	12/31/2021	T-12	91.3%	1,791,885	1,055,395	736,489	34,473
6.03	Property		1	Madison Building	694,075	892,620	12/31/2021	T-12	88.6%	1,577,099	905,597	671,502	14,201
6.04	Property		1	1274 Library Street	442,187	353,638	12/31/2021	T-12	70.1%	1,221,471	608,725	612,746	9,687
6.05	Property		1	The Ferguson Apartments	637,126	391,529	12/31/2021	T-12	67.9%	1,379,938	770,117	609,821	18,844
6.06	Property		1	Lofts of Merchant Row	407,168	675,429	12/31/2021	T-12	90.0%	1,146,841	432,167	714,675	10,197
6.07	Property		1	620 and 630 Woodward Avenue	526,241	927,734	12/31/2021	T-12	85.1%	1,594,591	625,871	968,720	9,210
6.08	Property		1	The Globe Building	616,344	291,055	12/31/2021	T-12	84.9%	1,381,440	714,493	666,947	11,639
6.09	Property		1	1500 Woodward Avenue	257,882	337,955	12/31/2021	T-12	89.9%	674,773	350,550	324,223	4,958
6.10	Property		1	Fourteen56 Apartments	153,763	182,329	12/31/2021	T-12	76.9%	305,432	201,425	104,007	2,722
7	Loan	10, 12, 18	1	University Pointe	NAV	NAV	NAV	NAV	95.0%	15,552,873	5,357,805	10,195,067	67,141
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAV	NAV	NAV	NAV	95.2%	5,389,731	1,380,983	4,008,747	42,500
9	Loan	18, 23, 29, 36	1	The Light Building	NAV	NAV	NAV	NAV	95.0%	7,979,131	2,069,680	5,909,451	29,510
10	Loan	9, 10, 19, 20	1	488 Madison	13,457,905	10,169,001	12/31/2022	T-12	82.6%	27,471,037	11,890,811	15,580,226	95,753
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	5,733,264	4,836,820	12/31/2022	T-12	95.0%	14,036,433	5,556,374	8,480,059	59,061
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	2,349,398	5,603,876	12/31/2022	T-12	95.0%	9,423,831	2,452,429	6,971,402	87,746
12.01	Property		1	Lotus 315	1,229,862	3,212,315	12/31/2022	T-12	95.0%	5,468,228	1,365,229	4,102,999	48,521
12.02	Property		1	Essence 144	1,119,536	2,391,561	12/31/2022	T-12	95.0%	3,955,603	1,087,200	2,868,403	39,225
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	8,870,077	4,253,090	12/31/2022	T-12	77.1%	14,212,935	8,824,959	5,387,976	568,517
13.01	Property		1	Courtyard Marriott	4,926,001	2,653,071	12/31/2022	T-12	78.9%	8,150,064	5,461,699	2,688,365	326,003
13.02	Property		1	TownePlace Suites	3,944,076	1,600,019	12/31/2022	T-12	75.2%	6,062,870	3,363,260	2,699,610	242,515
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	1,048,455	2,733,320	12/31/2022	T-12	92.2%	3,984,092	1,029,631	2,954,460	62,939
14.01	Property		1	2001 Orville Drive North	188,352	829,197	12/31/2022	T-12	100.0%	1,086,525	178,737	907,788	6,456
14.02	Property		1	90 Plant Avenue	202,846	491,513	12/31/2022	T-12	100.0%	830,642	209,278	621,365	5,443
14.03	Property		1	740 Old Willets Path	238,045	341,726	12/31/2022	T-12	92.2%	557,784	224,424	333,360	14,036
14.04	Property		1	180 Orville Drive	136,607	299,679	12/31/2022	T-12	100.0%	496,758	135,844	360,915	16,693
14.05	Property		1	104 Parkway Drive South	74,534	202,441	12/31/2022	T-12	100.0%	445,994	114,894	331,100	12,712
14.06	Property		1	85 Adams Avenue	72,329	267,014	12/31/2022	T-12	100.0%	351,422	64,834	286,587	2,571
14.07	Property		1	225 Oser Avenue	50,562	143,845	12/31/2022	T-12	100.0%	214,968	51,137	163,831	4,350
14.08	Property		1	611 Old Willets Path	85,179	157,905	12/31/2022	T-12	0.0%	0	50,485	(50,485)	679
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAV	NAV	NAV	NAV	96.9%	16,320,592	4,257,401	12,063,191	17,247
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	724,193	1,741,054	12/31/2022	T-12	95.0%	2,888,311	745,009	2,143,302	38,269
16.01	Property		1	1101 Lakeland Avenue	324,067	750,245	12/31/2022	T-12	95.0%	1,129,403	314,986	814,417	4,827
16.02	Property		1	20 Oser Avenue	163,637	370,087	12/31/2022	T-12	95.0%	605,869	152,838	453,032	18,573
16.03	Property		1	185 Oser Avenue	88,347	237,213	12/31/2022	T-12	95.0%	458,388	111,660	346,728	7,890
16.04	Property		1	73 Oser Avenue	44,399	138,678	12/31/2022	T-12	95.0%	325,781	57,927	267,853	2,246
16.05	Property		1	135 Fell Court	103,743	244,831	12/31/2022	T-12	95.0%	368,870	107,598	261,272	4,733
17	Loan	33, 37, 38	1	1042 President Street	NAV	NAV	NAV	NAV	95.5%	2,042,636	240,642	1,801,994	0
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	679,479	1,391,969	12/31/2022	T-12	95.0%	2,518,086	768,575	1,749,511	26,750
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	3,139,090	4,444,282	12/31/2022	T-12	91.4%	8,184,298	2,895,573	5,288,725	32,502
19.01	Property		1	Prime Storage - Union City	762,779	1,439,098	12/31/2022	T-12	95.0%	2,490,483	691,083	1,799,399	6,571
19.02	Property		1	Prime Storage - Jersey City	617,895	1,078,980	12/31/2022	T-12	92.9%	1,783,453	582,226	1,201,226	4,064
19.03	Property		1	Prime Storage - Newark	704,636	980,588	12/31/2022	T-12	89.0%	1,881,836	689,981	1,191,855	6,259
19.04	Property		1	Prime Storage - Hoboken	599,618	630,751	12/31/2022	T-12	86.4%	1,196,253	490,022	706,231	7,793
19.05	Property		1	Prime Storage - Garfield	454,161	314,866	12/31/2022	T-12	90.9%	832,274	442,261	390,013	7,815
20	Loan	18, 29	1	419 Lafayette Street	1,284,503	2,228,538	12/31/2022	T-12	83.3%	4,385,051	1,252,780	3,132,271	15,120
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	1,599,719	2,171,266	12/31/2021	T-12	71.4%	4,051,594	1,916,436	2,135,159	31,777
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	2,311,761	1,905,814	12/31/2022	T-12	96.2%	12,739,675	3,445,066	9,294,609	54,952
23	Loan		1	Exchange Plaza	871,829	1,634,262	12/31/2022	T-12	95.0%	2,461,988	856,002	1,605,986	52,454
24	Loan	27, 37	1	Tesla - Lake Elmo	NAV	NAV	NAV	NAV	100.0%	1,541,040	48,744	1,492,297	0
25	Loan	18	1	Lauretta Landing	NAV	NAV	NAV	NAV	95.0%	1,198,502	340,510	857,992	6,000
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	1,352,135	26,588,345	12/31/2021	T-12	100.0%	32,612,362	2,698,321	29,914,041	586,246
26.01	Property		1	FCA USA - Detroit, MI	492,597	7,011,576	12/31/2021	T-12	100.0%	10,165,096	1,216,851	8,948,245	149,553
26.02	Property		1	Grupo Antolin - Shelby Township, MI	53,827	3,518,687	12/31/2021	T-12	100.0%	3,862,154	136,993	3,725,161	53,971
26.03	Property		1	Follett School - McHenry, IL	14,055	2,161,445	12/31/2021	T-12	100.0%	2,257,626	60,838	2,196,789	73,030
26.04	Property		1	Shaw Aero - Naples, FL	140,625	1,044,648	12/31/2021	T-12	100.0%	1,482,908	319,310	1,163,598	19,587
26.05	Property		1	Kuka - Sterling Heights, MI	15,854	1,130,000	12/31/2021	T-12	100.0%	1,315,504	54,009	1,261,495	30,000
26.06	Property		1	ZF Active Safety - Findlay, OH	30,166	1,582,937	12/31/2021	T-12	100.0%	1,799,430	88,008	1,711,423	32,445
26.07	Property		1	CF Sauer - 184 Suburban	4,606	1,090,889	12/31/2021	T-12	100.0%	1,198,556	27,502	1,171,054	15,910
26.08	Property		1	CF Sauer - 728 N Main St.	10,727	1,138,097	12/31/2021	T-12	100.0%	1,255,057	33,326	1,221,732	37,050
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	20,259	1,009,906	12/31/2021	T-12	100.0%	1,120,814	54,362	1,066,453	12,847
26.10	Property		1	Hannibal - Houston, TX	316,534	1,101,631	12/31/2021	T-12	100.0%	1,552,566	340,787	1,211,779	16,350
26.11	Property		1	FedEx IV - Lexington, KY	145,240	814,814	12/31/2021	T-12	100.0%	855,554	26,656	828,898	20,773
26.12	Property		1	VersaFlex - Kansas City, KS	1,756	720,000	12/31/2021	T-12	100.0%	851,541	20,629	830,912	16,950
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	78,430	816,350	12/31/2021	T-12	100.0%	979,883	112,372	867,512	25,500
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	2,212	638,480	12/31/2021	T-12	100.0%	700,694	18,761	681,932	18,000
26.15	Property		1	CSTK - St. Louis, MO	14,755	902,602	12/31/2021	T-12	100.0%	1,124,754	131,892	992,862	8,404
26.16	Property		1	CF Sauer - 39 S Park Dr.	6,600	700,367	12/31/2021	T-12	100.0%	772,341	20,506	751,835	22,800
26.17	Property		1	AM Castle - Wichita, KS	0	767,495	12/31/2021	T-12	100.0%	834,023	22,751	811,272	19,140
26.18	Property		1	CF Sauer - 9 Old Mill Road	3,475	368,614	12/31/2021	T-12	100.0%	406,497	10,794	395,703	12,000
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	225	42,355	12/31/2021	T-12	100.0%	46,876	1,167	45,709	1,035
26.20	Property		1	CF Sauer - 513 West Butler Road	195	27,452	12/31/2021	T-12	100.0%	30,486	808	29,678	900
27	Loan	18	1	Madison on Mercer	453,697	393,755	12/31/2022	T-12	94.5%	1,566,293	605,748	960,546	33,250
28	Loan	33	1	Silvernail Plaza	558,644	1,072,325	12/31/2022	T-12	86.7%	1,403,456	473,790	929,665	17,420
29	Loan	37, 38	1	536 East 183rd Street	NAV	NAV	NAV	NAV	94.9%	1,450,368	229,060	1,221,308	9,500
30	Loan	37	1	302 Graham Avenue	NAV	NAV	NAV	NAV	97.0%	792,228	135,365	656,863	2,500

A-1-13

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)
												18
31	Loan		1	Woodbury Gardens	807,348	688,852	12/31/2022	T-12	97.0%	1,591,151	820,931	770,220	24,904
32	Loan		1	49 South Clinton Street	335,428	540,276	12/31/2022	T-12	97.0%	992,395	343,411	648,984	13,250
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	146,210	228,439	12/31/2021	T-12	95.0%	667,115	203,289	463,826	1,372
33.01	Property		1	371 Broadway	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33.02	Property		1	1776 2nd Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan		1	Durst CVS Columbus	11,408	379,513	12/31/2021	T-12	97.0%	399,323	62,207	337,116	8,782
35	Loan	9	1	3533 Barnes	NAV	NAV	NAV	NAV	95.0%	305,763	51,002	254,761	2,500

A-1-14

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
							4, 10, 15	4, 10, 15	10	10	20	20		10, 20
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	7,574,210	48,532,770	2.37	2.04	18.7%	16.2%	720,000,000	As Is	2/28/2024	41.7%
2	Loan	18, 25, 28, 38	1	City Creek Center	296,098	9,694,708	1.85	1.79	14.3%	13.8%	135,500,000	As Is	2/27/2024	51.7%
3	Loan	9, 10, 18	1	Showcase I	180,848	14,200,728	1.32	1.30	8.5%	8.4%	250,000,000	As Is	3/27/2024	67.8%
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	1,178,576	18,082,637	2.99	2.73	30.2%	27.5%	215,000,000	As Is	2/22/2024	30.6%
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	0	8,427,727	1.89	1.68	14.6%	13.0%	160,400,000	As Is	3/7/2024	40.5%
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	568,285	7,686,888	1.74	1.58	11.3%	10.2%	138,010,000	As Is	Various	54.3%
6.01	Property		1	Trio on Fort Street	204,756	2,757,216					35,900,000	As Is	2/28/2024
6.02	Property		1	28 Grand Apartments	2,943	699,074					16,700,000	As Is	2/27/2024
6.03	Property		1	Madison Building	90,800	566,502					15,100,000	As Is	2/27/2024
6.04	Property		1	1274 Library Street	63,865	539,194					15,000,000	As Is	2/29/2024
6.05	Property		1	The Ferguson Apartments	4,495	586,483					14,900,000	As Is	2/27/2024
6.06	Property		1	Lofts of Merchant Row	50,095	654,383					12,500,000	As Is	2/29/2024
6.07	Property		1	620 and 630 Woodward Avenue	51,975	907,536					10,570,000	As Is	2/29/2024
6.08	Property		1	The Globe Building	69,910	585,399					10,480,000	As Is	2/29/2024
6.09	Property		1	1500 Woodward Avenue	26,385	292,880					3,900,000	As Is	2/27/2024
6.10	Property		1	Fourteen56 Apartments	3,062	98,223					2,960,000	As Is	2/27/2024
7	Loan	10, 12, 18	1	University Pointe	30,943	10,096,983	1.75	1.73	11.9%	11.8%	157,400,000	As Is	4/22/2024	54.5%
8	Loan	18, 37, 38	1	Soldier Hill Commons	0	3,966,247	1.25	1.24	8.6%	8.5%	74,200,000	As Is	3/11/2024	62.7%
9	Loan	18, 23, 29, 36	1	The Light Building	353,160	5,526,782	1.95	1.83	13.6%	12.7%	77,500,000	As Is	4/25/2024	56.1%
10	Loan	9, 10, 19, 20	1	488 Madison	1,973,196	13,511,276	2.23	1.94	15.6%	13.5%	220,000,000	As Is Assuming ADNY Reserves	4/1/2024	45.5%
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	693,969	7,727,029	1.63	1.49	12.9%	11.7%	110,400,000	As Is	1/9/2024	59.6%
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	16,200	6,867,456	1.24	1.23	8.1%	8.0%	123,700,000	Various	Various	69.6%
12.01	Property		1	Lotus 315	16,200	4,038,278					73,200,000	Prospective Market Value Upon Stabilization	10/1/2024
12.02	Property		1	Essence 144	0	2,829,178					50,500,000	As Is	4/23/2024
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	0	4,819,458	1.82	1.63	15.4%	13.8%	66,000,000	As Stabilized	1/1/2026	53.0%
13.01	Property		1	Courtyard Marriott	0	2,362,363					35,000,000	As Stabilized	1/1/2026
13.02	Property		1	TownePlace Suites	0	2,457,096					31,000,000	As Stabilized	1/1/2026
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	42,426	2,849,095	1.29	1.25	9.3%	8.9%	63,500,000	As Is	4/25/2024	50.3%
14.01	Property		1	2001 Orville Drive North	10,301	891,031					17,000,000	As Is	4/25/2024
14.02	Property		1	90 Plant Avenue	7,055	608,867					13,000,000	As Is	4/25/2024
14.03	Property		1	740 Old Willets Path	7,058	312,266					7,400,000	As Is	4/25/2024
14.04	Property		1	180 Orville Drive	5,073	339,148					7,400,000	As Is	4/25/2024
14.05	Property		1	104 Parkway Drive South	5,390	312,999					6,500,000	As Is	4/25/2024
14.06	Property		1	85 Adams Avenue	4,491	279,525					5,300,000	As Is	4/25/2024
14.07	Property		1	225 Oser Avenue	3,058	156,423					2,700,000	As Is	4/25/2024
14.08	Property		1	611 Old Willets Path	0	(51,163)					4,200,000	As Is	4/25/2024
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	114,978	11,930,966	1.73	1.71	13.4%	13.3%	200,000,000	As Is	3/9/2024	45.0%
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	40,220	2,064,813	1.31	1.26	9.4%	9.0%	44,300,000	As Is	4/25/2024	51.5%
16.01	Property		1	1101 Lakeland Avenue	14,880	794,710					17,300,000	As Is	4/25/2024
16.02	Property		1	20 Oser Avenue	8,712	425,747					10,000,000	As Is	4/25/2024
16.03	Property		1	185 Oser Avenue	6,786	332,053					6,400,000	As Is	4/25/2024
16.04	Property		1	73 Oser Avenue	4,927	260,681					4,800,000	As Is	4/25/2024
16.05	Property		1	135 Fell Court	4,916	251,623					5,800,000	As Is	4/25/2024
17	Loan	33, 37, 38	1	1042 President Street	0	1,801,994	1.25	1.25	8.3%	8.3%	35,600,000	As Is	2/27/2024	60.7%
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	0	1,722,761	1.32	1.30	8.1%	8.0%	30,700,000	As Is	2/29/2024	70.0%
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	0	5,256,223	1.45	1.44	9.1%	9.1%	91,200,000	As Is	Various	63.6%
19.01	Property		1	Prime Storage - Union City	0	1,792,828					29,000,000	As Is	3/25/2024
19.02	Property		1	Prime Storage - Jersey City	0	1,197,162					21,500,000	As Is	3/25/2024
19.03	Property		1	Prime Storage - Newark	0	1,185,596					19,500,000	As Is	3/23/2024
19.04	Property		1	Prime Storage - Hoboken	0	698,438					13,500,000	As Is	3/25/2024
19.05	Property		1	Prime Storage - Garfield	0	382,198					7,700,000	As Is	3/23/2024
20	Loan	18, 29	1	419 Lafayette Street	111,073	3,006,078	2.20	2.11	15.7%	15.0%	60,000,000	As Is	3/26/2024	33.3%
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	238,329	1,865,052	1.57	1.37	11.7%	10.2%	32,000,000	As Is	4/5/2024	57.2%
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	194,873	9,044,784	1.41	1.37	11.3%	11.0%	122,000,000	As Is	7/13/2023	67.6%
23	Loan		1	Exchange Plaza	143,454	1,410,077	1.53	1.35	13.3%	11.7%	22,000,000	As Is	3/6/2024	55.0%
24	Loan	27, 37	1	Tesla - Lake Elmo	0	1,492,297	2.60	2.60	12.7%	12.7%	23,900,000	As Is	3/18/2024	49.2%
25	Loan	18	1	Lauretta Landing	0	851,992	1.22	1.21	7.9%	7.8%	17,200,000	As Is	4/12/2024	63.4%
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	0	29,327,795	2.17	2.12	12.6%	12.4%	440,475,000	As Is	Various	53.8%
26.01	Property		1	FCA USA - Detroit, MI	0	8,798,692					130,900,000	As Is	2/29/2024
26.02	Property		1	Grupo Antolin - Shelby Township, MI	0	3,671,190					52,000,000	As Is	2/29/2024
26.03	Property		1	Follett School - McHenry, IL	0	2,123,759					37,600,000	As Is	2/28/2024
26.04	Property		1	Shaw Aero - Naples, FL	0	1,144,011					21,500,000	As Is	3/5/2024
26.05	Property		1	Kuka - Sterling Heights, MI	0	1,231,495					19,950,000	As Is	2/29/2024
26.06	Property		1	ZF Active Safety - Findlay, OH	0	1,678,978					19,450,000	As Is	3/1/2024
26.07	Property		1	CF Sauer - 184 Suburban	0	1,155,144					18,000,000	As Is	3/1/2024
26.08	Property		1	CF Sauer - 728 N Main St.	0	1,184,682					17,900,000	As Is	2/29/2024
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	0	1,053,606					16,050,000	As Is	2/28/2024
26.10	Property		1	Hannibal - Houston, TX	0	1,195,429					15,900,000	As Is	2/28/2024
26.11	Property		1	FedEx IV - Lexington, KY	0	808,125					14,700,000	As Is	3/7/2024
26.12	Property		1	VersaFlex - Kansas City, KS	0	813,962					13,450,000	As Is	3/4/2024
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	0	842,012					11,900,000	As Is	2/28/2024
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	0	663,932					11,300,000	As Is	3/1/2024
26.15	Property		1	CSTK - St. Louis, MO	0	984,458					11,200,000	As Is	2/29/2024
26.16	Property		1	CF Sauer - 39 S Park Dr.	0	729,035					11,000,000	As Is	2/29/2024
26.17	Property		1	AM Castle - Wichita, KS	0	792,132					10,600,000	As Is	3/5/2024
26.18	Property		1	CF Sauer - 9 Old Mill Road	0	383,703					5,800,000	As Is	2/29/2024
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	0	44,674					775,000	As Is	3/4/2024
26.20	Property		1	CF Sauer - 513 West Butler Road	0	28,778					500,000	As Is	2/29/2024
27	Loan	18	1	Madison on Mercer	0	927,296	1.69	1.63	11.9%	11.4%	12,800,000	As Is	4/11/2024	63.3%
28	Loan	33	1	Silvernail Plaza	46,161	866,084	1.86	1.73	11.5%	10.7%	12,800,000	As Is	5/22/2024	63.3%
29	Loan	37, 38	1	536 East 183rd Street	0	1,211,808	2.21	2.19	15.3%	15.1%	16,650,000	As Is	4/12/2024	48.0%
30	Loan	37	1	302 Graham Avenue	0	654,363	1.26	1.25	8.2%	8.2%	11,850,000	As Is	3/29/2024	67.5%

A-1-15

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
							4, 10, 15	4, 10, 15	10	10	20	20		10, 20
31	Loan		1	Woodbury Gardens	0	745,316	1.43	1.39	10.4%	10.1%	12,200,000	As Is	4/4/2024	60.7%
32	Loan		1	49 South Clinton Street	0	635,734	1.28	1.25	8.8%	8.6%	11,400,000	As Is	4/25/2024	64.5%
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	12,009	450,445	1.45	1.41	10.5%	10.2%	7,900,000	As Is	12/18/2023	55.7%
33.01	Property		1	371 Broadway	NAV	NAV					4,750,000	As Is	12/18/2023
33.02	Property		1	1776 2nd Avenue	NAV	NAV					3,150,000	As Is	12/18/2023
34	Loan		1	Durst CVS Columbus	0	328,334	1.43	1.39	11.2%	10.9%	4,600,000	As Is	3/4/2024	65.2%
35	Loan	9	1	3533 Barnes	0	252,261	1.34	1.33	10.6%	10.5%	3,700,000	As Is	3/28/2024	64.9%

A-1-16

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					10, 20	5, 12, 26, 27			28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	38.0%	92.9%	1/31/2024	No	Victoria's Secret	63,779	20.3%	1/31/2032
2	Loan	18, 25, 28, 38	1	City Creek Center	51.7%	85.4%	1/31/2024	No	H&M	26,362	8.1%	1/31/2028
3	Loan	9, 10, 18	1	Showcase I	67.8%	90.0%	2/29/2024	No	FlyOver	41,108	22.7%	8/31/2034
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	27.1%	86.6%	2/16/2024	No	Bass Pro Shops Outdoor World	122,670	10.4%	10/31/2026
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	40.5%	77.3%	5/31/2024	NAP	NAP	NAP	NAP	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	54.3%	83.0%
6.01	Property		1	Trio on Fort Street		86.1%	5/20/2024	No	LM Manufacturing LLC	295,974	52.5%	7/31/2030
6.02	Property		1	28 Grand Apartments		84.2%	5/20/2024	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Madison Building		97.5%	5/20/2024	No	Detroit Venture Partners LLC	20,057	34.1%	1/31/2027
6.04	Property		1	1274 Library Street		54.2%	5/20/2024	No	Hudson Real Property LLC	6,253	15.4%	12/31/2025
6.05	Property		1	The Ferguson Apartments		94.5%	5/20/2024	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Lofts of Merchant Row		89.8%	5/20/2024	No	Nike Retail Services Inc.	22,195	43.5%	5/31/2026
6.07	Property		1	620 and 630 Woodward Avenue		74.7%	5/20/2024	No	Bedrock Management Services LLC	25,783	65.1%	6/30/2027
6.08	Property		1	The Globe Building		80.1%	5/20/2024	No	Hello Innovation Inc.	11,202	23.7%	6/30/2025
6.09	Property		1	1500 Woodward Avenue		100.0%	5/20/2024	No	Kenneth Neumann/Joel Smith & Associates Inc.	6,196	28.5%	12/31/2025
6.10	Property		1	Fourteen56 Apartments		100.0%	5/20/2024	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 12, 18	1	University Pointe	54.5%	98.1%	4/4/2024	NAP	NAP	NAP	NAP	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	62.7%	96.4%	5/22/2024	NAP	NAP	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	56.1%	100.0%	6/1/2024	No	90th Shadows Edge - Chenega	28,263	19.2%	2/28/2027
10	Loan	9, 10, 19, 20	1	488 Madison	45.5%	86.1%	4/1/2024	No	Archdiocese Of New York	142,308	29.6%	8/31/2055
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	59.6%	100.0%	7/6/2024	Yes	10x Genomics, Inc.	295,306	100.0%	9/30/2029
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	69.6%	96.4%
12.01	Property		1	Lotus 315		95.6%	6/1/2024	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Essence 144		97.4%	6/1/2024	NAP	NAP	NAP	NAP	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	53.0%	77.1%
13.01	Property		1	Courtyard Marriott		78.9%	3/31/2024	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	TownePlace Suites		75.2%	3/31/2024	NAP	NAP	NAP	NAP	NAP
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	50.3%	92.2%
14.01	Property		1	2001 Orville Drive North		100.0%	7/6/2024	Yes	Europastry USA, Inc.	72,000	100.0%	12/31/2033
14.02	Property		1	90 Plant Avenue		100.0%	4/18/2024	No	Appliance World of Huntington	41,350	55.2%	11/30/2028
14.03	Property		1	740 Old Willets Path		90.3%	4/18/2024	No	Long Island Electric Utility Servco	14,165	46.9%	12/31/2026
14.04	Property		1	180 Orville Drive		100.0%	4/18/2024	No	Loomstate, LLC	18,600	48.9%	8/31/2026
14.05	Property		1	104 Parkway Drive South		100.0%	7/6/2024	Yes	Gamus, LLC	27,736	100.0%	5/31/2028
14.06	Property		1	85 Adams Avenue		100.0%	7/6/2024	Yes	Peerless Electronics	20,000	100.0%	4/30/2029
14.07	Property		1	225 Oser Avenue		100.0%	7/6/2024	Yes	Schaltbau North America, Inc.	9,960	100.0%	12/31/2025
14.08	Property		1	611 Old Willets Path		0.0%	4/18/2024	NAP	NAP	NAP	NAP	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	45.0%	100.0%	7/5/2024	Yes	Saks Fifth Avenue	114,978	100.0%	2/28/2049
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	51.5%	100.0%
16.01	Property		1	1101 Lakeland Avenue		100.0%	4/18/2024	No	BBB Industries, LLC	34,417	36.5%	12/31/2025
16.02	Property		1	20 Oser Avenue		100.0%	4/18/2024	No	MVS Mailers, Inc.	21,065	50.1%	9/30/2030
16.03	Property		1	185 Oser Avenue		100.0%	7/6/2024	Yes	PreCare Corp	29,900	100.0%	2/28/2031
16.04	Property		1	73 Oser Avenue		100.0%	7/6/2024	Yes	Parts Authority, LLC	20,000	100.0%	6/30/2031
16.05	Property		1	135 Fell Court		100.0%	7/6/2024	Yes	Vicon Industries, Inc	30,185	100.0%	3/31/2027
17	Loan	33, 37, 38	1	1042 President Street	60.7%	89.1%	6/10/2024	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	70.0%	97.7%	4/17/2024	NAP	NAP	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	63.6%	92.5%
19.01	Property		1	Prime Storage - Union City		95.4%	2/29/2024	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Prime Storage - Jersey City		93.3%	2/29/2024	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Prime Storage - Newark		90.9%	2/29/2024	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Prime Storage - Hoboken		87.6%	2/29/2024	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	Prime Storage - Garfield		93.0%	2/29/2024	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 29	1	419 Lafayette Street	33.3%	85.4%	5/1/2024	No	New York Shakespeare Festival	9,350	12.4%	2/28/2029
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	57.2%	68.9%	6/1/2024	No	Advanced Digital Services, Inc.	24,146	15.2%	11/30/2029
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	67.6%	100.0%	4/9/2024	No	General Services Administration	120,209	43.8%	5/31/2044
23	Loan		1	Exchange Plaza	55.0%	98.7%	4/2/2024	No	Lamson Institute	57,256	39.9%	9/30/2039
24	Loan	27, 37	1	Tesla - Lake Elmo	49.2%	100.0%	7/6/2024	Yes	Tesla, Inc.	50,000	100.0%	5/31/2039
25	Loan	18	1	Lauretta Landing	63.4%	100.0%	6/3/2024	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	53.8%	100.0%
26.01	Property		1	FCA USA - Detroit, MI		100.0%	7/6/2024	Yes	Fiat Chrysler	997,022	100.0%	7/2/2030
26.02	Property		1	Grupo Antolin - Shelby Township, MI		100.0%	7/6/2024	Yes	Grupo Antolin	359,807	100.0%	10/31/2032
26.03	Property		1	Follett School - McHenry, IL		100.0%	7/6/2024	Yes	Follett School Solutions	486,868	100.0%	12/31/2029
26.04	Property		1	Shaw Aero - Naples, FL		100.0%	7/6/2024	Yes	Shaw Aero Devices	130,581	100.0%	12/31/2032
26.05	Property		1	Kuka - Sterling Heights, MI		100.0%	7/6/2024	Yes	KUKA Systems	200,000	100.0%	6/30/2034
26.06	Property		1	ZF Active Safety - Findlay, OH		100.0%	7/6/2024	Yes	ZF Active Safety	216,300	100.0%	10/31/2033
26.07	Property		1	CF Sauer - 184 Suburban		100.0%	7/6/2024	Yes	Sauer Brands	106,066	100.0%	7/31/2039
26.08	Property		1	CF Sauer - 728 N Main St.		100.0%	7/6/2024	Yes	Sauer Brands	247,000	100.0%	7/31/2039
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA		100.0%	7/6/2024	Yes	Walgreens	85,646	100.0%	11/30/2030
26.10	Property		1	Hannibal - Houston, TX		100.0%	7/6/2024	Yes	Hannibal Industries	109,000	100.0%	9/30/2029
26.11	Property		1	FedEx IV - Lexington, KY		100.0%	7/6/2024	Yes	FedEx Ground	138,487	100.0%	4/30/2032
26.12	Property		1	VersaFlex - Kansas City, KS		100.0%	7/6/2024	Yes	VersaFlex	113,000	100.0%	12/31/2038
26.13	Property		1	Cott Beverage Inc - Sikeston, MO		100.0%	7/6/2024	Yes	Cott Beverages	170,000	100.0%	1/31/2027
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD		100.0%	7/6/2024	Yes	Dunlop Protective Footwear	120,000	100.0%	1/17/2031
26.15	Property		1	CSTK - St. Louis, MO		100.0%	7/6/2024	Yes	Central States Thermo King	56,029	100.0%	3/25/2030
26.16	Property		1	CF Sauer - 39 S Park Dr.		100.0%	7/6/2024	Yes	Sauer Brands	152,000	100.0%	7/31/2039
26.17	Property		1	AM Castle - Wichita, KS		100.0%	7/6/2024	Yes	A.M. Castle & Co	127,600	100.0%	10/31/2029
26.18	Property		1	CF Sauer - 9 Old Mill Road		100.0%	7/6/2024	Yes	Sauer Brands	80,000	100.0%	7/31/2039
26.19	Property		1	CF Sauer - 2447 Eunice Avenue		100.0%	7/6/2024	Yes	Sauer Brands	6,900	100.0%	7/31/2039
26.20	Property		1	CF Sauer - 513 West Butler Road		100.0%	7/6/2024	Yes	Sauer Brands	6,000	100.0%	7/31/2039
27	Loan	18	1	Madison on Mercer	63.3%	94.7%	5/22/2024	NAP	NAP	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza	63.3%	93.7%	3/1/2024	No	Metro Market	63,033	54.3%	12/31/2027
29	Loan	37, 38	1	536 East 183rd Street	48.0%	94.7%	5/6/2024	NAP	NAP	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue	67.5%	100.0%	5/16/2024	NAP	NAP	NAP	NAP	NAP

A-1-17

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date
					10, 20	5, 12, 26, 27			28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30
31	Loan		1	Woodbury Gardens	60.7%	100.0%	5/15/2024	NAP	NAP	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street	64.5%	98.1%	5/16/2024	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	55.7%	100.0%
33.01	Property		1	371 Broadway		100.0%	7/6/2024	Yes	Hanwha Foundation of Culture	3,662	100.0%	7/16/2034
33.02	Property		1	1776 2nd Avenue		100.0%	4/26/2024	No	FreeStyler Hair Salon	1,650	51.6%	9/30/2029
34	Loan		1	Durst CVS Columbus	65.2%	100.0%	7/6/2024	Yes	CVS	10,125	100.0%	1/31/2028
35	Loan	9	1	3533 Barnes	64.9%	100.0%	4/15/2024	NAP	NAP	NAP	NAP	NAP

A-1-18

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
					28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30	28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	Fidelity Real Estate Company	40,615	12.9%	11/30/2026	The Klein Group, LLC	30,103	9.6%	4/14/2034
2	Loan	18, 25, 28, 38	1	City Creek Center	Gap Kids	12,641	3.9%	6/30/2024	Anthropologie	12,041	3.7%	9/30/2027
3	Loan	9, 10, 18	1	Showcase I	M&M World	31,025	17.2%	8/31/2040	Marshalls	30,624	16.9%	1/31/2029
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	Medieval Times	87,200	7.4%	7/31/2026	Burlington	79,850	6.8%	1/31/2027
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio
6.01	Property		1	Trio on Fort Street	Diversified Synergies LLC	189,358	33.6%	8/31/2027	NAP	NAP	NAP	NAP
6.02	Property		1	28 Grand Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Madison Building	Madison Hospitality	18,702	31.8%	12/31/2035	Rockbridge Growth Equity LLC	9,780	16.6%	12/31/2029
6.04	Property		1	1274 Library Street	Barton Malow Company	6,217	15.3%	11/30/2025	Deluxx Fluxx Detroit LLC	4,623	11.4%	8/31/2028
6.05	Property		1	The Ferguson Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Lofts of Merchant Row	Hudson Business Enterprises	5,864	11.5%	8/31/2028	TEK-Adams Foods LLC	4,768	9.4%	8/31/2031
6.07	Property		1	620 and 630 Woodward Avenue	Chipotle	3,800	9.6%	3/31/2034	NAP	NAP	NAP	NAP
6.08	Property		1	The Globe Building	TPG Holding LLC	4,388	9.3%	2/28/2025	F.H. Paschen, S.N. Nielson & Associates LLC	3,665	7.7%	12/31/2025
6.09	Property		1	1500 Woodward Avenue	August Pask Partners LLC	6,158	28.4%	1/31/2025	Greyson Clothiers LLC	5,627	25.9%	11/30/2029
6.10	Property		1	Fourteen56 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 12, 18	1	University Pointe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	Hearst Corporation	22,794	15.4%	10/31/2032	Third Coast Bank	21,386	14.5%	5/31/2034
10	Loan	9, 10, 19, 20	1	488 Madison	Thompson Coburn LLP	44,825	9.3%	6/30/2027	Shawmut, Group, Inc.	27,015	5.6%	12/31/2038
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144
12.01	Property		1	Lotus 315	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Essence 144	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio
13.01	Property		1	Courtyard Marriott	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	TownePlace Suites	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B
14.01	Property		1	2001 Orville Drive North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	90 Plant Avenue	Amsco Valley Forge	24,000	32.0%	12/31/2027	Applied Technologies of New Year	9,600	12.8%	6/30/2029
14.03	Property		1	740 Old Willets Path	SMSB Consulting Group	13,094	43.4%	4/30/2027	NAP	NAP	NAP	NAP
14.04	Property		1	180 Orville Drive	AC Electrical Supplies	11,253	29.6%	7/31/2028	Natech Plastics	8,150	21.4%	5/31/2027
14.05	Property		1	104 Parkway Drive South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	85 Adams Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	225 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	611 Old Willets Path	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A
16.01	Property		1	1101 Lakeland Avenue	True North Community Church	32,460	34.5%	6/30/2026	Port Brokers Inc., & Port Air Cargo	23,583	25.0%	7/31/2027
16.02	Property		1	20 Oser Avenue	Festo Corporation	14,000	33.3%	11/30/2025	Art Guild of Philadelphia	7,000	16.6%	11/30/2024
16.03	Property		1	185 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	73 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.05	Property		1	135 Fell Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	33, 37, 38	1	1042 President Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio
19.01	Property		1	Prime Storage - Union City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Prime Storage - Jersey City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Prime Storage - Newark	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Prime Storage - Hoboken	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	Prime Storage - Garfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 29	1	419 Lafayette Street	M13 Holdings Company, LLC	9,350	12.4%	2/28/2034	Icon 419 Lafayette, LLC	9,350	12.4%	7/31/2028
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	Wild Woods, Inc.	13,954	8.8%	10/31/2028	Corepower Yoga	9,440	5.9%	2/20/2028
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	Cypress Insurance Company	34,065	12.4%	12/31/2029	Employment Development Department (EDD)	27,536	10.0%	10/31/2032
23	Loan		1	Exchange Plaza	Cornerstone Fitness	41,476	28.9%	12/31/2031	Octapharma Plasma	14,594	10.2%	8/31/2026
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	18	1	Lauretta Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio
26.01	Property		1	FCA USA - Detroit, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.02	Property		1	Grupo Antolin - Shelby Township, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.03	Property		1	Follett School - McHenry, IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.04	Property		1	Shaw Aero - Naples, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.05	Property		1	Kuka - Sterling Heights, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.06	Property		1	ZF Active Safety - Findlay, OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.07	Property		1	CF Sauer - 184 Suburban	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.08	Property		1	CF Sauer - 728 N Main St.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.10	Property		1	Hannibal - Houston, TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.11	Property		1	FedEx IV - Lexington, KY	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.12	Property		1	VersaFlex - Kansas City, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.15	Property		1	CSTK - St. Louis, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.16	Property		1	CF Sauer - 39 S Park Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.17	Property		1	AM Castle - Wichita, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.18	Property		1	CF Sauer - 9 Old Mill Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.20	Property		1	CF Sauer - 513 West Butler Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	18	1	Madison on Mercer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza	Dollar Tree Stores	11,095	9.6%	2/28/2026	Blue Rose Studios LLC	9,066	7.8%	6/30/2028
29	Loan	37, 38	1	536 East 183rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-19

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
					28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30	28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30
31	Loan		1	Woodbury Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio
33.01	Property		1	371 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	1776 2nd Avenue	Able Nail & Spa	1,550	48.4%	7/31/2028	NAP	NAP	NAP	NAP
34	Loan		1	Durst CVS Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	9	1	3533 Barnes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-20

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
					30	30	30	6, 30	28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	Abbot Capital Management	20,019	6.4%	12/31/2032	Buchanan Ingersoll & Rooney	16,816	5.3%	1/31/2029
2	Loan	18, 25, 28, 38	1	City Creek Center	Cheesecake Factory	11,971	3.7%	1/31/2033	Restoration Hardware	11,522	3.5%	7/31/2024
3	Loan	9, 10, 18	1	Showcase I	Coca Cola	18,597	10.3%	12/31/2029	Showcase Food Court	14,737	8.1%	9/30/2038
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	AMC Theatres	74,693	6.3%	12/31/2024	Dave & Buster's	61,160	5.2%	5/31/2026
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio
6.01	Property		1	Trio on Fort Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	28 Grand Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Madison Building	Buddy's Downtown Detroit, LLC	7,977	13.6%	5/31/2030	Ferndale Project LLC	890	1.5%	1/31/2025
6.04	Property		1	1274 Library Street	Gucci America Inc.	3,611	8.9%	7/31/2032	Library Street Collective LLC	1,354	3.3%	2/28/2031
6.05	Property		1	The Ferguson Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Lofts of Merchant Row	6 Detroit LLC	3,871	7.6%	11/30/2024	Laughter In The Sun LLC	2,939	5.8%	11/30/2024
6.07	Property		1	620 and 630 Woodward Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	The Globe Building	Whiting-Turner Contracting Company	2,081	4.4%	5/31/2027	Lord Aeck Sargent Planning & Design Inc.	1,832	3.9%	3/31/2027
6.09	Property		1	1500 Woodward Avenue	1500 Wright LLC Ret	3,107	14.3%	7/31/2029	1500 Wright LLC Oth	615	2.8%	7/31/2029
6.10	Property		1	Fourteen56 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 12, 18	1	University Pointe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	SCIF - GSS	19,962	13.5%	8/31/2043	Namauu Corp dba LevelUp	18,830	12.8%	5/31/2028
10	Loan	9, 10, 19, 20	1	488 Madison	Sportfive Americas LLC	18,765	3.9%	7/31/2026	Shanholt Glassman Klein Kramer & Co. CPA'S P.C.	16,648	3.5%	9/30/2033
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144
12.01	Property		1	Lotus 315	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Essence 144	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio
13.01	Property		1	Courtyard Marriott	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	TownePlace Suites	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B
14.01	Property		1	2001 Orville Drive North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	90 Plant Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	740 Old Willets Path	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	180 Orville Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.05	Property		1	104 Parkway Drive South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	85 Adams Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	225 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	611 Old Willets Path	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A
16.01	Property		1	1101 Lakeland Avenue	United States Postal Service	3,708	3.9%	8/31/2024	NAP	NAP	NAP	NAP
16.02	Property		1	20 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	185 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	73 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.05	Property		1	135 Fell Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	33, 37, 38	1	1042 President Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio
19.01	Property		1	Prime Storage - Union City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Prime Storage - Jersey City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Prime Storage - Newark	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Prime Storage - Hoboken	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	Prime Storage - Garfield	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 29	1	419 Lafayette Street	Baton Holdings LLC	9,350	12.4%	11/15/2025	Barking Labs Corp.	9,350	12.4%	5/31/2025
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	Lightbox Entertainment	6,905	4.3%	11/14/2024	C Library Inc	6,637	4.2%	11/30/2038
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	AppFolio	25,300	9.2%	1/31/2033	Sunroad Asset Management	24,879	9.1%	4/30/2032
23	Loan		1	Exchange Plaza	Pockets River City	14,000	9.8%	6/30/2029	Jason's Deli	4,896	3.4%	12/31/2025
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	18	1	Lauretta Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio
26.01	Property		1	FCA USA - Detroit, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.02	Property		1	Grupo Antolin - Shelby Township, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.03	Property		1	Follett School - McHenry, IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.04	Property		1	Shaw Aero - Naples, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.05	Property		1	Kuka - Sterling Heights, MI	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.06	Property		1	ZF Active Safety - Findlay, OH	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.07	Property		1	CF Sauer - 184 Suburban	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.08	Property		1	CF Sauer - 728 N Main St.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.10	Property		1	Hannibal - Houston, TX	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.11	Property		1	FedEx IV - Lexington, KY	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.12	Property		1	VersaFlex - Kansas City, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.15	Property		1	CSTK - St. Louis, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.16	Property		1	CF Sauer - 39 S Park Dr.	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.17	Property		1	AM Castle - Wichita, KS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.18	Property		1	CF Sauer - 9 Old Mill Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.20	Property		1	CF Sauer - 513 West Butler Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	18	1	Madison on Mercer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza	Tap in Golf Bar	6,776	5.8%	10/31/2028	Fredrick's Hallmark	6,400	5.5%	7/31/2027
29	Loan	37, 38	1	536 East 183rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-21

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
					30	30	30	6, 30	28, 29, 30	28, 29, 30	28, 29, 30	6, 28, 29, 30
31	Loan		1	Woodbury Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio
33.01	Property		1	371 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	1776 2nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Durst CVS Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	9	1	3533 Barnes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-22

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)
											26	26	26	26
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	4/17/2024	NAP	4/12/2024	NAP	NAP	No	Fee / Leasehold	7/30/2070	None	1
2	Loan	18, 25, 28, 38	1	City Creek Center	3/4/2024	NAP	3/4/2024	3/7/2024	7%	No	Fee / Leasehold	3/21/2042	4, 10-year extension options	1,000,000
3	Loan	9, 10, 18	1	Showcase I	4/4/2024	NAP	4/5/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	3/4/2024	NAP	3/1/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	3/25/2024	NAP	3/25/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio
6.01	Property		1	Trio on Fort Street	3/18/2024	NAP	3/13/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.02	Property		1	28 Grand Apartments	3/11/2024	NAP	3/11/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.03	Property		1	Madison Building	3/11/2024	NAP	3/8/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.04	Property		1	1274 Library Street	3/11/2024	NAP	3/8/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.05	Property		1	The Ferguson Apartments	3/11/2024	NAP	3/11/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.06	Property		1	Lofts of Merchant Row	3/11/2024	NAP	3/8/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.07	Property		1	620 and 630 Woodward Avenue	3/11/2024	NAP	3/8/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.08	Property		1	The Globe Building	3/11/2024	NAP	3/8/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.09	Property		1	1500 Woodward Avenue	3/11/2024	NAP	3/12/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
6.10	Property		1	Fourteen56 Apartments	3/11/2024	NAP	3/11/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
7	Loan	10, 12, 18	1	University Pointe	2/16/2024	NAP	2/15/2024	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	4/15/2024	NAP	4/15/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	6/19/2023	NAP	6/16/2023	NAP	NAP	No	Fee	NAP	NAP	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	4/2/2024	NAP	4/2/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	1/19/2024	NAP	1/19/2024	1/19/2024	7%	No	Fee	NAP	NAP	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144
12.01	Property		1	Lotus 315	5/2/2024	NAP	5/2/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
12.02	Property		1	Essence 144	5/2/2024	NAP	5/2/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio
13.01	Property		1	Courtyard Marriott	1/19/2024	NAP	1/19/2024	NAP	NAP	No	Leasehold	9/12/2045	2, 10-year extension options	326,003
13.02	Property		1	TownePlace Suites	1/19/2024	NAP	1/19/2024	NAP	NAP	No	Leasehold	9/12/2045	2, 10-year extension options	242,515
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B
14.01	Property		1	2001 Orville Drive North	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.02	Property		1	90 Plant Avenue	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.03	Property		1	740 Old Willets Path	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.04	Property		1	180 Orville Drive	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.05	Property		1	104 Parkway Drive South	4/29/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.06	Property		1	85 Adams Avenue	4/26/2024	NAP	5/1/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.07	Property		1	225 Oser Avenue	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
14.08	Property		1	611 Old Willets Path	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	3/13/2024	NAP	3/14/2024	3/13/2024	16%	No	Leasehold	7/31/2088	None	2,310,744
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A
16.01	Property		1	1101 Lakeland Avenue	4/25/2024	NAP	4/25/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
16.02	Property		1	20 Oser Avenue	4/26/2024	NAP	5/1/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
16.03	Property		1	185 Oser Avenue	4/26/2024	NAP	4/26/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
16.04	Property		1	73 Oser Avenue	4/25/2024	NAP	4/25/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
16.05	Property		1	135 Fell Court	4/26/2024	NAP	5/1/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
17	Loan	33, 37, 38	1	1042 President Street	2/23/2024	NAP	2/23/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	4/4/2024	NAP	4/18/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio
19.01	Property		1	Prime Storage - Union City	1/12/2024	NAP	1/16/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
19.02	Property		1	Prime Storage - Jersey City	1/12/2024	NAP	1/12/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
19.03	Property		1	Prime Storage - Newark	1/12/2024	NAP	1/12/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
19.04	Property		1	Prime Storage - Hoboken	1/16/2024	NAP	1/16/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP
19.05	Property		1	Prime Storage - Garfield	1/12/2024	NAP	1/12/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP
20	Loan	18, 29	1	419 Lafayette Street	4/9/2024	NAP	4/9/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	7/20/2023	NAP	7/19/2023	7/19/2023	14%	No	Fee	NAP	NAP	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	7/27/2023	NAP	7/27/2023	7/27/2023	6%	No	Fee	NAP	NAP	NAP
23	Loan		1	Exchange Plaza	3/15/2024	NAP	3/15/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo	3/26/2024	NAP	3/21/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
25	Loan	18	1	Lauretta Landing	4/16/2024	NAP	4/17/2024	4/16/2024	5%	No	Fee	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio
26.01	Property		1	FCA USA - Detroit, MI	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.02	Property		1	Grupo Antolin - Shelby Township, MI	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.03	Property		1	Follett School - McHenry, IL	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.04	Property		1	Shaw Aero - Naples, FL	3/8/2024	NAP	3/6/2024	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP
26.05	Property		1	Kuka - Sterling Heights, MI	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.06	Property		1	ZF Active Safety - Findlay, OH	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.07	Property		1	CF Sauer - 184 Suburban	3/6/2024	NAP	3/6/2024	3/6/2024	13%	No	Fee	NAP	NAP	NAP
26.08	Property		1	CF Sauer - 728 N Main St.	3/26/2024	NAP	3/13/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.10	Property		1	Hannibal - Houston, TX	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.11	Property		1	FedEx IV - Lexington, KY	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.12	Property		1	VersaFlex - Kansas City, KS	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	3/6/2024	NAP	3/6/2024	3/6/2024	13%	No	Fee	NAP	NAP	NAP
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.15	Property		1	CSTK - St. Louis, MO	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.16	Property		1	CF Sauer - 39 S Park Dr.	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.17	Property		1	AM Castle - Wichita, KS	3/26/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.18	Property		1	CF Sauer - 9 Old Mill Road	3/15/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	3/6/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
26.20	Property		1	CF Sauer - 513 West Butler Road	3/5/2024	NAP	3/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
27	Loan	18	1	Madison on Mercer	4/29/2024	NAP	4/29/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza	5/21/2024	NAP	5/21/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
29	Loan	37, 38	1	536 East 183rd Street	4/23/2024	NAP	4/23/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue	4/15/2024	NAP	4/15/2024	NAP	NAP	No	Fee	NAP	NAP	NAP

A-1-23

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)
											26	26	26	26
31	Loan		1	Woodbury Gardens	4/11/2024	NAP	4/11/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street	5/6/2024	NAP	5/6/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio
33.01	Property		1	371 Broadway	12/28/2023	NAP	12/28/2023	NAP	NAP	No	Fee	NAP	NAP	NAP
33.02	Property		1	1776 2nd Avenue	1/5/2024	NAP	12/28/2023	NAP	NAP	No	Fee	NAP	NAP	NAP
34	Loan		1	Durst CVS Columbus	3/21/2024	NAP	3/21/2024	NAP	NAP	No	Fee	NAP	NAP	NAP
35	Loan	9	1	3533 Barnes	2/20/2024	NAP	2/19/2024	NAP	NAP	No	Fee	NAP	NAP	NAP

A-1-24

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
					26
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	No	0	Springing	0	Springing	0	Springing	195,217	1,567,900
2	Loan	18, 25, 28, 38	1	City Creek Center	No	0	Springing	0	Springing	0	Springing	0	0
3	Loan	9, 10, 18	1	Showcase I	NAP	363,322	121,107	0	Springing	2,261	2,261	0	15,071
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	NAP	831,404	103,926	0	Springing	0	98,215	0	0
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP	223,655	44,731	307,362	30,736	0	65,049	0	0
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio		0	Springing	0	Springing	0	16,708	0	0
6.01	Property		1	Trio on Fort Street	NAP
6.02	Property		1	28 Grand Apartments	NAP
6.03	Property		1	Madison Building	NAP
6.04	Property		1	1274 Library Street	NAP
6.05	Property		1	The Ferguson Apartments	NAP
6.06	Property		1	Lofts of Merchant Row	NAP
6.07	Property		1	620 and 630 Woodward Avenue	NAP
6.08	Property		1	The Globe Building	NAP
6.09	Property		1	1500 Woodward Avenue	NAP
6.10	Property		1	Fourteen56 Apartments	NAP
7	Loan	10, 12, 18	1	University Pointe	NAP	581,528	145,382	633,393	70,377	0	5,595	0	0
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	95,025	47,513	108,318	12,035	0	3,542	0	0
9	Loan	18, 23, 29, 36	1	The Light Building	NAP	66,789	66,789	0	Springing	0	86	4,550	0
10	Loan	9, 10, 19, 20	1	488 Madison	NAP	3,230,895	538,482	0	Springing	0	7,979	95,753	0
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	NAP	0	Springing	0	Springing	0	4,922	0	0
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144		116,278	58,139	38,489	6,415	0	8,537	0	0
12.01	Property		1	Lotus 315	NAP
12.02	Property		1	Essence 144	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio		196,381	39,276	138,972	27,794	0	47,376	0	0
13.01	Property		1	Courtyard Marriott	No
13.02	Property		1	TownePlace Suites	No
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B		81,966	40,983	0	Springing	0	5,183	186,575	292,823
14.01	Property		1	2001 Orville Drive North	NAP
14.02	Property		1	90 Plant Avenue	NAP
14.03	Property		1	740 Old Willets Path	NAP
14.04	Property		1	180 Orville Drive	NAP
14.05	Property		1	104 Parkway Drive South	NAP
14.06	Property		1	85 Adams Avenue	NAP
14.07	Property		1	225 Oser Avenue	NAP
14.08	Property		1	611 Old Willets Path	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	No	296,870	74,218	0	Springing	1,437	1,437	51,740	9,582
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A		82,766	41,383	0	Springing	200,000	Springing	200,000	162,239
16.01	Property		1	1101 Lakeland Avenue	NAP
16.02	Property		1	20 Oser Avenue	NAP
16.03	Property		1	185 Oser Avenue	NAP
16.04	Property		1	73 Oser Avenue	NAP
16.05	Property		1	135 Fell Court	NAP
17	Loan	33, 37, 38	1	1042 President Street	NAP	200,808	Springing	30,918	2,773	55,000	Springing	55,000	0
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	0	12,677	5,785	5,785	0	2,229	0	0
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio		164,323	82,162	12,388	1,548	0	2,709	0	0
19.01	Property		1	Prime Storage - Union City	NAP
19.02	Property		1	Prime Storage - Jersey City	NAP
19.03	Property		1	Prime Storage - Newark	NAP
19.04	Property		1	Prime Storage - Hoboken	NAP
19.05	Property		1	Prime Storage - Garfield	NAP
20	Loan	18, 29	1	419 Lafayette Street	NAP	0	71,161	24,242	4,848	0	1,260	0	0
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	NAP	188,921	40,626	0	Springing	0	2,648	0	170,880
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	NAP	133,544	66,772	0	Springing	274,758	Springing	274,758	0
23	Loan		1	Exchange Plaza	NAP	208,428	26,054	0	Springing	0	4,371	0	0
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	0	Springing	0	Springing	40,000	Springing	0	0
25	Loan	18	1	Lauretta Landing	NAP	55,466	18,489	1,746	873	0	500	0	0
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio		376,843	94,211	0	Springing	0	Springing	0	0
26.01	Property		1	FCA USA - Detroit, MI	NAP
26.02	Property		1	Grupo Antolin - Shelby Township, MI	NAP
26.03	Property		1	Follett School - McHenry, IL	NAP
26.04	Property		1	Shaw Aero - Naples, FL	NAP
26.05	Property		1	Kuka - Sterling Heights, MI	NAP
26.06	Property		1	ZF Active Safety - Findlay, OH	NAP
26.07	Property		1	CF Sauer - 184 Suburban	NAP
26.08	Property		1	CF Sauer - 728 N Main St.	NAP
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	NAP
26.10	Property		1	Hannibal - Houston, TX	NAP
26.11	Property		1	FedEx IV - Lexington, KY	NAP
26.12	Property		1	VersaFlex - Kansas City, KS	NAP
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	NAP
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	NAP
26.15	Property		1	CSTK - St. Louis, MO	NAP
26.16	Property		1	CF Sauer - 39 S Park Dr.	NAP
26.17	Property		1	AM Castle - Wichita, KS	NAP
26.18	Property		1	CF Sauer - 9 Old Mill Road	NAP
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	NAP
26.20	Property		1	CF Sauer - 513 West Butler Road	NAP
27	Loan	18	1	Madison on Mercer	NAP	37,906	4,738	26,422	8,807	0	2,771	0	0
28	Loan	33	1	Silvernail Plaza	NAP	16,536	16,536	0	Springing	144,441	1,452	0	200,000
29	Loan	37, 38	1	536 East 183rd Street	NAP	38,564	38,564	6,511	2,170	0	792	0	0
30	Loan	37	1	302 Graham Avenue	NAP	6,855	6,855	2,875	719	0	208	0	0

A-1-25

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)
					26
31	Loan		1	Woodbury Gardens	NAP	197,491	32,915	35,258	4,407	0	2,075	0	0
32	Loan		1	49 South Clinton Street	NAP	14,553	14,553	0	Springing	0	1,104	0	0
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio		42,066	8,413	16,261	2,033	0	114	0	119,236
33.01	Property		1	371 Broadway	NAP
33.02	Property		1	1776 2nd Avenue	NAP
34	Loan		1	Durst CVS Columbus	NAP	0	Springing	0	Springing	0	Springing	0	0
35	Loan	9	1	3533 Barnes	NAP	2,661	665	5,854	1,171	0	208	0	0

A-1-26

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	500,000	15,000,000	0	0	0	0	1,648,112	0
2	Loan	18, 25, 28, 38	1	City Creek Center	28,516	684,392	0	0	0	0	3,361,256	0
3	Loan	9, 10, 18	1	Showcase I	15,071	542,544	0	0	0	0	14,402,888	0
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	179,816	0	0	0	0	44,500	2,943,758	0
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	0	0	0	0	0	166,654	0	273,311
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	75,000	3,000,000	0	0	0	0	0	0
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	2,579	0	0	0	0	0	0	0
8	Loan	18, 37, 38	1	Soldier Hill Commons	0	0	0	0	0	0	0	0
9	Loan	18, 23, 29, 36	1	The Light Building	Springing	0	0	0	0	2,438	901,210	0
10	Loan	9, 10, 19, 20	1	488 Madison	112,153	2,691,664	0	0	0	0	23,067,086	Springing
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	Springing	0	0	0	0	8,750	26,890	Springing
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	1,350	0	0	0	0	0	1,225,000	0
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	0	0	0	0	0	19,000	3,953,231	181,600
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	Springing	219,618	0	0	0	52,041	0	0
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	9,582	344,934	0	0	0	0	577,686	Springing
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Springing	162,120	0	0	0	81,015	86,926	0
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	0	0	0	0	0	0	56,046	0
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	0	0	0	0	0	33,531	0	0
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	0	0	0	0	0	3,451,442	0	Springing
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	6,250	0	0	0	0	63,125	69,184	Springing
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	19,861	0	0	0	0	0	326,528	13,241
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	0	0	0	0	0	0	6,166,026	0
23	Loan		1	Exchange Plaza	11,955	286,908	0	0	0	113,063	80,565	0
24	Loan	27, 37	1	Tesla - Lake Elmo	Springing	0	0	0	0	0	0	0
25	Loan	18	1	Lauretta Landing	0	0	0	0	0	0	0	0
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	Springing	0	0	0	0	0	1,634,412	0
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	0	0	0	0	0	57,869	0	0
28	Loan	33	1	Silvernail Plaza	Springing	200,000	0	0	0	6,250	72,755	0
29	Loan	37, 38	1	536 East 183rd Street	0	0	0	0	0	0	440,732	0
30	Loan	37	1	302 Graham Avenue	0	0	0	0	0	0	0	0

A-1-27

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

31	Loan		1	Woodbury Gardens	0	0	0	0	0	32,500	0	0
32	Loan		1	49 South Clinton Street	0	0	0	0	0	0	0	0
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	1,001	60,000	0	0	0	0	170,154	4,528
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	0	0	0	0	0	0	0	0
35	Loan	9	1	3533 Barnes	0	0	0	0	0	10,000	0	0

A-1-28

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	Free Rent Reserve	0	0
2	Loan	18, 25, 28, 38	1	City Creek Center	Unfunded TI/LC Reserve ($2,236,955); Gap Rent Reserve ($1,124,300.71)	0	0
3	Loan	9, 10, 18	1	Showcase I	Unfunded M&M TI Obligations Reserve ($12,000,000), Unfunded M&M Free Rent Obligations Reserve ($2,152,888), Unfunded Obligations Reserve ($250,000)	0	0
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	AMC Reserve ($1,867,325), Outstanding TI/LC Reserve ($1,059,738), Gap Rent Reserve ($16,695)	0	0
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	HMA Reserve (Monthly: $190,940.22), Put Price Reserve (Monthly: $82,371.04), Seasonality Reserve (Monthly: Springing, Cap: $1,200,000)	1,200,000	0
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	NAP	0	0
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	NAP	0	0
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	0	0
9	Loan	18, 23, 29, 36	1	The Light Building	Unfunded Obligations Reserve	0	0
10	Loan	9, 10, 19, 20	1	488 Madison	ADNY Rollover Reserve (Upfront: $22,481,687), Alvarez & Marsal Reserve Funds (Upfront: $585,399), Condominium Reserve (Monthly: Springing)	0	0
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	Prepaid Rent Reserve (Upfront: $26,889.94), 10x Genomics Renewal Reserve (Monthly: Springing, Cap: $8,250,000)	8,250,000	0
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	Holdback Reserve (Upfront: $1,000,000), Free Rent Reserve (Upfront: $141,750), Gap Rent Reserve (Upfront: $83,250)	0	1,000,000
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	PIP Reserve - Courtyard (Upfront: $2,470,000, Monthly: $81,366.67), TRIP Reserve - TownPlace (Upfront: $1,390,000, Monthly: $46,202.67), Ground Rent Reserve (Upfront: $93,231.08), Seasonality Reserve (Monthly: $44,030.23), Future PIP Reserve (Monthly: $10,000)	0	0
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	NAP	0	0
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	Ground Lease Reserve	577,686	0
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Unfunded Obligations Reserve	0	0
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	Rent Reserve	0	0
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	0	0
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	Debt Service Coverage Ratio Cure Reserve	0	0
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	Free Rent Reserve	0	0
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	Rent Concession Reserve (Upfront: $326,527.53), Advanced Digital Services Reserve (Monthly: $13,241)	0	0
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	Unfunded Obligations Reserve	0	0
23	Loan		1	Exchange Plaza	Unfunded Obligations Reserve ($69,720); Gap Rent Reserve ($10,845.32)	0	0
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	0	0
25	Loan	18	1	Lauretta Landing	NAP	0	0
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	Follet Replacement Work Reserve ($741,402.50), Free Rent Reserve ($553,119), Cott Beverage Concrete Work Reserve ($230,000), Outstanding TI/LC Reserve ($109,890)	0	0
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	NAP	0	0
28	Loan	33	1	Silvernail Plaza	Outstanding TI Reserve	0	0
29	Loan	37, 38	1	536 East 183rd Street	Section 421-a Reserve	0	0
30	Loan	37	1	302 Graham Avenue	NAP	0	0

A-1-29

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)

31	Loan		1	Woodbury Gardens	NAP	0	0
32	Loan		1	49 South Clinton Street	NAP	0	0
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	Gap Rent Reserve (Upfront: $99,000), Free Rent Reserve (Upfront: $69,666.63), Hanwha LOC Reserve (Upfront: $1,487.50), Common Charges Reserve (Monthly: $4,528.17)	0	0
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	NAP	0	0
35	Loan	9	1	3533 Barnes	NAP	0	0

A-1-30

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	NAP
2	Loan	18, 25, 28, 38	1	City Creek Center	NAP
3	Loan	9, 10, 18	1	Showcase I	NAP
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	NAP
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	NAP
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	The borrowers shall deposit into an eligible account upon loan origination. The lender must disburse upon (i) no Event of Default has occurred and is continuing and (ii) Lender has received evidence, in form
					and substance reasonably satisfactory to Lender, that the Debt Yield equals or exceeds 8.15%.
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	NAP
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	NAP
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAP
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	NAP
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	NAP
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	NAP
23	Loan		1	Exchange Plaza	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP
25	Loan	18	1	Lauretta Landing	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	NAP
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	NAP
28	Loan	33	1	Silvernail Plaza	NAP
29	Loan	37, 38	1	536 East 183rd Street	NAP
30	Loan	37	1	302 Graham Avenue	NAP

A-1-31

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description

31	Loan		1	Woodbury Gardens	NAP
32	Loan		1	49 South Clinton Street	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	NAP
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	NAP
35	Loan	9	1	3533 Barnes	NAP

A-1-32

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)
					16	17
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	Hard	In Place	Yes	Yes	Yes	No	97,100,000
2	Loan	18, 25, 28, 38	1	City Creek Center	Hard	Springing	Yes	No	No	NAP	NAP
3	Loan	9, 10, 18	1	Showcase I	Hard	Springing	Yes	No	Yes	No	69,500,000
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	Hard	Springing	Yes	Yes	No	NAP	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	Hard	Springing	Yes	No	No	NAP	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	Hard (Commercial Properties); Springing (Multifamily Properties)	Springing	Yes	Yes	Yes	Yes	55,000,000
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	Springing	Springing	Yes	Yes	Yes	Yes	50,000,000
8	Loan	18, 37, 38	1	Soldier Hill Commons	Springing	Springing	Yes	No	No	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	Springing	Springing	Yes	Yes	No	NAP	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	Hard	In Place	Yes	Yes	Yes	No	40,000,000
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	Springing	Springing	Yes	Yes	Yes	Yes	37,100,000
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	Springing	Springing	Yes	No	Yes	No	36,100,000
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	Hard	Springing	Yes	No	No	NAP	NAP
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	Springing	Springing	Yes	Yes	No	NAP	NAP
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	Hard	Springing	No	Yes	Yes	No	28,635,000
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Springing	Springing	Yes	No	No	NAP	NAP
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	Springing	Springing	Yes	No	No	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	Springing	Springing	Yes	No	No	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	Soft	Springing	Yes	No	Yes	No	20,000,000
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	Hard	Springing	Yes	Yes	No	NAP	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	Hard	Springing	Yes	No	No	NAP	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	Hard	Springing	Yes	Yes	Yes	No	12,460,000
23	Loan		1	Exchange Plaza	Springing	Springing	Yes	Yes	No	NAP	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo	Hard	Springing	Yes	Yes	No	NAP	NAP
25	Loan	18	1	Lauretta Landing	Soft	Springing	Yes	No	No	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	Hard	Springing	Yes	No	Yes	No	10,650,000
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	Springing	Springing	Yes	No	No	NAP	NAP
28	Loan	33	1	Silvernail Plaza	Springing	Springing	Yes	Yes	No	NAP	NAP
29	Loan	37, 38	1	536 East 183rd Street	Springing	Springing	Yes	No	No	NAP	NAP
30	Loan	37	1	302 Graham Avenue	Springing	Springing	Yes	No	No	NAP	NAP

A-1-33

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)
					16	17
31	Loan		1	Woodbury Gardens	Springing	Springing	Yes	No	No	NAP	NAP
32	Loan		1	49 South Clinton Street	Springing	Springing	Yes	No	No	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	Hard	Springing	Yes	Yes	No	NAP	NAP
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	Hard	Springing	Yes	Yes	No	NAP	NAP
35	Loan	9	1	3533 Barnes	Springing	Springing	Yes	No	No	NAP	NAP

A-1-34

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)
													4
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	202,900,000	1,338,265.64	1,978,707.20	NAP	NAP	300,000,000	1,978,707.20	41.7%	2.04
2	Loan	18, 25, 28, 38	1	City Creek Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 18	1	Showcase I	100,000,000	537,361.11	910,827.08	NAP	NAP	169,500,000	910,827.08	67.8%	1.30
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	20,000,000	107,894.67	404,605.03	NAP	NAP	75,000,000	404,605.03	54.3%	1.58
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	35,850,000	202,942.54	485,986.52	NAP	NAP	85,850,000	485,986.52	54.5%	1.73
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	60,000,000	348,879.17	581,465.28	NAP	NAP	100,000,000	581,465.28	45.5%	1.94
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	28,700,000	188,656.00	432,528.38	NAP	NAP	65,800,000	432,528.38	59.6%	1.49
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	50,000,000	271,215.28	467,032.71	NAP	NAP	86,100,000	467,032.71	69.6%	1.23
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	61,365,000	397,309.25	582,707.29	NAP	NAP	90,000,000	582,707.29	45.0%	1.71
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	38,000,000	199,381.25	304,318.75	NAP	NAP	58,000,000	304,318.75	63.6%	1.44
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	70,000,000	467,943.51	551,237.46	NAP	NAP	82,460,000	551,237.46	67.6%	1.37
23	Loan		1	Exchange Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	18	1	Lauretta Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	226,350,000	1,098,510.08	1,150,196.11	NAP	NAP	237,000,000	1,150,196.11	53.8%	2.12
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	37, 38	1	536 East 183rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-35

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)
													4
31	Loan		1	Woodbury Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	9	1	3533 Barnes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-36

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
											4
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	18.7%	100,000,000	11.50000%	400,000,000	3,088,423.66	55.6%	1.31	14.0%	No
2	Loan	18, 25, 28, 38	1	City Creek Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	9, 10, 18	1	Showcase I	8.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	11.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	11.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
9	Loan	18, 23, 29, 36	1	The Light Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	9, 10, 19, 20	1	488 Madison	15.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	12.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	8.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	13.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	9.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	11.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
23	Loan		1	Exchange Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan	18	1	Lauretta Landing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	12.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	33	1	Silvernail Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan	37, 38	1	536 East 183rd Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
30	Loan	37	1	302 Graham Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-37

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
											4
31	Loan		1	Woodbury Gardens	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32	Loan		1	49 South Clinton Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
35	Loan	9	1	3533 Barnes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

A-1-38

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	NAP
2	Loan	18, 25, 28, 38	1	City Creek Center	NAP
3	Loan	9, 10, 18	1	Showcase I	NAP
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	NAP
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	NAP
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	NAP
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	NAP
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	NAP
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	Mezzanine (Combined DSCR equal to or greater than the DSCR as of the Closing Date; Combined LTV equal to or less than the LTV as of the Closing Date; Combined DY equal to or greater than
					the DY as of the Closing Date; Intercreditor Agreement is required)
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAP
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Mezzanine (Combined DSCR equal to or greater than the DSCR as of the Closing Date; Combined LTV equal to or less than the LTV as of the Closing Date; Combined DY equal to or greater than
					the DY as of the Closing Date; Intercreditor Agreement is required)
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	NAP
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	NAP
23	Loan		1	Exchange Plaza	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP
25	Loan	18	1	Lauretta Landing	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	NAP
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	NAP
28	Loan	33	1	Silvernail Plaza	NAP
29	Loan	37, 38	1	536 East 183rd Street	NAP
30	Loan	37	1	302 Graham Avenue	NAP

A-1-39

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Future Debt Permitted Type

31	Loan		1	Woodbury Gardens	NAP
32	Loan		1	49 South Clinton Street	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	NAP
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	NAP
35	Loan	9	1	3533 Barnes	NAP

A-1-40

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
								31
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	Vornado Realty Trust	Manhattan High Street Holdings LP	No	No
2	Loan	18, 25, 28, 38	1	City Creek Center	The Taubman Realty Group LLC	The Taubman Realty Group LLC	No	No
3	Loan	9, 10, 18	1	Showcase I	Jeff Gindi and Eli Gindi	Jeff Gindi and Eli Gindi	No	No
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	Simon Property Group, L.P.	Simon Property Group, L.P.	No	No
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	Blue Glacier Fund II, L.P., 1907 Management GP, LLC and Phoenix RD Fund II LLC	Blue Glacier Fund II, L.P.	No	No
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	Daniel Gilbert	Rock Backer LLC	No	No
6.01	Property		1	Trio on Fort Street
6.02	Property		1	28 Grand Apartments
6.03	Property		1	Madison Building
6.04	Property		1	1274 Library Street
6.05	Property		1	The Ferguson Apartments
6.06	Property		1	Lofts of Merchant Row
6.07	Property		1	620 and 630 Woodward Avenue
6.08	Property		1	The Globe Building
6.09	Property		1	1500 Woodward Avenue
6.10	Property		1	Fourteen56 Apartments
7	Loan	10, 12, 18	1	University Pointe	Robert Konig and Steven Krausman	Robert Konig and Steven Krausman	No	No
8	Loan	18, 37, 38	1	Soldier Hill Commons	Paula O’Neill	Paula O’Neill	No	No
9	Loan	18, 23, 29, 36	1	The Light Building	GrayStreet Light, LP	Kevin Covey	No	No
10	Loan	9, 10, 19, 20	1	488 Madison	Feil Organization	Jeffrey J. Feil	No	No
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	Rohit Kumar and Jayaprasad Vejendla	Rohit Kumar and Jayaprasad Vejendla	No	Yes
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	Syed A. Hasan and Ayesha Wahidy	Syed A. Hasan and Ayesha Wahidy	No	No
12.01	Property		1	Lotus 315
12.02	Property		1	Essence 144
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	John A. Danzi and John C. Tsunis	John A. Danzi and John C. Tsunis	No	No
13.01	Property		1	Courtyard Marriott
13.02	Property		1	TownePlace Suites
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	Mitchell Rechler and Gregg Rechler	Mitchell Rechler and Gregg Rechler	No	No
14.01	Property		1	2001 Orville Drive North
14.02	Property		1	90 Plant Avenue
14.03	Property		1	740 Old Willets Path
14.04	Property		1	180 Orville Drive
14.05	Property		1	104 Parkway Drive South
14.06	Property		1	85 Adams Avenue
14.07	Property		1	225 Oser Avenue
14.08	Property		1	611 Old Willets Path
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	A&H Acquisitions, Aurora Capital Associates LLC and Jenel Management Corp.	Jack Dushey	No	No
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Mitchell Rechler and Gregg Rechler	Mitchell Rechler and Gregg Rechler	No	No
16.01	Property		1	1101 Lakeland Avenue
16.02	Property		1	20 Oser Avenue
16.03	Property		1	185 Oser Avenue
16.04	Property		1	73 Oser Avenue
16.05	Property		1	135 Fell Court
17	Loan	33, 37, 38	1	1042 President Street	Jacob Fulop and Shia Kohn	Jacob Fulop and Shia Kohn	No	No
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	Jordan Scharg and Douglas Elenowitz	Jordan Scharg and Douglas Elenowitz	No	No
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	Robert Moser	Prime Storage Fund III, LP	No	No
19.01	Property		1	Prime Storage - Union City
19.02	Property		1	Prime Storage - Jersey City
19.03	Property		1	Prime Storage - Newark
19.04	Property		1	Prime Storage - Hoboken
19.05	Property		1	Prime Storage - Garfield
20	Loan	18, 29	1	419 Lafayette Street	Albert Malekan	Albert Malekan	No	No
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	David Y. Lee	David Y. Lee	No	No
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	Sunroad Holding Corporation	Sunroad Holding Corporation	No	No
23	Loan		1	Exchange Plaza	Scott Dew and Richard Pachulski	Scott Dew and Richard Pachulski	No	No
24	Loan	27, 37	1	Tesla - Lake Elmo	Jeffrey A. Pori	Jeffrey A. Pori	Yes	No
25	Loan	18	1	Lauretta Landing	Leland Weisband and Arthur Wrubel	Leland Weisband and Arthur Wrubel	No	Yes
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	Global Net Lease Operating Partnership, L.P.	Global Net Lease Operating Partnership, L.P.	No	No
26.01	Property		1	FCA USA - Detroit, MI
26.02	Property		1	Grupo Antolin - Shelby Township, MI
26.03	Property		1	Follett School - McHenry, IL
26.04	Property		1	Shaw Aero - Naples, FL
26.05	Property		1	Kuka - Sterling Heights, MI
26.06	Property		1	ZF Active Safety - Findlay, OH
26.07	Property		1	CF Sauer - 184 Suburban
26.08	Property		1	CF Sauer - 728 N Main St.
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA
26.10	Property		1	Hannibal - Houston, TX
26.11	Property		1	FedEx IV - Lexington, KY
26.12	Property		1	VersaFlex - Kansas City, KS
26.13	Property		1	Cott Beverage Inc - Sikeston, MO
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD
26.15	Property		1	CSTK - St. Louis, MO
26.16	Property		1	CF Sauer - 39 S Park Dr.
26.17	Property		1	AM Castle - Wichita, KS
26.18	Property		1	CF Sauer - 9 Old Mill Road
26.19	Property		1	CF Sauer - 2447 Eunice Avenue
26.20	Property		1	CF Sauer - 513 West Butler Road
27	Loan	18	1	Madison on Mercer	Tripod Properties	Arun Sriramineni, Omar Hamza, Rahul Grover, Deepak Kaushik and Arun Goel	No	No
28	Loan	33	1	Silvernail Plaza	Nicholas G. Hodge, Benjamin M. Margiotta, Richard A. Webb and Matthew V. Price	Essential Growth Properties Fund II, LLC	No	No
29	Loan	37, 38	1	536 East 183rd Street	Jacob Jacobowitz	Jacob Jacobowitz	No	No
30	Loan	37	1	302 Graham Avenue	Joel Schwartz and Shaindy Schwartz	Joel Schwartz	No	No

A-1-41

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)
								31
31	Loan		1	Woodbury Gardens	Aaron Guttman	Aaron Guttman	No	No
32	Loan		1	49 South Clinton Street	Marc Watkins	Marc Watkins	No	No
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	Mordechai I. Lipkis	Mordechai I. Lipkis	No	No
33.01	Property		1	371 Broadway
33.02	Property		1	1776 2nd Avenue
34	Loan		1	Durst CVS Columbus	733 Properties, Inc.	733 Properties, Inc.	No	No
35	Loan	9	1	3533 Barnes	Shimshon Grunstein	Shimshon Grunstein	No	No

A-1-42

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)
						7		8
1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	Refinance	No	300,000,000	106,245,190	100,000,000	0	506,245,190	501,608,063	0	1,421,115
2	Loan	18, 25, 28, 38	1	City Creek Center	Refinance	No	70,000,000	246,865	0	0	70,246,865	66,329,269	0	556,341
3	Loan	9, 10, 18	1	Showcase I	Refinance	No	169,500,000	4,571,072	0	0	174,071,072	151,744,918	0	7,542,613
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	Refinance	No	66,000,000	5,023,495	0	0	71,023,495	65,281,823	0	1,922,010
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	Refinance	No	65,000,000	33,996,328	0	0	98,996,328	95,122,538	0	3,176,119
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	Refinance		75,000,000	0	0	0	75,000,000	66,050,211	0	6,044,555
6.01	Property		1	Trio on Fort Street		No
6.02	Property		1	28 Grand Apartments		No
6.03	Property		1	Madison Building		No
6.04	Property		1	1274 Library Street		No
6.05	Property		1	The Ferguson Apartments		No
6.06	Property		1	Lofts of Merchant Row		No
6.07	Property		1	620 and 630 Woodward Avenue		No
6.08	Property		1	The Globe Building		No
6.09	Property		1	1500 Woodward Avenue		No
6.10	Property		1	Fourteen56 Apartments		No
7	Loan	10, 12, 18	1	University Pointe	Refinance	No	85,850,000	0	0	0	85,850,000	61,152,998	0	5,048,866
8	Loan	18, 37, 38	1	Soldier Hill Commons	Refinance	No	46,500,000	0	0	0	46,500,000	36,715,428	0	2,023,858
9	Loan	18, 23, 29, 36	1	The Light Building	Refinance	No	43,500,000	121,758	0	0	43,621,758	40,448,447	0	2,157,874
10	Loan	9, 10, 19, 20	1	488 Madison	Refinance	No	100,000,000	17,264,301	0	0	117,264,301	90,076,354	0	889,966
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	Acquisition	No	65,800,000	40,724,498	0	0	106,524,498	0	105,300,000	1,188,858
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	Refinance		86,100,000	0	0	0	86,100,000	78,827,137	0	4,010,102
12.01	Property		1	Lotus 315		No
12.02	Property		1	Essence 144		No
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	Refinance		35,000,000	1,592,512	0	0	36,592,512	31,379,809	0	905,118
13.01	Property		1	Courtyard Marriott		No
13.02	Property		1	TownePlace Suites		No
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	Refinance		31,915,000	0	0	0	31,915,000	15,315,457	0	1,190,973
14.01	Property		1	2001 Orville Drive North		No
14.02	Property		1	90 Plant Avenue		No
14.03	Property		1	740 Old Willets Path		No
14.04	Property		1	180 Orville Drive		No
14.05	Property		1	104 Parkway Drive South		No
14.06	Property		1	85 Adams Avenue		No
14.07	Property		1	225 Oser Avenue		No
14.08	Property		1	611 Old Willets Path		No
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	Refinance	No	90,000,000	0	0	0	90,000,000	32,104,252	0	1,284,193
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	Refinance
16.01	Property		1	1101 Lakeland Avenue		No
16.02	Property		1	20 Oser Avenue		No
16.03	Property		1	185 Oser Avenue		No
16.04	Property		1	73 Oser Avenue		No
16.05	Property		1	135 Fell Court		No
17	Loan	33, 37, 38	1	1042 President Street	Refinance	No
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	Refinance	No
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	Acquisition
19.01	Property		1	Prime Storage - Union City		No
19.02	Property		1	Prime Storage - Jersey City		No
19.03	Property		1	Prime Storage - Newark		No
19.04	Property		1	Prime Storage - Hoboken		No
19.05	Property		1	Prime Storage - Garfield		No
20	Loan	18, 29	1	419 Lafayette Street	Refinance	No
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	Refinance	No
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	Refinance	No
23	Loan		1	Exchange Plaza	Refinance	No
24	Loan	27, 37	1	Tesla - Lake Elmo	Acquisition	No
25	Loan	18	1	Lauretta Landing	Refinance	No
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	Refinance
26.01	Property		1	FCA USA - Detroit, MI		No
26.02	Property		1	Grupo Antolin - Shelby Township, MI		No
26.03	Property		1	Follett School - McHenry, IL		No
26.04	Property		1	Shaw Aero - Naples, FL		No
26.05	Property		1	Kuka - Sterling Heights, MI		No
26.06	Property		1	ZF Active Safety - Findlay, OH		No
26.07	Property		1	CF Sauer - 184 Suburban		No
26.08	Property		1	CF Sauer - 728 N Main St.		No
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA		No
26.10	Property		1	Hannibal - Houston, TX		No
26.11	Property		1	FedEx IV - Lexington, KY		No
26.12	Property		1	VersaFlex - Kansas City, KS		No
26.13	Property		1	Cott Beverage Inc - Sikeston, MO		No
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD		No
26.15	Property		1	CSTK - St. Louis, MO		No
26.16	Property		1	CF Sauer - 39 S Park Dr.		No
26.17	Property		1	AM Castle - Wichita, KS		No
26.18	Property		1	CF Sauer - 9 Old Mill Road		No
26.19	Property		1	CF Sauer - 2447 Eunice Avenue		No
26.20	Property		1	CF Sauer - 513 West Butler Road		No
27	Loan	18	1	Madison on Mercer	Refinance	No
28	Loan	33	1	Silvernail Plaza	Acquisition	No
29	Loan	37, 38	1	536 East 183rd Street	Refinance	No
30	Loan	37	1	302 Graham Avenue	Refinance	No

A-1-43

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)
						7		8
31	Loan		1	Woodbury Gardens	Refinance	No
32	Loan		1	49 South Clinton Street	Refinance	No
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	Refinance
33.01	Property		1	371 Broadway		No
33.02	Property		1	1776 2nd Avenue		No
34	Loan		1	Durst CVS Columbus	Recapitalization	No
35	Loan	9	1	3533 Barnes	Refinance	No

A-1-44

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	3,216,012	0	0	506,245,190	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 25, 28, 38	1	City Creek Center	3,361,256	0	0	70,246,865	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 18	1	Showcase I	14,783,541	0	0	174,071,072	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	3,819,662	0	0	71,023,495	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	697,671	0	0	98,996,328	9/30/2041; 11/30/2041	242.86	187.81	77.3%	242.86	187.81	77.3%
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	0	2,905,234	0	75,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Trio on Fort Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	28 Grand Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Madison Building					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	1274 Library Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	The Ferguson Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Lofts of Merchant Row					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	620 and 630 Woodward Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	The Globe Building					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	1500 Woodward Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	Fourteen56 Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 12, 18	1	University Pointe	1,214,921	18,433,215	0	85,850,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	203,343	7,557,371	0	46,500,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	1,015,437	0	0	43,621,758	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	26,297,981	0	0	117,264,301	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	35,640	0	0	106,524,498	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	1,379,767	1,882,994	0	86,100,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	Lotus 315					NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Essence 144					NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	4,307,585	0	0	36,592,512	Various	191.34	147.58	77.1%	191.34	147.58	77.1%
13.01	Property		1	Courtyard Marriott					5/31/2027	195.87	154.46	78.9%	195.87	154.46	78.9%
13.02	Property		1	TownePlace Suites					1/29/2034	186.06	139.93	75.2%	186.06	139.93	75.2%
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	426,830	14,981,739	0	31,915,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	2001 Orville Drive North					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	90 Plant Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	740 Old Willets Path					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	180 Orville Drive					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.05	Property		1	104 Parkway Drive South					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	85 Adams Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	225 Oser Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	611 Old Willets Path					NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	885,575	55,725,980	0	90,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A					NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	1101 Lakeland Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	20 Oser Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	185 Oser Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	73 Oser Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.05	Property		1	135 Fell Court					NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	33, 37, 38	1	1042 President Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Prime Storage - Union City					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Prime Storage - Jersey City					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Prime Storage - Newark					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Prime Storage - Hoboken					NAP	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	Prime Storage - Garfield					NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 29	1	419 Lafayette Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga					NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum					NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Exchange Plaza					NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo					NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	18	1	Lauretta Landing					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.01	Property		1	FCA USA - Detroit, MI					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.02	Property		1	Grupo Antolin - Shelby Township, MI					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.03	Property		1	Follett School - McHenry, IL					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.04	Property		1	Shaw Aero - Naples, FL					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.05	Property		1	Kuka - Sterling Heights, MI					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.06	Property		1	ZF Active Safety - Findlay, OH					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.07	Property		1	CF Sauer - 184 Suburban					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.08	Property		1	CF Sauer - 728 N Main St.					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.10	Property		1	Hannibal - Houston, TX					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.11	Property		1	FedEx IV - Lexington, KY					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.12	Property		1	VersaFlex - Kansas City, KS					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.13	Property		1	Cott Beverage Inc - Sikeston, MO					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.15	Property		1	CSTK - St. Louis, MO					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.16	Property		1	CF Sauer - 39 S Park Dr.					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.17	Property		1	AM Castle - Wichita, KS					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.18	Property		1	CF Sauer - 9 Old Mill Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.19	Property		1	CF Sauer - 2447 Eunice Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
26.20	Property		1	CF Sauer - 513 West Butler Road					NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	18	1	Madison on Mercer					NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza					NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	37, 38	1	536 East 183rd Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-45

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)

31	Loan		1	Woodbury Gardens					NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street					NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio					NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	371 Broadway					NAP	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	1776 2nd Avenue					NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Durst CVS Columbus					NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	9	1	3533 Barnes					NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-46

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	9, 10, 13, 15, 23, 26, 29, 33, 38	1	640 5th Avenue	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	18, 25, 28, 38	1	City Creek Center	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	9, 10, 18	1	Showcase I	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	9, 25, 27, 38	1	Sugarloaf Mills	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	19, 33, 38	1	Hilton Garden Inn & Canopy – Chicago Central Loop	241.76	183.00	75.7%	240.87	142.89	59.3%
6	Loan	10, 11, 12, 16, 33, 36, 37, 38	10	Bedrock Mixed-Use Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Trio on Fort Street	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	28 Grand Apartments	NAP	NAP	NAP	NAP	NAP	NAP
6.03	Property		1	Madison Building	NAP	NAP	NAP	NAP	NAP	NAP
6.04	Property		1	1274 Library Street	NAP	NAP	NAP	NAP	NAP	NAP
6.05	Property		1	The Ferguson Apartments	NAP	NAP	NAP	NAP	NAP	NAP
6.06	Property		1	Lofts of Merchant Row	NAP	NAP	NAP	NAP	NAP	NAP
6.07	Property		1	620 and 630 Woodward Avenue	NAP	NAP	NAP	NAP	NAP	NAP
6.08	Property		1	The Globe Building	NAP	NAP	NAP	NAP	NAP	NAP
6.09	Property		1	1500 Woodward Avenue	NAP	NAP	NAP	NAP	NAP	NAP
6.10	Property		1	Fourteen56 Apartments	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	10, 12, 18	1	University Pointe	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	18, 37, 38	1	Soldier Hill Commons	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	18, 23, 29, 36	1	The Light Building	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	9, 10, 19, 20	1	488 Madison	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	9, 10, 12, 18, 28, 31, 38	1	Pleasanton Corporate Commons	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	10, 11, 12, 18, 20, 23, 24, 38	2	Lotus 315 & Essence 144	NAP	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	Lotus 315	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Essence 144	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	11, 20, 26, 33, 35, 38	2	Farmingdale Hotel Portfolio	190.77	144.52	75.8%	183.43	135.99	74.1%
13.01	Property		1	Courtyard Marriott	194.94	152.18	78.1%	188.63	143.40	76.0%
13.02	Property		1	TownePlace Suites	185.85	136.02	73.2%	177.33	127.75	72.0%
14	Loan	11, 19, 23, 29, 34, 38	8	Rechler Industrial Portfolio - B	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	2001 Orville Drive North	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	90 Plant Avenue	NAP	NAP	NAP	NAP	NAP	NAP
14.03	Property		1	740 Old Willets Path	NAP	NAP	NAP	NAP	NAP	NAP
14.04	Property		1	180 Orville Drive	NAP	NAP	NAP	NAP	NAP	NAP
14.05	Property		1	104 Parkway Drive South	NAP	NAP	NAP	NAP	NAP	NAP
14.06	Property		1	85 Adams Avenue	NAP	NAP	NAP	NAP	NAP	NAP
14.07	Property		1	225 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP
14.08	Property		1	611 Old Willets Path	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	9, 10, 26, 37	1	Saks Beverly Hills	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	11, 18, 19, 23, 34	5	Rechler Industrial Portfolio - A	NAP	NAP	NAP	NAP	NAP	NAP
16.01	Property		1	1101 Lakeland Avenue	NAP	NAP	NAP	NAP	NAP	NAP
16.02	Property		1	20 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP
16.03	Property		1	185 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP
16.04	Property		1	73 Oser Avenue	NAP	NAP	NAP	NAP	NAP	NAP
16.05	Property		1	135 Fell Court	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	33, 37, 38	1	1042 President Street	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	12, 18, 25, 32, 37	1	Eleven13 Apartments	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	10, 11, 18, 23	5	Prime Storage - Blue Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
19.01	Property		1	Prime Storage - Union City	NAP	NAP	NAP	NAP	NAP	NAP
19.02	Property		1	Prime Storage - Jersey City	NAP	NAP	NAP	NAP	NAP	NAP
19.03	Property		1	Prime Storage - Newark	NAP	NAP	NAP	NAP	NAP	NAP
19.04	Property		1	Prime Storage - Hoboken	NAP	NAP	NAP	NAP	NAP	NAP
19.05	Property		1	Prime Storage - Garfield	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	18, 29	1	419 Lafayette Street	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	12, 18, 19, 29	1	3575 Cahuenga	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	10, 18, 19, 29, 33, 36, 38	1	Sunroad Centrum	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan		1	Exchange Plaza	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	27, 37	1	Tesla - Lake Elmo	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	18	1	Lauretta Landing	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	9, 10, 11, 19, 20, 23, 25, 27, 29, 33, 37, 38	20	GNL Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
26.01	Property		1	FCA USA - Detroit, MI	NAP	NAP	NAP	NAP	NAP	NAP
26.02	Property		1	Grupo Antolin - Shelby Township, MI	NAP	NAP	NAP	NAP	NAP	NAP
26.03	Property		1	Follett School - McHenry, IL	NAP	NAP	NAP	NAP	NAP	NAP
26.04	Property		1	Shaw Aero - Naples, FL	NAP	NAP	NAP	NAP	NAP	NAP
26.05	Property		1	Kuka - Sterling Heights, MI	NAP	NAP	NAP	NAP	NAP	NAP
26.06	Property		1	ZF Active Safety - Findlay, OH	NAP	NAP	NAP	NAP	NAP	NAP
26.07	Property		1	CF Sauer - 184 Suburban	NAP	NAP	NAP	NAP	NAP	NAP
26.08	Property		1	CF Sauer - 728 N Main St.	NAP	NAP	NAP	NAP	NAP	NAP
26.09	Property		1	Walgreens Boot Alliance - Pittsburgh, PA	NAP	NAP	NAP	NAP	NAP	NAP
26.10	Property		1	Hannibal - Houston, TX	NAP	NAP	NAP	NAP	NAP	NAP
26.11	Property		1	FedEx IV - Lexington, KY	NAP	NAP	NAP	NAP	NAP	NAP
26.12	Property		1	VersaFlex - Kansas City, KS	NAP	NAP	NAP	NAP	NAP	NAP
26.13	Property		1	Cott Beverage Inc - Sikeston, MO	NAP	NAP	NAP	NAP	NAP	NAP
26.14	Property		1	Dunlop Protective Footwear - Havre De Grace, MD	NAP	NAP	NAP	NAP	NAP	NAP
26.15	Property		1	CSTK - St. Louis, MO	NAP	NAP	NAP	NAP	NAP	NAP
26.16	Property		1	CF Sauer - 39 S Park Dr.	NAP	NAP	NAP	NAP	NAP	NAP
26.17	Property		1	AM Castle - Wichita, KS	NAP	NAP	NAP	NAP	NAP	NAP
26.18	Property		1	CF Sauer - 9 Old Mill Road	NAP	NAP	NAP	NAP	NAP	NAP
26.19	Property		1	CF Sauer - 2447 Eunice Avenue	NAP	NAP	NAP	NAP	NAP	NAP
26.20	Property		1	CF Sauer - 513 West Butler Road	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	18	1	Madison on Mercer	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	33	1	Silvernail Plaza	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	37, 38	1	536 East 183rd Street	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	37	1	302 Graham Avenue	NAP	NAP	NAP	NAP	NAP	NAP

A-1-47

Benchmark 2024-V8 Mortgage Trust Annex A-1

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

31	Loan		1	Woodbury Gardens	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan		1	49 South Clinton Street	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	11, 12, 30	2	371 Broadway & 1776 2nd Avenue Portfolio	NAP	NAP	NAP	NAP	NAP	NAP
33.01	Property		1	371 Broadway	NAP	NAP	NAP	NAP	NAP	NAP
33.02	Property		1	1776 2nd Avenue	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Durst CVS Columbus	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	9	1	3533 Barnes	NAP	NAP	NAP	NAP	NAP	NAP

A-1-48

Benchmark 2024-V8

Footnotes to Annex A-1

(1)	The Administrative Fee Rate % includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(8)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal's New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.
(9)

(1) GACC—German American Capital Corporation or one of its affiliates; BMO—Bank of Montreal or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affiliates; GSMC—Goldman Sachs Mortgage Company or one of its affiliates; Barclays—Barclays Capital Real Estate Inc. or one of its affiliates.

With respect to Loan No. 1, 640 5th Avenue, the mortgage loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, Bank of Montreal and Morgan Stanley Bank, N.A.

With respect to Loan No. 3, Showcase I, the Mortgage Loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and CREFI.

With respect to Loan No. 4, Sugarloaf Mills, the Mortgage Loan was co-originated by GACC and Barclays.

With respect to Loan No. 10, 488 Madison Avenue, the Mortgage Loan is part of a Whole Loan that was co-originated by Morgan Stanley Bank, National Association and GACC.

A-1-49

With respect to Loan No. 11, Pleasanton Corporate Commons, the Mortgage Loan is part of a whole loan that was co-originated by Bank of America, N.A. and CREFI.

With respect to Loan No. 15, Saks Beverly Hills, the Mortgage Loan is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and CREFI.

With respect to Loan No. 26, GNL Industrial Portfolio, the mortgage loan is part of a whole loan that was co-originated by BMO, Barclays, Societe Generale Financial Corporation and KeyBank National Association.

With respect to Loan No. 35, 3533 Barnes, the Mortgage Loan was originated by Ice Lender Holdings LLC, an unaffiliated third-party, and was purchased by GACC prior to the Closing Date.

(10)

With respect to the pari passu loans referenced below, the Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%), and Loan Per Unit ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude any mezzanine debt and, in the case of any loans structured with A/B Notes, the secured subordinate debt. For additional information see the table titled “Whole Loan Control Notes and Non–Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General” in this Prospectus.

● Loan No. 1 – 640 5th Avenue

● Loan No. 3 – Showcase I

● Loan No. 6 – Bedrock Mixed-Use Portfolio

● Loan No. 7 – University Pointe

● Loan No. 10 – 488 Madison

● Loan No. 11 – Pleasanton Corporate Commons

● Loan No. 12 – Lotus 315 & Essence 144

● Loan No. 15 – Saks Beverly Hills

● Loan No. 19 – Prime Storage - Blue Portfolio

● Loan No. 22 – Sunroad Spectrum

● Loan No. 26 – GNL Industrial Portfolio

(11)

(3) With respect to any Mortgaged Property securing a multi–property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut–off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

● Loan No. 6 – Bedrock Mixed-Use Portfolio

● Loan No. 12 – Lotus 315 & Essence 144

● Loan No. 13 – Farmingdale Hotel Portfolio

● Loan No. 14 – Rechler Industrial Portfolio - B

● Loan No. 16 – Rechler Industrial Portfolio - A

● Loan No. 19 – Prime Storage - Blue Portfolio

● Loan No. 26 – GNL Industrial Portfolio

● Loan No. 33 – 371 Broadway & 1776 2nd Avenue Portfolio

A-1-50

(12)

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the mortgaged properties are mixed-use properties totaling 853,067 square feet across 10 properties. The industrial portion of the mortgaged properties consists of 563,782 square feet (66.1% of total commercial square feet) and is 86.1% leased as of May 20, 2024. The office portion of the mortgaged properties consists of 170,576 square feet (20.0% of total commercial square feet) and is 80.4% leased as of May 20, 2024. The retail portion of the mortgaged properties consists of 117,106 square feet (13.7% of total commercial square feet) and is 72.4% leased as of May 20, 2024. The storage portion of the mortgaged properties consists of 1,603 square feet (0.2% of total commercial square feet) and is 38.4% leased. The three multifamily buildings in the portfolio include 30,152 commercial square feet that is 26.7% leased as of May 20, 2024, and 194 units that are 87.6% leased as of May 20, 2024.

With respect to Loan No. 7, University Pointe, the mortgaged property consists of 877 beds equating to 250 units with 30,943 square feet of ground floor retail. The student housing portion of the mortgaged property is 98.1% occupied as of April 4, 2024 and the retail portion of the mortgaged property is 84.2% occupied as of February 13, 2024. The residential income accounts for 94.1% of total EGI with the commercial income accounting for the remaining 5.9%.

With respect to Loan No. 11, Pleasanton Corporate Commons, the mortgaged property consists of two mixed use office and lab buildings comprising 295,306 square feet. The 6210 Stoneridge Mall Road building contains 145,155 square feet of space which consists of 54% lab and 46% office space. The 6230 Stoneridge Mall Road building contains 150,151 square feet of space which consists of 39% lab and 61% office.

With respect to Loan No. 12, Lotus 315 & Essence 144, the Lotus 315 mortgaged property consists of 180 residential units, 16,200 square feet of ground floor retail space and 10,907 square feet of self storage space across 160 units. The residential income accounts for 89.4% of the Lotus 315 mortgaged property total EGI with the commercial and self storage income accounting for the remaining 10.6%.

With respect to Loan No. 18, Eleven13 Apartments, the mortgaged property consists of 125, two-bed units of which 23 of the units are rented out on a per bed basis. The remaining five units are townhomes, consisting of two, three-bed units and three, two-bed units.

With respect to Loan No. 21, 3575 Cahuenga, the mortgaged property consists of a 158,886 square foot mixed use building with 137,453 square feet of office space and 21,433 square feet of retail space. Additionally, there is a parking garage at the mortgaged property, which has 377 spaces across five above ground parking levels and two sub-ground parking levels.

With respect to Loan No. 33, 371 Broadway & 1776 2nd Avenue Portfolio, the mortgaged properties collectively consist of two condominium units equating to three retail spaces. The 371 Broadway property has 3,662 square feet of floor area amongst three levels, and represents 4.7866% of the interest in the common elements of the related condominium. The ground level is 2,497 square feet, and there is additional basement space of 569 square feet, and mezzanine space on the second floor of 596 square feet. The 1776 2nd Avenue property has 3,200 square feet of ground level space and will be split into two street-front retail units. The retail condominium space currently represents 2.3567% of the interest in the common elements of the related condominium.

(13)	With respect to Loan No. 1, 640 5th Avenue, the 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan each have fixed amortization for their entire 60-month loan terms. With respect to the 640 5th Avenue Whole Loan, the borrower is required to make payments on each monthly payment date, as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment. With respect to the 640 5th Avenue Mezzanine Loan, the mezzanine borrower is required to make payments on each monthly payment date as follows: (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment.

A-1-51

(14)	The Administrative Fee Rate (%) includes the respective per annum rates applicable to the calculation of the servicing fee, any sub–servicing fee, trustee/certificate administrator fee, operating advisor fee, and CREFC® license fee with respect to each Mortgage Loan. For purposes of this annex A–1, the definition of Administrative Fee Rate as it relates to any Non–Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub–servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non–Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See the table titled “Non–Serviced Whole Loans” under “Summary of Terms—Offered Certificates—Servicing and Administration Fees” in this Prospectus.

(15)

Annual Debt Service (IO) ($), Annual Debt Service (P&I) ($), Monthly Debt Service (IO) ($), Monthly Debt Service (P&I) ($), Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service (IO) ($), the average of such interest only payments) without regard to leap year adjustments.

With respect to Loan No. 1, 640 5th Avenue, the 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan each have fixed amortization for their entire 60-month loan terms. With respect to the 640 5th Avenue Whole Loan, the borrower is required to make payments on each monthly payment date, as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment. With respect to the 640 5th Avenue Mezzanine Loan, the mezzanine borrower is required to make payments on each monthly payment date as follows: (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment.

(16)

“Hard” generally means each tenant is required to transfer its rent directly to the lender–controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over–the–counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender–controlled lockbox.

“Soft Springing Hard” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account, but upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender–controlled lockbox.

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the commercial properties in the portfolio, including the Trio on Fort Street mortgaged property, the Madison Building mortgaged property, the 1274 Library Street mortgaged property, the Lofts of Merchant Row mortgaged property, the 620 and 630 Woodward Avenue mortgaged property, The Globe Building mortgaged property, and the 1500 Woodward Avenue mortgaged property are subject to a hard lockbox. The multifamily properties in the portfolio including the 28 Grand Apartments mortgaged property, The Ferguson Apartments mortgaged property, and the Fourteen56 Apartments mortgaged property are subject to a springing lockbox.

(17)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

A-1-52

(18)

With respect to Loan No. 2, City Creek Center, the increase in Most Recent NOI ($) to Underwritten Net Operating Income ($) reflects increased in-place rents, commercial reimbursement revenue and grossed-up vacant rents.

With respect to Loan No. 3, Showcase I, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributed to (i) the execution of the M&M renewal lease with an effective date and rent step up in September 2025, reflected in the lender underwriting, and (ii) increased parking income per the borrower’s budget. At loan origination, $2,152,888 was reserved, representing the difference through the start of the new lease date between current rent and renewal lease rent.

With respect to Loan No. 7, University Pointe, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to underwritten commercial income of $920,064 and straight line rent increases of $632,484 related to the Nova Southeastern University lease.

With respect to Loan No. 8, Soldier Hill Commons, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is due to the continued lease up of the Soldier Hill Commons mortgaged property that came online in December 2023.

With respect to Loan No. 9, The Light Building, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributed to the execution of three new leases from March 2023 through July 2023 which account for $3,072,828 in underwritten base rent.

With respect to Loan No. 11, Pleasanton Corporate Commons, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to contractual rent steps and the commencement of one new lease with 10x Genomics, Inc. in July 2023 for 31,030 square feet and $1,288,326 of underwritten base rent. In addition, expenses were reduced due to removal of the escalators and new security and landscaping contracts.

With respect to Loan No. 12, Lotus 315 & Essence 144, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to commercial rental income of $602,244 at the Lotus 315 property. The borrower sponsor recently executed leases with two retail tenants for $427,500 and converted another retail unit into 160 self-storage units which were 41.6% economically occupied as of June 13, 2024. The two retail tenants are not yet in occupancy and have free and or gap rent periods as follows; The tenant Sihana LLC, which accounts for 64.8% of the retail net rentable area at the Lotus 315 property, is in a 100% rent abatement period through June 30, 2024, a 50% rent abatement period beginning on July 1, 2024 and ending on September 30, 2024, and a 25% rent abatement period beginning on October 1, 2024 and ending on March 31, 2025. The tenant Bernard Jackson Art Gallery, which accounts for 35.2% of the retail net rentable area at the Lotus 315 property, is in a gap rent period through September 6, 2024.

With respect to Loan No. 16, Rechler Industrial Portfolio - A, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributed to the execution of two new leases in October 2023 and February 2024 which account for $783,856 in underwritten base rent.

With respect to Loan No. 18, Eleven13 Apartments, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is due to recent renovations that were finalized in April 2023, which enabled the borrower to increase gross potential rent.

With respect to Loan No. 19, Prime Storage - Blue Portfolio, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to decreases in personnel expenses as a result of the acquisition of the Prime Storage – Blue Portfolio properties from a local operator.

With respect to Loan No. 20, 419 Lafayette Street, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily attributable to the execution of one new lease in February 2024 for M13 Holdings Company, LLC, the Second Largest Tenant, which represents 14.1% of underwritten base rent.

A-1-53

With respect to Loan No. 21, 3575 Cahuenga, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is due to newly signed leases and releasing that occurred that property in 2023.

With respect to Loan No. 22, Sunroad Centrum, the increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is due to a higher underwritten occupancy than the occupancy during the Most Recent NOI period. The Most Recent NOI period does not include any income from the General Services Administration tenant which is expected to take occupancy in July 2024.

With respect to Loan No. 25, Lauretta Landing, the increase from Most Recent NOI ($) to Underwritten Net Operating Income ($) is due to the mortgaged property (which is currently 100.0% occupied) stabilizing at the end of 2023, resulting in a higher UW NOI.

With respect to Loan No. 27, Madison on Mercer, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is due to recent renovations, which enabled the borrower to increase gross potential rent.

(19)

The grace periods noted under “Grace Period – Late Fee (Days)” and Grace Period – Default (Days) reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A–1 to this Prospectus.

With respect to Loan No. 5, Hilton Garden Inn & Canopy – Chicago Central Loop, the Grace Period – Late Fee (Days) is zero days for the outstanding principal balance due at maturity and five business days is allowed during the term of the mortgage loan for the monthly payment of principal and interest.

With respect to Loan No. 10, 488 Madison, a Grace Period - Late Fee (Days) of five days is permitted other than the payment of principal due on the maturity date.

With respect to Loan No. 14, Rechler Industrial Portfolio – B, Grace Period – Late Fee (Days) is zero days for the outstanding principal balance due at maturity and five days for the monthly payment of interest once in any 12 month period.

With respect to Loan No. 16, Rechler Industrial Portfolio – A, Grace Period – Late Fee (Days) is zero days for the outstanding principal balance due at maturity and five days for the monthly payment of interest once in any 12 month period.

With respect to Loan No. 21, 3575 Cahuenga, a Grace Period - Late Fee (Days) of five days is permitted other than the payment of principal due on the maturity date.

With respect to Loan No. 22, Sunroad Centrum, a Grace Period - Late Fee (Days) of five days is permitted once during any 12-month period. This does not apply to principal payment at maturity.

With respect to Loan No. 26, GNL Industrial Portfolio, the borrowers have a five-day Grace Period - Default (Days) once per calendar year so long as the borrowers’ failure to pay debt service on the due date was not in the borrowers’ reasonable control. The grace period does not require notice to the lender and does not apply to the balloon payment.

A-1-54

(20)

In certain cases, in addition to an “as–is” value, the appraisal states an “as complete”, “as–stabilized” or “hypothetical” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value ($) set forth on Annex A–1 is the “as–is” value unless otherwise specified in this Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the Cut-off Date LTV Ratio (%) was calculated using the related “as complete”, “as–stabilized” or “hypothetical” Appraised Values, as opposed to the “as–is” Appraised Values, each as set forth in the following table:

With respect to Loan No. 26, GNL Industrial Portfolio, the appraised value represents the aggregate of the “as-is” appraised values of the GNL Industrial Portfolio mortgaged properties, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 53.8%. The individual appraisal valuation dates are between February 28, 2024 and March 7, 2024.

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio(Other Than “As-Is”)	Mortgage Loan LTV Ratio at Maturity (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan LTV Ratio at Maturity (“As-Is”)	Appraised Value (“As-Is”)
488 Madison(1)	4.0%	45.5%	45.5%	$220,000,000	55.6%	55.6%	$180,000,000
Lotus 315 & Essence 114(2)	3.6%	69.6%	69.6%	$123,700,000	70.5%	70.5%	$122,200,000
Farmingdale Hotel Portfolio(3)	3.5%	53.0%	53.0%	$66,000,000	61.4%	61.4%	$57,000,000

(1)	The Appraised Value (Other Than "As-Is") represents the "As Is Assuming ADNY Reserves" value for the 488 Madison mortgaged property of $220,000,000 as of April 1, 2024, which assumes that the contractual obligations from the Archdiocese of New York lease (free rent, tenant improvements, leasing costs, and other capital expenditures) would be funded by a cash reserve held in escrow and that such reserved funds would be available for any potential purchase. At origination, the borrower reserved $20,353,872 for outstanding amounts for the Archdiocese of New York tenant improvement and allowances, and $2,127,815 for the Archdiocese of New York tenant leasing commissions with the lender. Additionally, the borrower provided a letter of credit to the lender in the amount of $8,462,091 for the tenant Archdiocese of New York's free rent funds and gap rent funds. The appraisal concluded to an "As-Is" appraised value of $180,000,000 as of April 1, 2024, resulting in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 55.6%. In addition, the appraisal employs the extraordinary assumptions that the 488 Madison Property will be subdivided into condominiums and that the Archdiocese of New York unit real estate tax exemption will be granted, and that beginning March 1, 2025, the real estate taxes attributable to the Archdiocese of New York tax lot (29.528% of real estate taxes) will be abated. Without the tax exemption, underwritten NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield would be 1.97x, 1.67, 13.7% and 11.7%, respectively.
(2)	Appraised Value represents the aggregate appraised value of the Lotus 315 mortgaged property and the Essence 144 mortgaged property. The Appraised Value for the Lotus 315 property represents the "prospective market value upon stabilization" of $73,200,000 as of October 1, 2024 which includes value attributable to the renovated commercial units at the Lotus 315 property. The Appraised Value for the Essence 144 property represents the "as is" value of $50.500,000 as of April 23, 2024
(3)	Appraised Value represents the aggregate “as stabilized” values of the Farmingdale Hotel Portfolio mortgaged properties as of January 1, 2026 which assumes the completion of the PIP Reserve - Courtyard and TRIP Reserve - TownePlace both of which have been reserved for upfront.

(21)

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio Mortgage Loan) under various circumstances, as described in this Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger.

(22)

Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock–out for x payments.

“D(x)” means may be defeased for x payments.

“YM(x)” means may be prepaid for x payments with payment of a yield maintenance charge.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date.

A-1-55

(23)

With respect to Loan No. 1, 640 5th Avenue, the lockout period for prepayment of the 640 5th Avenue Whole Loan will be at least 24 months beginning with and including the first payment date on August 1, 2024; provided that partial prepayment to resize the 640 5th Avenue Whole Loan to satisfy certain debt yield requirements are permitted during the whole loan term with the payment of the applicable yield maintenance. Defeasance of the 640 5th Avenue Whole Loan, in whole (but not in part), is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) August 1, 2027. The assumed defeasance lockout period of 24 payments is based on the expected Benchmark 2024-V8 securitization closing date in July 2024. The actual lockout period may be longer.

With respect to Loan No. 9, The Light Building, the borrower may obtain the release of a portion of The Light Building mortgaged property as described in this Prospectus under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases".

With respect to Loan No. 12, Lotus 315 & Essence 144, the borrowers may obtain the release of either of the individual Lotus 315 & Essence 144 properties as described in this Prospectus under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases".

With respect to Loan No. 14, Rechler Industrial Portfolio – B, the borrower may obtain the release of any of the individual Rechler Industrial Portfolio – B properties as described in this Prospectus under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases".

With respect to Loan No. 16, Rechler Industrial Portfolio – A, the borrowers may obtain the release of any of the Rechler Industrial Portfolio – A individual properties as described in this Prospectus under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases".

With respect to Loan No. 19, Prime Storage - Blue Portfolio, the borrowers may obtain the release of any of the individual Prime Storage - Blue Portfolio properties as described in this Prospectus under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases".

With respect to Loan No. 26, GNL Industrial Portfolio, the GNL Industrial Portfolio Whole Loan may be voluntarily prepaid in whole (but not in part, other than in connection with the release of an individual property, to cure a debt yield trigger or to obtain the DSCR threshold necessary for casualty/condemnation proceeds to be made available to the borrowers), at any time after April 5, 2025, with the payment of a yield maintenance premium if such prepayment is made prior to October 6, 2028. From and after October 6, 2028, the GNL Industrial Portfolio Whole Loan may be voluntarily prepaid in whole (but not in part, other than in connection with the release of an individual property, to cure a debt yield trigger or to obtain the DSCR threshold necessary for casualty/condemnation proceeds to be made available to the borrowers), without the payment of a yield maintenance premium. The GNL Industrial Portfolio Whole Loan may be defeased in whole (but not in part, other than in connection with the release of an individual property pursuant to the GNL Industrial Portfolio Whole Loan documents) at any time after the earlier to occur of (i) April 5, 2027 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note of the GNL Industrial Portfolio Whole Loan to be securitized. The assumed defeasance lockout period of 27 payments is based on the expected Benchmark 2024-V8 securitization closing date in July 2024. The actual lockout period may be longer.

(24)	With respect to Loan No. 12, Lotus 315 & Essence 144, the lockout period will be at least 25 payment dates beginning with and including the first payment date in July 2024. Defeasance of the Lotus 315 & Essence 144 whole loan in whole but not in part is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note of the Lotus 315 & Essence 144 whole loan to be securitized and (ii) June 3, 2027. The assumed defeasance lockout period of 25 payments is based on the anticipated closing date of the Benchmark 2024-V8 securitization trust in July 2024. The actual lockout period may be longer.

A-1-56

(25)

Partial release in connection with a partial prepayment or partial defeasance or substitution or a free release is permitted for the following loans. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Prospectus for the terms of the releases.

With respect to Loan No. 2, City Creek Center, the Mortgage Loan documents permit the borrower to obtain the release of non-income producing or vacant portions of the City Creek Center Property in connection with a transfer to third parties or affiliates of the borrower without the payment of a release price provided that, among other conditions, the borrower satisfies customary REMIC requirements.

With respect to Loan No. 4, Sugarloaf Mills, the Mortgage Loan documents permit the borrower to obtain the release of immaterial or non-income producing portions of the Mortgaged Property in connection with a transfer to third parties or affiliates of the borrower without the payment of a release price provided that, among other conditions, the borrower satisfies customary REMIC requirements.

With respect to Loan No. 18, Eleven13 Apartments, in order to prevent a Trigger Event from occurring as a result of Low DSCR Period, the borrower may deposit cash or an acceptable letter of credit in an amount equal to the amount that, if used to partially prepay the mortgage loan to reduce the outstanding principal balance of the Loan, would be in an amount sufficient to cure the Low DSCR Period (such amount, the “Low DSCR Cure Deposit"). The Low DSCR Cure Deposit will be held by the lender as additional collateral for the mortgage loan and may be returned to the borrower if the cure conditions described above are satisfied without giving any effect to the Low DSCR Cure Deposit.

With respect to Loan No. 26, GNL Industrial Portfolio, on any payment date following (a) April 5, 2025 (with payment of a yield maintenance premium) or (b) the earlier of two years following the last note to be securitized or April 5, 2027 (with a partial defeasance), the borrowers may obtain the release of any of the GNL Industrial Portfolio mortgaged properties with 15 days’ notice if the following conditions (among others) are met: (i) no event of default has occurred and is continuing; (ii) the borrowers pay all costs and provide customary documentation as described in the GNL Industrial Portfolio whole loan documents; (iii) as of the date of consummation of the partial release, (a) the debt service coverage ratio with respect to the remaining GNL Industrial Portfolio mortgaged properties (as determined in accordance with the terms of the GNL Industrial Portfolio whole loan documents) will be no less than 2.12x (i.e., the debt service coverage ratio as of the origination date) or (b) if the released GNL Industrial Portfolio mortgaged property is an individual property, that as of the proposed partial release date for such property, and as reasonably determined by the lender, (i) is vacant and/or (ii) at which the tenant is not paying rent in violation of the applicable lease (such property, a “Distressed Property”), then such debt service coverage ratio with respect to the remaining individual GNL Industrial Portfolio mortgaged properties will be no less than 1.80x; (iv) as of the date of consummation of the partial release, (a) the debt yield with respect to the remaining individual GNL Industrial Portfolio mortgaged properties (as determined in accordance with the terms of the GNL Industrial Portfolio whole loan documents) will be no less than 12.63% (i.e., the debt yield as of the origination date) or (b) if the released property is a Distressed Property, then such debt yield with respect to the remaining individual GNL Industrial Portfolio mortgaged properties will be no less than 10.75%; (v) payment of the release amount equal to (a) 130% of the allocated loan amount for such individual GNL Industrial Portfolio mortgaged property if such individual property is a Distressed Property and (b) 115% of the allocated loan amount for such individual GNL Industrial Portfolio mortgaged property for all other individual properties (including any applicable yield maintenance premium); and (vi) the satisfaction of customary REMIC requirements. If the related borrower effectuates a partial release of the CF Sauer – 9 Old Mill Road mortgaged property while the CF Sauer – 728 N Main St. mortgaged property remains subject to the lien of the security instrument, then as a condition to the partial release of the CF Sauer – 9 Old Mill Road mortgaged property, such borrower is required to enter into and record a reciprocal easement agreement that grants ingress and egress rights and easements for parking and access that provide the CF Sauer – 728 N Main St. mortgaged property with ingress, egress, parking and access comparable to that existing as of the origination date.

A-1-57

(26)

The following Mortgaged Properties consist, in whole or in part, of the related borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

With respect to Loan No. 1, 640 5th Avenue, a prior owner of the mortgaged property ground leased the mortgaged property to the owner of the property located at 650 5th Avenue (the “Air Rights Tenant”), who subleased the mortgaged property (other than other than development rights relating to the West 52nd Street building, which was retained by the Air Rights Tenant) back to such prior owner of the mortgaged property, solely for the purpose of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant.

With respect to Loan No. 13, Farmingdale Hotel Portfolio, the related mortgaged properties are both ground leased by affiliates of the borrowers from the New York State Department of Transportation, and are sub-ground leased by such affiliates (which also signed a joinder to the mortgage) to the borrowers. Each ground lease and sub-ground lease expires September 12, 2045, with two, 10-year renewal options. Each borrower in turn leases its related mortgaged property to an operating lessee owned by such borrower. See “Description of the Mortgage Pool— Fee & Leasehold Estates; Ground Leases” in the Prospectus.

With respect to Loan No. 15, Saks Beverly Hills, the mortgaged property is ground leased by the borrower from The Rosalinde and Arthur Gilbert Foundation Trust, together with Ultimate Action LLC, BB/TB BH LLC and Virginia Blum as landlord. The ground lease expires July 31, 2088.

(27)

With respect to Loan No. 4, Sugarloaf Mills, an affiliate of the related borrower sponsor, Mills Enterprises, Inc., master leases approximately 7.4% of the net rentable area at the Mortgaged Property and subleases it to Medieval Times as described under “Tenant Issues—Other” in the Prospectus.

With respect to Loan No. 24, Tesla - Lake Elmo, the mortgaged property is subject to a master lease between KB Lake Elmo, DST, as lessor, and KB Lake Elmo MT, LLC, as lessee.

With respect to Loan No. 26, GNL Industrial Portfolio, the CF Sauer - 184 Suburban, CF Sauer - 9 Old Mill Road, CF Sauer - 2447 Eunice Avenue, CF Sauer - 39 S Park Dr. and CF Sauer - 513 West Butler Road mortgaged properties are subject to a master lease between ARG CFSRSLB001, LLC, as lessor, and Sauer Brands, Inc., as lessee.

(28)

With respect to Loan No. 2, City Creek Center, the Second Largest Tenant, Gap Kids, expires on June 30, 2024 and has a one-year renewal in place.

With respect to Loan No. 11, Pleasanton Corporate Commons, the sole tenant, 10x Genomics, Inc., has a lease expiration date of September 30, 2029 for 150,151 square feet at 6230 Stoneridge Mall Road and a lease expiration date of June 30, 2033 for 145,155 square feet at 6210 Stoneridge Mall Road.

A-1-58

(29)

With respect to Loan No. 1, 640 5th Avenue, the Third Largest Tenant, The Klein Group, LLC, has a two-time right to terminate its lease, effective either December 31, 2027 or December 31, 2029, subject to, among other things, providing notice to the borrower no later than one year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default has occurred and is continuing under the lease and the payment of a termination fee. Additionally, the Fifth Largest Tenant, Buchanan Ingersoll & Rooney, has a one-time right to terminate its lease, effective January 2, 2026, subject to providing notice to the borrower no later than November 8, 2024 and the payment of a termination fee.

With respect to Loan No. 9, The Light Building, the Largest Tenant, 90th Shadows Edge - Chenega, has the ongoing right to terminate its lease effective as of February 28, 2025 or February 28, 2026 upon one month’s prior written notice to the borrower.

With respect to Loan No. 9, The Light Building, the Second Largest Tenant, Hearst Corporation, may terminate its lease effective on May 31, 2028, with 60 days' prior notice. Hearst Corporation also has a continuing right to surrender possession of 7,250 SF of space on the third floor from and after January 1, 2025 with 180 days’ prior written notice.

With respect to Loan No. 9, The Light Building, the Fifth Largest Tenant, Namauu Corp dba LevelUp, has the right to terminate its lease upon the first, second and third anniversary of such tenant’s lease commencement date upon 30 days’ prior written notice to the borrower and payment of a termination fee. The tenant’s lease commenced on May 22, 2023.

With respect to Loan No. 14, Rechler Industrial Portfolio – B, the sole tenant, Peerless Electronics at the 85 Adams Avenue mortgaged property, has a one-time right to terminate its lease as of the last day of the 7th lease year (February 28, 2026) with 12 months prior written notice and the payment of a termination fee.

With respect to Loan No. 20, 419 Lafayette Street, the Largest Tenant, New York Shakespeare Festival, has the right to terminate its lease on 270 days notice and the payment of a termination fee.

With respect to Loan No. 20, 419 Lafayette Street, the Second Largest Tenant, M13 Holdings Company, LLC, has the right to terminate its lease effective August 2031 with nine months notice and the payment of a termination fee.

With respect to Loan No. 21, 3575 Cahuenga, the Second Largest Tenant, Wild Woods, Inc., has a one-time option to terminate its lease effective the last day of the 36th full month of the extended lease term upon no less than six months’ prior written notice to the landlord.

With respect to Loan No. 22, Sunroad Centrum, the Largest Tenant, General Services Administration, has an ongoing right to terminate its lease beginning in June 2039, which is beyond the term of the related whole loan.

With respect to Loan No. 22, Sunroad Centrum, the Third Largest Tenant, Employment Development Department (EDD), is a department of and is backed by the Government of California and has the right to terminate its lease at any time on or after August 31, 2027.

With respect to Loan No. 26, GNL Industrial Portfolio, Grupo Antolin, the sole tenant at the Grupo Antolin - Shelby Township, MI mortgaged property, has a one-time right to terminate its lease, effective as of the last day of the 138th month of the lease term, April 2029, by providing the related borrower written notice of such termination no later than the 126th month of the lease term, April 2028.

With respect to Loan No. 26, GNL Industrial Portfolio, ZF Active Safety, the sole tenant at the ZF Active Safety - Findlay, OH mortgaged property, has the right to terminate its lease, effective as of the last day of the 120th month of the lease term, September 2028, subject to providing no less than 12 months’ prior written notice to the related borrower and payment equal to the net present value of all remaining rent for the remainder of the initial lease term calculated using an interest rate of 5% concurrently with delivery of such notice.

With respect to Loan No. 26, GNL Industrial Portfolio, A.M. Castle & Co, the sole tenant at the AM Castle - Wichita, KS mortgaged property, has the right to terminate its lease, effective as of the last day of the 120th month of the lease term, October 2024, subject to providing no less than 180 days’ prior written notice to the related borrower and payment of a termination fee.

A-1-59

(30)

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 15 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations¬—Other” in this Prospectus.

The tenants–shown in Annex A–1–have signed leases but may or may not be open for business as of the Cut–off Date.

With respect to Loan No. 33, 371 Broadway & 1776 2nd Avenue Portfolio, the sole tenant at the 371 Broadway Property, Hanwha Foundation of Culture, has executed a lease to occupy 3,662 square feet at the mortgaged property but is not yet in occupancy. Hanwha Foundation of Culture took possession of its leased premises on November 17, 2023 and the space is currently in the process of being built out. The leased premises currently operates under a temporary certificate of occupancy (“TCO”) that expires on June 23, 2024. As the TCO covers the entirety of the building, the responsibility for renewing the TCO and ultimately getting a permanent certificate of occupancy(“PCO”) is with the condominium board. Any failure of the space to have a TCO or PCO that results in the Hanwha Foundation of Culture’s inability to operate will entitle the tenant to 100% rent abatement. The rent commencement date is July 17, 2024.

(31)

The following Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants–in–common. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—– Tenancies–in–Common or Diversified Ownership” in this Prospectus for further information.

With respect to Loan No. 11, Pleasanton Corporate Commons, the borrowers own the related Mortgaged Property as tenants-in-common.

(32)	With respect to Loan No. 18, Eleven13 Apartments, a Low DSCR Period will not commence until the calculation date ending March 31, 2025.

(33)

With respect to Loan No. 1, 640 5th Avenue, during a trigger period, the borrower is required to deposit into a reserve for capital expenditures, on a monthly basis, approximately $8,134 for the payment or reimbursement of approved capital expenses. Such monthly deposits will not be required during such time that the balance of the capital expense reserve exceeds approximately $195,217.

With respect to Loan No. 5, Hilton Garden Inn & Canopy – Chicago Central Loop, the borrowers are required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of (i) the FF&E Payment (as defined below) and (ii) the amount of the deposit if any then required by the franchisors on account of furniture, fixtures and equipment under each franchise agreement. “FF&E Payment” means, with respect to the corresponding monthly payment date, an amount equal to (A) commencing on the origination date through and including June 6, 2025, 1/12th of 3.0%, and (B) thereafter, 1/12th of 4.0%, in each case of the greater of (x) the annual gross revenues for the hotel related operations at the Hilton Garden Inn & Canopy - Chicago Central Loop Property for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel related operations at the Hilton Garden Inn & Canopy – Chicago Central Loop Property for the immediately succeeding calendar year as set forth in the then-current approved annual budget. The initial monthly FF&E Payment was determined to be approximately $65,049.

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the borrower is required to deposit for TI/LC Reserves on a monthly basis an amount equal to the lesser of (x) $75,000 and (y) the difference between the amount then on deposit in the rollover reserve account and $3,000,000.

With respect to Loan No. 13, Farmingdale Hotel Portfolio, the borrowers are required to deposit into an eligible account (the “FF&E Reserve Account”) on each monthly payment date, an amount equal to the greater of (i) the FF&E Payment (as defined below) and (ii) the amount of deposit if any then required by the franchisor on account under the franchise agreement. The “FF&E Payment” means an amount equal to 1/12 of four percent (4%) of the greater of (a) the annual gross revenues for the hotel related operations at the Farmingdale Hotel Portfolio Properties for the immediately preceding calendar year as reasonably determined by the lender and (b) the projected annual gross revenues for the hotel related operations for the calendar year in which such monthly payment date occurs as set forth in the approved annual budget. The initial monthly FF&E Payment was determined to be approximately $47,376.

A-1-60

With respect to Loan No. 13, Farmingdale Hotel Portfolio, the borrowers are required to deposit into an eligible account (the “Seasonality Reserve Account”) (i) on each monthly payment date through and including the monthly payment date occurring in January, 2025, $44,030.23, (ii) starting with the monthly payment date occurring in April, 2025, on the monthly payment date occurring in April through January (inclusive) of each year, an amount equal to $24,461.24 and (iii) for the monthly payment date occurring in May, 2025 and in May of each year thereafter, the seasonality reserve monthly deposit will be increased to account for the difference, if any, between the then-current seasonality reserve monthly deposit and the amount deposited on account thereof on the monthly payment date occurring in the immediately preceding month of April.

With respect to Loan No. 17, 1042 President Street, at origination, the borrower deposited $55,000 into a replacement reserve and will make monthly deposits of $916.67 into such replacement reserve. If the amount on deposit equals or exceeds the replacement reserve cap of $55,000, then the borrower will not be required to make further deposits, unless the replacement reserve balance falls below $11,000.

With respect to Loan No. 22, Sunroad Centrum, on each payment date, if and to the extent the amount contained in the replacement reserve ($) account is less than $274,758, the borrower is required to deposit into the replacement reserve ($) account an amount equal to $6,869.50.

With respect to Loan No. 26, GNL Industrial Portfolio, during the continuance of a cash sweep period, the borrowers are required to deposit into an account for repairs and replacements, on a monthly basis, an amount equal to 1/12th of $0.15 multiplied by the total number of rentable square feet. In the event of a partial release, the monthly deposit will be reduced by an amount equal to 1/12th of the product obtained by multiplying $0.15 by the total number of rentable square feet of the individual mortgaged property that is subject of such partial release.

With respect to Loan No. 26, GNL Industrial Portfolio, during a cash sweep period, the borrowers are required to deposit into a reserve for tenant improvements and leasing commissions, on a monthly basis, an amount equal to 1/12th of $0.25 multiplied by the total number of rentable square feet. In the event of a partial release, the monthly deposit will be reduced by an amount equal to 1/12th of the product obtained by multiplying $0.25 by the total number of rentable square feet of the individual mortgaged property that is subject of such partial release.

With respect to Loan No. 28, Silvernail Plaza, on a monthly basis, the borrower is required to escrow approximately $7,270 for TI/LC reserves (subject to a cap equal to $200,000).

(34)

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Interc reditor Agreement Required
Rechler Industrial Portfolio - B	$31,915,000	NAP	NAP	(1)	(1)	(1)	Yes
Rechler Industrial Portfolio - A	$22,835,000	NAP	NAP	(1)	(1)	(1)	yes

(1)	With respect to each of the Rechler Industrial Portíolio B mortgage loan and Rechier Industrial Portfolio A mortgage loan, future mezzanine financing secured by a pledge of the direct ownership interests in the borrower may be obtained subject to certain conditions, including, among others, (i) at the time of origination of such permitted mezzanine debt (x) the combined loan-to-value ratio of the total indebtedness may not exceed the loan-to-value ratio of such Mortgage Loan as of its date of origination, (y) the combined debt service coverage ratio of the mortgage loan and any permitted mezzanine debt must be at least equal to the debt service coverage ratio of such mortgage loan as of its date of origination and (z) the combined debt yield of the mortgage loan and any permitted mezzanine debt must be at least equal to the debt yield of such mortgage loan as of its date of origination.

(35)	With respect to Loan No. 13, Farmingdale Hotel Portfolio, the Courtyard Marriott mortgaged property has a current franchise agreement expiration date of May 31, 2027. Upon the franchisee’s successful completion of a Property Improvement Plan (the “PIP”) to the satisfaction of the franchisor by March 28, 2025, the franchisee will have the right to extend the term of the franchise agreement to May 31, 2045, provided that the franchisee satisfies certain conditions set forth in such amendment.

A-1-61

(36)

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, 6.5% of the net rentable area across the portfolio and 22.2% of the commercial rent comes from three borrower affiliated Tenants: (1) Bedrock Management Services, which accounts for 25,783 square feet and 13.3% of the commercial base rent, (2) Detroit Venture Partners LLC, which accounts for 20,057 square feet and 5.7% of the commercial base rent, and (3) Rockbridge Growth Equity LLC, which accounts for 9,780 square feet and 3.1% of the commercial base rent.

With respect to Loan No. 9, The Light Building, the Fourth Largest Tenant, SCIF – GSS, is an affiliate of the borrower sponsor.

With respect to Loan No. 22, Sunroad Centrum, the Fifth Largest Tenant, Sunroad Asset Management, leasing approximately 9.1% of the net rentable area at the Mortgaged Property, is an affiliate of the related borrower sponsor.

(37)

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, historical financials prior to 2020 are not available as sponsor acquired the Trio on Fort Street mortgaged property in 2020.

With respect to Loan No. 8, Soldier Hill Commons, the most recent financials reflect the trailing three months annualized as of April 30, 2024 as the Soldier Hill Commons mortgaged property was not completed until December 2023.

With respect to Loan No. 15, Saks Beverly Hills, historical financials are unavailable due to Saks Fifth Avenue opening for business at the Saks Beverly Hills mortgaged property in February 2024.

With respect to Loan No. 17, 1042 President Street, historical financial information is not available because the improvements were completed in 2023.

With respect to Loan No. 18, Eleven13 Apartments, historical financials prior to 2022 are not available as the mortgaged property was acquired by the sponsor in November 2021.

With respect to Loan No. 24, Tesla - Lake Elmo, historical financial information is not available because the improvements were completed in 2024.

With respect to Loan No. 26, GNL Industrial Portfolio, Fourth most recent revenue is unavailable because the GNL Industrial Portfolio properties were acquired by the borrower sponsor on various dates between 2014 and 2020.

With respect to Loan No. 29, 536 East 183rd Street historical financials are unavailable as the mortgaged property was constructed in 2023.

With respect to Loan No. 30, 302 Graham Avenue historical financials are unavailable as the mortgaged property was constructed in 2023.

A-1-62

(38)

With respect to Loan No. 1, 640 5th Avenue, the non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the 640 5th Avenue Whole Loan, plus lender’s enforcement costs under the guaranty (including, reasonable attorneys’ fees). Additionally, recourse for losses relating to a transfer of the related mortgaged property or interests in the borrower is limited to voluntary transfers of all or any material portion of the such mortgaged property (or any direct or indirect interest therein) or any direct or indirect interest in the borrower that results in the borrower ceasing to be controlled, directly or indirectly, by either (i) Vornado Realty L.P., (ii) Vornado Realty Trust, (iii) Crown Jewel Partners LLC and/or (iv)(a) a person that has a net worth (exclusive of the value of the mortgaged property and any liabilities associated therewith), determined as of a date no more than six months prior to the date of the relevant transfer, of at least $400,000,000, or (b) is a person in which more than 20% of the ownership interests are owned directly or indirectly by, and is controlled by, any one or more persons described in the forgoing clause (iv)(a), in either case, in violation of the 640 5th Avenue Whole Loan documents.

With respect to Loan No. 1, 640 5th Avenue, the mortgaged property is subject to an Industrial and Commercial Tax Abatement (the “ICAP Tax Abatement”) that commenced on July 1, 2019 and is scheduled to end on July 1, 2029, which is set to be phased out beginning in July 2024. The ICAP Tax Abatement originally provided a 100% tax abatement of the 640 5th Avenue mortgaged property’s assessment value, which abatement amount will be reduced to 80.0% of such assessment value in July 2024, 60.0% in July 2025, 40.0% in July 2026 and 20.0% in July 2027 until termination. The total benefit from the ICAP Tax Abatement for the 2024/2025 tax year is $2,459,639.

With respect to Loan No. 2, City Creek Center, other expenses consists of a promotion expense, partnership expense, specialty leasing expense and other tenant services expenses.

With respect to Loan No. 2, City Creek Center, excluding liability for losses in connection with a Ground Lease Purchase Price Shortfall as described under “—Tenant Issues—Purchase Options and Rights of First Refusal,” in the Prospectus for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and fees and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

With respect to Loan No. 4, Sugarloaf Mills, the second largest tenant at the Mortgaged Property, Medieval Times, subleases its space (representing approximately 7.4% of the net rentable area at the Mortgaged Property) from Mills Enterprises, Inc, an affiliate of the related borrower sponsor. The term of the related sublease expires on July 31, 2026, subject to 3, 10-year renewal options (with the term of the prime lease running concurrent with the renewal options provided for in the sublease). The lender underwrote the rent due under the prime lease (which is higher than the rent due under the sublease).

With respect to Loan No. 4, Sugarloaf Mills, for so long as one or more of Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) (or an affiliate of SPG LP or Simon Inc.) is a non-recourse carveout guarantor, the nonrecourse carveout guarantor’s aggregate liability, is limited to 20% of the original principal balance of the Mortgage Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty.

With respect to Loan No. 5, Hilton Garden Inn & Canopy - Chicago Central Loop, the mortgaged property has received a Class L property tax abatement, which reduces the assessment ratio of the improvements (but not the related land) for a period of 12 years, beginning with the 2022 tax year (payable in 2023). The standard assessment ratio is 25%; pursuant to the Class L property tax abatement the assessment ratio is reduced to 10% for the first 10 years of the abatement, 15% in year 11 and 20% in year 12. In addition, the Mortgage Loan has a historical tax credit structure as described under “Description of the Mortgage Pool—Property Types—Hospitality Properties” in this Prospectus.

A-1-63

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the overall historical occupancy and current occupancy are calculated by dividing the vacant commercial square footage over the overall commercial square footage at the Bedrock Mixed Use Portfolio mortgaged properties. The historical occupancy and current occupancy for the 28 Grand Apartments mortgaged property, The Ferguson Apartments mortgaged property and the Fourteen56 Apartments mortgaged property reflect the multifamily occupancy.

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the 28 Grand Apartments mortgaged property benefits from a Neighborhood Enterprise Zone tax abatement. The lender underwrote 2024 abated taxes of $167,593. According to the appraisal, 2024 unabated taxes would be $576,446. The appraisal estimated the net present value of the tax abatement to be $3,321,225. The tax abatement expires in 2032 and decreases pursuant to a specified formula during the last three years of the abatement.

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the Loan Per Unit ($) represents the total loan amount divided by the 853,067 square feet of commercial space and do not include the multifamily units at the 28 Grand Apartments mortgaged property, The Ferguson Apartments mortgaged property or the Fourteen56 Apartments mortgaged property.

With respect to Loan No. 6, Bedrock Mixed-Use Portfolio, the 28 Grand Apartments mortgaged property and the Lofts of Merchant Row mortgaged property are subject to a condominium regime. The 28 Grand Apartments mortgaged property is part of a condominium comprised of (i) a commercial unit, (ii) an affordable unit, (iii) a market unit and (iv) a rooftop unit, and the related borrower owns all units except the affordable unit. The Lofts of Merchant Row mortgaged property is part of a condominium comprised of six units, of which the related borrower owns two units.

With respect to Loan No. 8, Soldier Hill Commons, the mortgaged property operates under a 30-year payment in lieu of taxes (“PILOT”) Program through the City of Paramus that commenced in December 2023.

With respect to Loan No. 11, Pleasanton Corporate Commons, a portion of the 2nd floor space at the 6210 building is currently subleased. A total of 16,601 square feet (5.6% of net rentable area) of the 31,030 square foot floor plate is subleased to two separate tenants. Suite 250 consists of 9,419 square feet and is currently subleased to Bright Pattern Inc. from May 1, 2023 to July 31, 2026 at a current rental rate of $27.00 per square foot. Suite 240 consists of 7,182 square feet and is currently subleased to MH SUB I, LLC from October 16, 2023 to October 31, 2026 at a current rental rate of $26.40 per square foot.

With respect to the Loan No. 11, Pleasanton Corporate Commons, the related appraisal provided a “Hypothetical Value As Dark” appraised value of $56,400,000, which assumes the single tenant vacates the mortgaged property. Based on such value, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio would be 116.7%.

With respect to Loan No. 12, Lotus 315 & Essence 144, the borrowers funded at loan origination an upfront holdback reserve of $1,000,000 which may be disbursed in up to four increments upon (a) no event of default having occurred and being continuing and (b) the lender has received evidence, in form and substance reasonably satisfactory to the lender, that the unadjusted net operating income debt yield (calculated as set forth in the Lotus & Essence 144 whole loan documents and after giving effect to the release) equals or exceeds 8.15%. If the conditions to release of all the holdback reserve funds are not satisfied by the date that is 36 months after the loan origination date (which was June 3, 2024), the lender will have the right in its sole discretion to continue to hold the holdback reserve as additional collateral and the borrower will have no further right to obtain a release of such funds.

With respect to Loan No. 12, Lotus 315 & Essence 144, the Lotus 315 mortgaged property benefits from a 30-year payment in lieu of taxes (“PILOT”) program pursuant to a PILOT agreement between the related borrower, the City of East Orange and the State of New Jersey, which commenced in January 1, 2022 and is expected to phase out completely in 2051. Under the PILOT program, real estate taxes are paid directly to the City, and there are no affordability restrictions. The Essence 144 mortgaged property benefits from a 30-year PILOT program pursuant to a PILOT agreement between the related borrower, the City of East Orange and the State of New Jersey, which is expected to phase out completely in 2046.

A-1-64

With respect to Loan No. 13, Farmingdale Hotel Portfolio, the mortgaged properties are subject to a PILOT program which is co-terminous with the related ground leases (which expire September 12, 2045) through the County of Suffolk, Town of Babylon and Farmingdale School District that commenced in December 2023.

With respect to Loan No. 14, Rechler Industrial Portfolio – B, the borrowers are required to pay on each monthly payment date 1/12th of an amount that would be sufficient to pay taxes except on the 2001 Orville Drive North and 85 Adams Avenue mortgaged properties whose sole tenants are responsible for paying taxes directly.

With respect to Loan 17, 1042 President Street, the borrower has applied for a 35-year 421-a (16) tax abatement program through the Affordable Independent Residences for Seniors program, which provides affordable independent residences for seniors. In connection with the 421-a (16) tax abatement, the borrower is required to, among to other things, reserve at least 30% of the units at the mortgaged property for tenants earning no more than 130% of the area median income, subject to certain rental restrictions. The 421-a (16) tax abatement is expected to provide (i) a 100% tax exemption for the first 25 years and (ii) a 33% tax exemption for years 26 through 35 with full taxes commencing at the end of the 35th applicable tax year. The 421-a (16) tax abatement is pending, and the abatement period has not yet started. The full unabated estimated taxes for the 2024/2025 tax year are approximately $403,635 compared to the underwritten abated taxes of approximately $33,544. At origination, the borrower was required to deposit $200,808 into an upfront real estate tax reserve, representing six months of unabated reassessed taxes as of 2024/2025.

With respect to Loan No. 22, Sunroad Centrum, Upfront Other Reserve ($) consists of approximately $6,166,026 in an unfunded obligations reserve (comprised of approximately $2,936,209 for the TI/LC portion and approximately $3,229,817 for the free rent and gap rent portion of such reserve).

With respect to Loan No. 26, GNL Industrial Portfolio, the sole tenant at the CF Sauer - 2447 Eunice Avenue mortgaged property, Sauer Brands, subleases the entire space to Food Transport of Florida, Inc. Underwriting for the mortgage loan was based on the lease between Sauer Brands and the related borrower.

With respect to Loan No. 26, GNL Industrial Portfolio, the CSTK - St. Louis, MO mortgaged property is subject to tax increment financing (“TIF”) in which the City of St. Louis, Missouri issued bonds and reimbursed the prior owner for costs expended to develop the related mortgaged property before the related borrower acquired it in 2020. The city services those bond payments through tax increment and payment in lieu of taxes (“PILOT”) payments collected from the borrower. The TIF structure does not create any additional or ongoing obligations on the part of the related borrower or the related mortgaged property (other than the PILOT payments). The related borrower is required to make PILOT payments when they become due, and the PILOT program terminates on January 30, 2037. The PILOT payments are equal to the real property taxes that would have been charged had the TIF structure not been in place. The lender underwrote the PILOT amount, which does not vary over the term.

With respect to Loan No. 29, 536 East 183rd Street, the borrower is in the process of applying for a 35-year 421-a tax exemption from the NYC Department of Housing Preservation & Development, which has not been approved. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus. The appraised value includes the net present value of such 421-a exemption, which amount was estimated to be approximately $7,112,658. The 421-a tax abatement would phase out in 2058/2059. At origination of the mortgage loan, $440,732 was reserved in connection with the 421-a program.

A-1-65

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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Range of Cut-off Date Balances - All Mortgage Loans(1)
						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
$2,400,000	-	$9,999,999	9	$56,750,000	5.6%	6.8397%	59	1.55x	61.1%	61.1%
$10,000,000	-	$19,999,999	6	$76,160,000	7.5%	6.8699%	59	1.64x	57.7%	57.7%
$20,000,000	-	$29,999,999	6	$134,570,000	13.3%	6.8230%	59	1.51x	53.6%	53.6%
$30,000,000	-	$39,999,999	4	$140,115,000	13.9%	7.4078%	59	1.40x	58.4%	58.4%
$40,000,000	-	$97,100,000	10	$602,390,421	59.6%	6.9189%	59	1.81x	49.7%	48.7%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Range of Mortgage Rates as of the Cut-off Date - All Mortgage Loans(1)
						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
4.8200%	-	5.9999%	2	$22,400,000	2.2%	5.2593%	59	2.37x	51.4%	51.4%
6.0000%	-	6.4999%	9	$326,200,000	32.3%	6.2704%	59	1.57x	57.6%	56.5%
6.5000%	-	6.9999%	8	$225,050,000	22.3%	6.7832%	59	1.64x	55.9%	55.9%
7.0000%	-	8.5300%	16	$436,335,421	43.2%	7.6674%	59	1.76x	47.4%	46.8%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Type of Mortgaged Properties - All Mortgage Loans(1)(4)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of NRA/Units/Rooms/Pads	Cut-off Date Balance per # of NRA/Units/Rooms/Pads	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
Retail	10	$266,506,944	26.4%	2,127,751	$125	7.3627%	59	89.8%	1.85x	50.7%	49.9%
Super Regional Mall	2	$135,790,421	13.4%	1,504,366	$90	7.8175%	58	86.0%	2.25x	41.5%	39.8%
Anchored	3	$82,581,523	8.2%	347,966	$237	6.3360%	60	90.4%	1.36x	66.5%	66.5%
Single Tenant	3	$34,280,570	3.4%	128,765	$266	7.6322%	59	100.0%	1.66x	47.6%	47.6%
Unanchored	2	$13,854,430	1.4%	146,654	$94	8.3587%	60	98.9%	1.36x	55.1%	55.1%
Multifamily	16	$241,622,915	23.9%	2,179	$110,887	6.6051%	59	96.2%	1.41x	61.8%	61.8%
Mid Rise	8	$79,337,983	7.9%	384	$206,609	6.5330%	59	94.9%	1.37x	62.4%	62.4%
Student Housing	2	$71,500,000	7.1%	1,093	$65,416	6.5151%	59	97.9%	1.60x	59.2%	59.2%
Garden	4	$69,350,000	6.9%	413	$167,918	6.8409%	59	96.8%	1.30x	62.7%	62.7%
High Rise	2	$21,434,932	2.1%	289	$74,169	6.4091%	59	93.3%	1.34x	64.8%	64.8%
Office	9	$148,678,665	14.7%	1,289,819	$115	6.9883%	59	89.1%	1.78x	51.1%	51.1%
CBD	7	$130,366,565	12.9%	1,124,933	$116	6.9394%	59	91.9%	1.84x	50.3%	50.3%
Suburban	2	$18,312,100	1.8%	164,886	$111	7.3369%	60	68.9%	1.37x	57.2%	57.2%
Mixed Use	4	$141,732,063	14.0%	672,208	$211	6.5750%	59	93.2%	1.87x	47.1%	44.5%
Office/Retail	2	$98,654,235	9.8%	336,236	$293	6.1334%	60	93.0%	2.03x	41.9%	38.3%
Office/Lab	1	$37,100,000	3.7%	295,306	$126	7.7800%	58	100.0%	1.49x	59.6%	59.6%
Retail/Office	1	$5,977,828	0.6%	40,666	$147	6.3850%	59	54.2%	1.58x	54.3%	54.3%
Hospitality	3	$100,000,000	9.9%	599	$166,945	7.8590%	59	77.3%	1.66x	44.9%	44.9%
Full Service	1	$65,000,000	6.4%	350	$185,714	7.6000%	59	77.3%	1.68x	40.5%	40.5%
Select Service	1	$18,575,000	1.8%	131	$141,794	8.3400%	60	78.9%	1.63x	53.0%	53.0%
Extended Stay	1	$16,425,000	1.6%	118	$139,195	8.3400%	60	75.2%	1.63x	53.0%	53.0%
Industrial	34	$91,444,834	9.1%	5,025,229	$18	6.5195%	59	95.7%	1.58x	51.5%	51.5%
Flex	11	$42,750,000	4.2%	417,141	$102	7.0700%	59	95.5%	1.25x	50.9%	50.9%
Warehouse	4	$24,021,045	2.4%	198,029	$121	5.9544%	59	100.0%	1.92x	49.9%	49.9%
Manufacturing	5	$16,573,304	1.6%	1,270,255	$13	6.2973%	59	88.0%	1.65x	54.2%	54.2%
Warehouse/Distribution	10	$6,336,275	0.6%	2,598,277	$2	5.7440%	57	100.0%	2.12x	53.8%	53.8%
Manufacturing/Flex	1	$520,309	0.1%	130,581	$4	5.7440%	57	100.0%	2.12x	53.8%	53.8%
Manufacturing/Warehouse	1	$470,698	0.0%	216,300	$2	5.7440%	57	100.0%	2.12x	53.8%	53.8%
Distribution/Flex	1	$388,417	0.0%	85,646	$5	5.7440%	57	100.0%	2.12x	53.8%	53.8%
Manufacturing/Distribution	1	$384,787	0.0%	109,000	$4	5.7440%	57	100.0%	2.12x	53.8%	53.8%
Self Storage	5	$20,000,000	2.0%	247,112	$81	6.2100%	58	92.7%	1.44x	63.6%	63.6%
Total/Weighted Average	81	$1,009,985,421.16	100.0%			6.9658%	59	91.1%	1.69x	52.7%	52.1%

A-2-1

Mortgaged Properties by State and/or Location - All Mortgage Loans(1)(4)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
New York	25	$298,650,000	29.6%	6.8343%	60	1.73x	47.7%	46.5%
New York City	9	$201,500,000	20.0%	6.4967%	60	1.89x	45.5%	43.7%
New York State	16	$97,150,000	9.6%	7.5344%	59	1.40x	52.3%	52.3%
New Jersey	9	$109,950,000	10.9%	6.5601%	59	1.27x	65.2%	65.2%
California	6	$107,830,608	10.7%	7.5374%	59	1.49x	56.6%	56.6%
Southern(5)	5	$70,730,608	7.0%	7.4102%	59	1.49x	55.0%	55.0%
Northern(5)	1	$37,100,000	3.7%	7.7800%	58	1.49x	59.6%	59.6%
Georgia	2	$73,890,421	7.3%	7.8975%	58	2.61x	34.2%	31.1%
Utah	1	$70,000,000	6.9%	7.6300%	58	1.79x	51.7%	51.7%
Nevada	1	$69,500,000	6.9%	6.3600%	60	1.30x	67.8%	67.8%
Illinois	2	$65,909,936	6.5%	7.5744%	59	1.69x	40.7%	40.7%
Michigan	13	$59,899,375	5.9%	6.3326%	59	1.62x	54.3%	54.3%
Texas	3	$55,984,787	5.5%	7.2133%	59	1.73x	55.8%	55.8%
Florida	3	$50,539,064	5.0%	6.6898%	59	1.73x	54.5%	54.5%
Other	16	$47,831,230	4.7%	5.8558%	59	1.76x	62.3%	62.3%
Total/Weighted Average	81	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Range of LTV Ratios as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
30.6%	-	39.9%	2	$85,790,421	8.5%	7.7846%	58	2.59x	31.2%	28.5%
40.0%	-	49.9%	6	$250,485,000	24.8%	6.7671%	59	1.92x	42.9%	41.5%
50.0%	-	59.9%	12	$390,800,000	38.7%	7.2072%	59	1.61x	54.1%	54.1%
60.0%	-	69.9%	14	$261,410,000	25.9%	6.5990%	59	1.31x	65.4%	65.4%
70.0%	-	70.0%	1	$21,500,000	2.1%	6.0850%	58	1.30x	70.0%	70.0%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Range of LTV Ratios as of Maturity Dates - All Mortgage Loans(1)

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
27.1%	-	39.9%	3	$182,890,421	18.1%	6.9058%	59	2.30x	36.8%	33.6%
40.0%	-	49.9%	5	$153,385,000	15.2%	7.1709%	59	1.85x	43.7%	43.7%
50.0%	-	59.9%	12	$390,800,000	38.7%	7.2072%	59	1.61x	54.1%	54.1%
60.0%	-	70.0%	15	$282,910,000	28.0%	6.5599%	59	1.31x	65.8%	65.8%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Range of Debt Service Coverage Ratios as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of Debt Service Coverage Ratios			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
1.21x	-	1.49x	19	$393,360,000	38.9%	6.8516%	59	1.31x	62.4%	62.4%
1.50x	-	1.99x	10	$403,335,000	39.9%	7.2020%	59	1.73x	50.6%	50.6%
2.00x	-	2.49x	4	$135,750,000	13.4%	6.2710%	60	2.07x	41.8%	39.1%
2.50x	-	2.73x	2	$77,540,421	7.7%	7.5325%	58	2.71x	33.4%	30.4%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

A-2-2

Range of Original Terms to Maturity in Months - All Mortgage Loans(1)

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
60	-	60	35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Range of Remaining Terms to Maturity in Months - All Mortgage Loans(1)

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
57	-	59	24	$706,885,421	70.0%	7.0784%	59	1.69x	52.6%	52.3%
60	-	60	11	$303,100,000	30.0%	6.7032%	60	1.68x	52.8%	51.6%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Range of U/W NOI Debt Yields as of the Cut-off Date - All Mortgage Loans(1)

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
7.9%	-	8.4%	5	$98,100,000	9.7%	6.3741%	59	1.25x	66.9%	66.9%
8.5%	-	9.4%	6	$198,100,000	19.6%	6.6564%	59	1.29x	61.4%	61.4%
9.5%	-	10.4%	1	$7,400,000	0.7%	7.1600%	60	1.39x	60.7%	60.7%
10.5%	-	11.4%	5	$77,260,000	7.6%	6.7729%	59	1.52x	57.3%	57.3%
11.5%	-	30.2%	18	$629,125,421	62.3%	7.1769%	59	1.91x	47.0%	46.1%
Total/Weighted Average			35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Amortization Type - All Mortgage Loans(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(3)	Maturity Date LTV Ratio(3)
Interest Only	33	$847,095,000	83.9%	6.9800%	59	1.57x	55.6%	55.6%
Amortizing Balloon	2	$162,890,421	16.1%	6.8918%	59	2.32x	37.2%	33.6%
Total/Weighted Average	35	$1,009,985,421	100.0%	6.9658%	59	1.69x	52.7%	52.1%

Footnotes
(1) The U/W NCF DSCR, Cut-off Date LTV Ratio, Maturity Date or LTV Ratio, Underwritten NOI Debt Yield and Cut-off Date Balance per # of NRA/Units/Rooms/Pads calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).
(2) The 640 5th Avenue Whole Loan has a fixed amortization for its entire 60-month loan term. With respect to the 640 5th Avenue Whole Loan, the borrower is required to make payments on each monthly payment date, as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment.
(3) With respect to 4 mortgaged properties (9.5%) (488 Madison, Lotus 315, Courtyard Marriott, TownePlace Suites), the Cut-off Date LTV Ratio and Maturity Date or LTV Ratio have been calculated using a value other than the “As Is” appraised value. For additional information please see the footnotes to Annex A-1 in the Prospectus.
(4) Reflects the allocated loan amount for properties securing multi-property Mortgage Loans.
(5) Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-3

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ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN
INFORMATION

A-3-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

A-3-1

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

Floor	Tenant	
22	C-Bridge Capital Nov-2026 | 10,278 SF	
21	Partners Capital Investment Aug-2030 | 10,421 SF	
20	Owl Creek Asset Management LP Apr-2025 | 10,183 SF	
19	Avalon Aerospace (New York) Jul-2029 | 10,295 SF	
18	HS Management Partners LLC Sep-2026 | 10,523 SF	
17	Dune Real Estate Partners Jul-2026 | 10,523 SF	
16	Nomura Holding America Inc Mar-2026 | 10,523 SF	
15	The Klein Group LLC Apr-2034 | 10,531 SF	
14	The Klein Group LLC Apr-2034 | 9,458 SF	
12	The Klein Group LLC Apr-2034 | 10,114 SF	
11	Hamlin Capital Management LLC Oct-2029 | 12,875 SF	
10	Houlihan Lokey Advisors Jun-2026 | 12,875 SF	
9	Buchanan Ingersol & Rooney Jan-2029 | 16,816 SF	
8	Prospect Ridge Advisors Dec-2032 | 15,852 SF	VNO Building Office Dec-2050 | 3,497 SF
7	Abbott Capital Management Dec-2032 | 20,019SF	
6	Vacant 20,612 SF	
5	Fidelity Real Estate Company Nov-2026 | 20,774 SF	
4	Fidelity Real Estate Company Nov-2026 | 19,841 SF	

Floor	Tenant			
3	Victoria's Secret Jan-2032 | 14,991 SF			
2	Victoria's Secret Jan-2032 | 13,893 SF			
1	Victoria's Secret Jan-2032 | 9,352 SF	Victoria's Secret Jan-2032 | 2,087 SF	Vacant – Side Street Retail [1] 1,647 SF	Dyson Aug-2027 | 2,964 SF
B1	Victoria's Secret Jan-2032 | 15,512 SF	Victoria's Secret Jan-2032 | 4,426 SF		
B2	Victoria's Secret Jan-2032 | 3,518 SF	Dyson Aug-2027 | 133 SF		

1. Vacant side street retail space located on ground floor of the Property is located on 52nd St, not Fifth Avenue

Key	Status
(blue)	Occupied
(red)	Vacant

A-3-2

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

A-3-3

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

Mortgage Loan Information		Property Information
Loan Seller:	GSMC, BMO	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Mixed Use – Office/Retail
Borrower Sponsor(s):	Vornado Realty Trust	Collateral(4):	Fee / Leasehold
Borrower(s):	640 Fifth Avenue Owner LLC	Location:	New York, NY
Original Balance(1):	$97,100,000	Year Built / Renovated:	1949 / 2003
Cut-off Date Balance(1):	$97,100,000	Property Management:	Vornado Office Management LLC
% by Initial UPB:	9.6%	Size:	314,533 SF
Interest Rate:	6.1293333%	Appraised Value / Per SF:	$720,000,000 / $2,289
Note Date:	June 10, 2024	Appraisal Date:	February 28, 2024
Original Term:	60 months	Occupancy:	92.9% (as of January 31, 2024)
Amortization:	Amortizing Balloon	UW Economic Occupancy:	100.0%
Original Amortization(5):	NAP	Underwritten NOI:	$56,185,614
Interest Only Period:	None	Underwritten NCF:	$48,532,770
First Payment Date:	August 1, 2024
Maturity Date:	July 1, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu / Mezzanine	2023 NOI:	$53,799,655
Additional Debt Balance(1):	$202,900,000 / $100,000,000	2022 NOI:	$47,771,835
Call Protection(2):	L(24),D(29),O(7)	2021 NOI:	$48,824,168
Lockbox / Cash Management:	Hard / In Place	2020 NOI:	$51,524,481
Reserves(3)				Financial Information(1)(5)
	Initial	Monthly	Cap		Whole Loan	Total Debt
Taxes:	$0	Springing	NAP	Cut-off Date Loan / SF:	$954	$1,272
Insurance:	$0	Springing	NAP	Maturity Date Loan / SF:	$870	$1,160
Replacement Reserves:	$0	Springing	$195,217	Cut-off Date LTV:	41.7%	55.6%
TI/LC Reserve:	$1,567,900	$500,000	$15,000,000	Maturity Date LTV:	38.0%	50.7%
Free Rent Reserve:	$1,648,112	$0	NAP	UW NOI DY:	18.7%	14.0%
				UW NCF DSCR:	2.04x	1.31x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$300,000,000	59.3%	Loan Payoff	$501,608,063	99.1%
Equity Contribution	106,245,190	21.0	Upfront Reserves	3,216,012	0.6
Mezzanine Loan Amount	100,000,000	19.8	Closing Costs	1,421,115	0.3
Total Sources	$506,245,190	100.0%	Total Uses	$506,245,190	100.0%
(1)	The 640 5th Avenue Mortgage Loan (as defined below) is part of a whole loan evidenced by 10 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $300.0 million (the “640 5th Avenue Whole Loan”). The Financial Information in the chart above reflects the Cut-off Date Balance of the 640 5th Avenue Whole Loan and of the 640 5th Avenue Total Debt (as defined below) inclusive of a $100,000,000 mezzanine loan, respectively.
(2)	The lockout period for prepayment of the 640 5th Avenue Whole Loan will be at least 24 months beginning with and including the first payment date on August 1, 2024; provided that partial prepayment to resize the 640 5th Avenue Whole Loan to satisfy certain debt yield requirements are permitted during the whole loan term with the payment of the applicable yield maintenance payment. Defeasance of the 640 5th Avenue Whole Loan, in whole but not in part, is permitted after the date that is the earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) August 1, 2027. The assumed lockout period of 24 payments is based on the anticipated closing date of the Benchmark 2024-V8 securitization in July 2024. The actual lockout period may be longer.
(3)	See “Initial and Ongoing Reserves” below.
(4)	A prior owner of the 640 5th Avenue Property ground leased the 640 5th Avenue Property to the owner of the property located at 650 5th Avenue (the “Air Rights Tenant”), who subleased the 640 5th Avenue Property (other than development rights relating to one of the two buildings comprising the 640 5th Avenue Property, which was retained by the Air Rights Tenant) back to such prior owner of the 640 5th Avenue Property, solely for purposes of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant, as further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.
(5)	The 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan (as defined below) have fixed amortization for their entire 60-month loan terms. With respect to the 640 5th Avenue Whole Loan, the borrower is required to make payments on each monthly payment date, as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment. With respect to the 640 5th Avenue Mezzanine Loan, the mezzanine borrower is required to make payments on each monthly payment date as follows: (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment.

A-3-4

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

The Loan. The largest mortgage loan (the “640 5th Avenue Mortgage Loan”) is part of a whole loan (the “640 5th Avenue Whole Loan”) secured by the borrower’s fee and leasehold interest in a 314,533 SF mixed-use property comprised of two abutting and interconnected buildings facing Fifth Avenue and West 52nd Street (other than development rights relating to the West 52nd Street building), respectively, in New York, New York (the “640 5th Avenue Property”). The 640 5th Avenue Whole Loan is comprised of 10 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $300,000,000. The 640 5th Avenue Mortgage Loan, which is evidenced by the non-controlling Note A-5, Note A-9 and Note A-10, has an aggregate outstanding principal balance as of the Cut-off Date of $97,100,000. The 640 5th Avenue Whole Loan was originated by Goldman Sachs Bank USA (“GSBI”), Bank of Montreal (“BMO”) and Morgan Stanley Bank, N.A. (“MSBNA”) and has an aggregate outstanding principal balance as of the Cut-off Date of $300,000,000. GSMC is selling Note A-5 in the outstanding principal balance of $69,600,000 as of the Cut-off Date and BMO is selling Notes A-9 and A-10 in the aggregate outstanding principal balance of $27,500,000 as of the Cut-off Date. The 640 5th Avenue Whole Loan has fixed amortization, as described below, for the entire term and accrues interest on an Actual/360 basis. The borrower is required to make payments on each monthly payment date for the 640 5th Avenue Whole Loan as follows: (x) principal in the amount of $437,500 and (y) the monthly interest payment.

A prior owner of the 640 5th Avenue Property ground leased the 640 5th Avenue Property to the Air Rights Tenant, who subleased the 640 5th Avenue Property (other than development rights relating to the West 52nd Street building, which were retained by the Air Rights Tenant) back to such prior owner of the 640 5th Avenue Property, solely for the purpose of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant, as further described under “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

The table below identifies the promissory notes that comprise the 640 5th Avenue Whole Loan. The relationship between the holders of the 640 5th Avenue Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The 640 5th Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BBCMS 2024-5C27 securitization trust until the controlling Note A-1 is securitized, whereupon the 640 5th Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for such securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$40,000,000	$40,000,000	MSBNA	Yes
A-2(1)	37,500,000	37,500,000	MSBNA	No
A-3(1)	30,000,000	30,000,000	MSBNA	No
A-4(1)	20,000,000	20,000,000	MSBNA	No
A-5	69,600,000	69,600,000	Benchmark 2024-V8	No
A-6(1)	40,000,000	40,000,000	GSBI	No
A-7(1)	10,400,000	10,400,000	GSBI	No
A-8	25,000,000	25,000,000	BBCMS 2024-5C27	No
A-9	17,500,000	17,500,000	Benchmark 2024-V8	No
A-10	10,000,000	10,000,000	Benchmark 2024-V8	No
Whole Loan	$300,000,000	$300,000,000
(1)	Expected to be contributed to one or more securitization trust(s).

The Property. The 640 5th Avenue Property consists of both (i) a 22-story, Class A office building with multi-level retail space commonly known as 640 Fifth Avenue (the “Fifth Avenue Building”), and (ii) a two-story commercial building on the south side commonly known as 6 West 52nd Street (the “6 West 52nd Street Building”). The Fifth Avenue Building and the 6 West 52nd Street Building are interconnected and share certain paths of ingress and egress. The 640 5th Avenue Property (inclusive of the 6 West 52nd Street Building) totals 314,533 SF, which consists of 245,740 SF of office space (78.1% of NRA and 30.9% of underwritten base rent), 58,359 SF of retail space (18.6% of NRA and 67.8% of underwritten base rent) and 10,434 SF of storage space (3.3% of NRA and 1.2% of underwritten base rent). As of January 1, 2024, 91.7% of the office space (“Office NRA”) is leased to 15 tenants and 97.2% of the retail space (“Retail NRA”) and 97.4% of the storage space is leased to two tenants, Victoria’s Secret and Dyson. The Fifth Avenue Building includes retail spaces located on the first three levels of the building and office spaces on the remaining 19 levels of the building.

A-3-5

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

Property Summary(1)
Space Type	Total SF	% Total SF	Occupancy	UW Base Rent(2)	% of UW Base Rent	UW Base Rent PSF(2)(3)
Office	245,740	78.1%	91.7%	$20,885,412	30.9%	$92.66
Retail	58,359	18.6%	97.2%	$45,771,452	67.8%	$807.09
Storage	10,434	3.3%	97.4%	$831,121	1.2%	$81.77
Total / Wtd. Avg.	314,533	100.0%	92.9%	$67,487,985	100.0%	$230.91
(1)	Based on the underwritten rent roll dated January 31, 2024.
(2)	UW Base Rent, UW Base Rent PSF and % of UW Base Rent are inclusive of contractual rent steps through June 2025.
(3)	UW Base Rent PSF excludes vacant space.

The 640 5th Avenue Property has been the recipient of an Industrial and Commercial Tax Abatement (the “ICAP Tax Abatement”) that commenced on July 1, 2019 and is scheduled to end on July 1, 2029, which is set to be phased out beginning in July 2024. The ICAP Tax Abatement originally provided a 100% tax abatement of the 640 5th Avenue Property’s assessment value, which abatement amount will be reduced to 80.0% of such assessment value in July 2024, 60.0% in July 2025, 40.0% in July 2026 and 20.0% in July 2027 until termination. The total benefit from the ICAP Tax Abatement is estimated in the table below.

ICAP Tax Abatement
Tax Year	ICAP Year	ICAP Phase-out	ICAP Benefit	Reduction in Benefit
2019/20	1	100%	$3,074,549	$588,138
2020/21	2	100%	3,074,549	588,138
2021/22	3	100%	3,074,549	588,138
2022/23	4	100%	3,074,549	588,138
2023/24	5	100%	3,074,549	588,138
2024/25	6	80%	2,459,639	470,511
2025/26	7	60%	1,844,729	352,883
2026/27	8	40%	1,229,820	235,255
2027/28	9	20%	614,910	117,628
2028/29	10	20%	614,910	117,628
Total / Wtd Avg.			$22,136,752	$4,234,597

Major Tenants. The largest tenants by underwritten base rent at the 640 5th Avenue Property are Victoria’s Secret, Dyson and The Klein Group LLC.

Victoria’s Secret (63,779 square feet; 20.3% of Total NRA; 92.1% of Retail NRA; 54.5% of underwritten base rent): Victoria’s Secret (NYSE: VSCO) is a clothing retailer specializing in selling intimate garments and undergarments. The company is the largest intimates retailer in the world and produces a range of products such as bras, panties, lingerie, swimwear and sleepwear, which are sold to customers across the United States and globally. Victoria’s Secret spun off L Brands in 2021 and reported a net income of $109 million on $6.182 billion of net sales in 2023. The 640 5th Avenue Property is the flagship location for Victoria’s Secret. Victoria’s Secret’s lease at the 640 5th Avenue Property commenced in February 2016, expires January 31, 2032 and has one, 10-year renewal option and no termination options.

Dyson (3,097 square feet; 1.0% of Total NRA; 5.1% of Retail NRA ;14.6% of underwritten base rent): Dyson is a multi-national Singapore based appliances company. Dyson produces a range of products such as vacuum cleaners, hair care, air purifiers, headphones and lighting. Dyson was founded in 1991 and employs approximately 14,000 people. Dyson’s lease at the 640 5th Avenue Property commenced in March 2017, expires August 27, 2027 and has no renewal or termination options.

The Klein Group LLC (30,103 square feet; 9.6% of Total NRA; 12.2% of Office NRA; 5.1% of underwritten base rent): The Klein Group LLC is a provider of brokerage services. The Klein Group LLC offers investment banking, trading, private placement of securities and investment advisory services. The Klein Group LLC’s lease at the 640 5th Avenue Property commenced in June 2015 and was amended in June 2018 and August 2022 to expand its leased space at the 640 5th Avenue Property. The lease is scheduled to expire on April 14, 2034, and the tenant has no renewal option. The Klein Group LLC has a two-time right to terminate its lease, effective either (i) December 31, 2027 or (ii) December 31, 2029, subject to, among other things, providing notice to the borrower no later than a year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default having occurred and continuing under the lease and the payment of a termination fee.

A-3-6

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

The following table presents certain information relating to the historical occupancy of the 640 5th Avenue Property:

Historical and Current Occupancy(1)
2021	2022	2023	Current(2)
85.8%	93.4%	92.6%	92.9%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of January 31, 2024.

The following table presents certain information relating to the tenants at the 640 5th Avenue Property:

Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date	Termination Option (Y/N)	Renewal Options
Victoria's Secret	Retail and Storage	Ba3/BB-/NR	63,779	20.3%	$576.42	$36,763,592	54.5%	1/31/2032	N	1 x 10 Yr
Dyson	Retail and Storage	NR/NR/NR	3,097	1.0	$3,176.94	9,838,981	14.6	8/27/2027	N	None
The Klein Group LLC(4)	Office	NR/NR/NR	30,103	9.6	$115.00	3,461,845	5.1	4/14/2034	Y	None
Fidelity Real Estate Company(5)	Office	NR/NR/NR	40,615	12.9	$80.00	3,249,200	4.8	11/30/2026	N	None
Houlihan Lokey Advisors(6)	Office	NR/NR/NR	12,875	4.1	$112.00	1,442,000	2.1	6/30/2026	N	1 x 5 Yr
Abbot Capital Management	Office	NR/NR/NR	20,019	6.4	$68.00	1,361,292	2.0	12/31/2032	N	1 x 5 Yr
Buchanan Ingersoll & Rooney(7)	Office	NR/NR/NR	16,816	5.3	$80.00	1,345,280	2.0	1/31/2029	Y	None
Hamlin Capital Mgmt LLC	Office	NR/NR/NR	12,875	4.1	$100.00	1,287,500	1.9	10/31/2029	N	1 x 5 Yr
C-Bridge Capital	Office	NR/NR/NR	10,278	3.3	$120.00	1,233,360	1.8	11/30/2026	N	1 x 5 Yr
Dune Real Estate Partners LP	Office	NR/NR/NR	10,523	3.3	$112.00	1,178,576	1.7	7/31/2026	N	1 x 5 Yr
HS Management Partners LLC	Office	NR/NR/NR	10,523	3.3	$112.00	1,178,576	1.7	9/30/2026	N	None
Nomura Greentech Capital(8)	Office	NR/NR/NR	10,523	3.3	$110.00	1,157,530	1.7	3/31/2026	N	1 x 5 Yr
Prospect Ridge Advisors(9)	Office	NR/NR/NR	15,852	5.0	$73.00	1,157,196	1.7	12/31/2032	Y	1 x 5 Yr
Avolon Aerospace (New York)(10)	Office	NR/NR/NR	10,295	3.3	$101.00	1,039,795	1.5	7/31/2029	N	1 x 5 Yr
Partners Capital Investment	Office	NR/NR/NR	10,421	3.3	$90.00	937,890	1.4	8/31/2030	N	1 x 5 Yr
Owl Creek Asset Management LP	Office	NR/NR/NR	10,183	3.2	$84.00	855,372	1.3	4/30/2025	N	None
VNO Building Office	Office	NR/NR/NR	3,497	1.1	$0.00	0	0.0	12/31/2050	N	None
Office/Retail Tenants			292,274	92.9%	$230.91	$67,487,985	100.0%
Remaining Occupied			0	0.0	$0.00	0	0.0
Total Occupied			292,274	92.9%	$230.91	$67,487,985	100.0%
Vacant Space			22,259	7.1
Collateral Total			314,533	100.0%

(1)	Based on the underwritten rent roll dated January 31, 2024, with contractual rent steps through June 2025.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent are inclusive of contractual rent steps underwritten through June 2025.
(4)	The Klein Group LLC is entitled to $1,648,112 in free rent through February 2025. At origination, the borrower deposited $1,648,112 into the free rent reserve, which will be disbursed in accordance with the schedule set forth in the related loan documents. For more details, see “Description of the Mortgage Pool” in the Prospectus. In addition, the tenant has a two-time right to terminate its lease, effective either (i) December 31, 2027 or (ii) December 31, 2029, subject to, among other things, providing notice to the borrower no later than a year before the effective date of each such termination right, satisfaction of certain minimum occupancy and demise requirements under the lease, no event of default having occurred and continuing under the lease and the payment of a termination fee.
(5)	Fidelity Real Estate Company has subleased 19,841 square feet to Advisor Group in Suite 401, which commenced on October 1, 2020, is scheduled to expire on October 31, 2026 and provides for approximately $907,726 in annual rent to Fidelity Real Estate Company.
(6)	Houlihan Lokey Advisors has subleased all of its 12,875 square feet to Triple P Services LLC in Suite 1000, which commenced on June 7, 2023, is scheduled to expire on June 29, 2026 and provides for $965,625 in annual rent to Houlihan Lokey Advisors.
(7)	Buchanan Ingersoll & Rooney has a one-time right to terminate its lease, effective January 2, 2026, subject to providing notice to the borrower no later than November 8, 2024 and the payment of a termination fee.
(8)	Nomura Greentech Capital has subleased all of its 10,523 square feet to Kershner Trading Group in Suite 1600, which commenced on December 14, 2020, is scheduled to expire on March 30, 2026 and provides for $631,380 in annual rent to Nomura Greentech Capital.
(9)	Prospect Ridge Advisors has a one-time right to terminate its lease effective December 31, 2029, subject to providing notice to the borrower no later than October 7, 2028 and payment of a termination fee.
(10)	Avolon Aerospace (New York) has subleased all of its 10,295 square feet to Trinet USA in Suite 1900, which commenced on September 7, 2022, is scheduled to expire on June 30, 2029 and provides for $844,190 in annual rent to Avolon Aerospace (New York).

A-3-7

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

The following table presents certain information relating to the tenant lease expirations at the 640 5th Avenue Property:

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(4)	% of UW Base Rent Expiring(4)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(4)	Cumulative % of UW Base Rent Expiring(4)
MTM	2	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2024	2	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	1	10,183	3.2	855,372	1.3	10,183	3.2%	$855,372	1.3%
2026	8	95,337	30.3	9,439,242	14.0	105,520	33.5%	$10,294,614	15.3%
2027	1	3,097	1.0	9,838,981	14.6	108,617	34.5%	$20,133,595	29.8%
2028	1	0	0.0	0	0.0	108,617	34.5%	$20,133,595	29.8%
2029	3	39,986	12.7	3,672,575	5.4	148,603	47.2%	$23,806,170	35.3%
2030	1	10,421	3.3	937,890	1.4	159,024	50.6%	$24,744,060	36.7%
2031	0	0	0.0	0	0.0	159,024	50.6%	$24,744,060	36.7%
2032	3	99,650	31.7	39,282,080	58.2	258,674	82.2%	$64,026,140	94.9%
2033	0	0	0.0	0	0.0	258,674	82.2%	$64,026,140	94.9%
2034	1	30,103	9.6	3,461,845	5.1	288,777	91.8%	$67,487,985	100.0%
2035 & Beyond	1	3,497	1.1	0	0.0	292,274	92.9%	$67,487,985	100.0%
Vacant	NAP	22,259	7.1	NAP	NAP	314,533	100.0%	NAP	NAP
Total / Wtd. Avg.	24(5)	314,533	100.0%	$67,487,985	100.0%
(1)	Based on the underwritten rent roll dated January 31, 2024.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place. Certain tenants have more than one lease.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.
(4)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring are inclusive of contractual rent steps underwritten through June 2025.
(5)	The number of expiring leases includes 15 office tenants, two retail/storage tenants and seven other tenants, and excludes the Air Rights Lease (as defined below). No net rentable area or underwritten base rent is attributable to other tenants.

A-3-8

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

The following table presents certain information relating to the operating history and underwritten net cash flow of the 640 5th Avenue Property:

Operating History and Underwritten Net Cash Flow(1)
	2019	2020	2021	2022	2023	Underwritten	Per Square Foot	%(2)
Base Rent	$60,784,545	$61,607,022	$59,918,692	$61,922,806	$64,089,076	$65,997,448	$209.83	85.2%
Free Rent	(1,626,528)	0	(334,847)	(2,247,718)	(730,003)	0	$0.00	0.0
Percentage Rent	(73,405)	0	0	0	0	0	$0.00	0.0
Rent Steps	0	0	0	0	0	1,490,537	$4.74	1.9
Recovery Income	4,318,055	5,394,737	5,869,822	6,714,695	7,448,692	8,824,722	$28.06	11.4
Other Income(3)	1,189,908	1,200,647	1,197,940	1,181,296	1,229,121	1,166,319	$3.71	1.5
Gross Potential Rent	$64,592,575	$68,202,405	$66,651,606	$67,571,078	$72,036,886	$77,479,026	$246.33	100.0%
(Vacancy/Credit Loss/Abatements)	0	(1,465)	0	0	0	0	$0.00	0.0
Effective Gross Income	$64,592,575	$68,200,940	$66,651,606	$67,571,078	$72,036,886	$77,479,026	$246.33	100.0%
Total Expenses(4)	16,729,042	16,676,459	17,827,438	19,799,244	18,237,231	21,293,412	$67.70	27.5
Net Operating Income(5)(6)	$47,863,533	$51,524,481	$48,824,168	$47,771,835	$53,799,655	$56,185,614	$178.63	72.5%
Capital Expenditures	0	0	0	0	0	78,633	$0.25	0.1
TI/LC	0	0	0	0	0	7,574,210	$24.08	9.8
Net Cash Flow	$47,863,533	$51,524,481	$48,824,168	$47,771,835	$53,799,655	$48,532,770	$154.30	62.6%
(1)	Based on the underwritten rent roll dated January 31, 2024, with contractual rent steps through June 2025.
(2)	% column represents percent of Gross Potential Rent for revenue lines and percent of Effective Gross Income for all remaining fields.
(3)	Other Income is based on the borrower’s 2024 budget and is largely comprised of the Air Rights Lease income paid in the form of a fixed annual lease payment to the borrower from the adjacent building. Income from the Air Rights Lease as of the end of 2023 was approximately $1.2 million.
(4)	Tax benefits from the ICAP Tax Abatement were underwritten based on the borrower-provided ICAP tax abatement schedule.
(5)	The 640 5th Avenue Property receives an annual fixed rent payment from the Air Rights Tenant (the fee owner of the real property known as 650 Fifth Avenue), pursuant to the related ground leases (collectively, the “Air Rights Lease”) that expire on July 30, 2070. The annual rent from the Air Rights Lease as of July 1, 2024 is $1,166,319 per annum, payable monthly in installments of $97,193.25. Annual rent must reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the 650 Fifth Avenue building and the 6 West 52nd Street Building, as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant are in continuing negotiations regarding the amount of the Appraised Rental, provided, however, that such amount may not be no lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher than the rental rate for the prior period), the Air Rights Tenant will pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through July 31, 2047, at which time the rental rate will again be the greater of the rental for the prior period or 1.6065% of the fair value of the combined land under the 650 Fifth Avenue building and the 6 West 52nd Street Building.
(6)	Base rent for two of the retail suites is above market. Based on the appraiser’s market rents for these two suites, the Underwritten Net Operating Income would be approximately $46,959,997. The 640 5th Avenue Whole Loan underwritten NOI Debt Yield would decrease from 18.7% to 15.7% and the underwritten NOI Debt Service Coverage Ratio would decrease from 2.37x to 1.98x.

Environmental. According to the Phase I environmental assessment dated April 17, 2024, there was no evidence of any recognized environmental conditions at the 640 5th Avenue Property.

Appraisal. According to the appraisal dated May 7, 2024, the 640 5th Avenue Property had an “As-Is” appraised value of $720,000,000 as of February 28, 2024.

Property	Appraised Value(1)	Capitalization Rate(1)
640 5th Avenue	$720,000,000	5.75%
(1)	Source: Appraisal.

The Market. The 640 5th Avenue Property is located in New York, New York, more specifically in the Manhattan retail market. The Manhattan retail market has regressed since the pandemic, but not as strongly as the office market. The retail market is driven by Manhattan’s pedestrians and tourists. According to the appraisal, New York City expects to welcome 63.2 million visitors in 2023, and total city visitors will surpass 2019 levels by 2024. The 640 5th Avenue Property is situated on upper Fifth Avenue, one of the most well-known retail areas in the United States. Notable features in the proximate area of the 640 5th Avenue Property include Rockefeller Center, 4.7 million square feet of Class A office space, the New York Public Library, a Ritz-Carlton hotel and conference center, central park and luxury residential buildings. As of the fourth quarter of 2023, total leasing velocity in the market increased 6.6% year-over-year with an average annual leasing velocity of 2.9 million square feet. The 640 5th Avenue Property is also located in the Manhattan office market, which has been practically brought to a halt since March 2020. According to the appraisal, as of the fourth quarter of 2023, the Manhattan office vacancy rate reached 12.8% with an availability rate of 18.5%. According to the appraisal, the 2023 total population within a 0.25-, 0.5- and one-mile radii of the 640 5th Avenue Property was 1,772, 25,066 and 200,725, respectively, and the 2023 median household

A-3-9

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

income within the same radii was $129,959, $135,306 and $124,189, respectively. According to a third-party report, the 640 5th Avenue Property is located in the Fifth Avenue retail submarket, ranging from Saks Fifth Avenue (East 50th Street) to the GM Building (East 60th Street). According to the appraisal, this area is identified as one of the top five most expensive retail corridors in the world. As of the fourth quarter of 2023, the Fifth Avenue retail submarket had an availability rate of 17.1%, which is consistent with the previous quarter. The average asking rent was $1,201 per square foot, a decrease over the asking rent of $1,345 per square foot from the previous quarter.

According to a third-party report, the 640 5th Avenue Property is located in the Plaza District office submarket. As of the fourth quarter of 2023, the Plaza District office submarket had an inventory of 26.2 million square feet with a 13.6% vacancy rate. The average asking rent was $111.15 per square foot, an increase over the asking rent of $95.83 per square foot from the previous year.

The following table presents certain information relating to comparable retail leases for the 640 5th Avenue Property:

Comparable Retail Rental Summary(1)
Property / Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Commencement	Lease Term (Months)
640 5th Avenue	1949 / 2003	314,533(2)	63,779(2)	Victoria’s Secret	$576.42(2)	Feb-16(2)	192(2)
New York, NY
691 Madison Avenue	NAV	NAV	23,339	Dolce & Gabanna	$514.16	Q4-23	180.0
New York, NY
693 Fifth Avenue	NAV	NAV	14,761	Burberry	$372.60	Q1-23	20.0
New York, NY
690 Madison Avenue	NAV	NAV	7,848	Van Cleef and Arpels	$573.39	Q1-23	120.0
New York, NY
140 West 57th Street	NAV	NAV	15,482	Morton Williams	$108.15	Q3-22	180.0
New York, NY
645 Fifth Avenue	NAV	NAV	2,320	Tag Heuer	$1,185.34	Q3-22	132.0
New York, NY
680 Fifth Avenue	NAV	NAV	14,000	Swarovski	$500.00	Q1-22	132.0
New York, NY
144 West 46th Street	NAV	NAV	4,500	Gossip Bar	$93.33	Q3-21	144.0
New York, NY
660 Fifth Avenue	NAV	NAV	8,071	Citibank (Side Street)	$164.75	Q1-21	123.0
New York, NY
721-725 Fifth Avenue	NAV	NAV	48,167	Gucci	$519.03	Q1-21	84.0
New York, NY
730 Fifth Avenue	NAV	NAV	2,808 4,505	Chopard Mikimoto	$1,673.79 $958.94	Q3-20 Q2-19	120.0 120.0
New York, NY
685 Fifth Avenue	NAV	NAV	896	Tag Heuer	$3,000.00	Q1-20	36.0
New York, NY
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated January 31, 2024. Annual Base Rent PSF includes contractual rent steps through June 2025.

A-3-10

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

The following table presents certain information relating to comparable office leases for the 640 5th Avenue Property:

Comparable Office Rental Summary(1)
Property Address/Location	Year Built / Renovated	Gross Building Area (SF)	Tenant Size (SF)	Tenant Name	Annual Base Rent PSF	Commencement	Lease Term (Months)
640 5th Avenue	1949 / 2003	314,533(2)	40,615(2)	Fidelity Real Estate Company	$80.00(2)	Dec-16(2)	120.0(2)
New York, NY
745 Fifth Avenue	1930 / 1989	535,451	11,227 12,400 12,307	Fundamental Advisors Hakluyt and Company Hildred Capital	$105.45 $95.91 $69.31	Feb-24 Dec-23 Jul-23	130.0 135.0 132.0
New York, NY
360 Madison Avenue	1981 / 2002	373,000	14,883	Vestwell	$64.38	Nov-23	135.0
New York, NY
40 West 57th Street	1972 / NAP	712,000	25,000	Access Industries	$88.31	Nov-23	134.0
New York, NY
1 Rockefeller Plaza	1936 / NAP	655,350	19,468	Ingalls & Synder	$66.36	Oct-23	132.0
New York, NY
767 Fifth Avenue	1968 / 2019	1,965,003	15,445 48,000 38,100	Balyasny Asset Management L.P. CVC Capital Partners Grosvenor Capital	$101.82 $87.84 $94.67	Sep-23 Sep-23 Jun-23	130.0 200.0 180.0
New York, NY
510 Madison Avenue	2009 / 2012	355,089	5,891	Granger Management Holdings LLC	$100.29	Sep-23	82.0
New York, NY
545 Madison Avenue	1955 / 2021	153,583	7,000	Helix Partners Management	$79.20	May-23	60.0
New York, NY
595 Madison Avenue	1929 / 2011	331,000	13,227	Matouk	$55.48	Apr-23	120.0
New York, NY
590 Madison Avenue	1982 / 2006	1,049,759	25,030	Schonfeld Securities, LLC	$79.52	Mar-23	96.0
New York, NY
535 Madison Avenue	1982 / NAP	548,530	14,875	The Lanier Law Firm	$69.39	Jan-23	130.0
New York, NY
(1)	Information obtained from the appraisal unless otherwise indicated.
(2)	Based on the underwritten rent roll dated January 31, 2024. Annual Base Rent PSF includes contractual rent steps through June 2025.

The Borrower and Borrower Sponsor. The borrower is 640 Fifth Avenue Owner LLC, a Delaware limited liability company structured as a single purpose, bankruptcy-remote entity, with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 640 5th Avenue Whole Loan.

The borrower sponsor is Vornado Realty Trust (“Vornado”). Vornado is a real estate investment firm that owns and manages over 26 million SF of LEED certified buildings and received the Energy Star Partner of the Year Award, Sustained Excellence 2022. Vornado commemorated 50 years on the New York Stock Exchange in 2012 and is a member of the S&P MidCap 400. Vornado’s portfolio is concentrated on office and retail properties in New York. Vornado has 57 Manhattan operating properties consisting of approximately 18.9 million SF of office space in 30 of the properties, approximately 2.4 million SF of street retail space in 50 of the properties and 1, 1,338 residential units in four Manhattan properties, as of June 2024.

The non-recourse carveout guarantor is Manhattan High Street Holdings LP, a subsidiary of Vornado. The non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the 640 5th Avenue Whole Loan, plus the lender’s enforcement costs under the guaranty, including reasonable attorneys’ fees. Additionally, recourse for losses relating to a transfer of the related mortgaged property or interests in the borrower is limited as described under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” in the Prospectus.

Property Management. The 640 5th Avenue Property is managed by Vornado Office Management LLC, a borrower sponsor affiliate.

A-3-11

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%
Initial and Ongoing Reserves. At origination of the 640 5th Avenue Whole Loan, the borrower deposited $1,567,900 for tenant improvements and leasing commissions and approximately $1,648,112 for free rent reserves.

Tax Escrows – On a monthly basis during a Trigger Period (as defined below), the borrower is required to escrow 1/12th of the estimated annual real estate tax payments.

Insurance Escrows – On a monthly basis during a Trigger Period, the borrower is required to escrow 1/12th of the annual estimated insurance payments. Such reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the 640 5th Avenue Whole Loan documents and the borrower provides evidence of the renewal of any insurance policy prior to the expiration thereof and receipts for the payment of the applicable premiums.

Replacement Reserve – On a monthly basis during a Trigger Period, the borrower is required to escrow approximately $8,134 for the payment or reimbursement of approved capital expenses. Such monthly deposits will not be required during such time that the balance of the capital expense reserve exceeds approximately $195,217.

Rollover Reserve – On a monthly basis, the borrower is required to escrow $500,000 for approved leasing expenses. Such monthly deposits will not be required during such time that the balance of the capital expense reserve exceeds approximately $15,000,000.

Free Rent Reserve – Provided that no event of default exists, on each monthly payment date, the free rent funds deposited for each applicable lease will be disbursed in the amounts equal to the applicable monthly rent credits or free rent amounts set forth in the 640 5th Avenue Whole Loan documents.

Lockbox / Cash Management. The 640 5th Avenue Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required to deliver tenant direction letters to the existing tenants at the 640 5th Avenue Property, directing them to remit their rent directly to the lender-controlled lockbox. The borrower is required to cause revenue received by the borrower or the property manager, as applicable, from the 640 5th Avenue Property to be deposited into such lockbox within 10 business days. All funds in the lockbox account are required to be swept each business day into the lender-controlled cash management account and applied and disbursed in accordance with the 640 5th Avenue Whole Loan documents. All excess cash flow will be deposited, (A) provided no Trigger Period is continuing (i) for so long as the 640 5th Avenue Mezzanine Loan remains outstanding, into the 640 5th Avenue Mezzanine Loan subaccount, or (ii) following the repayment in full of the 640 5th Avenue Mezzanine Loan, into the borrower’s account, or (B) during the continuance of a Trigger Period, into the excess cash trap subaccount held by the lender.

A “Trigger Period” means a period commencing upon the earliest to occur of (i) an event of default under the 640 5th Avenue Whole Loan or the 640 5th Avenue Mezzanine Loan, (ii) a Low Debt Yield Trigger Period (as defined below) or (iii) a Victoria’s Secret Event Period (as defined below), and ending if, with respect to a Trigger Period continuing pursuant to (A) clause (i), the event of default commencing the Trigger Period has been cured or waived and such cure has been accepted by the applicable lender or the applicable lender has waived such event of default in writing, and no other event of default is then continuing, (B) clause (ii), the Low Debt Yield Trigger Period has ended and (C) clause (iii), such Victoria’s Secret Event Period has ended.

A “Low Debt Yield Trigger Period” means a period commencing if, as of the last day of any calendar quarter, the NOI Debt Yield (as defined below) is less than 10.0%, and ending if the NOI Debt Yield is equal to or in excess of 10.0% on any subsequent calculation date; provided, however, that a Low Debt Yield Trigger Period will be deemed not to exist as of such related calculation date if, not later than 15 business days after the borrower’s receipt of notice from the lender that a Low Debt Yield Trigger Period has commenced, the borrower (a) prepays a portion of the 640 5th Avenue Whole Loan, along with any yield maintenance premium, and the 640 5th Avenue Mezzanine Loan in accordance with the terms of the 640 5th Avenue Mezzanine Loan documents, which amount will be applied, in each case, on a pro rata basis to the 640 5th Avenue Whole Loan and the 640 5th Avenue Mezzanine Loan, or (b) delivers to the lender as additional collateral for the 640 5th Avenue Whole Loan, either (i) cash, which must be deposited into, or retained in, the cash collateral account, or (ii) a letter of credit in lieu of cash, in each case, in an amount equal to the Low Debt Yield Avoidance Amount (as defined below). If the borrower delivers to the lender such Low Debt Yield Avoidance Collateral (as defined below), then for so long as the lender holds such Low Debt Yield Avoidance Collateral, the NOI Debt Yield will be calculated based on the assumption that the outstanding principal balance of the 640 5th Avenue Whole Loan has been reduced by the value of the Low Debt Yield Avoidance Collateral, such value being the amount of cash or notional amount of any letter of credit.

The “NOI Debt Yield” means, as of any date of determination, a fraction, expressed as a percentage, of which (a) the numerator is the underwritten net operating income as of such date; and (b) the denominator is the sum of the outstanding principal balances, as of such date, of (A) the 640 5th Avenue Whole Loan and (B) the 640 5th Avenue Mezzanine Loan.

A “Low Debt Yield Avoidance Amount” means, at any point in time, the amount that when applied on a pro rata basis to the reduction of the then-current outstanding principal balance of the 640 5th Avenue Whole Loan and the then-current outstanding principal balance of the 640 5th Avenue Mezzanine Loan would cause the NOI Debt Yield to equal at least 10.0%, taking into account the aggregate amount of Low Debt Yield Avoidance Collateral previously provided by the borrower and then held by the lender.

A-3-12

Mixed Use – Office / Retail 640 5th Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 1 640 5th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$97,100,000 41.7% 2.04x 18.7%

“Low Debt Yield Avoidance Collateral” means (i) cash or (ii) a letter of credit in lieu of cash, in each case, in an amount equal to the Low Debt Yield Avoidance Amount.

A ”Victoria’s Secret Event Period” will (i) commence upon the occurrence, as applicable, of (x) a bankruptcy or other insolvency proceeding, whether voluntary or involuntary, with respect to the Victoria’s Secret tenant or any guarantor of the Victoria’s Secret lease, or (y) the Victoria’s Secret tenant discontinues normal business operations at the Victoria’s Secret leased space, other than a temporary cessation of business operations for permitted alterations, renovations, necessary repairs or restoration following casualty, provided that in any such case the Victoria’s Secret tenant continues to pay all contractual rent, and (ii) will end upon the first to occur of (a) in the event the Victoria’s Secret Event Period commenced due to a bankruptcy or other insolvency proceeding, the affirmation of the Victoria’s Secret lease in such applicable proceeding, provided that the Victoria’s Secret tenant is actually paying all rents and other amounts due under the Victoria’s Secret lease, (b) in the event the Victoria’s Secret Event Period commenced due to a vacancy at the Victoria’s Secret leased space, the Victoria’s Secret tenant re-commences normal business operations at the Victoria’s Secret leased space in accordance with the terms and conditions of the Victoria’s Secret lease and (c) the date on which the entirety of the Victoria’s Secret space is leased to one or more replacement tenants that are acceptable to the lender.

Current Mezzanine or Secured Subordinate Indebtedness. Concurrently with the origination of the 640 5th Avenue Whole Loan, a $100,000,000 mezzanine loan (the “640 5th Avenue Mezzanine Loan” and together with the 640 5th Avenue Whole Loan, the “640 5th Avenue Total Debt”) was funded by MSBNA and GSBI, which is secured by the mezzanine borrower’s direct equity interests in the borrower. The mezzanine borrower is required under the 640 5th Avenue Mezzanine Loan to make monthly payments to the Mezzanine Lenders equal to (x) principal in the amount of approximately $145,833 and (y) the monthly interest payment. The 640 5th Avenue Mezzanine Loan accrues interest at a rate of 11.50000% per annum and is coterminous with the 640 5th Avenue Whole Loan.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. A prior owner of the 640 5th Avenue Property ground leased the 640 5th Avenue Property to the Air Rights Tenant, and the Air Rights Tenant who subleased the 640 5th Avenue Property (other than development rights relating to one of the two buildings comprising the 640 5th Avenue Property, which were retained by the Air Rights Tenant) back to such prior owner of the 640 5th Avenue Property, solely for purposes of satisfying certain zoning requirements in connection with the transfer of such development rights to the Air Rights Tenant. The borrower receives an annual fixed rent payment from the Air Rights Tenant pursuant to the Air Rights Lease that expires on July 30, 2070. The annual rent from the Air Rights Lease is calculated as described in “Operating History and Underwritten Net Cash Flow” above. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

A-3-13

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

A-3-14

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

A-3-15

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

A-3-16

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

Mortgage Loan Information		Property Information
Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail – Super Regional Mall
Borrower Sponsor(s)(1):	The Taubman Realty Group LLC	Collateral:	Fee / Leasehold
Borrower(s):	City Creek Center Associates LLC	Location:	Salt Lake City, UT
Original Balance:	$70,000,000	Year Built / Renovated:	2012 / NAP
Cut-off Date Balance:	$70,000,000	Property Management:	The Taubman Company LLC
% by Initial UPB:	6.9%	Size:	325,790 SF
Interest Rate:	7.63000%	Appraised Value / Per SF:	$135,500,000 / $416
Note Date:	April 24, 2024	Appraisal Date:	February 27, 2024
Original Term:	60 months	Occupancy:	85.4% (as of January 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	90.7%
Original Amortization:	NAP	Underwritten NOI(4):	$10,025,026
Interest Only Period:	60 months	Underwritten NCF:	$9,694,708
First Payment Date:	June 1, 2024
Maturity Date:	May 1, 2029	Historical NOI
Additional Debt Type:	NAP	2023 NOI(4)(5):	$8,820,338
Additional Debt Balance:	NAP	2022 NOI(5):	$10,573,053
Call Protection:	L(26),D(27),O(7)	2021 NOI:	$10,969,850
Lockbox / Cash Management:	Hard / Springing	2020 NOI:	$8,972,608
Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$215
Taxes:	$0	Springing	NAP	Maturity Date Loan / SF:	$215
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	51.7%
Replacement Reserves:	$0	Springing	NAP	Maturity Date LTV:	51.7%
TI / LC:	$0	$28,516	$684,392	UW NOI DY:	14.3%
Other(3):	$3,361,256	$0	NAP	UW NCF DSCR:	1.79x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$70,000,000	99.6%	Loan Payoff	$66,329,269	94.4%
Equity Contribution	246,865	0.4	Reserves	3,361,256	4.8
			Closing Costs	556,341	0.8

Total Sources	$70,246,865	100.0%	Total Uses	$70,246,865	100.0%
(1)	The borrower sponsor for the City Creek Center Mortgage Loan (as defined below) is related to the borrower sponsor for the Sugarloaf Mills Mortgage Loan.
(2)	See “Initial and Ongoing Reserves.”
(3)	Other initial reserves include unfunded obligations ($2,236,955) and gap rent ($1,124,301).
(4)	The increase in 2023 NOI to Underwritten NOI reflects increased in-place rents, commercial reimbursement revenue and grossed-up vacant rents.
(5)	The decrease from 2022 NOI to 2023 NOI was primarily driven by reduced percentage-in-lieu rent and common area maintenance recoveries.

A-3-17

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

The Loan. The second largest mortgage loan (the “City Creek Center Mortgage Loan”) is secured by the borrower’s fee and leasehold interest in a 325,790 SF retail property located in Salt Lake City, Utah (the “City Creek Center Property”). The borrower owns a leasehold interest in the majority of the City Creek Center Property and a fee interest in four restaurant tenant spaces, provided fee title reverts to the ground lessor upon expiration of the ground lease. The City Creek Center Mortgage Loan has an outstanding principal balance as of the Cut-off Date of $70,000,000. The City Creek Center Mortgage Loan was originated by Goldman Sachs Bank USA. The City Creek Center Mortgage Loan has a five-year interest-only term and accrues interest at a fixed rate of 7.63000% per annum. The City Creek Center Mortgage Loan has an initial term of 60 months and has a remaining term of 58 months as of the Cut-off Date.

The Property. The City Creek Center is a 325,790 SF retail property located at 50 South Main Street in Salt Lake City, Utah. The City Creek Center Property is part of a larger mixed-use retail, office and residential development known as City Creek Center, all of which opened in 2012. The City Creek Center Property consists of a food court, an eastern enclosed component, a western enclosed component and an outdoor circular plaza located on the far western end of the City Creek Center Property. The eastern and western enclosed component are connected by an enclosed glass skybridge extending over Main Street. The City Creek Property is subject to an unsubordinated ground lease between the borrower, as lessee, and Property Reserve, Inc. the real estate investment arm of The Church of Jesus Christ of Latter-Day Saints, as lessor. The initial ground lease is for 30 years, expiring on March 21, 2042, with four, 10-year lease extension options (resulting in an outside expiration date of December 31, 2070). See “Ground Lease” below for additional information.

As of January 31, 2024, the City Creek Property is leased to 84 tenants, all of which are collateral apart from shadow anchors Macy’s and Nordstrom. No single tenant at the City Creek Center Property comprises more than 5.9% of underwritten base rent or 8.1% of collateral net rentable area (“NRA”).

Major Tenants.

Restoration Hardware (11,522 SF; 3.5% of NRA; 5.9% of underwritten base rent): Restoration Hardware is an American retailer operating primarily in the home furnishings market. The company offers merchandise assortments across a number of categories, including furniture, lighting, textiles, bath-ware, décor, outdoor/garden and baby/child/teenager furnishings. Restoration Hardware’s current lease expires in July 2024.

Tiffany & Co (6,123 SF; 1.9% of NRA; 4.7% of underwritten base rent): Tiffany & Co is an American luxury jewelry house. Tiffany & Co’s product offering spans jewelry, gifts, watches, accessories and fragrances, amongst others. Founded in 1837 in New York City, Tiffany & Co now operates 300 stores worldwide. The related borrower is working on a renewal with Tiffany & Co to renew its lease through January 31, 2033. We cannot assure you that the renewal will occur.

H&M (26,362 SF; 8.1% of NRA; 3.5% of underwritten base rent): H&M is a multinational fashion and design company based in Sweden that focuses on fast-fashion clothing. Founded in 1947, H&M now has over 4,000 stores in more than 75 markets. H&M’s current lease expires in January 2028 with one, five-year renewal option remaining.

The following table presents certain information relating to the tenants at the City Creek Center Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Restoration Hardware	B1/NR/NR	11,522	3.5%	$862,500	$74.86	5.9%	7/31/2024	N	None
Tiffany & Co	Aa3/NR/NR	6,123	1.9	690,337	$112.74	4.7	1/31/2033(3)	N	1 x 5 Yr
H&M	NR/BBB/NR	26,362	8.1	515,219	$19.54	3.5	1/31/2028	N	1 x 5 Yr
Alo Yoga	NR/NR/NR	5,359	1.6	506,727	$94.56	3.5	1/31/2028	N	1 x 5 Yr
The Cheesecake Factory	NR/NR/NR	11,971	3.7	417,501	$34.88	2.9	1/31/2033	N	1 x 5 Yr
Sephora	Aa3/AA-/NR	5,400	1.7	415,354	$76.92	2.8	1/31/2028	Y	None
Brio Tuscan Grille	NR/NR/NR	7,340	2.3	400,000	$54.50	2.7	6/30/2028	N	2 x 5 Yr
Apple	Aaa/AA+/NR	7,655	2.3	391,510	$51.14	2.7	1/31/2028	Y	None
Tecovas	NR/NR/NR	3,579	1.1	389,986	$108.97	2.7	1/31/2031	Y	None
West Elm	NR/NR/NR	8,133	2.5	382,500	$47.03	2.6	1/31/2025	Y	None
Largest Tenants		93,444	28.7%	$4,971,634	$53.20	34.1%
Remaining Occupied		184,831	56.7	9,613,395	$52.01	65.9
Total Occupied		278,275	85.4%	$14,585,029	$52.41	100.0%
Vacant		47,515	14.6
Total		325,790	100.0%
(1)	Based on the underwritten rent roll dated January 31, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	The related borrower is working on a renewal with Tiffany & Co to renew its lease through January 31, 2033. We cannot assure you that the renewal will occur.
A-3-18

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

The following table presents certain information relating to the lease rollover schedule at the City Creek Center Property, based on the initial lease expiration dates:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM	12,963	4.0%	4.0%	$403,930	2.8%	$31.16	3
2024	35,921	11.0	15.0%	1,799,619	12.3	$50.10	8
2025	33,566	10.3	25.3%	1,655,112	11.3	$49.31	13
2026	12,196	3.7	29.1%	727,213	5.0	$59.63	6
2027	29,242	9.0	38.0%	1,595,796	10.9	$54.57	8
2028	70,622	21.7	59.7%	3,224,595	22.1	$45.66	12
2029	28,423	8.7	68.4%	1,540,168	10.6	$54.19	11
2030	5,274	1.6	70.0%	449,748	3.1	$85.28	6
2031	7,031	2.2	72.2%	656,597	4.5	$93.39	3
2032	15,331	4.7	76.9%	570,102	3.9	$37.19	4
2033	20,447	6.3	83.2%	1,429,271	9.8	$69.90	4
2034	7,259	2.2	85.4%	532,879	3.7	$73.41	4
2035 & Thereafter	0	0.0	85.4%	0	0.0	$0.00	0
Vacant	47,515	14.6	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	325,790	100.0%		$14,585,029	100.0%	$52.41	82
(1)	Based on the underwritten rent roll dated January 31, 2024.

The following table presents certain information relating to the tenants with the highest overall sales in the order of their December 31, 2024 sales:

Top Tenants by Total Sales(1)
Tenant	SF	% NRA	Lease Start	Base Rent(2)	2022 Sales	2022 Sales PSF	2023 Sales	2023 Sales PSF	2023 Occ Cost
Apple	7,655	2.3%	2012	$391,510	$39,617,026	$5,175	$37,709,904	$4,926	1.0%
Restoration Hardware	11,522	3.5%	2012	$862,500	$18,397,218	$1,597	$16,583,938	$1,439	5.2%
Louis Vuitton	4,000	1.2%	2019	$360,372	$20,487,398	$5,122	$16,144,621	$4,036	2.2%
Tiffany & Co	6,123	1.9%	2024	$690,337	$9,958,423	$1,626	$10,398,306	$1,698	6.6%
The Cheesecake Factory	11,971	3.7%	2012	$417,501	$9,136,764	$763	$9,949,487	$831	4.2%
lululemon athletica	4,492	1.4%	2017	$335,393	$7,767,055	$1,729	$7,939,797	$1,768	4.2%
Sephora	5,400	1.7%	2012	$415,354	$6,122,854	$1,134	$7,807,867	$1,446	5.3%
Anthropologie	12,041	3.7%	2012	$317,463	$5,447,811	$452	$5,451,630	$453	5.8%
Vuori	3,000	0.9%	2022	$160,104	$2,329,028	$776	$4,901,146	$1,634	3.3%
H&M	26,362	8.1%	2012	$515,219	$5,201,020	$197	$4,864,305	$185	10.6%
(1)	All sales information presented herein with respect to the City Creek Center Property is based upon information provided by the borrower sponsor.
(2)	Base Rent consists of contractual rent steps through March 2025.

A-3-19

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the City Creek Center Property:

Cash Flow Analysis
	2020	2021	2022	2023	U/W(1)(2)	U/W Per SF
Base Rent	$10,843,096	$10,999,040	$12,025,698	$12,799,420	$14,209,960	$43.62
Rent Steps	$0	$0	$0	$0	$375,069	$1.15
Percent Rent	$651,404	$2,483,980	$2,678,036	$1,644,170	$1,054,670	$3.24
Other Rental Revenue	$1,576,995	$999,371	$798,419	$916,987	$1,810,464	$5.56
Vacant Income	$0	$0	$0	$0	$2,723,638	$8.36
Total Reimbursements	$10,607,755	$9,364,493	$8,955,767	$8,302,750	$9,051,883	$27.78
Potential Gross Revenue	$23,679,250	$23,846,883	$24,457,920	$23,663,327	$29,225,683	$89.71
(Vacancy/Credit Loss)	($1,707,081)	$859,832	$459,166	($28,169)	($2,821,638)	($8.66)
Effective Gross Income	$21,972,169	$24,706,715	$24,917,085	$23,635,158	$26,404,045	$81.05
Real Estate Taxes	$1,816,131	$1,255,859	$1,154,897	$1,212,457	$1,193,335	$3.66
Utilities	$1,032,918	$1,165,813	$1,310,842	$1,608,711	$1,575,940	$4.84
Repairs & Maintenance	$2,138,626	$2,198,299	$2,071,847	$1,968,026	$2,285,533	$7.02
Payroll	$1,720,447	$1,830,927	$1,791,458	$2,081,128	$2,010,608	$6.17
Ground Rent	$2,770,978	$3,130,582	$3,729,654	$3,212,831	$4,122,955	$12.66
Other Expenses(3)	$3,520,461	$4,155,386	$4,285,335	$4,731,668	$5,190,649	$15.93
Total Expenses	$12,999,562	$13,736,865	$14,344,033	$14,814,820	$16,379,020	$50.27
Net Operating Income(4)	$8,972,608	$10,969,850	$10,573,053	$8,820,338	$10,025,026	$30.77
Capital Expenditures	$0	$0	$0	$0	$34,220	$0.11
TI/LC	$0	$0	$0	$0	$296,098	$0.91
Net Cash Flow	$8,972,608	$10,969,850	$10,573,053	$8,820,338	$9,694,708	$29.76

Occupancy	97.5%	94.9%	95.6%	94.8%	90.7%
NCF DSCR	1.66x	2.03x	1.95x	1.63x	1.79x
NOI Debt Yield	12.8%	15.7%	15.1%	12.6%	14.3%
(1)	Based on the underwritten rent roll dated January 31, 2024.
(2)	Other Rental Revenue consists of contractual rent steps through March 2025, Overage & PIL Rent, Credit Rent and Other Revenue.
(3)	Other Expenses consists of promotion expense, partnership expense, specialty leasing expense, insurance, janitorial, management fees, professional fees and other tenant services expenses.
(4)	The increase in 2023 NOI to U/W NOI reflects increased in-place rents, commercial reimbursement revenue and grossed-up vacant rents. The decrease from 2022 NOI to 2023 NOI was primarily driven by reduced percentage-in-lieu rent and common area maintenance recoveries.

Appraisal. According to the appraisal dated March 22, 2024, the City Creek Center Property had an “As-Is” appraised value of $135,500,000 as of February 27, 2024.

Property	Appraised Value(1)	Capitalization Rate(1)
City Creek Center	$135,500,000	6.25%
(1)	Source: Appraisal.

Environmental. According to the Phase I environmental assessment dated March 4, 2024, there was no evidence of any recognized environmental conditions at the City Creek Center Property.

The Market. The City Creek Center Property is located in the Central Business District submarket within the Salt Lake City Metro retail market. Population and household growth within the immediate one-mile radius have grown at an above-average rate compared to Salt Lake City and the state of Utah. The median household income within a one-, three- and five-mile radius of the City Creek Center Property are $55,933, $59,667 and $65,281, respectively. According to the appraisal, the Salt Lake City Central Business District saw zero new deliveries in 2023 while maintaining a vacancy rate of 4.6%. The City Creek Center Property has accessibility to I-15 (north/south) and I-80 (east/west). There is a Salt Lake City TRAX train station located on S Main Street adjacent to the City Creek Center Property.

The Borrower and the Borrower Sponsor. The borrower is City Creek Center Associates LLC, a Delaware limited liability company. The borrower is a single purpose bankruptcy-remote entity with two independent managers in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the City Creek Center Mortgage Loan.

A-3-20

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

The borrower sponsor and non-recourse carveout guarantor is The Taubman Realty Group LLC (“Taubman”). Founded in 1950, Taubman develops and manages regional, super-regional and outlet shopping centers. Including the City Creek Center Property, Taubman owns and operates 23 regional, super-regional and outlet malls across 10 states, Puerto Rico, China, and South Korea.

Pursuant to the City Creek Center Mortgage Loan documents, so long as one or more of Taubman, Simon Property Group, Inc., Simon Property Group, L.P. or an affiliate of any of the foregoing is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s liability (other than with respect to a Ground Lease Purchase Shortfall) is limited to 20% of the outstanding principal balance at such time, in the aggregate, plus all of the reasonable out-of- pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the related guaranty or the preservation of the lender’s rights under such guaranty.

Property Management. The City Creek Center Property is managed by The Taubman Company LLC, which is an affiliate of the borrower sponsor.

Initial and Ongoing Reserves. At origination of the City Creek Center Mortgage Loan, the borrower was required to deposit into escrow (i) $2,236,955 for a reserve with respect to outstanding tenant improvement allowances, leasing commissions and unfunded obligations under leases for certain tenants (the “Outstanding TI/LC Reserve”) and (ii) $1,124,301 for a reserve with respect to gap rent under leases for certain tenants (the “Gap Rent Reserve”). In lieu of remitting such amounts for deposit, provided that no event of default is continuing the borrower may fund the Outstanding TI/LC Reserve or the Gap Rent Reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in the applicable amount or (ii) a qualifying guaranty in the applicable amount, in each case in accordance with the City Creek Center Mortgage Loan documents.

Tax Reserve – During a City Creek Center Lockbox Event Period or at any time (x) any taxes are not paid by the borrower prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the City Creek Center Mortgage Loan documents), or (y) upon request of the lender, the borrower fails to promptly provide evidence reasonably satisfactory to the lender that such taxes have been paid prior to the assessment of any penalty for late payment and prior to the date that such taxes become delinquent (unless the borrower is contesting such taxes in accordance with the terms of the City Creek Center Mortgage Loan documents), the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the reasonably estimated annual real estate taxes; in lieu of remitting such amounts for deposit, the borrower may fund the tax reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the City Creek Center Mortgage Loan documents.

Insurance Reserve – In the event that during a City Creek Center Lockbox Event Period the borrower has not provided satisfactory evidence to the lender that the City Creek Center Property is covered by policies that are being maintained as part of a reasonably acceptable blanket insurance policy in accordance with the City Creek Center Mortgage Loan documents, the borrower is required to deposit into an insurance reserve, 1/12 of reasonably estimated insurance premiums; in lieu of remitting such amounts for deposit, the borrower may fund the insurance reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the City Creek Center Mortgage Loan documents.

Replacement Reserve – On each monthly payment date during a City Creek Center Lockbox Event Period, the borrower is required to deposit into a replacement reserve, an amount equal to $2,851.63 if the balance on deposit in the replacement reserve account is less than $68,439.20 for reasonably estimated replacements and repairs required to be made to the City Creek Center Property during each calendar year; provided, however, that in lieu of remitting such amounts for deposit, the borrower may fund the replacement reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no City Creek Center Control Event (as defined below) or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the City Creek Center Mortgage Loan documents.

TI/LC Reserve – The borrower is required to deposit into a rollover reserve, on a monthly basis, an amount equal to $28,516.33 if the balance of the rollover reserve falls below $684,392.00; in lieu of remitting such amounts for deposit, the borrower may fund the rollover reserve by delivering to the lender (i) upon at least 10 days written notice to the lender, a qualifying letter of credit in such amount or (ii) provided that no City Creek Center Control Event or event of default is continuing, a qualifying guaranty in such amount, in each case in accordance with the City Creek Center Mortgage Loan documents.

Ground Rent Reserve – During a City Creek Center Lockbox Event Period, the borrower is required to deposit into a ground rent reserve, on a monthly basis, an amount equal to the ground rent that will be payable under the Ground Lease for the month in which such payment occurs.

A “City Creek Center Control Event” means that any combination of Taubman, Simon Property Group, Inc. or Simon Property Group, L.P. does not own, in the aggregate, at least 30% of the direct or indirect interests in the borrower or does not control the borrower.

A-3-21

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

Lockbox / Cash Management. The City Creek Center Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the City Creek Center Mortgage Loan, the borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to, and is required to cause the property manager to, cause all amounts constituting rents received by the borrower or the property manager with respect to the City Creek Center Property to be deposited into the lockbox account or a lender-controlled cash management account by the end of the second business day following receipt. In addition, the borrower is required to, and is required to cause the property manager to, instruct all persons that maintain open accounts with the borrower or property manager with respect to the City Creek Center Property or with whom the borrower or property manager does business on an “accounts receivable” basis with respect to the City Creek Center Property to deliver all payments due under such accounts to the lockbox account. On each Wednesday during the continuance of a City Creek Center Lockbox Event Period (as defined below) under the City Creek Center Mortgage Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. On a daily basis at any time no City Creek Center Lockbox Event Period is in effect, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

Notwithstanding anything to the contrary in the foregoing, the borrower may maintain an account in its name into which it may deposit or cause to be deposited rents from persons who are parties to a City Creek Center License Agreement (as defined below) and miscellaneous amounts received by the borrower that are not rents, payments, reimbursements or other amounts paid under leases, provided that if a City Creek Center Lockbox Event Period exists, at the lender’s direction, the borrower is required to direct all persons who are parties to a City Creek Center License Agreement to deliver all sums due under such City Creek Center License Agreements directly to the lockbox account. To the extent any such sums are collected directly by the borrower or property manager, the borrower is required to, and is required to cause the property manager to, cause all such sums received by the borrower or property manager to be deposited into the lockbox account by the end of the second business day following receipt.

On each due date during the continuance of a City Creek Center Lockbox Event Period, all funds on deposit in the cash management account after payment of debt service on the City Creek Center Mortgage Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the City Creek Center Mortgage Loan.

A “City Creek Center License Agreement” means any license or occupancy agreement granted by the borrower (or a predecessor-in-interest) to (i) an operator of a cart, kiosk or similar merchandising facilities located in the common areas of the City Creek Center Property or (ii) a licensee or occupant of an in-line space for a term of one year or less.

A “City Creek Center Lockbox Event” means the occurrence of: (i) an event of default; (ii) any bankruptcy action of the borrower; (iii) a bankruptcy action of the property manager if the property manager is an affiliate of the borrower, provided that the property manager is not replaced within 60 days with a qualified property manager; or (iv) a City Creek Center Debt Yield Trigger Event (as defined below).

A “City Creek Center Lockbox Event Period” means the period commencing on the occurrence of a City Creek Center Lockbox Event and continuing until the occurrence of the applicable City Creek Center Lockbox Termination Event (as defined below).

A “City Creek Center Debt Yield Trigger Event” means, as of any date of determination, the debt yield based on the trailing four calendar quarter period immediately preceding such date of determination is less than 10.00% for two consecutive calendar quarters.

A “City Creek Center Lockbox Termination Event” means (a) if the City Creek Center Lockbox Event is caused solely by the occurrence of a City Creek Center Debt Yield Trigger Event, the achievement of a debt yield for the City Creek Center Mortgage Loan of 10.00% or greater for two consecutive calendar quarters based on the trailing four calendar quarter period immediately preceding such date of determination, (b) if the City Creek Center Lockbox Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default (which cure the lender is not obligated to accept and may reject or accept in its sole and absolute discretion) provided that the lender has not accelerated the City Creek Center Mortgage Loan, moved for a receiver or commenced foreclosure proceedings or (c) if the City Creek Center Lockbox Event is caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a qualified property manager under a replacement property management agreement within 60 days or such bankruptcy action of the property manager is discharged or dismissed within 90 days without any adverse consequences to the City Creek Center Property or the City Creek Center Mortgage Loan; provided, however, that, each such City Creek Center Lockbox Termination Event is subject to the following conditions: (i) no other City Creek Center Lockbox Event has occurred and is continuing, (ii) no other event of default has occurred and is continuing under the City Creek Center Mortgage Loan documents, (iii) the borrower may not cure a City Creek Center Lockbox Event (x) more than a total of five times in the aggregate during the term of the City Creek Center Mortgage Loan or (y) triggered by a bankruptcy action of the borrower at any time during the term of the City Creek Center Mortgage Loan and (iv) the borrower has paid all of the lender’s reasonable out-of-pocket expenses incurred in connection with such City Creek Center Lockbox Termination Event, including reasonable attorney’s fees and expenses.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. None.

A-3-22

Retail – Super Regional Mall 50 South Main Street Salt Lake City, UT 84101	Collateral Asset Summary – Loan No. 2 City Creek Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$70,000,000 51.7% 1.79x 14.3%

Partial Release. The City Creek Center Mortgage Loan documents permit the borrower to obtain the release of non-income producing or vacant portions of the City Creek Center Property in connection with a transfer to third parties or affiliates of the borrower without the payment of a release price provided that, among other conditions, the borrower satisfies customary REMIC requirements.

Ground Lease. The City Creek Center Property is subject to that certain unsubordinated 30-year amended and restated retail airspace lease, effective as of December 4, 2008, as amended (the “Airspace Ground Lease”), between Property Reserve, Inc., a Utah nonprofit corporation and the real estate investment arm of The Church of Jesus Chris of Latter-Day Saints, as ground lessor, and the borrower, as ground lessee, which expires on March 21, 2042, and is subject to four, 10-year extension options (provided that the as-extended expiration date may be no later than December 31, 2070 unless certain additional conditions set forth in the ground lease are satisfied).

Under the Airspace Ground Lease, the ground lessor has two options to purchase the leasehold estate: (i) in the event the occupancy rate at the City Creek Center Property falls below 50% for 6 consecutive months and (ii) on the 12th anniversary of the retail center’s opening date and every 5 years thereafter, with the next option available for exercise on March 22, 2029. The purchase price under the options is equal to the sum of (i) 95% of the fair market value of the leasehold interest, assuming all extension options are exercised, plus (ii) the Landlord’s Rental Stream Value (as defined below) of the percentage rent, which purchase price may not exceed 100% of the fair market value. The City Creek Center Mortgage Loan documents provide recourse to the guarantor for any losses to the lender arising out of or in connection with any failure of the purchase price paid by the ground lessor in connection with the exercise of the ground lessor’s purchase option to repay the City Creek Center Mortgage Loan in its entirety (the “Ground Lease Purchase Shortfall”).

“Landlord’s Rental Stream Value” means the product of (a) the average annual percentage rent, if any, the ground lessee paid the ground lessor in the three full calendar years immediately before the ground lessor exercised its purchase option and (b) a fraction whose numerator is 100% and whose denominator is the cap rate.

A-3-23

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

A-3-24

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

A-3-25

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

A-3-26

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Retail - Anchored
Borrower Sponsor(s):	Jeffrey Gindi and Eli Gindi	Collateral:	Fee
Borrower(s):	N & G Showcase LLC	Location:	Las Vegas, NV
Original Balance(1):	$69,500,000	Year Built / Renovated:	1997 / 2003
Cut-off Date Balance(1):	$69,500,000	Property Management:	Showcase Mall Vegas Management LLC
% by Initial UPB:	6.9%	Size:	180,848 SF
Interest Rate:	6.36000%	Appraised Value (As Is) / Per SF:	$250,000,000 / $1,382
Note Date:	June 7, 2024	Appraisal Date:	March 27, 2024
Original Term:	60 months	Occupancy(4):	90.0% (as of February 29, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	91.7%
Original Amortization:	NAP	Underwritten NOI(5):	$14,408,703
Interest Only Period:	60 months	Underwritten NCF:	$14,200,728
First Payment Date:	August 1, 2024
Maturity Date:	July 1, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(5):	$12,894,000 (TTM April 30, 2024)
Additional Debt Balance(1):	$100,000,000	2023 NOI:	$12,390,114
Call Protection:	L(24),YM1(29),O(7)	2022 NOI:	$10,800,125
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	NAV
Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$937
Taxes:	$363,322	$121,107	NAP	Maturity Date Loan / SF:	$937
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	67.8%
Replacement Reserves:	$2,261	$2,261	NAP	Maturity Date LTV:	67.8%
TI / LC:	$15,071	$15,071	$542,544	UW NOI DY:	8.5%
Unfunded Obligations:	$250,000	$0	NAP	UW NCF DSCR:	1.30x
Other(3):	$14,152,888	$0	NAP
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$169,500,000	97.4%	Loan Payoff	$101,221,918	58.1%
Borrower Sponsor Equity	$4,571,072	2.6%	Preferred Equity Payoff	$50,523,000	29.0%
			Upfront Reserves	$14,783,541	8.5%
			Closing Costs(6)	$7,542,613	4.3%
Total Sources	$174,071,072	100.0%	Total Uses:	$174,071,072	100.0%
(1)	The Showcase I Mortgage Loan (as defined below) is part of the Showcase I Whole Loan (as defined below), which is comprised of five pari passu promissory notes. Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the Showcase I Whole Loan.
(2)	See “Initial and Ongoing Reserves” below.
(3)	Other Reserves are comprised of $12,000,000 allocable to the Unfunded M&M TI Obligations Reserve and $2,152,888 allocable to the Unfunded M&M Free Rent Obligations Reserve (each as described under “Initial and Ongoing Reserves” below).
(4)	Though in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire on December 31, 2024. Netflix currently leases its space at a rental rate of $83.15 PSF. The Showcase I Property (as defined below) was 100.0% physically occupied as of February 29, 2024.
(5)	The increase from Most Recent NOI to Underwritten NOI is primarily attributed to (i) the execution of the M&M World (“M&M”) renewal lease with an effective date and rent step up in September 2025, reflected in the lender underwriting, and (ii) increased parking income in accordance with the borrower’s budget. At loan origination, $2,152,888 was reserved in connection with the M&M gap/free rent obligations, representing the difference between the current in-place rent under the M&M lease and the renewal rent which is scheduled to take effect on the earlier to occur of (i) the delivery of the renovated M&M space to M&M and (ii) September 1, 2025 (the earlier to occur of clause (i) or (ii) above is hereinafter referred to as the “M&M Renewal Rent Commencement Date”).
(6)	Closing Costs include a rate buydown fee of $6,632,535.

A-3-27

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

The Loan. The third largest mortgage loan (the “Showcase I Mortgage Loan”) is part of a whole loan (the “Showcase I Whole Loan”) evidenced by five pari passu promissory notes in the aggregate original principal amount of $169,500,000. The Showcase I Whole Loan was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”) and CREFI on June 7, 2024. The Showcase I Whole Loan is secured by a first priority fee mortgage encumbering a 180,848 SF anchored retail property located in Las Vegas, Nevada (the “Showcase I Property”).

The table below identifies the promissory notes that comprise the Showcase I Whole Loan. The relationship between the holders of the Showcase I Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Showcase I Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the Benchmark 2024-V8 securitization until the controlling Note A-1 is securitized, whereupon the Showcase I Whole Loan will be serviced pursuant to the pooling and servicing agreement for the transaction in which the controlling Note A-1 is securitized. See “The Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$70,000,000	$70,000,000	JPMCB	Yes
A-2(1)	$20,000,000	$20,000,000	JPMCB	No
A-3(1)	$10,000,000	$10,000,000	JPMCB	No
A-4	$40,000,000	$40,000,000	Benchmark 2024-V8	No
A-5	$29,500,000	$29,500,000	Benchmark 2024-V8	No
Whole Loan	$169,500,000	$169,500,000
(1)	Expected to be contributed to one or more securitization trust(s) or may otherwise be transferred at any time.

The Property. The Showcase I Property is a four-story, 180,848 SF, anchored retail property located along the east side of Las Vegas Boulevard within Las Vegas, Nevada. The Showcase I Property is situated on the southeast corner of the intersection of Las Vegas Boulevard and MGM Road, which provides access to MGM Resort and Casino. Additionally, just south of the Showcase I Property is Tropicana Avenue, which is home to three major resorts and casinos including the MGM Grand, New York New York Hotel & Casino and Excalibur Hotel & Casino. According to the appraisal, pedestrian traffic fronting the Showcase I Property exceeds 50,000 vehicles per day. The Showcase I Property is in close proximity to tourist attractions including the T-Mobile Arena, The Park, Park MGM and Park Theater.

The Showcase I Property was constructed in 1997 and most recently renovated in 2003. According to the appraisal, the Showcase I Property has undergone several renovations since opening, including exterior and interior improvements. The building features frontage along Las Vegas Boulevard and is structurally designed to have a large amount of billboard and advertisement exposure. Additionally, major tenants at the Showcase I Property such as M&M and Coca Cola have built out significant exterior design elements. The Showcase I Property is comprised of two parcels located directly adjacent to each other and connected via a sky bridge. The first parcel contains a retail building with four above ground floors and a sub-grade basement level. The second parcel contains a 12-story parking garage featuring 1,406 parking spaces, connected to the Showcase I Property via a pedestrian bridge on the fourth level, as well as 41,108 SF of specialty theatre concept space split across the first two floors. Furthermore, the Showcase I Property features four sets of escalators and two elevators. Lower level major tenants including M&M and Coca Cola have their own escalators providing convenient lower-level access.

As of February 29, 2024, the Showcase I Property is 90.0% leased to a roster of nationally branded tenants (although currently in occupancy and paying rent, the Netflix lease expires in December 2024 and has been marked vacant for purposes of lender underwriting). M&M is located across portions of all four above ground level floors and features a wide range of amenities including gift stores and a custom candy dispenser capable of producing M&M’s candies with personalized messages and images. Other amenities include a free 10-minute, 3-D movie on the third floor and Red’s Pit Stop, an ice cream and dessert bar where the store also hosts children’s birthday parties. In addition, M&M recently executed a 15-year lease renewal commencing in September 2025. M&M’s renewal rent of $4,000,000 is an approximately 75.6% increase as compared to the current in-place rent of $2,277,692. Such renewal rent is scheduled to take effect on the M&M Renewal Rent Commencement Date. In connection with the M&M renewal lease, the borrower agreed to a partial rent abatement of $166,666.67 per month (representing approximately 50% of the renewal rent) for the first 12 months after the M&M Renewal Rent Commencement Date and a rent abatement of $6,240.25 per day (representing approximately 99% of the current in-place rent) for 180 days commencing on the date that M&M vacates its entire premises and removes trade fixtures and movable personal property in connection with renovating its premises in accordance with the M&M lease (such date, if any, the “Vacate Date”). In addition, M&M is entitled to additional rent credits if delivery of its renovated premises is delayed. See “Initial and Ongoing Reserves” below. Coca Cola occupies portions of the first three above ground levels and features exclusive Coca Cola branded merchandise as well as a Coca Cola fountain on the second floor with 16 different international beverages. Outback Steakhouse leases space on the fourth floor. Marshalls

A-3-28

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

and Netflix have exclusive ground floor entries providing access to the lower sub-grade leased space. Westgate Resorts occupies multiple suites at the Showcase I Property, as well as a kiosk and also maintains large exterior signage. The second floor of the Showcase I Property features a food court with multiple vendor suites, master leased to a third-party operator which runs the food court comprising 14,737 SF in aggregate. The food court also features its own entry and access from Las Vegas Boulevard frontage. The ground level and second level of the Showcase I Property parking garage is leased to FlyOver Las Vegas LLC (“FlyOver”), an operator of an immersive amusement attraction. The experience uses flight motion seats designed to swoop, dip and turn, giving a feeling of true flight. In order to enhance the ride and fully immerse the customer in the experience, certain 4D features such as a 20-meter spherical screen, wind, mists and fragrant scents are utilized.

The following table presents certain information relating to tenant sales history with respect to the Showcase I Property.

Tenant Sales
		2021		2022		2023		T-12 4/30/2024
	Square Feet	Sales	Sales PSF	Sales	Sales PSF	Sales	Sales PSF	Sales	Sales PSF
FlyOver	41,108	NAV	NAV	$6,651,390	$161.80	$8,244,418	$200.56	$8,000,200	$194.61
M&M World	31,025	$32,071,045	$1,033.72	$33,881,880	$1,092.08	$30,984,942	$998.71	$30,360,018	$978.57
Marshalls(1)	30,624	$12,679,436	$414.04	$14,393,699	$470.01	$16,336,842	$533.47	NAV	NAV
Coca Cola	18,597	$11,317,077	$608.54	$13,261,687	$713.11	$15,093,882	$811.63	$15,291,122	$822.24
Total Sales	121,354	$56,067,558	$698.70	$68,188,656	$561.90	$70,660,084	$582.26	$53,651,340	$591.33

(1)	Sales periods represent the data from February of the current year to January of the following year.

Major Tenants. The three largest tenants based on underwritten base rent are M&M, Sketchers and Coca Cola.

M&M (31,025 square feet; 17.2% of net rentable area; 29.3% of underwritten base rent) – First introduced in Newark, New Jersey in 1941, M&Ms are now offered in over 100 different countries around the world. M&M World is a retail store that specializes in M&M’s candy and related merchandise. The store features a gift shop on the first floor, candy dispensers on the second floor, collector’s items on the third floor and an authentic M&M-sponsored NASCAR race car which was driven by Ken Schrader on the fourth floor. Other core attractions include a custom candy dispenser capable of imprinting custom messages and images onto the candies as well as a digitally-remastered interactive 3-D film which runs for about 10 minutes and plays throughout the day. Although many subsequent M&M retail stores have since opened, the one at the Showcase I Property was the first, originally opened in 1997. M&M recently executed a renewal lease commencing in September 2025 for a 15-year term at a base rent of $4,000,000, 75.6% in excess of the current in-place rent. Such renewal rent is scheduled to take effect on the M&M Renewal Rent Commencement Date. The M&M lease is guaranteed by Mars Inc., the tenant’s investment grade credit-rated parent company. M&M’s renewal lease term ends in August 2040 with two, five-year renewal options. In connection with the M&M renewal lease, the borrower agreed to a partial rent abatement of $166,666.67 per month (representing approximately 50% of the renewal rent) for the first 12 months after the M&M Renewal Rent Commencement Date and a rent abatement of $6,240.25 per day (representing approximately 99% of the current in-place rent) for 180 days commencing on M&M’s Vacate Date (if any). At origination of the Showcase I Mortgage Loan, $2,152,888 was reserved in a gap and free rent reserve, representing the difference between the current in-place rent under the M&M lease and the renewal rent which is scheduled to take effect on the M&M Renewal Rent Commencement Date. The 12 month rent abatement, and the six month rent abatement described above related to renovations was not separately reserved for. Such reserve is required to be disbursed as described under “Initial and Ongoing Reserves—Unfunded M&M Free Rent Obligations Reserve” below. In addition, the borrower has a $12,000,000 landlord contribution obligation, in the event M&M elects to renovate its space at any point prior to July 8, 2027. In the event the construction plans for the M&M renovation are not approved by borrower or M&M by such date, M&M is instead entitled to a $2,000,000 free rent credit in lieu of the $12,000,000 available for renovations. See Initial and Ongoing Reserves—Unfunded M&M TI Obligations Reserve” below.

Skechers (7,230 square feet; 4.0% of net rentable area; 16.1% of underwritten base rent) – Founded in 1992 by Robert Greenberg, Skechers is an American multinational footwear and apparel company headquartered in Manhattan Beach, California. Skechers operates 5,203 company and third-party owned retail stores across more than 180 countries. Skechers is currently the third-largest athletic footwear brand in the world and has major manufacturing facilities throughout North America, Europe, Central America, South America and Asia. 2023 saw Skechers record annual sales of $8.00 billion, a year-over-year increase of 7.5%, also recording a record gross margin of 53.1% in the fourth quarter of 2023. In 2023, Skechers introduced partnerships and a capsule collection with Martha Stewart and Snoop Dogg, who appeared in a joint Super Bowl campaign. Additionally, it continued to grow its sports presence, signing Harry Kane, Julius Randle and Terance Mann. Skechers’ lease term ends in March 2027 with two, five-year renewal options remaining.

Coca Cola (18,597 SF; 10.3% of NRA; 12.2% of underwritten base rent) – Founded in 1886, Coca Cola has grown into an international total beverage brand sold in more than 200 countries, with 2.2 billion servings of Coca Cola branded drinks served daily. Coca Cola’s beverage portfolio is expansive, covering more than 200 brands and thousands of beverages across the globe, from soft drinks and waters, to coffee and teas. Additionally, the company has amassed over 225 bottling partners across 900 bottling plants globally. Coca Cola’s lease term expires in December 2029 with one, five-year renewal option remaining.

A-3-29

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

The following table presents certain information relating to the largest tenants at the Showcase I Property:

Tenant Summary(1)
							April 2024 TTM Sales
Tenant Name	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Sales $	Sales Per SF	Occ Cost %(3)	Lease Expiration	Termination Option (Y/N)	Renewal Options
Major Tenants
M&M World(4)	A1/A+/NR	31,025	17.2%	$4,000,000	$128.93	29.3%	$30,360,018	$979	14.8%	8/31/2040	N	2 x 5 years
Skechers(5)	NR/NR/NR	7,230	4.0%	$2,199,985	$304.29	16.1%	NAV	NAV	NAV	3/30/2027	N	2 x 5 years
Coca Cola	A1/A+/NR	18,597	10.3%	$1,673,730	$90.00	12.2%	$15,291,122	$822	12.9%	12/31/2029	N	1 x 5 years
Marshalls	A2/A/NR	30,624	16.9%	$1,667,215	$54.44	12.2%	$16,336,842(6)	$533(6)	13.6%(6)	1/31/2029	N	2 x 5 years
FlyOver	NR/NR/NR	41,108	22.7%	$1,124,880	$27.36	8.2%	$8,000,200	$195	21.3%	8/31/2034	N	3 x 5 years
Major Tenants Subtotal/Wtd. Avg.		128,584	71.1%	$10,665,810	$82.95	78.0%

Other Tenants(7)		34,225	18.9%	$3,007,743	$87.88	22.0%
Occupied Subtotal/Wtd. Avg.		162,809	90.0%	$13,673,553	$83.99	100.0%

Vacant Space(8)		18,039	10.0%
Total/Wtd. Avg.		180,848	100.0%

(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Based on the underwritten base rent and borrower’s projected 2024 recoveries.
(4)	M&M World is entitled to free rent as described under “Major Tenants—M&M” above.
(5)	Skechers pays a premium rent due to the size of its space, being on the grade level and featuring frontage along the Las Vegas Boulevard.
(6)	Sales $, Sales Per SF and Occ Cost % for Marshalls represents February 2023 to January 2024 total sales.
(7)	Other Tenants is inclusive of 1,585 SF which is associated with an owner-occupied management office with no attributable underwritten base rent.
(8)	Though in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire in December 2024. Netflix currently leases its space at a rental rate of $83.15 PSF.

The following table presents certain information relating to the lease rollover schedule at the Showcase I Property, based on initial lease expiration date:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM/2024(3)	1,595	0.9%	0.9%	$20,112	0.1%	$12.61	2
2025	0	0.0%	0.9%	$0	0.0%	$0.00	0
2026	0	0.0%	0.9%	$0	0.0%	$0.00	0
2027	7,230	4.0%	4.9%	$2,199,985	16.1%	$304.29	1
2028	11,467	6.3%	11.2%	$1,958,331	14.3%	$170.78	2
2029	49,221	27.2%	38.4%	$3,340,945	24.4%	$67.88	2
2030	0	0.0%	38.4%	$0	0.0%	$0.00	0
2031	0	0.0%	38.4%	$0	0.0%	$0.00	0
2032	0	0.0%	38.4%	$0	0.0%	$0.00	0
2033	0	0.0%	38.4%	$0	0.0%	$0.00	0
2034	41,108	22.7%	61.2%	$1,124,880	8.2%	$27.36	1
2035 & Thereafter	52,188	28.9%	90.0%	$5,029,300	36.8%	$96.37	3
Vacant(4)	18,039	10.0%	100.0%	NAP	NAP	NAP	NAP
Total/Wtd. Avg.	180,848	100.0%		$13,673,553	100.0%	$83.99	11
(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the lease rollover schedule.
(3)	MTM/2024 is inclusive of 1,585 SF which is associated with an owner-occupied management office with no attributable UW base rent.
(4)	Though in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire in December 2024. Netflix currently leases its space at a rental rate of $83.15 PSF.

A-3-30

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

The following table presents certain information relating to the historic operating performance and Underwritten Net Cash Flow at the Showcase I Property:

Cash Flow Analysis(1)
	2022	2023	TTM 4/30/2024(2)	U/W(2)	U/W Per SF
Rents in Place	$10,160,383	$12,029,049	$12,413,607	$13,673,553	$75.61
Vacant Income	0	0	0	1,499,943	$8.29
Reimbursements	2,357,104	2,375,437	2,587,716	2,941,175	$16.26
Gross Potential Income	$12,517,487	$14,404,487	$15,001,323	$18,114,671	$100.17
Other Income	1,169,255	1,111,404	1,086,689	1,295,481	$7.16
Vacancy	0	0	0	(1,499,943)	($8.29)
Effective Gross Income	$13,686,743	$15,515,891	$16,088,013	$17,910,209	$99.03

Real Estate Taxes	467,369	495,962	512,323	522,232	$2.89
Insurance	73,418	86,793	91,514	157,496	$0.87
Other Operating Expenses	2,345,831	2,543,023	2,590,176	2,821,779	$15.60
Total Operating Expenses	$2,886,618	$3,125,777	$3,194,013	$3,501,507	$19.36

Net Operating Income	$10,800,125	$12,390,114	$12,894,000	$14,408,703	$79.67
Replacement Reserves	0	0	0	27,127	$0.15
TI/LC	0	0	0	180,848	$1.00
Net Cash Flow	$10,800,125	$12,390,114	$12,894,000	$14,200,728	$78.52

Occupancy (%)	90.0%	100.0%	100.0%	91.7%(3)
NCF DSCR(4)	0.99x	1.13x	1.18x	1.30x
NOI Debt Yield(4)	6.4%	7.3%	7.6%	8.5%
(1)	Based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	The increase in Net Operating Income from TTM 4/30/2024 to U/W is primarily attributed to (i) the execution of the M&M renewal lease with an effective date and rent step up in September 2025, reflected in the lender underwriting, and (ii) increased parking income in accordance with the borrower’s budget. At loan origination, $2,152,888 was reserved in connection with the M&M gap/free rent obligations.
(3)	Although in occupancy and paying rent, Netflix has been underwritten as vacant as the Netflix lease is scheduled to expire December 2024. Netflix currently leases its space at a rental rate of $83.15 PSF. Occupancy (%) represents the underwritten economic occupancy. The Showcase I Property was 100.0% physically occupied as of February 29, 2024.
(4)	Based on the Showcase I Whole Loan.

Appraisal. The appraisal concluded to an “as-is” value for the Showcase I Property of $250,000,000 as of March 27, 2024.

Showcase I Appraised Value(1)
Property	Value	Capitalization Rate
Showcase I	$250,000,000	5.75%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated April 4, 2024, there was no evidence of any recognized environmental conditions at the Showcase I Property.

The Market. The Showcase I Property is situated on the east side of Las Vegas Boulevard, just north of the intersection with Tropicana Avenue. According to the appraisal, the intersections of Tropicana Avenue and Las Vegas Boulevard and Harmon Avenue and Las Vegas Boulevard are two of the busiest in Las Vegas, both in terms of vehicle and pedestrian traffic. The area, commonly known as the central/southern portion of the Las Vegas Strip Resort Corridor, consists of a mix of well-established, recently developed and redeveloped resort casino-hotels. Additionally, the area also includes business hotels, apartment complexes, commercial retail buildings, regional retail centers and industrial buildings. Within close proximity to the Showcase I Property are a variety of prominent attractions, including MGM Grand, New York New York Hotel and Casino, Excalibur Hotel and Casino, Tropicana Las Vegas, Park MGM/NoMad, CityCenter (including Aria, Vdara, Waldorf Astoria and The Shops at Crystals), The Cosmopolitan, The Luxor, T-Mobile Arena as well as other phases of The Showcase retail development.

A-3-31

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

The Showcase I Property is located in Las Vegas, Nevada within the Las Vegas-Paradise-Henderson Core Based Statistical Area (“CBSA”). The Las Vegas metro is the largest of Nevada’s 17 counties by population size and the city is considered the 28th most populated city in the United States with a population of over 2.3 million. Las Vegas is known for its grand casinos and lavish hotels, among other attractions. According to the appraisal, Las Vegas is considered one of the top three destinations in the United States for business conventions and is a global leader in the hospitality industry, claiming more AAA Five Diamond hotels than any other city in the world. Additionally, Las Vegas frequently ranks as one of the world’s most visited tourist destinations, with an economy that heavily relies on tourist traffic. The appraisal concludes that employment in the city has increased greatly over the last 12 months preceding the appraisal date and convention activity has increased by 31% year over year as of June 2023. In terms of gross metropolitan product, the Las Vegas CBSA has outperformed the national expansion by an average of 50 basis points from 2012 through 2022. A year-end 2023 study by a local visitor’s and convention authority suggests that visitors stay an average of 3.3 nights and budget approximately $788 for gaming, a continued increasing trend since 2018. The same study also indicates that visitors report spending an average of $249 per visit for shopping, $109 per visit for shows and $565 per visit for food and drinks. The 2023 visitor expenditure for food and drink is the highest on record, with expenditure on shopping being the second highest on record, falling behind the 2021 record of approximately $285 per visit.

According to the appraisal, total 2023 visitors were equal to approximately 40.8 million, up approximately 5.2% from visitation levels reported for 2022 and exceeding 40.0 million visitors for the first time since the COVID-19 pandemic. Each month of 2023 reported visits in excess of 3.0 million. Additionally, annual convention attendance neared 6.0 million in 2023, approximately 20.0% over 2022 levels. Year to date visits as of February 2024 totaled 6,757,800, up 6.3% as compared to the first two months of 2023.

According to a third-party market research report, the 2023 population within a one-, three- and five-mile radius of the Showcase I Property was 17,188, 161,038 and 386,068, respectively. The 2023 average household income within the same radii was $148,485, $71,536 and $75,009, respectively.

According to the appraisal, the Las Vegas Retail market contains approximately 30,447,000 SF of space. The Southeast submarket that the Showcase I Property is located in contains 5,083,000 SF, or 16.7% of the region’s inventory, featuring asking rents of $20.18 PSF. Moreover, the Southeast submarket has a vacancy rate of 14.8%. However, according to a third-party market research report, retail and shopping center properties located along the Las Vegas Boulevard Corridor generally exhibit an average vacancy of between 4.0% and 7.0%. According to the appraisal, 547,000 SF of space was completed between 2019 and 2023 in the Las Vegas market, an average of 109,400 SF per year. In the Southeast submarket, a total of 10,000 SF of space was completed between 2019 and 2023, equating to 1.8% of new construction for the region. Between 2019 and 2023, new construction in the Southeast submarket outpaced absorption with an annual average of 2,000 SF completed and -8,400 SF absorbed within the five year period.

A-3-32

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

The following table presents recent large retail leases at comparable retail properties with respect to the Showcase I Property:

Comparable Leases Summary
Property	Tenant Name	Tenant Size (SF)	Base Rent PSF
Showcase I(1)	Marshalls	30,624	$54.44
Confidential	Confidential	20,000	$115.00
Confidential	Confidential	15,185	$80.00
Confidential	Confidential	50,000	$50.00
Confidential	Confidential	30,000	$110.00
Confidential	Confidential	27,900	$155.06
Confidential	Confidential	27,800	$76.44
Confidential	Confidential	10,845	$124.48
Confidential	Confidential	13,025	$122.84
Total/Wtd. Avg.(2)		194,755	$96.10

Source: Appraisal
(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	The Total/Wtd. Avg. excludes the Showcase I Property.

The following table presents recent specialty retail leases at comparable retail properties with respect to the Showcase I Property:

Comparable Leases Summary
Property	Tenant Name	Tenant Size (SF)	Base Rent PSF
Showcase I(1)	M&M World	31,025	$128.93
Confidential	Confidential	692	$541.91
Confidential	Confidential	6,176	$194.30
Confidential	Confidential	5,669	$264.60
Confidential	Confidential	9,118	$174.38
Confidential	Confidential	9,500	$170.00
Confidential	Confidential	10,350	$227.05
Confidential	Confidential	10,960	$228.10
Confidential	Confidential	1,800	$242.31
Confidential	Confidential	1,182	$368.99
Confidential	Confidential	383	$313.32
Confidential	Confidential	952	$99.95
Confidential	Confidential	648	$324.28
Confidential	Confidential	454	$317.18
Confidential	Confidential	764	$282.72
Confidential	Confidential	863	$417.15
Confidential	Confidential	3,923	$229.42
Confidential	Confidential	698	$250.00
Confidential	Confidential	446	$440.85
Total/Wtd. Avg.(2)		64,578	$223.28

Source: Appraisal
(1)	Information is based on the underwritten rent roll as of February 29, 2024, inclusive of contractual rent steps through September 30, 2025.
(2)	The Total/Wtd. Avg. excludes the Showcase I Property.

A-3-33

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

The following table presents certain information relating to the appraisal’s market rent conclusion for the Showcase I Property:

Market Rent Summary
	Anchor	Major	Theater	Food Court
Market Rent PSF (NNN)	$115.00	$75.00	$27.00	$50.00
Lease Term (Years)	10	10	10	10
Rent Increase Projection	10.0% year six	3.0% per annum	10.0% year six	3.0% per annum

The Borrower and the Borrower Sponsor. The borrower is N & G Showcase LLC, a Delaware limited liability company and single purpose entity with two independent directors. The borrower sponsors and non-recourse carveout guarantors for the Showcase I Whole Loan are Jeffrey Gindi and Eli Gindi. Legal counsel to the borrower delivered a non-consolidation opinion in connection with origination of the Showcase I Whole Loan.

Founded in the late 1990s by brothers Jeffrey and Eli Gindi, Gindi Capital is a family-owned real estate and consumer products investment firm headquartered in New York, New York. Since its founding, Gindi Capital has been involved in several commercial real estate projects in markets such as New York, Miami and Las Vegas. Notable real estate holdings for Gindi Capital include Showcase One through Five located in Las Vegas (adjacent to the Showcase I Property), 100-10 125th Street located in New York, Versace Mansion located in Florida and Dizengoff Center located in Israel.

Property Management. The Showcase I Property is managed by Showcase Mall Vegas Management LLC, a borrower-affiliated management company.

Initial and Ongoing Reserves. On the loan origination date, the borrower was required to make an upfront deposit of $250,000 into an outstanding tenant improvement allowances reserve in connection with Outback Steak House.

Real Estate Taxes – On the loan origination date, the borrower was required to make an upfront deposit of $363,322 into a reserve for real estate taxes. In addition, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next twelve months (initially estimated to be $121,107).

Insurance – The borrower is required to reserve monthly 1/12th of the annual estimated insurance payments, unless (i) no event of default is continuing under the Showcase I Whole Loan and (ii) the Showcase I Property is insured under a blanket policy meeting the requirements set forth in the related loan agreement.

Replacement Reserve – On the loan origination date, the borrower was required to make an upfront deposit of $2,261 into a reserve for replacement. In addition, the borrower is required to deposit into the replacement reserve, on a monthly basis, an amount equal to $2,261.

TI/LC Reserve – On the loan origination date, the borrower was required to make an upfront deposit of $15,071 into a TI/LC reserve. In addition, the borrower is required to deposit into the TI/LC reserve, on a monthly basis, $15,071, along with any lease termination fees or other payments received by the borrower in connection with the termination of any lease at the Showcase I Property. So long as no event of default has occurred and is continuing, the aggregate amount of the TI/LC reserve fund is subject to a cap of $542,544.

Unfunded M&M TI Obligations Reserve – On the loan origination date, the borrower was required to make an upfront deposit of $12,000,000 into a reserve for certain unfunded obligations in connection with the recently extended M&M lease. The funds on deposit in the Unfunded M&M TI Obligations Reserve are required to be disbursed in the same manner as the funds on deposit in the TI/LC Reserve (and with the same restrictions and requirements, except that such disbursements from the Unfunded M&M TI Obligations Reserve are not subject to lender’s approval). In the event the borrower has provided evidence to the lender that (i) neither the borrower nor M&M World has approved construction plans for renovation work detailed in the M&M lease documents as of July 8, 2027, (ii) there are no further obligations remaining under the M&M lease with respect to such renovation work, and (iii) neither the borrower nor M&M are in monetary or material non-monetary default under the M&M lease, then, provided no event of default has occurred and is continuing under the Showcase I Whole Loan documents, (1) an amount equal to $2,000,000 will automatically be transferred from the Unfunded M&M TI Obligations Reserve to an Outstanding TI/LC reserve (which $2,000,000 is required to be disbursed to the lockbox account in respect of free rent in accordance with a schedule to be provided by the borrower and reasonably approved by the lender) and (2) any funds on deposit in the Unfunded M&M TI Obligations Reserve in excess of $2,000,000 will automatically be transferred into the lockbox account.

Unfunded M&M Free Rent Obligations Reserve – On the loan origination date, the borrower was required to make an upfront deposit of $2,152,888 into a reserve for M&M gap/free rent, representing the difference between the current in-place rent under the M&M lease and the renewal rent. The 12 month rent abatement, and the six month full rent abatement related to renovations was not separately reserved for. On the payment date occurring in September 2025, provided no event of default is continuing under the Showcase I Whole Loan, an amount equal to $84,503.50 is required to be released into the lockbox account, from the Unfunded M&M Free Rent Obligations Reserve for 12 months such that the remaining reserve is equal to the abated rent M&M is entitled to during its renovation (if M&M elects to

A-3-34

Retail – Anchored 3785 South Las Vegas Boulevard Las Vegas, NV 89109	Collateral Asset Summary – Loan No. 3 Showcase I	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$69,500,000 67.8% 1.30x 8.5%

renovate). The remaining reserve is required to be released into the lockbox account, provided no event of default is continuing under the Showcase I Whole Loan, in six equal installments of $189,807.67 commencing upon M&M’s Vacate Date (if any). At such time as the borrower has provided the lender with reasonably acceptable evidence that (i) no free rent periods remain (including, without limitation, (x) actual free rent periods and/or gap periods and/or (y) rights or potential rights to apply or convert tenant improvements, allowances or any other amounts to free rent and/or gap rent) pursuant to the M&M lease and (ii) neither borrower nor M&M is in monetary or material nonmonetary default pursuant to the M&M lease, all funds in the Unfunded M&M Free Rent Obligations Reserve will be deposited into the lockbox account.

Lockbox / Cash Management. The Showcase I Whole Loan is structured with a hard lockbox and springing cash management. At origination, the borrower and property manager were required to direct the tenants to pay rent directly into the lockbox account, and are required to deposit into such lockbox account any rents otherwise received within two business days after receipt. If no Cash Sweep Period is continuing, all funds in the lockbox account will be swept each business day to the borrower’s operating account. During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept to a lender-controlled cash management account and applied in accordance with the Showcase I Whole Loan documents. During the continuance of a Cash Sweep Period, any excess cash is required to be deposited into an excess cash flow reserve account to be held as additional security for the Showcase I Whole Loan in accordance with the Showcase I Whole Loan documents. All sums remaining on deposit in the excess cash flow reserve account will be disbursed to the borrower upon payment in full of the debt. Further, if at any time during a Cash Sweep Period there are insufficient funds on deposit in the TI/LC Reserve or the unfunded obligations reserve (to the extent applicable) to cover any tenant improvement costs and/or leasing commissions which would be payable utilizing funds in the TI/LC Reserve or the unfunded obligations reserve, then provided no event of default is continuing and no such funds are disbursed to cover any fees payable to an affiliate of the borrower or the guarantors, the lender is required to make funds in the excess cash flow reserve available to pay for any such tenant improvements and/or leasing commissions.

A “Cash Sweep Period” means a period commencing upon the occurrence of (i) an event of default, (ii) any bankruptcy action of the property manager or borrower or (iii) the debt service coverage ratio falling below 1.15x for two consecutive calendar quarters based on the trailing twelve-month period immediately preceding the date of such determination, and expiring upon (a) with respect to clause (i) above, the cure of such event of default and the acceptance of such cure by the lender, (b) with respect to clause (ii) above, if the Cash Sweep Period is caused solely by a bankruptcy action of the property manager, the borrower replacing the property manager with a qualified property manager under a replacement management agreement within 60 days following the occurrence of such bankruptcy or insolvency action and (c) with respect to clause (iii) above, the achievement of a debt service coverage ratio of 1.15x or greater for two consecutive calendar quarters based upon the trailing 12-month period immediately preceding the date of determination.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted

Release of Collateral. Not Permitted.

Ground Lease. None.

A-3-35

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

A-3-36

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

A-3-37

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

A-3-38

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

A-3-39

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%
Mortgage Loan Information		Property Information
Loan Sellers:	GACC, Barclays	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Retail – Super Regional Mall
Borrower Sponsor(s)(1):	Simon Property Group, L.P.	Collateral:	Fee
Borrower(s):	Sugarloaf Mills Limited Partnership	Location:	Lawrenceville, GA
Original Balance:	$66,000,000	Year Built / Renovated:	2001 / 2006
Cut-off Date Balance:	$65,790,421	Property Management:	Simon Management Associates II, LLC
% by Initial UPB:	6.5%	Size:	1,178,576 SF
Interest Rate:	8.01700%	Appraised Value / Per SF:	$215,000,000 / $182
Note Date:	April 24, 2024	Appraisal Date:	February 22, 2024
Original Term:	60 months	Occupancy:	86.6% (as of February 16, 2024)
Amortization:	Amortizing Balloon	UW Economic Occupancy:	95.0%
Original Amortization:	240 months	Underwritten NOI:	$19,850,501
Interest Only Period:	None	Underwritten NCF:	$18,082,637
First Payment Date:	June 1, 2024
Maturity Date:	May 1, 2029	Historical NOI
Additional Debt Type:	NAP	2023 NOI:	$19,831,565
Additional Debt Balance :	NAP	2022 NOI:	$19,957,034
Call Protection:	L(26),D(27),O(7)	2021 NOI:	$18,470,013
Lockbox / Cash Management:	Hard / Springing	2020 NOI:	$14,840,347
Reserves(2)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$56
Taxes:	$831,404	$103,926	NAP	Maturity Date Loan Per SF:	$49
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	30.6%
FF&E Reserve:	$0	$98,215	NAP	Maturity Date LTV:	27.1%
TI/LC:	$0	$179,816	NAP	UW NOI DY:	30.2%
Other(3):	$2,988,258	$0	NAP	UW NCF DSCR:	2.73x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$66,000,000	92.9%	Loan Payoff(4)	$65,281,823	91.9%
Borrower Sponsor Equity	$5,023,495	7.1%	Upfront Reserves	3,819,662	5.4
			Closing Costs	1,922,010	2.7

Total Sources	$71,023,495	100.0%	Total Uses	$71,023,495	100.0%
(1)	The borrower sponsor for the Sugarloaf Mills Mortgage Loan is related to the borrower sponsor for the City Creek Center Mortgage Loan.
(2)	See “Initial and Ongoing Reserves” below.
(3)	Other Reserves consists of an AMC Reserve ($1,867,325), Outstanding TI/LC Reserve ($1,059,738), Deferred Maintenance ($44,500) and a Gap Rent Reserve ($16,695).
(4)	The existing reserve balances were used to pay down the loan.

The Loan. The fourth largest mortgage loan (the “Sugarloaf Mills Mortgage Loan”) is secured by the borrower’s fee interest in a 1,178,576 SF super regional mall located at 5900 Sugarloaf Parkway in Lawrenceville, Georgia (the “Sugarloaf Mills Property”). The Sugarloaf Mills Mortgage Loan is comprised of four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $65,790,421. The Sugarloaf Mills Mortgage Loan was co-originated on April 24, 2024 by German American Capital Corporation and Barclays Capital Real Estate Inc. and accrues interest at a fixed rate of 8.01700% per annum. The Sugarloaf Mills Mortgage Loan has an initial term of five years and amortizes on a 20-year schedule. The scheduled maturity date of the Sugarloaf Mills Whole Loan is on May 1, 2029. The Sugarloaf Mills Mortgage Loan is evidenced by the controlling Note A-1-1, and non-controlling Notes A-1-2 and A-2-1 and A-2-2. GACC is selling Notes A-1-1 and A-1-2 with an aggregate outstanding principal balance of approximately $39,474,253 as of the Cut-off Date, and Barclays is selling Note A-2-1 and Note A-2-2 in the aggregate outstanding principal amount of approximately $26,316,168 as of the Cut-off Date.

The Property. The Sugarloaf Mills Property is a 1,178,576 SF super regional mall located in Lawrenceville, Georgia. The Sugarloaf Mills Property consists of one contiguous building and 6,231 parking spaces (for a parking ratio of 5.29 spaces per 1,000 SF) situated on a 115.54 acre site in Lawrenceville, Georgia, and has 130 tenants. The Sugarloaf Mills Property is anchored by Bass Pro Shops Outdoor World (“Bass Pro Shops”), Burlington, Medieval Times, and AMC Theatres along with a strong line-up of major tenants including Forever 21, Dave & Buster’s, Ross Dress for Less, Saks Fifth Avenue Off Fifth, and Off Broadway Shoes. The Sugarloaf Mills Property offers a diverse mix of traditional retailers along with outlet and entertainment options for visitors. The Sugarloaf Mills Property recently underwent

A-3-40

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

an approximately $600,000 remodel of the food court in 2023, which featured furniture and fixtures upgrades, bringing a modern look to a high traffic area in the Sugarloaf Mills Property. As of year-end 2023, sales for the in-line tenant category (approximately 10,000 SF) are $427 PSF, with an occupancy cost ratio of 11.0%. In-line (approximately 10,000 SF) sales are up 7.7% from 2019 in-line (approximately 10,000 SF) sales of $396 PSF. Additionally, the anchor tenants reported 2023 year-end sales of $80.3 million ($220 PSF), which represents a 7.1% growth in sales from 2019 sales of $75.0 million ($206 PSF). The growth in anchor sales is highlighted by Bass Pro Shops, which has increased sales to $42.3 million, representing a 14.6% increase since 2019.

The Sugarloaf Mills Property has maintained occupancy above 82% (93.1% including temporary tenants) and an NOI above $17.7 million since 2018, with the exception of 2020 due to the impact of the COVID-19 pandemic. In 2020, occupancy fell to 82.8% (93.1% including temporary tenants) and NOI decreased to $14.8 million, representing a 16.8% decrease over the prior year. The Sugarloaf Mills Property rebounded in 2021, reporting an NOI of $18.4 million, representing a 3.5% increase from 2019. The nearest other Medieval Times, the second largest tenant at the Sugarloaf Mills Property based on net rentable area, is located in Myrtle Beach, South Carolina, while the closest Bass Pro Shops, Dave & Busters, and Saks Fifth Avenue Off 5th are located over 25 miles away from the Sugarloaf Mills Property. GE Airsoft, which leases 23,510 SF at the Sugarloaf Mills Property, operates one of the largest indoor airsoft battlefields in the United States and does not have any other locations outside of the Sugarloaf Mills Property.

Major Tenants. The four anchor tenants are Bass Pro Shops, Medieval Times, Burlington and AMC Theatres.

AMC Theatres (74,693 SF; 6.3% of net rentable area; 7.3% of underwritten gross rent). AMC Theatres is the largest movie theater chain in the United States and in the world. AMC Theatres has approximately 1,000 theatres and more than 11,000 screens across the globe serving approximately 350 million guests annually. In the U.S., AMC operates approximately 660 theatres with 8,200 screens serving 265 million guests. At the Sugarloaf Mills Property, AMC Theatres has 18 screens and reported $6.6 million (approximately $366,000 per screen) in sales in 2023. AMC Theatres has been at the Sugarloaf Mills Property since December 2003 and their lease expires in December 2024 with three, five-year renewal options remaining.

Burlington (79,850 SF; 6.8% of net rentable area; 2.7% of underwritten gross rent). Burlington started as Burlington Coat Factory over 50 years ago selling off-price coats out of a factory building. Today, Burlington is a nationally recognized off-price retailer with more than 1,000 stores nationwide. Burlington sells a wide assortment of low-priced brand name ladies, men’s, kids/baby apparel and accessories, home décor items and much more. Burlington is a nationally recognized off-price retailer and a Fortune 500 company with its common stock traded on the New York Stock Exchange under the ticker symbol “BURL”. The company has over 1,000 stores across 46 states and Puerto Rico, principally under the name Burlington Stores. Burlington has been at the Sugarloaf Mills Property since 2001 and its lease expires in January 2027 with one, five-year renewal options remaining.

Medieval Times (87,200 SF; 7.4% of net rentable area; 2.6% of underwritten gross rent). Medieval Times is a dinner and show experience inspired by an 11th century dinner and tournament. Medieval Times is based upon authentic Medieval history and features the story of a noble family of the 11th Century. Medieval Times began with dinner entertainment complexes located in Majorca and Benidorm, Spain. The first North American Medieval Time in Kissimmee, Florida opened in December 1983. Since opening in North America, Medieval Times’ castles have entertained more than 72 million guests. The Lawrenceville Castle at the Sugarloaf Mills Property opened in 2001. Medieval Times reported $8.9 million ($102 PSF) in sales across the trailing twelve-month period ending December 2023 and its lease expires in July 2026 with three, 10-year renewal options remaining.

Bass Pro Shops (122,670 SF; 10.4% of net rentable area; 0.5% of underwritten gross rent). Bass Pro Shops, Inc., headquartered in Springfield, Missouri, is a retailer of fishing, hunting, camping and outdoor gear. The company's products include various types of sporting equipment, such as fishing poles, lures, nets, traps, etc. All products can be purchased online, via a company catalog or at one of the Bass Pro Shops retail locations. Big Cedar Lodge, a rustic resort and showcase for outdoor activities in Table Rock, Missouri, is owned by Bass Pro Shops. Bass Pro Shops currently pays 2.0% of sales in lieu of rent totaling $845,860 in 2023. Bass Pro Shops has been a tenant at the Sugarloaf Mills Property since 2001 and its lease expires in October 2026, with five, five-year renewal options remaining.

The following table presents certain information relating to historical occupancy for the Sugarloaf Mills Property inclusive of anchor tenants:

Historical Occupancy
2020	2021	2022	2023	2/16/2024(1)
82.8%	82.6%	86.4%	87.0%	86.6%
(1)	Based on the underwritten rent roll dated February 16, 2024.
A-3-41

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

The following table presents certain information relating to the tenants (of which, certain tenants may have cotenancy provisions) at the Sugarloaf Mills Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Anchors
Bass Pro Shops Outdoor World(3)	Ba3/BB/NR	122,670	10.4%	$0	$0.00	0.0%	10/31/2026	N	5 x 5
Medieval Times(4)	NR/NR/NR	87,200	7.4%	550,000	$6.31	3.4	7/31/2026	N	3 x 10
Burlington	NR/BB+/NR	79,850	6.8%	479,100	$6.00	3.0	1/31/2027	N	1 x 5
AMC Theatres	Caa1/CCC+/NR	74,693	6.3%	1,434,106	$19.20	8.9	12/31/2024	N	3 x 5
Major Tenants
Dave & Buster’s	NR/NR/NR	61,160	5.2%	1,506,982	$24.64	9.4	5/31/2026	N	2 x 5
Altitude Trampoline Park	NR/NR/NR	40,090	3.4%	280,630	$7.00	1.7	2/29/2032	N	None
Ross Dress For Less(5)	A2/BBB+/NR	28,350	2.4%	432,338	$15.25	2.7	1/31/2028	Y	None
Saks Fifth Avenue Off 5th(3)	NR/NR/NR	28,100	2.4%	0	$0.00	0.0	11/30/2026	N	1 x 5
American Freight	NR/NR/NR	25,550	2.2%	255,500	$10.00	1.6	12/31/2024	N	None
Your Home Furniture	NR/NR/NR	24,850	2.1%	68,338	$2.75	0.4	2/28/2026	N	None
Books-A-Million	NR/NR/NR	23,370	2.0%	180,000	$7.70	1.1	1/31/2025	N	None
GE Airsoft	NR/NR/NR	23,510	2.0%	64,653	$2.75	0.4	2/28/2025	N	None
Forever 21(3)	NR/NR/NR	20,150	1.7%	0	$0.00	0.0	1/31/2026	N	None
Off Broadway Shoes	NR/NR/NR	20,680	1.8%	500,000	$24.18	3.1	1/31/2029	N	None

In-line >10,000 SF		47,637	4.0%	414,978	$8.71	2.6
In-line <10,000 SF		312,916	26.6%	9,873,366	$31.55	61.6
Other		1	0.0%	1,200	$1,200.00	0.0
Total Occupied		1,020,777	86.6%	$16,041,189	$15.71	100.0%
Vacant		157,799	13.4%
Total		1,178,576	100.0%
(1)	Based on the underwritten rent roll dated February 16, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Brass Pro Shops Outdoor World, Saks Fifth Avenue Off 5th and Forever 21 all play percentage rent in lieu of base rent. The tenants pay 2%, 3.5% and 14.4% of sales per year in percentage rent, respectively.
(4)	The second largest tenant at the Sugarloaf Mills Property, Medieval Times, subleases its space (representing approximately 7.4% of the net rentable area at the Sugarloaf Mills Property) from Mills Enterprises, Inc, an affiliate of the related borrower sponsor. The term of the related sublease expires on July 31, 2026, subject to 3, 10-year renewal options (with the term of the prime lease running concurrent with the renewal options provided for in the sublease). The lender underwrote the rent due under the prime lease (which is higher than the rent due under the sublease).
(5)	If at any time the applicable zoning does not permit the retail sale in the store of all the types of merchandise customarily sold in tenant’s other stores, tenant may, without waiving any other rights Ross Dress for Less may terminate the lease by giving the borrower 30 days’ prior written notice thereof. Ross Dress of Less’ termination notice will be required to include a written specification of the unamortized cost of any leasehold improvements made to the store. The borrower will be required to pay such unamortized cost to Ross Dress for Less, within 30 days following the date of termination.

Tenant Sales Per SF(1)
	2019	2021	2022	2023
Tenants < 10,000 SF
Occupancy Cost(2)(3)	13.0%	11.1%	11.0%	10.9%
Sales PSF	$396	$429	$419	$427
(1)	All sales information presented above is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor.
(2)	Occupancy Cost was not calculated during periods affected by COVID-19 due to incomplete sales reporting by tenants.
(3)	Occupancy Cost is based on current gross rent paid by tenants and sales of each respective year.
A-3-42

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

The following table presents certain information relating to the tenants with the highest overall sales in the order of their December 31, 2023 sales.

Top Tenants by Total Sales(1)
Tenant	SF	% NRA	Lease Start	Base Rent	2022 Sales	2022 Sales PSF	2023 Sales	2023 Sales PSF	2023 Occ Cost(2)
Bass Pro Shops Outdoor World(3)	122,670	10.4%	10/29/2001	$0	$42,616,000	$347	$42,293,019	$345	2.2%
Burlington	79,850	6.8%	11/2/2001	$479,100	$22,860,000	$286	$22,545,242	$282	2.6%
Dave & Buster's	61,160	5.2%	10/29/2001	$1,506,982	$13,972,000	$228	$13,458,132	$220	11.7%
Nike Factory Store	9,288	0.8%	2/1/2022	$353,819	$12,446,000	$1,340	$12,304,480	$1,325	3.1%
Medieval Times	87,200	7.4%	11/11/2001	$550,000	$8,571,000	$98	$8,916,363	$102	6.2%
AMC Theatres	74,693	6.3%	12/17/2003	$1,434,106	$5,586,000	$75	$6,579,462	$88	23.8%
H&M(4)	20,000	1.7%	2/23/2017	$0	$6,374,000	$319	$5,591,295	$280	9.3%
Lego Factory Outlet	4,298	0.4%	4/1/2023	$265,971	$4,537,000	$1,056	$4,850,094	$1,128	6.0%
Adidas	8,725	0.7%	3/1/2012	$410,075	$5,813,000	$666	$4,750,662	$544	9.3%
The Finish Line	4,653	0.4%	5/1/2023	$88,965	$3,367,000	$724	$4,370,618	$939	5.0%
(1)	All sales information presented herein with respect to the Sugarloaf Mills Property is based upon information provided by the borrower sponsor. In certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have reported sales information on a timely basis. Further, because sales are self-reported, such information is not independently verified by the borrower sponsor.
(2)	2023 Occ Cost is based on U/W Gross Rent which includes Base Rent, recoveries (fixed CAM, tax reimbursements and utility reimbursements) and marketing.
(3)	Bass Pro Shops Outdoor World pays 2.0% of percentage rent in lieu of Base Rent, amounting to $845,860 in 2023.
(4)	H&M pays 8.0% percentage rent in lieu of base rent amounting to $447,304 in 2023.

The following table presents certain information relating to the lease rollover schedule at the Sugarloaf Mills Property, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM	13,566	1.2%	1.2%	$369,342	2.3%	$27.23	4
2024	125,591	10.7%	11.8%	2,473,346	15.4%	$19.69	11
2025	164,898	14.0%	25.8%	2,557,080	15.9%	$15.51	30
2026	412,842	35.0%	60.8%	4,305,891	26.8%	$10.43	27
2027	108,472	9.2%	70.0%	1,620,239	10.1%	$14.94	16
2028	39,280	3.3%	73.4%	857,065	5.3%	$21.82	7
2029	67,727	5.7%	79.1%	1,327,001	8.3%	$19.59	8
2030	8,222	0.7%	79.8%	120,749	0.8%	$14.69	3
2031	10,785	0.9%	80.7%	375,719	2.3%	$34.84	3
2032	45,173	3.8%	84.6%	530,658	3.3%	$11.75	3
2033	18,399	1.6%	86.1%	1,238,015	7.7%	$67.29	8
2034	5,822	0.5%	86.6%	266,084	1.7%	$45.70	3
2035 & Thereafter	0	0.0%	86.6%	0	0.0%	$0.00	8
Vacant	157,799	13.4%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	1,178,576	100.0%	100.0%	$16,041,189	100.0%	$15.71	131
(1)	Based on the underwritten rent roll as of February 16, 2024.
(2)	Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.
A-3-43

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Sugarloaf Mills Property:

		Cash Flow Analysis(1)
	2019	2020	2021	2022	2023	U/W	U/W Per SF
Base Rent	$13,548,657	$12,797,849	$12,047,605	$12,880,243	$14,860,474	$16,041,189	$13.61
Rent Steps	0	0	0	0	0	197,680	0.17
Gross Up Vacancy	0	0	0	0	0	314,956	0.27
Gross Potential Rent	$13,548,657	$12,797,849	12,047,605	12,880,243	14,860,474	$16,553,826	$14.05
Total Reimbursements	5,325,588	4,972,020	4,971,875	5,205,939	5,257,932	5,607,271	4.76
Other Income	6,592,893	5,500,733	8,776,155	9,414,529	7,709,782	7,530,342	6.39
Total Gross Income	$25,467,138	$23,270,602	$25,795,635	$27,500,711	$27,828,188	$29,691,439	$25.19
(Vacancy / Bad Debt)	(70,657)	(2,051,073)	(364,343)	213,702	(202,670)	(1,484,572)	(1.26)
Effective Gross Income	$25,396,481	$21,219,529	$25,431,292	$27,714,413	$27,625,518	$28,206,867	$23.93
Management Fee	876,136	726,633	876,476	955,889	1,003,010	968,556	0.82
Real Estate Taxes	1,259,858	1,243,133	1,182,889	1,352,816	1,248,637	1,247,106	1.06
Insurance	304,006	313,586	326,224	343,503	520,428	587,670	0.50
Other Expenses(2)	5,118,969	4,095,803	4,575,690	5,105,171	5,021,878	5,553,034	4.71
Total Expenses	$7,558,969	$6,379,155	$6,961,279	$7,757,379	$7,793,953	$8,356,366	7.09
Net Operating Income	$17,837,512	$14,840,374	$18,470,013	$19,957,034	$19,831,565	$19,850,501	$16.84
Capital Expenditures	0	0	0	0	0	589,288	0.50
TI/LC	0	0	0	0	0	1,178,576	1.00
Net Cash Flow	$17,837,512	$14,840,374	$18,470,013	$19,957,034	$19,831,565	$18,082,637	$15.34

Occupancy (%)	87.3%	82.8%	82.6%	86.4%	87.0%	86.6%
NCF DSCR	2.69x	2.24x	2.78x	3.01x	2.99x	2.73x
NOI Debt Yield	27.1%	22.6%	28.1%	30.3%	30.1%	30.2%
(1)	Based on the underwritten rent roll as of February 16, 2024.
(2)	Other Expenses include general and administrative, repairs and maintenance, security, utility, marketing, other expenses, ground rent and janitorial expenses.

Appraisals. According to the appraisal, the Sugarloaf Mills Property had an “as-is” appraised value of $215,000,000 as of February 22, 2024.

Property	Appraised Value	Capitalization Rate
Sugarloaf Mills	$215,000,000	8.50%

Environmental Matters. According to the Phase I environmental report, dated March 4, 2024, there was no evidence of any recognized environmental conditions at the Sugarloaf Mills Property.

The Market. The Sugarloaf Mills Property is located in within the Atlanta-Sandy Springs-Alpharetta, Georgia Metropolitan Statistical Area (the “Atlanta MSA”) within the Gwinnet Mall/Duluth retail market. The Atlanta MSA comprises 29 counties, with the majority of the region's population and employment concentrated in the core counties of Clayton, Cobb, DeKalb, Fulton, and Gwinnet. The Atlanta MSA is the ninth-largest MSA in the nation. According to the appraisal, Atlanta continues to attract new businesses and sustain net in-migration.

According to the appraisal, construction activity in the Atlanta retail market was fairly strong and steady over most of the past decade. Growth in the Atlanta retail market has been driven by continued regional in-migration, corporate expansion, and overall strong economic growth. Construction activity was steady in 2022 and 2023 when the inventory in the market grew by 1.2 million SF and 1.4 million SF, respectively.

Within the Gwinnett Mall/Duluth retail submarket, retail is the largest subtype, accounting for approximately 7.1 million SF. Rents are approximately $23.08/SF, which is a 6.6% increase from 2022. Vacancy in the retail submarket is 7.8%, which is near the same level it was in 2022. During this period, there has been negative absorption of 23,804 SF.

A-3-44

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

The following tables presents certain information relating to the demographics of the Sugarloaf Mills Property:

Demographics Summary(1)(2)
Property Name	City, State	Mortgage Loan Cut-off Date Balance	1-mile Population	3-mile Population	5-mile Population	1-mile Avg Household Income	3-mile Avg Household Income	5-mile Avg Household Income
Sugarloaf Mills	Lawrenceville, GA	$65,790,421	8,886	83,114	245,453	$115,388	$106,148	$99,287
(1)	Source: Appraisal.
(2)	Values are as of 2023.

The Borrower and the Borrower Sponsors. The borrower for the Sugarloaf Mills Mortgage Loan is Sugarloaf Mills Limited Partnership, a Delaware limited partnership and single purpose entity with two independent managers. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Sugarloaf Mills Mortgage Loan.

The borrower is a 50/50 joint venture between the borrower sponsors, which is indirectly owned and controlled by affiliates of Simon Property Group, L.P. (“Simon”) and Kan Am Group (“Kan Am”).

Simon is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Simon’s properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions of dollars in annual sales.

Kan Am was founded in Germany in 1978 and its main offices are located in Munich, Frankfurt and Atlanta. Kan Am is one of Germany’s leading sponsors of international real estate funds and has a wide-ranging expertise with real estate located in the U.S., Australia, Eastern and Western Europe. Since inception, Kan Am has sponsored a total of 44 real estate funds and private placements for private and institutional investors. To date, investors have invested more than $1.6 billion in the Kan Am closed-end real estate funds.

Property Management. The Sugarloaf Mills Property is managed Simon Management Associates II, LLC, an affiliate of the non-recourse carveout guarantor.

Initial and Ongoing Reserves. At origination, the borrower was required to deposit approximately $1,867,325 into an AMC Reserve, $1,059,738 into an outstanding TI/LC reserve, $831,404 into a real estate tax reserve, $44,500 into a required repairs reserve and $16,695 into a gap rent reserve.

Tax Reserve – The borrower is required to escrow 1/12th of the annual estimated tax payments payable during the next ensuing 12 months on a monthly basis, (initially, $103,926).

Insurance Reserve – The borrower is required to escrow 1/12th of the annual estimated insurance payments on a monthly basis, unless the Sugarloaf Mills Property is insured under a blanket policy meeting the requirements set forth in the related loan agreement.

Replacement Reserve – The borrower is required to deposit monthly, with or on behalf of the lender, an amount equal to approximately $98,215.

TI/LC Reserve – The borrower is required to deposit monthly, with or on behalf of the lender, an amount equal to approximately $179,816.

Lockbox / Cash Management. The Sugarloaf Mills Mortgage Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all tenants at the Sugarloaf Mills Property to pay rents directly into a lockbox account controlled by the lender (the “Lockbox Account”), and to deposit any rents otherwise received by the borrower or the property manager into the Lockbox Account within two business days after receipt. Prior to a Lockbox Event, the borrower may utilize the Lockbox Account as the borrower’s operating account. During the continuance of a Lockbox Event, the borrower will no longer have access to the Lockbox Account, and all funds deposited into the Lockbox Account are required to be swept on a weekly basis into a deposit account controlled by the lender, to be applied and disbursed in accordance with the Sugarloaf Mills Mortgage Loan documents. During the continuance of a Lockbox Event, any excess cash is required to be deposited into an eligible account (the “Excess Cash Flow Reserve Account”) and held by the lender as additional security for the Sugarloaf Mills Mortgage Loan; provided, that, funds on deposit in the Excess Cash Flow Reserve Account will be made available to the borrower for the payment of certain property-level expenses and other uses as set forth in the Sugarloaf Mills Mortgage Loan documents.

A “Lockbox Event” means the occurrence of: (a) an event of default; (b) a bankruptcy action of the borrower; (c) a bankruptcy action of the property manager if manager is an affiliate of the borrower and provided the property manager is not replaced within 60 days with a qualified manager; (d) a Debt Yield Trigger Event; or (e) a Major Tenant Trigger Event.

A-3-45

Retail – Super Regional Mall 5900 Sugarloaf Parkway Lawrenceville, GA 30043	Collateral Asset Summary – Loan No. 4 Sugarloaf Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,790,421 30.6% 2.73x 30.2%

A “Debt Yield Trigger Event” means, as of any date of determination, the debt yield based on the trailing four calendar quarter period immediately preceding such date of determination is less than 21.0% for two consecutive calendar quarters.

A “Major Tenant Trigger Event” means the period commencing on the earlier to occur of (i) bankruptcy event of a Major Tenant (as defined below), (ii) a Major Tenant Operations Event (as defined below) or (iii) a Major Tenant Renewal Event (as defined below).

A “Major Tenant” means (i) Bass Pro Shops, (ii) Medieval Times, (iii) Burlington Coat, (iv) AMC Theaters, (v) Dave & Buster’s and/or (vi) any replacement tenant that occupies at least 50% of the square footage of the Sugarloaf Mills Property occupied by one or more of the foregoing.

A “Major Tenant Renewal Event” means, unless a Major Tenant lease has been renewed or extended on terms approved in writing by lender, the earlier of (x) the date on which such Major Tenant gives notice that it will not be renewing its lease in accordance with its terms, and (y) the date that is six months prior to the date of lease expiration.

A “Major Tenant Operations Event” means the date on which a Major Tenant “goes dark” or vacates, on a permanent basis (or for more than 90 consecutive days with an intention to vacate permanently), its demised space at the Sugarloaf Mills Property; provided that none of the following will constitute a Major Tenant Operations Event: (a) a temporary closure in connection with a restoration or renovation, (b) any other temporary closure with a duration of less than 90 days, (c) a temporary closure in compliance with applicable law, regulations and/or governmental mandates or (d) a temporary closure related to COVID-19 pandemic mandated stay-at-home closures.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

Release of Collateral. The Sugarloaf Mills Mortgage Loan documents permit the borrower to obtain the release of non-income producing portions of the Sugarloaf Mills Property in connection with a transfer to third parties or affiliates of the borrower without the payment of a release price provided that, among other conditions, the borrower satisfies customary REMIC requirements. If the LTV is less than 125% after the transfer then the borrower is required to prepay the Sugarloaf Mills Mortgage Loan documents without a yield maintenance premium equal to the least of: (i) if the release parcel was sold, the net proceeds of an arm’s-length sale; (ii) the net condemnation proceeds (if applicable); (iii) the fair market value of the parcel at the time of release; or (iv) an amount such that the LTV ratio does not increase after the release, unless the lender receives an opinion that if such prepayment does not occur, the securitization will not fail to maintain its status as a REMIC.

Ground Lease. None.

A-3-46

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

A-3-47

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

A-3-48

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Hospitality - Full Service
Borrower Sponsor(s):	Blue Glacier Fund II, L.P., 1907 Management GP, LLC and Phoenix RD Fund II LLC	Collateral:	Fee
Borrower(s):	Phoenix 226 Central Loop Owner, LLC and Phoenix 226 Central Loop Operator, LLC	Location:	Chicago, IL
Original Balance:	$65,000,000	Year Built / Renovated:	1904 / 2021
Cut-off Date Balance:	$65,000,000	Property Management:	Aimbridge Hospitality, LLC
% by Initial UPB:	6.4%	Size:	350 Rooms
Interest Rate:	7.60000%	Appraised Value / Per Room:	$160,400,000 / $458,286
Note Date:	June 6, 2024	Appraisal Date:	March 7, 2024
Original Term:	60 months	Occupancy:	77.3% (as of May 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	77.3%
Original Amortization:	NAP	Underwritten NOI:	$9,475,432
Interest Only Period:	60 months	Underwritten NCF:	$8,427,727
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$9,380,054 (TTM May 31, 2024)
Additional Debt Balance:	NAP	2023 NOI(3):	$9,297,246
Call Protection:	L(25),D(28),O(7)	2022 NOI(3):	$7,384,793
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	NAV
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$185,714
Taxes:	$223,655	$44,731	NAP	Maturity Date Loan Per Room:	$185,714
Insurance:	$307,362	$30,736	NAP	Cut-off Date LTV:	40.5%
FF&E Reserve:	$0	$65,049	NAP	Maturity Date LTV:	40.5%
Deferred Maintenance:	$166,654	$0	NAP	UW NOI DY:	14.6%
Other(2):	$0	$273,311	$1,200,000	UW NCF DSCR:	1.68x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$65,000,000	65.7%	Loan Payoff(4)	$95,122,538	96.1%
Borrower Sponsor Equity	33,996,328	34.3	Closing Costs	3,176,119	3.2
			Upfront Reserves	697,671	0.7
Total Sources	$98,996,328	100.0%	Total Uses	$98,996,328	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other Reserves consists of a (i) monthly hotel management agreement reserve of approximately $190,940, (ii) monthly put price reserve of approximately $82,371 and (iii) springing monthly seasonality reserve that is capped at $1,200,000. See “Initial and Ongoing Reserves” below.
(3)	The increase in financial performance from 2022 to 2023 is primarily attributable to increased occupancy at the Hilton Garden Inn & Canopy – Chicago Central Loop Property. The Hilton Garden Inn & Canopy – Chicago Central Loop Property was purchased by the Phoenix RD Fund II LLC related borrower sponsors in 2019 and subsequently developed into a dual branded Hilton Garden Inn and Canopy. The Hilton Garden Inn Property (as defined below) was completed in September 2021 and the Canopy by Hilton Property (as defined below) was completed in November 2021. The increase in occupancy from 2022 to 2023 is driven by the ramp up period following the renovation.
(4)	The proceeds of the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan were used to repay the prior mortgage loan, which was in maturity default, in a discounted payoff that resulted in an approximately $4,000,000 discount to the outstanding principal balance of the prior mortgage loan.
A-3-49

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

The Loan. The fifth largest mortgage loan (the “Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan”) is secured by the borrowers’ fee interest in a 16-story, 350-room full-service dual-brand hotel located in Chicago, Illinois (the “Hilton Garden Inn & Canopy - Chicago Central Loop Property”). The Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan was originated on June 6, 2024 by CREFI and accrues interest at a fixed rate of 7.60000% per annum. The Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan is the payment date that occurs on June 6, 2029.

The Property. The Hilton Garden Inn & Canopy - Chicago Central Loop Property is a 16-story, 350-room, full-service, dual-brand hospitality property located at 226 West Jackson Boulevard in Chicago, Illinois. The Hilton Garden Inn & Canopy - Chicago Central Loop Property was originally constructed in 1904 and subsequently renovated in 2021. The Hilton Garden Inn & Canopy - Chicago Central Loop Property consists of a 135-room Hilton Garden Inn located on floors 3-7 (the “Hilton Garden Inn Property”) and a 215-room Canopy by Hilton located on floors 8-14 (the “Canopy by Hilton Property”). Each of the Hilton Garden Inn Property and the Canopy by Hilton Property are party to franchise agreements with Hilton Franchise Holding LLC, expiring on September 30, 2041 and November 30, 2041, respectively.

The Hilton Garden Inn & Canopy - Chicago Central Loop Property benefits from its location within the Central Loop of Chicago which has nearby demand generators including Millennium Park, Art Institute of Chicago, the Chicago Riverwalk and the University of Chicago. The Hilton Garden Inn & Canopy - Chicago Central Loop Property is also in close proximity to major corporations such as Amazon, Accenture, American Airlines, Boeing, JPMorgan Chase, Kraft Heinz, Pepsi, and Tyson Foods amongst others. Additionally, the Hilton Garden Inn & Canopy - Chicago Central Loop Property is located across the street from the Willis Tower Chicago which features Convene, an approximately 70,000 square foot meeting venue. According to the appraisal, the estimated demand segmentation for the Hilton Garden Inn & Canopy - Chicago Central Loop Property consisted of 38.0% leisure, 35.0% group, 25.0% commercial, and 2.0% extended stay.

The Hilton Garden Inn Property and the Canopy by Hilton Property have separate entrances, with the Hilton Garden Inn Property using 245 South Franklin Street and the Canopy by Hilton Property using 226 West Jackson Boulevard. The two hotels have interconnected lobbies and public space on a split-level first floor, with separate elevators. The ground level lobby area of the Canopy by Hilton Property features a café and bar, while level 1.5 features a shared business center, 1,299 square feet of meeting rooms, and a guest retreat. Level two features the Canopy by Hilton’s fitness center and transfer lounge, an area for pre-arrival or post-checkout guests that includes luggage lockers, shower and bathroom amenities. The lobby of the Hilton Garden Inn Property features a grab-and-go breakfast area and a 24/7 pantry. The Hilton Garden Inn Property’s fitness facility is located on the third floor. Both hotels have free-wi-fi and share back of the house and administrative functions.

The food and beverage outlets at the Hilton Garden Inn & Canopy – Chicago Central Loop Property include Depot 226, a bistro, market and coffee shop that is open for breakfast, brunch, lunch and dinner in the Canopy by Hilton Property, Garden Grille, a breakfast buffet and coffee shop located in the Hilton Garden Inn Property and Seville Chicago, a recently opened rooftop restaurant serving Mediterranean food run by celebrity chef, Fabio Viviani.

The following table presents certain information relating to the 2023 demand analysis with respect to the Hilton Garden Inn & Canopy - Chicago Central Loop Property:

Demand Segmentation(1)
Property	Rooms	Leisure	Group	Commercial	Extended Stay
Hilton Garden Inn & Canopy - Chicago Central Loop	350	38.0%	35.0%	25.0%	2.0%
(1)	Source: Appraisal

The following tables present certain information relating to the current and historical occupancy, ADR and RevPAR at the Hilton Garden Inn Property and its competitors:

Historical Occupancy, ADR, RevPAR(1)
	Hilton Garden Inn(2)			Competitive Set(2)			Penetration Factor(2)
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2022	72.1%	$230.07	$165.92	75.6%	$204.13	$154.33	95.4%	112.7%	107.5%
2023	81.6%	$227.94	$186.01	80.7%	$207.02	$167.16	101.1%	110.1%	111.3%
T-12 April 2024	82.7%	$229.90	$190.19	80.8%	$207.42	$167.65	102.4%	110.8%	113.4%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Hilton Garden Inn Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR are based on data provided by a third-party hospitality research report. The Competitive Set for 2022, 2023 and T-12 April 2024 includes Hampton Inn Majestic Theatre District, La Quinta Inns & Suites Chicago Downtown, Hilton Garden Inn Chicago Downtown Riverwalk, Residence Inn Chicago Downtown Loop, Hyatt Place Chicago Downtown The Loop, Homewood Suites by Hilton Chicago Downtown West Loop, and Cambria Hotel Chicago Loop - Theatre District.
A-3-50

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

The following tables present certain information relating to the current and historical occupancy, ADR and RevPAR at the Canopy by Hilton Property and its competitors:

Historical Occupancy, ADR, RevPAR(1)
	Canopy by Hilton Property(2)			Competitive Set(2)			Penetration Factor(2)
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2022	51.3%	$250.40	$128.43	62.7%	$262.00	$164.31	81.8%	95.6%	78.2%
2023	72.0%	$251.61	$181.12	69.7%	$258.85	$180.52	103.2%	97.2%	100.3%
T-12 April 2024	74.0%	$249.24	$184.55	69.7%	$259.07	$180.62	106.2%	96.2%	102.2%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Canopy by Hilton Property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR are based on data provided by a third-party hospitality research report. The Competitive Set for 2022, 2023 and T-12 April 2024 includes W Hotel Chicago City Center, L7 Chicago by Lotte, JW Marriott Chicago, Virgin Hotels Chicago, Hyatt Centric The Loop Chicago, Arlo Chicago, and Kimpton Gray.

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Hilton Garden Inn & Canopy - Chicago Central Loop Property:

Cash Flow Analysis
	2022(1)	2023(1)	TTM 5/31/2024	UW	UW Per Room(2)
Occupancy (%)	59.3%	75.7%	77.3%	77.3%
ADR	$240.87	$241.76	$242.86	$242.86
RevPar	$142.89	$183.00	$187.81	$187.81

Rooms Revenue	$18,254,295	$23,378,718	$24,058,946	$24,058,946	$68,740
Food & Beverage Revenue	1,200,992	1,538,409	1,516,724	1,516,724	$4,333
Rooftop Lease(3)	0	0	0	250,000	$714
Other Revenue(4)	403,829	328,833	366,959	366,959	$1,048
Total Revenue	$19,859,116	$25,245,961	$25,942,628	$26,192,628	$74,836

Rooms Expense	$3,515,277	$5,439,078	$5,724,859	$5,724,859	$16,357
Food & Beverage Expense	1,179,114	1,676,109	1,764,127	1,764,127	$5,040
Other Departmental Expenses(5)	149,955	46,525	44,569	44,569	$127
Departmental Expenses	$4,844,346	$7,161,712	$7,533,554	$7,533,554	$21,524

Departmental Profit	$15,014,770	$18,084,249	$18,409,074	$18,659,074	$53,312

Management Fee	$597,495	$757,933	$776,540	$785,779	$2,245
Marketing and Franchise Fee	2,482,245	3,746,614	3,898,605	3,933,669	$11,239
Other Undistributed Expenses(6)	2,909,904	3,151,402	3,137,122	3,143,077	$8,980
Total Undistributed Expenses	$5,989,645	$7,655,949	$7,812,268	$7,862,524	$22,464

Real Estate Taxes(7)	$1,364,543	$814,007	$874,411	$969,846	$2,771
Property Insurance	273,051	315,271	340,774	351,271	$1,004
Other Fixed Expenses(8)	2,739	1,776	1,567	0	$0
Net Operating Income	$7,384,793	$9,297,246	$9,380,054	$9,475,432	$27,073

FF&E	794,365	1,009,838	1,037,705	1,047,705	$2,993
Net Cash Flow	$6,590,428	$8,287,407	$8,342,349	$8,427,727	$24,079

NCF DSCR	1.32x	1.65x	1.67x	1.68x
NOI Debt Yield	11.4%	14.3%	14.4%	14.6%
(1)	The increase in financial performance from 2022 to 2023 is primarily attributable to the Hilton Garden Inn & Canopy - Chicago Central Loop Property coming online in late 2021.
(2)	UW Per Room is based on 350 rooms.
(3)	The rooftop restaurant commenced its lease in September 2023 and has a lease term through August 2033.
(4)	Other Revenue primarily consists of parking and sundry revenue.
(5)	Other Departmental Expenses primarily consist of expenses associated with the Other Revenue components.
(6)	Other Undistributed Expenses consist of administrative and general, operations and maintenance, heat, power and light and information and telecom expenses.
(7)	The Hilton Garden Inn & Canopy - Chicago Central Loop Property was a historic adaptive re-use project that qualified for the Class L property tax incentive beginning with the 2022 tax year (payable in 2023). This reduces the assessment ratio of the improvements for 12 years to 10% per year for the first 10 years, 15% in year 11, and 20% in year 12. The program ends in year 13, and the property is then assessed at the standard rate of 25%. The Class L property tax incentive is meant to encourage the preservation and rehabilitation of landmark buildings. Real estate taxes were underwritten based on the lender’s estimated 5-year abated tax average, which assumes an increase in assessed value in 2024 (which would be reflected in 2025 real estate taxes). The estimated unabated taxes payable in 2024 according to the appraisal would be $1,397,104.
(8)	Other Fixed Expenses historically consisted of equipment leases.
A-3-51

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

Appraisal. According to the appraisal, the Hilton Garden Inn & Canopy - Chicago Central Loop Property had an “as-is” appraised value of $160,400,000 as of March 7, 2024. The table below shows the appraiser’s “as-is” conclusions.

Hilton Garden Inn & Canopy - Chicago Central Loop(1)
Property	Appraised Value	Capitalization Rate
Hilton Garden Inn & Canopy - Chicago Central Loop	$160,400,000	6.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental report, dated March 25, 2024, there was no evidence of any recognized environmental conditions at the Hilton Garden Inn & Canopy - Chicago Central Loop Property.

The Market. The Hilton Garden Inn & Canopy - Chicago Central Loop Property is located at 226 West Jackson Boulevard in downtown Chicago’s Loop. Nearby demand generators include Millennium Park, the Art Institute of Chicago, the Chicago Riverwalk and the University of Chicago. The Hilton Garden Inn & Canopy - Chicago Central Loop Property is also in close proximity to major corporations such as Amazon, Accenture, American Airlines, Boeing, JPMorgan Chase, Kraft Heinz, Pepsi, and Tyson Foods amongst others. The Hilton Garden Inn & Canopy - Chicago Central Loop Property is located approximately 11.0 miles northeast of Midway International Airport and 17.5 miles southeast from Chicago O’Hare International Airport.

The following table presents certain information relating to the primary competition for the Hilton Garden Inn Property:

Competitive Set(1)
Property	Number of Rooms	Year Opened	Estimated 2023 Occupancy	Estimated 2023 ADR	Estimated 2023 RevPAR
Hilton Garden Inn(2)	135	2021	81.6%	$227.94	$186.01
Hampton Inn Majestic Theatre District	135	2007	75.0%-80.0%	$200.00-$205.00	$155.00-$160.00
La Quinta Inns & Suites Chicago Downtown	239	2009	65.0%-70.0%	$195.00-$200.00	$125.00-$130.00
Hilton Garden Inn Chicago Downtown Riverwalk	191	2015	70.0%-75.0%	$190.00-$195.00	$140.00-$145.00
Hyatt Place Chicago Downtown The Loop	206	2015	75.0%-80.0%	$225.00-$230.00	$170.00-$175.00
Cambria Hotel Chicago Loop - Theatre District	199	2017	70.0%-75.0%	$210.00-$215.00	$155.00-$160.00
(1)	Source: Appraisal.
(2)	Occupancy, ADR and RevPAR provided by a third-party hospitality research report.

The following table presents certain information relating to the primary competition for the Canopy by Hilton Property:

Competitive Set(1)
Property	Number of Rooms	Year Opened	Estimated 2023 Occupancy	Estimated 2023 ADR	Estimated 2023 RevPAR
Canopy by Hilton(2)	215	2021	72.0%	$251.61	$181.12
W Hotel Chicago City Center	403	1929	60.0%-65.0%	$285.00-$290.00	$175.00-$180.00
JW Marriott Chicago	610	2010	65.0%-70.0%	$305.00-$310.00	$210.00-$215.00
Virgin Hotels Chicago	250	2015	75.0%-80.0%	$210.00-$215.00	$155.00-$160.00
Hyatt Centric The Loop Chicago	257	2015	75.0%-80.0%	$225.00-$230.00	$175.00-$180.00
Arlo Chicago	218	2018	70.0%-75.0%	$200.00-$205.00	$145.00-$150.00
Kimpton Gray	293	2016	75.0%-80.0%	$245.00-$250.00	$190.00-$195.00
(1)	Source: Appraisal.
(2)	Occupancy, ADR and RevPAR provided by a third-party hospitality research report.
A-3-52

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

The Borrowers and the Borrower Sponsors. The borrowers are Phoenix 226 Central Loop Owner, LLC (“Propco Borrower”) and Phoenix 226 Central Loop Operator, LLC (“Opco Borrower”), each a Delaware limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan. The borrower sponsors are Blue Glacier Fund II, L.P., 1907 Management GP, LLC and Phoenix RD Fund II LLC, (“Phoenix”), and the non-recourse carveout guarantor is Blue Glacier Fund II, L.P. The sponsorship is a combination of the original developer of the Hilton Garden Inn & Canopy – Chicago Central Loop Property, Phoenix, and a joint venture between 1907 Capital and Crestline Investors, Inc. 1907 Capital is an investment firm based in Miami, Florida that invests on behalf of family offices, institutions, endowments, and pensions. Crestline Investors, Inc. is an alternative investment manager that was founded in 1997 and had over $18 billion in assets under management as of December 31, 2023.

Propco Borrower is the fee owner of the Hilton Garden Inn & Canopy - Chicago Central Loop Property, and has leased the property to Opco Borrower, which operates the property, pursuant to an operating lease. Propco Borrower is 99% owned by a historic tax credit investor (“HTC Investor”), and 1% owned by its managing member, 226 Jackson SPE LLC, a Delaware limited liability company which also owns 100% of, and is the managing member of, Opco Borrower (“Opco Borrower Sole Member”). The non-recourse carveout guarantor, Blue Glacier Fund II, L.P. owns a 10.55% interest in 1907-Crestline Partnership, Registered Series, LLC – Series 1, a Delaware limited liability company, which is the manager of, and holds a 100% preferred interest in, 226 Jackson Investors, LLC, a Delaware limited liability company which is the 100% owner and manager of Opco Borrower Sole Member.

In addition, GDC Jackson LLC (“Preferred Equity Investor”) is the holder of a preferred equity investment in Phoenix RD Fund II LLC (“RD Fund”), which owns 100% of the common equity interests in the sole member of Opco Borrower Sole Member. Preferred Equity Investor has the right to receive payment of a priority preferred return and redemption of its preferred equity interest. Such right has been subordinated to the lender’s rights pursuant to a subordination and standstill agreement. See “Description of the Mortgage Pool—Preferred Equity” in the Prospectus.

The Opco Borrower has made an unsecured intercompany loan in the amount of $34,250,000 to the Propco Borrower, which has been subordinated to the Hilton Garden Inn & Canopy – Chicago Central Loop Mortgage Loan pursuant to a subordination and standstill agreement. In addition, the Opco Borrower is the borrower under “key money” loans (i) from the franchisor, (of which $1,800,000 remained unamortized as of the origination date), and (ii) from the property manager (of which $1,466,666.66 remained unamortized as of the origination date). The Opco Borrower also owes the property manager certain past due management fees and other amounts in the aggregate amount of $1,145,641.33, which it has agreed to pay pursuant to a fixed repayment schedule. See “Description of the Mortgage Pool—Other Unsecured Indebtedness” in the Prospectus.

Historic Tax Credit Structure. The Hilton Garden Inn & Canopy – Chicago Central Loop Property received federal historic rehabilitation tax credits in connection with the rehabilitation of the Hilton Garden Inn & Canopy – Chicago Central Loop Property. HTC Investor is entitled to receive 99% of such historic tax credit benefits subject to a five year compliance period. Beginning on December 31, 2026, and expiring on June 30, 2027, HTC Investor has the right to exercise a put option whereby the Propco Borrower will be required to redeem HTC Investor’s membership interest in Propco Borrower for a price equal to the lesser of (i) the fair market value of HTC Investor’s interest in Propco Borrower as of the date of redemption and (ii) any unpaid amounts due to HTC Investor (including, but not limited to, any unpaid annual return and tax distributions) plus 4% of the total amount of capital contributions made by HTC Investor.

In addition, the borrowers, the lender and HTC Investor entered into a Foreclosure Rights Agreement which provides that if the lender forecloses on, or otherwise acquires, the Hilton Garden Inn & Canopy – Chicago Central Loop Property before December 31, 2026, then the Propco Borrower and the transferee that takes possession of the Hilton Garden Inn & Canopy – Chicago Central Loop Property after the foreclosure event (the “Post-Foreclosure Owner”) are required to enter into a master lease until December 31, 2026 to preserve the historic tax credit structure. In addition, the Foreclosure Rights Agreement provides that the Propco Borrower and the Post-Foreclosure Owner may not take any action that could cause a recapture of the historic tax credits with respect to the Hilton Garden Inn & Canopy - Chicago Central Loop Property, and are prohibited from transferring the Hilton Garden Inn & Canopy - Chicago Central Loop Property and Opco Borrower Sole Member’s 1% ownership interest in Propco Borrower to certain tax-exempt entities which could cause a recapture of historic tax credits prior to December 31, 2026. See “Description of the Mortgage Pool—Property Types—Hospitality Properties” in the Prospectus.

Property Management. The Hilton Garden Inn & Canopy – Chicago Central Loop Property is managed by Aimbridge Hospitality, LLC, a third party property manager.

Initial and Ongoing Reserves. At origination of the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan, the borrowers deposited approximately (i) $223,655 into a reserve account for real estate taxes, (ii) $307,362 into a reserve account for insurance premiums, and (iii) $166,654 into a reserve account for deferred maintenance.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $44,731).

A-3-53

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be $30,736).

FF&E Reserve – The borrowers are required to deposit into a furniture, fixtures and equipment (“FF&E”) reserve, on a monthly basis, an amount equal to the greater of (i) the FF&E Payment (as defined below), and (ii) the amount of the deposit (if any) then required by the franchisors on account of FF&E under each franchise agreement.

“FF&E Payment” means, with respect to the corresponding monthly payment date, an amount equal to (A) commencing on the origination date through and including June 6, 2025, 1/12th of 3.0%, and (B) thereafter, 1/12th of 4.0%, in each case of the greater of (x) the annual gross revenues for the hotel related operations at the Hilton Garden Inn & Canopy - Chicago Central Loop Property for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel related operations at the Hilton Garden Inn & Canopy – Chicago Central Loop Property for the immediately succeeding calendar year as set forth in the then-current approved annual budget.

Seasonality Reserve – On each monthly payment date occurring on and after the occurrence and continuance of a Trigger Period (as defined below), the borrowers are required to deposit into a seasonality reserve an amount equal to 100% of the Excess Cash Flow (as defined below) generated by the Hilton Garden Inn & Canopy – Chicago Central Loop Property for the immediately preceding interest accrual period, for the purpose of creating a reserve for shortfalls during seasonal periods when the gross revenue of the Hilton Garden Inn & Canopy – Chicago Central Loop Property may be reduced. Notwithstanding the foregoing, any amounts that would be deposited by the borrowers into the seasonal reserve that would cause the funds then on deposit in such account to exceed $1,200,000 (the “Seasonality Reserve Account Cap”) must instead be deposited into the excess cash flow account.

Put Price Reserve – The borrowers are required to deposit monthly, from the first monthly payment date through and including the monthly payment date in June 2026, an amount equal to approximately $82,371 for the purpose of creating a reserve to pay to the historic tax credit investor all amounts due and payable to it for annual returns, tax distributions and the exercise of the put option held by the historical tax credit investor.

HMA (Hotel Management Agreement) Reserve – The borrowers are required to deposit monthly, from the first monthly payment date through and including the monthly payment date in December 2024, an amount equal to approximately $190,940 for the purpose of creating a reserve to pay the property manager certain past due management fees, reimbursable expenses and other amounts due to it in the aggregate amount of $1,145,641.33, which includes the obligation to pay to the property manager six monthly installment payments each in the amount of $100,000 on or before the final day of each month, with the first installment payment due on or before June 30, 2024 and the sixth installment payment due on or before November 30, 2024 and to pay the remaining $545,641.33 owed to the property manager on or before December 31, 2024.

Lockbox / Cash Management. The Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan is structured with a hard lockbox and springing cash management. The borrowers are required to (or cause the property manager to) immediately deposit all revenue generated by the Hilton Garden Inn & Canopy - Chicago Central Loop Property into a lender-controlled lockbox account, and to instruct the property manager to immediately deposit into such lockbox account all funds otherwise payable by the property manager to the borrowers. In addition, on or before the origination date, the borrowers were required to deliver direction letters to (1) all tenants and (2) each of the credit card companies with which the borrowers have entered into a merchant’s or other credit card agreements, in each case, directing them to pay to the lender-controlled lockbox account all rent and payments which would otherwise be paid to the borrowers or the property manager. Upon the first occurrence of a Trigger Period, the lender, on the borrowers’ behalf, is required to establish a cash management account. All funds deposited into the lockbox account are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a notice instructing the institution maintaining the lockbox account to transfer all funds on deposit on each business day to the cash management account under the control of the lender, to be applied and disbursed in accordance with the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan documents (“Excess Cash Flow”) is required to be deposited, (i) if the Seasonality Reserve Account Cap has not been exceeded, 100% into the seasonality reserve and (ii) if the Seasonality Reserve Account Cap has been exceeded, then 100% into an excess cash flow reserve account as additional collateral for the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan.

A “Trigger Period” means a period (A) commencing upon the earliest of: (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio being less than 1.20x, (iii) the occurrence of a Franchise Agreement Trigger Period (as defined below), (iv) the occurrence of a Franchise Renewal Trigger Event (as defined below), (v) the occurrence of a bankruptcy event applicable to the property manager, and (vi) the occurrence of a Seasonality Reserve Trigger Period (as defined below) and (B) expiring upon (1) with respect to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (2) with respect to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters, (3) with respect to any Trigger Period commenced in connection with clause (iii) above, a Franchise Agreement Trigger Period ceasing to exist in accordance with the definition of such term, (4) with respect to any Trigger Period commenced in connection with clause (iv) above, a Franchise Renewal Event (as defined below), (5) with respect to any Trigger Period commenced in connection with clause (v) above, the borrowers’ replacement of the applicable property manager with a

A-3-54

Hospitality – Full Service 226 West Jackson Boulevard Chicago, IL 60606	Collateral Asset Summary – Loan No. 5 Hilton Garden Inn & Canopy - Chicago Central Loop	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 40.5% 1.68x 14.6%

new manager and under a new management agreement, each of which has been approved by the lender, and (6) with respect to any Trigger Period commenced in connection with clause (vi) above, the Seasonality Reserve Trigger Period ceasing to exist in accordance with the definition of such term.

“Franchise Agreement Trigger Period” means a period (A) commencing upon the first to occur of (i) the borrowers being in default under the franchise agreement beyond any applicable notice and cure periods, (ii) the borrowers or franchisor giving notice that it is terminating the franchise agreement, (iii) any termination or cancellation of the franchise agreement (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding of the franchisor) and/or the franchise agreement expiring or otherwise failing to be in full force and effect, (iv) any bankruptcy or similar insolvency of the franchisor and (v) the Hilton Garden Inn & Canopy - Chicago Central Loop Property failing to be operated, “flagged” and/or branded pursuant to the franchise agreement; and (B) expiring upon the lender’s receipt of reasonably acceptable evidence (which evidence will include, without limitation, a duly executed estoppel certificate from the applicable franchisor or comfort letter from a new franchisor that is a Qualified Franchisor (as defined below)) of (1) (a) the satisfaction of the Franchise Agreement Cure Conditions or (b) the branding, “flagging” and operation of the Hilton Garden Inn & Canopy - Chicago Central Loop Property pursuant to a replacement franchise agreement approved by the lender and entered into in accordance with the terms of the loan documents and which is in full force and effect and (2) to the extent a property improvement plan (“PIP”) is required in connection with the foregoing, there are funds on deposit in the excess cash flow account equal to at least 125% of the cost of such PIP.

“Franchise Agreement Cure Conditions” means each of the following (i) the borrowers have cured all defaults (if any) under the franchise agreement to the satisfaction of the applicable franchisor, (ii) the borrowers and the applicable franchisor have re-affirmed the franchise agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or franchise agreement (if any), such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such franchise agreement pursuant to a final, non-appealable order of a court of competent jurisdiction and (iv) the Hilton Garden Inn & Canopy - Chicago Central Loop Property continues to be operated, “flagged” and branded pursuant to the franchise agreement.

“Franchise Renewal Event” means, in connection with a Franchise Renewal Trigger Event, an event which will occur upon the lender’s receipt of reasonably acceptable evidence (which evidence will include, without limitation, a duly executed estoppel certificate from the applicable franchisor or comfort letter from a new franchisor that is a Qualified Franchisor) that (i) the related franchise agreement has been extended or a replacement franchise agreement approved by the lender has been entered into, in each case, for a term expiring no earlier than three years after the maturity date of the Hilton Garden Inn & Canopy - Chicago Central Loop Mortgage Loan and otherwise in accordance with the terms of the loan documents, (ii) such franchise agreement (as so extended) or such replacement franchise agreement, as applicable, is in full force and effect and (iii) to the extent a PIP is required in connection with the foregoing, there are funds on deposit in the excess cash flow account equal to at least 125% of the cost of such PIP.

“Franchise Renewal Trigger Event” means an event which will occur if a Franchise Renewal Event does not occur on or before the date which is 12 months prior to the expiration of the then applicable term of the franchise agreement.

“Qualified Franchisor” means a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Hilton Garden Inn & Canopy - Chicago Central Loop Property and approved by the lender in writing.

“Seasonality Reserve Trigger Period” means a period (A) commencing upon the origination date and on any date thereafter that funds on deposit in the seasonality reserve are less than the Seasonality Reserve Account Cap, and (B) expiring upon the date that funds on deposit in the seasonality reserve exceed the Seasonality Reserve Account Cap.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. None Permitted.

Release of Collateral. Not Permitted.

Ground Lease. None.

A-3-55

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

A-3-56

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

A-3-57

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type - Subtype:	Various – Various
Borrower Sponsor(s)(1):	Daniel Gilbert	Collateral:	Fee
Borrower(s)(2):	Various	Location:	Detroit, MI
Original Balance(3):	$55,000,000	Year Built / Renovated:	Various / Various
Cut-off Date Balance(3):	$55,000,000	Property Management:	Bedrock Management Services LLC
% by Initial UPB:	5.4%	Size(6):	853,067 SF
Interest Rate:	6.38500%	Appraised Value / Per SF:	$138,010,000 / $162
Note Date:	June 5, 2024	Appraisal Date:	February 27-29, 2024
Original Term:	60 months	Occupancy(6):	83.0% (as of May 20, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	88.6%
Original Amortization:	NAP	Underwritten NOI:	$8,455,670
Interest Only Period:	60 months	Underwritten NCF:	$7,686,888
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI
Additional Debt Type(3):	Pari Passu	2023 NOI:	$8,191,302
Additional Debt Balance(3):	$20,000,000	2022 NOI:	$5,942,624
Call Protection:	L(25),D(30),O(5)	2021 NOI(7):	$3,294,646
Lockbox / Cash Management(4):	Hard / Springing	2020 NOI(7):	NAV
Reserves(5)				Financial Information(3)
	Initial	Monthly	Cap	Cut-off Date Loan Per SF(8):	$88
Taxes:	$0	Springing	NAP	Maturity Date Loan Per SF(8):	$88
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	54.3%
Replacement:	$0	$16,708	NAP	Maturity Date LTV:	54.3%
TI/LC:	$0	$75,000	$3,000,000	UW NOI DY:	11.3%
				UW NCF DSCR:	1.58x
Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$75,000,000	100.0%	Loan Payoff	$66,050,211	88.1%
			Closing Costs(9)	6,044,555	8.1
			Return of Equity	2,905,234	3.9

Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%
(1)	The non-recourse carveout guarantor is Rock Backer LLC, a Michigan limited liability company.
(2)	The borrowers are 11 Delaware limited liability companies and special purpose entities. See “The Borrowers and Borrower Sponsors” below for the names of each entity.
(3)	The Bedrock Mixed-Use Portfolio Mortgage Loan (as defined below) is part of the Bedrock Mixed-Use Portfolio Whole Loan (as defined below) evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $75.0 million. The Financial Information in the chart above reflects the metrics of the Bedrock Mixed-Use Portfolio Whole Loan.
(4)	The Bedrock Mixed-Use Portfolio is structured with a hard lockbox for the commercial tenants and a springing (soft) lockbox for the multifamily tenants. See “Lockbox/Cash Management” below.
(5)	See “Initial and Ongoing Reserves” below.
(6)	Represents the Net Rentable Area (SF) and Occupancy of the commercial space. The Bedrock Mixed-Use Portfolio consists of 853,067 SF of commercial space and 194 multifamily units. The multifamily units were 87.6% leased as of May 20, 2024.
(7)	The borrower acquired the Trio on Fort Street mortgaged property vacant in 2020 and therefore does not have a full presentation of 2020 or 2021 financials.
(8)	Based solely on the SF of the commercial space and excludes the multifamily units.
(9)	Closing Costs include an interest rate buydown of $4,762,500.
A-3-58

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

The Loan. The sixth largest mortgage loan (the “Bedrock Mixed-Use Portfolio Mortgage Loan”) is part of a whole loan (the “Bedrock Mixed-Use Portfolio Whole Loan”) secured by the borrowers’ fee interest, in an 853,067 SF mixed use portfolio located in Detroit, Michigan (the “Bedrock Mixed-Use Portfolio Properties”). The Bedrock Mixed-Use Portfolio Whole Loan is comprised of two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $75,000,000. The Bedrock Mixed-Use Portfolio Whole Loan was co-originated on June 5, 2024 by German American Capital Corporation and accrues interest at a fixed rate of 6.38500% per annum. The Bedrock Mixed-Use Portfolio Whole Loan has an initial term of five years and is interest only for the full term. The scheduled maturity date of the Bedrock Mixed-Use Portfolio Whole Loan is on June 6, 2029. The Bedrock Mixed-Use Portfolio Mortgage Loan is evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $55,000,000.

The table below summarizes the promissory notes that comprise the Bedrock Mixed-Use Portfolio Whole Loan. The relationship between the holders of the Bedrock Mixed-Use Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool— The Whole Loans—Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$55,000,000	$55,000,000	Benchmark 2024-V8	Yes
A-2	20,000,000	20,000,000	BBCMS 2024-5C27	No
Whole Loan	$75,000,000	$75,000,000

The Property. The Bedrock Mixed-Use Portfolio Properties are comprised of a diverse 10 property office, retail, industrial, and multifamily portfolio that includes 853,067 SF of commercial space and 194 apartment units. The office, retail, and multifamily properties are located in Downtown Detroit and the industrial property is located in neighboring Southwest Detroit. The three apartment buildings (28 Grand Apartments, The Ferguson Apartments, and Fourteen56 Apartments) include 194 units and 30,152 SF of commercial space. The industrial property totals 563,782 SF and is 86.1% leased to two tenants, LM Manufacturing and Diversified Synergies LLC. The six office and retail buildings total 259,133 SF and are leased to national retail and office users. Office tenants in the portfolio include Bedrock Management Services LLC (a borrower affiliate), Rockbridge Growth Equity LLC (a borrower affiliate), Hello Innovation Inc., and Hudson Real Property LLC. Retail tenants include Nike, Buddy’s Pizza, Chipotle, Bonobos, Hudson Café, and Gucci. As of May 20, 2024, the commercial space at the Bedrock Mixed-Use Portfolio Properties was 83.0% leased and the multifamily space was 87.6% leased. Approximately 76.0% of underwritten base rent is from commercial space and approximately 24.0% is from multifamily space. Approximately 22.2% of commercial underwritten base rent is from affiliates of the borrower.

The following table presents detailed information with respect to each of the Bedrock Mixed-Use Portfolio Properties:

Portfolio Summary
Property Name/Location	Property Type	Year Built/ Renovated	SF/Units(1)(2)	Occupancy(1)(2)	Allocated Whole Loan Amount (“ALA”)	% of ALA	Appraised Value	UW NCF	% of UW NCF
Trio on Fort Street	Industrial	2001/2018	563,782	86.1%	$19,509,456	26.0%	$35,900,000	$2,757,216	35.9%
28 Grand Apartments(3)	Multifamily	2016/NAP	133	84.2%	$9,075,429	12.1%	$16,700,000	$699,074	9.1%
Madison Building	Office	1917/2006	58,869	97.5%	$8,205,927	10.9%	$15,100,000	$566,502	7.4%
1274 Library Street	Retail/Office	1917/1975	40,666	54.2%	$8,151,583	10.9%	$15,000,000	$539,194	7.0%
The Ferguson Apartments	Multifamily	1897/2015	55	94.5%	$8,097,239	10.8%	$14,900,000	$586,483	7.6%
Lofts of Merchant Row(3)	Retail	1891/2017	50,983	89.8%	$6,792,986	9.1%	$12,500,000	$654,383	8.5%
620 and 630 Woodward Avenue	Office	1880/2013	39,602	74.7%	$5,744,149	7.7%	$10,570,000	$907,536	11.8%
The Globe Building	Office	1888/2020	47,310	80.1%	$5,695,239	7.6%	$10,480,000	$585,399	7.6%
1500 Woodward Avenue	Office/Retail	1891/2020	21,703	100.0%	$2,119,412	2.8%	$3,900,000	$292,880	3.8%
Fourteen56 Apartments	Multifamily	1924/2024	6	100.0%	$1,608,579	2.1%	$2,960,000	$98,223	1.3%
Total/Wtd. Avg.(4)			853,067	83.0%	$75,000,000	100.0%	$138,010,000	$7,686,888	100.0%

(1)	Information is based on the underwritten rent roll as of May 20, 2024.
(2)	The 28 Grand Apartments mortgaged property, The Ferguson Apartments mortgaged property and the Fourteen56 Apartments mortgaged property SF and Occupancy respectively represents the multifamily units and excludes the 30,152 square feet of commercial space at such properties. The following represents the commercial SF at the multifamily properties: the 28 Grand Apartments mortgaged property (4,890 SF), The Ferguson Apartments mortgaged property (20,374 SF) and the Fourteen56 Apartments mortgaged property (4,888 SF).
(3)	The 28 Grand Apartments mortgaged property and the Lofts of Merchant Row mortgaged property are condominium units. The 28 Grand Apartments mortgaged property is part of a condominium comprised of (i) a commercial unit, (ii) an affordable unit, (iii) a market unit and (iv) a rooftop unit, and the related borrower owns all of such units except the affordable unit. The Lofts of Merchant Row mortgaged property is part of a condominium comprised of six units, of which the related borrower owns two units and does not control the condominium.
(4)	The Total/Wtd. Avg. SF and Occupancy excludes the multifamily units and includes the 30,152 square feet of commercial space at the multifamily properties.
A-3-59

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

Major Tenants. The three largest commercial tenants at the Bedrock Mixed-Use Portfolio Properties based on the underwritten base rent are LM Manufacturing LLC, Diversified Synergies LLC and Bedrock Management Services LLC.

LM Manufacturing LLC (“LM”) (295,974 SF; 34.7% of the commercial net rentable area; 21.7% of underwritten base rent of the commercial space): Founded in 2019, LM is a joint venture between Magna International and LAN Manufacturing. LM provides manufacturing, assembly, sequencing, supply chain, and logistics management of complete seat assemblies for the automotive and other mobility industries.

LM has an office component that is fully utilized, as well as an industrial space that is entirely utilized as warehousing/manufacturing with seat assembly associated with the Ford Ranger, Raptor and Bronco. LM has been in occupancy at the Trio on Fort Street mortgaged property since August 2022, with $0.25 PSF annual rent increases for its industrial space and $0.50 PSF for its office space. LM has two five-year renewal options remaining and no termination options.

Diversified Synergies LLC (“Diversified Synergies”) (189,358 SF; 22.2% of the commercial net rentable area; 13.3% of underwritten base rent of the commercial space): Diversified Synergies is a packager and distributor for pharmaceutical, food and consumer goods Fortune 500 companies, offering services such as kitting, fulfilling, display constructing, packaging, merchandising, and distributing. Diversified Synergies is a joint venture between Staffing Synergies, Inc. and Diversified Chemical Technology, Inc. Diversified Synergies also works with Abbott Laboratories to supply COVID-19 test kits.

Diversified Synergies’ office portion is fully utilized and assists in supporting the manufacturing space, which is also 100% utilized. Diversified Synergies has been in occupancy at the Trio on Fort Street mortgaged property since August 2022 with 4% annual rent increases during the lease term. The Diversified Synergies lease expires in August 2027, and has no renewal or termination options.

Bedrock Management Services LLC (“Bedrock”) (25,783 SF; 3.0% of the commercial net rentable area; 13.3% of underwritten base rent of the commercial space): Founded in 2011, Bedrock is a full-service real estate with over $7.5 billion committed to acquire, develop and operate more 140 properties in Detroit and Cleveland with landmark developments at Hudson's Detroit, Book Tower, City Modern, Tower City and the May Company Building. Bedrock has been in occupancy since December 2016 with $0.99 PSF in annual rent increases. The lease terminates in June 2027 with no termination options and two 5-year extension options.

The following table presents certain information relating to the tenants at the Bedrock Mixed-Use Portfolio:

Tenant Summary (Commercial)(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)(2)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent(3)	U/W Base Rent Per SF(3)	% of Total U/W Base Rent(3)	Lease Expiration	Termination Option (Y/N)	Renewal Options
LM Manufacturing LLC	NR/NR/NR	295,974	34.7%	$2,090,428	$7.06	21.7%	7/31/2030	N	2 x 5
Diversified Synergies LLC	NR/NR/NR	189,358	22.2%	$1,280,040	$6.76	13.3%	8/31/2027	N	None
Bedrock Management Services LLC(4)	NR/NR/NR	25,783	3.0%	$1,279,353	$49.62	13.3%	6/30/2027	N	2 x 5
Gucci America Inc.	A-/NR/NR	3,611	0.4%	$557,900	$154.50	5.8%	7/31/2032	N	None
Detroit Venture Partners LLC(4)	NR/NR/NR	20,057	2.4%	$552,735	$27.56	5.7%	1/31/2027	N	None
Madison Hospitality	NR/NR/NR	18,702	2.2%	$321,330	$17.18	3.3%	12/31/2035	N	None
Hello Innovation Inc.	NR/NR/NR	11,202	1.3%	$308,055	$27.50	3.2%	6/30/2025	N	None
Rockbridge Growth Equity LLC(4)	NR/NR/NR	9,780	1.1%	$300,834	$30.76	3.1%	12/31/2029	N	1 x 5
Buddy's Downtown Detroit, LLC	NR/NR/NR	7,977	0.9%	$216,833	$27.18	2.3%	5/31/2030	N	None
Kenneth Neumann/Joel Smith & Associates Inc.	NR/NR/NR	6,196	0.7%	$192,076	$31.00	2.0%	12/31/2025	N	1 x 5
Largest Tenants		588,640	69.0%	7,099,584	$12.06	73.9%
Remaining Occupied		119,208	14.0%	2,513,326	$21.08	26.1%
Total Occupied		707,848	83.0%	$9,612,910	$13.58	100.0%
Vacant		145,219	17.0%
Total		853,067	100.0%
(1)	Based on the underwritten rent roll dated May 20, 2024.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	U/W Base Rent, UW Base Rent PSF and % of Total U/W Base Rent are inclusive of contractual rent steps underwritten through June 2025
(4)	Bedrock Management Services LLC, Rockbridge Growth Equity LLC and Detroit Venture Partners LLC are affiliates of the borrower. The Bedrock Management Services LLC space serves as the headquarters for the borrower sponsor’s real estate ventures, Bedrock Detroit.
A-3-60

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

The following table presents certain information relating to the lease rollover schedule at the Bedrock Mixed-Use Portfolio, based on initial lease expiration dates:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM	4,204	0.5%	0.5%	$61,286	0.6%	$14.58	5
2024	8,585	1.0%	1.5%	276,746	2.9%	$32.24	4
2025	52,960	6.2%	7.7%	1,406,150	14.6%	$26.55	13
2026	27,947	3.3%	11.0%	284,375	3.0%	$10.18	5
2027	239,111	28.0%	39.0%	3,220,022	33.5%	$13.47	5
2028	16,722	2.0%	41.0%	334,042	3.5%	$19.98	6
2029	19,129	2.2%	43.2%	509,518	5.3%	$26.64	4
2030	303,951	35.6%	78.8%	2,307,261	24.0%	$7.59	2
2031	6,122	0.7%	79.6%	204,281	2.1%	$33.37	2
2032	3,611	0.4%	80.0%	557,900	5.8%	$154.50	1
2033	0	0.0%	80.0%	0	0.0%	$0.00	0
2034	6,804	0.8%	80.8%	130,000	1.4%	$19.11	2
2035 & Thereafter	18,702	2.2%	83.0%	321,330	3.3%	$17.18	1
Vacant	145,219	17.0%	100.0%	0	0.0%	NAP	NAP
Total / Wtd. Avg.	853,067	100.0%	100.0%	$9,612,910	100.0%	$13.58	50
(1)	Based on the underwritten rent roll as of May 20, 2024.
(2)	Certain tenants may have lease termination options that are not reflected in the Lease Rollover Schedule.

Unit Mix - 28 Grand Apartments
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size	Average Monthly Rent Per Unit
Studio	133	100.0%	84.2%	259	$1,072

Unit Mix – The Ferguson Apartments
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size	Average Monthly Rent Per Unit
Studio	10	18.2%	90.0%	719	$1,702
1 BR / 1 BA	45	81.8%	95.6%	1,014	$1,942
Total / Wtd. Avg.	55	100.0%	94.5%	960	$1,901

Unit Mix - Fourteen56 Apartments
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size	Average Monthly Rent Per Unit
2 BR / 2 BA	6	100.0%	100.0%	1,474	$3,489
A-3-61

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Bedrock Mixed-Use Portfolio Properties:

Cash Flow Analysis(1)
	2021	2022	2023	U/W	U/W Per Square Foot
Base Commercial Rent(2)	$6,087,483	$8,835,747	$9,095,396	$9,436,984	$11.06
Rent Steps(3)	0	0	0	120,008	$0.14
Vacant Income	0	0	0	1,782,438	$2.09
Gross Potential Rent	$6,087,483	$8,835,747	$9,095,396	$11,339,430	$13.29
Reimbursements	883,522	794,287	2,694,616	2,044,337	$2.40
Percentage Rent	667,899	664,230	585,617	705,617	$0.83
Multifamily Rental Income	1,851,577	2,658,855	2,712,464	3,042,178	$3.57
Multifamily Commercial Income	435,201	382,911	299,520	175,925	$0.21
Other Rental Income(4)	153,128	115,233	247,050	237,656	$0.28
Miscellaneous Income(4)	93,595	126,089	148,902	148,902	$0.17
Less: Vacancy	0	0	0	(2,021,016)	($2.37)
Effective Gross Income	$10,172,405	$13,577,352	$15,783,565	$15,673,030	$18.37
Management Fee	799,060	859,482	945,438	626,921	$0.73
Real Estate Taxes(5)	1,478,536	1,090,631	973,163	1,013,708	$1.19
Insurance	154,162	275,616	332,953	474,024	$0.56
Other Expenses	4,446,001	5,408,999	5,340,709	5,102,707	$5.98
Total Expenses	$6,877,759	$7,634,728	$7,592,263	$7,217,360	$8.46
Net Operating Income	$3,294,646	$5,942,624	$8,191,302	$8,455,670	$9.91
Capital Expenditures	0	0	0	200,496	$0.24
TI / LC	0	0	0	568,285	$0.67
Net Cash Flow	$3,294,646	$5,942,624	$8,191,302	$7,686,888	$9.01
(1)	Based on the underwritten rent roll dated May 20, 2024.
(2)	Includes base rent from commercial properties only. Base rent for the commercial space at the multifamily properties is included in the Multifamily Commercial Income.
(3)	Contractual rent steps through June 30, 2025.
(4)	Other Rental Income and Miscellaneous Income includes late fees, pet fees, laundry and parking for the multifamily space and parking, security contribution and other miscellaneous reimbursements for the commercial space.
(5)	The 28 Grand Apartments (9.1% of UW NCF) benefits from a tax abatement that expires in 2032. The lender has underwritten the current abated taxes for the 28 Grand Apartments property.
A-3-62

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

Appraisals. According to the appraisal, the Bedrock Mixed-Use Portfolio Properties had an aggregate “as-is” appraised value of $138,010,000 as of February 27, 2024 to February 29, 2024.

Bedrock Mixed-Use Portfolio
Property	Appraised Value	Capitalization Rate(1)
Trio on Fort Street	$35,900,000	7.00%
28 Grand Apartments	$16,700,000	6.25%
Madison Building	$15,100,000	7.25%
1274 Library Street	$15,000,000	7.25%
The Ferguson Apartments	$14,900,000	6.25%
Lofts of Merchant Row	$12,500,000	7.25%
620 and 630 Woodward Avenue	$10,570,000	7.00%
The Globe Building	$10,480,000	7.25%
1500 Woodward Avenue	$3,900,000	7.25%
Fourteen56 Apartments	$2,960,000	6.00%
(1)	Represents the direct Capitalization Rate.

Environmental Matters. According to Phase I environmental assessments dated between March 11, 2024 and March 18, 2024, there was no evidence of any recognized environmental conditions at the Bedrock Mixed-Use Portfolio Properties. Four of the Bedrock Mixed-Use Portfolio Properties had controlled recognized environmental conditions. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.
The Market. The office, retail and multifamily buildings are located in the Downtown Detroit neighborhoods of Capitol Park, Campus Martius, Grand Circus Park, and Bricktown, and are within a 1.5-mile radius of one another. Parking for the Bedrock Mixed-Use Properties is provided by street parking and city parking lots. Most of the Bedrock Mixed-Use Portfolio Properties are on or nearby Woodward Avenue, which is the major north-south thoroughfare through metropolitan Detroit, which runs from Jefferson Avenue in downtown Detroit to Pontiac to the north. The Bedrock Mixed-Use Portfolio Properties are located near the I-75, I-375, and the Lodge Freeway interchanges, which provide access to the entire Detroit metropolitan area. Detroit is a port city on the Detroit River, which connects with Lake Erie and Lake St. Clair. The Ambassador Bridge, the Detroit Windsor Tunnel, and the Gordie Howe International Bridge, which is expected to open in 2025, provide access to Windsor, Ontario, Canada (the Bedrock Mixed-Use Portfolio Properties are one mile away from the Gordie Howe International Bridge and two miles away from the Ambassador Bridge).

Market Summary(1)
Property Name	ALA	Property Type	Submarket	Inventory (SF/Units)	Submarket Vacancy
Trio on Fort Street	$19,509,456	Industrial	Detroit West	50,648,378	7.9%
28 Grand Apartments	$9,075,429	Multifamily	Downtown/Midtown/Rivertown	20,600	8.0%
Madison Building	$8,205,927	Office	Central Business District	27,483,247	10.3%
1274 Library Street(2)	$8,151,583	Retail/Office	Central Business District	1,360,180	3.9%
The Ferguson Apartments	$8,097,239	Multifamily	Downtown/Midtown/Rivertown	20,600	8.0%
Lofts of Merchant Row	$6,792,986	Retail	Central Business District	1,360,180	3.9%
620 and 630 Woodward Avenue	$5,744,149	Office	Central Business District	27,483,247	10.3%
The Globe Building	$5,695,239	Office	Central Business District	27,483,247	10.3%
1500 Woodward Avenue(3)	$2,119,412	Office/Retail	Central Business District	27,483,247	10.3%
Fourteen56 Apartments	$1,608,579	Multifamily	Downtown/Midtown/Rivertown	20,600	8.0%
(1)	Source: Appraisal.
(2)	Represents market data from the retail submarket
(3)	Represents market data from the office submarket.

Office Lease Comparables: The appraisals identified six office lease comparables located in the Detroit metropolitan statistical area (“MSA”). The office lease comparable buildings were built between 1910 and 2006 and ranged in size from 15,100 to 576,449 square feet. The office lease comparable commencement dates ranged from October 2021 to March 2024 and ranged in size from 3,375 square feet to 51,404 square feet. The office lease comparable rents ranged from $14.50 PSF to $27.88 PSF, with a weighted average of $20.16 PSF. The comparable office lease terms ranged from 0.8 to seven years.

Retail Lease Comparables: The appraisals identified six retail lease comparables located in the Detroit MSA. The comparable buildings were built between 1926 and 2022 and ranged in size from 6,300 to 188,000 square feet. The lease comparable commencement dates

A-3-63

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

ranged from May 2022 to March 2023 and the comparable leases ranged in size from 1,363 to 6,300 square feet. The rents ranged from $25.00 PSF to $35.00 PSF, with a weighted average of $31.53 PSF. The lease terms ranged from 1.1 to 10 years.

Industrial Lease Comparables: The appraisals identified six industrial lease comparables located in the general Detroit MSA. The comparable buildings were built between 1967 and 2022 and ranged in size from 200,000 to 1,120,655 square feet. The lease comparable commencement dates ranged from November 2022 to August 2023 and ranged in size from 200,000 to 659,589 square feet. The industrial lease comparable rents ranged from $5.00 PSF to $9.62 PSF (triple net), with a weighted average of $7.57 PSF. The comparable industrial lease terms ranged from five to 25 years.

Multifamily Lease Comparables: The appraisals identified six multifamily lease comparables located in the Detroit MSA for the 28 Grand Apartments and The Ferguson Apartments mortgaged properties. The comparable buildings were built between 1900 to 2023 and ranged from 25 units to 288 units. The average comparable studio rent per unit ranged from $1,147 to $1,645 per unit. The average comparable one-bedroom rent per unit ranged from $1,612 to $2,267 per unit. The appraisal identified six multifamily lease comparables for the Fourteen56 Apartments mortgaged property. The comparable buildings were built between 1915 to 2023 and ranged from 20 units to 288 units. The average comparable rent per unit ranged from $1,815 to $6,470 per unit.

The Borrowers and the Borrower Sponsors. The borrowers for the Bedrock Mixed Use Portfolio Whole Loan are Madison Theatre Building LLC, 28 Grand River LLC, Merchants Row Webward LLC, 1448 Webdward Avenue LLC, Fort Street Company Trio LLC, Fort Street Company 4 LLC, 407 Fort Street LLC, DTRT 1456 Woodward LLC, 1500 Webward Avenue LLC, 1274 Library LLC and 620 Webward Building LLC, each a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bedrock Mixed-Use Portfolio Whole Loan.

The borrower sponsor is Dan Gilbert and non-recourse carveout guarantor for the Bedrock Mixed-Use Portfolio Whole Loan is Rock Backer LLC which is funded by Dan Gilbert. Dan Gilbert is the Founder and Chairman of Rock, which is the family office for the Gilberts and their Family of Companies and is based in Downtown Detroit. There are more than 100 affiliated companies across the country that employ more than 30,000 team members, including more than 17,000 in Detroit’s urban core. These companies consist of fintech, philanthropy, sports, media, and entertainment, real estate and hospitality, venture capital and private equity. Some of the companies include Rocket Mortgage, Rocket Connections, Rock Entertainment Group, Rocket Community Fund, Amrock, Bedrock, Benzinga, Stock X, Gilbert Family Foundation, Shinola Hotel, Ritz-Carlton Cleveland, Jack Cleveland Casino and Jack Thistledown Racino, and more. According to the 2023 Forbes 400, Dan Gilbert was ranked 34th wealthiest person in the country with an estimated net worth of $21.3 billion.

In 2011, Dan Gilbert founded Detroit-based Bedrock, which is a full service commercial real estate firm based in Downtown Detroit specializing in the strategic development of urban cores. Since its founding, Bedrock and its affiliates have invested and committed more than $5.6 billion to acquiring and developing more than 100 properties totaling over 18 million square feet, including new construction of ground up developments. Bedrock is the largest real estate partner in Downtown Detroit and also has a strong presence in Cleveland Ohio.

Property Management. The Bedrock Mixed-Use Portfolio is managed Bedrock Management Services LLC, an affiliate of the non-recourse carveout guarantor.

Initial and Ongoing Reserves.

Tax Reserve – So long as Trigger Period (as defined below) does not exist, monthly tax escrow requirements will be waived. Upon the continuance of a Trigger Period, the borrowers are required to escrow 1/12th of the annual estimated tax payments payable during the next ensuing 12 months on a monthly basis.

Insurance Reserve – So long as Trigger Period (as defined below) does not exist, monthly insurance escrow requirements will be waived Upon the continuance of a Trigger Period, the borrowers are required to escrow 1/12th of the annual estimated insurance payments on a monthly basis.

Replacement Reserve – The borrowers are required to deposit monthly, with or on behalf of the lender, an amount equal to approximately $16,708.03.

TI/LC Reserve – The borrowers are required to deposit monthly, with or on behalf of the lender, an amount equal to approximately $75,000, capped at $3,000,000.

Lockbox / Cash Management. The Bedrock Mixed-Use Portfolio Whole Loan is structured with a hard lockbox (commercial properties); and a springing lockbox (multifamily properties) as well as springing cash management. The borrower is required to direct the tenants to pay rent directly into the lockbox account (or the Property Manager with respect to the residential tenants), and to deposit into such account any rents otherwise received within three business days of receipt. During the continuance of a Trigger Period (as defined below) all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account. All excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Bedrock

A-3-64

Various – Various Various Detroit, MI	Collateral Asset Summary – Loan No. 6 Bedrock Mixed-Use Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$55,000,000 54.3% 1.58x 11.3%

Mixed-Use Portfolio Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Bedrock Mixed-Use Whole Loan during the continuance of a Cash Sweep Trigger Period.

A “Trigger Period” will commence upon (i) an event of default, (ii) the commencement of a Low DSCR Period (as defined below), (iii) a bankruptcy action of an affiliated Borrower or property manager or (iv) a Lease Sweep Period (as defined below). A Trigger Period will end if (a) with respect to clause (i) above, a cure of such event of default is accepted by the lender, (b) with respect to clause (ii) above, the Low DSCR Period has been cured in accordance with the definition of such term, (c) with respect to clause (iii) above, the property manager is replaced with an unaffiliated qualified property manager and (d) with respect to clause (iv) above, such Lease Sweep Period has been cured in accordance with the definition of such term.

A “Low DSCR Period” will commence if the debt service coverage ratio falls below 1.15x as of any calendar quarter and will end if the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters.

A “Lease Sweep Period” will commence (a) upon the earlier of (i) the date that is seven months prior to the expiration of a Sweep Lease (as defined below) or (ii) the date required under the Sweep Lease by which the Sweep Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (b) upon the termination, cancellation or surrender of a Sweep Lease or upon the borrower’s receipt of written notice by a Sweep Tenant of its intent to effect a termination, cancellation or surrender of its Sweep Lease; (c) if a Sweep Tenant has ceased operating its business (i.e., “goes dark”) at the Bedrock Mixed-Use Portfolio or any material portion of its space at the Bedrock Mixed-Use Portfolio, it being understood that a Sweep Tenant will be deemed to be “dark” if such Sweep Tenant has discontinued its operations; (d) upon a monetary or material nonmonetary default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period or (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent.

A Lease Sweep Period will terminate upon: (A) in the case of clauses (a), (b), and (c) above, the entirety of the Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases (which must be on market terms and have terms that are for at least five years and extend at least two years beyond the loan term) and in the lender’s reasonable judgement there are sufficient funds in the lease sweep reserve to cover all anticipated leasing expenses approved by the lender, and free or abated rent periods for such qualified leases (collectively, “Leasing Costs”), and any shortfalls in loan agreement payments or operating expenses resulting from anticipated down time prior to the commencement of payments under such qualified leases; (B) in the case of clause (a) above, the Sweep Tenant irrevocably exercises its renewal or extension option with respect to all of its space, and in the lender’s judgement there are sufficient funds in the lease sweep reserve to cover all Leasing Costs in connection with such renewal or extension; (C) in the case of clause (d) above, the subject default has been cured and no other default under the Sweep Lease occurs for three consecutive months following such cure; (D) in the case of clause and (e) above, the applicable bankruptcy or insolvency proceeding has been terminated and the applicable Sweep Lease (and any guaranty of it) has been affirmed or assumed in a manner reasonably satisfactory to the lender pursuant to a final non-appealable order of the bankruptcy court, all lease defaults have been cured and the Sweep Tenant is in occupancy and paying full, unabated rent, and adequate assurance of future performance under the Sweep Lease (and any guaranty), as reasonably determined by the lender, has been provided.

A “Sweep Lease” means (i) the Bedrock Management Services LLC lease or (ii) any replacement Tenant that covers the majority of the Sweep Lease space.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

Release of Collateral. Provided no event of default is continuing under the Bedrock Mixed-Use Portfolio Whole Loan documents, after the earlier to occur of (x) June 5, 2027 and (y) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Bedrock Mixed-Use Portfolio Whole Loan to be securitized, the borrowers may release an individual property or properties from the Bedrock Mixed-Use Portfolio Whole Loan by defeasing 120% of the allocated loan amount of the release property or properties, and subject to terms and conditions set forth in the Bedrock Mixed-Use Portfolio Whole Loan documents, including but not limited to: (i) the DSCR after giving effect to such release is at least the greater of (x) 1.43x and (y) the DSCR immediately prior to such release; (ii) the LTV after giving effect to such release is no more than the lesser of (x) 54.3% and (y) the LTV immediately prior to such release and (iii) receipt of rating agency confirmation.

Ground Lease. None

A-3-65

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

A-3-66

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

A-3-67

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily - Student Housing
Borrower Sponsor(s):	Robert Konig and Steven Krausman	Collateral:	Fee
Borrower(s):	Nob Hill Partners, LLC and Broward Student Housing, LLC	Location:	Davie, FL
Original Balance(1):	$50,000,000	Year Built / Renovated:	2019 / NAP
Cut-off Date Balance(1):	$50,000,000	Property Management:	Self-Managed
% by Initial UPB:	5.0%	Size:	877 Beds
Interest Rate:	6.70000%	Appraised Value / Per Bed:	$157,400,000 / $179,475
Note Date:	May 16, 2024	Appraisal Date:	April 22, 2024
Original Term:	60 months	Occupancy(3):	98.1% (as of April 4, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(4):	$10,195,067
Interest Only Period:	60 months	Underwritten NCF:	$10,096,983
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(4):	$8,192,053 (TTM March 31, 2024)
Additional Debt Balance(1):	$35,850,000	2023 NOI:	$8,127,143
Call Protection:	YM1(53),O(7)	2022 NOI(5):	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI(5):	NAV
Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / Bed:	$97,891
Taxes:	$581,528	$145,382	NAP	Maturity Date Loan / Bed:	$97,891
Insurance:	$633,393	$70,377	NAP	Cut-off Date LTV:	54.5%
Replacement Reserves:	$0	$5,595	NAP	Maturity Date LTV:	54.5%
TI / LC:	$0	$2,579	NAP	UW NOI DY:	11.9%
				UW NCF DSCR:	1.73x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$85,850,000	100.0%	Loan Payoff	$61,152,998	71.2%
			Sponsor Equity	18,433,215	21.5
			Closing Costs(6)	5,048,866	5.9
			Upfront Reserves	1,214,921	1.4
Total Sources	$85,850,000	100.0%	Total Uses	$85,850,000	100.0%
(1)	The University Pointe Mortgage Loan (as defined below) is part of the University Pointe Whole Loan (as defined below) evidenced by two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $85,850,000. The Financial Information in the chart above reflects the University Pointe Whole Loan.
(2)	See “Initial and Ongoing Reserves” below.
(3)	Occupancy is based on 877 beds and does not include the 30,943 square feet of ground floor retail space at the University Pointe Property (as defined below). The retail component is 84.2% occupied as of February 13, 2024.
(4)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to underwritten commercial income of $920,064 and straight line rent increases of $632,484 related to the NSU (as defined below) lease.
(5)	2021 NOI and 2022 NOI are not available because the units at the University Pointe Property were opened in phases beginning in 2019, with the final phase coming online in August 2022.
(6)	Closing Costs include a rate buydown of $3,434,000.

A-3-68

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

The Loan. The seventh largest mortgage loan (the “University Pointe Mortgage Loan”) is part of a whole loan (the “University Pointe Whole Loan”) secured by the borrowers’ fee interest in a Class A, 877-bed, 250-unit, student housing property, with 30,943 square feet of ground floor retail space, located in Davie, Florida (the “University Pointe Property”). The University Pointe Whole Loan is comprised of two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $85,850,000. The University Pointe Whole Loan accrues interest at a fixed rate of 6.70000% per annum. The University Pointe Whole Loan has an initial term of five years and is interest-only for the full term. The University Pointe Mortgage Loan is evidenced by the controlling Note A-1, with an outstanding principal balance as of the Cut-off Date of $50,000,000.

The table below identifies the promissory notes that comprise the University Pointe Whole Loan. The relationship between the holders of the University Pointe Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The University Pointe Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2024-V8 transaction.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2024-V8	Yes
A-2	$35,850,000	$35,850,000	BBCMS 2024-5C27(1)	No
Whole Loan	$85,850,000	$85,850,000
(1)	Expected to close on or prior to July 11, 2024.

The Property. The University Pointe Property is a Class A, 877-bed, 250-unit, student housing property, with 30,943 square feet of ground floor retail space located at 6350 Griffin Road in Davie, Florida. The University Pointe Property was originally constructed in 2019 on a 9.58-acre site and was opened in phases from April 2019 to August 2022. The University Pointe Property is comprised of six, four-story apartment buildings and one, five-story residential building attached to a seven-level parking garage. Amenities at the University Pointe Property include a clubhouse/leasing office, stainless steel appliances, garage parking, free internet, a campus shuttle, on-site security, in-unit washer and dryers, a study lounge, private study rooms, a computer lab, fitness center, outdoor kitchen and barbecue area and a swimming pool. As of April 4, 2024, the residential component of the University Pointe Property was 98.1% occupied.

The University Pointe Property is located approximately 1.5 miles southeast from Nova Southeastern University (“NSU”), and according to the appraisal is the only off-campus purpose-built student housing project in the market serving NSU, Florida Atlantic University – Davie Campus, University of Florida Davie Extension Campus, and Broward College. The University Pointe Property is a direct provider of housing to NSU with a rental lease in place for 380 beds (43.3% of beds and 41.3% of underwritten base rent) through July 31, 2027. All student leases at the University Pointe Property require parental guarantees, unless the tenant can meet certain income requirements or place a two-month deposit. Additionally, the borrowers have a lease in place with Carnival Cruise Line (“Carnival”) for 64 beds (7.3% of beds and 7.0% of underwritten base rent) through July 31, 2027.

The University Pointe Property also includes 30,943 square feet of ground floor retail space, which as of February 13, 2024 was 84.2% occupied by a granular rent roll of 13 tenants with an average base rent of $28.05 per square foot. Total commercial income represents 5.9% of underwritten effective gross income at the University Pointe Property. No commercial tenant accounts for more than 12.6% of commercial rent or 11.4% of commercial NRA. The commercial tenant base consists of, among others, multiple restaurant tenants, medical tenants and a fitness studio.

A-3-69

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

The following table presents certain information relating to the unit mix at the University Pointe Property:

Unit Mix(1)
Unit Type	# of Units	# of Beds	Occupied Beds	Occupancy	Average Unit Size (SF)	Average Monthly Rental Rate Per Bed(2)	Average Monthly Market Rent Per Bed(3)	Average Monthly Rental Rate Per Unit(4)	Average Monthly Market Rent Per Unit(3)
1x1 Market – Layout 1	15	15	15	100.0%	611	$2,382	$2,223	$2,382	$2,223
1x1 Market – Layout 2	6	6	5	83.3%	1,500	$2,922	$2,922	$2,922	$2,922
2x2 Market	10	20	15	75.0%	826	$1,618	$1,618	$3,243	$3,236
3x3 Market	20	60	56	93.3%	1,100	$1,376	$1,328	$4,155	$3,984
4x4 Market – Layout 1	71	284	277	97.5%	1,307	$1,226	$1,167	$4,918	$4,667
4x4 Market – Layout 2	12	48	48	100.0%	1,356	$1,507	$1,506	$6,027	$6,024
2x2 NSU(5)	6	12	12	100.0%	826	$1,365	$1,316	$2,731	$2,632
3x3 NSU(5)	8	24	24	100.0%	1,044	$1,343	$1,255	$4,029	$3,765
4x4 NSU – Layout 1(5)	30	120	120	100.0%	1,309	$1,100	$1,055	$4,398	$4,218
4x4 NSU – Layout 2(5)	56	224	224	100.0%	1,323	$1,390	$1,350	$5,562	$5,399
4x4 Carnival(6)	16	64	64	100.0%	1,304	$1,302	$1,225	$5,208	$4,900
Total/Wtd. Avg.	250	877	860	98.1%	1,220	$1,321	$1,277	$4,722	$4,479
(1)	Based on the underwritten rent roll dated April 4, 2024.
(2)	Average Monthly Rental Rate Per Bed excludes four employee occupied beds for which no underwritten base rent is attributable.
(3)	Source: Appraisal.
(4)	Average Monthly Rental Rate Per Unit is based on units with all beds occupied and excludes four employee occupied units for which no underwritten base rent is attributable.
(5)	Unit Types designated as “NSU” are under a lease with NSU through July 31, 2027. The NSU lease permits the units at the University Pointe Property to be terminated as follows: (i) up to 10 units in any year of the term, upon three months’ notice and payment of 30 days’ rent per bed in the terminated unit plus a termination fee of $500 per unit, and (ii) any additional units in such year upon 18 months’ notice.
(6)	Unit Types designated as “Carnival” are under a lease with Carnival through July 31, 2027. The Carnival lease permits Carnival to terminate its lease on the following terms: (i) prior to August 1, 2025, up to five units may be terminated upon payment of four months’ rent, and six or more units may be terminated only upon full payment of the lease, (ii) on and after August 1, 2025, up to five units may be terminated upon nine months’ notice with no termination fee, and six or more units may be terminated upon nine months’ notice with a termination fee equal to one-half month of rent, and (iii) after January 1, 2026, up to 12 units may be terminated upon nine months’ notice with a termination fee equal to one-half month of rent, and any additional units may be terminated upon 12 months’ notice with a termination fee equal to one and one-half month of rent.

The following table presents certain information relating to the commercial tenants lease rollover schedule at the University Pointe Property:

Commercial Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
2024	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0%	0	0.0%	$0	0.0%
2027	1	3,187	10.3	85,588	11.7%	3,187	10.3%	$85,588	11.7%
2028	2w	3,104	10.0	83,740	11.5%	6,291	20.3%	$169,328	23.2%
2029	7	12,905	41.7	368,746	50.4%	19,196	62.0%	$538,074	73.6%
2030	0	0	0.0	0	0.0%	19,196	62.0%	$538,074	73.6%
2031	1	3,532	11.4	92,390	12.6%	22,728	73.5%	$630,464	86.3%
2032	2	3,330	10.8	100,504	13.7%	26,058	84.2%	$730,968	100.0%
2033	0	0	0.0	0	0.0%	26,058	84.2%	$730,968	100.0%
2034	0	0	0.0	0	0.0%	26,058	84.2%	$730,968	100.0%
2035 & Beyond	0	0	0.0	0	0.0%	26,058	84.2%	$730,968	100.0%
Vacant	NAP	4,885	15.8%	NAP	NAP	30,943	100.0%	NAP	NAP
Total	13	30,943	100.0%	$730,968	100.0%
(1)	Based on the underwritten rent roll dated February 13, 2024, inclusive of $20,309 of contractual rent steps though May 1, 2025.

A-3-70

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

The following table presents certain information relating to the operating history and Underwritten Net Cash Flow at the University Pointe Property:

Cash Flow Analysis(1)
	2023	TTM 3/31/2024(2)	U/W(2)	U/W Per Bed
Residential Base Rent	$12,531,533	$12,647,752	$13,572,461	$15,476
Commercial Base Rent	0	0	730,968	$833
Nova Straight Line Increase	0	0	632,484	$721
Potential Income from Vacant Space	0	0	431,116	$492
Gross Potential Rent	$12,531,533	$12,647,752	$15,367,029	$17,522
Other Income(3)	829,008	858,492	1,047,588	$1,195
(Vacancy/Credit Loss)	(150)	(700)	(861,744)	(983)
Effective Gross Income	$13,360,391	$13,505,544	$15,552,873	$17,734

Management Fee(4)	529,076	532,650	466,586	$532
Real Estate Taxes	1,406,549	1,559,049	1,594,843	$1,819
Insurance	651,490	651,081	804,309	$917
Other Expenses(5)	2,646,133	2,570,710	2,492,067	$2,842
Total Expenses	$5,233,248	$5,313,490	$5,357,805	$6,109

Net Operating Income	$8,127,143	$8,192,053	$10,195,067	$11,625
Capital Expenditures	0	0	67,141	$77
TI/LC	0	0	30,943	$35
Net Cash Flow	$8,127,143	$8,192,053	$10,096,983	$11,513

Occupancy	98.9%	97.9%	95.0%(6)
NCF DSCR(7)	1.39x	1.40x	1.73x
NOI Debt Yield(7)	9.5%	9.5%	11.9%
(1)	Historical cashflows prior to 2023 are not available because the units at the University Pointe Property were opened in phases beginning in 2019 with the final phase coming online in August 2022.
(2)	The increase from TTM 3/31/2024 to U/W Net Operating Income is primarily attributable to underwritten commercial income of $920,064 and straight line rent increases of $632,484 related to the NSU lease.
(3)	Other Income consists of lease fees, application fees, forfeited deposits, late charges, RUBS and miscellaneous income.
(4)	The University Pointe Property is self-managed. Management Fees are underwritten to 3.0% of Underwritten Effective Gross Income. Historical Management Fee consists of corporate employee payroll expenses, their affiliated additional fees, and consulting fees.
(5)	Other Expenses consist of utilities, general & administrative, repairs and maintenance, payroll & benefits, advertising and marketing.
(6)	Represents economic occupancy.
(7)	Based on the University Pointe Whole Loan.

Appraisal. According to the appraisal, the University Pointe Property had an “as-is” appraised value of $157,400,000 as of April 22, 2024. Based on the “as-is” value of $157,400,000, the Cut-off Date LTV and Maturity Date LTV for the University Pointe Whole Loan are 54.5%.

University Pointe Appraised Value(1)
Property	Value	Capitalization Rate
University Pointe	$157,400,000	5.50%
(1)	Source: Appraisal.

Environmental Matters. According to the Phase I environmental site assessment dated February 16, 2024, there was no evidence of any recognized environmental conditions at the University Pointe Property.

The Market. The University Pointe Property is located at 6350 Griffin Road in Davie, Florida. There are four colleges/universities located within Davie including NSU, Florida Atlantic University – Davie Campus, University of Florida Davie Extension Campus and Broward College. Founded in 1964, NSU is a private school that offers more than 280 undergraduate, graduate and professional degree programs to 6,217 undergraduate students and 3,341 graduate students on its main Fort Lauderdale campus, which is located approximately 1.4 miles away from the University Pointe Property.

According to the appraisal, the University Pointe Property is located in the Plantation/Davie/Weston (“P/D/W”) apartment submarket of the Fort Lauderdale MSA. As of December 31, 2023, the P/D/W apartment submarket had a total inventory of 19,710 units, a vacancy rate of 5.7% and effective rent of $2,469 per unit. Additionally, the P/D/W submarket experienced positive net absorption of 640 units in 2023.

According to the appraisal, the 2023 population within a one-, three- and five-mile radius of the University Pointe Property was 15,307, 121,702 and 357,592, respectively. The 2023 average household income within the same radii was $83,016, $103,696 and $103,383, respectively.

A-3-71

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

The following table presents certain information relating to comparable student housing properties to the University Pointe Property:

Student Housing Rent Comparables(1)
Property Name	Year Built / Renovated	Occupancy	Number of Beds	Average Rent Per Bed
University Pointe	2019 / NAP	98.1%(2)(3)	877(2)	$1,321(2)(4)
The Yard University Apartments	1969 / 2020	98%	50	$1,325
University Park Student Housing	2015 / NAP	95%	598	$1,363
109 Tower	2014 / NAP	100%	542	$1,101
Identity Miami	2019 / NAP	98%	621	$1,360
4th Street Commons	2015 / NAP	99%	562	$933
The One At University City	2020 / NAP	99%	1,244	$1,526
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated April 4, 2024.
(3)	Occupancy is based on 877 beds and does not include the 30,943 square feet of ground floor retail space at the University Pointe Property. The retail component is 84.2% occupied as of February 13, 2024.
(4)	Average Rent Per Bed for the University Pointe Property excludes four employee beds for which no underwritten base rent is attributable.

The Borrowers and the Borrower Sponsor. The borrowers are Nob Hill Partners, LLC and Broward Student Housing, LLC, each a Florida limited liability company and single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the University Pointe Whole Loan. The borrower sponsors and non-recourse carveout guarantors are Robert Konig and Steven Krausman, who are experienced owners and operators of commercial real estate. Steven Krausman is an entrepreneur, holding interests in seven commercial real estate properties including student housing, office, retail and multifamily properties.

Property Management. The University Pointe Property is self-managed with no formal management agreement.

Initial and Ongoing Reserves. At origination, the borrowers deposited approximately (i) $581,528 into a reserve account for real estate taxes and (ii) $633,393 into a reserve account for insurance premiums.

Tax Escrows – On a monthly basis, the borrowers are required to deposit into a real estate tax reserve 1/12th of the property taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $145,382).

Insurance Escrows – On a monthly basis, the borrowers are required to deposit into an insurance reserve 1/12th of the amount that will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $70,377).

Replacement Reserves – On a monthly basis, the borrowers are required to deposit approximately $5,595 into a replacement reserve.

TI / LC Reserve – On a monthly basis, the borrowers are required to deposit into a tenant improvements and leasing commissions reserve account approximately $2,579, for tenant improvements and leasing commissions incurred with respect to the University Pointe Property.

Lockbox / Cash Management. The University Pointe Whole Loan is structured with a springing lockbox and springing cash management. On the first occurrence of a Trigger Period (as defined below), the borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to immediately deposit, all revenue received by the borrowers or the property manager, as applicable, into such lockbox. Within five days after the first occurrence of a Trigger Period, the borrowers are required to deliver a notice to all tenants under non-residential leases at the University Pointe Property directing them to remit rent and all other sums due under the applicable lease directly to the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to, or at the direction of, the borrowers, unless a Trigger Period exists and the lender elects, in its sole and absolute discretion, to deliver a restricted account notice to the institution maintaining the lockbox account, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the University Pointe Whole Loan documents. To the extent that a Trigger Period continues to exist, all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the University Pointe Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the University Pointe Whole Loan.

A-3-72

Multifamily – Student Housing 6350 Griffin Road Davie, FL 33314	Collateral Asset Summary – Loan No. 7 University Pointe	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 54.5% 1.73x 11.9%

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the University Pointe Whole Loan documents, (ii) the debt service coverage ratio (“DSCR”) being less than 1.20x and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) (provided, however, that no Trigger Period will exist pursuant to this clause (iii) if, and so long as, the Trigger Period Avoidance Conditions (as defined below) are satisfied), and (B) expiring upon, with regard to (x) clause (i) above, the cure of such event of default under the University Pointe Whole Loan documents, (y) clause (ii) above, the date that the DSCR is equal to or greater than 1.25x for two consecutive calendar quarters and (z) clause (iii) above, a Specified Tenant Trigger Period ceasing to exist.

“Trigger Period Avoidance Conditions” means that the borrowers deposit into the excess cash flow account an amount equal to the next 18 months of full, unabated rent payments from the applicable Specified Tenant (as defined below) due pursuant to the Specified Tenant lease that triggered such Specified Tenant Trigger Period; provided that in connection with any such scheduled rent increases pursuant to the Specified Tenant lease, in order for the Trigger Period Avoidance Conditions to continue to be satisfied, the borrowers will be required to make a true up payment into the excess cash flow account such that the amount on deposit therein equals or exceeds an amount equal to the next 18 months of full, unabated rent payments from such Specified Tenant.

“Specified Tenant Trigger Period” means a period: (A) commencing upon the first to occur of (i) a Specified Tenant giving notice that it is terminating more than 10 residential units subject to the applicable Specified Tenant lease, (ii) any termination or cancellation of more than 10 residential units subject to the Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or more than 10 residential units subject to the Specified Tenant lease failing to otherwise be in full force and effect (any such occurrence in subsection (i) or (ii) above, a “Termination Trigger Event”), or (iii) any Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the applicable Specified Tenant extension deadline in accordance with the applicable terms and conditions thereof for the applicable Specified Tenant Renewal Term (as defined below) (any such occurrence, a “Renewal Trigger Event”); and (B) expiring upon the lender’s receipt of evidence reasonably acceptable to the lender of the first to occur of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) the borrowers leasing the entire Specified Tenant space, or applicable portion thereof, in accordance with the applicable terms and conditions of the University Pointe Whole Loan documents, with the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised under their lease(s), open to the public for business in such space and paying the full amount of rent due under such lease(s), or any free rent is deposited with the lender.

“Specified Tenant Cure Conditions” means each of the following, as applicable: (i) the Specified Tenant has cured all defaults under the applicable Specified Tenant lease; (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space, or applicable portion thereof; (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect; (iv) the date that the DSCR is equal to or greater than 1.30x for one calendar quarter; (v) in the event the Specified Tenant Trigger Period is due to a Renewal Trigger Event, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms of the University Pointe Whole Loan documents and such lease for the applicable Specified Tenant Renewal Term; (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease, or any free rent is deposited with the lender; or (vii) in the event the Specified Tenant Trigger Period is due to a Termination Trigger Event, the number of residential units subject to the applicable Specified Tenant lease is equal to or greater than the minimum occupancy requirement.

“Specified Tenant” means, as applicable, (i) Carnival, a division of Carnival Corporation, a Panamanian corporation, together with any successor and/or assigns thereof in accordance with the terms of the University Pointe Whole Loan documents, (ii) NSU, together with any successor and/or assigns thereof in accordance with the terms of the University Pointe Whole Loan documents, (iii) any other lessees of the space leased to a Specified Tenant as of the origination date, or any portion thereof, (iv) any guarantor of any Specified Tenant lease and (v) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant lease.

“Specified Tenant Renewal Term” means (i) with respect to any Specified Tenant other than NSU and Carnival, a minimum of two years following the maturity date of the University Pointe Whole Loan, and (ii) with respect to NSU and Carnival, a renewal term that when added to the remaining term of the applicable Specified Tenant lease is greater than 18 months.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. The University Pointe Property is subject to a ground lease between Nob Hill Partners, LLC, a co-borrower as landlord, and Broward Student Housing, LLC, a co-borrower as tenant.

A-3-73

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%

A-3-74

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%

A-3-75

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Multifamily – Garden
Borrower Sponsor(s):	Paula O’Neill	Collateral:	Fee
Borrower(s):	Shamrock Creek Redevelopment Urban Renewal, LLC	Location:	Paramus, NJ
Original Balance:	$46,500,000	Year Built / Renovated:	2023 / NAP
Cut-off Date Balance:	$46,500,000	Property Management:	The O'Neill Group, LLC
% by Initial UPB:	4.6%	Size:	140 Units
Interest Rate:	6.78000%	Appraised Value / Per Unit:	$74,200,000 / $530,000
Note Date:	May 24, 2024	Appraisal Date:	March 11, 2024
Original Term:	60 months	Occupancy:	96.4% (as of May 22, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.2%
Original Amortization:	NAP	Underwritten NOI(3):	$4,008,747
Interest Only Period:	60 months	Underwritten NCF:	$3,966,247
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI(2)
Additional Debt Type:	NAP	Most Recent NOI(3)(4):	$3,279,994 (T-3 Ann. April 30, 2024)
Additional Debt Balance:	NAP	2023 NOI:	NAV
Call Protection:	L(25),D(32),O(3)	2022 NOI:	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV
Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$332,143
Taxes:	$95,025	$47,513	NAP	Maturity Date Loan / Unit:	$332,143
Insurance:	$108,318	$12,035	NAP	Cut-off Date LTV:	62.7%
Replacement Reserves:	$0	$3,542	NAP	Maturity Date LTV:	62.7%
TI / LC:	$0	$0	NAP	UW NOI DY:	8.6%
				UW NCF DSCR:	1.24x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$46,500,000	100.0%	Loan Payoff	$36,715,428	79.0%
			Sponsor Equity	7,557,371	16.3
			Closing Costs(5)	2,023,858	4.4
			Upfront Reserves	203,343	0.4
Total Sources	$46,500,000	100.0%	Total Uses	$46,500,000	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Historical NOI information for the years stated above is not available because the Soldier Hill Commons Property (as defined below) was recently constructed in 2023. See “Cash Flow Analysis” table for information regarding net operating income for the trailing twelve months dated April 30, 2024.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to lease-up at the Soldier Hill Commons Property which was recently constructed in 2023.
(4)	Most Recent NOI reflects the trailing three months annualized as of April 30, 2024 as the Soldier Hill Commons Property was recently constructed in 2023.
(5)	Closing Costs include a rate buydown fee of $1,395,000.

The Loan. The eighth largest mortgage loan (the “Soldier Hill Commons Mortgage Loan”) is secured by the borrower’s fee interest in a Class A, 140 unit, three building apartment complex located in Paramus, New Jersey (the “Soldier Hill Commons Property”). The Soldier Hill Commons Mortgage Loan is evidenced by a single promissory note with an outstanding principal balance as of the Cut-off Date of $46,500,000. The Soldier Hill Commons Mortgage Loan was originated on May 24, 2024 by CREFI and accrues interest at a fixed rate of 6.78000% per annum. The Soldier Hill Commons Mortgage Loan has an initial term of five-years and is interest-only for the full term. The scheduled maturity date of the Soldier Hill Commons Mortgage Loan is June 6, 2029.

A-3-76

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%

The Property. The Soldier Hill Commons Property is a recently constructed, 140-unit, Class A, apartment complex located at 1-5 Soldier Hill Road in Paramus, New Jersey. The Soldier Hill Commons Property was completed in 2023 and is comprised of three buildings consisting of three residential floors located above a ground level parking garage. Amenities at the Soldier Hill Commons Property include an amenity clubhouse with a resident lounge, game room, spa/sauna, co-working lounge, theatre room, golf simulator and dog run. Each building also contains its own fitness center. The Soldier Hill Commons Property also features 129 surface and 150 garage parking spaces, resulting in a parking ratio of 1.99 spaces per unit.

The unit mix at the Soldier Hill Commons Property consists of 48 market rate one-bedroom units, two rent restricted one-bedroom units, 78 market rate two-bedroom units, nine rent restricted two-bedroom units, and three rent restricted three-bedroom units. In addition, 14 of the 140 units at the Soldier Hill Commons Property are designated Mount Laurel affordable units utilizing the Council on Affordable Housing program. Mount Laurel units must be affordable to moderate income households with earnings at or below 80% of median county income or to low-income families with earnings below 50% of median household income. Unit amenities at the Soldier Hill Commons Property include stainless steel kitchen appliances, quartz countertops, in-unit laundry, and balconies. As of May 22, 2024, the Soldier Hill Commons Property was 96.4% occupied.

The following table presents certain information relating to the unit mix at the Soldier Hill Commons Property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
1 BR/1BA - Affordable Unit	2	1.4	100.0%	771	$840	$840
1 BR/1BA	48	34.3	100.0%	778	$2,689	$2,725
2BR/2BA - Affordable Unit	9	6.4	100.0%	1,015	$1,183	$1,183
2BR/2BA	78	55.7	93.6%	1,202	$3,674	$3,730
3BR/2BA - Affordable Unit	3	2.1	100.0%	1,144	$1,385	$1,385
Total / Wtd Avg.	140	100.0%	96.4%	1,037	$3,065	$3,130
(1)	Based on the underwritten rent roll dated May 22, 2024. Average Monthly Rent Per Unit is based on occupied units.
(2)	Source: Appraisal.
A-3-77

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%

The following table presents certain information relating to the Underwritten Net Cash Flow at the Soldier Hill Commons Property:

Cash Flow Analysis(1)
	TTM 4/30/2024	T-6 Ann. 4/30/2024	T-3 Ann. 4/30/2024(2)	U/W(2)	U/W Per Unit
Base Rent	$2,252,380	$4,183,181	$5,272,042	$4,964,712	$35,462
Potential Income from Vacant Units	0	0	0	223,800	$1,599
Gross Potential Rent	$2,252,380	$4,183,181	$5,272,042	$5,188,512	$37,061
Parking Income	64,846	117,646	144,027	232,800	$1,663
Potential Income from Vacant Parking	0	0	0	108,000	$771
Other Income(3)	85,366	115,305	123,331	217,762	$1,555
Net Rental Income	$2,402,592	$4,416,132	$5,539,401	$5,747,074	$41,051
Vacancy Residential	(645,598)	(1,291,197)	(1,791,906)	(249,343)	($1,781)
Vacancy Parking	0	0	0	(108,000)	(771)
Effective Gross Income	$1,756,994	$3,124,935	$3,747,495	$5,389,731	$38,498

Real Estate Taxes(4)	5,084	5,084	5,084	549,753	$3,927
Insurance	111,324	111,324	111,324	137,547	$982
Management Fee	13,762	13,762	13,762	161,692	$1,155
Other Expenses(5)	337,330	337,330	337,330	531,992	$3,800
Total Expenses	467,501	467,501	467,501	1,380,983	$9,864

Net Operating Income	$1,289,493	$2,657,434	$3,279,994	$4,008,747	$28,634
Replacement Reserves	0	0	0	42,500	$304
Net Cash Flow	$1,289,493	$2,657,434	$3,279,994	$3,966,247	$28,330

Occupancy	NAP	NAP	NAP	95.2%(6)
NCF DSCR	0.40x	0.83x	1.03x	1.24x
NOI Debt Yield	2.8%	5.7%	7.1%	8.6%
(1)	Historical financial information prior to the TTM 4/30/2024 is not available because the Soldier Hill Commons Property was recently constructed in 2023.
(2)	The increase from T-3 Ann. 4/30/2024 Net Operating Income to U/W Net Operating Income is primarily attributable to lease-up at the Soldier Hill Commons Property which was recently constructed in 2023.
(3)	Other Income includes amenity fees, application fees, pet fees, storage fees and other miscellaneous income.
(4)	The Soldier Hill Commons Property is subject to a 30-year PILOT program. Real Estate Taxes are underwritten based on years one through six of the PILOT schedule. See “Payment in Lieu of Taxes” below.
(5)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, advertising and marketing, and general and administrative expenses.
(6)	Represents economic occupancy.

Appraisal. According to the appraisal, the Soldier Hill Commons Property had an “as-is” appraised value of $74,200,000 as of March 11, 2024. Based on the “as-is” value of $74,200,000, the Cut-off Date LTV and Maturity Date LTV for the Soldier Hill Commons Mortgage Loan are 62.7%.

Soldier Hill Commons Appraised Value(1)
Property	Value	Capitalization Rate
Soldier Hill Commons	$74,200,000	5.25%
(1)	Source: Appraisal.

Environmental Matters. The Phase I environmental assessment dated April 15, 2024, identified as a recognized environmental condition for the Soldier Hill Commons Property metals impacts above applicable standards to site soils as a result of placement of fill material onsite during the 1950s and 1960s, including impacts to the soils at the Soldier Hill Commons Property by polycyclic aromatic hydrocarbons above applicable standards. The Phase I ESA consultant recommended completing any remaining response actions in accordance with a remedial action workplan prepared for the Soldier Hill Commons Property until such time that regulatory closure for the Soldier Hill Commons Property is achieved. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The Market. The Soldier Hill Commons Property is located at 1-5 Soldier Hill Road in Paramus, New Jersey. Primary access to the Soldier Hill Commons Property is provided by Route 17 and the Garden State Parkway. Public transportation is provided via New Jersey Transit with the nearby access to Oradell Station located approximately 2.0 miles from the Solider Hill Commons Property and NJ Transit bus service providing transportation to New York City. The Soldier Hill Commons Property is located within the Northern New Jersey multifamily market which according to the appraisal, as of December 31, 2023, had total inventory of 498,150 units, a vacancy rate of 4.3%, asking rent of $2,304 per unit and positive absorption of 13,094 units over the prior calendar year.

According to the appraisal, the Soldier Hill Commons Property is located in the Bergen County multifamily submarket of the Northern New Jersey multifamily market. As of December 31, 2023, the Bergen County multifamily submarket had total inventory of 54,116 units, a vacancy rate of 2.9%, asking rent of $2,419 per unit and positive net absorption of 1,444 units over the prior calendar year.

A-3-78

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%

According to the appraisal, the 2023 population within a one-, three- and five-mile radius of the Soldier Hill Commons Property was 7,802, 96,391 and 331,782, respectively. The 2023 average household income within the same radii was $230,147, $204,104 and $187,955, respectively. The following table presents certain information relating to comparable multifamily properties to the Soldier Hill Commons Property:

	Multifamily Rent Comparables(1)
Property Name / Address		Distance from Subject	Year Built / Renovated	Occupancy	Number of Units	Unit Type	Average Unit Size
Soldier Hill Commons 1-5 Solider Hill Road, Paramus, NJ	–	2023 / NAP	96.4%(2)	140	1BR / 1BA	778 SF(2)	$2,689(2)
					2BR / 2BA	1,202 SF(2)	$3,674(2)
The Benjamin 1 Franklin Avenue, Ridgewood, NJ	4.1 miles	2021 / NAP	100.0%	60	1BR / 1BA	879 SF	$3,447
					2BR / 2BA	1,297 SF	$4,700
Dumont Washington Promenade 546 Washington Street, Dumont, NJ	5.0 miles	2019 / NAP	100.0%	146	1BR / 1BA	827 SF	$2,955
					2BR / 2BA	1,257 SF	$3,695
The Jefferson 2 Kinderkamack Road, Hackensack, NJ	5.0 miles	2022 / NAP	98.0%	377	1BR / 1BA	811 SF	$2,915
					2BR / 2BA	1,146 SF	$3,490
Waldwick Station 41 W. Prospect Street, Waldwick, NJ	6.1 miles	2017 / NAP	97.0%	111	1BR / 1BA	920 SF	$2,672
					2BR / 2BA	1,183 SF	$3,498
Fair Lawn Promenade 5 Promenade Blvd, Fair Lawn, NJ	7.5 miles	2013 / NAP	100.0%	150	1BR / 1BA	913 SF	$3,295
					2BR / 2BA	1,390 SF	$3,945
(1)	Source: Appraisal.
(2)	Based on the underwritten rent roll dated May 22, 2024. Average Unit Size and Average Rent Per Unit reflects the average fair market value for occupied units.

The Borrower and the Borrower Sponsor. The borrower is Shamrock Creek Redevelopment Urban Renewal, LLC, a New Jersey limited liability company and single purpose entity having at least one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Soldier Hill Commons Mortgage Loan. The borrower sponsor and non-recourse carveout guarantor is Paula O’Neill of OneKey, LLC. OneKey, LLC is headquartered in Hackensack, New Jersey and is a primarily multifamily focused firm with projects and assets under management located throughout the tri-state area.

Paula is the CEO of OneKey, LLC and has over twenty years of involvement in the construction and real estate industries. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

Property Management. The Soldier Hill Commons Property is managed by The O’Neill Group, LLC, a borrower affiliated management company.

Initial and Ongoing Reserves. At origination of the Soldier Hill Commons Mortgage Loan, the borrower deposited approximately (i) $95,025 into a reserve account for real estate taxes and (ii) $108,318 into a reserve account for insurance premiums.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period, assuming that said taxes are to be paid in full on the date occurring 30 days prior to the date such taxes are due and payable (initially estimated to be approximately $47,513).

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies (initially estimated to be approximately $12,035).

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $3,542.

Lockbox / Cash Management. The Soldier Hill Commons Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period (as defined below), the borrower is required to establish a lender-controlled lockbox account, and is thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrower or the property manager into such lockbox. Within five days after the first occurrence of a Trigger Period, the borrower is required to deliver a notice to all credit card companies directing them to remit all payments into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to

A-3-79

Multifamily – Garden 1-5 Soldier Hill Road Paramus, NJ 07652	Collateral Asset Summary – Loan No. 8 Soldier Hill Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,500,000 62.7% 1.24x 8.6%

be applied and disbursed in accordance with the Soldier Hill Commons Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Soldier Hill Commons Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Soldier Hill Commons Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Soldier Hill Commons Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine.

“Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Soldier Hill Commons Mortgage Loan documents, and (ii) the debt service coverage ratio being less than 1.10x; and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default under the Soldier Hill Commons Mortgage Loan documents, and (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.10x for two consecutive calendar quarters.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not permitted.

Release of Collateral. Not permitted.

Ground Lease. None.

Payment in Lieu of Taxes. The Soldier Hill Commons Property is operating under a 30-year payment in lieu of taxes (“PILOT”) Program through the City of Paramus (the “City”) that commenced in December 2023 under which the borrower does not pay real estate taxes and instead makes payments to the City. The annual charge will be 10% of annual gross revenue from years 1 through 6 of the program, 11% of annual gross revenue from years 7 through 11 of the program, 12% of annual gross revenue from years 12 through 16 of the program, and 13% of the annual gross revenue from years 17 through 30 of the program. In addition to the annual charge, a 2% administrative fee based on the annual charge is payable to the City. The City has agreed that, in the event the lender or its nominee succeeds to the Soldier Hill Commons Property (whether through foreclosure, power of sale, deed in lieu of foreclosure or otherwise), so long as lender or its nominee qualifies as an “Urban Renewal Entity” under the New Jersey Long Term Tax Exemption Law of 1992, as amended, such successor entity will be recognized as the successor-in-interest to the borrower’s rights under the PILOT agreement.

A-3-80

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

A-3-81

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

A-3-82

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office - CBD
Borrower Sponsor(s):	GrayStreet Light, LP	Collateral:	Fee
Borrower(s):	GS Light, LLC	Location:	San Antonio, TX
Original Balance:	$43,500,000	Year Built / Renovated:	1931 / 2022
Cut-off Date Balance:	$43,500,000	Property Management:	GrayStreet Management Services, LLC
% by Initial UPB:	4.3%	Size:	147,549 SF
Interest Rate:	6.86000%	Appraised Value / Per SF:	$77,500,000 / $525
Note Date:	May 24, 2024	Appraisal Date:	April 25, 2024
Original Term:	60 months	Occupancy:	100.0% (as of June 1, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(3):	$5,909,451
Interest Only Period:	60 months	Underwritten NCF:	$5,526,782
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI(3):	$4,695,664 (TTM March 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$4,032,256
Call Protection:	L(25),D(30),O(5)	2022 NOI(4):	NAV
Lockbox / Cash Management:	Springing / Springing	2021 NOI(4):	NAV

Reserves(1)				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan / SF:	$295
Taxes:	$66,789	$66,789	NAP	Maturity Date Loan / SF:	$295
Insurance:	$0	Springing	NAP	Cut-off Date LTV:	56.1%
Replacement Reserves:	$0	$86	$4,550	Maturity Date LTV:	56.1%
TI / LC:	$0	Springing	NAP	UW NOI DY:	13.6%
Deferred Maintenance:	$2,438	$0	NAP	UW NCF DSCR:	1.83x
Environmental:	$45,000	$0	NAP
Other(2):	$901,210	$0	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$43,500,000	99.7%	Loan Payoff	$40,448,447	92.7%
Borrower Sponsor Equity	121,758	0.3	Closing Costs	2,157,874	4.9
			Upfront Reserves	1,015,437	2.3
Total Sources	$43,621,758	100.0%	Total Uses	$43,621,758	100.0%
(1)	See “Initial and Ongoing Reserves” below.
(2)	Other Reserves consist of an initial unfunded obligations reserve of $901,210.
(3)	The increase from Most Recent NOI to Underwritten NOI is primarily attributed to free rent burning off in relation to three leases executed from March 2023 through July 2023.
(4)	Historical NOI information prior to 2023 is not available because The Light Building Property (as defined below) was recently renovated in 2022.
A-3-83

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

The Loan. The ninth largest mortgage loan (the “The Light Building Mortgage Loan”) is secured by the borrower’s fee interest in an office property totaling 147,549 square feet located in San Antonio, Texas (the “The Light Building Property”). The Light Building Mortgage Loan was originated on May 24, 2024 by Citi Real Estate Funding Inc. and accrues interest at a fixed rate of 6.86000% per annum. The Light Building Mortgage Loan has an initial term of five years and is interest-only for the entire term. The scheduled maturity date of The Light Building Mortgage Loan is the payment date that occurs on June 6, 2029.

The Property. The Light Building Property is a four-story, Class A office property totaling 147,549 square feet and is comprised of two interconnected buildings in San Antonio, Texas. The Light Building Property was originally constructed in 1931, subsequently gut renovated from two vacant industrial buildings into an interconnected office building in 2022 and is situated on an approximately 3.83-acre site. Amenities at The Light Building Property include a fitness center, sensitive compartmented information facility (“SCIF”) space, and underground parking. The Light Building Property has access to 446 surface and underground parking spaces resulting in a parking ratio of approximately 3.02 spaces per 1,000 square feet. SCIF space is a highly specialized secure room designed to guard against electronic surveillance and suppresses data leakage of sensitive military and security information. The SCIF space at The Light Building Property is leased to SCIF-GSS, an affiliate of the borrower, which licenses space to several US Air Force affiliated contractors for cybersecurity uses.

As of June 1, 2024, The Light Building Property was 100.0% occupied by seven tenants. The tenants at The Light Building Property have a weighted average lease term remaining of 8.1 years. The tenancy also includes three tenants that are affiliated with the United States Air Force: 90th Shadows Edge – Chenega (“Shadow’s Edge”), Namauu Corp dba LevelUp (“LevelUP”), and Namauu Corp dba Wavelength (“Wavelength”). These tenants account for 42.6% of net rentable area and 64.4% of underwritten base rent.

Major Tenants. The three largest tenants based on underwritten base rent are Shadows Edge, LevelUP and Wavelength.

Shadow’s Edge (28,263 square feet; 19.2% of net rentable area; 26.4% of underwritten base rent) Shadow’s Edge houses the 90th Cyberspace Operations Squadron and is a cyberspace capabilities development organization in the United States Air Force. Shadow’s Edge delivers software to enable offensive and defensive cyberspace operations for the combatant commands and military services. Shadow’s Edge has been at The Light Building Property since August 2022 with a current lease term through February 2027 with three, one-year renewal options. Shadows Edge has the ongoing right to terminate its lease effective as of February 28, 2025 or February 28, 2026 upon one month’s prior written notice to the borrower.

LevelUP (18,830 square feet; 12.8% of net rentable area; 19.6% of underwritten base rent) LevelUP is an affiliate of the United States Air Force with an active mission to deliver rapidly deployable software capabilities to support a full range of Air Force and Department of Defense missions. LevelUP has been at The Light Building Property since May 2023 and has a current lease term through May 2028 with no renewal options. LevelUP has the right to terminate its lease upon the first, second and third anniversary of such tenant’s lease commencement date upon 30 days’ prior written notice to the borrower and payment of a termination fee. LevelUP’s lease commenced on May 22, 2023.

Wavelength (15,753 square feet; 10.7% of net rentable area; 18.5% of underwritten base rent) Wavelength delivers electronic warfare-mission-focused software to enable the 350th Spectrum Warfare Wing of the United States Airforce to excel in a digitally focused future state. Wavelength has been at The Light Building Property since March 2023 with a current lease term through March 2028 with no renewal options. Wavelength has the right to terminate its lease upon the first, second, third and fourth anniversary of such tenant’s lease commencement date upon 30 days’ prior written notice to the borrower and payment of a termination fee. Wavelength’s lease commenced on March 6, 2023.

A-3-84

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

The following table presents certain information relating to the largest tenants at The Light Building Property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/ S&P/Fitch)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Shadows Edge	NR/NR/NR	28,263	19.2%	$1,666,386	$58.96	26.4%	2/28/2027	Y(2)	3 x 1 Yr
LevelUP	NR/NR/NR	18,830	12.8	1,234,871	$65.58	19.6	5/31/2028	Y(3)	None
Wavelength	NR/NR/NR	15,753	10.7	1,166,037	$74.02	18.5	3/6/2028	Y(4)	None
SCIF – GSS(5)	NR/NR/NR	19,962	13.5	671,920	$33.66	10.6	8/31/2043	N	2 x 10 Yr
Third Coast Bank	NR/NR/NR	21,386	14.5	628,284	$29.38	10.0	5/31/2034	N	None
Hearst Corporation	NR/NR/NR	22,794	15.4	592,872	$26.01	9.4	10/31/2032	Y(6)	2 x 3 Yr
Ford, Powell, and Carson(7)	NR/NR/NR	20,561	13.9	350,538	$17.05	5.6	Various	N	2 x 5 Yr
Total Occupied		147,549	100.0%	$6,310,909	$42.77	100.0%
Vacant		0	0.0
Total		147,549	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2024, inclusive of $91,852 of contractual rent steps underwritten through October 1, 2024.
(2)	Shadows Edge has the ongoing right to terminate its lease effective as of February 28, 2025 or February 28, 2026 upon one month’s prior written notice to the borrower.
(3)	LevelUP has the right to terminate its lease upon the first, second and third anniversary of such tenant’s lease commencement date upon 30 days’ prior written notice to the borrower and payment of a termination fee. LevelUP’s lease commenced on May 22, 2023.
(4)	Wavelength has the right to terminate its lease upon the first, second, third and fourth anniversary of such tenant’s lease commencement date upon 30 days’ prior written notice to the borrower and payment of a termination fee. Wavelength’s lease commenced on March 6, 2023.
(5)	SCIF – GSS is an affiliate of the borrower sponsor.
(6)	Hearst Corporation may terminate its lease effective on May 31, 2028, with 60 days' prior notice. Heart Corporation also has a continuing right to surrender possession of 7,250 SF of space on the third floor from and after January 1, 2025 with 180 days’ prior written notice.
(7)	Ford, Powell, and Carson leases 13,700 SF of space that expires in September 2031 and 6,861 SF that expires in January 2040.

The following table presents certain information relating to the lease rollover schedule at The Light Building Property, based on initial lease expiration date:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	28,263	19.2	19.2%	1,666,386	26.4	$58.96	1
2028	34,583	23.4	42.6%	2,400,908	38.0	$69.42	2
2029	0	0.0	42.6%	0	0.0	$0.00	0
2030	0	0.0	42.6%	0	0.0	$0.00	0
2031	13,700	9.3	51.9%	350,538	5.6	$25.59	1
2032	22,794	15.4	67.3%	592,872	9.4	$26.01	1
2033	0	0.0	67.3%	0	0.0	$0.00	0
2034	21386	14.5	81.8%	628,284	10.0	$29.38	1
2035 & Thereafter	26,823	18.2	100.0%	671,920	10.6	$25.05	2
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	147,549	100.00%		$6,310,909	100.00%	$42.77	8
(1)	Based on the underwritten rent roll dated June 1, 2024, inclusive of $91,852 of contractual rent steps underwritten through October 1, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the Lease Rollover Schedule.
A-3-85

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Light Building Property:

Cash Flow Analysis(1)(2)
	2023	TTM 3/31/2024(3)	U/W(3)	U/W Per SF
Base Rent	$4,863,102	$5,473,590	$6,219,056	$42.15
Contractual Rent Steps	0	0	91,852	$0.62
Gross Potential Rent	$4,863,102	$5,473,590	$6,310,909	$42.77
Total Reimbursements	739738	772180	899,724	$6.10
Total Gross Income	$5,602,840	$6,245,770	$7,210,633	$48.87
Parking	$654,545	$697,088	1,129,030	$7.65
(Vacancy/Credit Loss)	0	0	(360,532)	($2.44)
Effective Gross Income	$6,257,385	$6,942,858	$7,979,131	$54.08
Management Fee	187,722	208,286	239,374	$1.62
Real Estate Taxes	728,290	745,672	758,482	$5.14
Insurance	188,602	173,005	123,205	$0.84
Other Expenses(4)	1,120,515	1,120,231	948,619	$6.43
Total Expenses	$2,225,129	$2,247,194	$2,069,680	$14.03
Net Operating Income	$4,032,256	$4,695,664	$5,909,451	$40.05
Capital Expenditures	0	0	29,510	$0.20
TI/LC	0	0	353,160	$2.39
Net Cash Flow	$4,032,256	$4,695,664	$5,526,782	$37.46

Occupancy (%)	85.9%	94.2%	95.0%(5)
NCF DSCR	1.33x	1.55x	1.83x
NOI Debt Yield	9.3%	10.8%	13.6%
(1)	Underwritten Base Rent is based on the underwritten rent roll dated June 1, 2024. Contractual Rent Steps are inclusive of $91,852 of contractual rent steps underwritten through October 1, 2024.
(2)	Historical NOI information prior to 2023 is not available because The Light Building Property was recently renovated in 2022.
(3)	The increase from TTM 3/31/2024 Net Operating Income to U/W Net Operating Income is primarily attributed to free rent burning off in relation to three leases executed from March 2023 through July 2023.
(4)	Other Expenses include cleaning, general operating, repairs and maintenance, utilities, and franchise tax expenses.
(5)	Represents economic occupancy.

Appraisal. According to the appraisal, The Light Building Property had an “as-is” appraised value of $77,500,000 as of April 25, 2024, as shown in the table below. Based on the “as-is” value of $77,500,000, the Cut-off Date LTV and Maturity Date LTV for The Light Building Mortgage Loan are 56.1%, respectively.

The Light Building Appraised Value(1)
Property	Value	Capitalization Rate
The Light Building	$77,500,000	7.00%
(1)	Source: Appraisal.

Environmental Matters. The Phase I environmental assessment dated June 19, 2023 identified as a recognized environmental condition for The Light Building Property impacts to site soils and groundwater attributed to historical onsite printing operations. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus.

The Market. The Light Building Property is located along Broadway Street in the central business district (“CBD”) of San Antonio, Texas. San Antonio has a population of 2,698,487 and has seen population increase by 555,959 since 2020. San Antonio has four major military installations, all part of the Joint Base San Antonio (“JBSA”). According to the appraisal, JBSA directly employs approximately 74,300 people in the region. JBSA is considered the largest and most diverse base in the Department of Defense and is comprised of four primary locations: Fort Sam Houston (US Army), Camp Bullis (US Army), Randolph Air Force Base (US Air Force), Lackland Air Force Base (US Air Force).

According to the appraisal, the Light Building Property is located in the San Antonio CBD submarket of the San Antonio-New Braunfels, TX Metropolitan Statistical Area. As of March 31, 2024, the San Antonio CBD office submarket had a total inventory of 10,788,450 square feet, an overall vacancy rate of 15.9% and average asking rent of $28.52 per square foot.

A-3-86

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

According to the appraisal, the 2023 population and average household income in a one-, three- and five-mile radius are 11,825, 124,921 and 337,340 and $91,552, $68,731 and $72,058, respectively.

The following table presents certain information relating to comparable office leases for The Light Building Property:

Comparable Office Rental Summary(1)
Property Name	Tenant	Suite Size (SF)	Lease Commencement	Lease Term (Yrs)	Rent (PSF)(2)
The Light Building	Various	Various	Various	Various	$42.15(3)
The Soto	Argonaut Management	25,313 SF	July 2022	5.3 Yrs.	$31.00
Frost Tower	BitDefender	9,360 SF	August 2020	10.0 Yrs.	$42.44
The Phipps Building	Phipps Ortiz Talafuse, PLLC	7,100 SF	January 2022	5.0 Yrs.	$38.87
Oxbow	CBRE	17,090 SF	June 2021	10.5 Yrs.	$38.00
Full Goods Building	CFS	1,916 SF	January 2023	5.0 Yrs.	$42.00

(1)	Source: Appraisals.
(2)	Rent (PSF) does not include rent steps.
(3)	Based on the underwritten rent roll dated June 1, 2024.

The Borrower and the Borrower Sponsor. The borrower is GS Light, LLC, a Delaware limited liability company, with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Light Building Mortgage Loan. The borrower sponsor is GrayStreet Light, LP, a Texas limited partnership and the non-recourse carveout guarantor is Kevin Covey. Kevin Covey is the founder of GrayStreet Partners and predecessor Caliburn Capital. GrayStreet Partners was founded in 2009 and is a private equity firm focusing on the investment, development, and management of urban commercial real estate.

Property Management. The Light Building Property is managed by GrayStreet Management Services, LLC, a borrower-affiliated management company.

Initial and Ongoing Reserves. At origination of The Light Building Mortgage Loan, the borrower deposited approximately: (i) $66,789 into a tax reserve, (ii) $901,210 into an unfunded obligations reserve, (iii) $45,000 into an environmental reserve and (iv) $2,438 into an immediate repairs reserve.

Tax Reserve – The borrower is required to deposit into the real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $66,789).

Insurance Reserve – The borrower is required to deposit into the insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of The Light Building Mortgage Loan documents.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, approximately $86 (subject to a cap of $4,550).

Leasing Reserve – Upon the occurrence and during the continuance of a Trigger Period (as defined below), The borrower is required to deposit into a leasing reserve, on a monthly basis, approximately $29,446 for tenant improvements, including tenant allowances and landlord work.

Lockbox / Cash Management. The Light Building Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period, the borrower is required to establish a lender-controlled lockbox account, and is thereafter required to deposit, or cause the property manager to deposit, immediately upon receipt, all revenue received by the borrower or the property manager into such lockbox. Within five days after the first occurrence of a Trigger Period, the borrower is required to deliver a notice to all tenants at The Light Building Property directing them to pay all rent and other sums due under their respective leases into the lender-controlled lockbox account. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists and the lender elects (in its sole and absolute discretion) to deliver a restricted account notice, in which case all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with The Light Building Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Light Building Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as

A-3-87

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

additional collateral for The Light Building Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower; provided, however, any excess cash flow funds required to satisfy the Specified Tenant Excess Cash Flow Condition (as defined below) or to satisfy the ST Cap Condition (as defined below) will be retained by the lender in the excess cash flow account. Upon an event of default under The Light Building Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio being less than 1.20x, and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below) and (B) expiring upon (x) with regard to clause (i) above, the cure (if applicable) of such event of default, (y) with regard to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.25x for two consecutive calendar quarters, and (z) with regard to clause (iii) above, the Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant” means, as applicable, (i) GrayStreet Secure Solutions, LLC, a Texas limited liability company (“GSS”), together with its successors and/or assigns, (ii) Namauu Technological & Industrial, LLC, a Hawaiian corporation (“NTI”), (iii) The Chenega Corporation, an Alaska corporation (“Chenega”), (iv) any other tenant that (together with its affiliates) either (A) accounts for 25% or more of the total rental income for The Light Building Property, or (B) demises 25% or more of The Light Building Property’s gross leasable area pursuant to the terms of a Specified Tenant lease, (v) any sublessee, subtenant or subcontractor of any portion of The Light Building Property pursuant to the terms of a Specified Tenant lease, and (vi) any guarantor(s) of the applicable related Specified Tenant lease(s) or any parent or affiliate providing credit support for the applicable related Specified Tenant lease(s).

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of its Specified Tenant space (or applicable portion thereof), (iii) Specified Tenant failing to be open for business during customary hours and/or “going dark” in its Specified Tenant space (or applicable portion thereof), (iv) Specified Tenant giving written notice that it is terminating its lease for its Specified Tenant space (or applicable portion thereof), (v) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (vi) any bankruptcy or similar insolvency of Specified Tenant, and (vii) Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior to the earlier to occur of (A) 12 months prior to the expiration of the applicable Specified Tenant lease and (B) the date by which the applicable Specified Tenant must provide notice of renewal of its lease pursuant to the terms thereof; and (B) expiring upon the first to occur of (i) the satisfaction of the applicable Specified Tenant Cure Conditions (as defined below), (ii) the borrower leasing the entire applicable Specified Tenant space (or applicable portion thereof) pursuant to one or more leases in accordance with the applicable terms and conditions of The Light Building Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of the space demised, and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied, or (iii) solely with respect to a Specified Tenant Trigger Period contemplated in clauses (A)(i)-(v) and (vii) above, the ST Cap Condition is satisfied.

“Specified Tenant Cure Conditions” means each of the following, as applicable, (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease and no other default under such Specified Tenant lease occurs for a period of 3 consecutive months following such cure, (ii) the applicable Specified Tenant is in actual, physical possession of its Specified Tenant space (or applicable portion thereof) and open for business during customary hours and not “dark” in all or any portion of its Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) with respect to a Specified Tenant Trigger Period relating to clause (vii) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease in accordance with the terms of The Light Building Mortgage Loan and, in the lender’s judgment, the applicable Specified Tenant Excess Cash Flow Condition is satisfied in connection therewith, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

“Specified Tenant Excess Cash Flow Condition” means, with respect to curing any Specified Tenant Trigger Period by re-tenanting the applicable Specified Tenant space or renewal/extension of any Specified Tenant lease, sufficient funds have been accumulated in the excess cash flow account (during the continuance of the subject Specified Tenant Trigger Period) to cover all anticipated and unpaid leasing commissions, tenant improvement costs, tenant allowances, free rent periods, and/or rent abatement periods to be incurred in connection with any such re-tenanting or renewal/extension.

“ST Cap Condition” means that the amount on deposit in the excess cash flow account is equal to or greater than (x) $50, multiplied by (y) the number of leasable square feet demised (prior to giving effect to any full or partial termination thereof) pursuant to the applicable Specified Tenant lease with respect to which the applicable Specified Tenant Trigger Period has occurred.

Current Mezzanine or Secured Subordinate Indebtedness. None.

A-3-88

Office – CBD 420 Broadway Street, 305-309 North Alamo Street and 318 and 320 Broadway Street San Antonio, TX 78205	Collateral Asset Summary – Loan No. 9 The Light Building	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,500,000 56.1% 1.83x 13.6%

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

Release of Collateral. Provided that no event of default is continuing under The Light Building Mortgage Loan documents, at any time after May 24, 2027, the borrower has the one time right to either deliver defeasance collateral or partially prepay The Light Building Mortgage Loan and obtain release of a portion of The Light Building Property located at 305-309 North Alamo Street, San Antonio, Texas 78205 and 318 and 320 Broadway Street, San Antonio, Texas 78205, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is of an amount equal to the greater of (a) 125% of the allocated loan amount for such portion of The Light Building Property, and (b) 100% of the net sales proceeds applicable to such portion of The Light Building Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining portion of The Light Building Property is equal to or greater than the greater of (a) 1.83x, and (b) the debt service coverage ratio all of The Light Building Property immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining portion of The Light Building Property is no greater than the lesser of (a) 56.1% and (b) the loan-to-value ratio for all of The Light Building Property immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining portion of The Light Building Property is equal to or greater than the greater of (a) 12.7%, and (b) the debt yield for all of The Light Building Property immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

Ground Lease. None.

A-3-89

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

A-3-90

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

A-3-91

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

A-3-92

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%
Mortgage Loan Information		Property Information
Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type – Subtype:	Office – CBD
Borrower Sponsor(s):	Feil Organization	Collateral:	Fee
Borrower(s):	488 Madison Avenue Associates LLC	Location:	New York, NY
Original Balance(1):	$40,000,000	Year Built / Renovated:	1950 / 2012-2023
Cut-off Date Balance(1):	$40,000,000	Property Management:	Jeffrey Management Corp.
% by Initial UPB:	4.0%	Size:	481,245 SF
Interest Rate:	6.88200%	Appraised Value / Per SF(4):	$220,000,000 / $457
Note Date:	May 14, 2024	Appraisal Date:	April 1, 2024
Original Term:	60 months	Occupancy:	86.1% (as of April 1, 2024)
Amortization:	Interest Only	UW Economy Occupancy:	82.6%
Original Amortization:	NAP	Underwritten NOI(5):	$15,580,226
Interest Only Period:	60 Months	Underwritten NCF:	$13,511,276
First Payment Date:	July 1, 2024
Maturity Date:	June 1, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(5):	$6,404,367 (TTM March 31, 2024)
Additional Debt Balance(1):	$60,000,000	2023 NOI:	$6,151,808
Call Protection:	L(25),D(30),O(5)	2022 NOI:	$10,169,001
Lockbox / Cash Management:	Hard / In Place	2020 NOI:	NAV

Reserves(2)				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$208
Taxes:	$3,230,895	$538,482	NAP	Maturity Date Loan Per SF:	$208
Insurance:	$0	Springing	NAP	Cut-off Date LTV(4):	45.5%
Replacement Reserves:	$0	$7,979	$95,753	Maturity Date LTV(4):	45.5%
TI/LC:	$0	$112,153	$2,691,664	UW NOI DY:	15.6%
ADNY Reserve(3):	$22,481,687	$0	NAP	UW NCF DSCR:	1.94x
Alvarez & Marsal Reserve:	$585,399	$0	NAP
Condominium Reserve:	$0	Springing	NAP

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$100,000,000	85.3%	Loan Payoff	$90,076,354	76.8%
Borrower Equity	$17,264,301	14.7%	Upfront Reserves	$26,297,981	22.4%
			Closing Costs	$889,966	0.8%
Total Sources	$117,264,301	100.0%	Total Uses	$117,264,301	100.0%
(1)	The 488 Madison Mortgage Loan (as defined below) is part of the 488 Madison Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original principal balance and Cut-off Date Balance of $100,000,000. The Financial Information in the chart above is based on the aggregate outstanding principal balance as of the Cut-off Date of the 488 Madison Whole Loan.
(2)	See “Initial and Ongoing Reserves” below.
(3)	The borrower reserved $20,353,872 for outstanding amounts for the Archdiocese of New York tenant improvement and allowances, and $2,127,815 for the Archdiocese of New York tenant leasing commissions with the lender. Additionally, the borrower provided a letter of credit to the lender in the amount of $8,462,091 for the Archdiocese of New York’s free rent funds and gap rent funds. See “Initial and Ongoing Reserves” below for further details.
(4)	The appraisal concluded to a “As-Is Assuming ADNY Reserves” value for the 488 Madison Property (as defined below) of $220,000,000 as of April 1, 2024, which assumes that the contractual obligations from the Archdiocese of New York lease (free rent, tenant improvements, leasing costs, and other capital expenditures) would be funded by a cash reserve held in escrow and that such reserved funds would be available for any potential purchase. At origination, $22,481,687 was deposited as shown above. The appraisal concluded to an “As-Is” appraised value of $180,000,000 as of April 1, 2024, resulting in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 55.6%. In addition, the appraisal employs the extraordinary assumptions that the 488 Madison Property will be subdivided into condominiums and that the Archdiocese of New York unit real estate tax exemption will be granted, and that beginning March 1, 2025, real estate tax attributable to the space leased by the Archdiocese of New York (29.528% of the total real estate taxes) will be abated.
(5)	The increase in Most Recent NOI to Underwritten NOI is primarily due to the underwriting of the Archdiocese of New York lease that has not yet commenced as well as, in the case of UW NOI, the assumption regarding a tax exemption. Real Estate Taxes assumes the Archdiocese of New York’s leased space has obtained the tax exemption described under “Major Tenants—Archdiocese of New York.” UW Real Estate Taxes without the tax exemption would be $6,273,583, resulting in a NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield of 1.97x, 1.67x, 13.7% and 11.7%, respectively.
A-3-93

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

The Loan. The tenth largest mortgage loan (the “488 Madison Mortgage Loan”) is part of a whole loan (the “488 Madison Whole Loan”) with an original principal balance and Cut-off Date Balance of $100,000,000. The 488 Madison Whole Loan is secured by a first priority fee mortgage encumbering a 481,245 SF office property in New York, New York (the “488 Madison Property”). The 488 Madison Whole Loan is comprised of two pari passu promissory notes in the aggregate original principal balance of $100,000,000. The 488 Madison Whole Loan was originated by Morgan Stanley Bank, N.A. (“MSBNA”) and German American Capital Corporation (“GACC”) on May 14, 2024 and accrues interest at a fixed rate of 6.88200% per annum. The 488 Madison Whole Loan has an initial term of 60 months and has a remaining term of 59 months as of the Cut-off Date. The 488 Madison Whole Loan requires interest-only payments during its entire term.

The table below identifies the promissory notes that comprise the 488 Madison Whole Loan. The relationship between the holders of the 488 Madison Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The 488 Madison Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BANK5 2024-5YR7 transaction. See “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$60,000,000	$60,000,000	BANK5 2024-5YR7	Yes
A-2	$40,000,000	$40,000,000	Benchmark 2024-V8	No
Whole Loan	$100,000,000	$100,000,000

The Property. The 488 Madison Property is a 24-story, Class B, 481,245 SF office building situated on an approximately 0.5-acre site, located in New York, New York. The 488 Madison Property is comprised of 464,814 SF of office space (96.6% of NRA, 86.8% of UW Base Rent), 16,114 SF of ground floor retail space (3.3% of NRA, 13.2 % of UW Rent), and 317 SF of storage space (0.1% of NRA, 0.0% of UW Base Rent). Known as the “Look Building”, the 488 Madison Property is situated directly across from and overlooking the renowned St. Patrick’s Cathedral and New York Palace Hotel. The 488 Madison Property was built in 1950 and has a distinctively curved, multi-layered façade comprised of glazed white brick. The multi-tiered structure provides tenants on floors fourteen and above with balcony access that has unobstructed views to the south, overlooking St. Patrick’s Cathedral, The New York Palace Hotel, and Madison Avenue. The 488 Madison Property’s façade is landmarked. The borrower sponsor acquired the 488 Madison Property in the 1970s and has invested approximately $21.8 million since 2009 in capital expenditures across various improvements projects, renovating essentially the entirety of the building. Additionally, as part of the Archdiocese of New York’s lease, the borrower is required to perform base building work in an amount of $4.4 million. As of April 1, 2024, the 488 Madison Property was 86.1% leased to a diverse roster of 36 tenants.

Major Tenants. The three largest tenants based on underwritten base rent are Archdiocese of New York, Thompson Coburn LLP and Shawmut, Group, Inc.

Archdiocese of New York (142,308 SF, 29.6% of NRA, 24.5% Annual UW rent). The Archdiocese of New York is the second-largest diocese in the United States by population, encompassing 2.5 million Catholics in nearly 300 parishes through its three boroughs of New York City (Manhattan, the Bronx and Staten Island) and seven counties north of New York City (Dutchess, Orange, Putnam, Rockland, Sullivan, Ulster and Westchester). The archdiocese includes 156 Catholic schools serving more than 50,000 students, helps more than 400,000 individuals each year through Catholic Charities, and provides healthcare through ArchCare, the healthcare ministry. In January 2024, the Archdiocese of New York signed a 30 year lease at the 488 Madison Property to occupy 142,308 SF, including 137,810 SF of office space on the entire 3rd through 7th floor of the 488 Madison Property, and 4,498 SF of retail space. The retail space is currently occupied by the Trustees for St Patrick’s Cathedral, located directly across 51st Street on Madison Avenue, and operates as a gift shop for St. Patrick’s Cathedral.

The Archdiocese of New York lease has not yet commenced, and accordingly the Archdiocese of New York is not yet in occupancy of its space. The lease provides for substantial tenant improvement work and building modification work. The lease commencement date occurs when the space is delivered with the tenant improvement work and building modification work substantially completed, which date will be no earlier than March 1, 2025. Delivery of the space is currently expected in March 2025; however, we cannot assure you that the space will be delivered by such time. The rent commencement date occurs six months after the lease commencement (accordingly there is gap rent until the space is delivered and free rent for six months thereafter). The borrower reserved $20,353,872 with the lender for outstanding amounts for tenant improvements and allowances and $2,127,815 for leasing commissions. In addition, the borrower provided a letter of credit in the amount of $8,462,091 for the tenant’s gap and free rent. In addition, the Archdiocese of New York was granted free rent for the first 3 months of each of the second through fifth lease years, which has not been reserved for. We cannot assure you that the tenant will commence paying rent as expected or at all.

A-3-94

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

If the lease commencement date has not occurred prior to the date which is 13 months following the date the plans and specifications for the tenant improvement work (the “Final Plans”) are approved by both landlord and tenant, subject to certain permitted delays (the “First Outside Date”), then the free rent period will be increased by (x) 1 day for each day after the First Outside Date that the lease commencement date has not occurred for the first 60 days of delay, (y) 1.5 days for each day after the First Outside Date that the lease commencement date has not occurred for the next 60 days of delay, and (z) 2 days for each day after the First Outside Date that the lease commencement date has not occurred thereafter. If the lease commencement date has not occurred prior to the date which is 2.5 years following the date the Final Plans are approved by both landlord and tenant, subject to certain permitted delays (the “Outside Delivery Date”), the tenant will have the right within 30 days after the Outside Delivery Date, to cancel the lease by giving notice of cancellation to landlord. If the tenant does not timely exercise the foregoing termination right, the Outside Delivery Date will be extended by a period of 90 days, and if the lease commencement date has not occurred prior to the Outside Delivery Date (as so extended), then the tenant will have the right within 30 days after the Outside Delivery Date (as so extended), as its sole and exclusive remedy therefor, to cancel the lease by giving notice of cancellation to landlord. The process described in the immediately preceding sentence will repeat, as applicable, until the lease commencement date has occurred, or the lease is terminated.

Additionally, under the Archdiocese of New York lease, the borrower is required to establish a condominium regime for the 488 Madison Property, and subdivide the building into three or more fee condominium units. One unit comprising the entirety of the premises and two or more units comprising space not part of the premises. Such condominium has been formed. The Archdiocese of New York leased space encompasses the entirety of one fee condominium unit. Such structure is intended to allow the Archdiocese of New York to create a leasehold condominium in order to apply for a real estate tax exemption for its portion of the 488 Madison Property’s real estate tax liability. Once the fee condominium structure has been created, the tenant is responsible for obtaining tax-exempt status and if the Archdiocese of New York fails to abate its property tax obligation, it will be responsible for paying its pro-rata-share of property taxes (29.528%). The Archdiocese of New York’s lease provides for an initial rent of $45.00 PSF with 1% annual rent escalations along with $5.00 PSF increases every five years of the lease term.

We cannot assure you that the Archdiocese of New York will take occupancy as expected, or at all, that the gap and free rent periods will not be extended, or that a tax exemption will be obtained for the Archdiocese of New York’s space.

Thompson Coburn LLP (44,825 SF, 9.3% of NRA, 11.9% of UW rent). Thompson Coburn LLP is a full-service law firm with over 400 attorneys and eight offices located in Birmingham, Chicago, Dallas, Los Angeles, New York, Southern Illinois, St. Louis and Washington, D.C. Thompson Coburn LLP has been a tenant at the 488 Madison Property since 2002, has a lease expiration date of June 30, 2027 and have no renewal options remaining.

Shawmut, Group, Inc. (27,015 SF, 5.6% of NRA, 5.8% of UW rent). Shawmut, Group, Inc. is a construction management firm, with approximately 1,000 employees across offices in Boston, New York, Providence, Las Vegas, Los Angeles, West Springfield, New Haven and Miami. Shawmut, Group, Inc. has occupied the 488 Madison Property since 2022, has a lease expiration date of December 31, 2038, and has one, five-year renewal option remaining. Shawmut, Group, Inc. has the right to terminate its lease effective on January 31, 2034, upon 12 months’ notice and payment of a termination fee. Shawmut, Group Inc. has a free rent period for the months of September 2024 and October 2024, which has not been reserved for.

The following table presents certain information relating to historical occupancy for the 488 Madison Property:

Historical Occupancy(1)
2022	2023	4/1/2024(2)
78.3%	67.9%	86.1%
(1)	Historical occupancies are as of December 31 of each respective year.
(2)	Based on the underwritten rent roll dated April 1, 2024.
A-3-95

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

The following table presents a summary regarding the major tenants at the 488 Madison Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/Fitch /S&P)(2)	Tenant SF	Approx.% of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Term. Option (Y/N)
Archdiocese of New York	NR/NR/NR	142,308	29.6%	$6,403,860	24.5%	$45.00	8/31/2055	3 x 5 or 10 years each	Y(3)
Thompson Coburn LLP	NR/NR/NR	44,825	9.3%	$3,104,500	11.9%	$69.26	6/30/2027	None	N
Shawmut, Group, Inc.	NR/NR/NR	27,015	5.6%	$1,502,903	5.8%	$55.63	12/31/2038	1 x 5 year	Y(4)
Sportfive Americas LLC	NR/NR/NR	18,765	3.9%	$1,206,600	4.6%	$64.30	7/31/2026	1 x 5 year	N
Shanholt Glassman Klein Kramer & Co. CPA’S P.C.	NR/NR/NR	16,648	3.5%	$1,027,099	3.9%	$61.70	9/30/2033	1 x 5 year	Y(5)
Subtotal/Wtd. Avg.		249,561	51.9%	$13,244,962	50.7%	$53.07

Other Tenants		164,615	34.2%	$12,854,872	49.3%	$78.09
Occupied Subtotal/Wtd. Avg.		414,176	86.1%	$26,099,833	100.0%	$63.02

Vacant Space		67,069	13.9%
Total/Wtd. Avg.		481,245	100.0%

(1)	Information is based on the underwritten rent roll dated April 1, 2024.
(2)	Certain ratings are those of the parent entity, whether or not the parent entity guarantees the lease.
(3)	The Archdiocese of New York lease has not yet commenced, and accordingly the Archdiocese of New York is not yet in occupancy of its space. The lease provides for substantial tenant improvement work and building modification work. The lease commencement date occurs when the space is delivered with the tenant improvement work and building modification work substantially completed, which date will be no earlier than March 1, 2025. The rent commencement occurs six months after lease commencement (accordingly there is gap rent until the space is delivered and free rent for six months thereafter). The borrower reserved $20,353,872 with the lender for outstanding amounts for tenant improvements and allowances and $2,127,815 for leasing commissions. In addition, the borrower provided a letter of credit in the amount of $8,462,091 for the tenant’s gap and free rent. In addition, the Archdiocese of New York was granted free rent for the first 3 months of each of the second through fifth lease years, which has not been reserved for. The lease provides for additional free rent if the lease commencement date does not occur by a specified date, as described under “Major Tenants-Archdiocese of New York” above. If the lease commencement date has not occurred prior to the date which is 2.5 years following the date final plans are approved by both landlord and tenant, subject to certain permitted delays, the tenant will have the right to terminate the lease, as described under “Major Tenants-Archdiocese of New York” above.
(4)	Shawmut, Group, Inc. has the right to terminate its lease on January 31, 2034, upon a minimum of twelve months prior notice and payment of a termination fee. Shawmut, Group Inc. has a free rent period for the months of September and October 2024, which has not been reserved for.
(5)	Shanholt Glassman Klein Kramer & Co. CPA’s P.C. has a one time right to terminate its lease on August 31, 2031 upon nine months prior written notice, and the payment of a termination fee.

The following table presents certain information relating to the lease rollover schedule at the 488 Madison Property:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	U/W Base Rent	% of Total U/W Base Rent	U/W Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0%	0.0%	$0	0.0%	$0.00	0
2025	45,321	9.4%	9.4%	$2,907,025	11.1%	$64.14	8
2026	29,848	6.2%	15.6%	$1,871,580	7.2%	$62.70	3
2027	58,511	12.2%	27.8%	$4,344,186	16.6%	$74.25	4
2028	29,855	6.2%	34.0%	$1,836,533	7.0%	$61.52	4
2029(3)	9,099	1.9%	35.9%	$1,861,105	7.1%	$204.54	4
2030	14,806	3.1%	38.9%	$1,080,865	4.1%	$73.00	3
2031	2,766	0.6%	39.5%	$610,428	2.3%	$220.69	1
2032	3,543	0.7%	40.3%	$778,887	3.0%	$219.84	3
2033	31,807	6.6%	46.9%	$1,993,517	7.6%	$62.68	3
2034	19,297	4.0%	50.9%	$908,944	3.5%	$47.10	3
2035 & Thereafter	169,323	35.2%	86.1%	$7,906,763	30.3%	$46.70	2
Vacant	67,069	13.9%	100.0%	NAP	NAP	$0.00	0
Total / Wtd. Avg.	481,245	100.0%	100.0%	$26,099,833	100.0%	$63.02(4)	38

(1)	Information is based on the underwritten rent roll as of April 1, 2024.
(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.
(3)	The 488 Madison Mortgage Loan matures on June 1, 2029.
(4)	Total/Wtd. Avg. Annual U/W Base Rent per SF excludes vacant space.
A-3-96

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 488 Madison Property:

Cash Flow Analysis
	2022	2023	3/31/2024 TTM(2)	UW(2)		UW PSF
Gross Potential Rent(1)	$22,233,372	$18,235,046	$18,297,605	$31,591,455		$65.65
Reimbursements	$1,282,056	$937,066	$919,532	$1,263,358		$2.63
Other Income(3)	$111,478	$236,948	$266,841	$107,846		$0.22
Less Vacancy & Credit Loss	$0	$0	$0	($5,491,621)		($11.41)
Effective Gross Income	$23,626,906	$19,409,060	$19,483,978	$27,471,037		$57.08
						0
Real Estate Taxes	$5,937,468	$6,070,856	$6,070,856	$4,421,120	(4)	$9.19
Insurance	$466,186	$533,873	$533,874	$465,210		$0.97
Other Expenses	$7,054,251	$6,652,523	$6,474,881	$7,004,482		$14.55
Total Expenses	$13,457,905	$13,257,252	$13,079,611	$11,890,811		$24.71
						0
Net Operating Income	$10,169,001	$6,151,808	$6,404,367	$15,580,226		$32.37
Capital Expenditures	$0	$0	$0	$95,753		$0.20
TI/LC	$0	$0	$0	$1,973,196		$4.10
Net Cash Flow	$10,169,001	$6,151,808	$6,404,367	$13,511,276		$28.08

Occupancy %(5)	78.3%	67.9%	86.1%	82.6%
NOI DSCR(6)	1.46x	0.88x	0.92x	2.23x
NCF DSCR(6)	1.46x	0.88x	0.92x	1.94x
NOI Debt Yield(6)	10.2%	6.2%	6.4%	15.6%
NCF Debt Yield(6)	10.2%	6.2%	6.4%	13.5%

(1)	Based on the underwritten rent roll dated as of April 1, 2024 inclusive of contractual rent steps through April 1, 2025, totaling $424,778.
(2)	The increase in Gross Potential Rent and Net Operating Income from 3/31/2024 TTM to UW is primarily due to the underwriting of the Archdiocese of New York lease, as well as, in the case of Net Operating Income, the assumption regarding a tax exemption described in footnote (4) below.
(3)	Other Income includes antenna income and miscellaneous income.
(4)	UW Real Estate Taxes assumes the Archdiocese of New York’s leased space has obtained the tax exemption described under “Major Tenants—Archdiocese of New York.” UW Real Estate Taxes without the tax exemption would be $6,273,583, resulting in a NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield of 1.97x, 1.67x, 13.7% and 11.7%, respectively.
(5)	UW Occupancy represents economic occupancy; historical occupancies represent physical occupancies. 3/31/2024 TTM Occupancy is based on the rent roll dated as of April 1, 2024.
(6)	NOI and NCF debt service coverage ratios and debt yields are based on the aggregate Cut-off Date balance of the 488 Madison Whole Loan.

Appraisals. According to the appraisal, the 488 Madison Property had an “As-Is Assuming ADNY Reserves” appraised value of $220,000,000 as of April 1, 2024.

Property Name	Appraised Value	Capitalization Rate
488 Madison	$220,000,000(1)	5.67%
(1)	The appraisal concluded to a “As-Is Assuming ADNY Reserves” value for the 488 Madison Property (as defined below) of $220,000,000 as of April 1, 2024, which assumes that the contractual obligations from the Archdiocese of New York lease (free rent, tenant improvements, leasing costs, and other capital expenditures) would be funded by a cash reserve held in escrow and that such reserved funds would be available for any potential purchase. At origination, $22,481,687 was deposited as shown above. The appraisal concluded to an “As-Is” appraised value of $180,000,000 as of April 1, 2024, resulting in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 55.6%. In addition, the appraisal employs the extraordinary assumptions that the 488 Madison Property will be subdivided into condominiums and that the Archdiocese of New York unit real estate tax exemption will be granted, and that beginning March 1, 2025, real estate tax attributable to the space leased by the Archdiocese of New York (29.528% of the total real estate taxes) will be abated.

Environmental Matters. According to the Phase I environmental report, dated April 2, 2024, there was no evidence of any recognized environmental conditions at the 488 Madison Property.

The Market. The 488 Madison Property is located within the Plaza District office submarket of the Midtown Manhattan office market, in New York, New York. The 488 Madison Property is situated on the western blockfront of Madison Avenue between East 51st Street and East 52nd Street, directly across from and overlooking the renowned New York City landmarks, St. Patrick’s Cathedral and The New York Palace Hotel, approximately 0.5 miles north of Grand Central Terminal and one-block east of Rockefeller Center. According to the appraisal, Fifth Avenue includes some of the most well-known shopping, particularly from 51st to 59th street, with stores including Saks Fifth Avenue, Cartier, Tiffany & Co., Gucci, Prada, Chanel, Louis Vuitton, Burberry’s and Hermes. In addition to these luxury retailers, the area houses various department stores, boutiques, jewelers, art galleries, antique shops, and gourmet food shops. The Plaza District

A-3-97

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

neighborhood also features many of New York’s most famous tourist attractions and landmarks, including Grand Central Station, The Chrysler Building, The New York Public Library, Rockefeller Center, Radio City Music Hall and Carnegie Hall. Additionally, the Plaza District contains a number of first-class hotels such as the Four Seasons Hotel, Mandarin Oriental, Ritz Carlton, Park Hyatt, the United Nations Plaza Hotel and the New York Helmsley Hotel, as well as numerous more moderately priced hotels.

The neighborhood is serviced by public transportation, with the New York Metropolitan Transit Authority (“MTA”) operating several subway lines through the neighborhood including the A, B, C, D, E, F, N, R, Q, 1, 2, 3, 4, 5 and 6 trains. The MTA also operates several bus service routes along all the major north/south avenues. Crosstown bus service is provided by several bus lines along 57th Street and Central Park South. According to the appraisal, as of the fourth quarter of 2023, the vacancy rate in the Madison/Fifth Avenue Plaza District submarket was approximately 25.2% with average asking rents of $103.30 PSF and inventory of approximately 24.3 million SF. According to the appraisal, as of the fourth quarter of 2023, the vacancy rate in the Midtown Manhattan office market was approximately 22.3% with average asking rents of $78.23 PSF and inventory of approximately 263.1 million SF.

The Borrower and the Borrower Sponsor. The borrower is 488 Madison Avenue Associates LLC, a single-purpose Delaware limited liability company with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 488 Madison Whole Loan. The borrower is controlled by Feil Family, LLC whose managing member is Jeffrey J. Feil, the non-recourse carveout guarantor. Jeffrey J. Feil is the chairman and current chief executive officer of The Feil Organization, the borrower sponsor. The Feil Organization is a full-service family-owned real estate investment, development, and property management firm. Founded by Louis Feil in 1950, The Feil Organization presently has a portfolio of 26 million square feet of retail and commercial properties, over 5,000 residential rental units, as well as hundreds of net leased properties and thousands of acres of undeveloped land across the country. Headquartered in Manhattan, the Feil Organization’s portfolio includes properties in New York, New Orleans, Florida, Connecticut, Illinois, and Washington D.C.

Property Management. The 488 Madison Property is managed by the Jeffrey Management Corp, an affiliate of the non-recourse carveout guarantor.

Initial and Ongoing Reserves. At origination, the 488 Madison Whole Loan documents require the borrower to deposit (i) $22,481,687 into an ADNY reserve, representing (a) $20,353,872 for tenant improvement costs and allowances (including $2,302,825 for base building work and $18,051,047 for tenant improvement work) and (b) $2,127,815 for leasing commissions, in each case for the Archdiocese of New York lease, (ii) $3,230,895 deposited into an upfront tax reserve, (iii) $585,399 into an upfront reserve, representing (a) $319,320 for tenant improvement costs and allowances and (b) $266,079 representing free and gap rent, in each case for the Alvarez & Marsal lease.

Tax Reserve – The 488 Madison Whole Loan documents require ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12th of the real estate taxes that the lender estimates will be payable during the next twelve months for the 488 Madison Property (initially estimated to be $538,482).

Insurance Reserve – The borrower is not required to make deposits into a reserve for insurance premiums for the 488 Madison Property so long as (i) the liability and casualty insurance policies covering the 488 Madison Property are part of a blanket or umbrella policy approved by the lender in its reasonable discretion, (ii) no event of default is continuing under the 488 Madison Whole Loan documents and (iii) the borrower provides the lender with evidence of renewal of such insurance policies no later than five days prior to their expiration and paid receipts for the insurance premiums no later than 10 days prior to their expiration. If such conditions are not satisfied, the 488 Madison Whole Loan documents provide for ongoing monthly deposits into a reserve for insurance premiums in an amount equal to 1/12th of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies.

Replacement Reserve – The 488 Madison Whole Loan documents provide for ongoing monthly deposits of $7,979 into a reserve for capital expenditures, provided that such deposits will not be required at any time the amount in such reserve is equal to or greater than $95,753.

TI/LC Reserve – The 488 Madison Whole Loan documents provide for ongoing monthly deposits of $112,153 into a reserve for future tenant improvement and leasing commission expenses, provided that such deposits will not be required at any time the amount in such reserve is equal to or greater than $2,691,664.

Archdiocese of New York Gap and Free Rent Reserves – A letter of credit in the amount of $8,462,091 was delivered in connection with the 488 Madison Whole Loan Documents, representing (i) $5,077,254 for gap rent and (ii) $3,384,836 for free rent, in each case for the Archdiocese of New York lease. At origination, the borrower provided a letter of credit for such reserve. The reserve does not cover the rent abatement during the first three full months occurring during the second through fifth lease year. The free rent is only for the first three months of the lease. Not more than once every 90 days, if the undrawn letter of credit is in excess of the amount required to be on deposit with the lender if borrower had delivered cash to the lender, the lender is required to reasonably cooperate with the borrower to amend the letter of credit such that it is not in excess of such amount.

A-3-98

Office – CBD 488 Madison Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 10 488 Madison	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 45.5% 1.94x 15.6%

Condominium Reserve – The 488 Madison Whole Loan documents require that during any period that the condominium board for the 488 Madison Property is authorized to, and does, collect condominium assessments, the borrower is required to deposit an amount such that the lender is always holding an amount equal to 1/12 of the annual condominium charges (the “Condominium Reserve Monthly Deposit”); provided, that if a Cash Sweep Event Period (as defined below) is continuing, at the lender’s option the borrower is required to deposit the Condominium Reserve Monthly Deposit each month.

Lockbox / Cash Management. The 488 Madison Whole Loan is structured with a hard lockbox and in place cash management. The borrower is required to establish and maintain a lockbox account for the benefit of the lender, to direct all tenants to send all payments of rents at the 488 Madison Property directly into the lockbox account, and to deposit any funds received by the borrower or property manager into the lockbox account within two business day of receipt. On each business day, all funds in the lockbox account are required to be swept to the cash management account and, provided no event of default is continuing under the 488 Madison Whole Loan documents, applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax reserve and insurance reserve, if any, as described above under “Initial and Ongoing Reserves,” (ii) to pay debt service on the 488 Madison Whole Loan, (iii) to make the monthly deposits into the replacement reserve, TI/LC reserve and condominium reserve, if any, as described above under “Initial and Ongoing Reserves,” (iv) to pay operating expenses set forth in the annual budget (which is required to be approved by the lender during a Cash Sweep Event Period) and lender-approved extraordinary expenses, and (v) to deposit all remaining amounts (“Excess Cash Flow”) into an excess cash flow reserve, to be held as additional security for the 488 Madison Whole Loan during such Cash Sweep Event Period, or if a Cash Sweep Event Period no longer exists, to be disbursed to the borrower.

“Cash Sweep Event Period” means a period:

(i)	commencing upon an event of default under the 488 Madison Whole Loan documents, and ending upon the cure (if applicable) of such event of default; or
(ii)	commencing upon the debt service coverage ratio of the 488 Madison Whole Loan being less than 1.50x at the end of any calendar quarter and ending upon the earliest of (1) the date such debt service coverage ratio is equal to or greater than 1.50x for two consecutive calendar quarters, (2) the date the borrower deposits into an account with the lender an amount of cash which, if applied to prepay the 488 Madison Whole Loan, would result in the debt service coverage ratio being at least 1.50x (the “DSCR Cure Amount”) or (3) the date when the amount of Excess Cash Flow is at least equal to the DSCR Cure Amount; or
(iii)	commencing upon a Material Tenant Cash Sweep Event Period (as defined below) and ending upon either (1) the satisfaction of the Material Tenant Cure Conditions (as defined below) or (2) the borrower has re-let the entire Material Tenant Space (as defined below) (or applicable portion thereof) on terms and conditions acceptable to the lender and in accordance with the terms and conditions of the 488 Madison Whole Loan documents, and the tenant(s) under the replacement lease(s) are in occupancy of their leased space, open for business and paying full contractual rent.

“Material Tenant” means (i) Archdiocese of New York and (ii) any other lessee of the Material Tenant Space.

“Material Tenant Space” means that portion of the 488 Madison Property leased as of the origination date to the initial Material Tenant. References to “applicable portions” of the Material Tenant Space refer to the portion of the Material Tenant Space demised pursuant to the applicable Material Tenant lease(s) entered into after the origination date in accordance with the applicable terms and conditions of the 488 Madison Whole Loan documents.

“Material Tenant Cash Sweep Event Period” means a period commencing upon the first to occur of (i) Material Tenant failing to be in actual, physical possession of the Material Tenant Space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Material Tenant Space (or applicable portion thereof), in each case with respect to greater than 50% of the net leasable area of the Material Tenant Space, (ii) Material Tenant giving notice, or publicly announcing, that it is terminating its lease for all or with respect to greater than 50% of the rentable portion of the Material Tenant Space (or applicable portion thereof), (iii) any termination or cancellation of any Material Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Material Tenant lease failing to otherwise be in full force and effect, or (iv) any bankruptcy or similar insolvency of Material Tenant.

Current Mezzanine or Secured Subordinate Indebtedness. None.

Permitted Future Mezzanine or Secured Subordinate Indebtedness. Not Permitted.

Release of Collateral. Not Permitted.

Ground Lease. None

A-3-99

Mixed Use – Office/Lab 6210 and 6230 Stoneridge Mall Road Pleasanton, CA 94588	Collateral Asset Summary – Loan No. 11 Pleasanton Corporate Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,100,000 59.6% 1.49x 12.9%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Acquisition	Property Type - Subtype:	Mixed Use - Office/Lab
Borrower Sponsor(s):	Rohit Kumar and Jayaprasad Vejendla	Collateral:	Fee
Borrower(s):	PCC Stoneridge I LLC and RSPCC I LLC	Location:	Pleasanton, CA
Original Balance(1):	$37,100,000	Year Built / Renovated:	2001 / 2023
Cut-off Date Balance(1):	$37,100,000	Property Management:	G&E Real Estate Management Services, Inc.
% by Initial UPB:	3.7%	Size:	295,306 SF
Interest Rate:	7.78000%	Appraised Value / Per SF:	$110,400,000 / $374
Note Date:	May 6, 2024	Appraisal Date:	January 9, 2024
Original Term:	60 months	Occupancy:	100.0% (as of July 6, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(4):	$8,480,059
Interest Only Period:	60 months	Underwritten NCF:	$7,727,029
First Payment Date:	June 6, 2024
Maturity Date:	May 6, 2029	Historical NOI
Additional Debt Type(1):	Pari Passu	Most Recent NOI(4):	$7,414,565 (TTM March 31, 2024)
Additional Debt Balance(1):	$28,700,000	2022 NOI:	$6,952,895
Call Protection:	L(26),D(30),O(4)	2021 NOI:	$4,836,820
Lockbox / Cash Management:	Springing / Springing	2020 NOI:	$4,454,320

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$223
Taxes(2):	$0	Springing	NAP	Maturity Date Loan Per SF:	$223
Insurance(2):	$0	Springing	NAP	Cut-off Date LTV:	59.6%
Replacement Reserves:	$0	$4,922	NAP	Maturity Date LTV:	59.6%
TI/LC(2):	$0	Springing	NAP	UW NOI DY:	12.9%
Deferred Maintenance:	$8,750	$0	NAP	UW NCF DSCR:	1.49x
Other(3):	$26,890	Springing	$8,250,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$65,800,000	61.8%	Purchase Price	$105,300,000	98.9%
Borrower Sponsor Equity	40,724,498	38.2	Closing Costs	1,188,858	1.1
			Upfront Reserves	35,640	0.0
Total Sources	$106,524,498	100.0%	Total Uses	$106,524,498	100.0%
(1)	The Pleasanton Corporate Commons mortgage loan is part of a whole loan evidenced by four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $65,800,000 (the “Pleasanton Corporate Commons Whole Loan”). The Financial Information in the chart above reflects the Pleasanton Corporate Commons Whole Loan. The Pleasanton Corporate Commons Whole Loan was co-originated by Citi Real Estate Funding Inc. and Bank of America, National Association.
(2)	According to the Pleasanton Corporate Commons Whole Loan documents, the monthly deposits for taxes will be waived as long as (i) no Trigger Period (as defined below) is continuing and (ii) the sole tenant, 10x Genomics, Inc., pays taxes directly and provides evidence of payment. Monthly deposits for insurance are waived as long as the borrower maintains a blanket policy for the Pleasanton Corporate Commons property. The borrower is required to deposit $57,830.77 into a TI/LC reserve on each monthly payment date that a Trigger Period is continuing. A “Trigger Period” means a period (A) commencing upon (i) the occurrence of an event of default, (ii) the debt service coverage ratio falling below 1.10x, (iii) the sole tenant, 10x Genomics, Inc., defaulting under its lease, failing to be in actual, physical possession of its space, “going dark”, giving notice of lease termination, filing for bankruptcy or giving notice of relocation of its headquarters, and (B) ending upon the cure of the applicable trigger conditions in accordance with the Pleasanton Corporate Commons Whole Loan agreement.
(3)	Initial Other Reserve represents a Prepaid Rent Reserve ($26,889.94) for prepaid rent received by the borrower from 6210 Stoneridge Mall Drive Solar Project 2021, LLC. Springing Monthly Other Reserve deposits represents a 10x Genomics Renewal Reserve, for which the borrower will be required to deposit $460,000 during a 10x Genomics Renewal Reserve Trigger Event (as defined herein), subject to a cap of $8,250,000. A “10x Genomics Renewal Reserve Trigger Event” means that as of the earlier to occur of (i) 13 months prior to the loan maturity date and (ii) 18 months prior to the expiration of the 10x Genomics, Inc. lease at the 6230 building, the lender has not received a notice of renewal of the lease at the 6230 building from 10x Genomics, Inc. for at least a three-year extension.
(4)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to contractual rent steps and the commencement of one new lease with 10x Genomics, Inc. in July 2023 for 31,030 square feet and $1,325,602 of underwritten base rent. In addition, expenses were reduced due to removal of the escalators and new security and landscaping contracts.
A-3-117

Mixed Use – Office/Lab 6210 and 6230 Stoneridge Mall Road Pleasanton, CA 94588	Collateral Asset Summary – Loan No. 11 Pleasanton Corporate Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,100,000 59.6% 1.49x 12.9%

The table below identifies the promissory notes that comprise the Pleasanton Corporate Commons Whole Loan. The relationship between the holders of the Pleasanton Corporate Commons Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus. The Pleasanton Corporate Commons Whole Loan will be serviced pursuant to the Benchmark 2024-V8 pooling and servicing agreement. See “Pooling and Servicing Agreement” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	Benchmark 2024-V8	Yes
A-2	$12,100,000	$12,100,000	Benchmark 2024-V8	No
A-3	$20,000,000	$20,000,000	BANK5 2024-5YR7	No
A-4	$8,700,000	$8,700,000	BANK5 2024-5YR7	No
Whole Loan	$65,800,000	$65,800,000

The following table presents certain information relating to the major tenants at the Pleasanton Corporate Commons property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P/Fitch)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
10x Genomics, Inc.	NR / NR / NR	150,151	50.8%	$6,216,251	$41.40	50.4%	9/30/2029	N	2 x 5 Yr
10x Genomics, Inc.(2)	NR / NR / NR	145,155	49.2	6,125,696	$42.20(3)	49.6	6/30/2033	N	2 x 5 Yr
Total Occupied		295,306	100.0%	$12,341,948	$41.79	100.0%
Vacant		0	0.0
Total		295,306	100.0%
(1)	Based on the underwritten rent roll dated July 6, 2024 inclusive of rent steps through January 1, 2025.
(2)	A portion of the 2nd floor space at the 6210 building is currently subleased. A total of 16,601 square feet (5.6% of net rentable area) of the 31,030 square foot floor plate is subleased to two separate tenants. Suite 250 consists of 9,419 square feet and is currently subleased to Bright Pattern Inc. from May 1, 2023 to July 31, 2026 at a current rental rate of $27.00 per square foot. Suite 240 consists of 7,182 square feet and is currently subleased to MH SUB I, LLC from October 16, 2023 to October 31, 2026 at a current rental rate of $26.40 per square foot.
(3)	Represents weighted average UW Rent PSF for floor plates ranging between 9,183 square feet to 31,030 square feet.
A-3-118

Mixed Use – Office/Lab 6210 and 6230 Stoneridge Mall Road Pleasanton, CA 94588	Collateral Asset Summary – Loan No. 11 Pleasanton Corporate Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,100,000 59.6% 1.49x 12.9%

The following table presents certain information relating to the lease rollover schedule at the Pleasanton Corporate Commons property:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent		UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%		$0.00	0
2024	0	0.0	0.0%	0	0.0		$0.00	0
2025	0	0.0	0.0%	0	0.0		$0.00	0
2026	0	0.0	0.0%	0	0.0		$0.00	0
2027	0	0.0	0.0%	0	0.0		$0.00	0
2028	0	0.0	0.0%	0	0.0		$0.00	0
2029	150,151	50.8	50.8%	6,216,251	50.4		$41.40	1
2030	0	0.0	50.8%	0	0.0		$0.00	0
2031	0	0.0	50.8%	0	0.0		$0.00	0
2032	0	0.0	50.8%	0	0.0		$0.00	0
2033	145,155	49.2	100.0%	6,125,696	49.6		$42.20	1
2034	0	0.0	100.0%	0	0.0		$0.00	0
2035 & Thereafter	0	0.0	100.0%	0	0.0		$0.00	0
Vacant	0	0.0	100.0%	NAP	NA	P	NAP	NAP
Total / Wtd. Avg.	295,306	100.0%		$12,341,948	100.0%		$41.79	2
(1)	Information is based on the underwritten rent roll dated July 6, 2024 inclusive of rent steps through January 1, 2025. 10x Genomics, Inc. took occupancy at the 6230 building in April 2019 and signed the lease in the 6210 building in 2020 and gradually took occupancy between 2021-2023 on a rolling basis as space became available. Its lease at the 6230 building expires in September 2029 and its lease at the 6210 building expires in June 2033.
A-3-119

Mixed Use – Office/Lab 6210 and 6230 Stoneridge Mall Road Pleasanton, CA 94588	Collateral Asset Summary – Loan No. 11 Pleasanton Corporate Commons	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$37,100,000 59.6% 1.49x 12.9%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Pleasanton Corporate Commons property:

Cash Flow Analysis(1)(2)
	2020	2021	2022	2023	TTM 3/31/2024	U/W	U/W Per SF
Base Rent	$6,733,610	$7,841,410	$8,337,343	$10,506,102	$10,949,181	$11,969,563	$40.53
Contractual Rent Steps(3)	0	0	0	0	0	372,385	$1.26
Gross Potential Rent	$6,733,610	$7,841,410	$8,337,343	$10,506,102	$10,949,181	$12,341,948	$41.79
Reimbursements	730,874	1,199,787	2,217,641	2,508,489	2,673,757	2,335,576	$7.91
Other Income	13,813	14,260	15,100	35,060	46,688	92,785	$0.31
Total Gross Income	$7,478,297	$9,055,457	$10,570,084	$13,049,651	$13,669,626	$14,770,310	$50.02
(Vacancy / Credit Loss)	0	0	0	0	0	(733,876)	($2.49)
Effective Gross Income	$7,478,297	$9,055,457	$10,570,084	$13,049,651	$13,669,626	$14,036,433	$47.53
Management Fee	224,349	271,664	317,103	391,490	410,089	421,093	$1.43
Real Estate Taxes	1,222,952	1,238,766	1,271,245	1,342,091	1,335,952	1,244,003	$4.21
Insurance	181,436	220,555	259,475	449,072	508,418	159,375	$0.54
Other Expenses(4)	2,342,375	2,870,152	3,885,441	3,914,103	4,000,602	3,731,903	$12.64
Total Expenses	$3,971,112	$4,601,137	$5,733,264	$6,096,756	$6,255,061	$5,556,374	$18.82

Net Operating Income	$3,507,185	$4,454,320	$4,836,820	$6,952,895	$7,414,565	$8,480,059	$28.72
Capital Expenditures	0	0	0	0	0	59,061	$0.20
TI/LC	0	0	0	0	0	693,969	$2.35
Net Cash Flow	$3,507,185	$4,454,320	$4,836,820	$6,952,895	$7,414,565	$7,727,029	$26.17

Occupancy (%)	100.0%	100.0%	100.0%	100.0%	100.0%	95.0%(5)
NCF DSCR(6)	0.68x	0.86x	0.93x	1.34x	1.43x	1.49x
NOI Debt Yield(6)	5.3%	6.8%	7.4%	10.6%	11.3%	12.9%
(1)	Based on the underwritten rent roll as of July 6, 2024. 10x Genomics, Inc. took occupancy at the 6230 building in April 2019 and signed the lease in the 6210 building in 2020 and gradually took occupancy between 2021-2023 on a rolling basis as space became available.
(2)	The increase from TTM 3/31/2024 NOI to U/W NOI is primarily attributable to contractual rent steps and the commencement of one new lease with 10x Genomics, Inc. in July 2023 for 31,030 square feet and $1,325,602 of underwritten base rent. In addition, expenses were reduced due to removal of the escalators and new security and landscaping contracts.
(3)	Inclusive of rent steps through January 1, 2025.
(4)	Other Expenses include cleaning, repairs and maintenance, utilities, general and administrative, tenant direct billed utilities and tenant specific direct bills.
(5)	Represents economic occupancy.
(6)	Based on the Pleasanton Corporate Commons Whole Loan.
A-3-120

Multifamily – Various Various East Orange, NJ 07018	Collateral Asset Summary – Loan No. 12 Lotus 315 & Essence 144	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,100,000 69.6% 1.23x 8.1%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(4):	Multifamily - Various
Borrower Sponsor(s):	Syed A. Hasan and Ayesha Wahidy	Collateral:	Fee
Borrower(s):	315 Urban Renewal Limited Liability Company and Essence 144 Urban Renewal LLC	Location:	East Orange, NJ
Original Balance(1):	$36,100,000	Year Built / Renovated(5):	Various / NAP
Cut-off Date Balance(1):	$36,100,000	Property Management:	Blackstone Realty Management LLC
% by Initial UPB:	3.6%	Size:	336 Units
Interest Rate:	6.42000%	Appraised Value / Per Unit(6):	123,700,000 / $368,155
Note Date:	June 3, 2024	Appraisal Date(6):	Various
Original Term:	60 months	Occupancy:	96.4% (as of June 1, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	95.0%
Original Amortization:	NAP	Underwritten NOI(7):	$6,971,402
Interest Only Period:	60 months	Underwritten NCF:	$6,867,456
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI(2)
Additional Debt Type(1):	Pari Passu	Most Recent NOI(7):	$5,870,649 (TTM April 30, 2024)
Additional Debt Balance(1):	$50,000,000	2023 NOI:	$5,659,568
Call Protection(2):	L(25),D(28),O(7)	2022 NOI:	$5,603,876
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	NAV

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan / Unit:	$256,250
Taxes:	$116,278	$58,139	NAP	Maturity Date Loan / Unit:	$256,250
Insurance:	$38,489	$6,415	NAP	Cut-off Date LTV(6):	69.6%
Replacement Reserves:	$0	$8,537	NAP	Maturity Date LTV(6):	69.6%
TI / LC:	$0	$1,350	NAP	UW NOI DY:	8.1%
Other(3):	$1,225,000	$0	NAP	UW NCF DSCR:	1.23x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$86,100,000	100.0%	Loan Payoff	$78,827,137	91.6%
			Closing Costs(8)	4,010,102	4.7
			Borrower Sponsor Equity	1,882,994	2.2
			Upfront Reserves	1,379,767	1.6
Total Sources	$86,100,000	100.0%	Total Uses	$86,100,000	100.0%
(1)	The Lotus 315 & Essence 144 mortgage loan is part of a whole loan evidenced by two pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $86,100,000 (the “Lotus 315 & Essence 144 Whole Loan”). The Financial Information in the chart above is based on the Lotus 315 & Essence 144 Whole Loan.
(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date on July 6, 2024. Defeasance of the Lotus 315 & Essence 144 Whole Loan in full is permitted at any time after the earlier to occur of (i) June 3, 2027 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2024-V8 securitization closing date in July 2024. The actual lockout period may be longer.
(3)	Other Reserves include an initial (i) upfront holdback reserve of $1,000,000, (ii) upfront free rent reserve of $141,750 in connection with the rent abatement periods attributable to the buildout of the ground floor retail space at the Lotus 315 property leased by Sihana LLC and (iii) upfront gap rent reserve of $83,250 in connection with the buildout of the ground floor retail spaces at the Lotus 315 property. The holdback reserve may be disbursed in up to four increments upon (a) no event of default existing and (b) the lender has received evidence, in form and substance reasonably satisfactory to the lender, that the unadjusted net operating income debt yield (calculated as set forth in the Lotus 315 & Essence 144 Whole Loan documents and after giving effect to the release) equals or exceeds 8.15%. In the event that the borrower has not satisfied the conditions to the disbursement of all funds in the holdback reserve on or prior to the date which is 36 months after the origination of the Lotus 315 & Essence 144 Whole Loan, the lender will have the right to, in the lender’s sole discretion, retain the holdback reserve funds thereafter as collateral, and the borrower will have no further right to obtain the release thereof.
(4)	The Lotus 315 property is a seven-story mid-rise multifamily property. The Essence 144 property is a 12-story high-rise multifamily property.
(5)	See “Portfolio Summary” below.
(6)	Appraised Value represents the aggregate appraised value of the Lotus 315 property and the Essence 144 property. The Appraised Value for the Lotus 315 property represents the “prospective market value upon stabilization” of $73,200,000 as of October 1, 2024 which includes value attributable to the renovated commercial units at the Lotus 315 property. The Appraised Value for the Essence 144 property represents the “as is” value of $50,500,000 as of April 23, 2024. The aggregate “as is” value for the Lotus 315 & Essence 144 properties is $122,200,000 which results in a Cut-off Date LTV and Maturity Date LTV of 70.5%
(7)	The increase from Most Recent NOI to Underwritten NOI is primarily attributable to commercial rental income of $602,244 at the Lotus 315 property. The borrower sponsor recently executed leases with two retail tenants for $427,500 and converted another retail unit into 160 self-storage units which were 41.6% economically occupied as of June 13, 2024. The tenant Sihana LLC, which accounts for 64.8% of the retail net rentable area at the Lotus 315 property, was in a 100% rent abatement period through June 30, 2024, and is in a 50% rent abatement period beginning on July 1, 2024 and ending on September 30, 2024, and a 25% rent abatement period beginning on October 1, 2024 and ending on March 31, 2025. The tenant Bernard Jackson Art Gallery, which accounts for 35.2% of the retail net rentable area at the Lotus 315 property, is in a gap rent period through September 6, 2024.
(8)	Closing Costs include a rate buydown fee of $3,271,800.

A-3-121

Multifamily – Various Various East Orange, NJ 07018	Collateral Asset Summary – Loan No. 12 Lotus 315 & Essence 144	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,100,000 69.6% 1.23x 8.1%

The table below identifies the promissory notes that comprise the Lotus 315 & Essence 144 Whole Loan. The relationship between the holders of the Lotus 315 & Essence 144 Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Lotus 315 & Essence 144 Whole Loan will initially be serviced pursuant to the Benchmark 2024-V8 pooling and servicing agreement; however, following the securitization of the controlling Note A-1, the Lotus 315 & Essence 144 Whole Loan will be serviced pursuant to the pooling and servicing agreement for such securitization. See “The Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$50,000,000	$50,000,000	CREFI	Yes
A-2	36,100,000	36,100,000	Benchmark 2024-V8	No
Whole Loan	$86,100,000	$86,100,000
(1)	Expected to be contributed to one or more future securitizations.

The following table presents certain information relating to the Lotus 315 & Essence 144 properties:

Portfolio Summary
Property Name	Address	Year Built / Renovated(2)	Units(1)	Occ. %(1)	Allocated Whole Loan Amounts	Appraised Value(2)	UW NOI(1)	% of UW NOI(1)
Lotus 315	315 South Harrison Street, East Orange, NJ	2019 / NAP	180	95.6%	$50,850,000	$73,200,000(3)	$4,102,999	58.9%
Essence 144	144 South Harrison Street, East Orange, NJ	2017 / NAP	156	97.4%	35,250,000	50,500,000	2,868,403	41.1
Total / Wtd. Avg.			336	96.4%	$86,100,000	$123,700,000	$6,971,402	100.0%
(1)	Based on the underwritten rent rolls dated June 1, 2024.
(2)	Source: Appraisals.
(3)	The Appraised Value for the Lotus 315 property represents the “prospective market value upon stabilization” as of October 1, 2024. The “as is” value is $71,700,000 as of April 23, 2024.

The following table presents certain information relating to the unit mix at the Lotus 315 property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
Studio	12	6.7%	91.7%	560	$1,604	$1,700
1 BR/1BA	129	71.7	95.3	821	$2,038	$2,069
2BR/2BA	39	21.7	97.4	1,122	$2,534	$2,690
Total / Wtd Avg.	180	100.0%	95.6%	869	$2,120	$2,179
(1)	Based on the underwritten rent roll dated June 1, 2024. Average Monthly Rent Per Unit is based on occupied units.
(2)	Source: Appraisal.

The following table presents certain information relating to the unit mix at the Essence 144 property:

Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (Sq. Ft.)	Average Monthly Rent Per Unit	Average Monthly Market Rent Per Unit(2)
Studio	26	16.7%	100.0%	589	$1,700	$1,654
1 BR/1BA	108	69.2	98.1	818	$1,950	$1,971
2BR/2BA	22	14.1	90.9	1,101	$2,469	$2,709
Total / Wtd Avg.	156	100.0%	97.4%	820	$1,976	$2,022
(1)	Based on the underwritten rent roll dated June 1, 2024. Average Monthly Rent Per Unit is based on occupied units.
(2)	Source: Appraisal.
A-3-122

Multifamily – Various Various East Orange, NJ 07018	Collateral Asset Summary – Loan No. 12 Lotus 315 & Essence 144	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$36,100,000 69.6% 1.23x 8.1%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Lotus 315 & Essence 144 properties:

Cash Flow Analysis(1)
	2022	2023	TTM 4/30/2024(2)	U/W(2)	U/W Per Unit
Base Rent	$7,436,978	$7,432,770	$7,585,109	$7,979,066	$23,747
Potential Income from Vacant Units	0	0	0	313,968	$934
Commercial Rental Income	0	0	0	602,244	$1,792
Potential Income from Vacant Commercial Space	0	0	0	157,019	$467
Gross Potential Rent	$7,436,978	$7,432,770	$7,585,109	$9,052,296	$26,941
Other Income(3)	610,121	715,447	762,211	967,730	$2,880
Net Rental Income	$8,047,099	$8,148,217	$8,347,320	$10,020,027	$29,822
Vacancy Residential	(93,825)	(98,312)	(97,925)	(414,652)	($1,234)
Vacancy Commercial	0	0	0	(181,544)	($540)
Effective Gross Income	$7,953,274	$8,049,905	$8,249,395	$9,423,831	$28,047

Management Fee	318,475	322,717	331,644	282,715	$841
Real Estate Taxes(4)	683,502	751,025	817,119	1,006,409	$2,995
Insurance	142,598	155,255	154,109	148,465	$442
Other Expenses(5)	1,204,824	1,161,341	1,075,875	1,014,841	$3,020
Total Expenses	2,349,398	2,390,337	2,378,747	2,452,429	$7,299

Net Operating Income	$5,603,876	$5,659,568	$5,870,649	$6,971,402	$20,748
Replacement Reserves	$0	$0	$0	$87,746	$261
TI/LC	0	0	0	16,200	$48
Net Cash Flow	$5,603,876	$5,659,568	$5,870,649	$6,867,456	$20,439

Occupancy	92.7%	91.6%	93.2%	95.0%(6)
NCF DSCR(7)	1.00x	1.01x	1.05x	1.23x
NOI Debt Yield(7)	6.5%	6.6%	6.8%	8.1%
(1)	Based on the underwritten rent roll as of June 1, 2024.
(2)	The increase from TTM 4/30/2024 NOI to U/W NOI is primarily attributable to commercial rental income of $602,244 at the Lotus 315 property. The borrower sponsor recently executed leases with two retail tenants for $427,500 and converted another retail unit into 160 self-storage units which were 41.6% economically occupied as of June 13, 2024. The tenant Sihana LLC, which accounts for 64.8% of the retail net rentable area at the Lotus 315 property, was in a 100% rent abatement period through June 30, 2024, and is in a 50% rent abatement period beginning on July 1, 2024 and ending on September 30, 2024, and a 25% rent abatement period beginning on October 1, 2024 and ending on March 31, 2025. The tenant Bernard Jackson Art Gallery, which accounts for 35.2% of the retail net rentable area at the Lotus 315 property, is in a gap rent period through September 6, 2024.
(3)	Other Income includes parking income, fee/miscellaneous income and amenity fees.
(4)	The Lotus 315 & Essence 144 properties are both subject to a 30-year PILOT program. Real Estate Taxes are underwritten based on estimated current abated taxes.
(5)	Other Expenses include payroll and benefits, repairs and maintenance, utilities, advertising and marketing, and general and administrative expenses.
(6)	Represents economic occupancy.
(7)	Based on the Lotus 315 & Essence 144 Whole Loan.
A-3-123

Hospitality – Various Various Farmingdale, NY 11735	Collateral Asset Summary – Loan No. 13 Farmingdale Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 53.0% 1.63x 15.4%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(2):	Hospitality - Various
Borrower Sponsor(s):	John A. Danzi and John C. Tsunis	Collateral:	Leasehold
Borrower(s):	Runway Hotel, LLC and Runway Hotel II, LLC	Location:	Farmingdale, NY
Original Balance:	$35,000,000	Year Built / Renovated(2):	Various / Various
Cut-off Date Balance:	$35,000,000	Property Management:	Long Island Hotels, LLC
% by Initial UPB:	3.5%	Size:	249 Rooms
Interest Rate:	8.34000%	Appraised Value / Per Room(3):	66,000,000 / $265,060
Note Date:	June 11, 2024	Appraisal Date(3):	January 1, 2026
Original Term:	60 months	Occupancy:	77.1% (as of March 31, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	77.1%
Original Amortization:	NAP	Underwritten NOI:	$5,387,976
Interest Only Period:	60 months	Underwritten NCF:	$4,819,458
First Payment Date:	August 6, 2024
Maturity Date:	July 6, 2029	Historical NOI
Additional Debt Type:	NAP	Most Recent NOI:	$5,316,295 (TTM March 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$4,907,276
Call Protection:	L(24),D(29),O(7)	2022 NOI:	$4,253,090
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	$4,002,831

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per Room:	$140,562
Taxes:	$196,381	$39,276	NAP	Maturity Date Loan Per Room:	$140,562
Insurance:	$138,972	$27,794	NAP	Cut-off Date LTV(3):	53.0%
FF&E Reserve:	$0	$47,376	NAP	Maturity Date LTV(3):	53.0%
Deferred Maintenance:	$19,000	$0	NAP	UW NOI DY:	15.4%
Other(1):	$3,953,231	$181,600	NAP	UW NCF DSCR:	1.63x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$35,000,000	95.6%	Loan Payoff	$31,379,809	85.8%
Borrower Sponsor Equity	1,592,512	4.4	Upfront Reserves	4,307,585	11.8
			Closing Costs	905,118	2.5
Total Sources	$36,592,512	100.0%	Total Uses	$36,592,512	100.0%
(1)	Other Reserves consists of an (i) upfront PIP reserve for the Courtyard Marriott property of $2,470,000, (ii) monthly PIP reserve for the Courtyard Marriott property of approximately $81,367, (iii) upfront temporary renovation investment program (“TRIP”) reserve for the TownePlace Suites property of $1,390,000, (iv) monthly TRIP reserve for the TownePlace Suites property of approximately $46,203, (v) upfront ground rent reserve of approximately $93,231, (vi) monthly seasonality reserve of approximately $44,030, and (vii) monthly future PIP reserve of $10,000.
(2)	See “Portfolio Summary” below.
(3)	Appraised Value represents the aggregate “as stabilized” values of the Farmingdale Hotel Portfolio properties. The aggregate “as is” values of the Farmingdale Hotel Portfolio properties is $57,000,000. Based on the aggregate “as is” value of the Farmingdale Hotel Portfolio properties as of December 8, 2023, the Cut-off Date LTV and Maturity Date LTV are 61.4% and 61.4%, respectively.
A-3-124

Hospitality – Various Various Farmingdale, NY 11735	Collateral Asset Summary – Loan No. 13 Farmingdale Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 53.0% 1.63x 15.4%

The following table presents certain information relating to the Farmingdale Hotel Portfolio properties:

Portfolio Summary
Property Name	City, State(1)	Year Built / Renovated(1)	Rooms(2)	Occ. %(2)	ADR(2)	RevPar(2)	Allocated Whole Loan Amounts	Appraised Value(1)(3)	UW NOI	% of UW NOI
Courtyard Marriott	Farmingdale, NY	2007 / 2014-2015	131	78.9%	$195.87	$154.46	$18,575,000	$35,000,000	$2,688,365	49.9%
TownePlace Suites	Farmingdale, NY	2008 / 2014	118	75.2%	$186.06	$139.93	16,425,000	31,000,000	2,699,610	50.1
Total / Wtd. Avg.			249	77.1%	$191.34	$147.58	$35,000,000	$66,000,000	$5,387,976	100.0%
(1)	Source: Appraisals.
(2)	Based on the underwritten cash flow file, and as of the trailing 12 months ending March 31, 2024.
(3)	Appraised Value represents the aggregate “as stabilized” values of Farmingdale Hotel Portfolio properties. The aggregate “as is” values of the Farmingdale Hotel Portfolio properties is $57,000,000.

The following table presents certain information relating to the 2023 demand analysis with respect to the Courtyard Marriott property:

Demand Segmentation(1)
Property	Rooms	Commercial	Leisure	Meeting & Group
Courtyard Marriott	131	60.0%	25.0%	15.0%
(3)	Source: Appraisal.

The following table presents certain information relating to the 2023 demand analysis with respect to the TownePlace Suites property:

Demand Segmentation(1)
Property	Rooms	Extended Stay	Transient	Meeting & Group
TownePlace Suites	118	60.0%	35.0%	5.0%
(1)	Source: Appraisal.

The following tables present certain information relating to the current and historical occupancy, ADR and RevPAR at the Courtyard Marriott property and its competitors:

Historical Occupancy, ADR, RevPAR(1)
	Courtyard Marriott Property(2)			Competitive Set(3)			Penetration Factor
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2021	71.3%	$171.18	$122.08	62.0%	$167.44	$103.76	115.1%	102.2%	117.7%
2022	76.0%	$188.63	$143.40	68.8%	$187.19	$128.86	110.4%	100.8%	111.3%
2023	78.1%	$194.94	$152.18	71.4%	$192.51	$137.53	109.3%	101.3%	110.7%
T-12 March 2024	78.9%	$195.87	$154.46	70.8%	$194.23	$137.45	111.4%	100.8%	112.4%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Courtyard Marriott property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the Courtyard Marriott property are based on the underwritten cash flow file dated March 31, 2024.
(3)	Occupancy, ADR and RevPAR are based on data provided by a third-party hospitality research report. The Competitive Set includes Holiday Inn Plainview Long Island, Marriott Melville Long Island, Four Points by Sheraton Plainview Long Island, Hilton Long Island Huntington, Inn at Fox Hollow, and Hilton Garden Inn Melville.

The following tables present certain information relating to the current and historical occupancy, ADR and RevPAR at the TownePlace Suites property and its competitors:

Historical Occupancy, ADR, RevPAR(1)
	TownePlace Suites Property(2)			Competitive Set(3)			Penetration Factor
Period	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2021	68.1%	$168.27	$114.55	80.6%	$137.34	$110.69	84.5%	122.5%	103.5%
2022	72.0%	$177.33	$127.75	77.8%	$152.08	$118.29	92.6%	116.6%	108.0%
2023	73.2%	$185.85	$136.02	80.1%	$156.51	$125.43	91.3%	118.7%	108.4%
T-12 March 2024	75.2%	$186.06	$139.93	80.7%	$155.84	$125.76	93.2%	119.4%	111.3%
(1)	Variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the TownePlace Suites property are attributable to variances in reporting methodologies and/or timing differences.
(2)	Occupancy, ADR and RevPAR for the TownePlace Suites property are based on the underwritten cash flow file dated March 31, 2024.
(3)	Occupancy, ADR and RevPAR are based on data provided by a third-party hospitality research report. The Competitive Set includes Hampton by Hilton Long Island/Commack, Extended Stay America Long Island - Bethpage, Extended Stay America Long Island - Melville, and Homewood Suites by Hilton Long Island-Melville.
A-3-125

Hospitality – Various Various Farmingdale, NY 11735	Collateral Asset Summary – Loan No. 13 Farmingdale Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 53.0% 1.63x 15.4%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Farmingdale Hotel Portfolio properties:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 3/31/2024	UW	UW Per Room(2)
Occupancy (%)	69.8%	74.1%	75.8%	77.1%	77.1%
ADR	$169.83	$183.43	$190.77	$191.34	$191.34
RevPar	$118.52	$135.99	$144.52	$147.58	$147.58

Rooms Revenue	$10,771,262	$12,359,078	$13,134,834	$13,449,325	$13,412,579	$53,866
Food & Beverage Revenue	405,312	668,528	724,506	720,675	718,706	$2,886
Other Revenue(3)	90,907	95,560	85,023	81,874	81,650	$328
Total Revenue	$11,267,482	$13,123,167	$13,944,363	$14,251,874	$14,212,935	$57,080

Rooms Expense	$2,215,778	$2,920,476	$2,835,602	$2,748,034	$2,740,526	$11,006
Food & Beverage Expense	393,048	434,026	644,929	690,447	688,560	$2,765
Departmental Expenses	$2,608,825	$3,354,502	$3,480,531	$3,438,481	$3,429,086	$13,771

Departmental Profit	$8,658,656	$9,768,664	$10,463,831	$10,813,393	$10,783,848	$43,309

Management Fee	$449,871	$525,221	$550,056	$573,761	$426,388	$1,712
Marketing and Franchise Fee	1,408,552	1,526,593	1,615,147	1,625,937	1,534,537	$6,163
Other Undistributed Expenses(4)	1,864,468	2,222,278	2,079,335	1,966,166	1,964,668	$7,890
Total Undistributed Expenses	$3,722,891	$4,274,092	$4,244,538	$4,165,864	$3,925,593	$15,765

Real Estate Taxes(5)	$435,242	$435,242	$452,686	$452,686	$464,510	$1,866
Property Insurance	235,205	281,598	311,362	318,195	354,300	$1,423
Ground Rent(6)	262,488	524,642	547,969	560,353	651,469	$2,616
Net Operating Income(7)	$4,002,831	$4,253,090	$4,907,276	$5,316,295	$5,387,976	$21,638

FF&E	450,699	524,927	557,775	570,075	568,517	$2,283
Net Cash Flow	$3,552,132	$3,728,163	$4,349,502	$4,746,220	$4,819,458	$19,355

NCF DSCR	1.20x	1.26x	1.47x	1.60x	1.63x
NOI Debt Yield	11.4%	12.2%	14.0%	15.2%	15.4%
(1)	Based on the underwritten cash flow file dated March 31, 2024.
(2)	UW Per Room is based on 249 rooms.
(3)	Other Revenue primarily consists of pet, smoking, miscellaneous and sundry revenue.
(4)	Other Undistributed Expenses consist of administrative and general, marketing and franchise, operations and maintenance, heat, power and light and information and telecom expenses.
(5)	The Farmingdale Portfolio properties are subject to a PILOT program that is co-terminus with the ground lease further described below. Real Estate Taxes are underwritten based on the five-year average PILOT payments for both properties.
(6)	The Farmingdale Portfolio properties, which are located adjacent to each other at the entrance of the Republic Airport, a regional executive airport, are both ground leased by affiliates of the borrowers from the New York State Department of Transportation, and are sub-ground leased by such affiliates (which also signed a joinder to the mortgage) to the borrowers. Each ground lease expires September 12, 2045 and has two 10-year renewal options. Base rent under each ground lease is the higher of (i) 4.00% of total revenue through September 2025, and 4.5% of total revenue at all times thereafter, in each case provided that more than $4.25 million in gross revenue is earned during the applicable year and (ii) $125,000, and is subject to a consumer price index adjustment every seven years. Ground rent was underwritten based on the estimated five-year average ground rent payment for each property commencing in 2024.
(7)	Each borrower leases its sub-ground leasehold interest to an affiliated operating lessee (which is not a borrower under the Farmingdale Hotel Portfolio mortgage loan). For so long as the operating leases are in effect, the borrowers are only entitled to receive rents under the operating leases, and not the revenues from the hotels located on the Farmingdale Hotel Portfolio Properties. The Farmingdale Hotel Portfolio mortgage loan was underwritten based on the hotel revenues. See “Description of the Mortgage Pool—Fee & Leasehold Interests” in the Prospectus.
A-3-126

Hospitality – Various Various Farmingdale, NY 11735	Collateral Asset Summary – Loan No. 13 Farmingdale Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 53.0% 1.63x 15.4%

The following table presents certain information relating to the primary competition for the Courtyard Marriott property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated2023 Occupancy	Estimated 2023 ADR	Estimated 2023 RevPAR
Courtyard Marriott(2)	131	2007	78.1%	$194.94	$152.18
Four Points by Sheraton Plainview Long Island	103	1961	70.0% - 75.0%	$160.00 - $170.00	$120.00 - $125.00
Hilton Garden Inn Melville	178	2008	75.0% – 80.0%	$180.00 - $190.00	$140.00 - $150.00
Hilton Long Island/Huntington	305	1988	65.0% – 70.0%	$180.00 - $190.00	$125.00 - $130.00
Holiday Inn Plainview Long Island	125	1965	70.0% – 75.0%	$170.00 - $180.00	$120.00 - $125.00
The Inn at Fox Hollow	145	2002	65.0% – 70.0%	$210.00 - $220.00	$140.00 - $150.00
Marriott Melville Long Island	371	1990	65.0% – 70.0%	$210.00 - $220.00	$140.00 - $150.00
Total Avg. Competitive Set(3)			72.0%	$193.10	$138.99
(1)	Source: Appraisal.
(2)	Estimated 2023 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower dated as of December 31, 2023.
(3)	Excludes the Courtyard Marriott property.

The following table presents certain information relating to the primary competition for the TownePlace Suites property:

Competitive Set(1)
Property	Number of Rooms	Year Built	Estimated 2023 Occupancy	Estimated 2023 ADR	Estimated 2023 RevPAR
TownePlace Suites(2)	118	2008	73.2%	$185.85	$136.02
Extended Stay America Long Island - Bethpage	104	1999	80.0% - 85.0%	$130.00 - $140.00	$105.00 – $110.00
Extended Stay America Long Island - Melville	134	2000	75.0% - 80.0%	$125.00 – $130.00	$100.00 – $105.00
Hampton by Hilton Inn Long Island/Commack	143	1988	70.0% - 75.0%	$170.00 – $180.00	$125.00 – $130.00
Homewood Suites by Hilton Long Island Melville	147	2005	80.0% - 85.0%	$180.00 – $190.00	$150.00 – $160.00
Total Avg. Competitive Set(3)			78.1%	$161.98	$126.46
(1)	Source: Appraisal.
(2)	Estimated 2023 Occupancy, ADR and RevPAR are based on operating statements provided by the borrower dated as of December 31, 2023.
(3)	Excludes the TownePlace Suites property.
A-3-127

Industrial – Various Various Various, NY Various	Collateral Asset Summary – Loan No. 14 Rechler Industrial Portfolio - B	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,915,000 50.3% 1.25x 9.3%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Portfolio
Loan Purpose:	Refinance	Property Type – Subtype(5):	Industrial - Various
Borrower Sponsor(s):	Mitchell Rechler and Gregg Rechler	Collateral:	Fee
Borrower(s)(1):	REP B-2029 LLC	Location(5):	Various, NY
Original Balance:	$31,915,000	Year Built / Renovated(5):	Various / NAP
Cut-off Date Balance:	$31,915,000	Property Management:	Rechler Equity Management LLC
% by Initial UPB:	3.2%	Size:	292,823 SF
Interest Rate:	7.07000%	Appraised Value / Per SF:	$63,500,000 / $217
Note Date:	May 23, 2024	Appraisal Date:	April 25, 2024
Original Term:	60 months	Occupancy(6):	92.2% (as of Various)
Amortization:	Interest Only	UW Economic Occupancy:	92.2%
Original Amortization:	NAP	Underwritten NOI:	$2,954,460
Interest Only Period:	60 months	Underwritten NCF:	$2,849,095
First Payment Date:	July 6, 2024
Maturity Date:	June 6, 2029	Historical NOI
Additional Debt Type(2):	NAP	Most Recent NOI:	$2,915,655 (TTM March 31, 2024)
Additional Debt Balance:	NAP	2023 NOI:	$2,841,493
Call Protection:	YM1(53),O(7)	2022 NOI:	$2,733,320
Lockbox / Cash Management:	Springing / Springing	2021 NOI:	$2,574,167

Reserves				Financial Information
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$109
Taxes:	$81,966	$40,983	NAP	Maturity Date Loan Per SF:	$109
Insurance(3):	$0	Springing	NAP	Cut-off Date LTV:	50.3%
Replacement Reserves:	$0	$5,183	$186,575	Maturity Date LTV:	50.3%
TI/LC(4):	$292,823	Springing	$219,618	UW NOI DY:	9.3%
Deferred Maintenance:	$52,041	$0	NAP	UW NCF DSCR:	1.25x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$31,915,000	100.0%	Loan Payoff	$15,315,457	48.0%
			Borrower Sponsor Equity	14,981,739	46.9
			Closing Costs	1,190,973	3.7
			Upfront Reserves	426,830	1.3
Total Sources	$31,915,000	100.0%	Total Uses	$31,915,000	100.0%
(1)	The borrower is related to the borrower under the Rechler Industrial Portfolio – A mortgage loan included in the Benchmark 2024-V8 securitization.
(2)	Future mezzanine financing secured by a pledge of the direct ownership interests in the borrower may be incurred by parent entities of the borrower subject to certain conditions, including, among others, (i) at the time of origination of such permitted mezzanine debt (x) the combined loan-to-value ratio of the total indebtedness may not exceed the loan-to-value ratio of the Rechler Industrial Portfolio – B mortgage loan as of its date of origination, (y) the combined debt service coverage ratio of the Rechler Industrial Portfolio – B mortgage loan and mezzanine debt must be at least equal to the debt service coverage ratio of the Rechler Industrial Portfolio – B mortgage loan as of its date of origination and (z) the combined debt yield of the Rechler Industrial Portfolio – B mortgage loan and mezzanine debt must be at least equal to the debt yield of the Rechler Industrial Portfolio – B mortgage loan as of its date of origination.
(3)	At the lender’s option, exercisable if the liability or casualty insurance policy maintained by the borrower for the Rechler Industrial Portfolio – B properties (or any portion thereof) is not an approved blanket or umbrella policy pursuant to the terms of the Rechler Industrial Portfolio – B mortgage loan, the borrower must obtain an approved policy and deposit monthly into the insurance reserve account 1/12th of the amount that would be sufficient to pay the insurance premiums due for the renewal of the coverage afforded by the policies.
(4)	The borrower is obligated to deposit monthly the sum of $6,100.50 following the first date on which funds on deposit in the TI/LC reserve account are less than $115,000; provided that the borrower is not obligated to make such deposit if it would cause the amount in such reserve account to exceed the cap above.
(5)	See “Portfolio Summary” below.
(6)	Occupancy is as of the underwritten rent rolls dated between April 18, 2024 and July 6, 2024.
A-3-128

Industrial – Various Various Various, NY Various	Collateral Asset Summary – Loan No. 14 Rechler Industrial Portfolio - B	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,915,000 50.3% 1.25x 9.3%

The following table presents certain information relating to the Rechler Industrial Portfolio – B properties, which are presented in descending order of their allocated loan amounts:

Rechler Industrial Portfolio – B Portfolio Summary
Property Name City, State	Property Subtype(1)	Year Built / Renovated(1)	NRSF(2)	Occ. %(2)	Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value(1)	UW NOI(2)	% of UW NOI(2)
2001 Orville Drive North	Warehouse	2003 / NAP	72,000	100.0%	$9,130,000	28.6%	$17,000,000	$907,788	30.7%
Ronkonkoma, NY
90 Plant Avenue	Flex	1972 / NAP	74,950	100.0%	$5,745,000	18.0%	$13,000,000	$621,365	21.0%
Hauppauge, NY
740 Old Willets Path	Flex	1980 / 2014	30,174	90.3%	$4,020,000	12.6%	$7,400,000	$333,360	11.3%
Hauppauge, NY
180 Orville Drive	Flex	1982 / NAP	38,003	100.0%	$3,440,000	10.8%	$7,400,000	$360,915	12.2%
Bohemia, NY
104 Parkway Drive South	Flex	1985 / NAP	27,736	100.0%	$3,330,000	10.4%	$6,500,000	$331,100	11.2%
Hauppauge, NY
85 Adams Avenue	Flex	1973 / NAP	20,000	100.0%	$3,040,000	9.5%	$5,300,000	$286,587	9.7%
Hauppauge, NY
225 Oser Avenue	Flex	1979 / NAP	9,960	100.0%	$1,660,000	5.2%	$2,700,000	$163,831	5.5%
Hauppauge, NY
611 Old Willets Path	Flex	1963 / NAP	20,000	0.0%	$1,550,000	4.9%	$4,200,000	($50,485)	(1.7%)
Hauppauge, NY
Total/Weighted Average			292,823	92.2%	$31,915,000	100.0%	$63,500,000	$2,954,460	100.0%
(1)	Source: Appraisals.
(2)	Based on the underwritten rent rolls dated between April 18, 2024 and July 6, 2024.

The following table presents certain information relating to the major tenants at the Rechler Industrial Portfolio - B properties:

Tenant Summary(1)
Tenant	Property	Credit Rating (Moody’s/S&P/ Fitch)	Net Rentable Area (SF)	% of Total Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Europastry USA, Inc.	2001 Orville Drive North	NR/NR/NR	72,000	24.6%	$945,540	$13.13	26.7%	12/31/2033	N	None
Gamus, LLC	104 Parkway Drive South	NR/NR/NR	27,736	9.5	399,953	$14.42	11.3	5/31/2028	N	1 x 5 Yr
Appliance World of Huntington	90 Plant Avenue	NR/NR/NR	41,350	14.1	393,601	$9.52	11.1	11/30/2028	N	None
Peerless Electronics(2)	85 Adams Avenue	NR/NR/NR	20,000	6.8	292,600	$14.63	8.3	4/30/2029	Y	None
Amsco Valley Forge	90 Plant Avenue	NR/NR/NR	24,000	8.2	254,640	$10.61	7.2	12/31/2027	N	None
SMSB Consulting Group	740 Old Willets Path	NR/NR/NR	13,094	4.5	250,046	$19.10	7.1	4/30/2027	N	None
Long Island Electric Utility Servco	740 Old Willets Path	NR/NR/NR	14,165	4.8	211,242	$14.91	6.0	12/31/2026	N	None
Loomstate, LLC	180 Orville Drive	NR/NR/NR	18,600	6.4	206,274	$11.09	5.8	8/31/2026	N	None
Schaltbau North America, Inc.	225 Oser Avenue	NR/NR/NR	9,960	3.4	201,781	$20.26	5.7	12/31/2025	N	None
AC Electrical Supplies	180 Orville Drive	NR/NR/NR	11,253	3.8	139,087	$12.36	3.9	7/31/2028	N	None
Major Tenants Subtotal/Wtd. Avg.			252,158	86.1%	$3,294,764	$13.07	93.1%

Remaining Occupied			17,750	6.1%	$245,549	$13.83	6.9%
Occupied Subtotal/Wtd. Avg.			269,908	92.2%	$3,540,313	$13.12	100.0%

Vacant			22,915	7.8%
Total			292,823	100.0%
(1)	Based on the underwritten rent rolls dated between April 18, 2024 and July 6, 2024, inclusive of contractual rent steps through May 1, 2025.
(2)	Peerless Electronics has a one-time right to terminate its lease as of the last day of the 7th lease year (February 28, 2026) with 12 months prior written notice and the payment of a termination fee.
A-3-129

Industrial – Various Various Various, NY Various	Collateral Asset Summary – Loan No. 14 Rechler Industrial Portfolio - B	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,915,000 50.3% 1.25x 9.3%

The following table presents certain information relating to the lease rollover schedule at the Rechler Industrial Portfolio - B properties:

Lease Rollover Schedule(1)(2)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	9,960	3.4	3.4%	201,781	5.7	$20.26	1
2026	32,765	11.2	14.6%	417,516	11.8	$12.74	2
2027	45,244	15.5	30.0%	618,234	17.5	$13.66	3
2028	80,339	27.4	57.5%	932,641	26.3	$11.61	3
2029	29,600	10.1	67.6%	424,600	12.0	$14.34	2
2030	0	0.0	67.6%	0	0.0	$0.00	0
2031	0	0.0	67.6%	0	0.0	$0.00	0
2032	0	0.0	67.6%	0	0.0	$0.00	0
2033	72,000	24.6	92.2%	945,540	26.7	$13.13	1
2034	0	0.0	92.2%	0	0.0	$0.00	0
2035 & Thereafter	0	0.0	92.2%	0	0.0	$0.00	0
Vacant	22,915	7.8	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	292,823	100.0%		$3,540,313	100.00%	$13.12	12
(1)	Based on the underwritten rent rolls dated between April 18, 2024 and July 6, 2024, inclusive of contractual rent steps through May 1, 2025.
(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
A-3-130

Industrial – Various Various Various, NY Various	Collateral Asset Summary – Loan No. 14 Rechler Industrial Portfolio - B	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,915,000 50.3% 1.25x 9.3%

The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Rechler Industrial Portfolio - B properties:

Cash Flow Analysis(1)
	2021	2022	2023	TTM 3/31/2024	U/W	U/W Per SF
Base Rent	$3,233,737	$3,353,470	$3,423,700	$3,479,155	$3,436,357	$11.74
Contractual Rent Steps	0	0	0	0	$103,956	$0.36
Potential Income from Vacant Space	0	0	0	0	$336,640	$1.15
Gross Potential Rent	$3,233,737	$3,353,470	$3,423,700	$3,479,155	$3,876,953	$13.24
Reimbursements	342,967	415,471	475,710	486,691	$431,902	$1.47
Other Income(2)	3,136	12,834	14,198	14,198	$11,877	$0.04
Total Gross Income	$3,579,840	$3,781,776	$3,913,608	$3,980,045	$4,320,732	$14.76
(Vacancy / Credit Loss)	0	0	0	0	($336,640)	($1.15)
Effective Gross Income	$3,579,840	$3,781,776	$3,913,608	$3,980,045	$3,984,092	$13.61
Management Fee	107,395	113,453	117,408	119,401	$119,523	$0.41
Real Estate Taxes	610,134	618,264	621,682	614,898	$624,220	$2.13
Insurance	75,982	80,949	98,355	103,880	$86,249	$0.29
Other Expenses(3)	212,162	235,789	234,671	226,210	$199,640	$0.68
Total Expenses	$1,005,672	$1,048,455	$1,072,116	$1,064,390	$1,029,631	$3.52

Net Operating Income	$2,574,167	$2,733,320	$2,841,493	$2,915,655	$2,954,460	$10.09
Capital Expenditures	0	0	0	0	62,939	$0.21
TI/LC	0	0	0	0	42,426	$0.14
Net Cash Flow	$2,574,167	$2,733,320	$2,841,493	$2,915,655	$2,849,095	$9.73

Occupancy (%)	100.0%	99.3%	99.2%	99.2%	92.2%(4)
NCF DSCR	1.13x	1.19x	1.24x	1.27x	1.25x
NOI Debt Yield	8.1%	8.6%	8.9%	9.1%	9.3%
(1)	Based on the underwritten rent rolls dated between April 18, 2024 and July 6, 2024, inclusive of contractual rent steps through May 1, 2025.
(2)	Other Income includes legal fee recovery income, administrative fee income, and other miscellaneous income.
(3)	Other Expenses includes repairs and maintenance and utilities.
(4)	U/W Occupancy (%) is based on economic occupancy.
A-3-131

Retail – Single Tenant 9570 Wilshire Boulevard Beverly Hills, CA 90212	Collateral Asset Summary – Loan No. 15 Saks Beverly Hills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,635,000 45.0% 1.71x 13.4%
Mortgage Loan Information		Property Information
Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Loan Purpose:	Refinance	Property Type - Subtype:	Retail – Single Tenant
Borrower Sponsor(s):	A&H Acquisitions, Aurora Capital Associates LLC and Jenel Management Corp.	Collateral:	Leasehold
Borrower(s):	Flagship Partners II LLC	Location:	Beverly Hills, CA
Original Balance(1):	$28,635,000	Year Built / Renovated:	1993 / 2023
Cut-off Date Balance(1):	$28,635,000	Property Management:	Jenel Management Corp.
% by Initial UPB:	2.8%	Size:	114,978 SF
Interest Rate:	7.66300%	Appraised Value / Per SF(3):	$200,000,000 / $1,739
Note Date:	May 13, 2024	Appraisal Date:	March 9, 2024
Original Term:	60 months	Occupancy:	100.0% (as of July 5, 2024)
Amortization:	Interest Only	UW Economic Occupancy:	96.9%
Original Amortization:	NAP	Underwritten NOI:	$12,063,191
Interest Only Period:	60 months	Underwritten NCF:	$11,930,966
First Payment Date:	July 5, 2024
Maturity Date:	June 5, 2029	Historical NOI(4)
Additional Debt Type(1):	Pari Passu	Most Recent NOI:	NAV
Additional Debt Balance(1):	$61,365,000	2023 NOI:	NAV
Call Protection:	L(25),D(29),O(6)	2022 NOI:	NAV
Lockbox / Cash Management:	Hard / Springing	2021 NOI:	NAV

Reserves				Financial Information(1)
	Initial	Monthly	Cap	Cut-off Date Loan Per SF:	$783
Taxes:	$296,870	$74,218	NAP	Maturity Date Loan Per SF:	$783
Insurance:	$0	Springing	NAP	Cut-off Date LTV(3):	45.0%
Replacement Reserves:	$1,437	$1,437	$51,740	Maturity Date LTV(3):	45.0%
TI/LC:	$9,582	$9,582	$344,934	UW NOI DY:	13.4%
Other(2):	$577,686	Springing	$577,686	UW NCF DSCR:	1.71x

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$90,000,000	100.0%	Return of Equity(5)	$55,725,980	61.9%
			Loan Payoff	32,104,252	35.7
			Closing Costs	1,284,193	1.4
			Upfront Reserves	885,575	1.0
Total Sources	$90,000,000	100.0%	Total Uses	$90,000,000	100.0%
(1)	The Saks Beverly Hills mortgage loan is part of a whole loan evidenced by two pari passu senior promissory notes in the aggregate original principal amount of $90,000,000 (the “Saks Beverly Hills Whole Loan”). The Financial Information in the chart above reflects the Saks Beverly Hills Whole Loan. The Saks Beverly Hills Whole Loan was co-originated by JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc.
(2)	Other reserves consist of an (i) initial ground lease reserve deposit of $577,686, (ii) springing monthly ground lease reserve deposits equal to 1/12th of the rents and other charges due under the ground lease during the next ensuing twelve months, subject to a cap equal to three months of ground rent, as long as there is no ongoing event of default.
(3)	The appraisal also provides for an “hypothetical - go dark” appraised value of $138,000,000. The “hypothetical - go dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 65.2% for the Saks Beverly Hills Whole Loan.
(4)	Historical financial information is not available due to Saks Fifth Avenue (“Saks”) opening for business at the Saks Beverly Hills property in February 2024.
(5)	The sponsor executed a lease with Saks Fifth Avenue in 2019, with the store ultimately opening in February of 2024. Underwritten base rent attributable to the current Saks Fifth Avenue lease of $141.21 per square foot is approximately 242% in excess of the base rent attributable to the prior tenant, Barney’s, prior to such prior tenant vacating.
A-3-132

Retail – Single Tenant 9570 Wilshire Boulevard Beverly Hills, CA 90212	Collateral Asset Summary – Loan No. 15 Saks Beverly Hills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,635,000 45.0% 1.71x 13.4%

The table below summarizes the promissory notes that comprise the Saks Beverly Hills Whole Loan. The relationship between the holders of the Saks Beverly Hills Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Saks Beverly Hills whole loan will be serviced pursuant to the BANK5 2024-5YR7 pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$61,365,000	$61,365,000	BANK5 2024-5YR7	Yes
A-2	28,635,000	28,635,000	Benchmark 2024-V8	No
Whole Loan	$90,000,000	$90,000,000

The following table presents certain information relating to the tenancy at the Saks Beverly Hills property:

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/S&P/Fitch)	Net Rentable Area (SF)	% of Net Rentable Area	U/W Base Rent	U/W Base Rent Per SF	% of Total U/W Base Rent	Lease Expiration	Termination Option (Y/N)	Renewal Options
Saks Fifth Avenue	NR/NR/NR	114,978	100.0%	$16,236,482	$141.21	100.0%	2/28/2049	N	None
Total Occupied		114,978	100.0%	$16,236,482	$141.21	100.0%
Vacant		0	0.0
Total		114,978	100.00%
(1)	Information is based on the underwritten rent roll as of July 5, 2024, inclusive of contractual rent steps through April 1, 2025.

The following table presents certain information relating to the lease rollover schedule at the Saks Beverly Hills property:

Lease Rollover Schedule(1)
Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2024	0	0.0	0.0%	0	0.0	0.00	0
2025	0	0.0	0.0%	0	0.0	0.00	0
2026	0	0.0	0.0%	0	0.0	0.00	0
2027	0	0.0	0.0%	0	0.0	0.00	0
2028	0	0.0	0.0%	0	0.0	0.00	0
2029	0	0.0	0.0%	0	0.0	0.00	0
2030	0	0.0	0.0%	0	0.0	0.00	0
2031	0	0.0	0.0%	0	0.0	0.00	0
2032	0	0.0	0.0%	0	0.0	0.00	0
2033	0	0.0	0.0%	0	0.0	0.00	0
2034	0	0.0	0.0%	0	0.0	0.00	0
2035 & Thereafter	114,978	100.0	100.0%	16,236,482	100.0	141.21	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	114,978	100.0%		$16,236,482	100.0%	$141.21	1
(1)	Information is based on the underwritten rent roll as of July 5, 2024, inclusive of contractual rent steps through April 1, 2025.
A-3-133

Retail – Single Tenant 9570 Wilshire Boulevard Beverly Hills, CA 90212	Collateral Asset Summary – Loan No. 15 Saks Beverly Hills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,635,000 45.0% 1.71x 13.4%

The following table presents certain information relating to the Underwritten Net Cash Flow at the Saks Beverly Hills property:

Cash Flow Analysis(1)
	U/W(2)	U/W Per SF
Base Rent(2)	$16,236,482	$141.21
Gross Potential Rent	$16,236,482	$141.21
Reimbursements	588,870	$5.12
Total Gross Income	$16,825,353	$146.34
(Vacancy / Credit Loss)	(504,761)	($4.39)
Effective Gross Income	$16,320,592	$141.95
Real Estate Taxes	1,089,209	$9.47
Insurance	147,503	$1.28
Ground Rent(3)	2,310,744	$20.10
Management Fee	326,412	$2.84
Business Tax	383,534	$3.34
Total Expenses	$4,257,401	$37.03

Net Operating Income	$12,063,191	$104.92
Capital Expenditures	17,247	$0.15
TI/LC	114,978	$1.00
Net Cash Flow	$11,930,966	$103.77

Occupancy (%)(4)	96.9%
NCF DSCR(5)	1.71x
NOI Debt Yield(5)	13.4%
(1)	Historical financial information is not available due to Saks opening for business at the Saks Beverly Hills property in February 2024.
(2)	Based on the underwritten rent roll as of July 5, 2024, inclusive of contractual rent steps through April 1, 2025.
(3)	The ground lease expires on July 31, 2088. Current annual ground rent is approximately $2.3 million and is subject to consumer price index increases every seven years, the next of which will be in January 2025. Ground rent was underwritten based on the ground rent currently in place.
(4)	Represents the underwritten economic occupancy.
(5)	Based on the Saks Beverly Hills Whole Loan.
A-3-134

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Contacts
Role	Party and Contact Information
Depositor	Deutsche Mortgage & Asset Receiving Corporation
	Attention: Lainie Kaye	cmbs.requests@db.com
1 Columbus Circle | New York, NY 10019 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Master Servicer	Wells Fargo Bank, National Association
	Attention: Commercial Servicing	commercial.servicing@wellsfargo.com
MAC D1086-23A, 550 South Tryon Street | Charlotte, NC 28202 | United States
Special Servicer	LNR Partners, LLC
	Attention: Heather Bennett and Job Warshaw	hbennett@starwood.com; jwarshaw@lnrpartners.com; lnr.cmbs.notices@lnrproperty.com
2340 Collins Avenue, Suite 700 | Miami Beach, FL 33139 | United States
Operating Advisor & Asset Representations Reviewer	Park Bridge Lender Services LLC
	Attention: BMARK 2024-V8 – Surveillance Manager	cmbs.notices@parkbridgefinancial.com
600 Third Avenue, 40th Floor | New York, NY 10016 | United States
Trustee	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)	cctcmbsbondadmin@computershare.com; trustadministrationgroup@computershare.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Directing Holder	Eightfold Real Estate Capital Fund VI, L.P.
-

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information.
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 1 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00

*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Additional Information

Total Available Distribution Amount (1)	0.00
(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00

Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Principal Prepayment Detail
			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals
Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Aug-24	0	0	0	0	0	0
Jul-24	0	0	0	0	0	0
Jun-24	0	0	0	0	0	0
May-24	0	0	0	0	0	0
Apr-24	0	0	0	0	0	0
Mar-24	0	0	0	0	0	0
Feb-24	0	0	0	0	0	0
Jan-24	0	0	0	0	0	0
Dec-23	0	0	0	0	0	0
Nov-23	0	0	0	0	0	0
Oct-23	0	0	0	0	0	0
Sep-23	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Modified Loan Detail

		Pre-Modification		Post-Modification				Modification	Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Closing Date	Effective Date

Totals
1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 25

Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

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Distribution Date:	08/16/24	Benchmark 2024-V8 Mortgage Trust
Determination Date:	08/12/24
Record Date:	07/31/24	Commercial Mortgage Pass-Through Certificates Series 2024-V8

Supplemental Notes

None

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ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of July 1, 2024 (the “Pooling and Servicing Agreement”).
Transaction: Benchmark 2024-V8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2024-V8
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: LNR Partners, LLC
Directing Holder: Eightfold Real Estate Capital, L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report
1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].
(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.
(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.

2.       The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided to the Operating Advisor the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

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[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.
2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the Pooling and Servicing Agreement and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.
3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.
4.	[LIST OTHER REVIEWED INFORMATION]
5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.
6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.                              Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.
2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.
3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder discussion(s) regarding any Specially Serviced Loan. The Operating Advisor
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does not have authority to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.
5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.
6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.
7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION, CITI REAL ESTATE FUNDING INC., BARCLAYS
CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC, CREFI, BMO and BCREI (each referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the issuing entity, representations and warranties generally to the effect set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. The exceptions to the representations and warranties set forth below are identified on Annex D-2, Annex D-3, Annex D-4 and Annex D-5, respectively, to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt, solely for purposes of this Annex D-1 and the related exceptions set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, the term “Mortgage Loans” and “Mortgage Notes” will refer to such Mortgage Loans sold by the applicable Mortgage Loan Seller and the related promissory note(s).

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or

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prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii), collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by the Mortgage Loan Seller on or after June 14, 2024.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other

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than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule D-1 to Annex D-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related borrower.

8.     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the

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Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

13.  Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any borrower, guarantor, or borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

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14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

15.  No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Ratings Requirements or endorsement covering damage from windstorm

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and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Ratings Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Ratings Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Ratings Requirements (provided that for this purpose (only) the A.M. Best Company minimum rating referred to in the definition of Insurance Ratings Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related borrower to maintain, or cause to be maintained, all such insurance and, at such borrower’s failure to do so, authorizes the lender to maintain such insurance at the borrower’s cost and expense and to charge such borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

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18.  No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

19.  No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

20.  REMIC. Each Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury Regulations Section 1.860G-2(f)(2) (the “Treasury Regulations”) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the

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failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the issuing entity.

23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

24.  Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each borrower covenants in the Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related borrower and at least one individual or entity will be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the Mortgage Loan will become full recourse to the related borrower and at least one individual or entity, if the related borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or

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other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the borrower is required to make a payment of principal in an amount not less than the amount required by the provisions of the Code Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions of the Code.

28.  Financial Reporting and Rent Rolls. Each Mortgage Loan requires the borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

29.  Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Ratings Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Ratings Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable; provided, however,

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that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the borrower will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related borrower, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related borrower, (iv) Transfers to another holder of direct or indirect equity in the borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth in Annex D-2, Annex D-3, Annex D-4 or Annex D-5, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2, Annex D-3, Annex D-4 or Annex D-5, as applicable, or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each Mortgage Loan requires the borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the borrower with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the borrower. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related

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Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the borrower would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex D-1, a “Ground Lease” will mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

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(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)    The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related

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insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)    Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

37.  No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the borrower delivered by the borrower in connection with the origination of such Mortgage Loan, the borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a borrower that is an Affiliate of another borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a borrower that is under direct or indirect common ownership and control with another borrower.)

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence

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of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

42.  Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

43.  Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the issuing entity, except as set forth on Schedule D-3 to Annex D-1.

44.  Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the issuing entity (or, in the case of a Non-Serviced Mortgage Loan, by the related Non-Serviced Trustee) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the related Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the related Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) will provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee will apply for, on the issuing entity’s behalf, a new comfort letter or similar agreement as of the

D-1-14

Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

45.  Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any borrower under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

46.  Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

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ANNEX D-2

EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
4	Sugarloaf Mills	(5) Lien; Valid Assignment	The related Mortgage Loan agreement permits the related Mortgagor to enter into a PACE Loan for an amount not to exceed $5,000,000, subject to the related Mortgagee’s approval and delivery of a rating agency confirmation.
33	371 Broadway & 1776 2nd Avenue Portfolio	(5) Lien; Valid Assignment

The related condominium documents for the 371 Broadway Mortgaged Property are inconsistent regarding a possible right of first refusal in favor of the Condominium Board in connection with a sale of the commercial unit. The condominium documents provide that a foreclosure or deed-in-lieu would not trigger this right. The condominium documents permit the commercial unit owner to sell or lease the commercial unit without the condominium board having a right of first refusal, but reference such right of first refusal in other sections of the condominium documents.

Any time after the 5th anniversary of the rent commencement date (occurs after the Mortgage Loan maturity date) under the ForStyler Hair Salon lease, if the landlord elects to terminate the lease upon 180 days' notice and upon a sale of the premises, prior to any such termination ForStyler will have the right to purchase the leased premises upon the same terms and conditions as those provided for in the letter of intent from a bona fide purchaser. ForStyler has waived this right in connection with a foreclosure, deed-in-lieu and subsequent sale and any termination as a result of ForStyler's default under its lease.

4	Sugarloaf Mills	(6) Permitted Liens, Title Insurance	See exception to Representation and Warranty No. 5 above with respect to the subject Mortgage Loan.
33	371 Broadway & 1776 2nd Avenue Portfolio	(6) Permitted Liens, Title Insurance	See exception to Representation and Warranty No. 5 above with respect to the subject Mortgage Loan.
4	Sugarloaf Mills	(16) Insurance

The related Mortgage Loan documents permit a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the related Mortgaged Property (collectively, the “Required Deductible”), which deductibles may not be customary. In addition, the related Mortgagor is permitted to utilize a retention amount (up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible) in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Mortgage Loan, and (3) such Mortgagor has submitted evidence satisfactory to the related Mortgagee and rating agencies of such prefunded arrangement at the request of such Mortgagee or rating agency.

The related Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

33	371 Broadway & 1776 2nd Avenue Portfolio	(16) Insurance	The Mortgagor’s existing umbrella liability coverage is with Obsidian Specialty Insurance Company (“Obsidian”), rated "A-: VII" by AM Best. The Mortgagor is required to replace Obsidian with a carrier meeting the ratings requirements in the related loan agreement upon renewal on October 31, 2024, or earlier if Obsidian's rating is downgraded prior to such date.
4	Sugarloaf Mills	(26) Recourse Obligations	For so long as one or more of Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) (or an affiliate of SPG LP or Simon Inc.) is a non-recourse carveout guarantor, the non-recourse
D-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
carveout guarantor’s aggregate liability is limited to 20% of the original principal balance of the Mortgage Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty.
4	Sugarloaf Mills	(30) Due on Sale or Encumbrance	See exception to Representation and Warranty No. 5 above with respect to the subject Mortgage Loan.
10	Bedrock Mixed-Use Portfolio	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit terrorism insurance to be maintained under a blanket policy that covers more than one location within a one thousand foot radius of the Mortgaged Properties (the “Radius”), and does not require that the blanket policy cover the amount of the aggregate insurable values of the insured properties within the Radius. As of the origination date, the Mortgagor’s blanket policy had a terrorism limit of $800,000,000 for improvements.
4	Sugarloaf Mills	(31) Single-Purpose Entity	The Mortgagor is a recycled Single-Purpose Entity that previously owned certain tracts of land surrounding the Mortgaged Property located in Gwinnett County, Georgia that were transferred prior to the origination of the Mortgage Loan.
4	Sugarloaf Mills	(32) Defeasance	In connection with a defeasance, the Mortgagor’s obligations to pay servicing fees is capped at $10,000.
D-2-2

SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-2-3

SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

None.

D-2-4

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

D-2-5

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ANNEX D-3

EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
8	Soldier Hill Commons	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	Pursuant to two deeds granting conservation restrictions to the New Jersey Department of Environmental Protection (“NJDEP”), if the Mortgagor or other owner of the Mortgaged Property becomes delinquent in payment of real estate taxes or other assessments such that a lien against the land is created, the NJDEP, at its option, has, after written notice to the owner, the right to purchase the Mortgaged Property or take such other actions as may be necessary to protect the NJDEP’s interest in the restricted area. The purchase price for any exercise of such purchase option by the NJDEP is not specified in the related deeds. Any such purchase would prime the lien of the related Mortgage on the Mortgaged Property such that the Mortgage Loan would no longer be secured by the Mortgaged Property.
13	Farmingdale Hotel Portfolio	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	The franchisor of the hotels at the Mortgaged Properties, Marriott International, Inc., has a right of first refusal to purchase the related Mortgaged Property in the event that such Mortgaged Property or an interest in the borrower is proposed to be transferred to a Competitor. As more fully defined in the related franchise agreements, “Competitor” means a person or entity that has an interest in a hotel brand, trade name, trademark, system or chain (a "Brand") that is comprised of at least (i) 20 full-service or (ii) 50 limited-service hotels. For the purposes of defining "Competitor", "full-service" hotels are those hotels that typically offer at least three meals per day and have an average of 3,000 square feet or more of meeting space per hotel in the hotel Brand, and "limited-service" hotels are all hotels that are not "full-service" hotels.
34	Durst CVS Columbus	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	The lease for the sole the sole tenant at the Mortgaged Property, HOOK-SUPERX, Inc. (d/b/a CVS Reynoldsburg Ohio), provides such tenant with a right of first refusal to purchase all or any portion of the Mortgaged Property in the event the landlord obtains a bona fide offer to sell or convey the Mortgaged Property or such portion thereof. Such right of first refusal shall not apply to any sale or conveyance of the Mortgaged Property (i) in a foreclosure (or similar proceeding) of a related mortgage or deed of trust or to any conveyance in lieu of foreclosure of such mortgage or deed of trust, or (ii) to a person or entity controlling, controlled by or under common control with the landlord.
13	Farmingdale Hotel Portfolio	(8) Assignment of Leases, Rents and Profits	Each Mortgagor’s interest in the related Mortgaged Property consists of a sub-ground leasehold interest pursuant to a sub-ground lease from an affiliate (each a “Direct Ground Lessee”), which Direct Ground Lessee in turn has ground leased such Mortgaged Property from the fee owner. Each Mortgagor has leased its sub-ground leasehold interest in the Mortgaged Property to an operating lessee owned by such borrower (the “Farmingdale Operating Lessees”) under an operating lease (the “Farmingdale Operating Leases”). The Mortgage does not encumber the leasehold interests of the Farmingdale Operating Lessees under the Farmingdale Operating Leases. The Assignment of Leases and Rents creates a valid first-priority security interest in the rights of the Mortgagors as landlords under the Farmingdale Operating Leases, but not in the underlying hotel revenues. The hotel revenues collected from the Mortgaged Properties are collected by, and are the property of, the Farmingdale Operating Lessees, and each Mortgagor receives only those rental payments due to it under the related Farmingdale Operating Lease.
Various	All CREFI Mortgage Loans	(16) Insurance	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
7	University Pointe	(16) Insurance	The windstorm coverage for the Mortgaged Property is in the amount of $80,617,838, which is less than the original principal balance of the related Whole Loan and is also less than 100% of the full insurable value on a replacement cost basis.
19	Prime Storage - Blue Portfolio	(18) No Encroachments	A three-story building located on the Storage - Jersey City Mortgaged Property encroaches onto an adjacent parcel which is not collateral for the Mortgage Loan by 3.2 feet.
19	Prime Storage - Blue Portfolio	(24) Local Law Compliance	Pursuant to the zoning report obtained in connection with the origination of the Mortgage Loan, (A) the Storage - Jersey City Mortgaged Property is legal nonconforming as to use, setback(s) and height, and (B) the Storage - Union City Mortgaged Property is legal nonconforming as to use, setbacks, height and parking.
31	Woodbury Gardens	(24) Local Law Compliance	Pursuant to the zoning report obtained in connection with the origination of the Mortgage Loan, the Mortgaged Property is legal nonconforming as to use.
20	419 Lafayette	(25) Licenses and Permits	The Mortgaged Property does not have a valid certificate of occupancy for the building. The prior certificate of occupancy expired on September 4, 2018. The Mortgagor has covenanted under the Mortgage Loan documents (i) to cause an updated temporary certificate of occupancy (“Updated TCO”) to be issued as promptly as possible, but in no event later than 12 months after the origination date; provided that the Mortgagor will be afforded such additional time as the lender deems reasonably necessary to obtain the Updated TCO if the Mortgagor satisfies certain conditions and (ii) once the Updated TCO is obtained, to maintain the Updated TCO and cause it to be continuously renewed at all times until a permanent certificate of occupancy is issued.
31	Woodbury Gardens	(25) Licenses and Permits	The permit for the swimming pool at the Mortgaged Property expired in December of 2023. Within thirty days of the origination of the Mortgage Loan, the Mortgagor is required to deliver to the lender a current permit for the swimming pool; provided that the Mortgagor will be given one three month extension of such deadline, at the lender’s option (not to be unreasonably withheld) if it satisfies certain conditions.
Various	All CREFI Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
3	Showcase I	(26) Recourse Obligations	The loss recourse carveout with respect to misappropriation, misapplication or conversion of rents after an event of default, security deposits, insurance proceeds, or condemnation awards is limited to misappropriation, intentional misapplication or conversion thereof.
Various	All CREFI Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
34	Durst CVS Columbus	(29) Acts of Terrorism Exclusion	The Mortgage Loan Documents permit the borrower to rely on terrorism coverage provided by SBD Insurance Company or any other captive insurance company wholly owned and controlled by an affiliate of the Mortgagor, provided that certain conditions are satisfied, including but not limited to (i) that such policy has a deductible of no greater than $1,000,000 plus that as calculated pursuant to TRIPRA, and (ii) covered losses which are not reinsured by the federal government under TRIPRA other than the permitted deductible and losses caused by an NBCR Event (a nuclear, biological, chemical or radiological event) must be reinsured by a cut through endorsement acceptable to the lender by insurance companies which satisfy the requirements of the loan agreement.
15	Saks Beverly Hills	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit a transfer by the related Mortgagor, guarantor, or an affiliated property manager of its direct or indirect ownership interest in the Mortgagor to any person; provided,
D-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
that, among other conditions, (i) after a securitization, to the extent that any such transfer will result in the transferee (either itself or collectively with its Affiliates) owning a 50% or greater equity interest (directly or indirectly) in the Mortgagor and such transferee did not own a 50% or greater equity interest (directly or indirectly) in Mortgagor prior to such transfer, the Mortgagee’s receipt of search results satisfactory to Mortgagee and (ii) at all times following such transfer, the related guarantor is required to continue to (a) be a manager of the Mortgagor and (b) own, directly or indirectly (including through trusts for the benefit of immediate family members), at least a 5.0% legal and beneficial interest in the Mortgagor.
14; 16	Rechler Industrial Portfolio B and Rechler Industrial Portfolio A	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit certain direct or indirect constituent owners of the Mortgagor to pledge their ownership interests in the Mortgagor, provided, among other things, the lender receives no less than thirty days’ prior written notice of the intention to incur such mezzanine debt, the security granted in connection with such mezzanine debt consists only of a pledge of all ownership interests in the Mortgagor, the combined debt service coverage ratio is no less than the debt service coverage ratio as of the closing date of the Mortgage Loan, the combined loan-to-value ratio on the date the mezzanine debt is incurred is not greater than the loan-to-value ratio as of the closing date of the Mortgage Loan, the combined debt yield on the date the mezzanine debt is incurred is no less than the debt yield as of the closing date of the Mortgage Loan, the lender of the mezzanine debt is acceptable to Mortgagee, the lender of the mezzanine debt executes and delivers an intercreditor and/or standstill agreement, the mezzanine debt is subordinate in all respects to the Mortgage Loan debt, and the mezzanine debt is not cross-collateralized with any other properties or loans and is co-terminous with, or has a further maturity date than, the Mortgage Loan.
19	Prime Storage - Blue Portfolio	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit certain indirect owners of the Mortgagor to pledge their indirect interests in the Mortgagor and the Mortgaged Properties as security for debt incurred or to be incurred by such indirect owners, provided, among other things, the Mortgagor and the Mortgaged Properties do not constitute greater than 15% of the direct and/or indirect collateral for such debt and the debt be provided by a qualified lender that (i) has total assets (in name or under management or advisement) in excess of $750,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of at least $300,000,000, and (ii) is regularly engaged in the business of making or owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or corporate credit loans, or operating commercial properties.
16	Rechler Industrial Portfolio A	(31) Single Purpose Entity

The Mortgagor previously owned a property located at 25 Davids Drive, Hauppauge, New York 11788.

The Mortgage Loan has an outstanding principal balance in excess of $20,000,000, and no non-consolidation opinion was obtained in connection with the origination of the Mortgage Loan.

13	Farmingdale Hotel Portfolio	(34) Ground Leases	With respect to each Mortgaged Property, the related Mortgagor’s interest is a sub-ground leasehold interest. An assignment of either Mortgaged Property to a third party (other than the Mortgagee), including without limitation pursuant to a foreclosure sale or deed in lieu of foreclosure, requires the consent of the owner of the fee interest, which consent may not be unreasonably withheld and will be deemed given if the fee owner does not respond to such request for consent within thirty days of receipt of such request for consent.
14; 16	Rechler Industrial Portfolio B and Rechler Industrial Portfolio A	(39) Organization of Borrower	The Mortgagors under such two Mortgage Loans are affiliated with each other.
D-3-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
8	Soldier Hill Commons	(40) Environmental Conditions	The ESA identifies as a REC for the Mortgaged Property metals impacts above applicable standards to site soils as a result of placement of fill material onsite during the 1950s and 1960s. These impacts were first identified in 2002 during investigations conducted as part of a planned acquisition and the residential development of the Mortgaged Property. An additional remedial investigation conducted in 2003 found that the impacted fill material covered approximately 17.7 acres of the Mortgaged Property. Further investigation completed in 2007, 2009, and 2015, identified impacts to the soils at the Mortgaged Property by polycyclic aromatic hydrocarbons above applicable standards. In May 2020, a Remedial Action Workplan (“RAW”) was prepared by the licensed site remediation professional overseeing the investigation and remediation of the identified impacts at the Mortgaged Property. To address the impacts, the RAW proposed implementation of engineering controls in the form of a multi-component cap consisting of concrete building slabs, asphalt-paved parking areas and driveways, and landscaped areas covered with clean fill. The RAW also proposed filing a Deed Notice and implementing a Remedial Action Permit (“RAP”) for soil which requires biennial certifications, including annual inspection of the cap, and reporting to the New Jersey Department of Environmental Protection (“NJDEP”). Remedial activities at the Mortgaged Property have since been completed in accordance with the RAW. A Remedial Action Report (“RAR”) and soil RAP have been prepared, submitted to the NJDEP, and are awaiting NJDEP approval. Until such time that the NJDEP has approved the RAR and soil RAP, the related ESA consultant will consider this matter as a REC; however, upon NJDEP approval, recording of a deed notice, and implementation of the soil RAP, the consultant has stated that this matter will then be considered a controlled REC. The ESA consultant recommended completing any remaining response actions in accordance with the RAW until such time that regulatory closure for the Mortgaged Property is achieved, but based upon the work that has been completed at the Mortgaged Property and current site conditions observed by the ESA consultant at the time of its assessment, it was not anticipated that any remaining costs to achieve closure would be significant. Additionally, the soil RAP application estimated a cost of $30,000 for the maintenance and monitoring of the engineering controls over at least a 30 year time frame. The monitoring cost during the term of the Mortgage Loan is estimated to be approximately $5,000. Such amount was not reserved at origination of the Mortgage Loan.
13	Farmingdale Hotel Portfolio	(44) Hospitality Provisions	The exception to Representation 8 with respect to the Mortgage Loan is also an exception to this Representation 44.
D-3-4

SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

D-3-5

SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
14	Rechler Industrial Portfolio – B
16	Rechler Industrial Portfolio - A
D-3-6

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

D-3-7

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ANNEX D-4

EXCEPTIONS TO BMO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
26	GNL Industrial Portfolio	(5) Lien; Valid Assignment	Fiat Chrysler, the sole tenant at the FCA USA - Detroit, MI Mortgaged Property, has a right of first offer to purchase the related Mortgaged Property if the Borrower decides to sell such Mortgaged Property during the term of the lease provided that there is no event of default by the tenant under its lease.
26	GNL Industrial Portfolio	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
Various	All BMO Mortgage Loans	(16) Insurance	The Loan Documents may permit the related Borrower to cause the insurance required at the related Mortgaged Property under the Loan Documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
26	GNL Industrial Portfolio	(24) Local Law Compliance	Certain building, zoning and fire code violations are open at the CF Sauer - 184 Suburban Mortgaged Property, the Grupo Antolin - Shelby Township, MI Mortgaged Property and the Hannibal - Houston, TX Mortgaged Property.
1	640 5th Avenue	(26) Recourse Obligations	The non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the 640 5th Avenue Whole Loan, plus lender’s enforcement costs under the guaranty (including reasonable attorneys’ fees).
17	1042 President Street	(26) Recourse Obligations	Full recourse ceases for any period during which the Mortgaged Property benefits from the 421-A tax benefits and/or the PFASH Zoning Benefit, pursuant to evidence reasonably satisfactory to the lender in accordance with the Mortgage Loan agreement.
Various	All BMO Mortgage Loans	(27) Mortgage Releases	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Borrower cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Borrower provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
Various	All BMO Mortgage Loans	(29) Acts of Terrorism Exclusion	The Loan Documents may permit the related Borrower to cause the insurance required at the related Mortgaged Property under the Loan Documents to be maintained by a tenant, or by a condominium board or association, as applicable, at the related Mortgaged Property.
1	640 5th Avenue	(30) Due On Sale or Encumbrance

With respect to clause (a)(iv), the “specific criteria” is limited to a transferee that has a net worth of $400,000,000 or a transferee of which 20% or more of its ownership interests are owned by, or it is controlled by, an entity or individual that satisfies the foregoing net worth requirement. The lender must receive a rating agency confirmation with respect to a transfer of (i) the entire Mortgaged Property or (ii) any equity transfer that results in the Borrower not being controlled by (a) Vornado Realty, L.P., (b) Vornado Realty Trust, or (c) a Crown Sponsor owning in the aggregate 20% or more of the direct or indirect interests in the Borrower.

“Crown Sponsor” refers to (i) Crown Jewel Partners LLC, a Delaware limited liability company or (ii) any wholly owned and controlled subsidiary or any commonly owned and controlled affiliate of Crown Jewel Partners LLC, in any such case, provided that, and for so long as, the related ownership and control requirements described in the Mortgage Loan agreement are satisfied with respect to any person described in clause (i) or (ii) above, as applicable.

D-4-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	640 5th Avenue	(34) Ground Leases

The 640 5th Avenue Mortgaged Property consists of two abutting and interconnected buildings facing Fifth Avenue (such building facing Fifth Avenue, the “Fifth Avenue Building”) and West 52nd Street (such building facing West 52nd Street, the “West 52nd Street Building”) in New York City. The Borrower’s predecessor-in-interest of the 640 5th Avenue Mortgaged Property and the fee owner of a neighboring property known as 650 Fifth Avenue (such fee owner, the “Air Rights Tenant”, and such neighboring property, the “Non-Collateral Property”) entered into a series of ground leases described below in order to satisfy the “single ownership” requirement of the applicable zoning code in effect in 1970 in connection with the transfer of unused development rights at the West 52nd Street Building to the Air Rights Tenant.

First, the Air Rights Tenant ground leased the Non-Collateral Property to the Borrower’s predecessor-in-interest pursuant to a 99-year ground lease. The Air Rights Tenant, as landlord, is required to, among other things, pay real estate taxes, carry insurance, maintain and repair the Non-Collateral Property and comply with the laws for the Non-Collateral Property. The Borrower, as tenant of the Non-Collateral Property, is obligated to pay $1.00 per annum in rent and has no material obligations with respect to the Non-Collateral Property. This ground lease may be terminated in connection with a condemnation.

Second, the Borrower’s predecessor-in-interest owner ground leased the entirety of the Non-Collateral Property, the Fifth Avenue Building and the West 52nd Street Building to the Air Rights Tenant pursuant to a ground lease with a term of 99 years and 8 months, less 1 day. As of July 1, 2024, the Air Rights Tenant is required to pay $1,166,319 in rent per annum, payable monthly in installments of $97,193.25. Annual rent will reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building, as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant are in continuing negotiations regarding the amount of the Appraised Rental; provided, however, that such amount may not be lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher that the rental rate for the prior period), the Air Rights Tenant will pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through July 31, 2047, at which time, the rental rate will again be the greater of the rental for the prior period or 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building. This ground lease requires the Borrower, as landlord, to pay taxes, carry insurance, maintain and repair the Fifth Avenue Building and the West 52nd Street Building. This ground lease may be terminated in connection with a condemnation or if the Air Rights Tenant fails to pay its rent described above.

Third, the Air Rights Tenant subleased the Fifth Avenue Building and the West 52nd Street Building to the Borrower’s predecessor-in-interest while retaining the then-unused development rights generated by the West 52nd Street Building above a horizontal plane starting at the top of the improvements then-located on the West 52nd Street Building. The exact amount of the development rights retained by the Air Rights Tenant is not stated in the related ground lease. This third ground lease is for a term of 99 years and 8 months, less 2 days, with rent payable by tenant in the amount of $1.00 per annum. The Borrower, as subtenant at the Fifth Avenue Building and the West 52nd Street Building, is required to, among other things, pay all taxes and carry insurance for the demised premises and may make alterations to the demised premises without consent; provided that the Borrower does not construct any improvement on the West 52nd

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Street Building that uses more floor area than the floor area used by the then-existing improvements. There is no affirmative maintenance or repair obligations, but the sublease does provide an indemnity in favor of the Air Rights Tenant, as sublandlord, if the Borrower fails to maintain the demised premises and comply with the laws for the demised premises. This sublease cannot be terminated except in connection with a condemnation.
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SCHEDULE D-1

BANK OF MONTREAL

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	640 5th Avenue
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SCHEDULE D-2

BANK OF MONTREAL

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

None.

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SCHEDULE D-3

BANK OF MONTREAL

CROSSED MORTGAGE LOANS

None.

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ANNEX D-5

EXCEPTIONS TO BCREI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Sugarloaf Mills	(5) Lien; Valid Assignment	The related Mortgage Loan agreement permits the related Mortgagor to enter into a PACE Loan for an amount not to exceed $5,000,000, subject to the related Mortgagee’s approval and delivery of a rating agency confirmation.
1	Sugarloaf Mills	(6) Permitted Liens; Title Insurance	See exception to Representation and Warranty No. 5, above.
1	Sugarloaf Mills	(16) Insurance

The related Mortgage Loan documents permit a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the related Mortgaged Property (collectively, the “Required Deductible”), which deductibles may not be customary. In addition, the related Mortgagor is permitted to utilize a retention amount (up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible) in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Mortgage Loan, and (3) such Mortgagor has submitted evidence satisfactory to the related Mortgagee and rating agencies of such prefunded arrangement at the request of such Mortgagee or rating agency.

The related Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

1	Sugarloaf Mills	(20) Recourse Obligations	For so long as one or more of Simon Property Group, L.P. (“SPG LP”) or Simon Property Group, Inc. (“Simon Inc.”) (or an affiliate of SPG LP or Simon Inc.) is a non-recourse carveout guarantor, the nonrecourse carveout guarantor’s aggregate liability, is limited to 20% of the original principal balance of the Mortgage Loan, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the related Mortgagee in the enforcement of the related guaranty or the preservation of such Mortgagee’s rights under such guaranty.
1	Sugarloaf Mills	(30) Due on Sale or Encumbrance	See exception to Representation and Warranty No. 5, above.
1	Sugarloaf Mills	(31) Single-Purpose Entity	The Mortgagor is a recycled Single-Purpose Entity that previously owned certain tracts of land surrounding the Mortgaged Property located in Gwinnett County, Georgia that were transferred prior to the origination of the Mortgage Loan.
1	Sugarloaf Mills	(32) Defeasance	In connection with a defeasance, the Mortgagor’s obligations to pay servicing fees is capped at $10,000.

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SCHEDULE D-1

BARCLAYS CAPITAL REAL ESTATE INC.

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

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SCHEDULE D-2

BARCLAYS CAPITAL REAL ESTATE INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

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SCHEDULE D-3

BARCLAYS CAPITAL REAL ESTATE INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX E-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, make the representations and warranties set forth below as of the Cut-off Date or such other date specified below, in each case subject to the exceptions to those representations and warranties that are described on Annex E-2. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

The related MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.     Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Non-Serviced PSA with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

2.     Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees,

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charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

3.     Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

4.     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the related Mortgage File, there have been no modifications, amendments or waivers that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by GSMC on or after June 14, 2024.

5.     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the issuing entity (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related MLPA, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

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6.     Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clauses (f) and (g) of the second preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

7.     Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1 to this Annex E-1, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

8.     Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

9.     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a

E-1-3

valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

10.  Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

11.  Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

12.  Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

13.  Actions Concerning Mortgage Loan. To GSMC’s knowledge, as of origination, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

14.  Escrow Deposits. All escrow deposits and payments required to be escrowed with any Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Depositor or its servicer.

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15.  No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

16.  Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer or insurers meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

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Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only) the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

17.  Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

18.  No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the

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purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

19.  No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

20.  REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

21.  Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

22.  Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

23.  Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

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24.  Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

25.  Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

26.  Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

27.  Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e)

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as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

28.  Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

29.  Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then

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provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

30.  Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1 or the exceptions thereto set forth on Annex E-2, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-1 to this Annex E-1, or future permitted mezzanine debt as set forth on Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that, to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

31.  Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage

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Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

32.  Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the related Mortgage Loan documents provide for defeasance as a unilateral right of the mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

33.  Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

34.  Ground Leases. For purposes of this Annex E-1, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)   The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

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(b)   The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)   The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)   The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)    GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)   The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)   The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)    The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)    Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)   In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent

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not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)    Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

35.  Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

36.  Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

37.  No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-1 (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

38.  Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

39.  Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

40.  Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was

E-1-13

indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

41.  Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

42.  Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained on the mortgage loan schedule attached to the related MLPA.

43.  Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2.

44.  Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the related Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

E-1-14

45.  Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

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ANNEX E-2

EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
2	City Creek Center	(5) Lien; Valid Assignment	The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy (“PACE”) loan in an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and confirmation from each applicable rating agency.
2	City Creek Center	(5) Lien; Valid Assignment

The Mortgage Loan is secured by the Mortgagor’s (x) subleasehold interest in a portion of the Mortgaged Property (the “Subleasehold Premises”) and (y) leasehold interest in the remaining portion of the Mortgaged Property (together with the Subleasehold Interest, the “Ground Leased Premises”) pursuant to a Ground Lease between the Mortgagor, as ground lessee, and Property Reserve, Inc., a Utah nonprofit corporation and the real estate investment arm of The Church of Jesus Chris of Latter-Day Saints, as ground lessor (the Mortgagor does also hold the fee interest in four restaurant tenant spaces, provided that the fee title will revert to the ground lessor upon the expiration of the ground lease). With respect to the Ground Leased Premises:

(i) The ground lessor has two options to purchase the Ground Leased Premises exercisable (x) in the event the occupancy rate at the Mortgaged Property falls below 50% for 6 months and (y) on the 12th anniversary of the retail center’s opening date and every 5 years thereafter, with the next option available for exercise on March 22, 2029 (which is prior to the maturity date of the related Mortgage Loan on May 1, 2029). The purchase price under each of the options is equal to the sum of (x) 95% of the fair market value of the Ground Leased Premises, assuming all extension options are exercised, plus (y) the Landlord’s Rental Stream Value of the percentage rent, which purchase price may not exceed 100% of the fair market value. The Mortgage Loan documents provide recourse to the guarantor for any losses to the lender arising out of or in connection with any failure of the purchase price paid by the ground lessor in connection with the exercise of the ground lessor’s purchase option to repay the Mortgage Loan in its entirety (the “Ground Lease Purchase Price Shortfall”).

The “Landlord’s Rental Stream Value” means the product of (a) the average annual percentage rent, if any, the ground lessee paid the ground lessor in the three full calendar years immediately before the ground lessor exercised its purchase option, times (b) a fraction whose numerator is 100% and whose denominator is the cap rate.

(ii) The Mortgagor is not a party to the prime leases governing the Subleasehold Premises and the ultimate fee owners of the Subleasehold Premises have not provided a non-disturbance agreement with respect to the Subleasehold Premises to the Mortgagor. Under the Ground Lease, the Ground Lessor is required to indemnify the Mortgagor for any loss caused by a modification or termination of the prime leases without the Mortgagor’s consent. Under the Mortgage Loan documents, in the event the Mortgagor has a claim against the ground lessor in connection with such indemnification that it is unable to resolve in 180 days, the Mortgagor is required to prosecute to completion any action in connection with such indemnification. The Mortgagor is required to immediately deposit any recovery in connection therewith with the lender to either be held in a reserve account as additional collateral for the Mortgage Loan or used to prepay the Mortgage Loan at par, at the Mortgagor’s election.

(iii) The ground lessor has a right of first refusal to purchase the Mortgagor’s interest in the Ground Leased Premises in the event of a proposed transfer of the Ground Leased Premises. The right of first refusal does not apply to a transfer of the Mortgaged Property to the Mortgagee in connection with a foreclosure or otherwise, but does apply to any subsequent transfer by the Mortgagee.

2	City Creek Center	(6) Permitted Liens; Title Insurance	See exceptions to Representation and Warranty No. 5, above.
E-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
25	Lauretta Landing	(7) Junior Liens	The related Mortgaged Property is subject to an affordable housing agreement (the “Affordable Housing Agreement”) entered into with and enforceable by the San Diego Housing Commission (the “Commission”) pursuant to which, in exchange for a bonus density of 10 multifamily units (representing 50% of the total units permitted under the related zoning code as of right), the Mortgaged Property is subject to certain affordable housing restrictions that require, among other things, 3 designated residential units (out of 30 total residential units) to be occupied by a family earning at or below 50% of the applicable area median income (the “Affordable Housing Restrictions”). As security for the borrower’s performance of its obligations under the Affordable Housing Agreement, the Mortgaged Property is also subject to a deed of trust (the “Commission Deed of Trust”) in favor of the Commission. Notwithstanding the foregoing, at origination the Commission executed a subordination agreement unconditionally subordinating the Commission Deed of Trust to the lien of the Mortgage Loan, provided that the Mortgaged Property remains subject to the Affordable Housing Agreement and any transferee taking title to the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure will automatically be deemed an assignee of the Affordable Housing Agreement and subject to the Affordable Housing Restrictions.
2	City Creek Center	(16) Insurance

The related Mortgage Loan documents permit a deductible up to $500,000 for the “All Risk” or “Special Perils” property insurance coverage, including terrorism coverage, except with respect to flood, windstorm/named storm/hail coverage and earthquake coverage, which may have a deductible not to exceed 5% of the total insurable value of the related Mortgaged Property (collectively, the “Required Deductible”), which deductibles may not be customary. In addition, the related Mortgagor is permitted to utilize a retention amount (up to a $10,000,000 aggregate deductible and subject to a $5,000,000 per occurrence deductible) in addition to the Required Deductible, so long as (1) the retention amount is aggregated annually, (2) the retention amount remains pre-funded at all times during the term of the Mortgage Loan, and (3) such Mortgagor has submitted evidence satisfactory to the related Mortgagee and rating agencies of such prefunded arrangement at the request of such Mortgagee or rating agency.

The related Mortgage Loan documents permit an insurance deductible or self-insured retention not to exceed $750,000, with respect to the required commercial general liability insurance.

1	640 5th Avenue	(26) Recourse Obligations	The non-recourse carveout guarantor’s recourse obligations with respect to bankruptcy or insolvency related events is capped at 25% of the outstanding principal balance of the related Whole Loan, plus lender’s enforcement costs under the guaranty (including reasonable attorneys’ fees).
2	City Creek Center	(26) Recourse Obligations	Excluding liability for losses in connection with a Ground Lease Purchase Price Shortfall described above, for so long as one or more of The Taubman Realty Group LLC (“TRG”), Simon Property Group, L.P. (“SPG LP”), Simon Property Group, Inc. (“Simon Inc.”) or an affiliate of TRG, SPG LP or Simon Inc. is the non-recourse carveout guarantor, the non-recourse carveout guarantor’s aggregate liability is limited to 20% of the outstanding principal balance of the Mortgage Loan at such time, plus all of the reasonable out-of-pocket costs and fees and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) incurred by the Mortgagee in connection with the enforcement of, or preservation of the Mortgagee’s rights under, the guaranty.
Various	All GSMC Mortgage Loans	(27) Mortgage Releases	If the subject Mortgage Loan is included in a REMIC and the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related Mortgagor may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause such REMIC to fail to qualify as such.
E-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	640 5th Avenue	(30) Due On Sale or Encumbrance

With respect to clause (a)(iv), the “specific criteria” is limited to a transferee that has a net worth of $400,000,000 or a transferee of which 20% or more of its ownership interests are owned by, or it is controlled by, an entity or individual that satisfies the foregoing net worth requirement. The lender must receive a rating agency confirmation with respect to a transfer of (i) the entire Mortgaged Property or (ii) any equity transfer that results in the Mortgagor not being controlled by (a) Vornado Realty, L.P., (b) Vornado Realty Trust, or (c) a Crown Sponsor owning in the aggregate 20% or more of the direct or indirect interests in the Mortgagor.

“Crown Sponsor” refers to (i) Crown Jewel Partners LLC, a Delaware limited liability company or (ii) any wholly owned and controlled subsidiary or any commonly owned and controlled affiliate of Crown Jewel Partners LLC, in any such case, provided that, and for so long as, the related ownership and control requirements described in the Mortgage Loan agreement are satisfied with respect to any person described in clause (i) or (ii) above, as applicable.

2	City Creek Center	(30) Due on Sale or Encumbrance	See exception to Representation and Warranty No. 5, above.
2	City Creek Center	(32) Defeasance	In connection with a defeasance, the Mortgagor’s obligations to pay servicing fees is capped at $10,000.
1	640 5th Avenue	(34) Ground Leases

The related Mortgaged Property consists of two abutting and interconnected buildings facing Fifth Avenue (such building facing Fifth Avenue, the “Fifth Avenue Building”) and West 52nd Street (such building facing West 52nd Street, the “West 52nd Street Building”) in New York City. The Mortgagor’s predecessor-in-interest of the Mortgaged Property and the fee owner of a neighboring property known as 650 Fifth Avenue (such fee owner, the “Air Rights Tenant”, and such neighboring property, the “Non-Collateral Property”) entered into a series of ground leases described below in order to satisfy the “single ownership” requirement of the applicable zoning code in effect in 1970 in connection with the transfer of unused development rights at the West 52nd Street Building to the Air Rights Tenant. First, the Air Rights Tenant ground leased the Non-Collateral Property to the Mortgagor’s predecessor-in-interest pursuant to a 99-year ground lease. The Air Rights Tenant, as landlord, is required to, among other things, pay real estate taxes, carry insurance, maintain and repair the Non-Collateral Property and comply with the laws for the Non-Collateral Property. The Mortgagor, as tenant of the Non-Collateral Property, is obligated to pay $1.00 per annum in rent and has no material obligations with respect to the Non-Collateral Property. This ground lease may be terminated in connection with a condemnation.
Second, the Mortgagor’s predecessor-in-interest owner ground leased the entirety of the Non-Collateral Property, the Fifth Avenue Building and the West 52nd Street Building to the Air Rights Tenant pursuant to a ground lease with a term of 99 years and 8 months, less 1 day. As of July 1, 2024, the Air Rights Tenant is required to pay $1,166,319 in rent per annum, payable monthly in installments of $97,193.25. Annual rent will reset as of August 1, 2024 and must be in an amount equal to the greater of the rental rate for the prior period (i.e., $1,166,319 per annum) or an amount equal to 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building, as determined by a qualified, third-party appraisal (the “Appraised Rental”) which valuation is required to be as of February 1, 2024. As of the date of the loan agreement, the borrower and the Air Rights Tenant are in continuing negotiations regarding the amount of the Appraised Rental; provided, however, that such amount may not be lower than the rental rate for the prior period (i.e., $1,166,319 per annum). If the Appraised Rental is not finalized by August 1, 2024, the Air Rights Tenant will be required to continue to pay rent at the prior rental rate (i.e., $1,166,319 per annum), and upon determination of the Appraised Rental (assuming such rate is higher that the rental rate for the prior period), the Air Rights Tenant will pay the difference between the Appraised Rental and the rent paid on account for all months elapsed theretofore on the first day of the month following such determination. Upon resolution of the final rental rate, such rental rate will remain in effect through

E-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

July 31, 2047, at which time, the rental rate will again be the greater of the rental for the prior period or 1.6065% of the fair value of the combined land under the Non-Collateral Property and the West 52nd Street Building. This ground lease requires the Mortgagor, as landlord, to pay taxes, carry insurance, maintain and repair the Fifth Avenue Building and the West 52nd Street Building. This ground lease may be terminated in connection with a condemnation or if the Air Rights Tenant fails to pay its rent described above. Third, the Air Rights Tenant subleased the Fifth Avenue Building and the West 52nd Street Building to the Mortgagor’s predecessor-in-interest while retaining the then-unused development rights generated by the West 52nd Street Building above a horizontal plane starting at the top of the improvements then-located on the West 52nd Street Building. The exact amount of the development rights retained by the Air Rights Tenant is not stated in the related ground lease. This third ground lease is for a term of 99 years and 8 months, less 2 days, with rent payable by tenant in the amount of $1.00 per annum. The Mortgagor, as subtenant at the Fifth Avenue Building and the West 52nd Street Building, is required to, among other things, pay all taxes and carry insurance for the demised premises and may make alterations to the demised premises without consent; provided that the Mortgagor does not construct any improvement on the West 52nd Street Building that uses more floor area than the floor area used by the then-existing improvements. There is no affirmative maintenance or repair obligations, but the sublease does provide an indemnity in favor of the Air Rights Tenant, as sublandlord, if the Mortgagor fails to maintain the demised premises and comply with the laws for the demised premises. This sublease cannot be terminated except in connection with a condemnation.

2	City Creek Center	(34) Ground Leases	See exception to Representation and Warranty No. 5, above.

E-2-4

SCHEDULE E-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	640 5th Avenue

E-2-5

SCHEDULE E-2

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None.

E-2-6

SCHEDULE E-3

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-2-7

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

SUMMARY OF CERTIFICATES	3
IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES	12
IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS	13
SUMMARY OF TERMS	23
SUMMARY OF RISK FACTORS	55
RISK FACTORS	57
DESCRIPTION OF THE MORTGAGE POOL	145
TRANSACTION PARTIES	227
CREDIT RISK RETENTION	280
DESCRIPTION OF THE CERTIFICATES	287
DESCRIPTION OF THE MORTGAGE LOAN PURCHASE AGREEMENTS	321
POOLING AND SERVICING AGREEMENT	332
CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS	435
CERTAIN AFFILIATIONS, RELATIONSHIPS AND RELATED TRANSACTIONS INVOLVING TRANSACTION PARTIES	452
PENDING LEGAL PROCEEDINGS INVOLVING TRANSACTION PARTIES	454
USE OF PROCEEDS	454
YIELD AND MATURITY CONSIDERATIONS	455
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	463
CERTAIN STATE AND LOCAL TAX CONSIDERATIONS	475
METHOD OF DISTRIBUTION (CONFLICTS OF INTEREST)	476
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	478
WHERE YOU CAN FIND MORE INFORMATION	478
FINANCIAL INFORMATION	479
CERTAIN ERISA CONSIDERATIONS	479
LEGAL INVESTMENT	483
LEGAL MATTERS	484
RATINGS	484
INDEX OF DEFINED TERMS	486
ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C
ANNEX D-1	GERMAN AMERICAN CAPITAL CORPORATION, CITI REAL ESTATE FUNDING INC., BARCLAYS CAPITAL REAL ESTATE INC. AND BANK OF MONTREAL MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX D-4	EXCEPTIONS TO BMO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-4-1
ANNEX D-5	EXCEPTIONS TO BCREI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-5-1
ANNEX E-1	GOLDMAN SACHS MORTGAGE COMPANY MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$895,099,000
(Approximate)

Deutsche Mortgage & Asset Receiving
Corporation

Depositor

Benchmark 2024-V8 Mortgage Trust

Issuing Entity

Benchmark 2024-V8
Mortgage Trust Commercial Mortgage Pass-
Through Certificates,
Series 2024-V8

Class A-1	$15,468,000
Class A-2	$122,050,000
Class A-3	$569,471,000
Class A-M	$97,211,000
Class B	$53,025,000
Class C	$37,874,000

PROSPECTUS

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Citigroup

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC

Co-Lead Manager and Joint Bookrunner

BMO Capital Markets

Co-Lead Manager and Joint Bookrunner

Barclays

Co-Lead Manager and Joint Bookrunner

AmeriVet Securities

Co-Manager

Drexel Hamilton

Co-Manager

July  2, 2024